                                               Filed pursuant to Rule 424(b)(3)
                                                    Registration Nos. 333-76526
                                                                   333-76526-01
                                                                   333-76526-02
                                  PROSPECTUS

                               Elwood Energy LLC

                                Exchange Offer

                     8.159% Senior Secured Bonds due 2026

                                 ------------

Exchange Offer         We are offering to exchange new bonds registered with
                       the SEC for existing bonds we previously issued in an offering exempt from the SEC's registration requirements. The terms and conditions of the exchange offer are summarized below and more fully described in the prospectus. We will not receive any proceeds from this exchange offer, and we will pay all expenses associated with registering the new bonds.

Expiration Date        5:00 p.m. (New York City time) on March 14, 2002.

Withdrawal Rights      Any time before 5:00 p.m. (New York City time) on the
                       expiration date.

New Bonds              The new bonds will have the same financial terms as the
                       existing bonds. Interest on the new bonds will be payable on January 5 and July 5. The new bonds will not contain transfer restrictions. We do not plan to list the new bonds on any securities exchange.

U.S. Federal Income    We believe the exchange of existing bonds for new bonds
Tax Considerations     will not be a taxable event for U.S. federal income tax
                       purposes, but you should read "Federal Income Tax
                       Considerations" for more information.

Use of Prospectus by   Each broker-dealer that receives new bonds for its own
Broker-Dealers         account in this exchange offer must acknowledge that it
                       will deliver a prospectus in connection with any resale of the new bonds. The letter of transmittal to be used in connection with the exchange offer states that the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933 by so acknowledging and delivering a prospectus. This prospectus, as amended and supplemented from time to time, may be used by a broker-dealer for resales of new bonds received in exchange for existing bonds if the existing bonds were acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale for 90 days after the expiration date. For more information, see "Plan of Distribution".

   Investing in the bonds involves risk. See "Risk Factors" beginning on page
24.

   We are relying on the position of the SEC staff in certain interpretive letters to third parties to remove transfer restrictions on the new bonds.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is January 31, 2002.

                               ----------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................   24
Cautionary Statements Regarding
 Forward-Looking Information........   31
The Exchange Offer..................   32
Proceeds............................   41
Capitalization......................   41
Selected Historical Financial Data..   42
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   43
Our Business and Regulatory
 Environment........................   45
Ownership and Management............   54
Certain Relationships and Related
 Transactions.......................   56
Description of the Principal Project
 Documents..........................   57

                                     Page
                                     ----
Description of the New Bonds.......   95
Description of the Principal
 Financing Documents...............  101
Federal Income Tax Considerations..  117
Plan of Distribution...............  121
Legal Matters......................  122
Experts ...........................  122
Independent Engineer...............  122
Independent Power Market and Fuel
 Consultant........................  122
Where You Can Find More
 Information.......................  123
Elwood Energy LLC Financial
 Statements........................  F-1
Annex A--Definitions
Annex B--Independent Engineer's
 Report
Annex C-1--Power Market Report
Annex C-2--Fuel Consultant's Report

                               ----------------

   The bonds offered by this prospectus are obligations of Elwood Energy LLC and are not guaranteed by anyone else. We are required by the financing documents governing the bonds to maintain a debt service reserve account. Instead of depositing cash to meet this requirement, we may furnish a letter of credit or guaranty. For a more detailed discussion of this requirement, see "Description of the Principal Financing Documents--Deposit and Disbursement Agreement" beginning on page 110 in the prospectus. We have initially elected to provide several guaranties of Dominion Resources, Inc. and Peoples Energy Corporation to meet this requirement. This prospectus incorporates by reference documents containing important business and financial information concerning Dominion Resources and Peoples Energy. You may obtain this information without charge from Dominion Resources or Peoples Energy by written or oral request as described under "Where You Can Find More Information" on page 123. To obtain timely delivery of this information, you should make your request by March 7, 2002.

                               PROSPECTUS SUMMARY

   In this prospectus, the words "Company", "we", "our", "ours" and "us" refer only to Elwood Energy LLC and not to any of our parent or sister companies or anyone else. The following summary contains basic information about us and the exchange offer. It does not contain all of the information that is important to you. For a more complete understanding of our business and financial status and the bonds that we are offering, you should read carefully this entire prospectus and the other documents that we will refer you to.

                               THE EXCHANGE OFFER

   On October 23, 2001, we completed an offering of $402,000,000 of 8.159% Senior Secured Bonds due 2026. That offering was exempt from the SEC's registration requirements. In connection with that offering, we entered into a registration rights agreement with the initial purchasers that obligated us to use our reasonable best efforts to complete this exchange offer within 270 days.

   Terms of the Exchange. Following the initial scheduled principal payment date on January 5, 2002, $396,400,140 of the existing bonds remain outstanding. We are offering to exchange equal principal amounts of 8.159% Senior Secured Bonds due 2026 that have been registered under the Securities Act for all currently outstanding bonds. The form and terms of the new bonds will be identical to those of the existing bonds, except that the new bonds have been registered under the Securities Act and will not bear legends restricting their transfer. The new bonds will be issued under the same indenture and will be secured by the same assets. The new bonds will be issued in a minimum amount of $100,000 and in multiples of $100.00 in excess of $100,000, and may be exchanged for existing bonds only in those amounts.

   Interest on the Bonds. The new bonds will bear interest from January 5, 2002, the most recent date to which interest has been paid on the existing bonds. If your existing bonds are accepted for exchange, then you will receive interest on the new bonds and not on the existing bonds.

   Resale of the New Bonds. Based on SEC staff interpretations in no-action letters to third parties, we believe that the new bonds may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act so long as:

  . you are acquiring the new bonds in the ordinary course of your business;

  . you are not participating, do not intend to participate and have no agreement or understanding with any person to participate, in a distribution of the new bonds;

  . you are not a broker or dealer who purchased existing bonds for resale under Rule 144A or any other available exemption under the Securities Act; and

  . you are not our "affiliate" (as defined in Rule 405 under the Securities
    Act).

   If our belief is inaccurate and you transfer any new bond without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against that liability.

   Each broker-dealer that receives new bonds for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new bonds. The letter of transmittal to be used in connection with the exchange offer states that the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act by so acknowledging and delivering a prospectus. This prospectus, as amended and supplemented from time to time, may be used by a broker-dealer for resales of new bonds received in exchange for existing bonds if the existing bonds were acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale for 90 days after the expiration date. For more information, see "Plan of Distribution".

   Accepting the Exchange Offer. If you wish to exchange an existing bond, you must properly tender it in accordance with the terms described in this prospectus. We will exchange all existing bonds that are validly tendered, and not validly withdrawn, before the expiration date, subject to the conditions described under "The Exchange Offer--Conditions to the Exchange Offer". We will issue new bonds on, or promptly after, the expiration date.

   Expiration Date. The expiration date of the exchange offer will be 5:00 p.m. (New York City time) on March 14, 2002.

   Withdrawal Rights. You may withdraw your tender of existing bonds at any time before the expiration date.

   Conditions. The exchange offer is not contingent on any minimum amount of existing bonds being tendered for exchange. We may terminate the exchange offer or amend its terms if we determine at any time that the exchange offer may violate any applicable law, regulation or interpretation of the SEC staff or if the registration statement of which this prospectus is a part is subject to any SEC stop order.

   Procedures for Tendering Bonds. If you wish to tender your bonds, you must forward to the exchange agent before the expiration date

  . a properly completed and duly executed letter of transmittal, with any required signature guarantees, including all documents required by the letter of transmittal; or

  . if the existing notes are tendered in accordance with the book entry procedures described in this prospectus, an agent's message instead of a letter of transmittal together with

  .  your existing bonds; or

  . a timely book entry confirmation of transfer of the existing notes into the exchange agent's account at the Depositary Trust Company; or

  . the documentation required by the guaranteed delivery procedures described in this prospectus.

   Note to Beneficial Owners. If you are a beneficial owner of existing bonds that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, you must contact the record holder promptly if you wish to participate in this exchange offer.

   Guaranteed Delivery Procedures. If you wish to tender existing bonds and

  .  they are not immediately available; or

  . time will not permit delivery of the existing bonds and all required documentation to the exchange agent before the expiration date; or

  . you cannot complete the procedures for book entry transfer on a timely basis you may nevertheless validly tender the existing bonds if you comply with all the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering Existing Notes".

   U.S. Federal Income Tax Consequences. We believe the exchange of existing bonds for new bonds will not be a taxable event for U.S. federal income tax purposes. For additional information and a discussion of other U.S. federal income tax consequences of exchanging, acquiring, owning and disposing of the new bonds, see "Federal Income Tax Considerations".

   Proceeds. We will not receive any proceeds from the issue of the new bonds in the exchange offer. We will pay all costs of registering the new bonds and all fees and expenses of our counsel, accountants and the exchange agent in connection with the exchange offer.

   Exchange Agent. The exchange agent is Bank One Trust Company, National Association. Its address is 1 Bank One Plaza, Mail Code IL 1-0124, Chicago, Illinois 60670-0124, Attention: Exchange Floor, Global Corporate Trust Services.

                                  THE COMPANY

   Elwood Energy LLC. We are a Delaware limited liability company formed in 1998 for the purpose of developing, constructing, owning and operating a natural gas-fired, electric generation peaking facility in Elwood, Illinois, about 50 miles southwest of Chicago. We are indirectly owned in equal shares by Dominion Energy, Inc. ("DEI") and Peoples Energy Resources Corp. ("PERC"). DEI is the principal independent power subsidiary of Dominion Resources, Inc., a fully integrated gas and electric holding company with nearly 4 million customers, a 22,000 megawatt portfolio of electric power generation, 7,600 miles of gas transmission pipeline and an over 950 billion cubic foot natural gas storage network. PERC is a wholly-owned subsidiary of Peoples Energy Corporation, a diversified energy holding company which, through its subsidiaries, engages principally in natural gas utility operations and other energy businesses. Peoples Energy Corporation has assets of approximately $3.1 billion and serves approximately one million retail customers through a 6,000-mile distribution system in the City of Chicago and 54 other communities in northeastern Illinois.

   Our Facility. Our facility is a 1,409 megawatt electric generation peaking facility, consisting of nine natural gas-fired, simple-cycle units of approximately 156.5 megawatts each. Natural gas-fired units use natural gas as a fuel; simple-cycle units use natural gas-fired turbines to generate electricity on a stand-alone basis. Units 1-4 were completed in 1999 and have been in operation since then. Construction on Units 5-9 began in July 2000, and they reached commercial operation between May and July 2001. All nine units were built by General Electric Company under fixed price, turnkey contracts and use GE-7FA combustion turbines. See "Our Business and Regulatory Environment-- Description of Facility."

   Ownership Structure. The following chart details our ownership structure:

                          [OWNERSHIP STRUCTURE CHART]

   Project Participants. The following table identifies some of the principal customers and suppliers of, and participants in, our Facility:

                          [PROJECT PARTICIPANTS CHART]

Aquila/UtiliCorp............  Aquila Energy Marketing Corporation ("AEMC") and
                              UtiliCorp United, Inc. ("UtiliCorp"), which together are responsible for the purchase of energy and capacity of Units 5-8.

Cinergy.....................  Cinergy Marketing & Trading LLC, with which we have an agreement for fuel supply and management for our facility.

ComEd.......................  Commonwealth Edison Company, which supplies interconnection services for electric
                              transmission for our facility.

DEI.........................  Dominion Energy, Inc., one of our indirect owners.

DELSCO......................  Dominion Elwood Services Company, Inc., a wholly-
                              owned subsidiary of DEI that provides operation and maintenance services for us.

Dominion Elwood, Inc. ......  A wholly-owned subsidiary of DEI and the holder of a 50% membership interest in us.

Elwood II Holdings..........  Elwood II Holdings, LLC, our wholly-owned subsidiary, which is a party to two turbine procurement agreements with GE and an equipment sales agreement with us covering the turbines for Units 5-6.

Elwood III Holdings.........  Elwood III Holdings, LLC, our wholly-owned subsidiary, which is a party to two turbine procurement agreements with GE and two equipment sales agreements with us covering the turbines for Units 7-9.

Engage......................  Engage Energy America LLC, successor to the original purchaser of energy and capacity of Units 1-2. Engage has sold the energy and capacity to Exelon and has appointed Exelon as its agent to dispatch the units.

Exelon......................  Exelon Generation Company, LLC, which is responsible for the purchase of energy and capacity of Units 1-4 and 9.

GE..........................  General Electric Company, the engineering, procurement and construction contractor for our Facility.

Moody's.....................  Moody's Investors Service, Inc.

Nicor.......................  Northern Illinois Gas Company d/b/a Nicor Gas
                              Company, which supplies gas transportation and balancing services for our Facility.

PERC........................  Peoples Energy Resources Corp., one of our
                              indirect owners.

PGL.........................  The Peoples Gas Light and Coke Company, an
                              affiliate of PERC, which owns the 24-inch pipeline through which natural gas is physically delivered to us.

Pace........................  Pace Global Energy Services, LLC, the independent power market and fuel consultant, which has prepared the reports included as Annex C-1 and Annex C-2 to this prospectus.

Peoples Elwood, LLC.........  A wholly-owned subsidiary of PERC and the holder of a 50% membership interest in us.

S&P.........................  Standard & Poor's Ratings Group

Stone & Webster.............  Stone & Webster Consultants, Inc., the
                              independent engineer, which has prepared the report included as Annex B to this prospectus.

Selected Consolidated Financial Data

   The following summary historical financial data was derived from the audited historical consolidated financial statements of the Company.

                                                Years Ended September 30,
                                            -----------------------------------
                                              2001     2000      1999    1998
                                            -------- --------  -------- -------
Statement of Operations Data:
  Operating Revenues....................... $ 96,467 $ 56,849  $ 25,593 $   --
  Income before cumulative effect of a
   change in accounting principle..........   49,214   30,356    17,028     --
Balance Sheet Data:
  Total assets.............................  581,398  350,913   220,953  28,409
  Long-term obligations....................   14,437  130,126       --      --
Other Data:
  Ratio of earnings to fixed charges (1)...     4.1x     11.9x      --      --

   Intercompany transactions have been eliminated.
--------
(1) In computing the ratio of earnings to fixed charges, "earnings" are determined by adding total fixed charges (including interest capitalized) and amortization of interest capitalized to income before cumulative effect of a change in accounting principle. "Fixed charges" consist of interest charges and interest capitalized. Since the bonds were not issued until October 2001, historical ratio computations do not include debt service obligations associated with them.

   Power Sales. We have entered into four long-term power sales agreements with three purchasers as shown in the table on the following page. The power sales agreements provide for payment to us of (1) a monthly fixed fee "capacity charge" based on the tested capacity of the units, as adjusted for the performance reliability of our facility to meet dispatch; and (2) an energy payment composed of a fuel charge based on a published index price of gas and our facility's heat rate, plus certain variable operating and maintenance expenses. The overall effect of these contracts is to index energy pricing to the market price of natural gas, thereby mitigating our natural gas price risk.

Units                     Units 1-2      Units 1-4 & 9         Units 5-6            Units 7-8
-----------------------------------------------------------------------------------------------------------
Summer Capacity           313 MW (sold     783 MW (includes     313 MW                313 MW
                          by Engage to     313 MW purchased
                          Exelon)          from Engage through
                                           2004)
-----------------------------------------------------------------------------------------------------------
Term                      Through          Units 1-2: 1/1/05    Through 08/31/16      Through 08/31/17
                          12/31/04         through 12/31/12
                          (During          Units 3-4: Through
                          remaining        12/31/12
                          term, Engage     Unit 9: Through
                          PSA is trued     12/31/12
                          up to the
                          economics of
                          Exelon PSA)
-----------------------------------------------------------------------------------------------------------
Extension Term            None             None                 09/01/16-08/31/21     09/01/17-08/31/22
                                                                (at                   (at
                                                                Aquila/UtiliCorp's    Aquila/Utilicorp's
                                                                option)               option)
-----------------------------------------------------------------------------------------------------------
Rating/Security           Parent           Exelon (Baa1/A-)     UtiliCorp             UtiliCorp (Baa3/BBB)
                          Guarantee by                          (Baa3/BBB) is co-     is co-obligor. If
                          Westcoast                             obligor. If           UtiliCorp's rating
                          Energy, Inc                           UtiliCorp's rating    falls below
                          (NR/A-) for                           falls below           investment grade, a
                          $67 million                           investment grade,     six month capacity
                          (tied to                              a six month           charge LC is
                          capacity                              capacity charge LC    required. More of a
                          payment                               is required. More     downgrade requires a
                          obligations;                          of a downgrade        12 month LC.
                          declines over                         requires a 12
                          time)                                 month LC.
-----------------------------------------------------------------------------------------------------------
Key Terms
Dispatch limit (per       1,500 hours      1,500 hours per      2,500 hours per       2,500 hours per year
 unit):                   per year         year (Unit 9 @       year
                                           1,400 for 2001)
Guaranteed availability:  95% Summer       97% Summer           97% Summer            97% Summer
Minimum load:             60%              60%                  60%                   60%
Contracted heat rate:     N/A              10,900 Btu/kWh       10,787 Btu/kWh        10,787 Btu/kWh
Dispatch Notice:          One hour/Jun-    One hour/Jun-Sep     One hour & 25         One hour & 25
                          Sep 0600-2200,   0600-2200, Mon-Fri   minutes/Jun-Aug       minutes/Jun-Aug
                          Mon-Fri Three    Four hours/All       0600-2200, Mon-Sat    0600-2200, Mon-Sat
                          hours/All        other periods        Three hours/Sep       Three hours/Sep Day
                          other periods                         Day ahead/All         ahead/All other
                                                                other
-----------------------------------------------------------------------------------------------------------
Capacity Charge           $5.00/kW-m       Jan-May: $2.72/kW-m  Through Dec 2001:     Through Dec 2001:
(in kW per month)                          Jun: $6.53/kW-m      7.90/kW-m             $7.39/kW-m Jan 2002-
                                           Jul-Aug: $9.79/kW-m  Jan 2002-Aug 2016:    Aug 2017: $5.11/kW-m
                                           Sep: $4.35/kW-m      $5.11/kW-m            Sep 2017-Aug 2022:
                                           Oct-Dec $2.72/kW-m   Sep 2016-Aug 2021:    $4.90/kW-m
                                                                $4.90/kW-m
-----------------------------------------------------------------------------------------------------------
Energy Charge             $30-$35 per      Fuel Charge +        Fuel Charge +         Fuel Charge +
                          MWh              $1.50/MWh            $1.00/MWh             $1.00/MWh (escalated)
                          (before Exelon   (escalated)          (escalated)
                          true-up)
-----------------------------------------------------------------------------------------------------------
Fuel Charge
Base Fuel Charge:         N/A              Fuel Index Value +   Fuel Index Value +    Fuel Index Value +
                                           32(cents)/MMBtu      10(cents)/MMBtu       10(cents)/MMBtu
Changes to day-ahead      N/A              Fuel Index Value +   Fuel Index Value +    Fuel Index Value +
 schedule (Summer/Peak):                   32(cents)/MM Btu     15(cents)/MMBtu       15(cents)/MMBtu
Changes to day-ahead      N/A              Base Fuel Charge +   Base Fuel Charge +    Base Fuel Charge +
 schedule                                  32(cents)/MM Btu +   Quoted applicable     Quoted applicable
 (Non-Summer/Non-Peak):                    applicable           volumetric            volumetric balancing
                                           volumetric           balancing cost        cost
                                           balancing cost
-----------------------------------------------------------------------------------------------------------
Start-up Charge:          $2,500           $3,250 (escalated)   $2,500 (escalated)    $2,500 (escalated)
-----------------------------------------------------------------------------------------------------------

Fuel Index Value = Gas Daily, Daily Price Survey, Midpoint for Chicago-LDCs, large end users

   Our agreement with Engage covers Units 1-2 through December 31, 2004; our agreement with Exelon covers Units 3, 4 and 9 through December 31, 2012 and Units 1-2 from January 1, 2005 through December 31, 2012; and our two agreements with Aquila/UtiliCorp cover Units 5-6 and 7-8 for terms expiring on August 31, 2016 and August 31, 2017, respectively. Aquila/UtiliCorp may extend the term of each of its contracts by an additional five years at its option. In connection with its analysis of the Mid-America Interconnected Network ("MAIN") electric power market, Pace has concluded that based on the payment structure of the Aquila/UtiliCorp power sales agreements, our facility's forecast dispatch profile, forecast market-clearing prices and the energy and capacity revenues and volatility values for Aquila/UtiliCorp from reselling the output and capacity of Units 5-8, it is likely that Aquila/UtiliCorp will have economic incentives to exercise these extension options. See "Annex C-1-- Executive Summary--Power Sales Agreements--Extension of Aquila Power Sales Agreements."

   When our agreements with Exelon and Aquila/UtiliCorp expire, we plan to enter into new long-term power sales agreements (by extending or renewing contracts with our existing customers or entering into new third party contracts). If we cannot enter into long-term power sales agreements, we will sell the capacity and energy from our facility on a "merchant" basis. Merchant marketing may involve the sale of the capacity and energy of the facility on a shorter-term "spot" basis and/or the use of hedging products to manage volatility.

   Engage has sold the energy and capacity of Units 1 and 2 during the remaining term of its contract with us to Exelon and has appointed Exelon as its agent to dispatch the units. We have entered into a "true up" arrangement with Exelon that puts both of us in essentially the same economic position as would exist if Units 1 and 2 were currently part of the Exelon contract. The "true up" calculates the differences between various pricing and operational parameters of our agreement with Engage and those in our agreement with Exelon. The difference will appear as an increase or a decrease to the monthly payment calculation under the Exelon agreement such that the ultimate cost of Exelon's purchase of energy and capacity from Engage for Units 1 and 2 is effectively the same as if Exelon purchased the capacity and energy of Units 1 and 2 directly from us under its agreement with us. We continue to bill, and receive payments from, Engage, in accordance with the terms of our agreement with Engage. So long as all parties perform their obligations, we are in essentially the same position we would be if the Exelon power sales agreement already covered all five units.

   Exelon and Aquila/UtiliCorp have exclusive rights to dispatch the units to which their respective contracts apply, but they must provide advance notice approximately one hour before start-up in the summer peak period hours and four hours before start-up in all other periods. Once dispatched, the units must generally run for no less than four hours. For a more complete description of our power sales agreements, see "Description of the Principal Project Documents--Power Sales Agreements."

   Exelon is the largest competitive electric generation company in the United States, as measured by owned and controlled megawatts. Exelon owns generation assets in the Mid-Atlantic and Midwest regions with net capacity of 19,159 MW, including 13,949 MW of nuclear capacity. Exelon also controls another 16,013 MW of capacity in the Midwest, Southeast and South Central regions through long-term power purchase agreements. Exelon has a 49.9% interest in Sithe Energies which owns and operates generation facilities and currently has 9,879 MW of capacity in operation, under construction or in advanced development. In addition, Exelon owns a 50% interest in AmerGen Energy Company, LLC, which owns three nuclear stations with a total generation capacity of 2,378 MW.

   The Exelon Power Team division is a major wholesale marketer of energy that uses Exelon's generation portfolio, transmission rights and expertise to provide generation to wholesale customers under long and short-term contracts.

   ComEd and Exelon are both units of Chicago-based Exelon Corporation, one of the nation's largest electric utilities. ComEd provides electric service to more than 3.4 million customers across Northern Illinois, covering 70 percent of the state's population.

   Exelon's long term unsecured debt is rated "Baa1" by Moody's Investors Service, Inc. ("Moody's") and "A-" by Standard & Poor's Ratings Group ("S&P").

   Engage Energy US, LP was originally formed in 1997 as a joint venture of the Coastal Corporation of Houston, Texas and Westcoast Energy Inc. of Vancouver, Canada. Engage Energy US, LP offered a range of energy services, including natural gas marketing and trading, electricity trading and sales, energy management services, structured storage and transportation related services. The joint venture was terminated on September 25, 2000. Following the termination, Westcoast Energy Inc. retained the right to use the Engage Energy name and certain natural gas and electric power endeavors. Westcoast Energy Inc. has substituted Engage Energy America LLC as the contract party in the power sales agreement with us. Westcoast Energy's long-term unsecured debt is rated "A-" by S&P and is unrated by Moody's.

   AEMC is a subsidiary of Aquila, Inc. which is based in Kansas City. UtiliCorp is the majority owner of Aquila, Inc. Aquila, Inc. is a leading wholesale energy merchant with a geographically diverse asset base and transportation network that includes electric power generation plants; natural gas gathering, transportation, processing and storage assets; and a coal blending and storage facility. UtiliCorp is a gas and electric utility serving over four million customers. UtiliCorp's long term unsecured debt is rated "Baa3" by Moody's and "BBB" by S&P.

   Fuel Supply. We have contracted for the purchase of firm gas supplies, as needed and generally only when our facility consumes gas, at a daily spot gas price under a fuel supply and management agreement with Cinergy. Pricing under this agreement references a published daily spot price, plus a nominal premium, which corresponds to the rate we charge for energy sold under our power sales agreements with Exelon and Aquila/UtiliCorp. Cinergy uses our retail gas agreement with Nicor to acquire gas supplies from the interstate pipelines described below, Nicor storage, Nicor supply or other sources at the Chicago hub to deliver supplies to Nicor and PGL for our facility's account. Under the Nicor contract, Cinergy may procure interstate supplies from Northern Border Pipeline Company ("NBPL"), Alliance Pipeline Company ("APL") or Natural Gas Pipeline Company of America ("NGPL"). These interstate pipelines allow Cinergy to acquire supplies from an array of supply regions, including Western Canada, the U.S. Rocky Mountains, the Mid-Continent region, and Gulf Coast sources, at the Chicago hub.

   The Cinergy contract terminates on April 30, 2002. The Cinergy service was bid and awarded in February 2001 at a time when natural gas supply prices were abnormally high. Natural gas prices have since declined and we have completed our first summer of operations as an expanded facility. We therefore believe we have the opportunity to enter into a contract on more favorable terms for a multi-year period with Cinergy or another national energy marketing company. For a more detailed description of our agreement with Cinergy, see "Description of the Principal Project Documents--Fuel Agreements."

   We believe we will have an ample supply of natural gas for our Facility. As our independent fuel consultant, Pace, has noted, we currently have the flexibility to acquire abundant gas supplies from numerous sources. A number of high pressure, high deliverability gas pipelines interconnect near Chicago and are linked to gas reserves in upstream basins. Pace expects that the gas resources from these basins will continue to be available through the term of the bonds. In addition, the development of liquid trading points throughout the United States and Canada and the Midwest's favorable location on the natural gas transportation grid should facilitate access to diverse sources and flexibility in meeting specific supply requirements. See "Annex C-2 --Risks and Risk Mitigation--Adequacy of Supply."

   Cinergy Corp., Cinergy's parent company, is a leading diversified energy company with year 2000 revenues of $8.4 billion. Cinergy Corp. has physical and financial gas trading capabilities of 35 billion cubic feet per day, and its regulated operations serve 500,000 gas customers. Cinergy's long term unsecured debt is rated "Baa2" by Moody's and "BBB+" by S&P.

   Gas Pipeline Interconnections and Fuel Transportation Services. PGL is the owner and operator of the pipeline delivering gas to the Facility, but Nicor holds the utility franchise for gas delivery services in the region where our facility is located. We have entered into a long-term transportation and storage balancing service agreement with Nicor for firm (non-interruptible) hourly delivery of fuel supplies to meet the firm power dispatch obligations at the Facility. Because Nicor only owns meters at our facility, Nicor renders this service with the support of PGL, through a companion agreement that contains substantially the same terms and conditions as our agreement with Nicor. See "Description of the Principal Project Documents--Fuel Agreements-- Nicor Transportation & Balancing Agreement."

   Nicor's year 2000 revenues were $2.3 billion. It provides natural gas service to more than 5.7 million people through a 29,000 mile distribution system. Nicor's long term unsecured debt is rated "A1" by Moody's and "AA" by S&P.

   Electric Interconnection. Interconnection to the electric power grid is provided by ComEd via a switchyard that we have constructed. See "Description of the Principal Project Documents--Interconnection Agreements." Transmission service beyond the interconnection point is currently the responsibility of our customers.

   Water Supply. The water supply for the Facility comes from wells on adjacent property owned by PERC. Our simple-cycle units require limited amounts of water in connection with their operations. PERC also provides other facility support and services to our Facility. See "Description of the Principal Project Documents--Common Facilities Agreement."

   Operations and Maintenance. We have no employees of our own. Operations and maintenance support is furnished by DELSCO under an operation and maintenance agreement which provides for the payment of an annual fee of $650,000, indexed to inflation, plus reimbursement for out-of-pocket costs. See "Description of the Principal Project Documents--Operations and Maintenance Agreement."

   Regulation. We have been certified as an exempt wholesale generator by the Federal Energy Regulatory Commission and are subject to its jurisdiction as to wholesale electric rates and other matters. We engage solely in wholesale sales of electricity to our power customers and are currently authorized to sell to such customers at market-based rates. Because of the nature of our business, we are subject to extensive environmental regulation. We are in material compliance with all applicable federal, state and local environmental laws and regulations. See "Our Business and Regulatory Environment--Competition and Energy Regulation and --Environmental Regulation."

   Risk Factors. We operate only a single facility in a heavily regulated environment that is currently subject to intense public scrutiny because of the volatile electric power market that prevailed in California during the past year. We are dependent on a limited number of customers and suppliers of fuel and services for the successful operation of our business. Investing in the bonds therefore involves operating, market, regulatory, financial and bankruptcy risks that are more fully described under "Risk Factors."

                                 The New Bonds

Securities Offered......  $396,400,140 principal amount of 8.159% Senior Secured
                          Exchange Bonds due 2026.

Issuer..................  Elwood Energy LLC

Maturity Date...........  July 5, 2026.

Interest Payment Dates..  January 5 and July 5

Scheduled Principal       We will be required to pay principal of the bonds every
Payments................  six months on each January 5 and July 5, as follows:

                                                           Percentage
                                                          of Principal
                   Payment Date                          Amount Payable*
                   ------------                          ---------------
                   Jan 5, 2002..........................      1.393%
                   Jul 5, 2002..........................      0.632
                   Jan 5, 2003..........................      2.903
                   Jul 5, 2003..........................      0.530
                   Jan 5, 2004..........................      2.998
                   Jul 5, 2004..........................      0.669
                   Jan 5, 2005..........................      3.194
                   Jul 5, 2005..........................      0.978
                   Jan 5, 2006..........................      3.478
                   Jul 5, 2006..........................      1.100
                   Jan 5, 2007..........................      3.460
                   Jul 5, 2007..........................      1.179
                   Jan 5, 2008..........................      3.644
                   Jul 5, 2008..........................      1.361
                   Jan 5, 2009..........................      3.801
                   Jul 5, 2009..........................      1.542
                   Jan 5, 2010..........................      4.007
                   Jul 5, 2010..........................      1.639
                   Jan 5, 2011..........................      4.139
                   Jul 5, 2011..........................      1.833
                   Jan 5, 2012..........................      4.443
                   Jul 5, 2012..........................      2.313
                   Jan 5, 2013..........................      5.061
                   Jul 5, 2013..........................      0.093
                   Jan 5, 2014..........................      1.949
                   Jul 5, 2014..........................      0.014
                   Jan 5, 2015..........................      1.852
                   Jul 5, 2015..........................      0.018
                   Jan 5, 2016..........................      2.057
                   Jul 5, 2016..........................      0.013
                   Jan 5, 2017..........................      1.421
                   Jul 5, 2017..........................      0.064
                   Jan 5, 2018..........................      3.212
                   Jul 5, 2018..........................      0.081
                   Jan 5, 2019..........................      3.592

                                                            Percentage
                                                           of Principal
                   Payment Date                           Amount Payable
                   ------------                           --------------
                   Jul 5, 2019...........................     0.042%
                   Jan 5, 2020...........................     3.846
                   Jul 5, 2020...........................     0.265
                   Jan 5, 2021...........................     4.879
                   Jul 5, 2021...........................     0.130
                   Jan 5, 2022...........................     6.410
                   Jul 5, 2022...........................     0.401
                   Jan 5, 2023...........................     4.991
                   Jul 5, 2023...........................     0.161
                   Jan 5, 2024...........................     2.366
                   Jul 5, 2024...........................     0.192
                   Jan 5, 2025...........................     2.991
                   Jul 5, 2025...........................     0.291
                   Jan 5, 2026...........................     1.943
                   Jul 5, 2026...........................     0.429

* Percentages are based on the initial aggregate principal amount of the existing bonds ($402,000,000). New bonds will be issued in the same nominal amounts and any payments of principal on the existing bonds before the exchange offer is completed will be credited against the new bonds.

Initial Average Life........  Approximately 12.0 years.

Ratings.....................  The existing bonds are rated "Baa3" by Moody's and "BBB-" by S&P.

Denomination................  We will issue the bonds in minimum denominations of $100,000 or any integral multiple of $100.00 in excess of that amount.

Ranking of the Bonds........  The bonds will be senior secured obligations and will rank equally in right of payment with all of our other existing and future senior secured obligations. The new bonds and any existing bonds that remain outstanding will be a single series.

Non-Recourse Obligations....  The obligations to pay principal of, premium, if any, and interest on the bonds will be solely our obligations. Neither our members, nor any of our affiliates, employees, officers, or directors or any other person or entity will guarantee the bonds or have any other obligation to make payments on the bonds.

Collateral..................  The bonds will be secured by:

                              . a first priority mortgage on our interest (which includes a leasehold interest) in our facility site, all fixtures thereon and all related easements, rights-of-way, servitudes, licenses and similar real property rights;

                              . a first priority security interest in all of our personal property, including, all of our equipment, inventory and other goods used in connection with our facility, all of our rights under the project documents to which we are a party, all accounts established by us under the deposit and disbursement agreement (other than the distribution account) and all funds on deposit therein, and all assignable governmental approvals obtained in connection with our facility;

                              . a pledge of all of the membership interests held in us by our members; and

                              . a pledge of all of the membership interests we hold in Elwood II Holdings and Elwood III Holdings, our wholly-owned subsidiaries, and a first priority security interest in payments made by us to Elwood II Holdings and Elwood III Holdings under the equipment sales agreements.

Redemption at the Option of
 the Issuer.................
                              We may redeem any or all of the bonds at a redemption price equal to:

                              . 100% of the principal amount of the bonds being redeemed, plus

                              . accrued and unpaid interest on the bonds being redeemed, plus

                              . a make-whole premium which is based on the rates of U.S. treasury securities having an interpolated maturity equal to the remaining average life of the bonds plus 50 basis points.

Mandatory Redemption
 Without Make-Whole
 Premium....................  If our facility is damaged or destroyed or taken by eminent domain, or if there is a defect in our title to the facility site, and

                              . we receive more than $5,000,000 of insurance or other proceeds because of the damage, destruction, taking or defect and we decide not to, or cannot, restore the facility or fix the title defect to make the facility operate on a commercially feasible basis, then we must use the proceeds we receive in excess of $5,000,000 to redeem bonds and prepay our other senior secured obligations; or

                              .   we receive insurance or other proceeds
                                  because of the damage, destruction, taking or defect and more than $5,000,000 of the proceeds are left over after we have restored the facility or fixed the title defect to make the facility operate on a commercially feasible basis, then we must use the remaining proceeds in excess of $5,000,000 to redeem bonds and prepay our other senior secured obligations.

                              If we receive more than $10,000,000 of proceeds from involuntary buy-outs of our power sales agreements, then we must use the proceeds in excess of $10,000,000 to redeem bonds and prepay our other senior secured obligations unless both Moody's and S&P confirm that the buy-out will not result in a downgrade of their then current ratings of the bonds.

                              If we receive more than $5,000,000 of proceeds in connection with a disposition of assets permitted by the terms of the indenture, then we must use the proceeds in excess of $5,000,000 to redeem bonds and to prepay our other senior secured obligations.

                              If we are required to redeem bonds with any of the proceeds described above, then the redemption price will be 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest on the bonds being redeemed.

Mandatory Redemption With
 Make-Whole Premium.........
                              If we receive more than $10,000,000 of proceeds from voluntary buy-outs of our power sales agreements, then we must use the proceeds in excess of $10,000,000 to redeem bonds and prepay our other senior secured obligations, unless both Moody's and S&P confirm that the buy-out will not result in a downgrade of their initial rating of the bonds. If we are required to redeem bonds with the proceeds of voluntary power sales agreement buy-outs, then the redemption price will be 100% of the principal amount of the bonds being redeemed, plus accrued and unpaid interest on the bonds being redeemed, plus a make-whole premium which is based on the rates of U.S. treasury securities having an interpolated maturity equal to the remaining average life of the bonds plus 50 basis points.

Redemption at the Option of
 the Bondholders............
                              If funds remain on deposit in the distribution suspense account for at least 12 months in a row, and

                              . we decide to have the holders of the bonds vote on whether we should use those funds to redeem bonds, and

                              .   holders of at least 66 2/3% of the
                                  outstanding bonds vote to require us to use those funds to redeem bonds,

                              then we will have to use the funds which have remained on deposit in the distribution suspense account for at least 12 months in a row to redeem bonds and our other senior secured obligations. If we are required to redeem bonds with those funds, then the redemption price will be 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest on the bonds being redeemed.

Change of Control...........  If DEI (or Dominion Resources, Inc. or any
                              successor entity that is a majority-owned subsidiary of Dominion Resources, Inc.) and PERC (or Peoples Energy Corporation or any successor entity that is a majority-owned subsidiary of Peoples Energy Corporation), collectively, cease to own, directly or indirectly, at least 50.1% of the membership interests in us, then we will be required, at the request of any holder of the bonds, to purchase bonds held by such holder at a purchase price equal to 101% of the aggregate principal amount of the bonds being redeemed plus accrued and unpaid interest unless this change of ownership resulted from a transfer to a "qualified transferee" or at least 66 2/3% of the holders of the outstanding bonds approve the change in ownership.

                              A "qualified transferee" is any person that acquires membership interests in us after the date of this offering so long as:

                              . such person has, or is controlled by a person that has, significant experience in the business of owning and operating facilities similar to our facility and an investment grade rating from both S&P and Moody's;

                              . the acquisition does not result in a default or event of default under the indenture;

                              .   the acquisition could not reasonably be
                                  expected to result in a material adverse effect on us, our business or our ability to perform under the transaction documents;

                              . the collateral agent receives a pledge of and lien on the acquired membership interests; and

                              . each of S&P and Moody's confirms the then current ratings on the bonds.

Operating Flow of Funds.....  We will deposit all of our revenues into the revenue account and the administrative agent will disburse these revenues each month (except as indicated below) in the following order of priority:

                              . First, to the O&M account to pay operating and maintenance expenses (including the repayment of any working capital facility used to pay operating and maintenance expenses) expected to be incurred in the next month;

                              .   Second, on the last day of each quarter
                                  beginning March 31, 2006 and ending on the date final payment is due with respect to certain sales tax obligations (which is anticipated to occur in 2011), an amount equal to the sales tax reserve requirement;

                              . Third, to the debt service payment account in an amount equal to 1/6 of all senior debt service (other than principal on debt service reserve letter of credit loans, but including principal on debt service reserve letter of credit bonds) that will be due on the next semi-annual bond payment date together with the appropriate portion of senior debt service payable more frequently than on a semi-annual basis;

                              . Fourth, to the DSR letter of credit loan principal account, in an amount (together with amounts already on deposit therein) equal to the appropriate portion of principal of debt service reserve letter of credit loans calculated based on the amortization schedule for such loans;

                              . Fifth, to the debt service reserve account, in an amount that, together with all amounts then on deposit therein, is equal to the senior debt service that will be due on the next semi-annual bond payment date (or, in certain circumstances beginning in 2013 an amount equal to the aggregate senior debt service that will be due on the next two bond payment dates);

                              .   Sixth, to the major maintenance reserve
                                  account in an amount equal to 1/6 of the difference between the scheduled balance in the account as of the next bond payment date (determined in annual consultation with the independent engineer) and amounts already on deposit therein or credited thereto as of the preceding bond payment date;

                              .   Seventh, beginning in December 2012 and
                                  ending in December 2023, to the PSA
                                  contingency reserve account, in an amount that equals the then current PSA contingency reserve requirement; and

                              .   Eighth, to the distribution suspense account.

                              If the distribution conditions set forth in the indenture are satisfied on any scheduled bond payment date, funds in the distribution suspense account may be transferred to the distribution account for distribution to us (See "Description of the Principal Financing Documents--Indenture-- Certain Covenants--Distributions").

12-Month Debt Service
 Reserve Requirement........
                              Beginning in 2013, we will be required to fund the debt service reserve account with an amount equal to the senior debt service that will be due on the next two scheduled bond payment dates unless:

                              .   we are party to power sales agreements
                                  meeting requirements specified in the
                                  indenture covering, in the aggregate, 75% or more of our facility's capacity for the consecutive period of four quarters following any date of determination;

                              and either:

                              . we have provided a guaranty from an entity that is rated at least "BBB" by S&P and "Baa2" by Moody's that will guarantee the difference between the amount of the debt service reserve calculated for two bond payment dates and the amount of the debt service reserve calculated for one bond payment date; or

                              . each of S&P and Moody's confirms that the failure to provide such a guaranty will not result in a downgrade of the then current rating of the bonds.

Reserve Account Letters of
 Credit and Guaranties......
                              We will be permitted to fund the sales tax reserve account, the major maintenance reserve account, the PSA contingency reserve account and the debt service reserve account, with separate acceptable letters of credit issued by a bank or other financial institution rated at least "A" by S&P and at least "A2" by Moody's. We will not be the account party on any sales tax reserve letter of credit, any major maintenance letter of credit or any PSA contingency letter of credit, but will be permitted to be the account party on any debt service reserve letter of credit. However, we will not be permitted to be the account party on any debt service reserve letter of credit unless, at the time of issuance, each of S&P and Moody's confirms that there will be no downgrade in the then current ratings on the bonds as a result of indebtedness incurred in respect of the DSR letter of credit or the underlying letter of credit agreement. Each drawing under a debt service reserve letter of credit will be converted into a loan (which we refer to as a debt service reserve letter of credit loan) that will mature in not less than five years after such drawing. Any such loan that is outstanding five years after the bonds are initially issued may be converted into a bond (which we refer to as a debt service reserve letter of credit bond).

                              We will also be permitted to satisfy our sales tax, major maintenance, PSA contingency and debt service reserve requirements through the issuance of one or more guaranties by entities whose long-term senior unsecured debt is rated at least "BBB" by S&P and "Baa2" by Moody's.

                              We initially plan to provide several guaranties issued by Dominion Resources, Inc. and Peoples Energy Corporation instead of depositing cash to maintain the debt service reserve requirement.

Covenants...................  We will agree to, among other things:

                              .   maintain our existence,

                              .   obtain and comply with applicable
                                  governmental approvals,

                              .   comply with applicable laws,

                              .   maintain insurance for our facility,

                              . provide financial statements, default notices and other notices to the trustee,

                              .   prepare a major maintenance plan,

                              . maintain our status as an exempt wholesale generator, and

                              .   pay our taxes.

                              We will agree not to, among other things:

                              . create any lien on our properties other than permitted liens (see "Description of the Principal Financing Documents--Indenture--
                                  Certain Covenants--Limitation on Liens"),

                              .   incur any indebtedness other than as
                                  permitted under the indenture (see
                                  "Description of the Principal Financing
                                  Documents--Indenture--Certain Covenants--
                                  Limitations on Indebtedness"),

                              .   make any distributions other than as
                                  permitted under the indenture,

                              .   engage in any business other than the
                                  development, financing, construction,
                                  operation and expansion of our facility,

                              . make any investment other than permitted investments, or

                              .   enter into certain non-arm's length
                                  transactions with our affiliates.

                              These affirmative and negative covenants are subject to a number of important qualifications and exceptions.

Book-Entry Form.............  The bonds will be issued in book-entry form only through the Depository Trust Company. See
                              "Description of the Bonds--Book-Entry, Delivery and Form." The new bonds and any existing bonds that remain outstanding will be represented by separate global bonds of the same series.

Trustee and Collateral
 Agent......................  Bank One Trust Company, National Association.

Independent Engineer........  The independent engineer will be responsible for:

                              . consulting with us on the annual adjustment to
                                amounts required to be on deposit in or
                                credited to the major maintenance reserve account;

                              . confirming that our entry into an agreement for
                                the purchase of replacement power will not result in a material adverse effect;

                              . confirming projected debt service coverage
                                ratios;

                              . commenting on our proposed annual operating
                                budget;

                              . certifying that our modification of a major
                                project document which would change the pricing or volume provisions of, or reduce the duration of, such document, will not result in a material adverse effect;

                              . certifying that our entry into any shared
                                facilities agreement in relation to new
                                generation facilities on land adjacent to our facility site will not result in a material adverse effect on the operation or technical integrity of our facility;

                              . reviewing replacement project documents that we
                                enter into; and

                              . determining, upon our receipt of insurance or
                                condemnation proceeds, whether:

                                (1)   it is commercially feasible to repair,
                                      restore or replace our facility to permit its operation on a commercially feasible basis; or

                                (2)   repairs, restoration or replacement of
                                      our facility undertaken by us permit our facility to operate on a commercially feasible basis.

Risk Factors................  You should carefully consider all of the information set forth in the prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" in making investment decisions concerning the bonds.

                       The Independent Engineer's Report

   Stone & Webster has prepared an Independent Technical Review (the "Independent Engineer's Report") of our facility (referred to in its and Pace's reports as the "Project"), which is attached as Annex B to this prospectus. Stone & Webster is a leading consulting engineering firm, which devotes a substantial portion of its resources to providing services related to the technical, environmental and economic aspects of electric power projects. The Independent Engineer's Report includes, among other things, a condition assessment, asset life evaluation, performance assessment, review of the significant project contracts, operation and maintenance review and a review of the site environmental assessment performed by Woodward-Clyde International-Americas. In addition, pro forma financial projections were prepared to examine cash flows available to support debt service coverage for the Project during the period the bonds are scheduled to remain outstanding.

   During the performance of its work, Stone & Webster relied on certain assumptions regarding material contingencies and other matters that are not within the control of the Company, Stone & Webster or any other person. These assumptions are inherently subject to significant uncertainties, and actual results will differ, perhaps materially, from those projected.

   Set forth below are the principal opinions that have been reached regarding the review of the Project. For a complete understanding of the assumptions upon which these opinions are based, the Independent Engineer's Report should be read in its entirety. On the basis of Stone & Webster's review and the assumptions set forth in the Independent Engineer's Report, Stone & Webster provides the following opinions:

  . The Project was found to be well maintained and in good condition. The Project has been designed, constructed, operated, and maintained according to good utility industry practice. The Project should function beyond the period of the debt term, provided equipment is operated and maintained in accordance with good utility industry practice. The Company has proven experience operating and maintaining power plants.

  . The Project participants have extensive corporate experience in the development, design, procurement, construction, testing, and operation of power plants and in procuring and transporting natural gas.

  . Stone & Webster reviewed the technical assumptions that were used as inputs to Pace's dispatch simulation model. The key input data in Pace's model such as claimed capacity, scheduled and forced outage rates, and heat rate are reasonable and are consistent with comparable units.

  . The anticipated performance of the Project, given the condition and capability of the units, is accurately reflected in the financial projections.

  . The Project is technically capable of performing at the capacity factors projected by Pace.

  . The operation and maintenance expenses forecasted for the Project are consistent with the staffing and operating plan and recent historical expenses for the Project. The operation and maintenance expenses appear reasonable and adequate to meet the Project's operation, maintenance and performance objectives.

  .  The Project staffing is reasonable for a peaking facility.

  . The overhaul schedules developed for the Project are prudent and consistent with current and forecasted operations. The overhaul expenses forecasted in the financial model are consistent with the overhaul schedules and should be adequate to support the continued operation of the Project through 2026.

  . The on-going repair/replacement expenses forecast for the Project are reasonable and consistent with the design of the assets and the projected capacity factors.

  . The Project is in compliance with current permit requirements. Phase I environmental site assessments, prepared by others, were provided for the Project and reviewed.

  . The technical assumptions assumed in the financial projections are reasonable and are consistent with the agreements. The financial model fairly presents, in Stone & Webster's judgment, projected revenues and projected expenses under the Base Case assumptions. Therefore, the financial projections are a reasonable forecast of the financial results under the Base Case assumptions.

  . The projected revenues are more than adequate to pay the annual operating and maintenance expenses (including provisions for major maintenance), other operating expenses, and debt service based on Stone & Webster's studies and analyses and the assumptions set forth in the Independent Engineer's Report. Contributions to major maintenance reserves and debt service reserves are excluded from the calculation of the cash flow available for debt service. The debt service requirements for each year are the payments to be made on July 5 of that year and January 5 the following year. The Base Case resulting minimum debt service coverage ratio ("DSCR") is 1.51x, occurring in 2005 and 2006. The Base Case resulting average DSCR is 3.60x. The following table summarizes the Base Case and sensitivities:

                       Base Case and Sensitivity Summary

                                             Minimum DSCR               Average DSCR
                                             ------------               ------------
        Base Case                               1.51x                      3.60x
        Increased O&M Cost                      1.49x                      3.56x
        Decreased Inflation Rate                1.51x                      3.36x
        High Gas Price Case                     1.50x                      3.58x
        Overbuild Case                          1.51x                      3.55x
        No Aquila Contract Extension            1.51x                      3.83x
        No Volatility Revenue                   1.51x                      2.97x

           The Independent Power Market and Fuel Consultant's Reports

   Pace, the independent power market and fuel consultant, has prepared two reports. These reports provide (i) an assessment of the Project's power sales agreements and the power market in which the Project operates (the "Power Market Consultant's Report"), and (ii) an evaluation of the fuel supply, transportation, storage/balancing and management arrangements for the Project (the "Fuel Consultant's Report"), respectively. You should read the complete copies of these reports, which are attached as Annex C-1 and Annex C-2, respectively, to this prospectus. Pace is not affiliated with us or any of our affiliates.

   Subject to the information contained, and assumptions made, in its report, Pace has expressed the following conclusions and key findings in the Power Market Consultant's Report:

  . The MAIN power market is emerging as a highly competitive market for wholesale power. The market's competitiveness is evidenced by the region's large volume of wholesale power transactions and the existence of the "Into-ComEd" electricity-trading hub upon which a standardized forward contract has been established. Overall, given the MAIN market's sizable demand growth, Pace's market price forecast, and the Project's competitive market position, the Project is expected to be highly competitive and valuable throughout the term of the bonds.

  . Pace anticipates that given the rapid pace of wholesale energy market development, a commercially operating and deregulated environment for retail customers' capacity and energy requirements will be implemented on a near- to mid-term basis for MAIN. Retail access began in Illinois for industrial consumers in October 1999, with full access scheduled to commence by May 2002 per the enactment of the "Electric Service Customer Choice and Rate Relief Act of 1997." The development of an all-in capacity and energy market will allow for sales to the retail marketplace and should provide additional flexibility and enhanced marketability for the Project's capacity and energy.

  .   The market for power in MAIN is characterized by:

   (a) Sustained energy demand growth expected to continue at a steady annual average pace of 1.47% over the forecasting horizon in the MAIN power market. This regional demand increase translates into approximately 1,100 MW of annual average demand.

   (b) Summer peak demand in the MAIN power market is forecast to increase from 50,066 MW in 2000 to 73,131 MW by 2026. This regional peak demand increase translates into the need for the addition of approximately 700 MW of peaking capacity per year to the MAIN power market through 2026.

   (c) A well-developed electric transmission system capable of transferring high volumes of electricity throughout the MAIN power market and covering over 4 states and approximately 6% of the U.S. power demand.

   (d) An installed capacity base (MW) dominated by base-load coal-fired, nuclear and hydro capacity representing 73% of installed generation capacity in 2001 and 67% in 2009.

   (e) Base-load coal-fired, nuclear and hydro capacity representing approximately 94% of electrical generation (MWh) by fuel type in 2001 and 69% in 2025.

   (f) Gas fired combined-cycle and combustion turbine capacity representing the near universal choice for capacity additions, driving gas-fired generation from a 6.2% share of generation in 2001 to 31.1% in 2025.

  . The most significant factors affecting the electricity pricing in the MAIN power market include fuel costs; the efficiency and replacement rate of existing generating assets and capital costs of replacing existing generating assets; the cost and efficiency of incremental capacity additions which are undertaken to meet future energy requirements and maintain system reliability; and increases in annual peak demand and energy requirements.

  . Pace's Base Case average market price forecasts for the Northern Illinois sub-region of MAIN range between a maximum value of $37.60/MWh in 2001 and a minimum value of $28.53/MWh in 2009 and average $30.42/MWh (measured in 1998 real dollars) over the life of the bonds. Pace expects that, while a high level of competitive capacity additions and declining gas prices will lower electricity prices between 2001 and 2009, prices will remain relatively stable over the remainder of the forecast period as sufficient capacity is constructed to meet demand and efficiency improvements offset a modest natural gas real price increase.

  . The Project represents a relatively low cost, competitive, and much needed resource for the growing MAIN market equaling only a small fraction of the capacity required in the MAIN power market. The Project is expected to be dispatched at an average annual capacity factor of 11.93%/1/ and realize average gross margins, including volatility values, of $82.93/kW-year (measured in 1998 real dollars). Gross margins range from a maximum of $104.30/kW-yr in 2001 to a minimum of $76.82/kW-yr in 2009 over the life of the bonds.

  . During the term of the Exelon power sales agreement which covers the dispatch of Units 1-4 and 9 until December 31, 2012, the Exelon units are expected to be dispatched at an average annual capacity factor of 3.39% and realize average gross margins including volatility values of $78.63/kW-year (measured in 1998 real dollars). Gross margins range from a maximum of $97.86/kW-yr in 2001 to a minimum of $71.93 kW-yr in 2009.

  . During the term of the Aquila/UtiliCorp power sales agreements, which cover the dispatch of Units 5-8 until August 31, 2022, the Aquila/UtiliCorp units are expected to be dispatched at an average capacity factor of 17.15% and realize average gross margins including volatility values of $87.22/kW-year (measured in 1998 real dollars). Gross margins range from a maximum of $112.43/kW-yr in 2001 to a minimum of $81.10/kW-yr in 2004.
--------------------
1 Results include the periods covered by the Exelon and Aquila/UtiliCorp power sales agreements in addition to the merchant period, which commences in 2022 after the expiry of the second extended Aquila/UtiliCorp power sales agreement.

  . Pace conducted a detailed evaluation of the potential volatility value of the Project. Given Pace's assumptions of market reserve margins, liquidity, and trading volatility, volatility value (net of insurance costs) adds $20.33/kW-yr or $28.6 million per year to Base Case revenues over the life of the bonds. Volatility value ranges from a maximum of $27.26/kW-yr or $38.4 million in 2001 to a minimum of $16.91/kW-yr or $23.8 million in 2004. Pace's Base Case revenue forecast contained in this report includes these volatility values.

  . Pace has determined that based upon the payment structure of the Aquila/UtiliCorp power sales agreements, the Project's forecast dispatch profile, forecast market-clearing prices and the energy and capacity revenues and volatility values that Aquila/UtiliCorp is forecast to earn by marketing the output and capacity of the Aquila/UtiliCorp units, a compelling economic incentive is likely to exist which would cause Aquila/UtiliCorp to exercise its option to extend the term of the Aquila/UtiliCorp power sales agreements for an additional 5-year period.

  . Pace's assumptions provide a conservative forecast of the Project's dispatch and resulting economics. Therefore, while the dispatch and revenues of peaking capacity can be highly volatile from year to year, Pace has removed much of the low side volatility through Pace's modeling assumptions. These considerations provide a high level of probability that Pace's Base Case forecast is likely to be more of a downside case when compared with actual Project results.

   For a more complete discussion of the methodology employed by Pace and the assumptions underlying the foregoing conclusions, see "Annex C-1--The Power Market Consultant's Report" and "Annex C-2--The Fuel Consultant's Report."

   Subject to the information contained, and assumptions made, in its report, Pace has expressed the following conclusions in the Fuel Consultant's Report:

  . The robust spot market at the Chicago hub will provide the Project with highly reliable gas supply at market-sensitive prices.

  . Pace expects that natural gas supply and transportation market liquidity will continue to grow in the Midwest United States with the introduction of new pipeline capacity, the geographic availability of aquifer storage capacity, the integration of new pipeline interconnections, and the development of new interstate and utility retail service offerings, thus enabling the Company to procure reliable supply on the spot market at the Chicago hub for the Project. Trading activity at the Chicago hub approximates 2 billion cubic feet per day, or about ten times the threshold Pace uses to define a liquid trading point.

  . The Company will purchase all of the Project's gas supplies on a delivered basis from Cinergy, a nationally recognized natural gas and electricity marketer, under a one-year, executed fuel supply and management agreement at a published Chicago daily spot price, plus a nominal premium.

  . The Company intends to negotiate a new multi-year fuel supply and management agreement for the Project with Cinergy or another national energy marketing company. A number of reputable and creditworthy natural gas suppliers and marketers operate in the Midwest United States natural gas markets that will be financially motivated to provide fuel management and gas supply services at competitive prices to the Company for the Project upon the expiration of the current fuel supply and management agreement.

  . Based on its experience in competitive power markets and regional natural gas markets, Cinergy is highly qualified to provide adequate fuel management and gas procurement expertise to match the Project's gas and power dispatch requirements. Moreover, Cinergy's compensation and required communications protocols identified in the executed fuel supply and management agreement are appropriate and consistent with industry norms.

  . Potential gas commodity price risk to the Company for the Project is fully mitigated by the energy payment terms contained in the executed power sales agreements and the Cinergy fuel supply and management agreement. The overall effect of these contracts is to index energy pricing to the market price of the natural gas commodity obtained by the Company for the Project.

  . The Company has entered into a long-term transportation and storage balancing service agreement for the Project with Nicor for firm (non-interruptible) hourly delivery of fuel supplies to meet the firm power dispatch obligations at the Facility. Initial terms under the gas transportation and balancing agreement with Nicor range from 41 months (Units 1-4) to 5 years (Units 5-9), but the Nicor transportation and balancing agreement can be extended for up to 5 years by giving 180 days written notice prior to expiration of the respective initial terms. The Nicor transportation and balancing agreement provides the Company access to purchase, rights to transport, and rights to store Chicago hub spot supplies for the Project.

  . Access to the Chicago hub via the Nicor transportation and balancing agreement is facilitated through the PGL system through a companion agreement that contains substantially the same terms and conditions as the Nicor transportation and balancing agreement.

  . The Project benefits from existing access to APL and NBPL receipts through PGL as well as the potential to establish direct connections with high-pressure interstate pipelines in close proximity to the Company such as Vector Pipeline, L.P. and ANR Pipeline Co.

                                  RISK FACTORS

   An investment in the bonds involves a significant degree of risk, including the risks described below. You should carefully consider the risks described below and the other information contained in this prospectus in making investment decisions concerning the Bonds.

 Operating and Business Risks

The operation of our facility involves many risks, including operating risks and the risk of events and competitive forces that are beyond our control.

   The operation of power generation facilities like ours involves many risks, including:

  .  performance below expected levels of output or efficiency;

  .  interruption in fuel supply or inadequate quality of supplied fuel;

  . power shutdown due to the breakdown or failure of our equipment or processes or shortages of replacement equipment or spare parts;

  . disruptions in our ability to deliver electricity, whether because of breakdowns or failures in electric grid transmission facilities and equipment or otherwise;

  . inability to operate within limits established by governmental permits or current or future environmental regulations;

  .  labor disputes; and

  . operator error or catastrophic events such as fires, earthquakes, lightning, explosions, floods or other similar occurrences that could result in personal injury, loss of life, environmental damage or severe damage to or destruction of our facility and suspension of its operations or disruption of the markets that it serves.

   We have two years' operating history with Units 1-4 and began commercial operations with Units 5-9 in the middle of 2001.

   If we do not operate our units efficiently and as required under our power sales agreements, we would experience reduced revenues (both with regard to the sale of energy and because in certain circumstances we may receive reduced capacity payments under our power sales agreements) and increased operating costs. This, in turn, could impair our ability to pay amounts due on the bonds.

   In addition, we are dependent primarily on internally generated cash flows for future capital expenditures, since our members are not required to contribute any more capital to us and our ability to issue additional indebtedness is limited. If we do not operate efficiently, or if for some other reason we are not able to generate sufficient funds, we may not be able to obtain sufficient capital for improvements to keep our facility competitive and to comply with environmental laws and regulations.

The insurance coverage that we have obtained may be inadequate to cover potential liabilities and losses.

   Although we maintain insurance consistent with industry standards to protect against operating and other risks, not all risks are insured or insurable. We cannot be sure that adequate insurance coverage for potential losses and liabilities will be available in the future on commercially reasonable terms or at commercially reasonable rates. In particular, the difficulty of obtaining adequate insurance at reasonable cost for certain risks may increase following the attacks on the World Trade Center and the Pentagon on September 11, 2001. If we experience a total or partial loss of our operating units, the proceeds of the applicable insurance policies may not be adequate to cover replacement costs or our lost revenues or increased expenses or to satisfy our obligations with respect to the bonds.

Changes in technology may significantly impact our business by making our power plant less competitive.

   Current state-of-the-art combustion technologies produce electric energy more efficiently and with less cost than older technologies. While we believe our facility is currently competitive, improvements in technology that we cannot match because of capital constraints, technology licensing barriers or otherwise may render it less competitive over time. In addition, a basic premise of our business is that generating power at central power plants achieves economies of scale and produces electricity at a low price. There are other technologies, including fuel cells, microturbines and photovoltaic (solar) cells, that can produce electricity, and research and development activities in such alternate technologies are ongoing. It is possible that advances will reduce the costs of alternative methods of electric generation to levels that are equal to or below the combustion technology we use.

We depend on a number of other entities to operate and maintain our facility and on a relatively small number of power purchasers to provide all of our revenues.

   We are highly dependent on other entities to operate our facility and produce revenues, including the following:

  . various entities for the supply of goods and services necessary for us to generate capacity and electric energy;

  .  Cinergy and Nicor for the supply and transportation of natural gas;

  .  DELSCO for operation and maintenance;

  . ComEd for our ability to deliver the electricity we generate to our power purchasers; and

  . Exelon, Aquila/UtiliCorp and Engage, during the term of our power sales agreements with them, to buy electric generating capacity and energy from us and to provide revenues.

   If any of these entities breach their obligations to us, or terminate their agreements with us, and if we cannot make adequate alternate arrangements, our revenues could decrease materially, or our costs increase, and we could be unable to make payments on the bonds or our other debt when due.

 Market Risks

Our fuel agreements will expire before the maturity of the bonds. After these agreements expire, we will have to find other sources of fuel supply that match up with our power sales agreements.

   Our fuel supply and management agreement with Cinergy is currently set to expire on April 30, 2002, and our gas transportation and balancing agreement with Nicor is set to expire in September 2004 for Units 1-4 and March 2006 for Units 5-9 (although we may extend the Nicor agreement through March 2011). Although Pace has concluded in its report that, based on the assumptions stated therein, market-priced natural gas and interstate transportation will be available in sufficient quantities to support our requirements throughout the term of the bonds, we cannot be sure this will be the case. See Annex C-2 for a fuller discussion of this issue.

   In addition, the pricing under our fuel supply arrangements and our power sales agreements are designed to work together so that we are effectively "tolling" natural gas, thereby mitigating our natural gas price risk. Our principal risk should therefore be adequacy of supply, but the liquidity of the natural gas market at our location should work to mitigate this risk. As long as the index we are using for both our fuel supply and power sales arrangements (published price in Gas Daily, Daily Price Survey, Midpoint for Chicago-LDCs, large end users (the "Gas Daily Average Price")) remains an effective market measure and our current supply and power sales arrangements remain in effect, we should have limited natural gas price risk. If there is a major market fluctuation so that the existing market index is no longer reliable, or if our power sales agreements were to terminate and we could not find buyers on similar terms, we could become subject to natural gas price risk in ways that could adversely affect our ability to pay our obligations under the bonds.

Our power sales agreements will expire before maturity of the bonds.

   Our power sales agreement with Exelon expires in December 2012 (as to Units 1-4 and 9) and our power sales agreements with Aquila/Utilicorp expire in August 2016 (as to Units 5-6) and August 2017 (as to Units 7-8). While Pace has concluded that there should be economic incentives for Aquila/UtiliCorp to exercise its five-year extension options provided in the agreements covering Units 5-8 (see "Annex C-1--Executive Summary--Power Sales Agreements--Extension of Aquila Power Sales Agreements"), we cannot be sure that all, or any, of these power sales agreements will be extended or renewed beyond these dates. We plan, from time to time before the scheduled expiration dates, to review the feasibility of extending or renewing our existing agreements or of entering into other long-term power sales agreements with other customers covering some or all of our capacity. If we cannot do so, either in whole or in part, we would expect to operate on a "merchant" basis, selling our capacity and energy on a shorter-term "spot" basis and/or using hedging products to manage volatility. While Pace has concluded that, in general based on the assumptions set forth in its power market assessment included in Annex C-1, we should be able to continue to generate revenues on a "merchant" basis, and we believe that the revenues projected by Pace would be sufficient to pay our obligations under the bonds, the effect of such factors as competition, technology change and economic conditions in the regional market we serve creates an inherent degree of uncertainty. We therefore cannot assure you that the revenues generated from future power sales agreements or merchant sales will be sufficient to allow us to pay our obligations under the bonds.

   Our status as an exempt wholesale generator ("EWG") under federal law prohibits us from making retail sales of electricity in the United States, although we may sell electricity to any power marketer, including one of our affiliates, which may in turn make retail electricity sales. We currently anticipate that electric capacity and energy we generate will be sold to our existing purchasers in the wholesale market during the terms of the contracts with them, and that we would continue thereafter to make sales into the wholesale market. Nevertheless, if we wanted to participate directly in the retail electric market, we would not be able to do so unless there were a change in federal law. See "Our Business and Regulatory Environment--Energy Regulation."

We will need access to the electric transmission grid after our current power sales agreements expire.

   Although we have entered into agreements with ComEd to interconnect our facility to its transmission systems, we do not have any agreements in place for the transmission of electricity beyond that point. As long as our current power sales agreements stay in place, the purchasers must obtain transmission service for the power purchased by them. If we need to find substitute purchasers at some point, we may have to obtain this service ourselves. The current regulatory framework does not allow transmission providers to deny access to electric generators on a discriminatory basis. We cannot be sure, however, that either under the current regulatory framework or under a different future regulatory structure, transmission service will always be available to us or that the price of available transmission service would enable us to compete effectively. If we were unable to obtain electric transmission service at competitive rates when needed, it could adversely affect our ability to pay our obligations under the bonds.

 Regulatory Risks

Our business is subject to substantial regulation and permitting requirements and may be adversely affected by changes in regulations or in the requirements.

   There are many federal, state and local laws that relate to power generation and that are designed to protect human health and the environment. These laws impose numerous requirements on the construction, ownership and operation of our generating units and the related infrastructure. For example, we must obtain and comply with permits for air emissions, wastewater discharges, and other regulated activities. Each permit contains its own set of requirements. We also must implement management practices for handling hazardous materials, preventing spills, planning for emergencies, ensuring worker safety, and addressing other operational issues. If we do not comply with these requirements, we could be prevented from operating some or all of the units, and we could be subject to civil or criminal liability and the imposition of liens or fines. Moreover, modifications to the units to comply with these requirements as they change over time could be required and could be expensive.

   In addition, the structure of federal and state energy regulation is currently, and likely will continue to be, subject to changes and restructuring proposals. It is difficult to predict what form these changes may take and what the impact may be on our operations. In particular, the volatile electric power market in California has brought heightened political attention to the area, which may result in additional regulatory controls on pricing (including price caps or other forms of price control) or operations of independent electric power producers. Furthermore, although we believe that we have obtained all material energy-related approvals currently required for our operations, we may require additional regulatory approvals in the future due to a change in existing laws and regulations, a change in our power purchasers or for other reasons.

   Our power purchasers and our suppliers are also subject to extensive regulation. Their operations could be adversely affected by the application of existing or future regulations to them, which could in turn make it difficult for them to fulfill their obligations to us.

   Laws and regulations affecting us may change in ways that could cause us to be unable to make payments on the bonds when due. For example, changes in laws or regulations (or in judicial or administrative interpretations of them) could impose more stringent or comprehensive requirements on the operation and maintenance of our facility, or could expose us to liability for actions taken in compliance with laws previously in effect or for actions taken or conditions caused by unrelated third parties. We may not be able to obtain or maintain from time to time all required regulatory approvals and permits. If there is a delay in obtaining any required regulatory approvals or permits, or if we fail to obtain and comply with any required regulatory approvals or permits, the operation of our facility or the sale of electricity to third parties could be prevented or become subject to additional costs.

   In addition, we could be responsible for the costs of remediating contamination from existing or future off-site sources that are subsequently identified as affecting, or having been affected by, our site. Any payment by us of such remediation costs could cause us to be unable to make payments on the bonds when due.

 Financing Risks

If we default on the bonds, your recourse will be limited to the assets and cash flows of our facility.

   We are the sole issuer of the bonds and will be responsible for making payments on the bonds. No one else (including our members, affiliates, directors, officers or the people who own or work for them or us) will be responsible for making payments on the bonds or will in any way guarantee the payment of the bonds. Our ability to make payments on the bonds will be entirely dependent on our ability to operate our facility at levels which will provide sufficient revenues, after payment of our operations and maintenance costs, to make payments on the bonds and our other obligations when due.

   The bonds will be secured only by our assets and a lien on the membership interests in our company. We cannot assure you that, if we default on the bonds and you foreclose on and sell our assets, you will receive sufficient proceeds to pay all amounts that we owe you on the bonds. In addition, you may not be able to effectively foreclose upon some of our assets, such as permits, without the consent of a third party, such as a governmental authority. We cannot be sure that if you try to foreclose on our assets, you will get all of the third party approvals that you need to do so effectively. Furthermore, if you exercise your right to foreclose on the collateral, transferring required government approvals to a purchaser or a new operator of our facility may require additional government approvals or proceedings, with consequent delays.

We may incur additional debt that could adversely affect you.

   Under the terms of the bonds, we may incur additional indebtedness to pay for letter of credit reimbursement obligations, certain capital improvements and modifications (more fully described as "required modifications" and "optional modifications" under "Description of the Bonds--Limitations on Indebtedness"), for working capital, and for other purposes. Some permitted indebtedness may rank equally in payment with the bonds and could result in lower debt service coverage ratios and cash available to pay amounts due on the bonds. We cannot be sure that the revenues of our facility would be sufficient to cover such increases in debt service payments. In addition, some types of additional indebtedness may share in the collateral that secures the bonds. This may reduce the benefits of the collateral to you and your ability to control actions taken with respect to the collateral.

We are relying on projections of the future performance of our facility, and these projections may not prove to be accurate.

   The independent engineer's report contains projections of our operating results based on assumptions and forecasts of our ability to generate revenue and of our expected costs. The independent engineer's report contains numerous qualifications and assumptions with regard to the information presented and the circumstances under which the analyses were performed. You should review the independent engineer's report, as well as these qualifications and assumptions, carefully. We have reviewed and accepted these projections on the basis of present knowledge and assumptions that we believe to be reasonable. The financing has been structured on the basis of these assumptions and projections, which relate to our expected revenues and expenses over the term of the bonds.

   For purposes of preparing the projections for the independent engineer's report, we made assumptions with respect to material contingencies and other matters that are not within our control. Accordingly, we cannot accurately predict the outcome of the events on which the projections were developed. These assumptions and the other assumptions used in the projections are inherently subject to significant uncertainties, and actual results may differ, perhaps materially, from those projected. Accordingly, the projections are not necessarily an indication of our future performance. Therefore, we assume no responsibility for their accuracy or for the accuracy of the independent engineer's report or the projections therein. No representation is made or intended, nor should any be inferred, with respect to the likely existence of any particular future set of facts or circumstances. Investors are cautioned not to place undue reliance on the projections. You should also note that our independent accountants have neither examined nor compiled the projections included in this prospectus and do not express any opinion or any other form of assurance about the projections. If actual results are less favorable than those shown in the projections or if the assumptions used in formulating the projections prove to be incorrect, our ability to pay amounts due on the bonds may be adversely affected.

   We do not intend to ask the independent engineer to provide any revised or updated projections or analysis of the differences between the projections and actual operating results.

There is no existing market for the bonds, and we cannot assure you that an active market will develop.

   Following completion of the exchange offer, the new bonds will be freely tradeable by most holders. See "The Exchange Offer--Resales of the New Bonds." We do not intend to apply for listing of the bonds on any securities exchange or on the Nasdaq National Market. There can be no assurance as to the liquidity of any market that may develop for the bonds, the ability of bondholders to sell their bonds, or the price at which bondholders will be able to sell their bonds. Future trading prices of the bonds will depend on many factors including, among other things, prevailing interest rates, our operating results and credit ratings, and the market for similar securities.

   The initial purchasers have informed us that they intend to make a market in the bonds after the completion of this offering. However, the initial purchasers are not required to make a market in the bonds, and they may cease market-making activities at any time without notice. In addition, any market-making activity will be subject to the limits of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We cannot be sure that an active market for the bonds will develop. Even if a market for the bonds does develop, there is necessarily uncertainty about the price at which you might be able to sell your bonds. If a market for the bonds does not develop, you may be unable to sell your bonds for an extended period of time, if at all. Consequently, you may not be able to liquidate your investment readily, and lenders may not readily accept the bonds as collateral for loans.

   Under current Exchange Act rules, we may only be required to file reports under the Exchange Act for one year after the registration statement of which this prospectus is a part was declared effective if we have fewer than 300 recordholders of the bonds. If we are not otherwise required to file Exchange Act reports after that time, any filing of reports with the SEC would be at our discretion. Although we would still be obligated to provide holders of the bonds with equivalent information, a decision not to file those reports would result in a lack of publicly available information and may affect the liquidity and marketability of the bonds.

   Credit ratings assigned to the bonds do not necessarily mean they are a suitable investment for you and may change over time.

   Moody's and S&P have assigned ratings to the new bonds of Baa3 and BBB-, respectively. A rating is not a recommendation to purchase, hold or sell the bonds, because a rating does not address market price or suitability for a particular investor. There can be no assurance that a rating will remain in effect for any given period of time. If, in its judgment, circumstances so warrant, a rating agency may lower or withdraw a rating entirely. In addition, because we are dependent on the creditworthiness of a limited number of customers and suppliers, changes in their credit outlook could adversely affect our credit rating.

 Bankruptcy Risks

Federal and state statutes allow courts, under specific circumstances, to void our obligations under the bonds.

   Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, our obligations under the bonds and/or the security documents could be voided or subordinated to all of our other debts if, among other things, at the time we issue the bonds, we:

  1) received less than reasonably equivalent value or fair consideration for the issuance of the bonds; and

  2)  were insolvent or rendered insolvent as a result of issuing the bonds;
      or

  3) were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  4) intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

   In addition, any payment that we made on the bonds could be voided and required to be returned to us or to a fund for the benefit of our creditors.

   The measures for insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

  1) the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all of our assets; or

  2) the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

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

  3)  we could not pay our debts as they became due.

   We do not believe that we will have received less than reasonably equivalent value or fair consideration for issuing the bonds. Also, we believe that, after giving effect to the issuance of the bonds, we will not be insolvent, we will not have unreasonably small capital for the business in which we are engaged, and we will not have incurred debts beyond our ability to pay those debts as they mature. However, we cannot be sure that a court would apply this standard or agree with our conclusions.

If we or the counterparties to our contracts are the subject of bankruptcy proceedings, your ability to foreclose on the collateral securing the bonds, as well as your receipt of payments on the bonds, could be significantly impaired.

   If we seek the protection of the bankruptcy laws, or if one of our creditors begins a bankruptcy proceeding against us, your rights to foreclose upon our assets are likely to be significantly impaired. In addition, we cannot predict how long payments on the bonds could be delayed following the commencement of a bankruptcy case involving us. Finally, because part of the collateral securing the bonds consists of our contracts, if we or any counterparty to any one of those contracts were the subject of bankruptcy proceedings, then we, the counterparty or a trustee appointed in our or the counterparty's bankruptcy case could choose to reject the contract. If that occurred, you could not specifically enforce the rejected contract.

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

          CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   This prospectus includes forward-looking statements. Statements that address activities, events or developments that may or will occur in the future, including such matters as projections, future capital expenditures, business strategy, competitive advantages and disadvantages, goals and market or industry developments, are forward-looking statements. We have based these forward-looking statements on our current expectations, and our and the independent consultants' and advisors' projections, about future events based upon our knowledge of facts as of the date of this prospectus and our and our independent consultants' assumptions about future events. These forward-looking statements are only expressions of intent, belief or expectations, and they are subject to various risks and uncertainties that may be outside our control, including, among other things:

  . governmental, statutory, regulatory or administrative changes or initiatives affecting us, our power plant or our contracts, including state or federal rate regulations and legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry;

  . operating risks, including equipment failure, environmental compliance issues, availability of our power plant, dispatch levels for our power plant, heat rate and output, electric transmission access and the amounts and timing of revenues and expenses;

  . market or business conditions and fluctuations in demand for energy or capacity in the markets in which we operate;

  . the enforceability of the long-term power sales agreements for our power plant;

  .  the ongoing creditworthiness of our power purchasers;

  . the cost and availability of fuel and gas transmission service for our power plant;

  . our ability to find replacement sources for fuel and purchasers of our power as our existing fuel supply and power sales agreements expire;

  . political, legal and economic conditions in the United States, including changes in commodity prices and interest rates and financial market conditions;

  .  weather and other natural phenomena; and

  . competition from other power plants, including new plants that may be developed in the future.

   In some cases, words like "anticipate," "estimate," "project," "plan," "expect" and similar expressions can help identify forward-looking statements in this prospectus.

   For additional factors that could affect the validity of our forward-looking statements, you should read "Risk Factors" on page 24. In light of these and other risks, uncertainties and assumptions, actual events or results may be very different from those expressed or implied in the forward-looking statements in this prospectus, or may not occur. We cannot and do not guarantee future results, events, levels of activity, performance or achievements. We do not undertake to publicly update or revise any forward-looking statement after the date of this prospectus, whether as a result of new information, future events or otherwise.

                               THE EXCHANGE OFFER

Purpose and Terms of the Exchange Offer

   The existing bonds were originally sold on October 23, 2001 in an offering that was exempt from the registration requirements of the Securities Act. As of the date of this prospectus, $396,400,140 in principal amount of existing bonds are outstanding. In connection with the sale of the existing bonds, we entered into a registration rights agreement in which we agreed to file with the SEC a registration statement covering the exchange of existing bonds for new bonds and to use our reasonable best efforts to cause the registration statement to become effective within 270 days. We also agreed to pay additional interest at a rate of 0.50% per annum on the existing bonds if the exchange offer were not completed within the specified period for so long as that failure continued. The additional interest would be payable on the existing bonds on the regular interest payment date.

   We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange all the outstanding existing bonds for new bonds that have been registered under the Securities Act. We will accept for exchange existing bonds that you properly tender before the expiration date and do not withdraw in accordance with the procedures described below. You may tender your existing bonds in whole or in part in minimum amounts of $100,000 and multiples of $100.00 in excess of $100,000 (in each case, based on original issue amount).

   The exchange offer is not conditioned upon the tender for exchange of any minimum aggregate principal amount of existing bonds. We reserve the right in our sole discretion to purchase or make offers for any existing bonds that remain outstanding after the expiration date or, as detailed under the caption "--Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase existing bonds in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer. There will be no fixed record date for determining the registered holders of the existing bonds entitled to participate in the exchange offer.

   Only a registered holder of the existing bonds (or the holder's legal representative or attorney-in-fact) may participate in the exchange offer. Holders of existing bonds do not have any appraisal or dissenters' rights in connection with the exchange offer. Existing bonds that are not tendered in, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and SEC rules and regulations.

   If we do not accept any existing bonds that you tender for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return the unaccepted existing bonds to you, without expense, after the expiration date.

   If you tender existing bonds in connection with the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of existing bonds. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "--Fees and Expenses."

   Each broker-dealer that receives new bonds for its own account in exchange for existing bonds, if such existing bonds were acquired by the broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new bonds. See "Plan of Distribution."

   We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing bonds into the exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into the exchange offer and, if so, the aggregate amount of existing bonds to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date, Extension and Amendments

   The term "expiration date" means 5:00 p.m., New York City time, on March 14, 2002 unless we extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which we extend the exchange offer.

   We expressly reserve the right, at any time or from time to time, so long as applicable law allows, to

  (1) delay our acceptance of existing bonds for exchange;

  (2) terminate or amend the exchange offer if, in the opinion of our counsel, completing the exchange offer would violate any applicable law, rule or regulation or any SEC staff interpretation; or

  (3) extend the expiration date and retain all existing bonds tendered into the exchange offer, subject, however, to your right to withdraw your tendered existing bonds as described under "--Withdrawal Rights."

   If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive any material condition of the exchange offer, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the existing bonds, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

   We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement to the public, other than by making a timely release to an appropriate news agency.

Procedures for Tendering the Existing Bonds

   Upon the terms and conditions of the exchange offer, we will exchange, and we will issue to the exchange agent, new bonds for existing bonds that have been validly tendered, and not validly withdrawn, promptly after the expiration date. The tender by a holder of any existing bonds and our acceptance of that holder's existing bonds will constitute a binding agreement between us and that holder subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

   Valid Tender

   We will deliver new bonds in exchange for existing bonds that have been validly tendered and accepted for exchange under the exchange offer. Except as set forth below, you will have validly tendered your existing bonds under the exchange offer if the exchange agent receives, before the expiration date, at the address listed under the caption "--Exchange Agent":

  (1) a properly completed and duly executed letter of transmittal, with any required signature guarantees, including all documents required by the letter of transmittal; or

  (2) if the existing bonds are tendered in accordance with the book entry procedures set forth below, an agent's message (described below) instead of a letter of transmittal.

   In addition, on or before the expiration date:

  (1) the exchange agent must receive the existing bonds along with the letter of transmittal; or

  (2) the exchange agent must receive a timely book-entry confirmation (described below) of a book-entry transfer of the tendered existing bonds into the exchange agent's account at The Depository Trust Company, along with a letter of transmittal or an agent's message in lieu of the letter of transmittal; or

  (3) the holder must comply with the guaranteed delivery procedures described below.

   Accordingly, we may not make delivery of new bonds to all tendering holders at the same time, because the time of delivery will depend upon when the exchange agent receives the existing bonds, book entry confirmations with respect to existing bonds and the other required documents.

   The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of existing bonds into the exchange agent's account at The Depository Trust Company. The term "agent's message" means a message, transmitted by The Depository Trust Company to and received by the exchange agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

   If you tender less than all of your existing bonds, you should fill in the amount of existing bonds you are tendering in the appropriate box on the letter of transmittal or, in the case of a book entry transfer, so indicate in an agent's message if you have not delivered a letter of transmittal. The entire amount of existing bonds delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

   If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and, unless waived by us, you must submit evidence satisfactory to us, in our sole discretion, of that person's authority to so act.

   If you are a beneficial owner of existing bonds that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, we urge you to contact this entity promptly if you wish to participate in the exchange offer.

   The method of delivery of the existing bonds, the letter of transmittal and all other required documents is at your option and at your sole risk, and delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery and you should obtain proper insurance. Do not send any letter of transmittal or existing bonds to the Company. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

   Book-Entry Transfer

   Holders who are participants in The Depository Trust Company tendering by book-entry transfer must execute the exchange through the Automated Tender Offer Program of The Depository Trust Company on or before the expiration date. The Depository Trust Company will verify this acceptance and execute a book-entry transfer of the tendered existing bonds into the exchange agent's account at The Depository Trust Company. The Depository Trust Company will then send to the exchange agent a book-entry confirmation including an agent's message confirming that The Depository Trust Company has received an express acknowledgement from the holder that the holder has received and agrees to be bound by the letter of transmittal and that the exchange agent and we may enforce the letter of transmittal against such holder. The book-entry confirmation must be received by the exchange agent in order for the exchange to be effective.

   The exchange agent will make a request to establish an account with respect to the existing bonds at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus unless the exchange agent already has established an account with The Depository Trust Company suitable for the exchange offer.

   Any financial institution that is a participant in The Depository Trust Company's book-entry transfer facility system may make a book-entry delivery of the existing bonds by causing The Depository Trust Company to transfer these existing bonds into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfers.

   If the tender is not made through the Automated Tender Offer Program, you must deliver the existing bonds and the applicable letter of transmittal, or a facsimile of the letter of transmittal, properly completed and duly executed, with any required signature guarantees, or an agent's message in lieu of a letter of transmittal, and any other required documents to the exchange agent at its address listed under the caption "--Exchange Agent" before the expiration date, or you must comply with the guaranteed delivery procedures set forth below in order for the tender to be effective.

   Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent and book-entry transfer to The Depository Trust Company in accordance with its procedures does not constitute delivery of the book-entry confirmation to the exchange agent.

   Signature Guarantees

   Signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are only required if:

  (1) existing bonds are registered in a name other than that of the person submitting a letter of transmittal or a notice of withdrawal; or

  (2) a registered holder completes the section entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. See "Instructions" in the letter of transmittal.

   In the case of (1) or (2) above, you must duly endorse the existing bonds or they must be accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution" that is a member of a medallion guarantee program, unless these existing bonds are surrendered on behalf of that eligible guarantor institution. An "eligible guarantor institution" includes the following:

  .  a bank;

  . a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

  .  a credit union;

  . a national securities exchange, registered securities association or clearing agency; or

  .  a savings association.

   Guaranteed Delivery

   If you desire to tender existing bonds into the exchange offer and:

  (1)  the existing bonds are not immediately available;

  (2) time will not permit delivery of the existing bonds and all required documents to the exchange agent on or before the expiration date; or

  (3) the procedures for book entry transfer cannot be completed on a timely basis;

you may nevertheless tender the existing bonds, if you comply with all of the following guaranteed delivery procedures:

  (1)  tender is made by or through an eligible guarantor institution;

  (2) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal. This eligible guarantor institution may deliver the Notice of Guaranteed Delivery by hand or by facsimile or deliver it by mail to the exchange agent; and

  (3) within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the exchange agent must receive:

    . the existing bonds, or book entry confirmation, representing all tendered existing bonds, in proper form for transfer;

    . a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal or, in the case of a book entry transfer, an agent's message in lieu of the letter of transmittal, with any required signature guarantees; and

    .  any other documents required by the letter of transmittal.

   Determination of Validity

    . We have the right, in our sole discretion, to determine all questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered existing bonds. Our determination will be final and binding on all parties.

    . We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders of existing bonds that we determine are not in proper form.

    . We reserve the absolute right, in our sole and absolute discretion, to refuse to accept for exchange a tender of existing bonds if our counsel advises us that the tender is unlawful.

    . We also reserve the absolute right, so long as applicable law allows, to waive any of the conditions of the exchange offer or any defect or irregularity in any tender of existing bonds of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

    . Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions relating to it, will be final and binding on all parties.

    . We will not consider the tender of existing bonds to have been validly made until all defects or irregularities with respect to the tender have been cured or waived.

    . We, our affiliates, the exchange agent, and any other person will not be under any duty to give any notification of any defects or irregularities in tenders and will not incur any liability for failure to give this notification, nor do we have any duty to provide notice of acceptance of the tender of existing bonds.

Acceptance for Exchange for the New Bonds

   For each existing bond accepted for exchange, the holder of the existing bond will receive a new bond having a principal amount equal to that of the surrendered existing bond. The new bonds will bear interest from the most recent date to which interest has been paid on the existing bonds. Accordingly, registered holders of new bonds on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Existing bonds accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer.

   Upon satisfaction or waiver of all of the conditions of the exchange offer, we will accept, promptly after the expiration date, all existing bonds properly tendered and will issue the new bonds promptly after acceptance of the existing bonds. See "--Conditions to the Exchange Offer." Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and exchanged, existing bonds validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent, with any oral notice promptly confirmed in writing by us, of our acceptance of these existing bonds for exchange in the exchange offer. The exchange agent will act as our agent for the purpose of receiving tenders of existing bonds, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving existing bonds, letters of transmittal and related documents and transmitting new bonds to holders who validly tendered existing bonds. The exchange agent will make the exchange promptly after the expiration date. If for any reason whatsoever:

  . the acceptance for exchange or the exchange of any existing bonds tendered in the exchange offer is delayed, whether before or after our acceptance for exchange of existing bonds;

  .  we extend the exchange offer; or

  . we are unable to accept for exchange or exchange existing bonds tendered in the exchange offer;

then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered existing bonds and these existing bonds may not be withdrawn unless tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

Interest

   For each existing bond that we accept for exchange, the existing bond holder will receive a new bond having a principal amount and final distribution date equal to that of the surrendered existing bond. Interest on the new bonds will accrue from January 5, 2002, the last interest payment date on which interest was paid on the existing bonds tendered for exchange. The next interest payment date will be July 5, 2002.

Resales of the New Bonds

   Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new bonds may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

  . you acquire any new bond in the ordinary course of your business;

  . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the new bonds;

  . you are not a broker-dealer who purchased existing bonds directly from us for resale under Rule 144A or any other available exemption under the Securities Act; and

  . you are not an "affiliate" (as defined in Rule 405 under the Securities
    Act) of our company.

   If our belief is inaccurate and you transfer any new bond without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your bonds from these requirements, you may incur liability under the Securities Act. We do not assume any liability or indemnify you against any liability under the Securities Act.

   Each broker-dealer that is issued new bonds for its own account in exchange for existing bonds must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new bonds. A broker-dealer that acquired existing bonds for its own account as a result of market making or other trading activities may use this prospectus for an offer to resell, resale or other retransfer of the new bonds.

Withdrawal Rights

   Except as otherwise provided in this prospectus, you may withdraw your tender of existing bonds at any time before the expiration date.

   In order for a withdrawal to be effective, you must deliver a written, telegraphic or facsimile transmission of a notice of withdrawal to the exchange agent at any of its addresses listed under the caption "--Exchange Agent" before the expiration date.

   Each notice of withdrawal must specify:

  (1) the name of the person who tendered the existing bonds to be withdrawn;

  (2) the aggregate principal amount of existing bonds to be withdrawn; and

  (3) if existing bonds have been tendered, the name of the registered holder of the existing bonds as set forth on the existing bonds, if different from that of the person who tendered these existing bonds.

   If you have delivered, or otherwise identified to the exchange agent, existing bonds, the notice of withdrawal must specify the serial numbers on the particular bonds to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of existing bonds tendered for the account of an eligible guarantor institution.

   If you have tendered existing bonds in accordance with the procedures for book entry transfer listed in "--Procedures for Tendering the Existing Bonds-- Book Entry Transfer," the notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawal of existing bonds and must otherwise comply with the procedures of The Depository Trust Company.

   You may not rescind a withdrawal of your tender of existing bonds.

   We will not consider existing bonds properly withdrawn to be validly tendered for purposes of the exchange offer. However, you may retender existing bonds at any subsequent time before the expiration date by following any of the procedures described above in "--Procedures for Tendering the Existing Bonds."

   We, in our sole discretion, will determine all questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices. Our determination will be final and binding on all parties. Neither we, our affiliates, the exchange agent and any other person have any duty to give any notification of any defects or irregularities in any notice of withdrawal and will not incur any liability for failure to give any such notification.

   We will return to the holder any existing bonds that have been tendered but which are withdrawn promptly after the withdrawal.

Conditions to the Exchange Offer

   Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any existing bonds. We may terminate the exchange offer, whether or not we have previously accepted any existing bonds for exchange, or we may waive any conditions to or amend the exchange offer, if we determine in our sole and absolute discretion that the exchange offer would violate applicable law or regulation or any applicable interpretation of the staff of the SEC.

Exchange Agent

   We have appointed Bank One Trust Company, National Association as exchange agent for the exchange offer. You should direct all deliveries of the letters of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letters of transmittal to the exchange agent as follows:

      By Facsimile:          By Registered or         By Hand/Overnight
     (312) 407-8853           Certified Mail:             Delivery:
                          Bank One Trust Company,  Bank One Trust Company,
                                   N.A.                     N.A.
                             1 Bank One Plaza      One North State Street
                            Mail Suite IL1-0124           9th Floor
                         Chicago, Illinois 60670-  Chicago, Illinois 60602
                                   0124             Attention: Exchanges
                            Attention: Exchange
                          Floor Global Corporate
                              Trust Services

                             Confirm by telephone:
                                (800) 524-9472

   For additional information, you may call (800) 524-9472.

   Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

   We will bear the expenses of soliciting tenders of the existing bonds. We will make the initial solicitation by mail; however, we may decide to make additional solicitations personally or by telephone or other means through our officers, agents, directors or employees.

   We have not retained any dealer-manager or similar agent in connection with the exchange offer and we will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent and trustee reasonable and customary fees for its services and will reimburse it for its reasonable out of pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out of pocket expenses they incur in forwarding copies of this prospectus and related documents to the beneficial owners of existing bonds, and in handling or tendering bonds for their customers.

Transfer Taxes

   Holders who tender their existing bonds will not be obligated to pay any transfer taxes in connection with the exchange, except that if:

  . you want us to deliver new bonds to any person other than the registered holder of the existing bonds tendered;

  . you want us to issue the new bonds in the name of any person other than the registered holder of the existing bonds tendered; or

  . a transfer tax is imposed for any reason other than the exchange of existing bonds in connection with the exchange offer;

then you will be liable for the amount of any transfer tax, whether imposed on the registered holder or any other person. If you do not submit satisfactory evidence of payment of such transfer tax or exemption from such transfer tax with the letter of transmittal, the amount of this transfer tax will be billed directly to the tendering holder.

Consequences of Exchanging or Failing to Exchange Existing Bonds

   Holders of existing bonds who do not exchange their existing bonds for new bonds in the exchange offer will continue to be subject to the provisions of the indenture regarding transfer and exchange of the existing bonds and the restrictions on transfer of the existing bonds set forth on the legend on the existing bonds. In general, the existing bonds may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

   Based on interpretations by the staff of the SEC, as detailed in no-action letters issued to third parties, we believe that new bonds issued in the exchange offer in exchange for existing bonds may be offered for resale, resold or otherwise transferred by you (unless you are an "affiliate" of our company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new bonds are acquired in the ordinary course of your business, you have no arrangement or understanding with any person to participate in the distribution of these new bonds and you are not a broker-dealer who purchased existing bonds directly from us for resale under Rule 144A or any other available exemption under the Securities Act. However, we do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer.

   Each holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new bonds and has no arrangement or understanding to participate in a distribution of new bonds. If any holder is an affiliate of our company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the new bonds to be acquired under the exchange offer, the holder:

  .  cannot rely on the applicable interpretations of the staff of the SEC;
     and

  . must comply with the registration and prospectus delivery requirements of the Securities Act.

   Each broker-dealer that receives new bonds for its own account in exchange for existing bonds, if its existing bonds were acquired as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new bonds. See "Plan of Distribution."

   In addition, to comply with state securities laws, the new bonds may not be offered or sold in any state unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new bonds to "qualified institutional buyers" (as defined under Rule 144A of the Securities
Act) is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of the new bonds in any state where an exemption from registration or qualification is required and not available.

                                    PROCEEDS

   We will not receive any cash proceeds from the issuance of the new bonds. We used the net proceeds of the existing bonds together with available cash, for the following purposes:

  .  working capital;

  . financing, legal, and consulting fees and expenses associated with the transaction;

  .  required funding of the major maintenance reserve account;

  . payments for residual construction costs, principally payments under our contracts with GE; and

  . repayment in full of indebtedness outstanding under existing intercompany loans provided by our owners and partial reimbursement of our owners for advances or capital contributions to us that we had used to pay the costs of developing, constructing and financing our facility.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 2001, and as adjusted to give effect to the issuance of the existing bonds and related transactions:

                                                      Actual     As Adjusted
                                                     ----------- -------------
                                                     (amounts in thousands)
   Cash and equivalents (including restricted
    cash)........................................... $        74  $    16,855
                                                     ===========  ===========
   Intercompany debt................................ $   275,843  $       -0-
   Senior Secured Bonds.............................         -0-      402,000
                                                     -----------  -----------
     Total debt..................................... $   275,843  $   402,000
   Members' capital.................................     229,528      132,462
                                                     -----------  -----------
     Total capitalization........................... $   505,371  $   534,462

                       SELECTED HISTORICAL FINANCIAL DATA

   Until August 2001, Elwood Energy LLC owned only Units 1-4, and Units 5-9 were held in separate companies. On August 3, 2001, completion of the merger of the other companies into Elwood Energy LLC occurred so that Elwood Energy LLC, together with its subsidiaries, now owns the entire facility. The merger has been accounted for on the historical cost basis and the financial information for all periods presented has been combined.

                                                     Year Ended September 30,
                                                     --------------------------
                                                       2001      2000    1999
                                                     --------  -------- -------
                                                          (In thousands)
Selected Income Statement Data:
Operating Revenues
  Electric sales.................................... $ 88,270  $ 56,849 $25,593
  Gain on settlement of derivative..................    8,197
                                                     --------  -------- -------
    Total operating revenues........................   96,467    56,849  25,593
                                                     --------  -------- -------
Operating Expenses
  Fuel..............................................   23,779    16,045   4,439
  Operations........................................    3,750     2,470   1,248
  General and administrative........................      882       371     504
  Other taxes.......................................      201       288      61
  Depreciation......................................   15,837     8,233   3,085
                                                     --------  -------- -------
    Total operating expenses........................   44,207    27,407   9,337
                                                     --------  -------- -------
  Operating income..................................   52,018    29,442  16,256
                                                     --------  -------- -------
  Interest expense..................................   (3,937)      --      --
  Interest income...................................    1,132       913      51
  Other income......................................        1         1     721
  Cumulative effect of change in accounting
   principle........................................      158       --      --
                                                     --------  -------- -------
  Net income........................................ $ 49,372  $ 30,356 $17,028
                                                     ========  ======== =======

                                                            As of September 30,
                                                            -------------------
                                                              2001      2000
                                                            --------- ---------
                                                              (In thousands)
Selected Balance Sheet Data:
  Cash and cash equivalents................................ $      74 $   8,533
  Note receivable from affiliate...........................    32,406    17,704
  Property, plant & equipment, net.........................   514,289   313,625
  Total assets.............................................   581,398   350,913
  Notes payable to affiliates..............................   275,843   130,126
  Total liabilities........................................   351,870   138,857
  Total members' capital...................................   229,528   212,056

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This discussion should be read in conjunction with our audited financial statements contained in this registration statement, as well as "Selected Historical Financial Data".

General

   The Company owns a 1,409 megawatt electric generation peaking facility, consisting of nine natural gas-fired, simple-cycle units of approximately 156.5 megawatts each. Units 1-4, totaling 626 megawatts, were completed and achieved commercial operation in July 1999. Construction on Units 5-9, totaling 783 megawatts, began in July 2000 and the units reached commercial operation between May and July 2001. Our revenues are primarily derived from, and costs are incurred in connection with, the generation and sale of electricity under long-term power sales agreements.

   In August 2001, Elwood Energy LLC merged with Elwood Energy II, LLC and Elwood Energy III, LLC, with Elwood Energy LLC as the surviving entity. All of the entities that participated in the merger were owned 50% by Dominion Elwood, Inc. and affiliates and 50% by Peoples Elwood LLC and affiliates. The merger has been accounted for on the historical cost basis and the results of operations for all periods presented have been combined.

Results of Operations

   2001. In fiscal year 2001 we earned net income of $49,372,000 on electric sales of $88,270,000 and total revenues of $96,467,000. As in 2000, electric sales revenues consisted of payments under the Engage and Exelon power sales agreements. In addition, Units 5-9 achieved commercial operation in May/June of 2001, so revenues included approximately three months of payments under the Aquila power sales agreements. Electric sales revenues consisted of capacity, energy and start-up payments of $69,135,000, $18,269,000 and $866,000, respectively. Net income was higher than in fiscal 2000 primarily due to the addition of Units 5-9 and a gain from closing all open hedge positions in February 2001. These open positions were closed in conjunction with the execution of an amended power sales agreement with Exelon as of March 1, 2001 that mitigated our natural gas risk.

   The increase in net income was partially offset by higher depreciation, operating expenses and interest expense. Revenues were higher due to the $8 million gain recognized as a result of closing our open hedge positions and increased energy sales due to the additional units being available. Increased capacity revenues, resulting from Units 5-9 achieving commercial operation, were partially offset by the higher capacity rates in effect for Units 1-4 during portions of the 2000 period. Increased fuel costs for the period prior to the execution of the amended Exelon agreement generally offset the increased electric revenues. Depreciation expense increased due to Units 5-9 achieving commercial operation. Other operating expenses increased primarily due to additional start-up, training and unit check out costs attributable to the new units. Interest expense increased due to the financing of Units 5-9 through the issuance of intercompany debt.

   2000. Fiscal year 2000 was our first full year of operation of Units 1-4. We earned net income of $30,356,000 on electric sales of $56,849,000, which was consistent with expectations. As in 1999, electric sales revenues consisted of capacity, energy and start-up payments of $42,051,000, $14,047,000 and $751,000, respectively, under the Engage and Exelon power sales agreements. Capacity payments reflected the scheduled reduction in capacity rates mentioned above.

   Fuel costs in 2000 reflected higher natural gas commodity prices. We entered into commodity natural gas hedges as a means to control fluctuations in natural gas prices. A $4 million gain on the hedges was recognized as a reduction to fuel expense.

   Interest income of $913,000 reflects our credit agreement with DEI under which the Company loaned excess funds to DEI at competitive interest rates pending distribution to members.

   1999. Because Units 1-4 achieved commercial operation in July 1999, the Company had approximately 2 1/2 months of commercial operation in the fiscal year ending September 30, 1999. The Company earned net income of $17,028,000 on electric sales of $25,593,000. Electric sales revenues consisted of capacity, energy and start-up payments of $18,721,000, $6,544,000 and $328,000, respectively, under the Engage and Exelon power sales agreements.

   Capacity revenues and net income were relatively high due to two factors. The first was the higher capacity rates in effect under our power sales agreements during the first partial contract year ending December 31, 1999. We received capacity payments of $9.00/kW-month and $10.85/kW-month from Engage and Exelon, respectively, during that year, after which the capacity payments reduced to $5.00kW-month for the remaining term of both agreements. The second was our recording of capacity revenues based on estimated operating hours of the plant, in accordance with Emerging Issues Task Force (EITF) Issue 91-6, Revenue Recognition of Long-Term Power Sales Contracts. This accounting treatment allocated a large portion of annual capacity revenue to the summer months when the highest level of generation activity occurred.

   Operations and general and administrative expenses were relatively high during that year due to the need to have operating staff in place for approximately eight months to provide for start-up, training, contractor support and unit check out.

   All funding for the Company was provided by advances and capital contributions from its members and from cash flow from operations after commencement of commercial operations in July 1999. There was thus no interest expense in fiscal 1999.

Liquidity and Capital Resources

   Internal Sources of Liquidity. Cash flows from operating activities provided $90 million, $32 million and $24 million during the years ended September 30, 2001, 2000 and 1999, respectively. Short-term cash requirements not met by the timing or amount of cash flows from operations were generally satisfied with proceeds from short-term borrowings from DEI and PERC. Long-term cash needs were met through additional capital contributions and borrowings from members.

   Plant Financing. Units 1-4, constructed during years 1999 and 2000, were financed primarily using member contributed capital of $175,000,000. In connection with the construction of Units 5-9 during years 2000 and 2001, the Company borrowed funds under separate notes payable from both DEI and PERC. The total amounts borrowed from DEI and PERC were $135,950,000 and $138,893,000, respectively. Interest on related party advances and notes payable was calculated using DEI's internal borrowing rate. These notes were repaid using bond proceeds.

   Future Liquidity. The Company's generating facilities have been constructed within the last four years; no major plant additions relating to the existing units are planned. The Company does not have any existing revolving line of credit with DEI, PERC or a commercial bank, although the bond documents permit the Company to incur indebtedness to finance working capital. The Company's ability to incur other indebtedness will be limited as described under "Description of the Bonds--Indenture--Limitations on Indebtedness." In addition, the Company's members are not required to make any additional capital contributions to fund operations or capital expenditures. The Company will therefore be primarily dependent upon cash flows from operations to cover operating expenses, maintenance and routine capital expenditures, and debt service on the bonds.

                    OUR BUSINESS AND REGULATORY ENVIRONMENT

   Elwood Energy LLC is a Delaware limited liability company formed in 1998 to develop, finance, construct, own and operate a natural gas-fired, electric generation peaking facility (the "Facility") in Elwood, Illinois, about 50 miles southwest of Chicago. Construction began on Units 1-4 in 1998, and these units entered commercial operation in July 1999. Construction began on Units 5-9 in July 2000, and they entered commercial operation between May and July 2001.

   Indirect Owners. We are indirectly owned by DEI and PERC.

   DEI is a wholly-owned subsidiary of Dominion Resources, Inc. ("Dominion Resources"), a fully integrated gas and electric holding company with nearly 4 million customers, a 22,000 megawatt portfolio of electric power generation, 7,600 miles of gas transmission pipeline and an over 950 billion cubic foot natural gas storage network. DEI is Dominion Resources' principal independent power subsidiary and is also the parent corporation of a number of subsidiaries engaged in oil and gas exploration and production. DEI currently has assets of approximately $4.4 billion and operates generation facilities in Connecticut, West Virginia, and Illinois. Dominion Resources also owns Virginia Electric and Power Company ("Virginia Power"), an electric utility with generation facilities in Virginia, West Virginia and North Carolina and a 30,000 square mile service territory in Virginia and northeastern North Carolina.

   PERC is a wholly-owned subsidiary of Peoples Energy Corporation, a diversified energy holding company which, through its subsidiaries, engages principally in natural gas utility operations and other energy businesses. Peoples Energy Corporation's business operations are grouped in the following segments: gas distribution; power generation; midstream services; retail energy services; and oil and gas production. Peoples Energy Corporation's regulated subsidiaries purchase, store, distribute, sell and transport natural gas to approximately one million retail customers through a 6,000-mile distribution system serving the City of Chicago and 54 communities in northeastern Illinois. Peoples Energy Corporation has assets of approximately $3.1 billion. PERC was formed by Peoples Energy Corporation to engage in various unregulated wholesale energy-related businesses, including midstream services and power generation. PERC is engaged in the development, construction, operation and ownership of natural gas-fired electric generation facilities for the sale of electricity to electric utilities and marketers. PERC is actively pursuing power generation opportunities both regionally and throughout the country in addition to the further expansion of its existing facilities.

   Description of Facility. With the completion of Units 5-9, our Facility is a 1,409 megawatt electric generation peaking facility, consisting of nine natural gas-fired, simple-cycle units of approximately 156.5 megawatts each. Natural gas-fired units use natural gas as fuel; simple-cycle units use natural gas-fired turbines to generate electricity on a stand-alone basis. The Facility was constructed in two phases. The first phase began in 1998 and consisted of the installation of four GE-7FA combustion turbines, with GE as our engineering, procurement and construction contractor ("Phase I"). Phase I achieved commercial operation in July 1999. Based on the success of Phase I and continued demand for peaking power in the region, we broke ground on construction of the second phase of the Facility in July 2000 ("Phase II"). Phase II, which included an additional five GE-7FA combustion turbines, achieved commercial operation between May and July of 2001. All nine units can be operated from a common control room located in our general services building, or locally at the unit electrical control enclosures.

   Our Facility contains the following major equipment and systems:

  . General Electric GE-7FA gas combustion turbines with dry low NOx combustion technology;

  .  General Electric 7FH2 hydrogen cooled electric generators;

  .  Speedtronic(TM) Mark V turbine control systems;

  . fuel gas, compressed gas, exhaust, turning gear and starting, and compressor wash water systems;

  .  air quality control and monitoring systems; and

  . various auxiliary plant systems and associated equipment and buildings, including water systems, fire protection systems, and administration, training and maintenance buildings.

   The Facility is located on two adjoining parcels of land. The first, on which Units 1-4 are located, is an 21.5 acre parcel north of Noel Road and west of Patterson Road held by us under a ground lease with PERC. See "Description of the Principal Project Documents--Ground Lease." Units 5-9 are located on approximately 49.5 acres of land north of Noel Road and east of Patterson Road held by us in fee.

   Power Generation Equipment and Cycle. We purchased all nine GE-7FA gas combustion turbines from GE. All units generate power at 18 KV, which is stepped up with transformers to a nominal 345 KV for delivery to the interconnection point at the TSS-900 switching station. The TSS-900 switching station is located on approximately 8.5 acres of land at the corner of Noel Road and Patterson Road. This substation was constructed and commissioned by us and then conveyed to ComEd in accordance with Federal Energy Regulatory Commission ("FERC") regulations. Synchronizing of the units is performed via a low side generator breaker. The ComEd 345 KV system is divided into two systems for increased reliability, which are known as the "Red" system and the "Blue" system. Our units are connected to two distinct interconnection points in the TSS-900 switching station. Units 1-4 are connected to a ring bus configuration designated for the Red system, and Units 5-9 are connected to a ring bus designated for the Blue system. The Red and Blue systems operate on separate 345 KV lines. As a further enhancement to system reliability, the Red system can be cross-connected to the Blue system at TSS-900 to allow any of our generators to connect to either system should a single system be down for maintenance.

   Gas is supplied to our units through separate gas measurement and pressure reduction stations operated by Nicor. Units 1-4 have separate metering from Units 5-9. Phase II is further divided into a system that supplies gas to Units 5-8 and a system that supplies gas to Unit 9. The gas is passed through scrubbers, filters, and preheaters before arriving at the operating unit.

   Stone & Webster discusses the major technical components of our Facility in its report, which is included in Annex B to this prospectus. We encourage you to read the Stone & Webster report in its entirety.

   Completion of Construction of our Facility. Construction of our Facility was completed in two phases: Units 1-4 achieved commercial operation in July 1999 and Units 5-9 all reached commercial operation by July 3, 2001. Construction was performed by GE on a fixed price, turnkey basis under five separate engineering, procurement and construction contracts covering the various units. We believe the warranty periods from GE are typical of those in projects similar to ours. For a more detailed discussion, see "Description of the Principal Project Documents--EPC Contracts."

   Power Sales. We have entered into four long-term power sale agreements with three purchasers. The power sales agreements provide for payment to us of (1) a monthly fixed fee "capacity charge" based on the tested capacity of the units, as adjusted for the performance reliability of the Facility to meet dispatch; and (2) an energy payment composed of a fuel charge based on a published index price of gas and the Facility's heat rate, plus certain variable operating and maintenance expenses. The overall effect of these contracts is to index energy pricing to the market price of natural gas, thereby mitigating our natural gas price risk.

   We have an agreement with Engage that covers Units 1-2 through December 31, 2004; an agreement with Exelon that covers Units 3, 4 and 9 through December 31, 2012 and Units 1-2 from January 1, 2005 through December 31, 2012; and two agreements with Aquila/UtiliCorp that cover Units 5-6 and 7-8, respectively, for terms expiring on August 31, 2016 and August 31, 2017. Aquila/UtiliCorp may extend the term of each of its contracts by an additional five years at its option. In connection with its analysis of the MAIN electric power market, Pace has concluded that based on the payment structure of the Aquila/UtiliCorp power sales agreements, our Facility's forecast dispatch profile, forecast market-clearing prices and the energy and capacity revenues and volatility values for Aquila/UtiliCorp from reselling the output and capacity of Units 5-8, it is likely that Aquila/UtiliCorp will have economic incentives to exercise these extension options. See "Annex C-1--Executive Summary--Power Sales Agreements--Extension of Aquila Power Sales Agreements."

   Engage has sold the energy and capacity of Units 1 and 2 during the remaining term of its contract with us to Exelon and has appointed Exelon as its agent to dispatch the units. We have entered into a "true up" arrangement with Exelon that puts both of us in essentially the same economic position as would exist if Units 1 and 2 were currently part of the Exelon contract. The "true up" calculates the differences between various pricing and operational parameters of the Engage agreement and those in the Exelon agreement with us. The difference will appear as an increase or a decrease to the monthly payment calculation under the Exelon agreement such that the ultimate cost of Exelon's purchase of energy and capacity from Engage for Units 1 and 2 is effectively the same as if Exelon purchased the capacity and energy of Units 1 and 2 directly from us under the Exelon agreement. We continue to bill, and receive payments from, Engage, in accordance with the terms of our agreement with Engage. So long as all parties perform their obligations, we are in essentially the same position we would be if the Exelon power sales agreement already covered all five units.

   Exelon and Aquila/UtiliCorp have exclusive rights to dispatch the units to which their respective contracts apply, but they must provide advance notice approximately one hour before start-up in the summer peak period hours and four hours before start-up in all other periods. Once dispatched, the units must generally run for no less than four hours.

   We describe the power sales agreements discussed above in greater detail under the caption "Description of the Principal Project Documents--Power Sales Agreements." We encourage you to read that section in its entirety.

   Fuel Supply. We have contracted for the purchase of firm gas supplies, as needed and generally only when the Facility consumes gas, at a daily spot gas price under a fuel supply and management agreement with Cinergy. Because our Facility is designed as a peaking facility, it is expected to operate on short notice and will experience significant hourly, daily and seasonal variations in fuel requirements. If we run all nine turbines for a full 16-hour period, we will require approximately 240,000 MMBtu/day to 285,000 MMBtu/day, depending on the season, to satisfy our full fuel requirement. Because our run times are unknown, purchasing fuel in advance would create a risk of having to sell the purchased fuel at market prices if our units are not dispatched. Accordingly, we purchase our fuel requirements on an as-needed basis under the fuel supply and management agreement with Cinergy. This agreement provides for the firm delivery of gas supplies as needed, and is priced at a daily spot price, plus a nominal premium, which corresponds to the rate we charge for energy sold under our contracts with Exelon and Aquila/UtiliCorp.

   The Cinergy contract terminates on April 30, 2002. The Cinergy service was bid and awarded in February 2001 at a time when natural gas supply prices were abnormally high. Natural gas prices have since declined and we have completed our first summer of operations as an expanded facility. We therefore believe we have the opportunity to enter into a contract on more favorable terms for a multi-year period with Cinergy or another national energy marketing company. For a more detailed description of our agreement with Cinergy, see "Description of the Principal Project Documents--Fuel Agreements."

   We believe we will have an ample supply of natural gas for our Facility. As our independent fuel consultant, Pace, has noted, we currently have the flexibility to acquire abundant gas supplies from numerous sources. A number of high pressure, high deliverability gas pipelines interconnect near Chicago and are linked to gas reserves in upstream basins. Pace expects that the gas resources from these basins will continue to be available through the term of the bonds. In addition, the development of liquid trading points throughout the United States and Canada and the Midwest's favorable location on the natural gas transportation grid should facilitate access to diverse sources and flexibility in meeting specific supply requirements. See "Annex C-2--Risks and Risk Mitigation--Adequacy of Supply."

   Gas Pipeline Interconnections and Fuel Transportation Services. We have entered into a long-term transportation and storage balancing service with Nicor for firm (non-interruptible) hourly delivery of fuel supplies to meet the firm power dispatch obligations at the Facility. PGL is the owner and operator of the pipeline delivering gas to the Facility but Nicor holds the utility franchise to gas utility services in the region where the Facility is located. Because Nicor only owns meters at the Facility, Nicor renders this service with the support of PGL, through a companion agreement that contains substantially the same terms and conditions as our agreement with Nicor.

   Gas transportation and balancing is provided on a firm, short-notice basis to meet the hourly dispatches of our power sales customers. Nicor furnishes transportation and balancing service to facilitate the delivery of supplies in a "just in time" manner. Transportation service under the Nicor agreement allows for the purchase and receipt of gas from interstate supplies delivered to Nicor in Chicago by NBPL (Western Canadian supplies), APL (Western Canadian supplies), and NGPL (MidContinent, Gulf Coast, U. S. Rocky Mountain and Canadian supplies). The Nicor firm transportation service also allows us to receive gas from our own inventories that were previously delivered and stored. Our site is also connected indirectly to PGL's Mahomet line, offering a source of back-up supplies if Nicor suffers a supply disruption.

   In addition to our firm transportation service options, the local market has substantial storage capacity. Both local distribution companies, Nicor and PGL, own and operate large local storage fields near our Facility and also contract for significant capacity from interstate pipelines and from other sources. Much of this contract storage is also located near our site in a geological region that supports aquifer storage of gas. The abundance of local storage and the convergence of numerous interstate pipelines form an array of supply options, are the foundation for the local market's ability to maintain liquidity, and should provide a constant market for natural gas spot supplies.

   We describe our agreement with Nicor in greater detail under "Description of the Principal Project Documents--Fuel Agreements." We encourage you to read that section in its entirety.

   Electric Interconnection. Interconnection to the electric power grid is provided by ComEd via a switchyard that we have constructed. Transmission service beyond the interconnection point is currently the responsibility of our customers. Our interconnection agreements with ComEd run until they are terminated in accordance with their terms or we or our permitted assigns no longer operate the Facility. See "Description of the Principal Project Documents--Interconnection Agreements."

   Water Supply. The water supply for the Facility, including service water and water for fire protection, comes from wells on adjacent property owned by PERC. PERC also provides other support and services to our Facility under a Common Facilities Agreement. These services include disposal of storm water discharge and blowdown water from Units 1-4 of our Facility. See "Description of the Principal Project Documents--Common Facilities Agreement."

   Operation and Maintenance. DELSCO, a wholly-owned subsidiary of DEI, provides operation and maintenance services for us under an operations and maintenance agreement covering all nine units. DELSCO is responsible for, among other things, hiring and supervising properly trained personnel, maintaining facility standards and safety, performing routine maintenance, developing annual budgets and maintaining facility performance levels. We pay DELSCO a fixed annual fee of $650,000, which is adjusted annually for inflation, and we reimburse DELSCO for labor costs, spare and replacement parts, materials, tools and equipment, chemicals and lubricants, instrumentation, equipment overhauls, insurance costs and facility-related office expenses. For a more detailed discussion, see "Description of the Principal Project Documents--Operation and Maintenance Agreement." DELSCO has an employee incentive plan tied to our meeting our performance requirements under our power sales agreements. In addition, DEI, of which DELSCO is a subsidiary, and its affiliates have approximately 47 combustion turbines similar to ours in operation or on order, which provides both a base of experience for the management of our operations and an opportunity for synergies in obtaining maintenance and spare parts.

   Employees. We do not have any employees. DELSCO employs a total of 16 employees to work at our Facility. No DELSCO employees who work at our Facility are union employees. Because we do not have any employees, we are dependent upon a number of third parties, including DELSCO, for the provision of substantially all the services that we require. See "Risk Factors--Operating Risks."

   Insurance. We currently maintain and intend to continue to maintain a comprehensive insurance program underwritten by recognized insurance companies licensed to do business in Illinois. This insurance program includes general liability, automobile liability, workers' compensation, employer's liability, all-risk property, business interruption, environmental impairment liability, cargo liability and aircraft liability insurance. We believe that the limits and deductibles for these insurance coverages are comparable to those carried by electric generating facilities of similar size.

   Legal Proceedings. We are not currently a party to any material pending or threatened legal proceedings.

 Competition and Energy Regulation

   The Energy Policy Act of 1992 laid the groundwork for a competitive wholesale market for electricity. Among other things, the Energy Policy Act expanded the FERC's authority to order electric utilities to transmit, or "wheel," third-party electricity over their transmission lines. In addition, in 1996 the FERC issued Order 888 which requires all electric utilities to file tariffs providing non-discriminatory, open access wholesale wheeling service on their transmission systems. This allows qualifying facilities, power marketers and exempt whole generators ("EWGs"), a new category of generating entity created by the Energy Policy Act, to compete more effectively in the wholesale market.

   At this time we cannot predict how changing industry conditions may affect our future operations. However, because we have long-term contracts for the sale of our capacity and output to Engage, Exelon and Aquila/UtiliCorp, we do not expect competitive forces to have a significant effect on our business during the terms of these contracts, unless they affect the ability of these purchasers to perform their obligations under the contracts. After the termination of these power sales agreements, we may be subject to market competition for the sale of all or part of our electric generating capacity and electrical output.

   When our agreements with Exelon and Aquila/UtiliCorp expire, we plan to enter into new long-term power sales agreements (by extending or renewing contracts with our existing customers or entering into new third party contracts). If we cannot enter into long-term power sales agreements, we will sell the capacity and energy from our Facility on a "merchant" basis. Merchant marketing may involve the sale of the capacity and energy of the Facility on a shorter-term "spot" basis and/or the use of hedging products to manage volatility.

   While we cannot predict future market developments with any certainty, Pace, our independent power market and fuel consultant, has concluded that MAIN is emerging as a highly competitive market for wholesale power and that given the MAIN market's expected demand growth, Pace's market price forecast and our Facility's competitive market position, our Facility is expected to be competitive during the term of the bonds. See Annex C-1 to this prospectus.

   We were initially certified by the FERC as an EWG on March 5, 1999. We intend to continue to operate as an EWG. An EWG must be engaged exclusively in the business of owning or operating an eligible facility and selling electricity at wholesale. An eligible facility is a generating facility used solely to produce electricity exclusively for sale at wholesale. An EWG is exempt from the Public Utility Holding Company Act of 1935, and no company becomes a holding company under the Public Utility Holding Company Act because it holds membership interests in us. There is no restriction on the proportion of equity interest in an EWG that may be held by electric utilities and electric utility holding companies. If at any time there is a "material change" in facts that might affect our continued eligibility for EWG status, we must within 60 days (1) file with the FERC a written explanation of why the material change does not affect our status, (2) file a new application for EWG status, or (3) notify the FERC that we no longer wish to maintain EWG status.

   We are a public utility under the Federal Power Act and subject to the jurisdiction of the FERC with respect to our wholesale electric rates and other matters. We have applied to the FERC for, and received authority to, make wholesale sales of electricity to our wholesale customers at market-based rates. The FERC's order, as is customary with market-based rate schedules, reserved the right to revoke our market-based rate authority if it is subsequently determined that we or our affiliates possess excessive market power.

   Proposals have been introduced in Congress to repeal the Public Utility Holding Company Act. The FERC and the SEC have publicly indicated support for such repeal. If the repeal of the Public Utility Holding Company Act occurs, either separately or as part of legislation designed to encourage the broader introduction of wholesale and retail competition, the competitive advantage that independent electric power generators currently enjoy over certain regulated utility companies or other potential competitors may be eliminated or sharply curtailed. Deregulation may not only continue to fuel the current trend toward consolidation among domestic utilities, but may further encourage the trend toward disaggregation of vertically-integrated utilities into separate generation, transmission and distribution businesses.

   As an EWG, we are permitted to sell capacity and electricity in the wholesale markets, but not in the retail markets. Accordingly, under current law, after termination of the Engage, Exelon and Aquila/UtiliCorp power sales agreements, we may sell our capacity and electrical output in the wholesale markets or to power marketers (who could be our affiliates) who can in turn make retail sales.

   Under the Illinois Public Utilities Act, the Illinois Commerce Commission ("ICC") regulates "public utilities" operating in Illinois. A "public utility" is anyone that "controls, operates or manages, within [Illinois], directly or indirectly, for public use, any plant, equipment or property used or to be used in or in connection with the production, storage, transmission, sale, delivery or furnishing of electricity." There is not a specific exemption from the Public Utilities Act for entities such as the Company selling electricity at wholesale within Illinois. We have, however, received an opinion of counsel that we will not be deemed to be a public utility under existing Illinois law as a result of our operation of our Facility and sales of power as contemplated under the power sales agreements. The opinion is based on Illinois court decisions involving gas utilities that hold that an entity does not become a public utility unless it holds itself out to the public generally as a supplier of utility service. Because we will not serve the public generally, counsel has concluded that we will not be subject to regulation as an Illinois public utility.

   If we were deemed to be an Illinois public utility, the ICC could retroactively apply certain provisions of the Illinois Public Utilities Act to us, including requirements for approval from the ICC for operation of our Facility. If these requirements were applied to us, we might be required to discontinue operations until we received the necessary approvals. In addition, although our rates would remain subject to FERC regulation, we might become subject to other Illinois non rate-related laws and regulations.

   At present, Illinois is in a process of transition to full retail access. Retail open access for some industrial and other commercial customers began in October 1999. Open access was extended to all non-residential customers by January 2001, and all consumers are to be phased in by May 2002. In Michigan, Detroit Edison and Consumers Energy, which serve 90% of Michigan's electricity customers, have voluntarily begun the implementation of retail choice in their service areas, with retail access to all consumers scheduled to be fully implemented in 2002. No timetable for transition to retail competition exists at present in Missouri and Wisconsin. For a fuller discussion of the state regulatory and competitive environment in the MAIN region, see "Annex C-1-- Regulatory Status."

 Environmental Regulation

   We are in material compliance with all applicable federal, state and local environmental regulatory requirements. We have obtained all of the material permits required for the construction and commencement of operation of our Facility. A summary of the material permits currently issued for our Facility and those anticipated as necessary in the future is included in the Independent Engineer's Report. See "Annex B--Permits, Approvals and Certifications" to this prospectus.

   Sulfur Dioxide. The Clean Air Act provides for SO\\2\\ emission reductions to be achieved through a total national cap on SO\\2\\ emissions from affected utility units and an allocation of SO\\2\\ "allowances" equal to that total national cap (each allowance authorizes the holder to emit one ton of SO\\2\\). Units that need to cover SO\\2\\ emissions above their allowance allocations can buy allowances from sources with excess allowances through a national trading program established by the U.S. Environmental Protection Agency ("U.S. EPA"). Since our Facility is comprised of new units, it will not receive any allocation of SO\\2\\ allowances. Because we use natural gas for fuel, however, the SO\\2\\ emissions from all our Units is small compared with SO\\2\\ emissions from electric utility units using other types of fossil fuels such as coal or oil. We intend to comply with the SO\\2\\ allowance requirement by purchasing additional allowances from other sources or from allowance brokers. The financial projections in the Independent Engineer's Report assume that we will have minimal requirements for purchased allowances because of low emissions and do not take into account any costs for such allowances. See "Annex B--Operating Expenses--Emission Compliance Costs." There is some risk that the price for allowances will be considerably higher or that they will become difficult to obtain at any price. Because of the relatively small quantity of allowances we need, however, we do not expect a material impact on our operations even if this occurs.

   Nitrogen Oxides. On September 24, 1998, the U.S. EPA issued a final rule to address regional transport of ground-level ozone in the Eastern United States through reductions in nitrogen oxides ("NO\\x\\") in 22 states, including Illinois, and the District of Columbia ("the NO\\x\\ SIP Call"). The NO\\x\\ SIP Call establishes an Ozone Season from May through September, sets forth an annual NO\\x\\ emissions "budget" or cap in the form of tons of NO\\x\\ emissions allowed for each affected jurisdiction, and requires each affected jurisdiction to submit to the U.S. EPA a revised State Implementation Plan that demonstrates how the jurisdiction will reduce NO\\x\\ emissions enough to meet its budget. Illinois has promulgated initial NO\\x\\ regulations to implement the SIP Call in Illinois, and the program is expected to take effect starting on May 1, 2004. Like many states, Illinois issued regulations that would achieve the required NO\\x\\ emission reductions through a cap and trade program. The program would allocate a certain number of NO\\x\\ emission allowances to existing and new sources and require sources that need more NO\\x\\ emission allowances to either reduce NO\\x\\ emissions or purchase available NO\\x\\ emission allowances from others. Elements of the NO\\x\\ SIP Call are currently under review by state and federal regulatory officials as a result of a court remand of part of the final U.S. EPA NO\\x\\ SIP Call regulations. Changes to the NO\\x\\ SIP Call, including the size of the NO\\x\\ budgets allocated to particular states and the regulation's compliance date, may be necessary once that review is complete. Any changes to the U.S. EPA's NO\\x\\ SIP Call regulations may in turn require changes to the Illinois regulations. We cannot be sure how U.S. EPA or Illinois may ultimately resolve the remaining NO\\x\\ SIP Call issues.

   The regulations Illinois has promulgated set forth formulas for allocation of NO\\x\\ emission "allowances" to NO\\x\\ emission sources within the state, with each allowance representing an authorization for a source to emit one ton of NO\\x\\ during the Ozone Season. The allowances can be bought and sold through a trading program that is expected to eventually include all of the 23 jurisdictions covered by the NO\\x\\ SIP Call. Under the Illinois regulations, all of our units will be considered "new" sources, and will be obligated to obtain NO\\x\\ allowances from a limited pool set aside for "new" sources constructed after 1994. While we cannot predict the exact disposition of the NO\\x\\ allowances that will be made available, we expect that the number of allowances available for allocation to new sources will not be sufficient to cover all of the allowance requests. We therefore will likely receive some lesser pro rata share of the amount of allowances necessary to cover all of our expected NO\\x\\ emissions. If necessary, we intend to comply with the NO\\x\\ SIP Call requirements limiting NO\\x\\ emissions by purchasing additional allowances or by relying upon our power purchasers to supply us with the necessary allowances. There is no existing NO\\x\\ allowance market and we cannot be sure that an active trading market will develop to offer NO\\x\\ allowances for sale at reasonable prices. Under our power sales agreement with Exelon, Exelon is required to provide us with allowances to the extent they are not otherwise allocated to us. We do not have similar arrangements with our other power purchasers.

   Public Policy Relating to NO\\x\\ and SO\\2\\ Emissions. The United States Congress has considered in the past "multi-pollutant" legislation that would require electric utilities to comply with more stringent pollution control standards for NO\\x\\ and SO\\2\\. Similar legislation was introduced in Congress in 2001, and further proposals are expected under the Bush Administration's National Energy Policy. Many of the legislative proposals under consideration would rely upon flexible cap and trade programs for compliance. Such legislation could apply to our units and could require additional reductions in NO\\x\\ and SO\\2\\ emissions. We cannot predict whether such legislation will pass this year or in the future, what it might require or whether it would apply to our units. The extent of investment we may need to make in additional pollution control technologies, operational changes and/or pollution allowance or emission credit purchases required to comply with any new legislative requirements would be directly related to the level of emission reductions required and the mechanisms provided for compliance and to the operation of our facilities.

   Illinois Governor Ryan recently signed "multipollutant" legislation that establishes a rulemaking process that could lead to emission reduction requirements for NO\\x\\, SO\\2\\ and mercury from electric utilities. The legislation allows, but does not require, the Illinois Environmental Protection Agency ("IEPA") to adopt "as appropriate" regulations for the reduction of NO\\x\\, SO\\2\\ and mercury after consideration of a number of factors, including energy supply impacts and developments in federal multipollutant law. The IEPA is also to establish a voluntary program for reducing electric utility greenhouse gas emissions. Specifically, the IEPA is to issue findings on the "potential need" for reducing electric utility emissions of NO\\x\\, SO\\2\\ and mercury in light of various factors, and deliver that report to the Illinois House and Senate Environment and Energy Committees no earlier than September 30, 2003 and no later than September 30, 2004. Any time after ninety days of submission of that report, the IEPA "may" submit proposed regulations to implement its findings for approval by the Illinois Pollution Control Board. The Board must take action on the proposed regulations, if any, within one year. The extent of investment we may need to make in additional pollution control technologies, operational changes and/or pollution allowance or emission credit purchases required to comply with any new state regulatory requirements will be directly related to the level of emission reductions required and the mechanisms provided for compliance and to the operation of our Facility.

   Particulate Matter. A new ambient air quality standard was adopted by U.S. EPA in July 1997 to address emissions of fine particulate matter ("PM 2.5"). It was widely understood at that time that attainment of the fine particulate matter standard might require NO\\x\\ and SO\\2\\ emission reductions from many emission sources, perhaps on a multi-state regional scale. Under the implementation schedule announced by the U.S. EPA when the new standard was adopted, non-attainment areas were not to have been designated until 2002 and control measures to meet the standard were not to have been identified until 2005, with implementation of control measures by sources to follow sometime after that. However, in a May 14, 1999 decision, a federal appellate court remanded the new fine particulate standard to U.S. EPA for further justification. U.S. EPA obtained Supreme Court review of that decision, and the Court generally upheld the agency's authority to promulgate the new standard. However, U.S. EPA must determine how to proceed with implementing the new standards, and will likely have to address additional court challenges to the specifics of the standard and its implementation. As a result, the impact, if any, of future revisions to the fine particulate matter standard on our Facility is uncertain at this time.

   Hazardous Air Pollutants. U.S. EPA recently issued an interpretive rule declaring that the agency will proceed with development of standards to regulate emissions of hazardous air pollutants from stationary combustion turbines like the ones at our Facility under Title III of the Clean Air Act. EPA's interpretive rule indicated that a proposed rule governing hazardous air pollutant emission reduction standards for gas turbines was expected to be issued by late 2000, and a final rule to be issued in 2002. U.S. EPA has yet to issue a proposed rule. Because we do not know when U.S. EPA will issue its rule or what U.S. EPA may require of existing gas turbines like ours, if anything, we are not able to evaluate the impacts of potential hazardous air pollutant regulations on our turbines.

   Greenhouse Gases. Since the adoption of the United Nations Framework on Climate Change in 1992, there has been a worldwide effort to reduce greenhouse gas ("GHG") emissions to 1990 levels or below. In December 1997, the United States participated in the Kyoto, Japan negotiations, where the basis of a Climate Change treaty was formulated. Under the treaty, known as the Kyoto Protocol, the United States would be obligated to meet an overall GHG emissions reduction target of 7% below 1990 GHG emissions by 2008-2012. Gas-fired combustion turbines like ours are a source of GHG emissions, although emissions from gas-fired combustion turbines tend to be significantly lower than emissions from oil or coal-fired electric generation facilities. The Kyoto Protocol does not come into effect until the United States Senate ratifies it. To date, the Senate has not done so. In 1997, the Senate passed a resolution indicating that it would not ratify a GHG emissions reduction treaty that did not involve commitments from developing nations to limit GHG emissions or a treaty that would damage the U.S. economy. Recently, the Bush Administration has announced that the United States will not abide by the Kyoto Protocol. However, Congress has considered in the past, and is currently considering, "multi-pollutant" legislation that could require electric generating facilities, including gas-fired turbines like ours, to reduce or offset their GHG emissions. Illinois has also considered in the past, and is currently considering, legislation that could result in GHG emission control requirements for electric generation facilities. Because we do not know whether the United States will adopt the Kyoto Protocol or whether Congress or Illinois will otherwise pass legislation that would mandate regulation of GHG emissions from electric generation facilities, or what the particular requirements for gas-fired electric generation facilities might be, we are not able to evaluate the impact of potential GHG emission reduction obligations on our Facility.

   Environmental Site Assessment. Woodward-Clyde International-Americas prepared an environmental investigation report, dated August 3, 1998, for PGL (which owned the property at the time) with respect to a portion of the property on which our Facility is located. Our Facility is located in an industrial area and is adjacent to a spray irrigation area that is used to dispose of treated storm water. It has been used in the past for agricultural purposes. The report noted that arsenic, benzene and Dieldrin were detected in site soils. The concentrations did not exceed Tier I remediation objectives for direct contact for construction workers and thus were not believed to pose a health and safety concern for construction activities. For a fuller assessment, see "Annex B--Site Assessment--Environmental Site Assessment."

                            OWNERSHIP AND MANAGEMENT

   Our owners. We are a limited liability company, and ownership rights in us are represented by membership interests. 50% of our membership interests are owned by Dominion Elwood, Inc., a subsidiary of DEI, and 50% by Peoples Elwood, LLC, a subsidiary of PERC. Membership interests may be transferred to affiliates without restriction; otherwise, except for certain specified transactions, members may not transfer their ownership interests to a third party (either directly or through a change in control of a member) without first offering to sell their interest to the other member.

   Our management. Our Management Committee, which consists of one representative from DEI and one representative from PERC, oversees the overall management of our project. The General Manager has overall responsibility for our daily operations and is selected by and reports directly to the Management Committee. The General Manager's authority is limited to entering into contracts or commitments of $100,000 or less. Any commitments greater than $100,000 must receive Management Committee consent. The Commercial Manager is responsible for managing the commercial aspects of the business under the direction of the General Manager. We have delegated some management functions to DELSCO under the O&M Agreement. See "Description of the Principal Project Documents--Operation and Maintenance Agreement."

   The following individuals are, respectively, members of our Management Committee and senior executives of our Company:

   Name                           Age Company Position
   ----                           --- ----------------
   Edward J. Rivas...............  57 Management Committee
   William E. Morrow.............  45 Management Committee
   Tony Belcher..................  51 General Manager
   Robert F. Harrington..........  44 Commercial Manager
   Gary L. Edwards...............  52 Risk Manager
   Lee Katz......................  38 Principal Financial and Accounting Officer

   Edward J. Rivas. Mr. Rivas is Senior Vice President, Fossil & Hydro Operations for Dominion Energy. He is responsible for overseeing the operation of over 14,000 MW of Dominion Energy's assets. He has 24 years of power generation experience with a concentration in operations and engineering. He holds a Bachelor of Science degree in Mechanical Engineering from Central New England College.

   William E. Morrow. Mr. Morrow is President of PERC and Executive Vice President of Peoples Energy Corporation and its utilities, PGL and North Shore Gas Company. His diversified energy responsibilities include all corporate electric generation, wholesale gas marketing, and gas peaking services. His utility responsibilities include gas supply acquisition, transmission and storage operations, gas control and hub services. Since joining the corporation in 1979, Mr. Morrow has had experience in distribution and service departments, engineering, gas control, synthetic natural gas plant and corporate headquarters. He holds a Bachelor of Science degree in Mechanical Engineering from Bradley University and a Master's degree in Business Administration from the University of Chicago. He is a registered Professional Engineer in the State of Illinois.

   Tony Belcher. Mr. Belcher, Director of Operations for the Unregulated Operations of Dominion Energy, is responsible for management of Dominion Energy's unregulated assets. Mr. Belcher has over 29 years of experience in the power generation business with emphasis on operation, maintenance and asset management. He holds a Bachelor of Science degree in Electrical Engineering from Virginia Tech and a Masters degree in Business Administration from Virginia Commonwealth University. He is a registered Professional Engineer in the Commonwealth of Virginia.

   Robert F. Harrington. Mr. Harrington, our Commercial Manager, is responsible for directing the marketing of power, the procurement of fuel supply and other administrative duties at our Facility.

Mr. Harrington is Managing Director--PERC Power and manages the activities of the Chicago office of PERC in other power developments, including the Calumet site now under development with Exelon. Mr. Harrington has more than 20 years of experience in gas and power, including roles in marketing, energy trading, regulatory and finance. He holds a Bachelor of Science degree from Western Illinois University and is a certified public accountant registered with the State of Illinois.

   Gary L. Edwards. Mr. Edwards, the Director--Risk Management of Dominion Energy Services Company, is responsible for risk management and the administration of contracts for our company. Mr. Edwards began his career with Virginia Power in 1970. Since joining the company in 1970, he has had responsibilities for sales and marketing of electric heating and development of both gas and electric rates in the jurisdictions of Virginia, North Carolina, and West Virginia. Before his current assignment, Mr. Edwards was responsible for the development of solicitations and the associated contract negotiations for the procurement of capacity to meet company native load. He has negotiated in excess of fifty power purchase agreements with capacity payment requirements over the contract life in excess of $40 billion. He received a Bachelor of Science degree in Mathematics from Milligan College, Johnson City, Tennessee.

   Lee Katz. Mr. Katz is Controller of Dominion Energy, which provides financial and accounting services for Elwood under his supervision. Mr. Katz has been with Dominion for five years. Before that, he was employed by public accounting and consulting firms. He has a Bachelor's degree in Accounting from the University of South Carolina and a Master's degree in Business Administration from Virginia Commonwealth University and is a certified public accountant.

   Compensation. All of our managers and officers are full-time employees of either Dominion or Peoples. They are paid salaries by Dominion or Peoples and participate in the various employee benefit plans of those companies. They are not paid directly by us for their services.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   DELSCO, which provides operation, maintenance and management services to us under an operation and maintenance agreement, is a wholly-owned subsidiary of DEI. Under the O&M Agreement, we pay DELSCO an aggregate annual fee of $650,000, subject to adjustment for inflation, and we reimburse DELSCO for costs incurred in connection with its services as described under "Description of the Principal Project Documents--Operation and Maintenance Agreement-- Compensation."

   Under the Common Facilities Agreement, we are provided with certain services and with our water supply by PERC. We pay PERC approximately $100,000 annually for these services as described under "Description of the Principal Project Documents--Common Facilities Agreement."

   The fees for services and the reimbursable expenses payable under the O&M Agreement and the Common Facilities Agreement are designated as O&M Costs and thus will be paid before the payment of principal and interest on the bonds. See "Description of the Principal Financing Documents--Deposit and Disbursement Agreement--Deposit and Disbursement of Funds."

   PERC is the lessor under the ground lease covering the land on which Units 1-4 are located. The basic rent under the ground lease is $283,380 for the entire term, and has been fully paid. We remain responsible for taxes, assessments, water rates and other impositions on the property. Within 45 days after the issuance to us of an operating permit by the Illinois Environmental Protection Agency under Title V of the Clean Air Act, PERC will sell, and we will purchase, the property subject to the ground lease. The purchase price will have been satisfied by payment of the basic rent under the ground lease.

   Although Nicor is the contractual provider of natural gas transportation and balancing services to our Facility, physical transportation of gas is provided through PGL's 24-inch pipeline. Nicor also has a companion agreement with PGL for transportation and balancing services, which contains substantially the same terms and conditions as our agreement with Nicor.

                 DESCRIPTION OF THE PRINCIPAL PROJECT DOCUMENTS

   The following is a summary of selected provisions of agreements with third parties related to our operations and should not be considered a full statement of the terms and provisions of those agreements. Copies of the power sale agreements, the fuel agreements, the operation and maintenance agreement, the common facilities agreement and the ground lease are included as exhibits to the registration statement of which this prospectus is a part. All references to time in these summaries are to Central Time.

                             POWER SALES AGREEMENTS

 Exelon Power Sales Agreement

   We are party to a second amended and restated power sales agreement (the "Exelon PSA"), under which Exelon purchases capacity and electricity generated by Units 3, 4 and 9 (and Units 1 and 2 after expiration of the Engage power sales agreement), with a price "true up" for capacity and energy from Units 1 and 2 during the term of the Engage agreement.

   Term. The Exelon PSA runs until December 31, 2012, unless terminated earlier in accordance with its terms.

   Capacity Payments. The capacity payments we receive from Exelon average $4.35 per kW of net dependable capacity per month over a calendar year. "Net dependable capacity" under the Exelon PSA is the level of MW per unit based upon demonstrated output (net of station service and auxiliaries) achieved during capacity testing of the unit, as adjusted to conditions of 85 degrees Fahrenheit and 60% relative humidity at 610 feet above sea level. The capacity payments are based on a fixed monthly capacity price schedule as follows (in $/kW month):

                                                                     $/kW of Net
                                                                     Dependable
        Month                                                         Capacity
        -----                                                        -----------
        January-May.................................................  $2.71875
        June........................................................  $6.525
        July-August.................................................  $9.7875
        September...................................................  $4.35
        October-December............................................  $2.71875
        Average.....................................................  $4.35

   Capacity payments may be reduced due to certain force majeure events that restrict the output of the Facility and for the reasons discussed under "-- Performance Adjustments" below.

   Energy Charge. The energy charge for electric energy sold to Exelon under the Exelon PSA is designed to pass through our variable cost of generation to Exelon. The energy charge per MWh consists of two components: (i) a variable operation and maintenance charge of $1.50/MWh which escalates annually with inflation and (ii) a fuel charge which is composed of a fixed rate per MMBtu ($0.32/MMBtu) and a variable rate that floats with an index price. The index price is the Gas Daily Average Price and is either day of burn or next day, principally depending upon notice times.

   The contract heat rate for energy payments is 10,900 Btu/kWh if the unit is dispatched at 100% of net dependable capacity and 12,900 Btu/kWh if the unit is dispatched at 60% of net dependable capacity. The energy charges for load amounts between 60% and 100% are pro-rated between these two heat rates.

   Start-Up Charge. Except for Units 1 and 2 during the term of the Engage agreement, for each start-up of a unit in which the applicable unit achieves the dispatched generation level for a minimum of four hours (which do not need to be consecutive) during the dispatch period, Exelon must pay us a sum of $3,250, subject to an annual inflation escalator.

   Dispatch Cancellation Charges. Exelon may cancel start-up of a unit anytime before the initiation of the start-up sequence and ignition of a unit. However, if cancellation occurs less than one hour before start-up during summer on-peak hours, a dispatch cancellation charge of $3,250 (adjusted annually for inflation) applies. During non-summer on peak and summer off peak hours, a fuel adjustment charge is added to dispatch cancellation charges, together with a $1,000 charge if the cancellation is more than two and less than four hours before start-up or a $4,000 charge if the cancellation is less than two hours before start-up.

   Performance Adjustments. The Exelon PSA provides for availability and reliability bonuses and penalties designed to encourage optimal plant performance. These availability bonuses and penalties vary by time and season. During the summer months, they are highest during "Super Peak" hours (11 a.m. to 7 p.m. Monday through Friday), lower in "Partial Peak" hours (6 a.m. to 11 a.m. and 7 p.m. to 10 p.m. Monday through Friday) and lower still in "Off-Peak" hours (all other hours). "Summer" is defined as June through September in the Exelon PSA. During the non-Summer months, availability bonuses and penalties only apply during "On-Peak" hours (6 a.m. to 10 p.m.).

   "Equivalent Availability" (or "EA") is calculated using the equation: [1- (FOH + EFDH)/PH], where FOH is equal to Forced Outage Hours (i.e. the number of hours that the units experienced a forced outage in the month), EFDH is equal to Equivalent Forced Derated Hours (i.e. the equivalent number of hours that the units experienced a forced derating during the month, taking into account the size of the derating), and PH is Period Hours (i.e. the total number of Summer Super Peak, Summer Partial Peak, Summer Off-Peak and non-Summer On-Peak hours, as applicable, in the month). Forced outages and forced deratings do not count in the above calculation to the extent substitute energy was provided. The target Equivalent Availability is 97% in the Summer months and 93% the rest of the year. If the Equivalent Availability is greater than target, we receive a bonus; if less, we must pay a penalty.

   EA calculations are performed monthly for the Summer months for Super Peak, Partial Peak and Off-Peak hours, and a single calculation is performed for the On-Peak hours for the remainder of the year. Penalties can never require us to lose more than the capacity payment actually paid during the applicable year and are only assessed when a unit is dispatched.

   The following tables show the bonus or penalty per a 1% change in EA for 1MW of capacity.

       Super Peak Summer Bonus and Penalty

        EA Condition                                June       July       Aug        Sep
        ------------                               -------   --------   --------   -------
        (greater than or =)97%                     $ 71.43   $ 107.14   $ 107.14   $ 47.62
        (less than) 97%, (greater than or =)70%     -74.95    -113.75    -113.75    -47.44
        (less than) 70%, (greater than or =)44%     -80.79    -121.19    -121.19    -53.86

       Partial Peak Summer Bonus and Penalty

        EA Condition                               June       July       Aug        Sep
        ------------                              -------   --------   --------   -------
        (greater than or =)97%                    $ 23.81   $  35.71   $  35.71   $ 15.87
        (less than) 97%, (greater than or =)70%    -24.98     -37.91     -37.91    -15.81
        (less than) 70%, (greater than or =)44%    -26.93     -40.39     -40.39    -17.95

       Off Peak Summer Bonus and Penalty

        EA Condition                               June      July       Aug       Sep
        ------------                              -------   -------   -------   -------
        (greater than or =)97%                      $   0     $   0     $   0     $   0
        (less than) 97%, (greater than or =)70%    -14.27    -21.67    -21.67     -9.03
        (less than) 70%, (greater than or =)44%    -15.39    -23.08    -23.08    -10.25

       Non Summer On-Peak Bonus and Penalty

                                                                              Non-Summer
        EA Condition                                                            Period
        ------------                                                          ----------
        (greater than or =)93%                                                $    47.62
        (less than) 93%, (greater than or =)86%                                   -95.24
        (less than) 86%, (greater than or =)80%                                -2,811.11
        (less than) 80%, (greater than or =)44%                                  -117.13

   In addition, we are paid a reliability bonus for unit performance during the Summer months. This bonus is calculated using the unit availability for the four highest peak power price days during each of the Summer months. The average of all five units' reliability is then measured against an 80% reliability threshold. The bonus is paid according to the formula: (monthly reliability bonus in $ per 1%) X (facility reliability - 80%) X 100 X 5 units. The following are the monthly reliability bonuses for each unit for each percent above the 80% target reliability threshold by month:

        June       $1,250 per 1%
        July       $5,000 per 1%
        August     $5,000 per 1%
        September  $1,250 per 1%

   Unit 1 and Unit 2 True Up. Exelon has purchased the rights to the off-take from Units 1 and 2 from Engage through the term of the Engage agreement. The Exelon PSA contains a pricing true-up to provide Exelon with the same financial and operational parameters for Units 1 and 2 that exist in the Exelon PSA with regards to Units 3, 4 and 9. The "true up" calculates the differences between various pricing and operational parameters of the Engage agreement and those outlined in the Exelon PSA. The difference will appear as an increase or a decrease to the monthly payment calculation under the Exelon PSA such that the ultimate cost of Exelon's purchase of energy and capacity from Engage for Units 1 and 2 is effectively the same as if Exelon purchased the capacity and energy of Units 1 and 2 directly from us under the Exelon PSA.

   Billing. As soon as practicable after the end of each calendar month, we must provide Exelon with a statement setting forth the amounts due for such month. Billings for electric energy are based on revenue meter information. The amount due to us as shown on the monthly statement must be paid by Exelon within 15 business days after the statement is received by Exelon. Any amount not paid by Exelon when due bears interest at the "Prime Rate" plus 2.5% until the payment is made.

   Dispatch of the Units. Subject to the restrictions described below, Exelon may dispatch the delivery of electric energy from each of the committed units at a rate up to the net dependable capacity of the units. We have the sole discretion as to which units are operated to meet Exelon's dispatch order or to meet the dispatch order with delivery of substitute electric energy produced by other units at our Facility.

   By 8:30 a.m. each day, Exelon must provide estimates of its requirements for electric energy and start-ups for each hour of the following day. Changes to this schedule made after this time are subject to cancellation penalties previously discussed in the "Dispatch Cancellation Charges" section. By noon of each day, we must notify Exelon of the estimated level of power output from the committed units available for the following three days. We may subsequently alter these estimates as necessary.

   We must cause any dispatched units to be started within one hour of receipt of a dispatch order from Exelon during the Summer on-peak period. However, for a dispatch request for four units simultaneously, we have one hour and fifteen minutes and for all five units simultaneously, we have one hour and twenty-five minutes to start up the units. For all other hours (i.e. Summer non-peak and non-Summer hours), we have four hours after receipt of the dispatch notification to start up the units. Once a unit is started, we must ramp to a base load of 60% of net dependable capacity within twenty minutes.

   Dispatch Restrictions. Exelon's dispatch rights are subject to several restrictions set forth in the Exelon PSA. First, Exelon-dispatched run time is limited to 1,500 hours per year for each of the units (except for Unit 9, which is limited to 1,400 dispatched hours in the first contract year), regardless of load. We must make reasonable efforts to allocate Exelon's dispatch equally across the designated units over the course of a contract year. Second, Exelon may only dispatch load from 60% to 100% of the net dependable capacity of each unit. Third, under the terms of our agreement, we are not required to operate the units more than 60 unit hours (number of units operating times the total number of hours operating) per day during non-Summer months and 80 unit hours per day during Summer months. Fourth, units must be run for a minimum of 4 hours, and there must be a 2-hour downtime period before a unit may be started again. Finally, Exelon may not dispatch a unit during any planned outage or maintenance outage, during a force majeure event or during times when our Facility is acting at the direction of the interconnected utility.

   Dispatch is at the direction of Exelon. Our rights to run a unit other than to comply with Exelon dispatch are limited to test and maintenance related items or under instruction from the interconnected utility.

   Substitute Energy. We have the right to arrange for the purchase and delivery of substitute energy to fulfill our dispatch orders, at no additional cost to Exelon. The transportation of the substitute energy must be firm and the point of delivery location must be agreeable to both parties. The provision of substitute energy counts as operating hours for the performance adjustment calculation and is also included in any determination of the equivalent availability and reliability bonuses. However, we are not obligated to provide substitute electric energy to Exelon at any time. Exelon is only required to buy substitute energy from outside the Facility if certain communications procedures under the Exelon PSA are followed.

   Standard of Operation. Under the Exelon PSA, we are required to use reasonable efforts to operate the units in accordance with (i) the practices, methods, acts, guidelines, standards and criteria of MAIN, North American Electric Reliability Council ("NERC"), and the independent system operator, regional transmission organization or control area, (ii) the requirements of the Interconnection Agreements with ComEd (see "Interconnection Agreements" below), and (iii) all applicable requirements of law. We must obtain all certifications, permits, licenses and approvals necessary to operate and maintain each unit and to perform our obligations under the Exelon PSA.

   Fuel and Emissions. We must use any emission allowances, credits or authorizations we receive for the units for the reduction of emissions of air pollutants to support generation under the Exelon PSA. If the number of allowances necessary to meet Exelon's dispatch orders exceeds the amount of NO\\x\\ and/or SO\\2\\ allocated to us for the units, Exelon must provide us with the required allowances at no cost to us. If Exelon fails to provide us with any necessary NO\\x\\ and/or SO\\2\\ allowances as required by the Exelon PSA, Exelon indemnifies us from any losses, claims, fines, costs and expenses resulting from such failure.

   A separate provision applies to any taxes, fees, assessments or charges (other than those associated with the NO\\x\\ and/or SO\\2\\ allowances described above) that are assessed by any governmental entity against emissions of air pollutants or the consumption of fossil fuels for electric generation under any state, regional or federal program that applies to the units, or if obligations are imposed upon the units under any state, regional or national program for the reduction in the emissions of air pollutants of any kind. Under that provision, we and Exelon will use reasonable efforts to implement a mutually acceptable compliance plan that minimizes our costs of compliance. Exelon will pay for all compliance costs, up to an annual aggregate cost of $562,000 (in 2001 dollars). If compliance costs exceed that amount, we may absorb such costs or ask that Exelon pay such costs. If we ask Exelon to pay the additional costs, Exelon will have the option to (i) pay such costs, (ii) terminate the Exelon PSA without any further liability or (iii) reopen the pricing under the Exelon PSA subject to the agreement's dispute resolution provisions.

   Outages. No later than September 30th of each year, we must propose a schedule of planned outages to Exelon for the following calendar year. Exelon may request any reasonable modifications to the proposed outage schedule. No planned outage may be scheduled to cover any portion of May or the Summer period. If we need to schedule an unplanned maintenance outage, we must notify Exelon and plan the outage to mutually accommodate our reasonable requirements and the service obligations of Exelon. Penalties for outages only accrue when we fail to supply energy dispatched by Exelon.

   If there is an unplanned event that affects the ability of the units to be available, we must promptly notify Exelon and indicate the amount of capacity that will not be available because of the event and the expected return date of the lost capacity.

   In addition, we are permitted to shut down each unit for a compressor wash at a mutually agreeable time approximately once per month. The lesser of five hours or actual compressor wash time per shut down per unit will not count as a forced outage or maintenance outage for calculation of Equivalent Availability.

   Title and Risk of Loss. We must deliver the electric energy sold to Exelon at the delivery point (i.e. the metering station in the Switchyard (as defined below) for energy produced at our Facility). Title to the electric energy will pass from us to Exelon upon delivery at the delivery point. Exelon is responsible for any transmission costs beyond the delivery point.

   Taxes. Each party is responsible for its own income taxes. We are responsible for the payment of all present or future federal, state, municipal or other lawful taxes applicable by reason of the operation of our Facility or assessable on our property or operations. Exelon must pay for all sales, use, excise and similar taxes imposed on the sale or use of or payments for the electric energy, ancillary services and capacity sold and delivered under the Exelon PSA arising at or after the point of delivery.

   Force Majeure. If either party is rendered unable by a force majeure event to carry out some or all of its obligations under the Exelon PSA (other than obligations to pay money) despite all reasonable efforts of the affected party to prevent or mitigate its effects, then, during the continuance of the force majeure event, the obligation of the affected party to perform the obligations is suspended. These force majeure events include: explosion and fire, flood, earthquake, storm, acts of God, strike or labor dispute, war, action or failure to act by governmental entities or officials, failure to obtain governmental permits or approvals despite timely application and our due diligence, changes in law affecting the operation of the units, or lack of fuel caused by a force majeure event experienced by our fuel supplier or transporter.

   Events specifically identified as non-force majeure events in the Exelon PSA are:

  .  a planned outage;

  .  a maintenance outage;

  .  the loss of Exelon's markets;

  . Exelon's inability to economically use or resell the electrical energy or capacity purchased under the Exelon PSA;

  . our economic hardship (which includes our ability to sell the capacity or electrical energy at a price greater than the price in the Exelon PSA or to reduce costs by not operating the units as dispatched by Exelon); or

  . causes or events affecting the performance of third-party suppliers of goods or services, including natural gas suppliers and providers of natural gas transportation service, except to the extent caused by an event that fits the definition of a force majeure event under the Exelon PSA.

   Exelon is required to continue making the capacity payments if a force majeure event occurs as a result of flood, earthquake, storm, or other natural calamity or act of God, or war, insurrection or riot. During any force majeure event resulting from other circumstances, Exelon is relieved of its monthly capacity payment obligation (prorated daily) solely to the extent the unit is available at a level less than the net dependable capacity as a result of the force majeure event. We are generally relieved of Equivalent Availability adjustment penalties and delay damages during force majeure periods.

   Our Events of Default. The occurrence and continuation of any of the following events at any time during the term of the Exelon PSA, except to the extent caused by Exelon, constitute an event of default by us:

  . our failure to pay any sum due under the Exelon PSA that is not remedied within 15 days after receipt of notification from Exelon;

  . our failure to have qualified operators available either on-site or on call for operation of the Facility for a period of seven consecutive days;

  .  our bankruptcy; or

  . our failure to perform or comply with any material obligation of the Exelon PSA which adversely affects Exelon, but only if such failure is not cured within 60 days after notice from Exelon or a longer period if the failure cannot be cured in 60 days and we are diligently proceeding to cure the default.

   Exelon Events of Default. The occurrence and continuation of any of the following events at any time during the term of the Exelon PSA, except to the extent caused by us, constitute an event of default by Exelon:

  . failure to pay any sum due under the Exelon PSA that is not remedied within 15 days after receipt of notification from us;

  .  the bankruptcy of Exelon; or

  . Exelon's failure to perform or comply with any material obligation of the Exelon PSA which adversely affects us, but only if such failure is not cured within 60 days after notice from us or a longer period if the failure cannot be cured in 60 days and Exelon is diligently proceeding to cure the default.

   If Exelon defaults under the Exelon PSA and such default is continuing, we may sell electric energy represented by the net dependable capacity on a daily basis to third parties during the continuance of Exelon's default.

   Termination Rights. Each party may terminate the Exelon PSA upon 30 days written notice after an event of default by the other party. Exelon may also terminate the Exelon PSA with regard to any committed unit (other than Unit 9) upon 30 days notice if an outage that is not excused by a force majeure event at such unit substantially prevents us from performing under the Exelon PSA for 120 days; provided, however, that if we have taken significant steps toward remediating the circumstances that led to the outage and we certify in writing that the outage will end within 365 days of commencement (and the outage in fact ends within the 365 days), then Exelon may not terminate the Exelon PSA. To the extent we provide substitute energy and capacity in accordance with the terms of the Exelon PSA, the 120 or 365 day periods in the foregoing sentence will be extended on a day to day basis. In addition, Exelon may terminate the Exelon PSA if we request that Exelon pay for the annual costs of an air emissions compliance plan developed by the parties in excess of the amounts described under "--Fuel and Emissions."

   Indemnification. Each party must indemnify the other party and its officers, directors, agents and employees from and against all losses caused by the gross negligence or willful misconduct of the indemnifying party that arise out of or are connected with the performance of the Exelon PSA. Likewise, each party must indemnify the other party from all claims and damages arising out of the indemnifying party's ownership, possession or control of electric energy up to or from the delivery point, as the case may be.

   Limitation of Liability. In no event will either party or its affiliates (or such party's or such affiliate's directors, officers, employees and agents) be liable to the other party for any special, incidental, exemplary, indirect, punitive or consequential damages or damages in the nature of lost profits. A party's liability under the Exelon PSA is limited to direct actual damages and all other damages at law or in equity are waived.

   Exclusive Remedies. Except as provided below, Exelon's sole remedies and our sole liabilities for our failure to meet the Equivalent Availability targeted under the agreement and for failure to deliver electric energy as dispatched by Exelon is the adjustment to the capacity payments based upon the Equivalent

Availability adjustment, subject to certain limitations on our liability in the Exelon PSA. If our failure to comply with a dispatch order from Exelon is not caused by a forced outage, forced derating, force majeure event or our negligence or error, Exelon may recover from us the cost of cover for replacement energy obtained by Exelon and seek specific performance by us of the Exelon PSA.

   Assignment. Except as specifically provided in the Exelon PSA, neither party may assign its rights under the Exelon PSA without the prior written consent of the other party. Either party may assign the Exelon PSA to an affiliate without consent, but the assigning party is not released from its obligations under the agreement. A transfer of a majority of the outstanding voting interests of a party (or a parent of a party) to a non-affiliate is deemed to be an assignment of the Exelon PSA. Exelon has also consented to the assignment of a security interest in the Exelon PSA to our lenders, including the holders of the bonds.

   Governing Law. The Exelon PSA is governed by the laws of the State of Illinois without regard to its conflicts of laws provisions.

 Engage Power Sales Agreement

   We are party to an amended and restated power sales agreement (the "Engage PSA") under which Engage agreed to purchase capacity and electricity generated from Units 1 and 2. We receive a fixed per kW monthly capacity charge and a per MWh energy charge for actual production.

   Engage has sold the energy and capacity of Units 1 and 2 during the remaining term of its contract with us to Exelon and has appointed Exelon as its agent to dispatch the units. We have entered into a "true up" arrangement with Exelon that puts both of us in essentially the same economic position as would exist if Units 1 and 2 were currently part of the Exelon PSA. The "true up" calculates the differences between various pricing and operational parameters of the Engage PSA and those in the Exelon PSA. The difference will appear as an increase or a decrease to the monthly payment calculation under the Exelon PSA such that the ultimate cost of Exelon's purchase of energy and capacity from Engage for Units 1 and 2 is effectively the same as if Exelon purchased the capacity and energy of Units 1 and 2 directly from us under the Exelon PSA. We continue to bill, and receive payments from, Engage, in accordance with the terms of our agreement with Engage. So long as all parties perform their obligations, we are in essentially the same position we would be if the Exelon PSA already covered all five units.

   Term. The Engage PSA runs until December 31, 2004.

   Capacity Payments. The capacity charge under the Engage PSA is $5.00 per kW month for the remainder of the term.

   Energy Payments. The energy charge for electricity sold to Engage under the Engage PSA depends on the percentage of available capacity of the applicable unit dispatched by Engage. It is not priced off an index, as is the case with the power sales agreements with Exelon and Aquila/UtiliCorp. Accordingly, if the Exelon PSA terminated while the Engage PSA were still in effect, and the "true-up" were no longer applicable, we would be exposed to natural gas price risk under the Engage PSA. The charges for energy at various dispatch levels under the Engage PSA are as follows:

        Dispatch Level   Variable Energy Charge
        --------------   ----------------------
           60%               $35.00 per MWh
           70%               $33.50 per MWh
           80%               $32.00 per MWh
           90%               $31.00 per MWh
          100%               $30.00 per MWh

   For dispatch levels between the above percentages, the energy charges are prorated to the proportionate level between the points in the table. The calculation of the dispatch level is done on an hourly basis.

   Start Up Charge. For each start up of a unit from zero generation under a dispatch order from Engage (other than after a forced outage or force majeure event), Engage must pay us $2,500. No start up charge is payable if the unit fails to reach at least 90% of the dispatch level requested by Engage.

   Performance Adjustments. The Engage PSA contains an annual adjustment to Engage's capacity payments based on the performance of Units 1 and 2 during the year. The target Forced Outage Adjustment Factor ("FOAF"), which is the percentage of on-peak summer hours in which a unit experiences a forced outage or an equivalent forced derating, for Units 1 and 2 is 5%. We receive a bonus of 1% of the aggregate capacity payments received from Engage during the prior year for every 1% that the units are under the target FOAF, and must pay Engage (as a credit against future capacity payments) 1% of the aggregate capacity payments paid by Engage during the prior year in penalties for every 1% that the units are over the target FOAF.

   For purposes of calculating the FOAF, periods of curtailment, reduction or interruption by ComEd (or its successor) under the interconnection agreements will not count as forced outages or deratings if the units are otherwise available during such periods.

   Our Events of Default. The following are our events of default, which could lead to the termination of the Engage PSA or the exercise of other remedies by
Engage:

  . our failure to pay any sum due that is not remedied within 15 days after notice from Engage;

  .  our bankruptcy or the bankruptcy of any of our guarantors;

  . our failure to furnish the guaranties of DEI and Peoples Energy Corporation, as required under the Engage PSA; and

  . our failure to perform or comply with any material provision of the Engage PSA, but only if such failure is not cured within 60 days after notice from Engage or a longer period if the failure cannot be cured in 60 days and we are diligently proceeding to cure the default.

   Engage's Events of Default. Engage's events of default include:

  . Engage's failure to pay any sum due that is not remedied within 15 days after notice from us;

  .  the bankruptcy of Engage or any guarantor of Engage;

  .  Engage's failure to post security as required under the Engage PSA; and

  . Engage's failure to perform or comply with any material provision of the Engage PSA, but only if such failure is not cured within 60 days after notice from us or a longer period if the failure cannot be cured in 60 days and Engage is diligently proceeding to cure the default.

   Termination Rights. We may terminate the Engage PSA with 30 days notice after the occurrence and continuation of an event of default by Engage. Upon any such termination, and a concurrent termination of Exelon's agreement with Engage, the Exelon PSA would cover Units 1-2.

   Engage may terminate the Engage PSA with 30 days notice after the occurrence and continuation of an event of default by us. Engage may also terminate the Engage PSA with regard to Unit 1 or 2 with 30 days notice if a forced outage or force majeure event at such unit will last more than 120 days; provided, that if we have taken significant steps toward remediating the circumstances that led to the forced outage or force majeure event and we certify in writing that the outage will end within 240 days of commencement (and the outage in fact ends within the 240 days), then Engage may not terminate the Engage PSA.

   Indemnification. Each party must indemnify the other party and its officers, directors, agents and employees from and against all claims, demands, actions, losses, liabilities, expenses (including reasonable legal fees and expenses), suits and proceedings for personal injury, death or property damage caused by the gross negligence or willful misconduct of the indemnifying party that arise out of or are connected with the performance of the Engage PSA. Likewise, each party must indemnify the other party from all claims and damages arising out of the indemnifying party's ownership, possession or control of electric energy up to or from the delivery point, as the case may be.

   Guaranties. As required by the Engage PSA, Engage has posted a parent guaranty by Westcoast Energy Inc. in our favor to ensure timely payment by Engage of its financial obligations under the Engage PSA. The maximum amount payable under the guaranty was $66,621,667 as of June 25, 2001, and it is reduced by the amount of capacity payments under the Engage PSA from time to time.

   As required by the Engage PSA, both DEI and Peoples Energy have posted parent guaranties to support the performance of our obligations under the Engage PSA. These guaranties are several, not joint and several, and are each limited to $12,500,000.

   Assignment. Except as specifically provided in the Engage PSA, neither Engage nor we may assign our rights under the Engage PSA without the prior written consent of the other party, which consent can not be unreasonably withheld. Either party may assign the Engage PSA to an affiliate without consent, but the assigning party is not released from its obligations under the agreement. A transfer of a majority of the outstanding voting interests of a party (or a parent of a party) to a non-affiliate is deemed to be an assignment of the Engage PSA. Engage has consented to the assignment of a security interest in the Engage PSA to our lenders.

   Governing Law. The Engage PSA is governed by the laws of the State of Illinois without regard to its conflicts of laws provisions.

 Aquila Power Sales Agreements

   We are party to two power sales agreements with AEMC and UtiliCorp, the parent company of AEMC, under which Aquila/UtiliCorp will purchase capacity and electricity generated from Units 5 and 6 (the "Aquila PSA I") and Units 7 and 8 (the "Aquila PSA II," and together with the Aquila PSA I, the "Aquila PSAs").

   Term. The Aquila PSAs will continue until August 31, 2016, in the case of the Aquila PSA I, and August 31, 2017, in the case of the Aquila PSA II (the "Initial Terms"), unless otherwise extended or terminated in accordance with their terms. Aquila/UtiliCorp has the unilateral right to extend the Initial Terms for an additional five-year period (the "Extension Terms") provided that Aquila/UtiliCorp notifies us in writing by September 1, 2014, in the case of the Aquila PSA I, and September 1, 2015, in the case of the Aquila PSA II. In connection with its analysis of the MAIN electric power market, Pace has concluded that based on the payment structure of the Aquila/UtiliCorp power sales agreements, our Facility's forecast dispatch profile, forecast market-clearing prices and the energy and capacity revenues and volatility values for Aquila/UtiliCorp from reselling the output and capacity of Units 5-8, it is likely that Aquila/UtiliCorp will have economic incentives to exercise these extension options. See "Annex C-1--Executive Summary--Power Sales Agreements-- Extension of Aquila Power Sales Agreements."

   Aquila/UtiliCorp's Dispatch Rights. Aquila/UtiliCorp may dispatch the delivery of electric energy and replacement power (if applicable) up to the total net dependable capacity of the units. "Net dependable capacity" is defined in the Aquila PSAs as the aggregate net generating capacity measured in kWs of the applicable units of the Facility, based upon demonstrated output (net of station service and auxiliaries for the Aquila/UtiliCorp units) achieved during capacity testing of the Facility, as adjusted by degradation curves and to ambient atmospheric temperature of 95 degrees Fahrenheit, 60% relative humidity, adjusted for elevation above mean sea level. We may, in our sole discretion (but subject to prudent utility practices), operate any combination of Units 5 and 6 or Units 7 and 8, as applicable, to meet Aquila/UtiliCorp's dispatch requirements. Aquila/UtiliCorp has the sole right to dispatch the units with the exceptions that we may dispatch the units without Aquila/UtiliCorp authorization for testing, in the event of an Aquila/UtiliCorp default and at the

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direction of ComEd or its successors and assigns under the Interconnection
Agreements. We are not required to dispatch the units when performing a scheduled maintenance outage or compressor wash, or when a force majeure condition exists (see below "--Force Majeure"). We are also required to increase, curtail, or interrupt power generation during emergency conditions at the direction of the interconnected utility.

   Aquila/UtiliCorp is limited to dispatching 2,500 hours per unit per year. Dispatch levels must be between 60% and 100% of the capacity of the turbine. In addition, Aquila/UtiliCorp may dispatch "Incremental Energy" (i.e. capacity in excess of 100% of net dependable capacity) if and to the extent that it is available in an amount of up to 250 hours per contract year under each of the Aquila PSAs.

   The Aquila PSAs establish communications protocols between the parties regarding dispatch of the units. Aquila/UtiliCorp will provide to us by 9:00 a.m. each day an hourly dispatch for the following day. This dispatch is binding during non-Summer periods except for September on-peak hours. Aquila/UtiliCorp may request changes to the binding dispatch schedule, and we will quote a fuel surcharge for the change, at which point Aquila/UtiliCorp may decide to make the dispatch change or stay with the original dispatch order. We must provide to Aquila/UtiliCorp by noon each day an estimate of the capacity (taking into account the effect of any expected deratings) that will be available for the following three days.

   During September on-peak hours, Aquila/UtiliCorp can modify the day ahead schedule up until five hours before dispatch of the unit and thereafter is subject to a cancellation fee and the payment of gas balancing costs.

   For purposes of the Aquila PSAs, "Summer" is defined as June through August. During on-peak hours in Summer, Aquila/UtiliCorp may dispatch Units 5 and 6 or Units 7 and 8, as applicable, with as little as 1 hour and 25 minutes notice (1 hour and 35 minutes notice if also dispatching units under the other Aquila
PSA), again subject to payment of a cancellation fee and the payment of gas balancing costs.

   Failure to Provide Replacement Power and Substitute Power. If there is a failure to deliver energy to Aquila/UtiliCorp under either a substitute power arrangement or a replacement power arrangement by the entity that is the source of that substitute or replacement power, then for the period of such failure, we must pay Aquila/UtiliCorp the greater of (i) the cost of cover damages that we actually receive from the provider of the power under those arrangements or
(ii) the amount of any Availability Adjustment (as defined below) due as a result of such failure.

   Capacity Charge. Aquila/UtiliCorp pays us a fixed monthly capacity payment, which is calculated according to the following formula:

      (Capacity Rate X Net Dependable Capacity) - Availability Adjustment.

   The Capacity Rate for 2001 was $7.90 per kW per month for Units 5 and 6 and $7.39 per kW per month for Units 7 and 8, and is $5.11 per kW per month for the remainder of the Initial Term and $4.90 per kW per month for the Extension Term. The net dependable capacity of the units is determined through mutually agreed upon industry standard tests of turbine equipment, and is currently 306,358 kW for Units 5 and 6 combined and 304,959 kW for Units 7 and 8 combined. The "Availability Adjustment" is discussed extensively in the "Performance Adjustments" section below.

   Energy Charge. The energy charge for electricity (other than Incremental Energy) sold to Aquila/UtiliCorp under each Aquila PSA is calculated on a per MWh basis, based on the following formula:

           Variable O&M Rate + (Fuel Charge X Actual Heat Rate/1000)

   The "Variable O&M Rate" is equal to $1.00 per MWh and is escalated annually using the GDP Implicit Price Deflator. If Aquila/UtiliCorp does not alter its day ahead dispatch schedule, the "Fuel Charge" is equal to the Gas Daily Average Price + $0.10 per MMBtu. If Aquila/UtiliCorp makes a change to the day ahead

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

dispatch schedule for Summer On-Peak hours or for September On-Peak hours, the Fuel Charge is equal to the Gas Daily Average Price + $0.15 per MMBtu. If a change is made to the day ahead dispatch schedule for non-Summer and Summer Off-Peak hours, a surcharge is applied to cover the costs of gas purchase adjustments.

   The unit's "Actual Heat Rate" is determined based on the actual performance of the Facility during the relevant period and is calculated by dividing the aggregate gas energy consumption in Btus for Units 5-8 (excluding gas consumed to generate test energy, gas consumed to generate Incremental Energy to the extent used to offset what would otherwise be a forced derating and gas consumed during failed starts) by the electric energy output in kWh produced during the same period by Units 5-8. We have guaranteed a heat rate of 10,787 Btu/kWh at base load as a composite average for Units 5-8 and with allowance for GE degradation (the "Guaranteed Heat Rate"). If the results of periodic heat rate testing indicate that Units 5-8 fail to meet the Guaranteed Heat Rate as a composite average, an adjustment is provided to Aquila/UtiliCorp by the ratio of the Guaranteed Heat Rate to the tested heat rate in calculating the monthly energy charge. We are allowed to accrue heat rate credits when the tested heat rate surpasses a threshold heat rate of 10,759 Btu/KWh for use to offset occurrences when the heat rate exceeds the Guaranteed Heat Rate.

   The energy charge for Incremental Energy under each Aquila PSA is the sum of $100 per MWh of Incremental Energy delivered to Aquila/UtiliCorp plus (i) with respect to the first 100 hours per unit of Incremental Energy dispatched by Aquila/UtiliCorp in any year, twenty percent of the gross margin resulting from the transaction and (ii) with respect to the next 150 hours per unit of Incremental Energy dispatched by Aquila/UtiliCorp in any year, 35% of the gross margin resulting from the transaction.

   Start Up Charge. Aquila/UtiliCorp pays a start-up charge of $2,500 per start. The start-up charge is adjusted annually for inflation. We must pay for any gas consumed during any start-up that does not result in the units generating at least 60% of net dependable capacity.

   Performance Adjustments. Each Aquila PSA provides for penalties and bonuses depending on the availability of the applicable units. The basis from which this determination is made is the Equivalent Availability factor ("EA"), calculated as follows:

         (1 - (FOH + EFDH)/PH),

where FOH is equal to Forced Outage Hours (i.e. the number of hours that the units experienced a forced outage in the month), EFDH is equal to Equivalent Forced Derated Hours (i.e. the equivalent number of hours that the units experienced a forced derating during the month, taking into account the size of the derating), and PH is Period Hours (i.e. the total number of Summer Super Peak, Summer Partial Peak and non-Summer On Peak hours, as applicable, in the month).

   The penalty provisions related to availability are in the form of the Availability Adjustment, which is deducted from the monthly capacity payment. Availability Adjustments are capped annually, but it is possible in certain months to have a higher Availability Adjustment than capacity payment, amounting to a payment that we make to Aquila/UtiliCorp via an offset against future payments.

   There are three availability periods specified in the contract, namely Summer Super Peak, Summer Partial Peak, and Non-Summer Peak. "Super Peak" hours are 11 a.m. to 7 p.m., Monday through Saturday. "Partial Peak" hours are 6 a.m. to 11 a.m. and 7 p.m. to 10 p.m., Monday through Saturday. "Non-Summer Peak" hours are defined as 6 a.m. to 10 p.m., Monday through Friday, during non-Summer periods. The following are the seasonal Availability Adjustment calculations:

            Summer Super Peak Availability Adjustment

            Annual Capacity Payments X Monthly Adjustment Factor X 0.75 X (0.97 - EA)

            Summer Partial Peak Availability Adjustment

            Annual Capacity Payments X Monthly Adjustment Factor X 0.25 X (0.97 - EA)

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

            Non-Summer Peak Availability Adjustment

            Annual Capacity Payments X 0.18 X (0.97 - EA)

   The "Monthly Adjustment Factors" used in the above equations are 18% for June, and 32% for July and August. If the EA during Super Peak Hours in any month is less than or equal to 80%, then for purposes of calculating the Availability Adjustment during the Partial Peak hours in the same month, the EA during Partial Peak hours is deemed to be equal to the EA during Super Peak hours for the month.

   Availability Adjustments are capped at $24,000,000 for the first contract year under Aquila PSA I and $21,215,800 under Aquila PSA II, $12,000,000 for the final contract year, and $18,000,000 for all other contract years.

   We are entitled to a capacity bonus for the units. All bonus payments are conditioned on Summer Super Peak availability being higher than 80%. We receive a bonus for unit availability which exceeds 97%, which is the guaranteed availability of the units in the Aquila PSAs. Calculation of the capacity bonus is as follows:

            Summer Super Peak Capacity Bonus

            $250,000 X 0.75 X (EA during Super Peak Hours - 0.97)/0.03 plus

            Summer Partial Peak Capacity Bonus

            $250,000 X 0.25 X (EA during Partial Peak hours - 0.97)/0.03

   The maximum capacity bonus we can receive annually is $250,000 under each Aquila PSA. The capacity bonus is divided by 12 and paid over the 12-month term beginning with September of each year.

   Buyer Remedies For Seller Failure to Deliver. Aquila/UtiliCorp's sole remedy for our failure to meet our guaranteed on-peak availabilities, to deliver electric energy, replacement power, or substitute power as dispatched by Aquila/UtiliCorp, or failure to comply with any performance related provisions including, standards of operation, minimization of outages and timeliness of information related to outages, is the Availability Adjustment and is subject to the limit on our liability for such adjustment.

   Forced Outages; Replacement and Substitute Power. Each of the Aquila PSAs outlines the requirements of the parties relating to unscheduled outages of the units. First, we must notify Aquila/UtiliCorp within 15 minutes after discovering that a unit is (i) unable to deliver all or part of the electric energy required during a dispatch schedule or (ii) unavailable for future dispatch. Aquila/UtiliCorp must respond within 15 minutes of receipt of our notice indicating the amount it will charge us to release us from our applicable energy supply obligations for the remainder of the day (the "Outage Book Out Charge"). We must then either pay Aquila/UtiliCorp the Outage Book Out Charge or provide replacement power to Aquila/UtiliCorp. In paying the Outage Book Out Charge, we are released from any further obligation or liability (including any availability adjustment) associated with the applicable dispatch order and the outage notice.

   We must further notify Aquila/UtiliCorp, within two hours after the start of the forced outage, of (a) the cause of the forced outage (if known), (b) the proposed corrective action, and (c) our best estimate of the expected duration of the forced outage. In this notice we may also elect to either provide replacement power on our own behalf from other units at our Facility (if available) or request Aquila/UtiliCorp to procure substitute power in accordance with the applicable Aquila PSA. If we provide substitute or replacement power to Aquila in accordance with the applicable Aquila PSA, these periods are not counted as forced outages in the Equivalent Availability calculation. If we fail to timely notify Aquila/UtiliCorp of our election or fail to supply substitute or replacement power, the incident will be included as a forced outage for purposes of the calculation of the availability adjustment.

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

   If we determine that an incident is expected to extend beyond 11:00 p.m. of the third business day after the day in which the forced outage or derating began, then we may make, as soon as practicable, an election to either provide replacement power on our own behalf from other units at our Facility (if available) or request Aquila/UtiliCorp to procure substitute power in accordance with the applicable Aquila/UtiliCorp PSA for the remainder of the incident.

   Standard of Operation. We must manage, control, operate and maintain the units in a manner consistent with prudent utility practice, in accordance with
(i) the practices, methods, acts, guidelines, standards and criteria of MAIN, NERC, and the independent system operator, regional transmission organization or control area, (ii) the requirements of the interconnection agreement with ComEd, (iii) all applicable requirements of law and (iv) permits taking into account Aquila/UtiliCorp's dispatch rights under the Aquila PSAs. We must obtain all certifications, licenses and approvals necessary to operate and maintain each unit and to perform our obligations under the Aquila PSAs. We must also obtain and maintain fuel supply and transportation arrangements in a manner consistent with prudent utility practice, taking into account Aquila/UtiliCorp's dispatch rights under the Aquila PSAs. We must obtain and maintain appropriate insurance coverages typical for plants similar to our Facility, in accordance with prudent utility practice.

   Scheduled Maintenance. On March 31st and September 30th of each year, we must propose a schedule of planned outages to Aquila/UtiliCorp for the twelve months following such date. Aquila/UtiliCorp may request any reasonable modifications to the proposed outage schedule. No maintenance outage may be scheduled to cover the period from May 15 to September 15.

   Performance Tests. We must conduct a test to determine the units' net dependable capacity and net heat rate on or about June 1 of every year at a mutually agreeable time. All tests must be performed in accordance with prudent utility practice. Aquila/UtiliCorp has the right, at its expense, to request that we perform a performance test if Aquila/UtiliCorp believes, based on the operation of our Facility over a 30-day period, that the net dependable capacity of the units is more than 2% below the then current level of net dependable capacity or that the net heat rate exceeds the guaranteed heat rate. We also have a right to reestablish net dependable capacity and net heat rate under a capacity test.

   Taxes. Each party is responsible for its own income taxes. We are responsible for the payment of all present or future federal, state, municipal or other lawful taxes applicable by reason of the operation of our Facility or assessable on our property or operations. Aquila/UtiliCorp must pay for all sales, use, excise and similar taxes imposed on the sale or use of or payments for the electric energy, ancillary services and capacity sold and delivered under the Aquila PSAs arising at or after the point of delivery.

   Title and Risk of Loss. We must deliver the electric energy sold to Aquila/UtiliCorp at the delivery point (i.e. the metering station in the Switchyard for energy produced at our Facility). Title to the electric energy will pass from us to Aquila/UtiliCorp upon delivery at the delivery point. Aquila/UtiliCorp is responsible for any transmission costs beyond the delivery point.

   Guaranties. DEI and PERC are each obligated to provide a payment guaranty under each Aquila PSA commensurate with its membership interest. Under each guaranty, the guarantor irrevocably, absolutely and unconditionally guarantees the timely payment of all our financial obligations that become due and payable to Aquila/UtiliCorp under the applicable Aquila PSA. Each guaranty provides for payment, as a result of an unfulfilled financial obligation by us, to be made within 10 business days after the guarantor receives written notice. The guarantee of each of DEI and PERC is limited to 50% of the obligations and in no event may the maximum aggregate liability for either exceed $10,000,000 plus amounts for collecting or enforcing the guaranty.

   Under each Aquila PSA, Aquila/UtiliCorp must issue a letter of credit equal to 6 months capacity payments if UtiliCorp's Moody's and S&P rating falls one rating category below investment grade (i.e. Baa3 for Moody's and BBB- for S&P) and equal to 12 months of capacity payments if its rating falls two or more rating categories below investment grade.

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

   Force Majeure. If a force majeure event renders either party unable to carry out some or all of its obligations under either Aquila PSA (other than obligations to pay money) despite all reasonable efforts of the affected party to prevent or mitigate its effects, then, during the continuance of the force majeure event, the obligation of the affected party to perform its obligations is suspended. Under the Aquila PSAs, a force majeure event is an event, condition or circumstance beyond the reasonable control of and without the fault or negligence of the affected party, including explosion and fire, lightning, flood, earthquake, storm, acts of God, strike or labor dispute (other than a labor dispute or strike by our employees or the employees of our contractors and subcontractors), war, sabotage, failure to obtain governmental approvals as a result of a change in law, changes in law materially adversely affecting the operation of our Facility, lack of fuel caused by a force majeure event (as defined in the Aquila PSAs) experienced by our fuel supplier or transporter or curtailment of firm gas transportation service to our Facility by governmental order, the failure of performance of any third party with which we have a contract as a result of a force majeure event (as defined in the Aquila PSAs), mechanical equipment breakdown caused by certain force majeure events, or interruption of acceptance by ComEd of delivery of electric energy from our Facility into the ComEd system. Changes in market conditions do not constitute force majeure events under the Aquila PSAs. If a force majeure event affects Units 5 and 6 or Units 7 and 8, as applicable, and the other units at our Facility, we are required to equitably allocate the burdens of the effects of the force majeure event over all of the affected units.

   Aquila/UtiliCorp is required to pay us 50% of its capacity payments for the first 15 days of a force majeure event. An extended force majeure event (i.e. one not overcome within five months) that cannot be overcome in some other manner can give the other party grounds for cancellation of the applicable Aquila PSA. Any periods of forced outage or forced derating caused by force majeure events are not included as forced outage hours or forced derating hours for purposes of calculating the availability adjustment.

   Our Events of Default. The following are our events of default (unless cured within the applicable cure period), which could lead to the termination of the applicable Aquila PSA or the exercise of other remedies by Aquila/UtiliCorp:

  . we fail to make payments when due, or our guarantors fail to pay for substitute power or an Outage Book Out Charge (if we previously failed to make such payments) and by the procedure specified in the Aquila PSA, unless the failure is cured within seven days after receipt of written notice of such failure from Aquila/UtiliCorp;

  . one of our guaranties ceases to remain in full force and effect in accordance with its terms, one of our guarantors fails to make a payment upon a proper drawing against the guarantee by Aquila/UtiliCorp, or we fail to deliver a letter of credit as required by the Aquila PSA upon a "downgrade event" (which occurs when a guarantor's debt rating falls below investment grade or if one of our guarantors that is not rated has a value below $600,000,000 in owner's equity, or a ratio of total liabilities to total assets for DEI that exceeds 72%) with respect to one of our guarantors, unless cured within 21 days after receipt of written notice from Aquila/UtiliCorp;

  . our dissolution or liquidation, unless cured within 60 days after receipt of written notice from Aquila/UtiliCorp;

  .  our bankruptcy;

  . our assignment of the Aquila PSA or any other of our rights under the Aquila PSA or the sale and transfer of any interest in us, in each case not in compliance with the provisions of the Aquila PSA, unless cured within 60 days after receipt of written notice from Aquila/UtiliCorp;

  . we sell electric energy or capacity that is committed to Aquila/UtiliCorp to a third party other than as permitted in the Aquila PSA, unless cured within 60 days after receipt of written notice from Aquila/UtiliCorp;

  . any false representation made by us under the certain provisions in the Aquila PSA, unless cured within 60 days after receipt of written notice from Aquila/UtiliCorp; or

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

  . our Facility experiences chronic poor availability (i.e. generally less than 80% availability for three years or 70% availability for two years) under the provisions of the Aquila PSA.

   Aquila/UtiliCorp Events of Default. Aquila/UtiliCorp events of default under each Aquila PSA include:

  . Aquila/UtiliCorp fails to pay any sum due from it under the Aquila PSA, unless cured within seven days after receipt of our written notice;

  . the bankruptcy of Aquila/UtiliCorp, unless cured within 60 days after receipt of our written notice;

  . the dissolution or liquidation of Aquila/UtiliCorp (except in connection with a change in control of AEMC in accordance with the Aquila PSA), unless cured within 60 days after receipt of our written notice;

  . Aquila/UtiliCorp's failure to post or maintain security at levels specified in the Aquila PSA in connection with a downgrade event with regard to Aquila/UtiliCorp, unless cured within 60 days after receipt of our written notice;

  . Aquila/UtiliCorp's assignment of the Aquila PSA or any of its rights under the Aquila PSA or the sale or transfer of any interest in Aquila/UtiliCorp not in compliance with the Aquila PSA, unless cured within 60 days after receipt of our written notice; or

  . Any false representation made by Aquila/UtiliCorp under certain provisions in the Aquila PSA, unless cured within 60 days after receipt of our written notice.

   Termination Rights. Aquila/UtiliCorp may terminate either Aquila PSA with 30 days written notice if we default and the default is continuing.
Aquila/UtiliCorp may also terminate the applicable Aquila/UtiliCorp PSA if the units have chronically poor availability (i.e. generally less than 80% availability for three years or 70% availability for two years).
Aquila/UtiliCorp may also terminate if we experience an extended force majeure event.

   We may sell energy and capacity to third parties if Aquila/UtiliCorp defaults in its payment obligations during the continuance of such default. We may cancel the applicable Aquila PSA with 30 days written notice if Aquila/UtiliCorp defaults and the default is not cured. We may also terminate if Aquila/UtiliCorp experiences an extended force majeure event.

   Appointment of AEMC as UtiliCorp's Agent. UtiliCorp appointed AEMC as its agent with full power to act on UtiliCorp's behalf with respect to the Aquila PSAs as AEMC deems appropriate, including with respect to any notices, claims, consents, elections, waivers, agreements or instruments. However, AEMC may not agree to amend either Aquila PSA on behalf of UtiliCorp.

   Indemnification. Each party must indemnify the other party, and its officers, directors, agents and employees from and against all claims, demands, actions, liabilities, expenses and losses (including reasonable legal fees and expenses) for personal injury, death or property damage caused by the negligence or willful misconduct of the indemnifying party that arise out of or are connected with the performance of the Aquila PSAs, except to the extent caused by the gross negligence or willful misconduct of, or breach of the applicable Aquila PSA by, the party seeking indemnification. Likewise, each party must indemnify the other party from all claims and damages arising out of the indemnifying party's ownership, possession or control of electric energy up to or from the delivery point, as applicable. In no event will either party be liable to the other party for any special, incidental, exemplary, indirect, punitive or consequential damages, including loss of profits.

   Assignment. Except as provided below, neither party may assign its rights under either Aquila PSA without the prior written consent of the other party. Either party may assign the Aquila PSAs to an affiliate without consent, but the assigning party is not released from its obligations under the agreement. A transfer of a majority of the outstanding voting interests of a party (or a parent of a party) to a non-affiliate is deemed to be an assignment of the Aquila PSAs. Aquila/UtiliCorp has consented to the assignment of a security interest in the Aquila PSAs to our lenders. If there is a change in ownership or control of AEMC and the successor entity has a credit rating equal to or higher than UtiliCorp, we must consent to the assignment of the Aquila PSAs to such successor entity and release UtiliCorp from its obligations under the Aquila PSAs arising from and after the change in control.

   Governing Law. The Aquila PSAs are governed by the laws of the State of Illinois without regard to its conflicts of laws provisions.

                                FUEL AGREEMENTS

 Cinergy Fuel Management Agreement

   We are party to a fuel supply and management agreement (the "FSMA"), which establishes the terms and conditions under which Cinergy will serve as our fuel manager by taking on the exclusive rights and obligations to procure, schedule and deliver to Nicor and/or PGL volumes of gas sufficient to meet our gas requirements, including the management and administration of the Nicor Transportation and Balancing Agreement (the "Nicor T&B Agreement"). The FSMA provides Cinergy with agency authority to purchase and arrange for deliveries of gas sufficient to serve our production requirements.

   Term. The term of the FSMA runs from May 1, 2001 through April 30, 2002, unless terminated earlier in accordance with its terms or extended by agreement of the parties.

   Duties of Cinergy. Cinergy will supply and arrange for delivery to us (through the Nicor or PGL system) at its own expense on a firm basis our full gas requirements up to the applicable Firm Maximum Daily Quantity and Maximum Hourly Quantity (as set forth in the table below) and on a reasonable efforts basis for any excess beyond those quantities, subject to the limitations of the Nicor T&B Agreement (see below). Unless Cinergy fails to provide the amount of gas required to be delivered under the FSMA and such default is likely to prevent us from meeting our obligations to provide power to our power customers, Cinergy is our sole supplier of gas during the term of the FSMA. In discharging its responsibilities under the FSMA, Cinergy must manage fuel supply volumes within the defined parameters in the Nicor T&B Agreement and is responsible for all charges assessed by Nicor associated with its failure to manage fuel supply volumes.

   Cinergy must supply gas from the following sources: (i) the NBPL, APL or NGPL interstate pipelines, (ii) inventory storage under the Nicor T&B Agreement or (iii) purchased from Nicor as "Requested Authorized Use" or "Unauthorized Use Volumes" under the Nicor T&B Agreement. In addition, all gas delivered by Cinergy under the FSMA must be merchantable natural gas, free of liens and encumbrances of any kind, and must comply with the fuel specifications in the FERC approved tariff of the interstate pipeline on which the gas is being transported.

   Maximum Daily Quantity Summer      362,400 MMBtu (241,600 firm and 120,800
                                      non-firm)
   Maximum Daily Quantity Non-Summer  426,600 MMBtu (lesser of 213,300, or
                                      88,875 plus Cinergy's nominated volumes,
                                      is firm; remainder is non-firm but
                                      Cinergy must use reasonable efforts to
                                      sell and deliver non-firm quantities)
   Maximum Hourly Quantity Summer     15,100 MMBtu per hour
   Maximum Hourly Quantity Non-Summer 17,775 MMBtu per hour

   "Summer" is defined as June through September in the FSMA.

   Facility Consumption Charges. For any day that is not a Special Day (as defined below under "--Special Days"), we pay Cinergy for fuel supplies at the Gas Daily Average Price plus four cents per MMBtu.

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

   Fuel Management Fee. As compensation for its performance of its duties as Fuel Manager for our Facility, we pay Cinergy $65,000 per month for each of the Summer months and $10,000 per month for each of the non-Summer months.

   Special Days. Fuel quantities and prices on "Special Days" (i.e. days for which Cinergy's ability to use transportation and storage capacity has been curtailed) are negotiated by the parties. Any volumes delivered by Cinergy but not consumed by us on a Special Day are injected into storage under the Nicor T&B Agreement. Up to 20,000 MMBtu per day of these "Deferred Special Day Volumes" will be withdrawn and delivered to the Facility as the "first gas through the meter" on the immediately succeeding non-Special Days at no additional cost to us, until the balance of the Deferred Special Day Volumes are reduced to zero.

   Summary of Reimbursable Charges. Although we remain responsible for paying all charges under the Nicor T&B Agreement, unless we fail to meet certain conditions set forth in the FSMA, we receive reimbursement from Cinergy for the following charges under the Nicor T&B Agreement: forecast variance charges (up to 241,600 MMBtu and 67,400 MMBtu, for summer and non-summer months respectively); delivery variance charges (except to the extent attributable to volumes consumed by our Facility in excess of the Firm Maximum Daily Quantity); excess storage or storage inventory overrun charges (limited to those assessed because the highest daily quantity in storage exceeds 951,500 MMBtus); and charges for requested authorized use and unauthorized use.

   Forecast Variance Charges. Under the FSMA, we must pay Cinergy an "Elwood Forecast Variance" charge on the difference each day between our projected gas consumption (the "Elwood Forecast Burn") and the actual amount of gas consumed by our Facility during the day. The Elwood Forecast Variance charges under the FSMA are related to the Nicor T&B Agreement. Under the Nicor T&B Agreement, Nicor levies a Forecast Variance charge on us for the difference each day between the Forecast Burn it receives from Cinergy and the actual amount of gas consumed by us during the day. The following tables show the Forecast Variance charges (which here are translated from units in therms, as presented in the Nicor T&B Agreement, to MMBtu for ease of comparison to the FSMA provisions). The applicable Forecast Variance charges differ for Summer and non-Summer months.

Summer Months

   Nicor T&B Agreement Forecast Variance Charges per day

         20,000 MMBtu (less than) Forecast Variance (less than or =) 120,800 MMBtu  $0.05/MMBtu
        120,800 MMBtu (less than) Forecast Variance (less than or =) 181,200 MMBtu  $0.10/MMBtu
        181,200 MMBtu (less than) Forecast Variance (less than or =) 241,600 MMBtu  $0.48/MMBtu
        241,600 MMBtu (less than) Forecast Variance                                 Negotiable

   Under the FSMA, we must pay Cinergy $0.05/MMBtu/d for the Elwood Forecast Variance for each day, up to 241,600 MMBtu/d during the Summer months. Cinergy, in turn, reimburses us for the Forecast Variance charges under the Nicor T&B Agreement, unless we have failed to meet certain conditions set forth in the FSMA, up to the charges for a Forecast Variance that exceeds 241,600 MMBtu/d. We are obligated to pay the Nicor Forecast Variance charges attributable to volumes exceeding 241,600 MMBtu/d.

Non-Summer Months

   Nicor T&B Agreement Forecast Variance Charges per day

         20,000 MMBtu (less than) Forecast Variance (less than or =) 47,400 MMBtu   $0.05/MMBtu
         47,400 MMBtu (less than) Forecast Variance (less than or =) 88,875 MMBtu   $0.55/MMBtu
         88,875 MMBtu (less than) Forecast Variance (less than or =) 118,000 MMBtu  $0.55/MMBtu
          (non-firm)
        118,000 MMBtu (non-firm) (less than) Forecast Variance                      Negotiable

   Under the FSMA, we pay Cinergy $0.05/MMBtu/d for the Elwood Forecast Variance for each day up to 67,400 MMBtu/d during the non-Summer period. Cinergy in turn reimburses us for the Forecast Variance charges set forth in the Nicor T&B Agreement up to the charges for a Forecast Variance that exceeds 67,400 MMBtu/d. We are obligated to pay Forecast Variance charges attributable to volumes exceeding 67,400 MMBtu/d.

   Under the FSMA, we communicate our Elwood Forecast Burn for the next day to Cinergy at 6:45 a.m. each day. Using its judgment, and certain other information provided by us, Cinergy develops its own Forecast Burn for the day and communicates it to Nicor by 7:00 a.m. The FSMA contains a communications protocol governing these and other communications.

   Sale of Power by Cinergy. Cinergy may offer to sell power to us from time to time so that we may forego running our units and taking gas under the FSMA. We have no obligation to accept Cinergy's offer, and our acceptance is subject to the consent of our power customers. If we accept the offer, all obligations under the FSMA relating to gas are suspended during the power sales period.

   Failure to Deliver. Failure to provide firm supply and delivery will result in Cinergy paying our reasonable incremental cost of cover, including gas cost and any associated services. This is our sole remedy for Cinergy's failure to provide firm supply and delivery of gas.

   Our Responsibilities Under the FSMA. We are required by the FSMA to perform the following activities:

  . operate and maintain the on-site equipment for receiving and handling gas;

  . use reasonable efforts to provide Cinergy with notice regarding startups or shutdowns of the units and our estimated gas requirements in accordance with the FSMA;

  . make available to Cinergy a Loaned Gas Balance for its use of 725,000 MMBtu, to be returned on termination of the Agreement;

  . maintain the Nicor T&B Agreement in full force and effect and not agree to any changes to the Nicor T&B Agreement that alter the rights or obligations of Cinergy without Cinergy's express consent; and

  .  operate the units in accordance with the standards of the FSMA.

   Metering. For the purpose of measuring quantities of gas delivered to us, gas will be metered and measured by Nicor at its meters located at the delivery point under the Nicor T&B Agreement.

   Guaranties. The FSMA requires that Cinergy Corp. execute a guaranty of Cinergy's financial obligations for our benefit. The Cinergy Corp. guaranty is limited to a cap amount of $13 million.

   The FSMA also requires us to deliver the parent guaranties of DEI and Peoples Energy Corporation. Each of the guaranties is capped at $6.5 million.

   Agency of Cinergy. Under the FSMA, we appoint Cinergy to act as agent on our behalf for the purposes of (i) taking actions at our direction, (ii) making payments of all charges in accordance with the FSMA and (iii) acting on our behalf and for our benefit in managing and administering the Nicor T&B Agreement. Cinergy may not, without our permission, (w) enter into any agreements on our behalf unless consistent with its purposes as agent; (x) enter into any physical or financial hedging or speculative transactions on our behalf; (y) agree to any amendment of, or waive any right under, the Nicor T&B Agreement or our other agreements; or (z) enter into any agreement in violation of applicable law, the FSMA or the Nicor T&B Agreement. Cinergy must pay, from its own funds, all expenses it incurs in the course of performing its duties and obligations under the FSMA.

   If the FSMA is terminated with or without cause, Cinergy's agency immediately ceases and Cinergy will no longer be entitled to act on our behalf under the Nicor T&B Agreement or any other agreement.

   Cinergy Events of Default. Cinergy's events of default include:

  . a default in the performance of any of its covenants or obligations under the FSMA (other than a payment default or a default in the obligation to supply and deliver gas) that is not cured within 5 days of our written notice;

  .  a default under the guaranty of Cinergy Corp.;

  . the liquidation, dissolution, receivership, insolvency or bankruptcy of Cinergy or Cinergy Corp.;

  . Cinergy's failure to make any payment when due or cure such failure in the lesser of 10 days or such time period as would result in loss of gas supply or delivery to us if not cured within such period; and

  . any representation or warranty made by Cinergy or Cinergy Corp. (in Cinergy Corp.'s guaranty) should prove to be materially untrue or be breached as of May 1, 2001.

   Except as provided below, if Cinergy defaults under the FSMA, we may do any or all of the following: (i) cure the default and seek reimbursement of any costs we incur in effecting the cure, or offset such costs against any amounts payable by us in the future under the FSMA; (ii) terminate the FSMA; and/or
(iii) exercise all other rights and remedies available to us at law or in equity. However, if Cinergy defaults in the performance of any of its obligations to deliver the Firm Maximum Daily Quantity on any non-Special Day or the quantity of gas agreed upon by the parties for a Special Day, and the default is reasonably likely to prevent us from meeting our power supply obligations, then we have the right, as our sole remedy for the default, to procure replacement gas for our Facility on commercially reasonable terms. Cinergy must reimburse us for any reasonable incremental costs incurred in purchasing the replacement gas and related services, plus interest.

   Our Events of Default. Our events of default include:

  . a default in the performance of any of our obligations under the FSMA that is not cured within 5 days after receiving written notice from Cinergy;

  .  a default under either of the guaranties of DEI or Peoples Energy
     Corporation;

  . the liquidation, dissolution, receivership, insolvency or bankruptcy of us or either of our guarantors; and

  . any representation or warranty made by our guarantors or us should prove to be materially untrue or be breached as of May 1, 2001.

   If we default under the FSMA, Cinergy may, upon seven days notice to us, do any or all of the following: (i) terminate the FSMA; (ii) terminate the agency granted to Cinergy under the FSMA; and (iii) exercise all other rights or remedies available at law or in equity, including, without limitation, recovering from us any future management fees due under the FSMA. If Cinergy terminates the FSMA in the event of our default, then Cinergy must use its reasonable efforts to minimize the costs associated with unwinding gas purchase agreements; provided, however, Cinergy may not, without our consent, unwind or terminate any gas purchase agreements entered into as our agent under the FSMA with respect to which we have financial exposure. We must reimburse Cinergy for all costs incurred by Cinergy to unwind any and all agreements entered into by Cinergy as our agent under the FSMA.

   Force Majeure. Except for payment obligations due under the FSMA, neither party is liable for its failure to perform any obligation under the FSMA, nor may it be deemed in breach of the FSMA, to the extent the failure to perform is due to a force majeure event, provided that: (i) the non-performing party gives notice of the event, (ii) the suspension of performance is limited in scope and duration as required by the force majeure event, (iii) the non-performing party uses its reasonable efforts to remedy its inability to perform, (iv) the non-performing party notifies the other party when it is able to resume performance and (v) the force majeure event was not caused by or connected with any negligent or intentional acts, errors or omissions, or failure to comply with any law or regulation by the non-performing party.

   For purposes of the FSMA, the definition of force majeure events differs for the parties. For us, a force majeure event is any delay in the performance of our obligations under the FSMA due solely to circumstances beyond our reasonable control and that could not have been prevented by our due diligence, including: acts of God, weather-related events affecting an entire geographic region, strikes or other labor difficulties, war, riots, requirements, acts or omissions of governmental authorities, changes in law after the date of the FSMA preventing performance, inability despite due diligence to obtain or renew required licenses, accident, earthquake, sabotage or fire. For Cinergy, a force majeure event is limited to declarations of force majeure by Nicor under the Nicor T&B Agreement, by any of NBPL, APL, NGPL or any pipeline upstream of these pipelines under its tariff or transportation agreement, or by PGL under the its transportation and balancing agreement with Nicor, or a default by Nicor under the Nicor T&B Agreement not due to Cinergy's failure to fulfill its responsibilities under the FSMA, and then only to the extent that the force majeure events directly impact Cinergy's ability to execute its responsibilities under the FSMA and are beyond Cinergy's control. If a declaration of force majeure by any of NBPL, APL or NGPL is based on an outage of its pipeline system upstream of its interconnection facilities with PGL or Nicor or if a declaration of force majeure by Nicor is based on an outage of its pipeline system used to provide service to us, then Cinergy must use reasonable efforts to provide gas during the outage and we must pay pre-approved costs relating to Cinergy's performance during the outage condition. If, despite Cinergy's reasonable efforts during the outage condition, Cinergy is unable to provide firm gas supply due to the outage condition, then the event qualifies as a force majeure event for Cinergy.

   Under the FSMA, the following are not considered force majeure events: (i) changes in market conditions that affect the cost of gas or any alternate supplies of gas, or (ii) gas supply or transportation interruptions, except to the extent that gas is unavailable generally on the NBPL, APL, NGPL, Nicor Gas or Peoples Gas systems at any price.

   If a force majeure event delays a party's performance under the FSMA for greater than 30 days (or if the force majeure event cannot be overcome within 30 days with reasonable diligence, a reasonably longer period granted by the non-delayed party not to exceed 3 months), the non-delayed party may terminate the FSMA without further obligation.

   Termination upon Cinergy's Deficient Performance. If Cinergy's performance under the FSMA results in written notice from Nicor that service may or will be suspended under the Nicor T&B Agreement, we may immediately suspend or terminate the FSMA if Cinergy does not cure the conditions that caused such notice to issue in time to prevent any suspension or termination.

   Termination upon Enforcement Action. If the FERC or any other federal or state agency or authority asserts or determines that any of the terms of the FSMA or the conduct of the parties under the FSMA is in violation of the Natural Gas Act, any other federal or state law or the terms of any applicable FERC gas tariff, then either party may terminate the FSMA upon the earlier to occur of the date required by applicable law or 30 days after notice given to the other party. In the event of termination, all costs associated with unwinding or terminating the gas purchase, transportation or storage agreements relating to our Facility are shared equally by the parties.

   Indemnification. Cinergy must indemnify us, and our members, officers, directors, employees and agents, for third party claims, penalties, expenses and liabilities (including reasonable attorneys' fees and expenses) arising from: (i) claims associated with title to gas or liens on title to gas, (ii) balancing, storage or transportation costs, charges, penalties or fees resulting from sales of gas from Cinergy to persons other than us, (iii) governmental fines and penalties on account of Cinergy's actions, (iv) Cinergy's failure to comply with the provisions of the FSMA governing Cinergy's agency, (v) Cinergy's purchases of gas or entry into other agreements, on its own behalf or as our agent, (vi) taxes for which Cinergy is responsible and
(vii) injury and property damage to third parties caused by the negligence or willful misconduct of Cinergy that arise out of Cinergy's performance of the FSMA (except to the extent attributable to our gross negligence or willful misconduct, or our breach of the FSMA).

   We must indemnify Cinergy, its members, officers, directors, employees and agents for third-party claims, penalties, expenses and liabilities (including reasonable attorneys' fees and expenses) arising from: (i) claims associated with the consumption of gas by us, including any environmental claims, (ii) governmental fines and penalties on account of our actions, (iii) our failure to comply with the provisions of the FSMA regarding Cinergy's agency, (iv) our purchases of gas entered into on our own behalf, (v) taxes for which we are responsible, and (vi) injury or property damage to third parties caused by our negligence or willful misconduct that arise out of our performance of the FSMA (except to the extent attributable to the gross negligence or willful misconduct of, or breach of the FSMA by, Cinergy).

   The indemnification provisions of the FSMA survive the expiration of the term or the termination of the FSMA. Under the FSMA, neither party is liable for consequential, punitive, exemplary or special damages.

   Assignment. Except as provided below, neither party may assign its rights under the FSMA without the prior written consent of the other party, which consent cannot be unreasonably withheld. As long as we have not defaulted under the FSMA, we may assign the FSMA without Cinergy's consent to (i) any affiliate of DEI or PERC, or (ii) to any party succeeding in ownership to the units, provided that the proposed assignee is creditworthy. As long as Cinergy has not defaulted under the FSMA, Cinergy may assign the FSMA without our consent to a creditworthy affiliate that is at least as well qualified to fulfill Cinergy's obligations under the FSMA as Cinergy. Cinergy has also consented to the assignment of the FSMA or a security interest in the FSMA to our lenders, provided the assignment does not adversely affect Cinergy's rights under the FSMA.

   Governing Law. The FSMA is governed by the laws of the State of Texas, without regard to principles of conflicts of laws. The parties irrevocably submit to the jurisdiction of the state and federal courts sitting in Houston, Texas.

 Nicor Transportation & Balancing Agreement

   The Nicor T&B Agreement establishes the terms and conditions under which Nicor will provide firm gas transportation services and no-notice balancing services that allow us to receive delivery of gas supplies at hourly rates and on short notice, to meet the peaking requirements of our generation units.

   The Nicor T&B Agreement is designed to ensure that we have the right to receive interstate gas supplies delivered from APL, NBPL and NGPL. While Nicor is the local distribution company and the contractual provider of services to our Facility, the physical transportation of gas is provided by PGL's 24-inch pipeline, which is connected to the interstate pipelines of APL and NBPL. Nicor and PGL physically manage gas storage balancing needed to accommodate changes in the scheduled gas supplies and generator loads.

   Term. The term of the Nicor T&B Agreement, including any extensions, is bifurcated to reflect the fact that our Facility was constructed in several phases. The first phase of the Nicor T&B Agreement ("Phase I Term") relates to Units 1 - 4 and covers a 41-month period commencing on May 1, 2001 and ending September 30, 2004. The second phase of the Nicor T&B Agreement ("Phase II Term") relates to generating Units 5 - 9 and covers a five-year period commencing on May 1, 2001 and ending March 31, 2006. The Nicor T&B Agreement provides for three elective extensions of the Phase I and Phase II Terms as follows:

                                 Commencement    Expiration           Notice
Extension                 Term       Date           Date      Units Requirement
---------                ------- ------------- -------------- ----- -----------
Phase I Primary Term
 Extension               18 mos.  Oct. 1, 2004 March 31, 2006 1 - 4  180 days
Phase II Term Extension   5 yrs. April 1, 2006 March 31, 2011 5 - 9  180 days
Phase I and Phase II
 Term Extension           5 yrs. April 1, 2006 March 31, 2011 1 - 9  180 days

   Volume Terms. Under the Nicor T&B Agreement, we have the right to firm transportation service of gas supply within our minimum and maximum daily nomination allowances. Our maximum daily contract quantity of gas is 241,600 MMBtu/day in the Summer months (i.e. June through September) and 284,400 MMBtu/day in the non-Summer months (i.e. October through May). In addition, Nicor is not obligated to deliver gas to us at an hourly rate in excess of 15,100 MMBtu/hour in the Summer months and 17,775 MMBtu/day in the non-Summer months. If we request gas at an hourly or daily rate greater than the above-mentioned limits, Nicor will use reasonable efforts to deliver gas at our requested rate. Subject to certain exceptions in the Nicor T&B Agreement, if Nicor's operational conditions require Nicor to restrict our purchases from interstate pipelines, we receive a $0.48 per MMBtu credit for the quantity affected.

   The Nicor T&B Agreement explicitly recognizes the hourly needs of a peaking facility and gives us the flexibility to take gas as needed, limited only to the hourly, daily and seasonal limits of the contract. We have firm storage rights to inject or withdraw on a no-notice basis up to 181,200 MMBtu per day during the Summer months and up to 88,875 MMBtu per day during the Non-Summer months. Additionally, we can exceed these limits, but are subjected to additional volumetric charges for volumes in excess of the limits (see "-- Excess Storage Charges" below). At no time can the amount of gas in our balancing account exceed 725,000 MMBtu (approximately 3-4 days of the Facility's maximum daily usage). The storage account is intended to absorb over or underages in delivery caused by the no-notice, hourly and intraday needs of the Facility and is not intended to be a gas supply reserve.

   The following is a summary of our contractual volume limitations under the Nicor T&B Agreement:

   Contractual Volumes
   -------------------
   Max. Balancing Service Account Balance:   725,000 MMBtu
   Max. Firm Balancing Quantity Summer:      181,200 MMBtu
   Max. Firm Balancing Quantity Non-Summer:  88,875 MMBtu
   Max. Daily Contract Quantity Summer:      241,600 MMBtu/day
   Max. Daily Contract Quantity Non-Summer:  284,400 MMBtu/day
   Max. Hourly Quantity Summer:              15,100 MMBtu/hour
   Max. Hourly Quantity Non-Summer:          17,775 MMBtu/hour

   The Nicor T&B Agreement contains a communications protocol setting forth the notification process relating to gas supply. We must notify Nicor of the projected next day consumption ("Forecast Burn") at 7 a.m. on the business day before the day for which the projection is given. Nicor must then provide to us by 8 a.m. the minimum and maximum quantities of gas that we may nominate. Finally, we must provide to Nicor by 9 a.m. amounts of pipeline gas to be nominated the following day; however, through May 31, 2002 (unless extended by mutual agreement), on non-Critical Days during non-Summer months, we may submit a "revised forecast burn" to Nicor by 9:15 a.m. for changes attributable to an increased electrical dispatch by Aquila under the Aquila PSAs. The order of delivery for gas used is Requested Authorized Use (as defined below) gas, customer owned gas nominated from pipeline, balancing services gas, and Unauthorized Use (as defined below) gas.

   Critical Days. Nicor's service is firm, but the no-notice balancing service available from storage may be curtailed during extreme weather conditions. When Nicor's load for its gas heating requirements is expected to exceed sixty heating degree days (an average daily temperature of five degrees Fahrenheit or less), Nicor may limit deliveries to us to firm transportation service and the gas received for our account from NBPL, APL and NGPL on such days. During days when Nicor is projected to exceed 65 heating degree days or during a declared "Critical Day" weather emergency under its tariff, deliveries to us may be further restricted by Nicor in any hour to the transportation gas received in the corresponding hour from NBPL, APL and NGPL, as applicable, for our account. On Critical Days, our power customers must designate in advance if the units may be called upon. Gas supplies will then be purchased to meet the designated needs of the power customers and will be delivered via firm transportation service to the plant.

   Reservation and Volumetric Charges. We must pay Nicor a Reservation Charge for each Summer month of $0.45 per MMBtu for the 241,600 MMBtu per day of Maximum Daily Contract Quantity reserved for the Facility. We must also pay Nicor a Volumetric Charge at a rate of $0.037 per MMBtu for gas delivered during the Summer months and $0.092 per MMBtu for non-Summer month delivery. A Balancing and Storage Service Reservation Charge is assessed for each Summer month at a rate of $3.35 per MMBtu for the 181,200 MMBtu per day of Summer Maximum Firm Balancing Quantity.

   Forecast Variance Charges. A discussion of Forecast Variance charges under the Nicor T&B Agreement is contained in the discussion of the Cinergy FSMA.

   Delivery Variance Charges. Nicor charges us to the extent daily consumption by our Facility is greater than the maximum or less than the minimum quantity nominated for delivery on NBPL, APL or NGPL, in total, for that day. This variance is called the "Delivery Variance," and the charge is limited to Delivery Variances that exceed 5,000 MMBtu on any day that is not a Critical Day or a day on which pipeline deliveries have been curtailed. This charge is waived for the first six billable Delivery Variance events unless the cumulative volume of such events exceeds 60,000 MMBtu in a contract year. If the 60,000 MMBtu threshold is exceeded, all prior and subsequent Delivery Variances are assessed. On Critical Days and days on which pipeline deliveries have been curtailed, the charge applies without limitation.

   Excess Storage Charges. We must pay a Storage Inventory Overrun Charge to Nicor at the rate of $0.50 per MMBtu for each occurrence where the highest daily quantity in storage is in excess of 725,000 MMBtu but less than 951,500 MMBtu. An Excess Storage Charge is applied monthly at a rate of $1.00 per MMBtu for each occurrence where the highest daily quantity in storage exceeds 951,500 MMBtu. The Excess Storage Charge is also assessed daily when balancing and storage service on any Summer month day is greater than 241,600 MMBtu per day and less than 302,000 MMBtu per day and on any non-Summer month day when balancing and storage service exceeds 118,000 MMBtu per day but is less than 147,500 MMBtu per day.

   Upstream Transportation Charges. We must pay Upstream Transportation Charges, which are in effect passed on to PGL through the Transportation and Balancing Service Agreement between Nicor and PGL. The Upstream Transportation Charges consist of two components: (i) a reservation charge for each Summer month at a rate of $0.737 per MMBtu of Maximum Daily Contract Quantity (241,600 MMBtu per day) and (ii) a volumetric charge for each month at a rate of $0.044 per MMBtu on all gas delivered by Nicor to the Facility.

   Requested Authorized Use and Unauthorized Use Charges. Nicor and we may agree to negotiate authorized overrun levels of daily balancing and storage service for injection or withdrawal of gas and/or Forecast Variance Charges; or for purchase of Nicor-owned gas. An agreement before use of these services constitutes "Requested Authorized Use." Requested Authorized Use of Nicor's gas supplies when approved is charged at the higher of Nicor's cost of gas or market price plus $0.20 per MMBtu. Use of Nicor's gas supplies without requested authorization and approval is considered "Unauthorized Use" and is charged at the Requested Authorized Use charge plus $60.00 per MMBtu.

   Minimum Annual Charges. While the actual amount to be paid each year will vary depending on the volumes transported and stored, the Nicor T&B Agreement states that the minimum annual bill which we will pay to Nicor is $4.35 million, excluding any Storage Inventory Overrun, Excess Storage, Delivery Variance, Requested Authorized Use and Unauthorized Use charges, buy-out amounts, incremental global point agreement/operational balance agreement charges and applicable taxes. Phase I and Phase II contract term extensions result in a pro-rata increase in monthly and annual minimum payments.

   Rebate of Charges. We receive a 25% rebate of charges billed to us (excluding any Storage Inventory Overrun, Excess Storage, Delivery Variance, Requested Authorized Use and Unauthorized Use charges, buy-out amounts, incremental global point agreement/operational balance agreement charges and applicable taxes) which exceed $5.75 million in any contract year and a 50% rebate of charges billed to us (subject to the same exclusions) which exceed $6.75 million in any contract year.

   Delivery Terms. Gas supplies that we nominate for delivery to us or into storage must be transported on the NBPL, NGPL or APL interstate pipelines.

   Limitation of Liability. Neither party will be liable to the other for consequential, punitive, exemplary, and other special damages.

   Nicor Non-Performance. Nicor may not suspend its performance for any reason other than our nonpayment of invoices. We agreed not to bypass Nicor's local distribution system while the Nicor T&B Agreement is effective, but reserved the right, in the event of Nicor's non-performance and at our option, either to obtain and receive gas from other suppliers or receive from Nicor the market value of any gas not delivered. In addition, if Nicor suspends performance for any reason other than force majeure, Nicor will hold us harmless from any damages from Nicor's failure to perform under the Nicor T&B Agreement.

   Force Majeure. If any obligation of either party under the Nicor T&B Agreement, except for the payment of money when due, cannot be performed due to an act of God, strike, labor dispute, fire, war, civil disturbances, explosion, breakage or accident to machinery or pipelines, quarantine, epidemic, severe storms, act or interference of governmental authorities including failure to grant a permit, or by any similar cause reasonably beyond the control of the non-performing party: (i) the non-performing party must use reasonable efforts to remove the cause of the interference, (ii) during the continuance of the interference, the obligation of the non-performing party is suspended to the extent that the interference prohibits such performance, and (iii) any directly corresponding obligation of the other party is also suspended. Scheduled equipment outages and normal maintenance are not considered force majeure events under the Nicor T&B Agreement.

   If we incur an unauthorized overrun of our contract quantities due to a non-economic force majeure event, we must reimburse Nicor for an amount equal to the higher of (i) the actual interstate pipeline penalties incurred by Nicor that were directly related to our unauthorized overrun of contract quantities or (ii) a volumetric charge of $0.48 per MMBtu during the Summer months or $0.55 per MMBtu during the non-Summer months multiplied by the quantity of the unauthorized overrun.

   Buy-Out of Nicor. If less costly supply options become available, we may, upon one years' notice, buy out Nicor and terminate the Nicor T&B Agreement on September 30th of 2002, 2003 or 2004 by paying Nicor a lump sum "Buy-Out Amount." The Buy-Out Amount is $4,112,000 for 2002, $2,789,000 for 2003 and $1,420,000 for 2004, subject to change depending on the unamortized fixed cost of other global point and operational balancing agreements in place at the time of termination. In the event of a buy-out, we may purchase from Nicor on-site meters and related equipment located or to be located at the inlet phalanges of our Facility.

   Assignment. Except as provided below, neither party may assign, pledge or otherwise transfer its rights under the Nicor T&B Agreement without the prior written consent of the other party, which consent cannot be unreasonably withheld. Nicor may assign the Nicor T&B Agreement without our consent to any successor to or transferee of the direct or indirect ownership or operation of all or part of the pipeline system to which our Facility is connected that can fully perform Nicor's obligations under the Nicor T&B Agreement, provided that the proposed assignee is creditworthy. Upon any such assignment, Nicor will be released from its obligations under the Nicor T&B Agreement. As long as we have not materially defaulted under the Nicor T&B Agreement, we may assign the Nicor T&B Agreement without Nicor's consent to any party succeeding in ownership to the units, provided that the proposed assignee is creditworthy. Upon any such assignment, we will be released from our obligations under the Nicor T&B Agreement. Nicor has also consented to the assignment of the Nicor T&B Agreement or a security interest in the Nicor T&B Agreement to our lenders, provided the assignment does not adversely affect Nicor's rights under the Nicor T&B Agreement.

   Governing Law. The Nicor T&B Agreement is governed by the laws of the State of Illinois without regard to principles of conflicts of laws.

                                 EPC CONTRACTS

   Construction of our Facility was performed by GE under five separate engineering, design, procurement and construction contracts ("EPC Contracts") covering the various units.

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   Warranties. The warranty remedy period under the EPC Contracts for Units 5-
9 and the GE supplied materials and equipment associated with each unit lasts until the earlier to occur of (i) 150 starts of a unit (ii) 1,250 fired hours after Provisional Acceptance (described below) of a unit or (iii) 24 months after Provisional Acceptance of a unit. The comparable warranty periods for Units 1-4 have expired.

   Under the EPC Contracts for Units 5-9, GE warrants that:

  . work and equipment supplied by GE under the EPC Contracts ("Work") will be performed to high professional standards;

  . Work will conform to the requirements of the EPC Contracts and applicable permits, will be new and will be free from defects in materials and workmanship and will be designed and fit for generating, transmitting and delivering electricity to the Switchyard when operated in accordance with GE's specific operating instructions and, in the absence thereof, in accordance with prudent utility practice;

  . engineering work will have been performed in accordance with sound engineering practice, prudent utility practice and applicable laws and permits;

  .  control systems will be year 2000 compatible; and

  . title to all services and GE supplied materials and equipment will be free and clear of all liens.

   GE's warranty does not include (i) normal wear and tear of equipment and materials, (ii) defects that arise as a result of improper operation and/or maintenance, or (iii) our modifications of GE supplied materials and equipment unless made under GE specifications and with GE's approval.

   Warranty Work. With respect to Units 5-9, GE must repair, replace or reperform Work that fails to conform to its warranties at its own expense. Warranty work is warranted for one year after its performance but in no event beyond three years after Provisional Acceptance. GE must commence warranty work within 24 hours for an emergency condition (i.e., when continued operation of our Facility at rated output would result in severe mechanical or electrical damage to the units; danger to personnel; damage to property; and/or a material loss or potential material loss of our net revenues resulting from curtailed operation, excess fuel consumption, or inability to operate that can be remedied within 48 hours). For non-emergencies, GE must commence work within ten days of notice from us. If GE fails to comply with its warranty obligations, we may have the necessary work performed by others at GE's expense.

   Provisional Acceptance. Under Units 5-9, Provisional Acceptance under the EPC Contracts occurs after the following:

  . The unit has had 5 consecutive successful starts under various initial conditions;

  . Changes in load occur at a rate that is within operating and maintenance characteristics;

  . The unit's overspeed protection circuits have been proven on two occasions by a tripping of the unit;

  . The unit will be able to accept a load rejection at or near full load without resulting in an overspeed trip;

  .  The unit performs within specifications at minimum (60%) load;

  .  The unit's emissions are no greater than 105% of the emission guarantee;

  .  The fire protection system has demonstrated proper performance;

  .  The unit's output is capable of at least 95% of the guaranteed output;
     and

  . The unit's heat rate is no greater than 5% above the guaranteed heat rate.

   Final Acceptance. Under Units 5-9, Final acceptance of the Work is conditioned upon the following:

  . Work is 100% complete and a certificate to such effect has been provided by GE;

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  .  Units meet 100% of the air emission and noise level guarantees;

  . Performance guarantees have been met as demonstrated by performance testing, and/or all liquidated damages associated with failure to meet performance tests have been paid by GE;

  .  GE has delivered a final lien waiver; and

  .  No GE event of default exists.

   Final acceptance for Units 1-4 occurred in 1999. Provisional acceptance of Units 5, 6 and 9 occurred in May 2001 and of Units 7 and 8 in June and July 2001.

   Assignment. Under the EPC Contracts for Units 1-4, we may, without GE's consent, assign any or all of our right, title or interest under the contracts to a lender as security in connection with obtaining or arranging financing for the work under the contract, and any such right, title or interest may in turn be assigned by the lender in connection with the exercise of remedies under such financing. At our or a lender's request, GE has agreed to execute and deliver from time to time consents to assignment that are typical in project finance transactions. Except as permitted above, neither party may assign any of its right, title or interest under the contract without the prior written consent of the other party.

   Under the EPC Contracts for Units 5-6, 7-8, and 9, each party, without consent, may assign all or a portion of its rights and obligations under the contract to an affiliate, and such affiliate may assign the contract back to the assigning party without consent provided that, in either case, the assigning party provides a guarantee of the assignee's performance satisfactory to the non-assigning party. We may, without GE's consent, assign all or part of our rights and obligations under the contract to a lender for the purpose of financing or refinancing the purchase or operation of the units. GE has agreed to enter consents to assignment with such lender that acknowledge the creation of a security interest in our rights and that acknowledge that upon a breach of the contract or any loan document or our insolvency, the lender will have a reasonable cure period to cure the breach and, upon the payment of all outstanding amounts due and payable to GE, be entitled to all of the rights and be subject to all of the obligations under the contract. GE agrees to provide, at our expense, information reasonably requested by a lender in connection with a financing and to cooperate with us to satisfy the requirements of our financing documents. Except as provided above, neither party may assign any of its rights, titles, or interests under the contract without the prior written consent of the other party.

   Under an assignment of warranties agreement among GE, ComEd and us, we irrevocably assigned to ComEd the warranties applicable to the Switchyard.

   Turbine Procurement Agreements. Our wholly-owned subsidiaries, Elwood II Holdings and Elwood III Holdings have each entered into two Combustion Turbine Power Plant and Balance of Plant Equipment Procurement Agreements (the "Turbine Procurement Agreements") with GE covering, respectively, Unit 5, Unit 6, Units 7 and 8, and Unit 9. The warranties provided under these agreements are substantially similar to those provided by GE under the EPC Contracts.

                           EQUIPMENT SALE AGREEMENTS

   We are party to an equipment sales agreement with Elwood II Holdings for Units 5 and 6 and two equipment sale agreements with Elwood III Holdings for Units 7-9 (collectively, the Equipment Sales Agreements), under which we purchased Units 5-9 and related equipment from Elwood II Holdings and Elwood III Holdings for use at our Facility. Both Elwood II Holdings and Elwood III Holdings are wholly-owned subsidiaries of ours. Under the Equipment Sales Agreements, we pay for the units and related equipment in monthly installments through June 2011. We pay interest on the unpaid principal at an annual rate of 7.75%. At the completion of the payment period, we will pay a balloon payment equal to 50% of the cost of each of the turbines and related equipment. Ownership and title in the units and related equipment remain with Elwood II Holdings and Elwood III Holdings, as applicable, until we make the final balloon payment. Elwood

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II Holdings and Elwood III Holdings have assigned to us all warranties, rights to liquidated damages and other rights to services that they obtained from GE for the units and related equipment. Neither Elwood II Holdings nor Elwood III Holdings may incur any indebtedness other than currently existing intercompany indebtedness owed to us or engage in any other business. Any funds paid to them under the equipment sales agreements will be repaid or distributed to us, net of sales tax obligations owed by them.

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                           INTERCONNECTION AGREEMENTS

   We have entered into three Interconnection Agreements (each, an "IA") with ComEd that provide for the construction, ownership, operation and maintenance of the facilities (the "Interconnection Facilities") necessary to interconnect Units 1-4, 5-6, and 7-9 of our Facility to the ComEd transmission system (the "ComEd System").

   Term. The term of each IA continues until our cancellation, abandonment or termination of the development, construction or operation of our Facility or our Interconnection Facilities.

   Interconnection Facilities. We built a 345 kV switchyard ("Switchyard") and installed transformers, breakers, and auxiliary transformers. The Switchyard was conveyed to ComEd after its completion. ComEd has agreed not to allow third parties to use the Switchyard if such use would adversely affect ComEd's ability to accept the net electric output of our Facility.

   At our expense, ComEd is responsible for the construction, operation and maintenance of the transmission line connecting the Switchyard to the ComEd System and the related support structures (the "ComEd Interconnection Facilities").

   Interconnection and Transmission. ComEd interconnects our Facility with the ComEd System at the interconnection point. Transmission service beyond the interconnection point is arranged separately by us or our customers. (Under our existing power sales agreements, all such arrangements are the responsibility of our customers.)

   Interconnection Costs. We are responsible for the cost of operation and maintenance of our Interconnection Facilities (i.e., those on our side of the interconnection point). We reimburse ComEd on a monthly basis for all Interconnection Costs incurred by ComEd, which include direct or indirect costs reasonably incurred for the design, engineering, construction, testing, ownership, operation and maintenance of the ComEd Interconnection Facilities.

   Facility Control and Dispatch. At all times that our Facility is generating energy, we must have operators on duty either on-site or at a remote operation location. If one of our units is synchronized to the ComEd System during an emergency, ComEd may require us to raise or lower the generating level of the unit during the emergency. ComEd's right to dispatch our units during an emergency is subject to the design limits of the units and applicable laws and regulations, including air permits. During an emergency, ComEd may not unduly discriminate between the dispatch of our units and the dispatch of other generating facilities interconnected to the ComEd System including those owned by ComEd or its affiliates. ComEd compensates us for the redispatch of our units during an emergency under our emergency dispatch tariffs filed with FERC, or if none, according to rates agreed to by us and ComEd. If we have a customer for the electricity resulting from an increase in the generating level of a unit during an emergency, ComEd has no right to such electricity.

   Voltage Schedule. We must operate the units, within their capabilities, according to the voltage schedule provided by ComEd. The voltage schedule provides for high and low ComEd system load periods that specify maximum and minimum voltage levels as measured on the high side of our transformer. Except during an emergency, we do not have to adjust our MW output levels to provide voltage support to the ComEd system.

   Disconnection of the Facility. ComEd has the right to disconnect our Facility if, in its sole judgment, (i) operating equipment interferes or could interfere with ComEd's service to its other customers or with the operation of ComEd's system; (ii) the energy we deliver to the interconnection point fails to meet the requirements of the IA; (iii) our control and protective equipment causes or contributes to a hazardous condition or an emergency; (iv) disconnection is necessary to verify the proper operation of the protective equipment; (v) continued parallel operation is hazardous to, or could have an adverse effect on, us, the ComEd System or the general public; (vi) disconnection is necessary to provide ComEd personnel clearance for dead or

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live line maintenance; or (vii) an emergency has occurred. ComEd has agreed to use commercially reasonable efforts to schedule inspection and maintenance related disconnections to avoid disrupting our operation.

   Defaults and Remedies. Any of the following constitutes an event of default under an IA: (i) failure to make a payment which continues for 15 days after receipt of written notice; (ii) material failure to comply with or perform any covenant or obligation under the IA or the failure of a representation or warranty in the IA to be true and correct in all material respects which is not cured within 30 days of written notice; (iii) appointment by a court of a receiver, liquidator or trustee of a party or its property or the entry of a decree adjudging a party to be bankrupt which is not cured within 60 days; or
(iv) the filing of a voluntary petition in bankruptcy by a party. If the non-defaulting party reasonably determines with respect to (ii) that the breach cannot be cured in 30 days and the defaulting has diligently begun to cure the breach, the cure period may be extended for a mutually agreeable period not to exceed 60 days. If with respect to (ii), ComEd has exercised its right to disconnect our Facility due to our breach and our breach may adversely affect the ComEd System, ComEd's Interconnection Facilities or ComEd's ability to maintain service to its customers, no such additional cure period will be applicable.

   If an event of default occurs and continues beyond the applicable cure period, the non-defaulting party may terminate the IA, or if the non-defaulting party is ComEd, ComEd may disconnect our Facility from the ComEd System. In addition to the rights and remedies under the IA, the non-defaulting party may exercise any right or remedy it may have at law or in equity.

   Limitation on Damages and Indemnification. A party's liability for damages under the IA is limited to direct actual damages. Neither party has any liability to the other for any special, indirect, punitive, exemplary or consequential damages, including lost profits.

   We have agreed to indemnify ComEd for losses resulting from our (i) breach of any of our representations or warranties or failure to perform any of our obligations under the IA; and (ii) our or our contractors' negligence or willful misconduct as to the design, installation, construction, ownership, operation, repair, relocation, replacement, removal or maintenance of, or the failure of, our Facility, our Interconnection Facilities, or the Switchyard before its conveyance to ComEd. With regard to Units 5-9, we have also agreed to indemnify ComEd for losses resulting from liens filed on ComEd's property by our contractors relating to work performed on our behalf on ComEd's property under the IA.

   ComEd has agreed to indemnify us for losses resulting from (i) ComEd's breach of any of its representations or warranties or failure to perform any of its obligations under the IA; and (ii) bodily injury to or death of, or damage to property of, persons resulting from the negligence or willful misconduct of ComEd as to the design, installation, construction, ownership, operation, repair, relocation, replacement, removal or maintenance of, or the failure of, any of ComEd's Interconnection Facilities. With regard to Units 5-9, ComEd has also agreed to indemnify us for losses resulting from liens filed on our property relating to work performed on ComEd's behalf on our property under the IA.

   Each party has agreed to indemnify the other for environmental liabilities resulting from the violation of environmental laws or the use, release or cleanup of hazardous materials on its property that affects the other party or its property or causes personal injury.

   Force Majeure. Force majeure under the IAs means any unforeseeable cause (including, but not limited to, acts of God, strikes, storms, floods, fire, lightning and civil disturbances) beyond the reasonable control of and without the fault or negligence of the party claiming force majeure. If a force majeure event occurs, the parties are excused from performing their obligations (except for obligations to make payments) under the relevant IA if the non-performing party gives the other party written notice of the event in seven days of its occurrence, the suspension of performance is not greater than required by the force majeure event, the non-performing party uses all reasonable efforts to remedy its inability to perform, and the non-performing party notifies the other party when it is able to resume performance.

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   Dispute Resolution. The parties have agreed to resolve disputes arising under the IAs according to a three-step process, which begins with executive level discussions, proceeds to mediation and finally to binding arbitration. Either party, however, may petition the FERC to resolve any arbitrable dispute over which the FERC has jurisdiction.

   Assignments. ComEd may assign or transfer the IAs or any of its rights or obligations under the IAs without our consent to (i) an independent system operator or (ii) any successor to or transferee of the direct or indirect ownership or operation of all or part of the ComEd System to which our Facility is connected. ComEd will provide us with copies of initial FERC or Illinois filings seeking approval of the sale or transfer of its system.

   So long as we are not in default, we may assign or transfer the IAs without ComEd's consent to any assignee succeeding to the ownership of our Facility which has a credit rating for its unsecured senior debt of not less than "BBB" by S&P and at least "Baa2" by Moody's.

   ComEd has consented to our collateral assignment of the IA or the grant of liens and security interests in our Facility and our rights under the IAs to lenders for the purpose of financing or refinancing our Facility.

   Except for the assignments discussed above, neither party may assign, pledge or otherwise transfer the IAs or any right or obligation under the IAs without first obtaining the written consent the other party, which shall not be unreasonably withheld.

                          ELECTRIC SERVICES CONTRACTS

   We are party to two electric services contracts with ComEd (the "Electric Services Contracts") establishing the terms and conditions under which ComEd will provide start-up and auxiliary power to our Facility and the terms and conditions under which we will purchase that power. Under the Electric Services Contracts, ComEd will supply all start up power and auxiliary power required by our Facility for power, lighting, ventilation, air conditioning, heating and miscellaneous purposes other than self-generated energy that we use for the same purposes. The terms of the Electric Services Contracts run through April 30, 2002 and September 30, 2002, respectively. Our strategy has been to enter into these agreements on an annual basis until we have more complete experience with the requirements of our units in operation. We expect to enter into new agreements with ComEd when the current agreements expire.

                          COMMON FACILITIES AGREEMENT

   We are party to a common facilities agreement with PERC, as assignee of PGL (the "Facilities Agreement"), governing the shared use by PERC and us of certain facilities on property owned by PERC and the sharing of costs and expenses with respect to such shared use.

   Term. The term of the Facilities Agreement continues until December 31,
2028.

   Summary of Basic Services. Subject to the terms and conditions of the Facilities Agreement, PERC will use best efforts to provide the following services to our Facility:

  . supply potable and non-potable service water (i.e. untreated well water) to our service water systems meeting the quality, quantity and other specifications in the Facilities Agreement;

  . supply water meeting the quality, quantity and other specifications in the Facilities Agreement for the operation of our fire protection system;

  . accept and dispose of storm water collected in our storm water discharge system for Units 1-4 that meets the specifications set forth in the Facilities Agreement;

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  .  accept and dispose of blowdown water from Units 1-4 (i.e. water discharged from our units' inlet air coolers) that meets the specifications set forth in the Facilities Agreement and obtain and maintain all permits necessary for the disposal of our blowdown water;

   PERC may terminate any of the foregoing services on twelve months' notice in the case of service water supply and 18 months notice in all other cases. In addition, if our discharges of storm water or blowdown water do not conform to the specifications of the Facilities Agreement, PERC may discontinue service until it is reasonably satisfied that the non-conforming discharge has ceased.

  . grant easements to us for the construction, use and maintenance of water lines and a retention pond if the water supply or disposal services described above are terminated;

  . manage and dispose of all solid, special and hazardous waste and used oil generated at our Facility in compliance with all laws (at our sole cost and expense);

  . comply with all applicable notification requirements of the Emergency Planning and Community Right-to-Know Act if the quantity of extremely hazardous substances or chemicals on PERC's land and our Facility site exceeds the threshold reporting requirement;

  . permit us to operate our Facility under an existing operating permit issued under Title V of the Clean Air Act until the underlying land is transferred under the Ground Lease; provided, however, that we comply with the air permit requirements at our sole cost and expense;

  . provide janitorial services to our Facility on an as-needed basis (at an hourly charge);

  . provide security services to our Facility (PERC may discontinue janitorial and security services on 45 days' notice);

  .  maintain and monitor our underground fuel gas piping; and

  . manage our response to requests to locate certain of our underground structures within the Patterson Road utility easements.

   In addition to the costs for services indicated above, we are responsible for paying all sales, use or other transfer taxes related to these services. The fees for the services are adjusted annually for inflation. If, for any reason, PERC is required to expand its existing facilities to provide the services to us, we must cooperate with PERC to develop a revised cost-sharing plan or elect not to have such services provided by PERC.

   At current service levels, we expect to make payments of approximately $100,000 annually under the Facilities Agreement to PERC, plus any incremental charges for janitorial and snow removal services.

   Defaults; Termination. If PERC defaults in providing its services under the Facilities Agreement, we may, in addition to other remedies, assume operation and control of the facilities and equipment of PERC (excluding any facilities and equipment used exclusively in the purchase, storage, distribution, sale and transportation of natural gas) necessary for the continuation of the services that PERC was supposed to provide under the Facilities Agreement. We may deduct any expenses we incur during the exercise of our step-in rights from payments due to PERC under the Facilities Agreement.

   PERC has the right to terminate the Facilities Agreement if we fail to make payments or fail to perform material obligations and do not cure our breach within specified periods after notice is given. So long as the bonds are outstanding, PERC may not exercise its termination rights without providing notice and an opportunity to cure to the Trustee on behalf of the bondholders.

   We may terminate the Facilities Agreement or any specific services on 90 days' notice.

   Force Majeure. Each party is excused from performance under the Facilities Agreement (except for payment obligations) to the extent that its failure of, or delay in, performance is due to a force majeure event.

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For purposes of the Facilities Agreement, force majeure events include any cause beyond the reasonable control of, and not due to the fault or negligence of, the affected party, and which could not have been avoided by due diligence and use of reasonable efforts, including, but not limited to, drought, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, sabotage, explosions, public utility outages, subsurface aquifer depletion, failure of equipment or of suppliers, contractors or shippers to furnish labor, equipment, goods or services and strikes or labor disputes.

   Indemnification. Unless due to the intentional misconduct or gross negligence of PERC, we must indemnify PERC, its directors, officers, employees and agents from any and all liabilities arising from (i) any personal injury or property damage related to our use of PERC's land or its facility (i.e. the McDowell Energy Center) or the operation of our Facility, (ii) our possession, operation, use or misuse of our Facility, (iii) the imposition or enforcement of any liens on PERC's property resulting from our performance under the Facilities Agreement, (iv) the discharge of hazardous substances by us or our employees, agents, contractors and subtenants, or the disposal, release, threatened release, discharge or generation of hazardous substances on PERC's property (including our Facility site) by us or our related parties, or (v) our failure to comply with any environmental laws, permits or licenses relating to our Facility.

   Under the Facilities Agreement, PERC must indemnify us, our directors, officers, employees and agents from any claims arising from (i) any pre-existing hazardous substances on PERC's land (including our Facility site),
(ii) any violation by PERC or its employees and agents of any environmental laws, licenses or permits unless caused by us or our representatives, (iii) the discharge of hazardous substances in or from the McDowell Energy Center by PERC or its representatives, or the disposal, release, threatened release, discharge or generation of hazardous materials at the McDowell Energy Center by PERC or its representatives, or (iv) the imposition or enforcement of any liens on our Facility or on PERC's property near our Facility resulting from its performance under the Facilities Agreement.

   In no event will either party be liable to the other for lost revenues, lost profits, or punitive, incidental or consequential damages of any nature.

                      OPERATION AND MAINTENANCE AGREEMENT

   We have entered into an Operation and Maintenance Agreement (the "O&M Agreement") with DELSCO that provides for the operation, maintenance and management of our Facility.

   Term. The agreement will remain in effect as long as the bonds are outstanding, subject to earlier termination in accordance with its terms.

   Scope of Services. The scope of the services DELSCO will provide includes:

  . operating and maintaining our Facility and hiring and supplying all labor and professional, supervisory and managerial personnel to perform the services;

  . operating our Facility according to the administrative procedures manual prepared by DELSCO, which includes procedures for organization and reporting; correspondence and review; procurement and contracting; and accounting, bookkeeping and record-keeping;

  . maintaining operating logs, records and reports documenting the operation and maintenance of the Facility;

  . developing the annual budget and operating plan, which must set forth anticipated operations, repairs and capital improvement, routine maintenance and overhaul schedules, procurement, staffing, personnel and labor activities, administrative activities and other work to be undertaken by DELSCO;

  . monitoring and recording all operating data and information regarding performance of the Facility that we have to report to any government agency or other person under any applicable laws and that we reasonably request;

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  .  furnishing monthly progress and reimbursable costs reports and annual reports detailing the activities of the Facility;

  . obtaining from sellers of equipment, materials or services (other than services provided by DELSCO to us) warranties against defects in materials and workmanship;

  . providing notice of any event of default under third party agreements; any litigation concerning the Facility; any refusal to grant, renew or extend any license, permit, warranty, approval authorization or consent relating to our Facility; and any dispute with any governmental authority concerning our Facility; and

  . communicating certain events to us according to the established communication protocols.

   If an unplanned outage of the Facility occurs or DELSCO believes one will occur, and DELSCO has tried unsuccessfully to contact us regarding the outage, DELSCO may take action to prevent or mitigate the outage to minimize the costs. DELSCO will continue to attempt to notify us and may expend no more than $500,000 for remedial action.

   Limitation on Authority. DELSCO may not do any of the following without our prior written approval or approval in the annual budget:

  . sell, lease, pledge, mortgage, convey, or make any license, exchange or other transfer or disposition of any of our property or assets;

  . enter a contract on our behalf or in our name or that binds us or prohibits or restricts DELSCO's right to assign the contract to us at any time;

  . make any expenditures, which would be a reimbursable cost for us, not in conformity with the annual budget, except for certain emergency actions described above under "--Scope of Services";

  . take any action that materially varies from the annual operating plan, annual budget or any material agreements relating to the Facility;

  . settle, compromise or assign any claim, suit, debt, demand or judgement against or due by us or DELSCO, the cost of which, in the case of DELSCO, would be a reimbursable cost under the O&M Agreement, or submit any such claim, dispute or controversy to arbitration or judicial process;

  .  create, incur or assume any lien upon the Facility;

  . engage in any other transaction not expressly authorized by the O&M Agreement or that violates applicable federal, state or local laws; or

  .  enter any agreements to do any of the above.

   Compensation. We pay DELSCO a fee of $650,000 annually under the O&M Agreement. The annual fee is adjusted each year to reflect changes in the GDP Implicit Price Deflator.

   We also reimburse DELSCO for, among other things, labor costs; spare and replacement parts; materials, tools and equipment; major equipment overhauls; taxes (excluding income); and insurance costs for activities performed on our behalf and for performance of the contracted services by DELSCO's employees.

   Budgeting and Reports. At least ninety days before the end of each calendar year, DELSCO must prepare and submit a proposed annual budget for the following year, which includes a separate operating budget and capital budget and sets forth anticipated operations, repairs and capital improvements, routine maintenance and overhaul schedules, procurement, staffing, personnel and labor activities, administrative activities and other work to be performed by DELSCO, together with an itemized estimate of reimbursable costs to be incurred in the performance of these activities. The proposed budget must be accompanied by a proposed annual operating plan setting forth the underlying assumptions and implementation plans in

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connection with the proposed annual budget. After reviewing the proposed annual budget from DELSCO, DELSCO and we will meet to discuss and agree on a final annual budget and plan. DELSCO must promptly notify us of any significant deviations or discrepancies from the projections contained in the annual budget or operating plan.

   In addition to the annual budget and operating plan, the parties undertake a similar process to develop a five-year budget for the operation and maintenance of the Facility. The five-year budget is used only for planning and comparison purposes and does not constrain DELSCO in its actions or expenditures.

   DELSCO must also provide us with the following reports or notices:

  . monthly progress reports covering all of the Facility activities for such month relating to the operation and maintenance of the Facility (including information regarding amount of electric energy generated, hours of operation, fuel consumed, heat rate, availability, outages, accidents and emergencies), capital improvements, labor relations and other significant matters;

  . monthly statements setting forth all reimbursable costs paid or incurred in such month by DELSCO and stating whether or not the Facility operations have conformed to the applicable annual budget and operating plan during such month and if not, the extent and reasons for such deviation and any remedial action therefor;

  . annual reports of the Facility activities in detail comparable to the monthly progress reports, together with a comparison of such activities with the goals set forth in the annual budget and operating plan;

  . notices of any event of default under the project agreements; any litigation claims (threatened or filed); any refusal or threatened refusal to grant, renew or extend any license, permit, warranty, approval, authorization or consent relating to the Facility or DELSCO's services; and any dispute with a governmental authority relating to the Facility or DELSCO's services; and

  . notices of any other material information concerning new or significant aspects of the Facility's activities.

   Obligations of the Company. We have agreed to provide DELSCO with all vendor manuals, spare parts lists, data books and drawings relating to the Facility which are provided to us under any project agreement or by any contractor. In addition, we are responsible for (i) the cost of all major equipment teardowns and overhauls and all capital improvements to the Facility; provided, however, that if such equipment teardowns, overhauls and capital improvements have been incorporated in the applicable annual budget, then DELSCO must schedule, coordinate, contract and oversee the performance of such activities, and (ii) reviewing and approving each annual budget and annual facility operating plan.

   Default and Termination. We may terminate the O&M Agreement:

  . immediately upon DELSCO's bankruptcy or the occurrence of a force majeure event (see "--Force Majeure" below) which is not cured within 120 days of its initial occurrence;

  . with ten days notice if (i) DELSCO violates any laws applicable to the services or the Facility, and the violation may have a material adverse effect on the operation or maintenance of the Facility and is not cured in 30 days (or up to 90 days if not curable within 30 days) or (ii) DELSCO commits a material breach of its performance of the services which is not cured in 30 days (or up to 90 days if not curable within 30 days);

  . with two months notice upon the occurrence of (i) a sale or transfer of our rights in the Facility or a sale or transfer of all or substantially all of our assets or membership interests in our company, (ii) DELSCO's reimbursable costs exceeding 110% of the annual budget for any two consecutive contract years, provided, however, that such overruns are the fault of, or due to the negligent operation of the Facility by, DELSCO, (iii) our determination that, for any reason, we no longer intend to continue to operate the Facility, or (iv) our determination, at any time after the renewal date, that we desire to terminate the O&M Agreement; and

  .  upon 90 days notice to DELSCO for any reason at any time.

   Depending on which of the above termination methods we exercise, we may be required to (i) compensate DELSCO for all reimbursable costs incurred up to and including the termination date, (ii) pay DELSCO all unpaid annual operating fees up to and including the termination date, and/or (iii) pay a termination payment for DELSCO's demobilization and cancellation costs, including relocation and severance costs of DELSCO's employees.

   DELSCO may terminate the O&M Agreement if we become bankrupt or if we fail to perform in a timely manner any material obligation we are required to perform, and our failure is not cured in 30 days.

   Indemnification. We and DELSCO each agree to indemnify the other against all losses arising out of our respective negligence, fraud or willful misconduct in connection with the O&M Agreement and our obligations under the O&M Agreement. We must indemnify DELSCO against environmental claims relating to the existence, use, storage and removal of hazardous materials at the units and/or adjacent areas that arise before the provisional acceptance date, except to the extent such claims arise from DELSCO's grossly negligent or intentional acts. DELSCO must indemnify us against environmental claims which arise after the provisional acceptance date and are due to the grossly negligent or intentional acts of DELSCO.

   Force Majeure. Under the O&M Agreement, a "force majeure event" is an event, condition or circumstance beyond the reasonable control of, and not due to the fault or negligence of, the party affected, which prevents the performance by such affected party of its obligations under the O&M Agreement, including, as to DELSCO, a shortage of fuel of appropriate quality or quantity, and as to either party, explosion or fire, flood, earthquake, acts of God, strike or labor dispute, war, actions or failures to act by governmental entities, failures to obtain governmental permits or approvals (despite timely application therefor and due diligence) and changes in laws, rules, regulations, orders or ordinances affecting operation of the Facility not pending on the effective date of the O&M Agreement. In order for a force majeure event to occur and continue, (i) the affected party must give the other party written notice of the event as soon as is reasonably practicable, (ii) the suspension of performance may be of no greater scope and of no longer duration than is reasonably required for such event, (iii) no obligations arising before such event may be excused as a result of such event, and (iv) the affected party must use all reasonable efforts to prevent, overcome and/or mitigate the effects of such event.

   Limitation of Liability. We and DELSCO each agree not to assert any claims against the other for consequential, incidental, indirect or special damages arising from the performance or non-performance of the other party or any third party engaged by such other party under the O&M Agreement. DELSCO's aggregate liability to us in any year is limited to its annual operating fee under the O&M Agreement plus certain indemnification responsibilities under the O&M Agreement.

   Dispute Resolution. Disputes which arise under the O&M Agreement will be referred to the responsible senior management of each party for resolution. If referral does not resolve the dispute, the parties will submit the dispute to binding arbitration.

   Assignment. In general, neither we nor DELSCO may assign our rights or obligations under the O&M Agreement without the prior written consent of the other party, except that we may assign the O&M Agreement without consent to our successor, to a person acquiring all or substantially all of the units, to a wholly-owned subsidiary of ours or to a lender or any purchaser of the Facility upon the exercise of remedies by a lender. DELSCO may assign the O&M Agreement to any of its affiliates.

   Governing Law. The O&M Agreement is governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law rules.

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

   Administrative Services Agreements. DELSCO has also contracted to provide administrative services to our subsidiaries Elwood II Holdings and Elwood III Holdings for an additional fee of $1,000 each per year.

                             ANNEXATION AGREEMENTS

   We have entered into three Annexation Agreements with the Village of Elwood, Illinois (the "Village") that provide for the annexation by the Village of our property and adjoining property owned by our affiliates. PGL, which then owned the property, entered into an Annexation Agreement with the Village for the property covered by the Ground Lease under similar terms as those below for an I-3 Heavy Industrial District.

   Rezoning. The Village adopted amendments to its zoning ordinance which created an I-3 Heavy Industrial District covering the land on which our Facility is located.

   Applicable Municipal Ordinances. All Village ordinances, regulations and codes will apply to our property and its development for 20 years. Any amendments, repeals or additional regulations which relate to our zoning classifications will not be applied to the development or use of our property except on the mutual consent of the parties. Any ordinances under consideration respecting storm water drainage and retention, stream and wetland protection, soil erosion and sediment control, flood way, flood plain and flood fringe regulation will apply only in the following manner: (i) the proposed ordinances will not apply to the use of a simple cycle power plant; (ii) any proposed stormwater management ordinances will not contain any features which are inconsistent with the Village's acknowledgement that no part of our property is located in or near the ordinary high water mark of a stream, lake, pond or wetland; and (iii) any proposed ordinances must be no more restrictive than those recommended by the Northeastern Illinois Planning Commission, and must not restrict the construction, operation, maintenance or expansion of our property in a manner more restrictive than other property zoned I-3 in the Village.

   Roadway and Easement Dedications and Improvements. We dedicated by quit claim to the Village portions of the right of way for Brandon Road and Patterson Road and a 20 foot wide non-exclusive underground utility easement.

   If the existing condition of Patterson Road, Noel Road or Brandon Road is damaged by our construction activity, we will repair the roads, at our expense and with notice from the Village, to the condition which existed before our construction activity.

   If the Village decides to upgrade the existing condition of Noel Road and Brandon Road, it may do so only on the following conditions: (i) an upgrade may consist of re-surfacing or reconstruction, but may not include construction or installation of sidewalks, street lighting or utilities, any work respecting Patterson Road, which will remain a gravel road, and any maintenance or repair costs; (ii) before any upgrade, the Village will convene a meeting with us to discuss the upgrade; (iii) we will contribute $500,000 towards the cost of the upgrade, in ten equal installments, beginning on December 1, 2003; each installment will be placed in a special fund, and costs incurred by the Village for the upgrade will be paid directly from the fund to Village contractors; if the Village has not disbursed all amounts from the fund on or before December 1, 2013 for the upgrade, the Village must, on or before December 31, 2013, disburse all remaining amounts in the fund to us; (iv) our obligation will not exceed $500,000; and (v) the Village will not permit our property to be subject to any special assessment taxation for any purpose.

   Annexation and Other Fees. The Village agrees that it will not increase or establish any annexation fees, building permit fees, occupancy permit fees, subdivision fees, tax on or connection fees, zoning, variance or special use permit fees or other fees or charges required to be paid in connection with the annexation, zoning and development of our property other than the fees existing as of the date of the Agreement unless we consent by written waiver. Fees and charges may be increased for inflation.

   Stop Orders. The Village will not issue stop orders on buildings or other developments unless in writing setting forth the section of the Village ordinance violated, and we may correct the violation.

                   POINT OF SALE SALES-TAX SHARING AGREEMENTS

   Elwood II Holdings and Elwood III Holdings (together, "Holdings") have each entered into a Point of Sale Sales-Tax Sharing Agreement (each, a "Sharing Agreement" and together, the "Sharing Agreements") with the Village.

   Sales Tax Returns and Monthly Distribution Disbursements. The Sharing Agreements acknowledge that expansion of Holdings' activities in the Village will generate new revenue for the Village, and the Village will enjoy an increase in the amount of monthly distributions it receives from the State of Illinois' Local Government Tax Fund and Home Rule Retailer's Occupation Tax Fund. As an incentive for Holdings to expand its activities in the Village, the Village has agreed to share the benefits realized by the Village as a result of Holdings' sales and other activities in the Village. The portion of the monthly distributions from the Home Rule Retailer's Occupation Tax Fund (the "Monthly Distributions") that are attributable to Holdings' sales in the Village will be shared by the Village and Holdings as follows: (i) on a monthly basis, beginning September 1, 2001, Holdings will furnish the Village with copies of its sales and use tax returns filed with the state and a disbursement request;
(ii) on March 31, June 30, September 30 and December 31, within 15 days after the Village's receipt of the last of its three previous Monthly Distributions, the Village will disburse to Holdings an amount equal to that shown on the disbursement request; and (iii) the portion of the Monthly Distribution that is disbursed to Holdings is 100% of the amount of the Monthly Distribution received by the Village from the Home Rule Retailer's Occupation Tax Fund.

   Notification of Proposed New Tax. If the Village is considering imposing a tax on the operations or activities of Holdings or an affiliate of Holdings (including us), the Village will not take any action without providing Holdings with at least 45 days prior written notice.

   Restriction on Other Agreements. Holdings will not enter any agreement like the Sharing Agreement with any other Illinois local government unit during the term of the Sharing Agreements.

   Term. The term of each Sharing Agreement extends for 20 years. The rights, responsibilities and obligations of the parties under each Sharing Agreement will be terminated if Holdings' occupation tax ceases to apply to sales made by Holdings.

   Dispute Resolution. All disputes arising under the Sharing Agreements will be resolved by binding arbitration. In lieu of or in addition to arbitration, the parties have the right to bring an action under the Sharing Agreements for injunctive relief, specific performance or similar equitable relief.

   Assignment. Holdings may assign the Sharing Agreements only with the consent of the Village, which will not be unreasonably withheld.

                                  GROUND LEASE

   The 21.5 acre parcel in the Village of Elwood north of Noel Road and west of Patterson Road on which Units 1-4 are located is held by us under a Ground Lease entered into as of September 30, 1998 with PGL as lessor, and subsequently assigned by PGL to PERC. The property is subject to drainage, utility and pipeline easements and makes use of common utility facilities, shared roadways and access and a common waste treatment facility with adjacent PERC facilities, but is otherwise free of encumbrances, except that PERC has retained the right to use a 3,000 square foot metal storage building located on the property.

   Term. The term of the Ground Lease is 99 years.

   Rent. Basic rent under the Ground Lease consisted of a single, lump-sum payment of $283,380, which has been fully paid. In addition, we must pay all taxes, assessments, water rates and other impositions on the property or upon PERC's interest under the Ground Lease.

   Use; Other Obligations. During the term of the Ground Lease, we may only use the property for a gas or liquid fuel electric power generation facility. We must keep the property in a good state of repair; comply with laws and regulations applicable to the property and any buildings we construct on it; maintain insurance including the lessor as a named insured; and not permit any condition to exist that would interfere with the lessor's use of adjacent properties. Subject to these limitations, we are entitled to construct, maintain and remove buildings and facilities on the property as we deem necessary.

   Defaults. Defaults under the Ground Lease include our failure to pay rent; breach of other covenants and failure to cure the breach within specified periods; our bankruptcy; or abandonment of the property. Upon any such default, the lessor may elect to declare the Ground Lease term ended and require us to vacate the premises, subject to the cure rights described under "Assignments and Mortgages."

   Assignments and Mortgages. We may not assign the Ground Lease without the lessor's consent, but such consent may not be unreasonably withheld. We may, however, mortgage our leasehold interest to an Institutional Mortgagee (a term which would include the Trustee), and any assignment upon or in lieu of foreclosure of such a mortgage would not require the lessor's consent. If we enter into a leasehold mortgage and provide notice of it to the lessor, we cannot surrender or modify the Ground Lease without the Institutional Mortgagee's consent. In addition, if the lessor wishes to terminate the Ground Lease because of a default by us, it must give notice and an opportunity to cure the default to the Institutional Mortgagee. Alternatively, at the request of the Institutional Mortgagee, and upon payment of any amounts due to the lessor and cure of any non-monetary defaults that can be cured by such party, the lessor will enter into a new lease with the Institutional Mortgagee or its nominee.

   Indemnities. We have agreed to indemnify the lessor in connection with any claims asserted against it (unless such claims were due to the intentional misconduct or gross negligence of the lessor's employees or agents) arising from our use of the property; accidents on the property; or any breach of the Ground Lease by us. In addition, we have agreed to indemnify the lessor against any claims caused by discharges of hazardous materials on or from the property or breach of any environmental laws by us or our agents or employees. The lessor has agreed to indemnify us against any claims arising from hazardous materials existing on or discharged from the property on or before the commencement of the Ground Lease; any discharges of hazardous materials from the lessor's retained properties; and any breach of environmental laws by the lessor or its agents and employees with respect to the lessor's retained properties.

   Purchase of Property. Within 45 days after the issuance to us of an operating permit by the Illinois Environmental Protection Agency under Title V of the Clean Air Act, the lessor will sell, and we will purchase, the property subject to the Ground Lease. Subject to adjustments and prorations, the purchase price will have been satisfied by the payment of basic rent under the Ground Lease. We will acquire insurable fee simple title to the property, subject only to the taxes, easements and conditions described above. An application for the operating permit has been filed, but given the existing backlog of similar applications under regulatory review, there is likely to be a considerable delay before it is issued.

   Easement Agreements. We have been granted a non-exclusive easement in certain common utility facilities on the property covered by the Ground Lease and, upon our request, the lessor must grant us easements for the purpose of constructing, using and maintaining an underground gas main and an underground pipeline for the discharge of water.

                          DESCRIPTION OF THE NEW BONDS

General

   We will issue the new bonds under the indenture between us and Bank One Trust Company, National Association, as trustee. The new bonds and any existing bonds that remain outstanding will be a single series. The following description is a summary of the material provisions of the bonds and the indenture. It does not restate the bonds and the indenture in their entirety. Certain of the provisions of the indenture are also described under the caption "Description of the Principal Financing Documents--Indenture." Certain terms that are given special meanings in the indenture and the other financing documents are used as defined in Annex A to this prospectus.

Principal, Maturity and Interest

   The series including the new bonds is limited in aggregate principal amount to $402,000,000 (of which $5,599,860 in principal has already been repaid) and will mature on July 5, 2026.

   The new bonds will bear interest at an annual rate of 8.159% from January 5, 2002, the most recent interest payment date on the existing bonds. We will pay interest on the bonds semiannually in arrears on each January 5 and July 5 to the holders of record on the fifteenth day preceding the applicable bond payment date. Interest on the bonds will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

   The principal of the bonds is payable in semiannual installments on each January 5 and July 5 to the registered holder of the bonds on the immediately preceding regular record date, so that the initial weighted average life of the bonds is approximately 12.0 years. Scheduled principal payments on the bonds are as follows (rounded to the third decimal place):

                             Amortization Schedule

                                                          Percentage of Initial
   Scheduled Payment Dates                                  Balance of Bonds*
   -----------------------                                ---------------------
   January 5, 2002.......................................         1.393%
   July 5, 2002..........................................         0.632
   Jan 5, 2003...........................................         2.903
   July 5, 2003..........................................         0.530
   Jan 5, 2004...........................................         2.998
   July 5, 2004..........................................         0.669
   Jan 5, 2005...........................................         3.194
   July 5, 2005..........................................         0.978
   Jan 5, 2006...........................................         3.478
   July 5, 2006..........................................         1.100
   Jan 5, 2007...........................................         3.460
   July 5, 2007..........................................         1.179
   Jan 5, 2008...........................................         3.644
   July 5, 2008..........................................         1.361
   Jan 5, 2009...........................................         3.801
   July 5, 2009..........................................         1.542
   Jan 5, 2010...........................................         4.007
   July 5, 2010..........................................         1.639
   Jan 5, 2011...........................................         4.139
   July 5, 2011..........................................         1.833

                                                          Percentage of Initial
   Scheduled Payment Dates                                  Balance of Bonds
   -----------------------                                ---------------------
   Jan 5, 2012...........................................         4.443%
   July 5, 2012..........................................         2.313
   Jan 5, 2013...........................................         5.061
   July 5, 2013..........................................         0.093
   Jan 5, 2014...........................................         1.949
   July 5, 2014..........................................         0.014
   Jan 5, 2015...........................................         1.852
   July 5, 2015..........................................         0.018
   Jan 5, 2016...........................................         2.057
   July 5, 2016..........................................         0.013
   Jan 5, 2017...........................................         1.421
   July 5, 2017..........................................         0.064
   Jan 5, 2018...........................................         3.212
   July 5, 2018..........................................         0.081
   Jan 5, 2019...........................................         3.592
   July 5, 2019..........................................         0.042
   Jan 5, 2020...........................................         3.846
   July 5, 2020..........................................         0.265
   Jan 5, 2021...........................................         4.879
   July 5, 2021..........................................         0.130
   Jan 5, 2022...........................................         6.410
   July 5, 2022..........................................         0.401
   Jan 5, 2023...........................................         4.991
   July 5, 2023..........................................         0.161
   Jan 5, 2024...........................................         2.366
   July 5, 2024..........................................         0.192
   Jan 5, 2025...........................................         2.991
   July 5, 2025..........................................         0.291
   Jan 5, 2026...........................................         1.943
   July 5, 2026..........................................         0.429

* Percentages are based on the initial aggregate principal amount to the existing bonds ($402,000,000). New bonds will be issued in the same nominal amounts and any payments of principal on the existing bonds before the exchange offer is completed will be credited against the new bonds.

Issuance of Additional Bonds

   We may issue additional bonds under the indenture, which we refer to as the additional bonds, in accordance with the conditions described therein. Any additional bonds will rank equivalent in right of payment to the bonds and will vote on all matters with the bonds. For purposes of this "Description of the Bonds," references to the bonds include any existing bonds that remain outstanding, as they have identical terms to the new bonds, but does not include additional bonds unless otherwise indicated. No offering of any additional bonds is being or will in any manner be deemed to be made by this prospectus. For a description of the conditions under which we may issue additional bonds, see "Description of the Principal Financing Documents-- Indenture--Certain Covenants--Limitation on Indebtedness of the Partnership."

Nature of Recourse and Security

   The obligations to pay principal of, premium, if any, and interest on the bonds will be solely our obligations. Neither our members, nor any of our affiliates, employees, officers, or directors or any other person or entity will guarantee the bonds or have any other obligation to make payments on the bonds. Holders will have no claims against or recourse to, whether by operation of law or otherwise, those entities or persons or their respective affiliates except as specifically provided in (and then only to the extent so provided in) the transaction documents to which our affiliates our parties.

   The bonds will be secured by:

  . a first priority mortgage on our interest (which includes a leasehold interest) in the Facility site, all fixtures thereon and all related easements, rights-of-way, servitudes, licenses and similar real property rights, provided that the mortgage will contain a covenant of non-disturbance with respect to Shared Facilities;

  . a first priority security interest in all of our personal property, including, without limitation, all our equipment, inventory and other goods used in connection with the Facility, all of our rights under the project documents to which we are a party, all accounts established by us under the Deposit and Disbursement Agreement (other than the distribution account) and all funds on deposit therein, and all assignable governmental approvals obtained in connection with the Facility;

  .  a pledge of all of the membership interests held in us by our members;
     and

  . a pledge of all of the membership interests we hold in Elwood II Holdings and Elwood III Holdings, our wholly-owned subsidiaries and a first priority security interest in payments made by us to Elwood II Holdings and Elwood III Holdings under the equipment sales agreements.

   Any additional bonds issued will share equally and ratably in the collateral with the bonds. Certain other Indebtedness may also share equally and ratably in the collateral with the bonds. See "Description of the Principal Financing Documents--Indenture--Limitation on Liens."

Ranking

   The bonds:

  .  will be our Senior Secured Obligations;

  . will rank equivalent in right of payment to all of our other Senior Secured Obligations; and

  . will rank senior in right of payment to all our existing and future subordinated debt.

Optional Redemption

   The bonds and additional bonds will be redeemable, at our option, at any time in whole or from time to time in part, on not less than 30 nor more than 60 days' prior notice to the holders of the bonds or additional bonds, on any date before maturity, which we refer to as a redemption date, at a redemption price equal to:

  .  100% of the outstanding principal amount of the bonds being redeemed;
     plus

  . accrued and unpaid interest on the bonds being redeemed to the redemption date; plus

  .  a Make-Whole Premium.

   In no event will the redemption price ever be less than 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

Mandatory Redemption Without Make-Whole Premium

   The bonds will be subject to mandatory redemption without a Make-Whole Premium, and we will be required to prepay our other Senior Secured Obligations, in the following circumstances:

 Loss Events

   If:

  .  a Loss Event occurs,

  . we receive more than $5,000,000 of proceeds because of the Loss Event, and

  .  either:

  . we decide not to rebuild, repair or restore the Facility after the Loss Event, or

  . the Facility cannot be rebuilt, repaired or restored to operate on a Commercially Feasible Basis and the independent engineer confirms this fact,

then we will have to use the proceeds that we receive in connection with that Loss Event in excess of $5,000,000 to redeem bonds and prepay the other Senior Secured Obligations. The redemption price for the bonds being redeemed will be equal to 100% of the principal amount of the bonds being redeemed plus accrued interest.

   If:

  .  a Loss Event occurs,

  .  we receive proceeds because of the Loss Event,

  . we decide to rebuild, repair or restore the Facility and the independent engineer confirms that it can be rebuilt, repaired or restored to operate on a Commercially Feasible Basis and the independent engineer confirms this fact,

  . more than $5,000,000 of proceeds from the Loss Event are left over after we finish rebuilding, repairing or restoring the Facility,

then, after giving effect to the cost of such rebuilding, repairing or restoring the Facility, we will have to use the remaining proceeds that we receive because of the Loss Event in excess of $5,000,000 to redeem bonds and prepay the other Senior Secured Obligations. The redemption price for the bonds being redeemed will be equal to 100% of the principal amount of the bonds being redeemed plus accrued interest.

 Involuntary Buy-Outs of Power Sales Agreements

   If we receive more than $10,000,000 of proceeds from Involuntary Buy-Outs, we will have to use those proceeds in excess of $10,000,000 to redeem bonds and prepay the other Senior Secured Obligations, unless we receive a confirmation of the then current ratings of the bonds from both S&P and Moody's. The redemption price for the bonds being redeemed will be equal to 100% of the principal amount of the bonds being redeemed plus accrued interest.

 Permitted Asset Sales

   If we receive more than $5,000,000 of proceeds from a disposition of assets permitted under the indenture (as set forth under the caption "Description of the Principal Financing Documents--Indenture--Certain Covenants--Fundamental Changes and Disposition of Assets"), we will have to use those proceeds in excess of $5,000,000 to redeem bonds and prepay the other Senior Secured Obligations. The redemption price for the bonds being redeemed will be equal to 100% of the principal amount of the bonds being redeemed plus accrued interest.

Mandatory Redemption with Make-Whole Premium

   If we receive more than $10,000,000 of proceeds from Voluntary Buy-Outs, we will have to use these proceeds in excess of $10,000,000 to redeem bonds and prepay the other Senior Secured Obligations, unless Moody's and S&P confirm that the buy-out will not result in a downgrade of their initial rating of the bonds. The redemption price for the bonds being redeemed will be equal to 100% of the principal amount of the bonds being redeemed plus accrued interest plus a Make-Whole Premium.

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Redemption at the Option of the Bondholders

 Change of Control

   If a Change of Control occurs, any bondholder can request that we redeem all or a portion of the bonds held by that bondholder. In response to any such request, we will be required to redeem all bonds which are subject to the request at a redemption price equal to 101% of the principal amount of the bonds being redeemed plus accrued interest.

 If Monies Remain on Deposit in the Distribution Suspense Account

   If:

  . funds remain on deposit in the distribution suspense account for at least 12 months in a row,

  . we decide to have the bondholders vote on whether we should use these funds to redeem bonds, and

  . bondholders holding at least 66 2/3% of the principal amount of the outstanding bonds vote to have us use these funds to redeem bonds,

then we will have to use the funds which have remained on deposit in the distribution suspense account for at least 12 months in a row to redeem bonds. The redemption price for the bonds being redeemed will be equal to 100% of the principal amount of the bonds being redeemed plus accrued interest.

 Terms of Redemption

   If the bonds are redeemed under any of the foregoing provisions, the proceeds used to redeem the bonds will be applied pro rata to the bonds and other Senior Secured Obligations which require redemption or repayment. We will mail a notice of redemption to each holder of bonds or additional bonds being redeemed at such holder's address of record. Interest will cease to accrue on the bonds or additional bonds on and after the redemption date.

Book-Entry, Delivery and Form

   Upon issuance, the new bonds will be represented by one or more fully registered global certificates. Each global certificate will be deposited with Depositary Trust Corporation ("DTC") or its custodian and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of the new bonds. Any existing bonds that remain outstanding will be represented by a separate global certificate.

   DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "Clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of bonds under the DTC system must be made by or through participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser of each bond is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations

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providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in bonds, except in the event that use of the book-entry system for the bonds is discontinued.

   The deposit of bonds with a custodian for DTC and their registration in the name of Cede effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds; DTC's records reflect only the identity of the participants to whose accounts such bonds are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Principal and interest payments on the bonds will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit participants' accounts on the payable date in accordance with the respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "Street name," and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC, and disbursement of such payments to the beneficial owners will be the responsibility of participants and indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

   DTC may discontinue providing its services as securities depositary with respect to the bonds at any time by giving reasonable notice to us.

   Bonds represented by a global bond will be exchangeable for bonds issued in certificated form with the same terms in authorized denominations only if:

  . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

  . We determine not to require all of the bonds to be represented by a global bond and notify the trustee of our decision; or

  . there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the bonds.

   If the bonds are issued in certificated form to a holder other than DTC, payments of principal and interest will be made by check mailed to such holder at such holder's registered address or, upon written application by a holder of $1,000,000 or more in aggregate principal amount of bonds to the trustee in accordance with the terms of the indenture, by wire transfer of immediately available funds to an account maintained by such holder with a bank or other financial institution.

Transfer and Exchange

   A bondholder may transfer or exchange bonds in accordance with the Indenture. The security registrar and the trustee may require a bondholder, among other things, to furnish appropriate endorsements and transfer documents and we may require a bondholder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any bond for a period of 15 days before a selection of bonds be redeemed.

   The registered holder of a bond will be treated as the owner of it for all purposes.


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                DESCRIPTION OF THE PRINCIPAL FINANCING DOCUMENTS

   We refer to the documents described below, along with the security documents and certain ancillary documents, as the financing documents. Certain terms that are given special meanings in the indenture and the other financing documents are used as defined in Annex A to this prospectus.

                                   Indenture

General

   We will issue the new bonds under an indenture between us and Bank One Trust Company, National Association, as trustee.

Certain Covenants

   We will be subject to the following covenants, among others, set forth in the indenture:

 Limitations on Indebtedness

   We will not, nor will we permit any of our subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, other than the following Indebtedness (which we refer to as permitted indebtedness):

  .  existing intercompany Indebtedness between us and our subsidiaries;

  . the Senior Secured Obligations (other than Indebtedness referred to below and incurred in respect of required modifications and/or optional modifications);

  . purchase money debt or capital lease obligations up to $5,000,000 incurred to finance readily replaceable personal property;

  . trade accounts payable (other than for borrowed money) which arise in the ordinary course of business and which are payable within 90 days;

  .  guarantees of permitted indebtedness;

  . Indebtedness which is fully subordinated in right of payment to the Senior Secured Obligations and which is not secured by the collateral;

  . working capital loans up to $20,000,000, as escalated in accordance with the consumer price index;

  . surety bonds, performance bonds or similar arrangements with third-party sureties or indemnitors or similar persons (which we refer to collectively as bonding arrangements) in connection with a good faith contest or as otherwise permitted by the indenture or any other transaction document;

  . reimbursement obligations under any debt service reserve letter of credit;

  . indemnities and similar obligations arising under the transaction documents;

  .  Indebtedness incurred in respect of non-speculative hedging agreements;
     and

  . Indebtedness incurred for modifications and improvements to the Facility that are reasonably necessary to maintain our status as an "exempt wholesale generator" or for the Facility to maintain its status as an "eligible facility" or that are reasonably necessary, or that we believe (with the concurrence of the independent engineer) are appropriate for the Facility, to remain in substantial compliance with applicable laws and governmental approvals (including enacted or anticipated changes in applicable laws or the interpretation thereof), which we refer to collectively as required modifications, as long as each of the following conditions is satisfied:

    (1) no default or event of default has occurred and is continuing, or will result from the incurrence of the Indebtedness;

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    (2)  each of S&P and Moody's confirms that the incurrence of the
         Indebtedness will not result in a downgrade of their then current ratings for the bonds, or (x) the Debt Service Coverage Ratio for the two quarter period preceding the date such Indebtedness is incurred, which we refer to as the incurrence date, and (y) the Projected Debt Service Coverage Ratio for the four quarter period succeeding the incurrence date (after taking into account the incurrence of the Indebtedness) are each greater than or equal to:

      (a)  1.5 to 1.0; or

      (b) 1.4 to 1.0, if as of the incurrence date, we are party to Permitted PPAs covering, in the aggregate, at least 25% of the capacity of the Facility for the consecutive period of eight full quarters, taken as a whole, following the incurrence date; or

      (c) 1.3 to 1.0, if as of the incurrence date, we are party to Permitted PPAs covering, in the aggregate, at least 50% of the capacity of the Facility for the consecutive period of eight full quarters, taken as a whole, following the incurrence date; or

      (d) 1.2 to 1.0, if as of the incurrence date, we are party to Permitted PPAs covering, in the aggregate, at least 75% of the capacity of the Facility for the consecutive period of eight full quarters, taken as a whole, following the incurrence date; or

      (e) 1.1 to 1.0, if as of the incurrence date, we are party to Permitted PPAs covering, in the aggregate, 100% of the capacity of the Facility for the consecutive period of eight full quarters, taken as a whole, following the incurrence date; and

  . Indebtedness incurred for modifications and improvements (other than required modifications) to the Facility that cost less than $25,000,000 in the aggregate, which we refer to as optional modifications, as long as each of the following conditions is satisfied:

    (1) no default or event of default has occurred and is continuing, or will result from the incurrence of the Indebtedness;

    (2) the Debt Service Coverage Ratio for the two quarter period preceding the incurrence date and the Projected Debt Service Coverage Ratio for the four quarter period succeeding the incurrence date (after taking into account the incurrence of the Indebtedness) are each greater than or equal to:

      (a)  1.7 to 1.0; or

      (b) 1.6 to 1.0, if as of the incurrence date, we are party to Permitted PPAs covering, in the aggregate, at least 25% of the capacity of the Facility for the consecutive period of eight full quarters, taken as a whole, following the incurrence date; or

      (c) 1.45 to 1.0, if as of the incurrence date, we are party to Permitted PPAs covering, in the aggregate, at least 50% of the capacity of the Facility for the consecutive period of eight full quarters, taken as a whole, following the incurrence date; or

      (d) 1.3 to 1.0, if as of the incurrence date, we are party to Permitted PPAs covering, in the aggregate, at least 75% of the capacity of the Facility for the consecutive period of eight full quarters, taken as a whole, following the incurrence date; or

      (e) 1.2 to 1.0, if as of the incurrence date, we are party to Permitted PPAs covering, in the aggregate, 100% of the capacity of the Facility for the consecutive period of eight full quarters, taken as a whole, following the incurrence date.

   As a condition to incurring Indebtedness for required modifications or optional modifications, we must deliver to the trustee and the collateral agent an officer's certificate certifying as to the matters described in the applicable clauses (1) and (2) above (including the relevant Permitted PPAs). We will determine the satisfaction

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of the conditions in each clause (2) based on projections prepared by us in good faith based upon assumptions consistent in all material respects with the relevant contracts and agreements, the transaction documents, historical operations and our good faith projections of future revenues and projections of our operating and maintenance expenses in light of existing or reasonably expected regulatory and market environments in the markets in which the Facility is or will be operated and upon the assumption that there will be no early redemption or prepayment of Indebtedness or that any Indebtedness which matures within the projected periods will be refinanced on reasonable terms.

 Limitation on Liens

   We will not, nor will we permit any of our subsidiaries to, create, suffer to exist or permit any lien upon any of our properties, other than the following liens, which we refer to as permitted liens:

  . liens specifically created or required to be created by the indenture or any other financing document;

  .  liens securing Senior Secured Obligations;

  . liens for bonding arrangements permitted by the indenture consisting of liens on cash collateral and related investments held as cash cover for the bonding arrangements in an aggregate amount, at any time outstanding, not exceeding $5,000,000 plus monies used from amounts otherwise available to our members as a distribution permitted in accordance with the terms described below under the caption "-- Distributions";

  . liens for taxes which are either not yet due or are due but payable without penalty or are the subject of a good faith contest by us;

  . any exceptions to title existing on the date of the offering of the existing bonds and set forth on the title policies issued in connection with the offering of the existing bonds;

  . defects, easements, rights of way, restrictions, irregularities, encumbrances and clouds on title and statutory liens that do not materially impair the property affected and that do not individually or in the aggregate materially impair the value of the security interests granted under the security documents;

  . deposits or pledges to secure statutory obligations or appeals, releases of attachments, stays of execution or injunctions, performances of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of business;

  . liens for worker's compensation, unemployment insurance or other social security or pension or similar obligations;

  . legal or equitable encumbrances deemed to exist because of the existence of any litigation or other legal proceeding if they are the subject of a good faith contest by us (excluding any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment);

  . mechanics', workmen's, materialmen's, suppliers', construction or other similar liens arising in the ordinary course of business or incident to the construction, operation, repair, restoration or improvement of any property for obligations which are not yet due or which are removed or bonded within 60 days after filing (but in any event before enforcement), or which are the subject of a good faith contest by us;

  . liens on assets acquired with the proceeds of permitted purchase money or capital lease obligations;

  . liens substantially similar to certain of the liens described above so long as any such lien, if foreclosed upon, would not reasonably be expected to result in a Material Adverse Effect; and

  .  liens arising under Shared Facilities Agreements.

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 Distributions

   We will not make a distribution (including by transfer of assets or assumption or incurrence of any debt or liability) to our members unless the distribution is made on a scheduled bond payment date and each of the following conditions are satisfied on the date of the distribution, which we refer to as the distribution date:

  . all required transfers and payments described under the caption "-- Deposit and Disbursement Agreement--Deposit and Disbursement of Funds" have been completed and all accounts established under the deposit and disbursement agreement are funded to their required levels;

  . no default or event of default has occurred and is continuing or will result from the distribution;

  . the Debt Service Coverage Ratio for the four quarter period preceding the distribution date and the Projected Debt Service Coverage Ratio for each of the two four quarter periods succeeding the distribution date (after taking into account the making of the proposed distribution) are each greater than or equal to:

   (1)  1.7 to 1.0; or

   (2) 1.6 to 1.0, if as of the distribution date, we are party to Permitted PPAs covering, in the aggregate, at least 25% of the capacity of the Facility for the consecutive period of eight full quarters, taken as a whole, following the distribution date; or

   (3) 1.45 to 1.0, if as of the distribution date, we are party to Permitted PPAs covering, in the aggregate, at least 50% of the capacity of the Facility for the consecutive period of eight full quarters, taken as a whole, following the distribution date; or

   (4) 1.3 to 1.0, if as of the distribution date, we are party to Permitted PPAs covering, in the aggregate, at least 75% of the capacity of the Facility for the consecutive period of eight full quarters, taken as a whole, following the distribution date; or

   (5) 1.2 to 1.0, if as of the distribution date, we are party to Permitted PPAs covering, in the aggregate, 100% of the capacity of the Facility for the consecutive period of eight full quarters, taken as a whole, following the distribution date; and

  . We deliver to the trustee and the collateral agent an officer's certificate certifying as to the matters described in each of the conditions set forth above (including the relevant Permitted PPAs). We will determine the satisfaction of the conditions set forth in the immediately preceding bullet point based on projections prepared by us in good faith based upon assumptions consistent in all material respects with the relevant contracts and agreements, the transaction documents, historical operations and our good faith projections of future revenues and projections of our operating and maintenance expenses in light of existing or reasonably expected regulatory and market environments in the markets in which the Facility is or will be operated and upon the assumption that there will be no early redemption or prepayment of Indebtedness or that any Indebtedness which matures within the projected periods will be refinanced on reasonable terms.

   For any calculations under the financing documents with respect to periods following a bond payment date or a distribution date, the beginning point of the calculation will be the first day of the month in which the bond payment date or distribution date occurs.

 Amendments to Material Project Documents

   We will not:

  . terminate, amend, waive or modify any of the material project documents (other than the power sales agreements) to which we are a party,

  . exercise any rights we may have to consent to any assignment of any of the material project documents (other than the power sales agreements) by the other parties thereto, or

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

  . exercise any option under any of the material project documents (other than the power sales agreements) to which we are a party unless such termination, amendment, waiver, modification, assignment or exercise:

  . would not reasonably be expected to result in a Material Adverse Effect, as certified in certain instances by the independent engineer; or

  . is reasonably necessary in order to maintain a power sales agreement in full force and effect, as certified by the independent engineer; or

  . is necessary in order for us to be in compliance with applicable law or to be able to obtain or maintain, or comply with the terms and conditions of, any governmental approval necessary for us to conduct our business as currently conducted or as proposed to be conducted or to permit the Facility to maintain its certification as an "eligible facility" or for us to maintain our certification as an "exempt wholesale generator"; or

  .  is the result of:

   (1) a change in tariffs or similar publicly promulgated rates approved by any governmental authority which are incorporated by reference into a project document, or

   (2) implementation of provisions requiring adjustments to price or volume under, and in accordance with, the terms of a material project document, if we exercise good faith and commercially reasonable efforts to negotiate price changes under such provisions for adjustments to price which do not result in a Material Adverse Effect.

 Amendments to Power Sales Agreements

   We will not:

  . terminate, amend, waive any material obligations under, or modify any of the power sales agreements,

  . exercise any rights we may have to consent to any assignment of any of the power sales agreements by the other party thereto, or

  . exercise certain options listed on a schedule to the indenture under any of the power sales agreements,

unless such termination, amendment, waiver, modification, assignment or exercise would not reasonably be expected to result in a Material Adverse Effect, as certified by us in an officer's certificate delivered to the trustee and the collateral agent and concurred with in writing by the independent engineer.

 Prohibition on Fundamental Changes and Disposition of Assets

   We will not:

  . enter into any transaction of merger or consolidation (except that our subsidiaries may merge into us), change our form of organization or our business, or liquidate or dissolve (or suffer any liquidation or dissolution) unless contemporaneously reconstituted with no adverse effect on the Secured Parties;

  . purchase or otherwise acquire all or substantially all of the assets of any other person except as contemplated by the transaction documents;

  . except as contemplated by the transaction documents, sell, lease (as lessor) or transfer (as transferor) any property or assets material to the operation of the Facility except in the ordinary course of our business to the extent that:

   (1) such property is worn out or is no longer useful or necessary for the operation of the Facility, or

   (2) such property is replaced with property of equivalent use and value, or

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

   (3) such sale, lease or transfer is required to comply with any applicable law or to obtain, maintain or comply with the terms and conditions of any governmental approval necessary for us to conduct our business under the project documents;

provided, however, we have the right under the indenture to share our property and the use thereof in accordance with, and to the extent reasonably necessary to effect, the Shared Facilities Agreements.

 Replacement Power

   We will not elect to use replacement power to satisfy the requirements under our power sales agreements unless:

  .  we are constrained from generating and delivering power;

  . we certify to the trustee and the collateral agent that our use of replacement power would not reasonably be expected to result in a Material Adverse Effect; and

  . we enter into an agreement, which we refer to as an acceptable replacement power arrangement, satisfying the following conditions:

   (1)  the agreement has a delivery period not exceeding 45 days; or

   (2) the execution and performance of the agreement would not reasonably be expected to result in a Material Adverse Effect (as confirmed by the independent engineer); or

   (3) the agreement has a delivery period not exceeding 90 days and the agreement's counterparty (or the credit support provider for such counterparty) is rated at least "BBB-" by S&P or at least "Baa3" by Moody's, provided that this credit rating standard will not apply if such counterparty has dedicated existing generating assets and capacity for the provision of the replacement power and such generating assets have a proven track record for satisfying the obligation to provide all of the replacement power.

 Additional Documents

   We will not enter into any material agreements, contracts or other arrangements or commitments other than the following:

  . the transaction documents and agreements or other arrangements contemplated by the transaction documents;

  . agreements, contracts or other arrangements entered into by us with respect to the disposition of assets that we are entitled to sell, transfer, assign, lease or sublease under the indenture;

  . agreements, contracts or other arrangements entered into by us in the ordinary course of business and that are included in our annual operating budget;

  . agreements, contracts or other arrangements entered into in substitution for existing agreements, contracts or other arrangements on substantially similar terms and conditions;

  . the Shared Facilities Agreements, Permitted PPAs, and replacement power arrangements;

  . agreements for sale of excess fuel or firm transportation (to the extent not required for the operation of the Facility or the performance of our obligations under the power sales agreements), the performance of which could not reasonably be expected to result in a Material Adverse Effect; and

  . contracts for emergency repairs or to avoid or minimize unplanned outages.

 Transactions with Affiliates.

   We will not enter into any transaction or agreement with any affiliate other than agreements identified in the indenture, Shared Facilities Agreements, and transactions and agreements in the ordinary course of business on fair and reasonable terms no less favorable to us than we would obtain in an arm's-length transaction with a person that is not our affiliate. Before entering into any transaction with an affiliate, we will deliver to the trustee and the collateral agent an officer's certificate stating that the requirements of this paragraph are met.

 New Generation Facilities.

   Our affiliates are considering the development of new generation facilities on land they control adjacent to portions of the Facility site. If the new generation facilities are developed, the owners of the new generation facilities may need to enter into certain agreements with us with respect to certain shared facilities and the use of such facilities for the benefit of the new generation facilities. Such shared facilities may include roads, easements, fuel and utility lines and pipes, transmission lines and interconnects, water disposal and treatment systems, control systems, and other property or rights that we own or lease, and some of the shared facilities may be facilities that we use in the operation of the Facility. We will not enter in any Shared Facility Agreement unless the execution, delivery and performance of such Shared Facility Agreement:

  . will not result in a downgrade of the then current rating on the bonds by either of S&P and Moody's,

  . could not reasonably be expected to result in a Material Adverse Effect (as certified by us) and

  . will not have a material adverse effect on the operation or technical integrity of the Facility, including, without limitation, as to availability and anticipated financial performance (all as certified by the independent engineer).

 Additional Covenants

   We will also be required to:

  .  maintain our existence and title to properties;

  .  obtain, maintain and comply with all necessary governmental approvals;

  .  comply with applicable laws and the terms of each project document;

  .  maintain insurance for the Facility;

  . keep the bonds equivalent in right of payment and ability to share in the collateral with our other senior debt;

  . deliver financial statements, notices of default, notices of power sales agreement buy-outs and other documents to the trustee, the collateral agent and the rating agencies;

  . operate and maintain the Facility in compliance with prudent utility practices, applicable laws, governmental approvals and the project documents;

  . deliver annual operating budgets to the trustee, the collateral agent and the independent engineer;

  .  prepare a major maintenance plan;

  . submit an annual report covering the status of the insurance for the Facility;

  . provide the independent engineer, the trustee and the collateral agent reasonable inspection rights and the right to witness the performance tests;

  . maintain our status as an "exempt wholesale generator" and the Facility's status as an "eligible facility";

  .  pay our taxes;

  . diligently pursue all rights we may have to compensation in respect of certain events of loss or governmental taking; and

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  .  cause any project document we enter into after the date of this offering to become subject to the lien of the collateral agent.

   In addition, we will be restricted from engaging in the following activities:

  . conducting any business other than the construction, ownership, operation, maintenance, administration and financing of the Facility;

  .  making investments other than Permitted Investments;

  . establishing subsidiaries or allowing our existing subsidiaries to engage in activities other than those that they are engaged in on the date of the offering; and

  . establishing employee benefit plans which result in the imposition of material liabilities on us.

   If at any time after completion of the exchange offer, we are no longer required to, and do not, file periodic reports and other information under the Exchange Act, we are obligated to provide equivalent information to the bondholders, unless we receive the consent of holders of a majority in principal amount of the bonds relieving us of this obligation.

   The affirmative and negative covenants described above are subject to a number of important qualifications and exceptions which are set forth in full in the indenture.

Events of Default and Remedies

   Each of the following events is an event of default under the indenture (an "event of default"):

  . we fail to pay or cause to be paid any principal of, premium, if any, or interest on any bond when the same becomes due and payable, whether by scheduled maturity or required redemption or by acceleration or otherwise, and such failure continues uncured for five or more days; or

  . any representation or warranty made by us in any financing document, or in any certificate furnished to the Secured Parties or the independent consultants in accordance with the terms of the financing documents, proves to have been false or misleading in any respect as of the time made, and the fact, event or circumstance that gave rise to the misrepresentation has resulted in or is reasonably expected to result in a Material Adverse Effect and such misrepresentation or such Material Adverse Effect continues uncured for 30 or more days from the date we obtain knowledge thereof; provided that if we commence efforts to cure (or to cause to be cured) the misrepresentation by curing (or causing to be cured) the factual situation resulting in the misrepresentation or such Material Adverse Effect within this 30-day period, we may continue to effect (or cause) such cure (and such misrepresentation will not be deemed an event of default) for an additional 90 days so long as we certify to the trustee and the collateral agent that such misrepresentation or such Material Adverse Effect is reasonably capable of being cured within such period and that we are diligently pursuing (or causing) such cure; or

  . we fail to perform or observe our covenant in the indenture to maintain adequate insurance for the Facility; provided, however, that we will have five business days to correct or cause to be corrected this failure before an event of default occurs; or

  . we fail to perform or observe in any material respect any covenant or agreement contained in the indenture related to maintenance of existence, use of proceeds, amendments to power sales agreements, the incurrence of Indebtedness, liens, distributions, the nature of our business, fundamental changes, sales of assets, investments or additional documents, and this failure continues uncured for 30 or more days after we have knowledge of such failure; or

  . we fail to perform or observe in any material respect any of the covenants contained in any other provision of the indenture (other than those referred to above) or any other financing document and such failure continues uncured for 30 or more days after we have knowledge of such failure; provided that if we commence efforts to cure such default within such 30-day period, we may continue to effect such

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   cure of the default (and such default will not be deemed an event of default) for an additional 180 days so long as we provide an officer's certificate to the trustee and the collateral agent stating that such default is reasonably capable of being cured within such period and we are diligently pursuing the cure; provided further, in the case of a default arising from our failure to comply with permits or laws, or to maintain permits, and within such 180 day period we enter into a consent decree or other arrangement under which the applicable governmental authorities agree to stay or delay enforcement against such non-compliance, then such cure period shall be further extended for the period of such stay or delay; or

  .  certain events of bankruptcy or insolvency occur;

  . any lien granted in the security documents ceases to be a perfected lien in favor of the collateral agent on any material portion, taken individually or in the aggregate, of the collateral described therein (other than with respect to property or assets which the terms of the financing documents permit us to convey or transfer) with the priority purported to be created by the security documents; or

  .  with respect to any material transaction document:

   (1) a term of such transaction document ceases to be a valid and binding obligation of the parties thereto or is declared unenforceable by a governmental authority, or

   (2) such transaction document is terminated (before its normal expiration), or

   (3) a party to a project document denies its liability thereunder or defaults on its obligations thereunder (and any grace or cure period with respect to such failure has expired); and

   in each such case, the event described above could reasonably be expected to result in a Material Adverse Effect; provided that none of the events described in clauses (1), (2) or (3) will be an event of default if within 180 days from the occurrence of any such event, we have cured or caused the relevant party to cure the circumstances described in the appropriate clause and caused the relevant party to resume performance in accordance with the relevant project document, or entered into a replacement project document in substitution of the relevant project document which is reasonably satisfactory to the independent engineer; or

  . we fail to make any payment in respect of any Indebtedness, including permitted indebtedness, having an outstanding principal amount of more than $15,000,000 (other than any amount owing with respect to any bond) when due (subject to any applicable grace period), and a default and acceleration is declared with respect to such Indebtedness; or

  . a final and non-appealable judgment or judgments for the payment of money in excess of $15,000,000 is rendered against us, and the same remains unpaid or unstayed for a period of 90 or more consecutive days after such payment is due and payable; or

  .  an Event of Abandonment occurs.

   In the case of an event of default arising from certain events of bankruptcy or insolvency, all outstanding bonds will become immediately due and payable without further action or notice. In the case of an event of default arising from a failure to pay principal of, premium, if any, or interest on the bonds, holders of at least 33 1/3% in principal amount of the then outstanding bonds may declare the bonds to be immediately due and payable. In the case of any other event of default, holders of at least a majority in principal amount of the then outstanding bonds may declare the bonds to be immediately due and payable.

   The holders of not less than a majority in aggregate principal amount of the bonds outstanding may on behalf of the holders of all bonds waive any past default or event of default and its consequences, except that:

  (1) only the holders of all bonds affected may waive a default or an event of default in the payment of the principal of and interest on, or other amounts due under, any outstanding bond; and

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  (2)  except as provided in clause (1), only the holders of all outstanding bonds affected may waive a default or an event of default in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding bond affected.

Defeasance

   We may, at any time, terminate all of our obligations under the indenture, the bonds and the other financing documents, and may terminate the liens of the security documents on the collateral (a "Legal Defeasance"). In addition, we may terminate, at any time, our obligations under any of the covenants under the indenture, the bonds and the other financing documents, and may terminate the liens of the security documents on the collateral, other than our covenants to maintain our existence and to make payments on the bonds out of the trusts described below (a "Covenant Defeasance").

   Each of the Legal Defeasance or the Covenant Defeasance may be exercised only if:

  . we have irrevocably deposited or caused to be deposited in trust with the trustee cash, non-callable United States government obligations or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay the principal of and interest on the bonds when due;

  . we have delivered to the trustee an opinion of counsel to the effect that as of the date of such opinion, (1) the trust funds will not be subject to the rights of holders of Indebtedness other than the bonds;
     (2) subject to certain assumptions and exceptions, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally; and
     (3) the holders of the bonds shall have a perfected security interest under applicable law in the obligations so deposited;

  . no default or event of default has occurred and is continuing on the date of, or will result from, such deposit (other than from the incurrence of Indebtedness the proceeds of which will be used to defease);

  . such Legal Defeasance or Covenant Defeasance does not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or by which we are bound;

  . in the case of a Legal Defeasance, we have delivered to the trustee an opinion of counsel confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  . in the case of a Covenant Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the bonds will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

  . we have delivered to the trustee an officer's certificate and opinion of counsel, each stating that all conditions precedent which relate to either the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

                       Deposit and Disbursement Agreement

General

   We have entered into the Deposit and Disbursement Agreement with the collateral agent, the administrative agent and the intercreditor agent. We may cause the holders of any Indebtedness (along with any

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agent acting on their behalf) for optional modifications and/or required modifications to become a party to the deposit and disbursement agreement. The deposit and disbursement agreement sets forth, among other things, the terms upon which our operating revenues and other amounts received by or on behalf of us are disbursed to pay operation and maintenance costs, debt service and other amounts due from us.

Deposit and Disbursement of Funds

   We will deposit all of our operating revenues into the revenue account and the administrative agent will disburse these revenues on the last day of each calendar month (except as indicated below) in the following order of priority:

  . First, to the O&M account in an amount sufficient to pay all O&M Costs (including, without duplication, the repayment of any draws in respect of such costs under a permitted working capital facility) due and payable on the disbursement date or reasonably expected to be due and payable within the next month;

  . Second, on the final day of any quarter beginning in the year 2006 until such time that we have made the final payment with respect to certain sales tax obligations, to the sales tax reserve account, in an amount equal to the Sales Tax Reserve Requirement;

  . Third, to the debt service payment account in an amount equal to 1/6 of all principal, interest and other amounts which will be due and payable on the outstanding bonds and any other Senior Secured Obligations (other than principal on debt service reserve letter of credit loans, but including, without limitation, principal on debt service reserve letter of credit bonds) on the next succeeding scheduled bond payment date together with the appropriate portion of any Senior Secured Obligations which are due and payable more frequently than on a semi-annual basis;

  . Fourth, to the debt service reserve letter of credit loan principal account, in an amount (together with the amounts then on deposit therein) equal to the appropriate portion of principal of debt service reserve letter of credit loans calculated based on the amortization schedule for such loans;

  . Fifth, to the debt service reserve account in an amount which, together with all amounts on deposit therein or credited thereto, is equal to the then current debt service reserve requirement. See "--Debt Service Reserve Account";

  . Sixth, to the major maintenance reserve account in an amount that is equal to 1/6 of the difference between (i) the scheduled major maintenance reserve required balance (as may be adjusted annually in consultation with the independent engineer) as of the next bond payment date and (ii) amounts already on deposit in or credited to the major maintenance reserve account as of the immediately preceding bond payment date;

  . Seventh, beginning in December 2012 and ending in December 2023, to the PSA contingency reserve account in an amount that equals the then current PSA Contingency Reserve Requirement; and

  . Eighth, to the distribution suspense account in an amount equal to all monies left over in the revenue account after application of priority First through priority Seventh.

   If the distribution conditions set forth in the indenture are satisfied on any scheduled bond payment date, funds in the distribution suspense account may be transferred to the distribution account for distribution to us.

O&M Account

   Amounts on deposit in the O&M account will be available to us to pay O&M Costs which are due and payable at the time of withdrawal, or are reasonably expected to be due and payable within the next 30 days, other than the major maintenance expenditures funded through the major maintenance reserve account. The administrative agent will disburse amounts from the O&M account upon delivery by us of an officer's

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certificate specifying the amount to be disbursed and the name of, and wire transfer or other payment instructions for, each person to whom such amounts should be paid. Funds may be disbursed from the O&M account more often than monthly if necessary to pay O&M Costs which are due and payable on the date of disbursement.

Sales Tax Reserve Account

   Beginning on March 31, 2006 and on the last day of each quarter thereafter until such time that the final payment with respect to certain sales tax obligations is due and payable, we will be required to transfer the Sales Tax Reserve Requirement to the sales tax reserve account. We refer to the date on which final payment is due under the sales tax sharing agreements as the final sales tax payment date. We will not be entitled to withdraw any amounts from the sales tax reserve account until the final sales tax payment date, at which time amounts on deposit therein will be withdrawn to pay all amounts due under the sales tax sharing agreements. Any amounts remaining on deposit in the sales tax reserve account after the final payment has been made or after we have received an opinion of counsel that no further payments will be due in respect thereof due to a change in law or otherwise will be transferred in accordance with the operating flow of funds described above under the caption "--Deposit and Disbursement of Funds."

Debt Service Payment Account

   Amounts on deposit in the debt service payment account will be used to pay the principal of, premium (if any), interest, fees, indemnities and other amounts due or becoming due in respect of the bonds and the other Senior Secured Obligations (other than principal on debt service reserve letter of credit loans, but including, without limitation, principal on debt service reserve letter of credit bonds) on any date when such principal, premium, interest or other amounts are due.

Debt Service Reserve Letter of Credit Loan Principal Account

   Amounts on deposit in the debt service reserve letter of credit loan principal account will be used to pay the principal due or becoming due with respect to any debt service reserve letter of credit loans on the date when such principal is due.

Debt Service Reserve Account

   On any monthly funding date occurring: (1) after January 1, 2013 on which:

  . we are party to Permitted PPAs covering, in the aggregate, 75% or more of the Facility's capacity for the consecutive period of four full quarters following such date;

  and either:

  . we have provided a guaranty from an entity that is rated at least "BBB" by S&P and "Baa2" by Moody's that will guarantee the difference between the amount of the 12-month debt service reserve requirement and the amount of the 6-month debt service reserve requirement; or

  . each of S&P and Moody's confirms that the failure to provide such a guaranty will not result in a downgrade of the then current rating of the bonds;

   or (2) on or before December 31, 2012,

we will be required to maintain an amount on deposit in or credited to the debt service reserve account from time to time equal to the principal and interest payments due, in the aggregate, in respect of the Senior Secured Obligations on the next succeeding scheduled bond payment date. We refer to this amount as the 6-month debt service reserve requirement.

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   On any other monthly funding date, we will be required to maintain an amount on deposit in or credited to the debt service reserve account equal to the principal and interest payments due, in the aggregate, in respect of the Senior Secured Obligations on the next two succeeding scheduled bond payment dates.

   Amounts on deposit in or credited to the debt service reserve account will be used to pay the principal of and interest on the Senior Secured Obligations and any other amounts payable to the Secured Parties under the financing documents at any time when amounts on deposit in or credited to the debt service payment account are insufficient to make such payments.

Major Maintenance Reserve Account

   The major maintenance reserve required balance for each 6-month period during the term of the bonds will be set forth on a schedule to the deposit and disbursement agreement, which schedule is subject to annual adjustment in consultation with the independent engineer. The major maintenance reserve required balance was $3,800,000 as of January 5, 2002. At any time that the major maintenance reserve required balance is adjusted, we are required to deliver a certificate countersigned by the independent engineer to the trustee and the collateral agent certifying that the adjusted amount is reasonably expected to be sufficient to fund scheduled major maintenance of the Facility on a timely basis. Amounts on deposit in or credited to the major maintenance reserve account will be used to pay the costs of major maintenance activities associated with the Facility.

PSA Contingency Reserve Account

   Beginning in December 2012 and ending in December 2023, we will be required to maintain an amount on deposit in or credited to the PSA contingency reserve account in an amount equal to the then current PSA Contingency Reserve Requirement. If, on any monthly funding date immediately preceding a bond payment date, amounts on deposit in the debt service payment account and the debt service reserve account, together with any amounts transferred into such accounts from the revenue account, are insufficient to pay amounts due on the Senior Secured Obligations on the bond payment date, funds will be transferred from the PSA contingency reserve account to make up the shortfall.

   Subject to the requirements set forth below, if on any monthly funding date immediately preceding any bond payment date, the monies on deposit in or credited to the PSA contingency reserve account exceed the then current PSA Contingency Reserve Requirement, an amount equal to this excess, which we refer to as the PSA reserve excess, will be transferred to the distribution suspense account. Before a transfer to the distribution suspense account may be made, however, transfers will be made from the PSA contingency reserve account, first, to the debt service reserve account and, second, to the major maintenance reserve account to the extent either account is less than fully funded after transfers to it from the revenue account on such date. In addition, on any such date, which we refer to as a PSA funding reduction date, that the PSA Contingency Reserve Amount is reduced from the Maximum PSA Contingency Amount to $0 because we have satisfied the test set forth in clause
(i)(b) of the definition of PSA Contingency Reserve Amount (which is set forth in Annex A), then we will be required to maintain the following amounts (at the relevant times) on deposit in the PSA contingency reserve account (notwithstanding the reduction in the PSA Contingency Reserve Amount):

  . from the PSA funding reduction date until the first anniversary of the PSA funding reduction date, 50% of the amount on deposit in or credited to the PSA contingency reserve account immediately before the reduction in the PSA Contingency Reserve Amount from the Maximum PSA Contingency Amount to $0;

  . from the first anniversary of the PSA funding reduction date until the second anniversary of the PSA funding reduction date, 25% of the amount on deposit in or credited to the PSA contingency reserve account immediately before the reduction in the PSA Contingency Reserve Amount from the Maximum PSA Contingency Amount to $0;

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  .  from the second anniversary of the PSA funding reduction date until the third anniversary of the PSA funding reduction date, 12.5% of the amount on deposit in or credited to the PSA contingency reserve account immediately before the reduction in the PSA Contingency Reserve Amount from the Maximum PSA Contingency amount to $0; and

  . from the third anniversary of the PSA funding reduction date until the fourth anniversary of the PSA funding reduction date, 6.25% of the amount on deposit in or credited to the PSA contingency reserve account immediately before the reduction in the PSA Contingency Reserve Amount from the Maximum PSA Contingency Amount to $0;

unless, on any such funding date, we have satisfied the tests set forth in clauses (i)(a), (ii), (iii) or (iv) of the definition of PSA Contingency Reserve Amount (set forth in Annex A), in which case, the applicable remaining amount of the PSA reserve excess will be transferred to the distribution suspense account.

Reserve Account Letters of Credit and Guaranties

   Instead of depositing some or all cash to maintain the sales tax reserve requirement, the debt service reserve requirement, the PSA Contingency Reserve Requirement and/or the major maintenance reserve requirement, we may:

  . provide or cause to be provided one or more irrevocable direct pay letters of credit issued by a bank or other financial institution rated at least "A" by S&P and at least "A2" by Moody's and naming the collateral agent as beneficiary; provided that, with respect to the sales tax reserve, major maintenance reserve and PSA contingency reserve letters of credit, we will not be permitted to be named as the account party; or

  . provide one or more several guaranties issued by entities that are each rated at least "BBB" by S&P and "Baa2" by Moody's.

   If we replace existing cash reserves with a letter of credit or guaranty, we may withdraw the funds in the applicable account.

   In order for us to be the account party on a DSR letter of credit, at the time the debt service reserve letter of credit is issued, each of S&P and Moody's must confirm that there will be no downgrade in the then current ratings on the bonds as a result of indebtedness incurred in respect of the debt service reserve letter of credit or the underlying letter of credit agreement.

   We initially plan to provide several guaranties issued by Dominion Resources, Inc. and Peoples Energy Corporation instead of depositing cash to maintain the debt service reserve requirement. Dominion Resources, Inc. is rated BBB+ by S&P and Baa1 by Moody's. Peoples Energy Corporation is rated A+ by S&P and A2 by Moody's. For additional information concerning Dominion Resources, Inc. and Peoples Energy Corporation, see "Where You Can Find Information."

Distribution Suspense Account

   The distribution suspense account will be funded with amounts remaining in the revenue account after all other required disbursements have been made as described above under "--Deposit and Disbursement of Funds." On any scheduled bond payment date on which each of the conditions set forth under the caption "Indenture--Certain Covenants--Distributions" are satisfied, the amounts on deposit in the distribution suspense account will be transferred to the distribution account for distribution to or as directed by us.

Permitted Investments

   Funds in the accounts will be invested and reinvested in Permitted Investments at our written direction (which may be in the form of a standing instruction). However, if an event of default exists or we have not

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timely furnished such a written direction or confirmed a standing instruction to the administrative agent, the administrative agent will invest such amounts only in certain Permitted Investments with a maturity of one year or less. Any written direction from us with respect to the investment or reinvestment of amounts held in any account must direct investment or reinvestment only in Permitted Investments that mature in such amounts and have maturity dates or are subject to redemption at the option of the holder thereof on or before maturity as needed for the purposes of such accounts. No Permitted Investments will mature more than one year after the date acquired. Any income or gain realized from such investments will be deposited into the Revenue Account.

Debt Service Reserve Letter of Credit Agreement

   Each drawing under any debt service reserve letter of credit in which we are the account party will be converted into a loan that will mature not less than five years after the drawing giving rise to the loan, which we refer to as a debt service reserve letter of credit loan. Any such loan that is outstanding five years after the Closing Date may be converted into a substitute loan (which we call a debt service reserve letter of credit bond) that will amortize, will mature on the maturity date of the bonds, will bear interest at a rate to be negotiated between the issuer of the debt service reserve letter of credit and us, and will rank equally in right of payment with the bonds. Both the debt service reserve letter of credit loans and the debt service reserve letter of credit bonds will share equally and ratably in the collateral with the bonds.

                          Collateral Agency Agreement

   We have entered into a collateral agency agreement with the trustee, the collateral agent and the administrative agent. We may cause the holders of any Indebtedness (along with any agent acting on their behalf) to become parties to the collateral agency agreement for optional modifications and required modifications. Under the collateral agency agreement, the Secured Parties (or their representatives party thereto) have appointed the collateral agent to hold and administer the collateral and to enter into and exercise remedies under the security documents on behalf of the Secured Parties.

   The collateral agent will apply the proceeds of any collection, sale or other realization of all or any part of the collateral under the security documents as follows:

  . first, to the payment of all reasonable costs and expenses relating to the sale of the collateral and the collection of amounts owing under the collateral agency agreement or relating to the protection of the liens of the security documents, and all liabilities covered by the indemnity provisions of the financing documents;

  . second, to the payment of accrued and unpaid interest on interest that became overdue on the Senior Secured Obligations, ratably, in an amount necessary to make the Secured Parties current on interest on overdue interest to the same proportionate extent as the other Secured Parties are then current on interest on overdue interest due;

  . third, to the payment of accrued and unpaid interest on principal of the Senior Secured Obligations that became overdue, ratably, in an amount necessary to make the Secured Parties current on interest on overdue principal due to the same proportionate extent as the other Secured Parties are then current on interest on overdue principal due;

  . fourth, to the payment of any accrued but unpaid commitment fees or other fees;

  . fifth, to the payment of the remaining Senior Secured Obligations outstanding; and

  . finally, to us, or our successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

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                            Intercreditor Agreement

   Each of the Secured Parties (or a representative for them) will enter into the intercreditor agreement upon the incurrence of the Indebtedness held by such Secured Party. Under the intercreditor agreement:

  . the affirmative vote of persons holding at least 33 1/3% of the Senior Secured Obligations will be required to exercise remedies upon the occurrence of a event of default relating to payment;

  . the affirmative vote of persons holding greater than 50% of the Senior Secured Obligations will be required to exercise remedies upon the occurrence of any other event of default;

  . the affirmative vote of persons holding greater than 50% of the Senior Secured Obligations will be required to amend documents and grant consents and approvals (other than with respect to certain fundamental decisions); and

  . the affirmative vote of persons holding 100% of the Senior Secured Obligations will be required to amend documents and grant consents and approvals with respect to certain fundamental decisions, including without limitation amendments, consents and approvals resulting in the release of collateral.

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                       FEDERAL INCOME TAX CONSIDERATIONS

   This discussion of certain United States federal income tax considerations applies to you if you are the beneficial owner of bonds and if you acquire the bonds (or existing bonds which are exchanged for new bonds) for cash and hold the bonds as a "capital asset," generally, for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not, however, address any federal estate, gift or alternative minimum taxes or state, local or foreign tax laws. In addition, it does not address all of the rules which may affect the United States tax treatment of your investment in the bonds. For example, special rules not discussed here may apply to you if you are:

  .  a partnership;

  . a broker-dealer, a dealer in securities or currencies, or a financial institution;

  .  an S corporation;

  .  an insurance company;

  .  a regulated investment company;

  .  a tax-exempt organization;

  .  subject to the alternative minimum tax provisions of the Code;

  . holding the bonds in a tax-deferred or tax-advantaged account, as part of a hedge or conversion transaction for tax purposes, a straddle or other risk reduction or constructive sale transaction;

  . a shareholder in, or partner or beneficiary of, an entity that is holding the bonds;

  .  not using the U.S. dollar as your functional currency; or

  . a nonresident alien or foreign corporation subject to United States federal income tax on a net-basis with respect to income or gain derived from a bond because such income or gain is effectively connected with the conduct of a United States trade or business.

   This discussion only describes certain federal income tax consequences that may apply to you based on current United States federal tax law, including the Code, Treasury regulations and administrative and judicial interpretations thereof, any of which may change, possibly retroactively, and which may be subject to differing interpretations.

   This summary may not cover your particular circumstances because it does not consider foreign, state or local tax laws, may not address certain federal tax considerations relevant to your particular circumstances or status, and does not describe future changes in federal tax laws. Please consult your own tax advisor with respect to the tax consequences of purchasing, owing and disposing of the bonds in light of your own particular circumstances rather than relying on this general description.

 United States Holders

   If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the next section, "Non-United States Holders," applies to you.

   Definition of United States Holder. You are a "United States Holder" if you hold the bonds and you are:

  . a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b)(3) of the Code;

  . a corporation (or other entity treated as a corporation for United States federal income tax purposes) that is created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

  . an estate, the income of which is subject to United States federal income tax regardless of its source; or

  . a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

   Exchange of Existing Bonds. The exchange of existing bonds for new bonds in the exchange offer should not be a taxable disposition of the existing bonds, and there should be no federal income tax consequences to holders upon the exchange. Any holder should have the same tax basis and holding period in the new bonds that the holder had in existing bonds immediately before the exchange.

   Taxation of Stated Interest. Generally, you must pay federal income tax on the interest on the bonds:

  . when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

  . when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

   Sale or Other Taxable Disposition of the Bonds. You must recognize taxable gain or loss on the sale, exchange (other than the exchange of existing bonds for new bonds in the exchange offer), redemption, retirement or other taxable disposition of a bond. The amount of your gain or loss equals the difference between the amount you receive for the bond (in cash or other property, valued at fair market value), less the amount attributable to accrued interest on the bond, minus your adjusted tax basis in the bond. Your initial tax basis in a bond equals the price you paid for the bond.

   Your gain or loss will generally be a long-term capital gain or loss if you have held the bond for more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

   Mandatory Redemption Payments. For purposes of determining whether a bond is a contingent payment debt instrument, remote or incidental contingencies are ignored. Although it is possible that the Internal Revenue Service could assert that mandatory redemption payments above par value of the bonds are "contingent payments," we believe that the likelihood of any such mandatory redemption is remote and, accordingly, do not intend to treat the bonds as contingent payment debt instruments. You should, therefore, include any such payment as ordinary income if it is accrued or paid, in accordance with your own method of accounting. If, however, such payments are considered "contingent payments" for United States federal income tax purposes, the bonds would be treated as contingent payment debt instruments and certain adverse United States federal income tax consequences could result.

   Backup Withholding and Information Reporting. You may be subject to a backup withholding tax and to information reporting when you receive interest payments on the bonds or proceeds upon the sale or other taxable disposition of a bond. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the backup withholding tax will not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless:

  .  the IRS notifies us or our agent that the TIN you provided is incorrect;

  . you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or

  . you fail to certify under penalties of perjury that you are not subject to backup withholding.

   If the backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS.

 Non-United States Holders

   Definition of Non-United States Holder. A "Non-United States Holder" is any person other than a United States Holder. Please note that if you are subject to United States federal income tax on a net basis on income or gain with respect to a bond because such income or gain is effectively connected with the conduct of a United States trade or business, this disclosure does not cover the United States federal tax rules that apply to you.

   Portfolio Interest Exemption. Generally, you will not have to pay United States federal income tax on interest paid on the bonds because of the "portfolio interest exemption" if either:

  . you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8 BEN (or a suitable substitute form) signed under penalties of perjury; or

  . a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the bond on your behalf, certifies to us or our agent under penalties of perjury that it has received IRS Form W-8 BEN (or a suitable substitute) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent.

   However, you will not qualify for the portfolio interest exemption described above if:

  . you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock;

  . you are a controlled foreign corporation with respect to which we are a "related person" within the meaning of section 864(d)(4) of the Code;

  . you are a bank receiving interest described in section 881(c)(3)(A) of the Code; or

  . you do not meet the certification requirements under Code section 871(h) or 881(c) and related Treasury regulations.

   Withholding Tax if the Interest is not within the Portfolio Interest Exemption. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30% withholding tax on interest payments made on the bonds. However, you may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted, under current regulations, on IRS Form W-8 BEN.

   Sale or Other Disposition of the Bonds. You will generally not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of a bond. You may, however, be subject to tax on such gain if:

  . you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition, in which case you may have to pay a United States federal income tax of 30% (or a reduced treaty rate) on such gain; or

  . you are an individual who is a former citizen or resident of the United States, your loss of citizenship or residency occurred within the last ten years (and, if you are a former resident, on or after February 6, 1995), and it had as one of its principal purposes the avoidance of United States tax, in which case you may be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States citizens and resident aliens, and you may be subject to withholding under certain circumstances.

You generally will not be subject to withholding tax on payments of principal of the bonds.

   Backup Withholding and Information Reporting. We report annually to the Internal Revenue Service and to you the amount of interest paid to, and the tax withheld, if any, with respect to you. In addition, if a bond is held by a Non-United States Holder through a United States, or United States related, broker or financial institution, backup withholding may apply if the Non-United States Holder fails to provide evidence of Non-United States Holder status. Non-United States Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations and the availability of, and procedure for obtaining, an exemption, if available.

                              PLAN OF DISTRIBUTION

   Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new bonds may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

  . you acquire any new bond in the ordinary course of your business;

  . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the new bonds;

  . you are not a broker-dealer who purchased existing bonds directly from us for resale under Rule 144A or any other available exemption under the Securities Act; and

  . you are not an "affiliate" (as defined in Rule 405 under the Securities
    Act) of our company.

   If our belief is inaccurate and you transfer any new bond without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your bonds from these requirements, you may incur liability under the Securities Act. We do not assume any liability or indemnify you against any liability under the Securities Act.

   Each broker-dealer that is issued new bonds for its own account in exchange for existing bonds must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new bonds. A broker-dealer that acquired existing bonds for its own account as a result of market making or other trading activities may use this prospectus for an offer to resell, resale or other retransfer of the new bonds.

   We will not receive any proceeds from any sale of new bonds by broker-dealers. New bonds received by broker-dealers for their own account in this exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the new bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new bonds. Any broker dealer that resells new bonds that were received by it for its own account in this exchange offer and any broker or dealer that participates in a distribution of such new bonds may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new bonds and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the bonds) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the bonds (including any broker dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain legal matters with respect to the bonds offered hereby will be passed upon by McGuireWoods LLP, our counsel.

                                    EXPERTS

   The financial statements included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for derivatives and hedging transactions), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Dominion Resources' Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which express an unqualified opinion and include an explanatory paragraph relating to changes in accounting principle for the method of accounting used to develop the market-related value of pension plan assets, and for the method of accounting for oil and gas exploration and production activities to the full cost method), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of Peoples Energy Corporation incorporated in this prospectus by reference from Peoples Energy Corporation's Annual Report on Form 10-K as of and for the year ended September 30, 2001 have been audited by Arthur Andersen LLP, independent auditors, as stated in their report, which is incorporated herein by reference.

                              INDEPENDENT ENGINEER

   Stone & Webster prepared the independent engineer's report included as Annex B to this prospectus. We include that report in this prospectus in reliance upon Stone & Webster's conclusions and their experience in the review of the design, development, construction and operation of electric generation facilities. You should read the Stone & Webster report in its entirety for information with respect to the Facility and the related subjects discussed therein.

                  INDEPENDENT POWER MARKET AND FUEL CONSULTANT

   Pace Global Energy Services, LLC prepared the independent power market and fuel consultant's reports included as Annex C-1 and Annex C-2 to this prospectus. We include these reports in this prospectus in reliance upon Pace's conclusions and their experience in analyzing power markets and fuel supply and transportation arrangements for independent power projects. You should read the Pace reports in their entirety for information with respect to the MAIN power market and the availability of fuel supply and transportation arrangements to serve our Facility.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are not currently subject to the periodic reporting and other information requirements of the Exchange Act. Upon completion of the exchange offer, we will become subject to those requirements. We have filed with the SEC a registration statement under the Securities Act registering the new bonds. This prospectus does not include all the information contained in the registration statement. For additional information about us, agreements to which we are a party and the new bonds, you may refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are necessarily not complete; in each instance, if the contract or other document is filed as an exhibit to the registration statement, reference is made to the copy so filed, and each statement in this prospectus is qualified by that reference. A copy of the registration statement, including exhibits and schedules, is available through the SEC's public reference rooms or may be accessed through its web site described below.

   Dominion Resources, Inc. and Peoples Energy Corporation file annual, quarterly and special reports and other information with the SEC. Their SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document they file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   We incorporate by reference the documents listed below and any future filings made with the SEC by us or by Dominion Resources, Inc. and Peoples Energy Corporation under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until such time as the offering of securities covered by this prospectus has been completed:

Dominion Resources, Inc.

  .  Annual Report on Form 10-K for the year ended December 31, 2000.

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

  . Current Reports on Form 8-K dated January 12, 2001, January 24, 2001, May 25, 2001, September 10, 2001, November 14, 2001 (as supplemented by a Current Report on Form 8-K dated January 11, 2002) and January 29, 2002.

Peoples Energy Corporation

  . Annual Report on Form 10-K, as amended, for the year ended September 30, 2001.

  .  Current Reports on Form 8-K dated October 30, 2001 and November 15,
     2001.

   You may request a copy of these filings, at no cost, by writing or calling Dominion Resources, Inc. or Peoples Energy Corporation, respectively, at the following addresses:

      Corporate Secretary                      Peoples Energy Corporation
      Dominion Resources, Inc.                 Attention: Shareholder Services
      120 Tredegar Street                      130 East Randolph Drive
      Richmond, Virginia 23219                 Chicago, Illinois 60601
      Telephone (804) 819-2000                 Telephone (800) 228-6888

                               ELWOOD ENERGY LLC

                           Financial Statements as of
                          September 30, 2001 and 2000
                            and for the years ended
                     September 30, 2001, 2000 and 1999 and
                          Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

To the Management Committee of
Elwood Energy LLC
Elwood, Illinois

   We have audited the accompanying consolidated balance sheets of Elwood Energy LLC and subsidiaries (the "Company") as of September 30, 2001 and 2000, and the related consolidated statements of operations, members' capital, and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 4 to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivatives and hedging transactions.

DELOITTE & TOUCHE LLP
Richmond, VA
November 30, 2001

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

                          CONSOLIDATED BALANCE SHEETS

                                                              September 30,
                                                           --------------------
                                                             2001       2000
                                                           ---------  ---------
                                                             (In thousands)
ASSETS
Current assets:
  Cash and cash equivalents............................... $      74  $   8,553
  Accounts receivable.....................................    33,841      9,039
  Receivables from affiliated companies...................       --         106
  Notes receivable from affiliate.........................    32,406     17,704
  Prepaid assets..........................................       --          60
  Inventory--spare parts & other..........................       244        244
  Inventory--fuel.........................................       --         313
  Other...................................................       --       1,269
                                                           ---------  ---------
    Total current assets..................................    66,565     37,288
Property, plant & equipment:
  Land....................................................     3,791      3,765
  Plant and equipment.....................................   537,475    187,701
  Construction in progress................................       178    133,477
  Accumulated depreciation................................   (27,155)   (11,318)
                                                           ---------  ---------
    Net property, plant & equipment.......................   514,289    313,625
Other assets..............................................       544        --
                                                           ---------  ---------
Total assets.............................................. $ 581,398  $ 350,913
                                                           =========  =========
LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
  Accounts payable........................................ $   2,609  $   4,374
  Payables to affiliatated companies......................    17,425      2,720
  Notes payable to affliliates--current...................   275,843        --
  Accrued expenses........................................    21,886      1,637
  Commodity contract liability............................    18,900        --
  Deferred sales tax liability--current...................       770        --
                                                           ---------  ---------
    Total current liabilities.............................   337,433      8,731
Deferred sales tax liability--long term...................    14,437        --
Notes payable to affiliates--long-term....................       --     130,126

Members' capital:
  Members' capital........................................   248,428    212,056
  Accumulated other comprehensive income..................   (18,900)       --
                                                           ---------  ---------
    Total members' capital................................   229,528    212,056
                                                           ---------  ---------
Total liabilities and members' capital....................  $581,398   $350,913
                                                           =========  =========


    The accompanying notes are an integral part of the financial statements.

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       For the Years Ended
                                                          September 30,
                                                     -------------------------
                                                       2001     2000    1999
                                                     --------  ------- -------
                                                          (In thousands)
Operating revenues:
Electric sales...................................... $ 88,270  $56,849 $25,593
Gain on settlement of derivative....................    8,197      --      --
                                                     --------  ------- -------
Total operating revenues............................   96,467   56,849  25,593
Operating expenses:
Fuel................................................   23,779   16,045   4,439
Operations..........................................    3,750    2,470   1,248
Depreciation........................................   15,837    8,233   3,085
General and administrative..........................      882      371     504
Other taxes.........................................      201      288      61
                                                     --------  ------- -------
Total operating expenses............................   44,449   27,407   9,337
                                                     --------  ------- -------
Operating income ...................................   52,018   29,442  16,256
                                                     --------  ------- -------
Other income:
Interest income.....................................    1,132      913      51
Interest expense....................................   (3,937)     --      --
Other income/(expenses).............................        1        1     721
                                                     --------  ------- -------
Total other income..................................   (2,804)     914     772
                                                     --------  ------- -------
Income before cumulative effect of a change in
 accounting principle............................... $ 49,214  $30,356 $17,028
                                                     --------  ------- -------
Cumulative effect of a change in accounting
 principle..........................................      158      --      --
                                                     --------  ------- -------
Net income.......................................... $ 49,372  $30,356 $17,028
                                                     --------  ------- -------
Other comprehensive income:
Unrealized loss on interest rate swap...............  (18,900)     --      --
                                                     --------  ------- -------
Comprehensive income................................ $ 30,472  $30,356 $17,028
                                                     --------  ------- -------


    The accompanying notes are an integral part of the financial statements.

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

                  CONSOLIDATED STATEMENTS OF MEMBERS' CAPITAL

                                                             Dominion  Peoples
                                                             Elwood,    Elwood
                                                    Total      Inc.      LLC
                                                   --------  --------  --------
                                                         (In thousands)
Balance--October 1, 1998.......................... $ 28,347  $ 13,059  $ 15,288
Capital contributions.............................  146,325    74,277    72,048
Net income........................................   17,028     8,514     8,514
                                                   --------  --------  --------
Balance--September 30, 1999....................... $191,700  $ 95,850  $ 95,850
                                                   --------  --------  --------
Capital contributions.............................      --        --        --
Dividends.........................................  (10,000)   (5,000)   (5,000)
Net income........................................   30,356    15,178    15,178
                                                   --------  --------  --------
Balance--September 30, 2000....................... $212,056  $106,028  $106,028
                                                   --------  --------  --------
Capital contributions.............................   20,000     8,000    12,000
Dividends.........................................  (33,000)  (16,500)  (16,500)
Comprehensive Income:
Net income........................................   49,372    24,723    24,649
Unrealized loss on interest rate swap.............  (18,900)   (9,450)   (9,450)
                                                   --------  --------  --------
Balance--September 30, 2001....................... $229,528  $112,801  $116,727
                                                   --------  --------  --------


    The accompanying notes are an integral part of the financial statements.

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             For the Years Ended September
                                                          30,
                                            ----------------------------------
                                               2001        2000        1999
                                            ----------  ----------  ----------
                                                     (In thousands)
Cash flows from operating activities:
Net income................................  $   49,372  $   30,356  $   17,028
Adjustments to reconcile net income to
 cash:
  Depreciation............................      15,837       8,233       3,085
  Changes in current assets and
   liabilities:
  Accounts receivable.....................     (24,802)     14,753     (23,898)
  Receivables from affiliated companies...         106         --          --
  Prepaid assets..........................          60          60        (120)
  Inventory--spare parts & other..........         --          (72)       (172)
  Inventory--fuel.........................         313         615        (928)
  Other current assets....................       1,269      (1,269)        --
  Other assets............................        (544)        --          --
  Accounts payable........................      (1,765)      2,240       3,290
  Payables to affilitated companies.......      14,705       2,720         --
  Construction payable....................         --      (25,008)     25,008
  Accrued expenses........................      20,249        (474)        893
  Deferred sales tax liability............      15,207         --          --
                                            ----------  ----------  ----------
Net cash flows from operating activities..  $   90,007  $   32,154  $   24,186
                                            ----------  ----------  ----------
Cash flows (used in) from financing
 activities:
  Capital contributions...................      20,000         --      146,325
  Dividends paid..........................     (33,000)    (10,000)        --
  Cash borrowed on notes payable..........     145,717     130,126         --
                                            ----------  ----------  ----------
Net cash flows (used in) from financing
 activities...............................  $  132,717  $  120,126  $  146,325
                                            ----------  ----------  ----------
Cash flows used in investing activities:
  Capital expenditures....................    (216,500)   (133,745)   (173,032)
  Proceeds from sale of fixed assets......         --          --        7,923
  Cash (loaned)/repaid on notes
   receivable.............................     (14,702)    (17,704)      2,300
                                            ----------  ----------  ----------
Net cash flows used in investing activi-
 ties.....................................  $ (231,203) $ (151,449) $ (162,809)
                                            ----------  ----------  ----------
Net (decrease) increase in cash...........      (8,479)        831       7,702
Cash and cash equivalents at beginning of
 year.....................................  $    8,553       7,722          20
                                            ----------  ----------  ----------
Cash and cash equivalents at end of year..  $       74  $    8,553  $    7,722
                                            ----------  ----------  ----------

    The accompanying notes are an integral part of the financial statements.

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations

   Elwood Energy LLC (the "Company"), a Delaware limited liability company, was organized on May 13, 1998. Its Members are Dominion Elwood, Inc., a wholly owned subsidiary of Dominion Energy Inc. ("DEI"), and Peoples Elwood LLC, an indirect, wholly-owned subsidiary of Peoples Energy Resource Corp. ("PERC"). Pursuant to an Operating Agreement dated July 23, 1998, Dominion Elwood and Peoples Elwood became sole members of the Company. Each Member owns a 50% interest in the profits, losses and distributions made by the Company. In August 2001, the Company merged with Elwood Energy II, LLC and Elwood Energy III, LLC, with the Company as the surviving entity. Until August 2001, the Company owned only Units 1-4; however, as a result of the merger, Units 5-9 were added. See Note 6 to the Consolidated Financial Statements.

   During the year ended September 30, 2001, Peoples Elwood LLC contributed $4 million more than Dominion Elwood, Inc. for the purchase of the Unit 9 plant assets. Therefore, at September 30, 2001, there were unequal capital contributions between the two Members. It was agreed that preferential treatment would be given to the $4 million excess contribution, such that upon any dissolution, Peoples Elwood LLC would receive the entire remaining book value (if any) of the plant assets or the first $4 million from any proceeds upon a sale of Unit 9. In November of 2001, Dominion Elwood, Inc. increased its capital contributions by $4 million (related to the settlement of GE turbine purchases) thereby equaling the Members' contributions. Thereafter, capital distributions, income and dividends will be distributed 50% to each member.

   The permitted purposes of the Company are: (i) to own and develop 1,409 MW of simple cycle electric power generating peaking facilities and thereafter up to 2,500 MW of additional combined cycle and simple cycle electric power generating facilities located near Elwood, Illinois; (ii) to purchase and sell fuel, electricity and capacity, and to operate and manage the facility and
(iii) to engage in any other activities permitted by law.

   The Company is managed by a Management Committee which has the full, exclusive and complete authority to manage, direct and control the business and affairs of the Company. The Management Committee consists of two managers, one appointed by each Member. Unanimous approval of the managers is required for the Management Committee to act and each manager has the number of votes equal to its Member's percentage interest. If the Members reach a material deadlock, and the senior executives of DEI and PERC are not able to resolve the dispute, then either party can offer to sell its interest in the Company to the other Member at a stated price in accordance with the provisions of the Operating Agreement.

   The Company was granted exempt wholesale generator ("EWG") status by the Federal Energy Regulatory Commission ("FERC") pursuant to the Public Utility Holding Company Act of 1935 ("PUHCA") on March 5, 1999. The Company is therefore not considered to be an electric utility for purposes of PUHCA and accordingly ownership of an interest in an EWG does not subject the owners to regulation as a utility holding company.

   The Federal Power Act ("FPA") gives FERC exclusive rate-making jurisdiction over virtually all wholesale sales of electricity and the transmission of electricity in interstate commerce. Pursuant to the FPA, all public utilities subject to the FERC's jurisdiction are required to file rate schedules with the FERC prior to commencement of wholesale sales of electricity. Because it will be making wholesale sales of electricity to Exelon Generation Compay, LLC ("Exelon"), Engage America LLC ("Engage"), Aquila Energy Marketing Corporation ("Aquila") and ultimately to others, the Company is a public utility for purposes of the FPA.

   On February 3, 1999, the Company filed a proposed market-based rate schedule with the FERC. On April 5, 1999, FERC issued an order accepting the Company's proposed rate schedule, thereby authorizing the

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Company to make wholesale sales of electricity at negotiated rates to any party other than Virginia Power, the electric utility affiliate of DEI. The Company was allowed to begin making sales under the rate schedule as of April 5, 1999, the effective date of FERC's order.

   The Company is primarily a peaking facility, providing more energy when demand is highest, generally in the summer months. The Company has contracted to sell 100% of the generation capacity and electric energy output to Exelon, Engage and Aquila under power sales agreements with each of them.

   The Company's primary fuel is natural gas. Its fuel requirements are served through three types of contracted services (i) Gas Transportation and Balancing Services Agreement with NICOR; (ii) physical fuel supply with various market participants and (iii) the Fuel Management Services Agreement with Cinergy Marketing & Trading, LLC. As of September 30, 2001 there are no purchase commitments outstanding for commodity purchases of natural gas.

2. Summary of Significant Accounting Policies

 Cash

   Cash consists of amounts on deposit net of outstanding checks and deposits in transit. Cash equivalents include broker margin accounts.

 Inventory

   Spare parts and fuel inventory are valued at the lower of cost or market, with cost based on the average valuation method.

 Property, Plant & Equipment

   Property, plant and equipment is recorded at cost. The costs of major additions and improvements are capitalized. Replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed in the period incurred.

   Depreciation on the facility is computed using the straight-line method. Estimated service lives of principal items of property and equipment range from 5 to 30 years.

   Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, an evaluation for impairment is performed. Such evaluations may consider various analyses, including undiscounted future cash flows attributable to the assets.

 Capitalized Interest

   Interest is capitalized in connection with the construction of major units. The capitalized interest is recorded as part of the asset and is depreciated over the assets' estimated useful life. Interest costs of $8,987,000 and $2,559,000 were capitalized for the years ended September 30, 2001 and 2000, respectively.

 Income Taxes

   Income or loss of the Company for income tax purposes is includable in the tax returns of the Members. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

 Revenue Recognition

   Generation revenue is recognized when electricity is delivered. The Company records capacity revenues based on estimated operating hours of the plant, in accordance with Emerging Issues Task Force (EITF) Issue No. 91-6, Revenue Recognition of Long-Term Power Sales Contracts.

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Derivatives

   Under Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, derivatives are recognized on the Consolidated Balance Sheets at fair value, unless a scope exception is available under the standard. Commodity contracts representing unrealized gain positions are reported as commodity contract assets; commodity contracts representing unrealized losses are reported as commodity contract liabilities. In addition, purchased options and options sold are reported as commodity contract assets and commodity contract liabilities, respectively, at estimated market value until exercise or expiration. Cash flows from derivative instruments are presented in net cash flow from operating activities.

   On the date swaps or option contracts are entered into, the Company either designates the derivative as held for trading (trading instruments); as a hedge of a forecasted transaction or future cash flows (cash flow hedges); as a hedge of a recognized asset, liability, or firm commitment (fair value hedge); as a normal purchase or sale contract; or leaves the derivative undesignated for contracts not afforded special hedge accounting.

   For all derivatives designated as hedges, the Company formally documents the relationship between the hedging instrument and the hedged item, as well as the risk management objective and strategy for the use of the hedging instrument. The Company assesses, both at the inception of the hedge and on an ongoing basis, whether the hedge relationship between the derivative and the hedged item is highly effective in offsetting changes in cash flows. Any change in fair value of the derivative resulting from ineffectiveness, as defined by SFAS No. 133, is recognized currently in earnings. Further, for derivatives that have ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

   For cash flow hedge transactions in which the Company is hedging the variability of cash flows related to a variable-priced asset, liability, commitment, or forecasted transaction, changes in the fair value of the derivative are reported in accumulated other comprehensive income (AOCI). The gains and losses on the derivatives that are reported in AOCI are reclassified as earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of the change in fair value of derivatives and the change in fair value of derivatives not designated as hedges for accounting purposes are recognized in current-period earnings. For options designated as cash flow hedges, changes in time value are excluded from the measurement of hedge effectiveness and are, therefore, recorded in earnings.

   Gains and losses on derivatives designated as hedges, when recognized, are included in the operating revenue and income, expenses and interest and related charges in the Consolidated Statements of Income. Specific line item classification is determined based on the nature of the risk underlying individual hedge strategies.

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Prior to the adoption of SFAS No. 133, on October 1, 2000, gains and losses from the Company's natural gas options, collars and swaps were recognized in the financial statements as an addition or a reduction to the cost of fuel expense. Gains of $4 million and $0 were recognized as a reduction to fuel expense for the years ended September 30, 2000 and 1999, respectively.

 Recent Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) Nos. 141, Business Combinations, and 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, thus eliminating the use of the "pooling" method of accounting. Under SFAS No. 142, goodwill is no longer subject to amortization; instead it will be subject to new impairment testing criteria. Other intangible assets will continue to be amortized over their estimated useful lives, although those with indefinite lives are not to be amortized but will be tested at least annually for impairment. The new standards also provide new guidance regarding the identification and recognition of intangible assets, other than goodwill, acquired as part of a business combination. The Company will adopt these standards effective
January 1, 2002. At September 30, 2001, the Company had no material goodwill or other intangible assets, obtained in business combinations, on its books.

   In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which provides accounting requirements for the recognition and measurement of liabilities for obligations associated with the retirement of tangible long-lived assets. Under the standard, these liabilities will be recognized at fair value as incurred and capitalized as part of the cost of the related tangible long-lived assets. Accretion of the liabilities due to the passage of time will be expensed. The Company will adopt this standard effective January 1, 2003. The Company has not performed a complete assessment of possible retirement obligations associated with long-lived assets and has not yet determined the impact of adopting this new standard.

   In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which provides guidance that will eliminate inconsistencies in accounting for the impairment or disposal of long-lived assets under existing accounting pronouncements. The Company will apply the provisions of this standard prospectively beginning January 1, 2002 and does not expect the adoption to have a material impact on its results of operations or financial condition.

 Reclassification

   Certain amounts in the 2000 and 1999 Consolidated Financial Statements have been reclassified to conform to the 2001 presentation.

3. Related Parties

   During 2001, 2000 and 1999 the Company incurred costs of $1,501,000, $1,040,000 and $422,000, respectively, under the Operation and Maintenance Agreement with Dominion Elwood Services Company, Inc. At September 30, 2001 and 2000, $1,362,000 and $406,000, respectively, was included in payables to affiliated companies related to these costs. Dominion Elwood Services Company is a wholly owned subsidiary of DEI.

   During 2001, 2000 and 1999 the Company incurred costs of $572,000, $235,000 and $237,000, respectively, for general management services from DEI under the provisions of Article IV of the Operating Agreement between Peoples Elwood and Dominion Elwood. At September 30, 2001 and 2000, $677,000 and $162,000, respectively, was included in payables to affiliated companies related to these costs.

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   During 2001, 2000 and 1999 the Company incurred costs of $435,000, $203,000 and $384,000, respectively, for reimbursement of legal and other expenses provided through PERC. At September 30, 2001 and 2000, $26,000 and $10,000, respectively, was included in payables to affiliated companies related to these costs.

   The Company made advances to DEI during 2001 and 2000. At September 30, 2001 and 2000 advances were $14,702,000 and $17,704,000, respectively. The related accrued interest receivables at September 30, 2001 and 2000 were $97,000 and $105,000, respectively.

   In connection with the construction of Units 5-9, the Company has borrowed funds under separate notes payable from both DEI and PERC. The total amounts payable to DEI at September 30, 2001 and 2000 were $135,950,000 and $63,284,000, respectively. The total amounts payable to PERC at September 30, 2001 and 2000 were $139,893,000 and $63,284,000, respectively. The related accrued interest payables to DEI at September 30, 2001 and 2000 were $7,759,000 and $1,281,000, respectively. The related accrued interest payables to PERC at September 30, 2001 and 2000 were $7,723,000 and $1,277,000, respectively.

   Interest on related party advances and notes payable is calculated using DEI's internal borrowing rate. As of September 30, 2001 and 2000, the average interest rate was 5.4% and 6.9%, respectively.

   The Company entered into an Easement Agreement to construct, maintain and operate an electric transmission line on property maintained by The Peoples Gas Light and Coke Company for a one-time fee of $43,000.

4. Derivatives and Hedge Accounting

 Adoption of SFAS No. 133

   The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, on October 1, 2000. In accordance with the transition provisions of SFAS 133, the Company recorded a cumulative effect adjustment of $158,600 as a reduction in earnings. The cumulative effect adjustment reducing accumulated other comprehensive income
(AOCI) and Member's Capital was $2,450,000. The Company reclassified this entire AOCI amount to earnings during the year ended September 30, 2001 due to derivatives designated as cash flow hedges that were sold.

 Derivatives and Hedge Accounting Results

   The Company did not recognize any decreases to earnings for hedge ineffectiveness during the year ended September 30, 2001. The Company recognized $673,000 as fuel expenses related to the time value of natural gas option contracts purchased.

   Approximately $18.9 million of net losses in AOCI at September 30, 2001 is expected to be reclassified to earnings over the life of the bonds discussed in
Note 7. The actual amounts that will be reclassified to earnings over the life of the bonds will vary from this amount as a result of changes in market conditions. The effect of the amounts being reclassified from AOCI to earnings will generally be offset by the recognition of the hedged transactions (e.g., anticipated sales) in earnings, thereby achieving the realization of prices contemplated by the underlying risk management strategies. As of September 30, 2001, the Company is hedging its exposure to the variability in future cash flows for forecasted transactions over 25 years.

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Currently, there are ongoing discussions surrounding the implementation and interpretation of SFAS No. 133 by the Financial Accounting Standards Board's
(FASB) Derivative Implementation Group. In June 2001, the FASB approved Issue C15, "Scope Exceptions: Normal Purchases and Normal Sales Exception for Option-Type Contracts and Forwards Contracts in Electricity." Under the guidance of Issue C15, buyers and sellers of electricity are not required to mark-to-market contracts meeting certain criteria. Option-type contracts include capacity contracts that allow the Company's customers to meet volatile demand by providing the option to purchase electricity as needed. The FASB concluded if such contracts meet the criteria outlined in Issue C15, they could qualify as a normal purchase or sale under SFAS No. 133. This new SFAS No. 133 implementation guidance became effective July 1, 2001. In response to this guidance, the Company reevaluated certain of its long-term power sale agreements. Based on this reevaluation, the Company determined that such agreements qualify for the normal purchases and normal sales exception based on the criteria set forth in the recently issued guidance. As such, these agreements continue to be exempt from fair value accounting otherwise required by SFAS No. 133. On October 10, 2001, the FASB made certain editorial changes to the qualifying criteria outlined in Issue C15. The revised guidance becomes effective January 1, 2002. The Company is currently in the process of evaluating the significance of these editorial changes to determine whether certain of its long-term power sale agreements will continue to qualify for the normal purchases and normal sales exception at the effective date of the revised guidance.

   Future interpretations of SFAS No. 133 by the FASB or other standard-setting bodies could result in fair value accounting being required for certain contracts that are not currently being subjected to such requirements. Accordingly, such future interpretations may impact the Company's ultimate application of the standard. However, if future changes in the application of SFAS No. 133 should result in additional contracts becoming subject to fair value accounting under SFAS No. 133, the Company would pursue hedging strategies to mitigate any potential future volatility in reported earnings.

5. Financial Instruments

 Fair Values

   The fair value amounts of the Company's financial instruments have been determined using available market information and valuation methodologies deemed appropriate in the opinion of management. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation assumptions may have a material effect on the estimated fair value amounts.

 Cash and Notes Receivable

   The carrying amount of these items is a reasonable estimate of their fair value.

 Derivatives and Price Risk Management Activities

   The Company uses derivatives to manage the commodity and financial market risks of its business operations. The Company managed the commodity price risk associated with the purchase of natural gas by utilizing derivative commodity instruments including commodity natural gas options, collars and swaps. Effective with the amendment of the Exelon and Engage power sales agreements in 2001 to effectively change to tolling agreements, fuel price risk has been eliminated. The Company does continue to manage its interest rate risk exposure by entering into interest rate swap transactions.

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Company has designated all current derivatives as cash flow hedges. The Company's hedge strategies represent cash flow hedges of the variable price risk associated with purchases of natural gas and of variable interest rates on long-term debt using derivative instruments discussed in the preceding paragraph.

 Interest Rate Swap

   In August 2001, the Company entered into an interest rate swap as a hedge against interest rate fluctations. A loss of $18.9 million was recorded in AOCI for the year ended September 30, 2001.

 Options Contracts

   At September 30, 2000, the Company utilized call options contracts covering 2,440,000 mmBTUs of gas maturing in 2001 and a collar covering 1,220,000 mmBTUs of gas expiring in 2002. The Company's net unrealized gain related to its use of options contracts was approximately $1.8 million at September 30, 2000. These options were sold in 2001 and a gain of $8 million was recognized in earnings.

 OTC Swap Agreements

   In addition to options contracts, the Company entered into OTC price swap agreements to manage its exposure to commodity price risk for the anticipated future purchases of gas. At September 30, 2000, the Company had swap agreements maturing in 2003 and 2004. Net notional quantities at September 30, 2000 related to those swap agreements in which the Company agreed to pay a fixed price in exchange for a variable price totaled 3,680,000 mmBTUs. The Company's unrealized gain related to swap agreements was approximately $0.7 million at September 30, 2000.

 Market and Credit Risk

   Price risk management activities expose the Company to market risk. Market risk represents the potential loss that can be caused by the change in market value of a particular commitment.

   Price risk management activities also expose the Company to credit risk. Credit risk represents the potential loss that the Company would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The Company maintains credit policies with respect to its counterparties that management believes minimize overall credit risk. Such policies include the evaluation of a prospective counterparty's financial condition. The Company also monitors the financial condition of existing counterparties on an ongoing basis. Considering the system of internal controls in place, the Company believes it is unlikely that a material adverse effect on its financial position, results of operations or cash flows would occur as a result of counterparty nonperformance.

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


6. Common Control Merger

   On August 3, 2001, Elwood Energy LLC merged with Elwood Energy II, LLC and Elwood Energy III, LLC, with Elwood Energy LLC as the surviving entity. All of the entities that participated in the merger were owned 50% by Dominion Elwood, Inc. and affiliates and 50% by Peoples Elwood, LLC and affiliates. The merger has been accounted for on the historical cost basis and the financial statements for all periods presented have been combined. The separate condensed financial statements of Elwood Energy LLC, Elwood Energy II, LLC and Elwood Energy III, LLC were as follows for each year ended:

                          September 30,         September 30,                  September 30,
                              2001                  2000                           1999
                          ------------- ------------------------------ ------------------------------
                             Elwood      Elwood   Elwood II Elwood III  Elwood   Elwood II Elwood III
                          ------------- --------  --------- ---------- --------  --------- ----------
Operating revenues......    $ 96,467    $ 56,849   $   --    $   --    $ 25,593    $--       $ --
Operating expenses......     (44,449)    (27,262)      --       (145)    (9,337)    --         --
Other income............      (2,804)        914       --        --         772     --         --
Cumulative effect of
 accounting change......         158         --        --        --         --        1        --
                            --------    --------   -------   -------   --------    ----      -----
Net income (loss).......    $ 49,372    $ 30,501   $   --    $  (145)  $ 17,028    $  1      $ --
                            ========    ========   =======   =======   ========    ====      =====
Current assets..........    $ 66,565    $ 35,959   $   505   $   824   $ 32,840    $--       $ --
Property, plant &
 equipment..............     514,289     180,861    51,630    81,134    188,113     --         --
Other assets............         544         --        --        --         --      --         --
                            --------    --------   -------   -------   --------    ----      -----
 Total assets...........    $581,398    $216,820   $52,135   $81,958   $220,953    $--       $ --
                            ========    ========   =======   =======   ========    ====      =====
Liabilities.............    $351,870    $  4,619   $52,234   $82,004   $ 29,253    $--       $ --
Members' capital........     229,528     212,201       --       (145)   191,700     --         --
                            --------    --------   -------   -------   --------    ----      -----
 Total liabilities and
  members' capital......    $581,398    $216,820   $52,234   $81,859   $220,953    $--       $ --
                            ========    ========   =======   =======   ========    ====      =====

7. Subsequent Events

   On October 23, 2001, the Company issued $402,000,000 of 8.159% Senior Secured Bonds due 2026. The proceeds of the bonds were used to repay notes due to affiliates and for working capital.

                               ELWOOD ENERGY LLC
                         (A Limited Liability Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


8. Quarterly Financial Data (unaudited)

   The following amounts reflect all adjustments, consisting of only normal recurring accruals, necessary in the opinion of the Company's management for a fair statement of the results for the interim periods.

                                                                2001     2000
                                                               -------  ------
                                                                (thousands)
   Operating Revenues
   First Quarter..............................................   5,821   3,731
   Second Quarter.............................................  16,731  13,372
   Third Quarter..............................................   9,371  13,151
   Fourth Quarter.............................................  64,544  26,595
                                                               -------  ------
   Year.......................................................  96,467  56,849
                                                               =======  ======
   Operating Income
   First Quarter..............................................   2,729   3,346
   Second Quarter.............................................  15,106   9,591
   Third Quarter..............................................   6,924   7,799
   Fourth Quarter.............................................  27,259   8,706
                                                               -------  ------
   Year.......................................................  52,018  29,442
                                                               =======  ======
   Income before cumulative effect of a change in accounting
    principle
   First Quarter..............................................   1,853   3,301
   Second Quarter.............................................  13,219   7,790
   Third Quarter..............................................   5,474   5,888
   Fourth Quarter.............................................  28,668  13,377
                                                               -------  ------
   Year.......................................................  49,214  30,356
                                                               =======  ======
   Net income
   First Quarter..............................................   2,084   3,301
   Second Quarter.............................................  13,146   7,790
   Third Quarter..............................................   5,474   5,888
   Fourth Quarter.............................................  28,668  13,377
                                                               -------  ------
   Year.......................................................  49,372  30,356
                                                               =======  ======
   Other Comprehensive Income
   First Quarter..............................................   4,780     --
   Second Quarter.............................................  (4,780)    --
   Third Quarter..............................................     --      --
   Fourth Quarter............................................. (18,900)    --
                                                               -------  ------
   Year....................................................... (18,900)    --
                                                               =======  ======

                                    Annex A

                              ANNEX A--DEFINITIONS

      "Buy-Out" means the exercise by a counterparty to a power sales agreement of a right to pay us to terminate the power sales agreement or to reduce capacity and energy to be sold under the power sales agreement.

      "Cash Available for Debt Service" means, for any period, all operating revenues (excluding any receipts derived from the sale of any property (other than energy, capacity, ancillary services, fuel or fuel transportation rights) pertaining to the Facility) received, or to be received, during such period, minus (i) all O&M Costs paid, or to be paid, during such period and (ii) all deposits, if any, made, or to be made, into the sales tax reserve account and the major maintenance reserve account during such period (other than deposits into the major maintenance reserve account out of Bond proceeds).

      "Casualty Event" means an event that causes all or a portion of the Facility to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than an Expropriation Event or a Title Event.

      "Change of Control" means DEI (or Dominion Resources or any successor entity to DEI which is a majority owned subsidiary of Dominion Resources) and PERC (or Peoples Energy Corporation or any successor entity to PERC which is a majority owned subsidiary of Peoples Energy Corporation), collectively, shall cease to own, directly or indirectly, at least 50.1% of the membership interests in us; provided that such failure to own shall not be deemed a "Change of Control" if (x) such failure to own resulted from a transfer to a Qualified Transferee or (y) such events are approved by holders holding at least 66 2/3% in aggregate principal amount of the outstanding Bonds.

      "Closing Date" means the date on which the Bonds are issued and delivered.

      "Commercially Feasible Basis" means that, following a Loss Event:

      o the proceeds received in respect of that Loss Event, together with any other amounts that we are irrevocably committed, or irrevocably commit, to contribute to restoring all or a portion, as the case may be, of the Facility, will be sufficient to permit the restoration of the Facility;

      o the sum of (a) the proceeds of the business interruption insurance which we have received, (b) the moneys available in the O&M account,
            (c) any amounts that we are irrevocably committed, or irrevocably commit, to contribute (without duplication of the amounts referred to in the previous bullet point) and (d) our anticipated operating revenues during the estimated period of restoration will be sufficient to pay all Debt Service and O&M Costs (taking into account the limitation on the use of such funds set forth in the Deposit and Disbursement Agreement) during the estimated period of restoration; and

      o we reasonably believe that the Facility can be operated in accordance with the provisions of the project documents that are then in effect or that are expected to be in effect after the completion of the restoration.

      "Contracted Cash Available for Debt Service" means, for any period, the aggregate of all payments to be received by us under Permitted PPAs for such period, plus interest income attributable to units subject to such Permitted PPAs for such period, minus (i) all O&M Costs attributable to units subject to such Permitted PPAs for such period and (ii) all deposits, if any, into the sales tax reserve account for such period.

      "Contracted Coverage Ratio" means, for any period, the ratio of (i) the aggregate of all Contracted Cash Available for Debt Service for such period to
(ii) the aggregate of all Debt Service for such period, in each case calculated on a projected basis and confirmed by the independent engineer.

      "Debt Service" means, for any period, without duplication, (i) the aggregate of all fees payable to the Secured Parties in respect of Indebtedness permitted under the indenture during such period, plus (ii) the aggregate of all principal, premium (if any) and interest payable with respect to outstanding Indebtedness that is permitted under the indenture (other than subordinated indebtedness and intercompany indebtedness existing on the closing date between us and our subsidiaries) for such period, plus (iii) the aggregate amount of overdue principal, premium (if any) and interest payments owed with respect to outstanding Indebtedness that is permitted under the indenture (other than subordinated indebtedness) from previous periods, all as determined on a cash basis in accordance with GAAP.

      "Debt Service Coverage Ratio" means, for any period, the ratio of (i) the aggregate of all Cash Available for Debt Service for such period to (ii) the aggregate of all Debt Service for such period.

      "Discounted Present Value" of any Bond subject to redemption shall be equal to the present value of all principal and interest payments scheduled to become due in respect of such Bond after the date of such redemption (excluding accrued interest to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a discount rate equal to the sum of (x) the yield to maturity on the United States treasury securities having an interpolated maturity equal to the remaining average life of such Bond and trading in the secondary market at the price closest to par and (y) 50 basis points. However, if there is no United States treasury security having an interpolated maturity equal to the remaining average life of such Bond, such discount rate shall be calculated using a yield to maturity interpolated or extrapolated on a straight-line basis (rounding to the nearest month, if necessary) from the yields to maturity for two United States treasury securities having average lives most closely corresponding to the remaining average life of such Bond and trading in the secondary market at the price closest to par.

      "Expropriation Event" means any compulsory transfer or taking or transfer under threat of compulsory transfer or taking of a material part of the collateral by any governmental authority or entity acting under power of eminent domain unless such transfer or taking is being contested in good faith.

      "Loss Event" means a Casualty Event, an Expropriation Event or a Title Event.

      "Indebtedness" of any person at any date means, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such person is liable to the extent of the capitalized amount thereof determined in accordance with GAAP, (v) all obligations of such person under interest rate or currency protection agreements or other hedging instruments, (vi) all obligations of such person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (vii) all deferred obligations of such person to reimburse any bank or other person in respect of amounts paid or advanced under a letter of credit or other instrument, (viii) all Indebtedness of others secured by a lien on any asset of such person, whether or not such Indebtedness is assumed by such person, and (ix) all Indebtedness of others guaranteed directly or indirectly by such person or as to which such person has an obligation substantially the economic equivalent of a guarantee or other arrangement to assure a creditor against loss.

      "Involuntary Buy-Out" means any Buy-Out of a power sales agreement that is not voluntarily sought by us, but into which we are legally or practically required to enter by force of law or regulation, or by an actual or threatened Expropriation Event, or by an actual or threatened bankruptcy proceeding or other action adverse to the material rights and benefits granted to us under such power sales agreement on the part of, or an actual or threatened termination of such power sales agreement by, the purchaser of electricity under such power sales agreement.

      "Make-Whole Premium" means an amount equal to the Discounted Present Value calculated on the third business day before the redemption date for any Bond subject to redemption less the unpaid principal amount of that Bond; provided, that the Make-Whole Premium shall not be less than zero.

     "Material Adverse Effect"  means:

      o a material adverse change in the status of our business, operations, property or financial condition; or

      o any event or occurrence of whatever nature which materially adversely affects (a) our ability to perform our obligations under any financing document or any material project document or (b) the perfection, validity or priority of the Secured Parties' security interests in the collateral.

      "Maximum PSA Contingency Amount" means, at any time, an amount equal to the difference between (a) the aggregate principal amount of the Bonds then Outstanding and (b) the Maximum PSA Yearly Factor.

      "Maximum PSA Yearly Factor" means, as applicable, (i) through 2017, $45,000,000, (ii) in 2018, $40,000,000, (iii) in 2019, $40,000,000, (iv) in
2020, $42,000,000, (v) in 2021, $32,500,000, (vi) in 2022, $17,000,000 and (vii)
in 2023, $15,000,000.

      "New Generation Facility" means a new electric generation facility to be constructed and/or owned by one or more of our affiliates, by affiliates of our members (but not by us), or by a third party, on all or part of the parcels of land adjacent to our Facility site.

      "O&M Costs" means, for any period, the sum, computed without duplication, of the following: all cash expenses incurred by us during such period for maintenance, administration and operation of the Facility, including payments made by us in respect of fuel or fuel transportation, taxes (other than those based on our income), insurance and consumables, payments under any leases or pursuant to the O&M Agreement, the equipment sales agreements, the Common Facilities Agreement and the Administrative Services Agreements, legal fees and expenses paid by us in connection with the management, maintenance or operation of the Facility, fees paid in connection with obtaining, transferring or amending any governmental approvals, and reasonable general and administrative expenses. However, O&M Costs shall not include:

      o any non-cash charges, including depreciation or obsolescence charges or reserves therefor, or amortization or other bookkeeping entries of a similar nature;

      o Debt Service and all other interest and principal payable on Indebtedness permitted under the indenture;

      o expenditures for major maintenance of the Facility to the extent paid with funds on deposit in or credited to the account of the major maintenance reserve account;

      o payments into any of the accounts established under the Deposit and Disbursement Agreement;

      o     the cost of restorations of the Facility;

      o distributions of any kind to us or our affiliates or payments on, or amounts due in respect of, subordinated indebtedness;

      o capital expenditures (whether or not such expenditures are for major maintenance of the Facility) other than those included in and approved as part of our annual operating budget and not funded with Indebtedness permitted under the indenture; and

      o     taxes paid with funds on deposit in the sales tax reserve account.

      "Permitted Investments" means:

      o securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having a maturity not exceeding 90 days from the date of issuance;

      o time deposits and certificates of deposit having a maturity not exceeding 90 days of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000;

      o commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 and commercial paper of any domestic corporation rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and, in each case, having a maturity not exceeding 90 days from the date of acquisition;

      o fully secured repurchase obligations with a term not exceeding seven days for underlying securities of the types described in the first bullet point above entered into with any bank meeting the qualifications established in the second bullet point above;

      o high-grade corporate bonds rated at least "AA" or the equivalent thereof by S&P or at least "Aa2" or the equivalent thereof by Moody's; and

      o money market funds having a rating in the highest investment category granted thereby by S&P or Moody's at the time of acquisition, including any fund for which the trustee or an affiliate of the trustee serves as an investment advisor, administrator, shareholder, servicing agent, custodian or subcustodian, notwithstanding that (a) the trustee or an affiliate of the trustee charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm's-length) and (b) the trustee charges and collects fees and expenses for services rendered pursuant to the indenture.

     "Permitted PPA"  means:

            (i) an arms-length, executed, valid and binding agreement that is then in full force and effect and not in default in any material respect and which is not terminable without cause between us and either:

                  (A) a purchaser (including any of our affiliates) whose (or if the purchaser's obligations are unconditionally guaranteed, whose guarantor's) long-term senior unsecured debt is rated no less than "Baa3" by Moody's and "BBB-" by S&P; or

                  (B) an affiliate of ours, so long as such affiliate has
            executed a valid and binding agreement with a third party purchaser whose (or if the purchaser's obligations are unconditionally guaranteed, whose guarantor's) long-term senior unsecured debt is rated no less than "Baa3" by Moody's and "BBB-" by S&P with substantially the same terms (other than any pricing spread) as such affiliate's agreement with us;

     in each case, for the sale of electric energy or capacity (in the case of both energy and capacity, on a take or pay, take and pay, or take, if tendered basis) at prices established at a formula, index or other price risk management methodology not based on spot market prices (unless such agreement is structured such that it (or it together with a financial hedge arrangement of the type described in clause (ii) below) creates an arrangement that is the functional equivalent of a tolling arrangement or other contractual arrangement not dependent on spot market prices) by us to such third party or such affiliate, as applicable; or

            (ii) financial hedge agreements relating to energy or capacity pricing that are:

                  (A) fully supported by our available energy or capacity; and

                  (B) with counterparties having long-term senior unsecured debt that is rated no less than "Baa2" by Moody's and "BBB" by S&P;

      However, notwithstanding anything to the contrary contained in this definition, each of our power sales agreement in existence on the Closing Date will be deemed a Permitted PPA.

      "Projected Debt Service Coverage Ratio" means, for any period, the ratio of (i) the aggregate of all Cash Available for Debt Service for such period to
(ii) the aggregate of all Debt Service for such period, in each case calculated by us on a projected basis and confirmed in writing by the independent engineer.

      "PSA Contingency Reserve Amount" means:

            (i) $0, if, on the funding date immediately preceding the applicable bond payment date, either (a) the average Contracted Coverage Ratio for the consecutive period of the lesser of (x) sixteen full fiscal quarters following such scheduled bond payment date and (y) the number of full fiscal quarters from such scheduled bond payment date until the first scheduled bond payment date in 2024, in either case taken as a whole, is equal to or greater than 1.40 to 1.0 or (b) the PSA Coverage Ratio for the six fiscal quarter period immediately preceding such scheduled bond payment date, taken as a whole, is greater than or equal to the PSA Historical Ratio and the Projected PSA Coverage Ratio for the consecutive period of the lesser of (x) sixteen full fiscal quarters following such scheduled bond payment date and (y) the number of full fiscal quarters from such scheduled bond payment date until the first scheduled bond payment date in 2024, in either case taken as a whole, is greater than or equal to the PSA Projected Ratio; or

            (ii) if the requirement set forth in clause (i) above has not been satisfied, 25% of the Maximum PSA Contingency Amount, if, on the funding date immediately preceding the applicable bond payment date, the average Contracted Coverage Ratio for the consecutive period of the lesser of (x) sixteen full fiscal quarters following such scheduled bond payment date and (y) the number of full fiscal quarters from such scheduled bond payment date until the first scheduled bond payment date in 2024, in either case taken as a whole, is equal to or greater than 1.25 to 1.0; or

            (iii) if the requirements set forth in clauses (i) or (ii) above have not been satisfied, 33 1/3 % of the Maximum PSA Contingency Amount, if, on the funding date immediately preceding the applicable bond payment date, the average Contracted Coverage Ratio for the consecutive period of the lesser of (x) sixteen full fiscal quarters following such scheduled bond payment date and (y) the number of full fiscal quarters from such scheduled bond payment date until the first scheduled bond payment date in 2024, in either case taken as a whole, is equal to or greater than 1.1 to 1.0; or

            (iv) if the requirements set forth in clauses (i), (ii) or (iii) above have not been satisfied, the Maximum PSA Contingency Amount.

      "PSA Contingency Reserve Requirement" means, for any date of determination, an amount equal to (i) the PSA Contingency Reserve Amount, as determined on the scheduled bond payment date immediately preceding such date of determination (or on such date of determination, if such date is a scheduled bond payment date), less (ii) monies already on deposit in the PSA contingency reserve account and/or the aggregate amounts of any applicable letters of credit or guarantees.

      "PSA Coverage Ratio" means, for any period, the ratio of (i) the aggregate of all Cash Available for Debt Service for such period plus all deposits, if any, made to the major maintenance reserve account for such period, to (ii) the aggregate of all Debt Service for such period.

      "PSA Historical Ratio" means, for any date of determination, (x) (i) 4.0 minus (ii) 2.6 times the percentage of the Facility's capacity that is covered by Permitted PPAs for the six-quarter period, taken as a whole, immediately preceding such date of determination, to (y) 1.0.

      "PSA Projected Ratio" shall mean, for any date of determination, (x) (i)
4.0 minus (ii) 2.6 times the percentage of the Facility's capacity that is covered by Permitted PPAs for the sixteen-quarter (or less, if applicable) period, taken as a whole, immediately following such date of determination to
(y) 1.0.

      "Projected PSA Coverage Ratio" means, for any period, the ratio of (i) the aggregate of all Cash Available for Debt Service for such period plus all deposits, if any, made or to be made to the major maintenance reserve account for such period, to (ii) the aggregate of all Debt Service for such period, in each case calculated by us on a projected basis and confirmed by the independent engineer.

      "Qualified Transferee" means any person that acquires after the Closing Date, directly or indirectly, ownership of membership interests in us so long as:

      o the acquiring person has, or is controlled by a person that has, (a) significant experience in the business of owning and operating facilities similar to the Facility and (b) a senior unsecured credit rating of at least "BBB-" from S&P and "Baa3" by Moody's;

      o after giving effect to the acquisition, no default or event of default has occurred and is continuing under the indenture;

      o the acquisition could not reasonably be expected to result in a Material Adverse Effect;

      o to the extent relevant to the acquisition, the collateral agent receives a pledge of and lien on our membership interests in accordance with the security documents and we have furnished to the trustee and the collateral agent such documents, certificates and opinions of counsel as the trustee and the collateral agent shall reasonably require; and

      o each of S&P and Moody's confirms that the acquisition will not result in a downgrade of the then current ratings on the Bonds.

      "Sales Tax Reserve Requirement" means (i)(x) $350,000 times (y) the number of quarters the requirement to make deposits into the sales tax reserve account has been in effect, less (ii) monies already on deposit in the sales tax reserve account and/or the aggregate amounts of any applicable letters of credit or guarantees.

      "Secured Parties" means the trustee, the holders of the Bonds, the collateral agent, the administrative agent, the securities intermediary under the indenture, any bank or agent providing working capital loans to us, any provider of a DSR letter of credit (including any bank or agent party to an underlying debt service letter of credit agreement), any holder of Indebtedness permitted under the indenture in respect of required modifications or optional modifications (including any agent party to an agreement in respect of such indebtedness), in each case to the extent such party (or an agent on its behalf) is, or pursuant to the intercreditor agreement becomes, a party to the intercreditor agreement.

      "Senior Secured Obligations" means, collectively, without duplication: (i) all of our Indebtedness, financial liabilities and obligations, of whatsoever nature and howsoever evidenced (including, but not limited to, principal, interest, fees, reimbursement obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the Secured Parties in their capacity as such under the applicable financing document or any other agreement, document or instrument evidencing, securing or relating to such Indebtedness, financial liabilities or obligations, in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreements; (ii) any and all sums advanced by the collateral agent in order to preserve the collateral or preserve its security interest in the collateral; and (iii) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (i) and (ii) above, after an event of default under the indenture has occurred and is continuing and unwaived, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the collateral, or of any exercise by the collateral agent of its rights under the security documents, together with reasonable attorneys' fees and court costs.

      "Shared Facilities" means roads, easements, fuel and utility lines and pipes, transmission lines and interconnects, water disposal and treatment systems, control systems, permits and other property or rights which (or, in the case of easements and roads, the underlying property of which) are owned or leased by us and as to which we have granted a license or right of use for the benefit of a New Generation Facility.

      "Shared Facilities Agreement" means an agreement between us and the owner or lessee of a New Generation Facility relating to the use of any Shared Facilities.

      "Title Event" means the existence of any defect of title or lien or encumbrance on the real property subject to the mortgage granted by us in favor of the collateral agent (other than liens permitted under the indenture and in effect on the Closing Date) that entitles the collateral agent to make a claim under the title policies.

      "Voluntary Buy-Out" means any Buy-Out of a power sales agreement that is not an Involuntary Buy-Out.

                                     Annex B
                         Independent Engineer's Report

                          INDEPENDENT TECHNICAL REVIEW
                           ELWOOD ENERGY POWER PROJECT

                                       For

                              ELWOOD ENERGY LLC
                                       And
                           CREDIT SUISSE FIRST BOSTON

                                   J.O. 12832

                                 Copyright 2001
                        Stone & Webster Consultants, Inc
                                Denver, Colorado
                                October 12, 2001

                           Revised January 23, 2002

                                TABLE OF CONTENTS

Section #                                                                       Page #
---------                                                                       ------
SECTION 1.0 ........................................................................  1

EXECUTIVE SUMMARY ..................................................................  1

     1.1    INTRODUCTION
     1.2    SCOPE OF SERVICES ......................................................  1
     1.3    TECHNICAL DESCRIPTION OF ASSETS ........................................  2
     1.4    PROJECT DESIGN AND CONDITION OF ASSETS .................................  3
     1.5    PERFORMANCE ............................................................  4
     1.6    POWER SALES AGREEMENTS .................................................  4
     1.7    FUEL SUPPLY AND MANAGEMENT .............................................  5
     1.8    GAS TRANSPORTATION AND BALANCING .......................................  6
     1.9    OPERATION AND MAINTENANCE ..............................................  6
     1.10   ENVIRONMENTAL AND SITE ASSESSMENT ......................................  6
     1.11   REMAINING LIFE .........................................................  7
     1.12   FINANCIAL PROJECTIONS ..................................................  7
     1.13   CONCLUSIONS ............................................................  8

SECTION 2.0 ........................................................................ 10

 PROJECT DESIGN .................................................................... 10

     2.1    ELECTRIC POWER GENERATION EQUIPMENT .................................... 10
     2.2    AUXILIARY PLANT SYSTEMS ................................................ 13
     2.3    STATION ELECTRICAL SYSTEMS ............................................. 15
     2.4    CIVIL, STRUCTURAL AND ARCHITECTURAL .................................... 17

SECTION 3.0 ........................................................................ 18

 CONTRACTS AND AGREEMENTS .......................................................... 18

     3.1    ENGINEERING, PROCUREMENT AND CONSTRUCTION (EPC)
            AGREEMENTS ............................................................. 18
     3.2    ENGINEERING, DESIGN, PROCUREMENT, CONSTRUCTION AND
            INSTALLATION SERVICES (EPC) AGREEMENTS ................................. 18
     3.3    PROCUREMENT AGREEMENTS - UNITS 5 AND 6 (Amended and Restated) .......... 21
     3.4    PROCUREMENT AGREEMENTS - UNITS 7 AND 8 (Amended and Restated) .......... 22
     3.5    PROCUREMENT AGREEMENT - UNIT 9 (Amended and Restated) .................. 23
     3.6    ENGAGE P0WER SALES AGREEMENT ........................................... 23
     3.7    EXELON POWER SALES AGREEMENT ........................................... 25
     3.8    AQUILA POWER SALES AGREEMENTS .......................................... 30
     3.9    CINERGY FUEL SUPPLY AND MANAGEMENT AGREEMENT
     3.10   GAS TRANSPORTATION AND BALANCING AGREEMENT ............................. 35
     3.11   INTERCONNECTION AGREEMENT .............................................. 38
     3.12   OPERATION AND MAINTENANCE AGREEMENTS ................................... 39
     3.13   ADMINISTRATIVE SERVICES AGREEMENTS ..................................... 39
     3.14   COMMON FACILITIES AGREEMENT ............................................ 40


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
     3.15   SPARE PARTS AGREEMENT .................................................. 40

SECTION 4.0 ........................................................................ 41

 PERFORMANCE GUARANTEES, COMPLETION TESTING, OPERATION AND
 PROJECT SCHEDULE .................................................................. 41
     4.1    PERFORMANCE GUARANTEES ................................................. 41
     4.2    COMPLETION TESTING ..................................................... 42
     4.3    OPERATION .............................................................. 45
     4.4    PROJECT SCHEDULE ....................................................... 46

SECTION 5.0 ........................................................................ 47

 PROJECT SITE ...................................................................... 47

     5.1    GENERAL SITE LOCATION, ACCESS AND CONDITIONS ........................... 47
     5.2    SITE ASSESSMENT ........................................................ 47

SECTION 6.0 ........................................................................ 50

PERMITS, APPROVALS AND CERTIFICATIONS .............................................. 50

     6.1    FEDERAL PERMITS ........................................................ 51
     6.2    STATE PERMITS .......................................................... 51
     6.3    LOCAL PERMITS .......................................................... 53

SECTION 7.0 ........................................................................ 54

 PROJECT PARTICIPANTS .............................................................. 54

     7.1    ELWOOD ENERGY LLC ...................................................... 54
     7.2    PEOPLES ENERGY RESOURCES CORP .......................................... 54
     7.3    DOMINION ENERGY, INC ................................................... 54
     7.4    AQUILA ENERGY MARKETING CORPORATION .................................... 54
     7.5    EXELON GENERATION ...................................................... 55
     7.6    ENGAGE ENERGY US, LP ................................................... 55
     7.7    NORTHERN ILLINOIS GAS COMPANY (NICOR GAS COMPANY) ...................... 56
     7.8    CINERGY CORP ........................................................... 56
     7.9    DOMINION EL WOOD SERVICES COMPANY, INC ................................. 56

SECTION 8.0 ........................................................................ 57

 PROJECT FINANCIAL ASSESSMENT ...................................................... 57
     8.1    OVERVIEW ............................................................... 57
     8.2    PRINCIPAL CONSIDERATIONS AND ASSUMPTIONS ............................... 57
     8.3    OPERATING ASSUMPTIONS .................................................. 58
     8.4    REVENUES ............................................................... 60
     8.5    OPERATING EXPENSES ..................................................... 63
     8.6    FINANCING ASSUMPTIONS .................................................. 66
     8.7    PROJECTIONS ............................................................ 66
     8.8    SENSITIVITY ANALYSES ................................................... 66


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

                               LIST OF ATTACHMENTS

                             1.      Documents Received

                             2.      Vicinity Map

                             3.      Site Plans

                             4.      Financial Projections


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

                                 "LEGAL NOTICE"

      This document was prepared by Stone & Webster Consultants, Inc. (Stone & Webster) solely for the benefit of Credit Suisse First Boston (CSFB). Neither Stone & Webster, nor its parent corporation or its or their affiliates, nor CSFB, nor any person acting in their behalf (a) makes any warranty, expressed or implied, with respect to the use of any information or methods disclosed in this document; or (b) assumes any liability with respect to the use of any information or methods disclosed in this document.

      Any recipient of this document, by acceptance or use of this document, releases Stone & Webster, its parent corporation and its and their affiliates, and CSFB from any liability for direct, indirect, consequential or special loss or damage whether arising in contract, warranty, express or implied, tort or otherwise, and irrespective of fault, negligence, and strict liability.


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

                                   SECTION 1.0

                                EXECUTIVE SUMMARY

1.1   INTRODUCTION

Stone & Webster Consultants, Inc. (Stone & Webster) has performed an independent technical review (the Report) and assessment of the Elwood Energy Project (the Project). The Project is a 1,409 MW natural gas fired, simple cycle, electric generating station, located near the Village of Elwood, Illinois, approximately 50 miles southwest of Chicago. This report provides a review and assessment of the Project's design and engineering, contracts and agreements, test results, operation, permits and environmental considerations, organization, and economic projections.

The Project has been designed for peaking operation. The station configuration utilizes nine combustion turbines driving nine electric generators all manufactured by the General Electric Company (GE). Initially, the Project was developed in 1998 with Unit 1 entering commercial service on July 19, 1999. The next phase of development started in 2000 with the five newer GE combustion turbine generators entering commercial service in 2001. All of the power generation equipment and the equipment selected for the auxiliary facilities employ designs and technologies commonly used in simple cycle electric generating stations. Natural gas is used to fuel the combustion turbines. Water for the Project is provided from deep wells on the adjoining property owned by Peoples Gas Light and Coke Company.

The Project has been developed and is owned by Elwood Energy, LLC (the Owner). Elwood Energy, LLC is itself owned by subsidiaries of Peoples Energy Resources Corp. (50% ownership) and Dominion Energy, Inc. (50% ownership).

The Owner entered into five EPC Agreements with the General Electric Company for the development of the nine electric generating units. All of the units have entered commercial service and all of the obligations under the EPC Agreements have been met with the exception of some minor punchlist items, which are currently being completed with final acceptance expected around September 2001.

Power sales agreements for the full capacity of the plant have been executed and are in full force and effect for periods between 12 and 16 years. All of these agreements have energy pricing indexed to the market price of natural gas, thereby providing the economic equivalent of a tolling arrangement and mitigating the fuel price risk.

1.2   SCOPE OF SERVICES

Stone & Webster was retained to prepare this Report to support the debt capital markets financing for Elwood Energy LLC. As part of this review, Stone & Webster performed a condition assessment, asset life evaluation, performance, operation and maintenance (O&M) review, and a review of the site environmental assessment done by Woodward-Clyde International-Americas.


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

                                                               EXECUTIVE SUMMARY
================================================================================

The Report includes Stone & Webster's independent technical assessment of the Project, based on, among other things, the review of the available technical data, historic performance and cost data, and visits to each facility. The Report presents our findings and conclusions regarding the following:

      o     Contractual Requirements and Interfaces
      o     Design and engineering
      o     Geotechnical assessment
      o     Environmental assessment
      o     Major equipment selection and design integration
      o     Construction schedule
      o     Operating unit performance
      o     Performance testing
      o     Permit status
      o     Project participants
      o     Analysis of the Financial Projections

In addition, Stone & Webster reviewed power sales agreements, and received technical input from Pace Global Energy Services LLC (Pace), who developed the market forecasts. The market forecasts prepared by Pace cover the period 2001 through 2026. The data used from the market forecasts includes unit specific data on energy generation, energy revenues, fuel expenses, fuel consumption, capacity and energy revenues. Pace also opined on the extension of the Aquila PSA. The data provided by Pace was adjusted to include inflation.

As part of the Review, Stone & Webster developed a financial model, which combined the market forecasts prepared by Pace with the contracted revenue and fuel supply forecasts, O&M expenses, and capital expenditure forecasts. The pro forma Financial Projections prepared using the financial model show cash flows available to support repayment of interest and principle of the debt from 2001 through 2026 and debt service coverage ratios (DSCRs) for a base case and several sensitivity cases from 2001 through 2026.

Stone & Webster conducted this analysis and prepared the Report utilizing reasonable care and skill in applying methods consistent with normal industry practice. In the preparation of this report and in formulating the expressed opinions, Stone & Webster has made certain assumptions with respect to conditions, which may exist, or events, which may occur in the future. The specific information reviewed by Stone & Webster is listed in Attachment 1. Assessment of legal issues is outside of Stone & Webster's scope of work as Independent Technical Consultant.

1.3   TECHNICAL DESCRIPTION OF ASSETS

The Project is being developed on a portion of a 195-acre site located in the Village of Elwood, in Will County, Illinois, which is located approximately 50 miles southwest of Chicago. The site terrain is generally flat and is located in a rural area. A vicinity map is provided in Attachment 2 and two development drawings are included in Attachment 3.


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The key technical aspects of the Project are summarized in the following table.
The information shown in the table includes the in-service date of the units, the summer rating of the unit, and the turbine model.

        ----------------------------------------------------------------
                      Commercial                            Rated
                      Operation           Turbine          Capacity
          Unit           Date              Model             (kW)
        ----------------------------------------------------------------
            1       July 19, 1999         GE7231           155,260
            2       July 18, 1999         GE7231           155,260
            3       July 23, 1999         GE7231           155,260
        ----------------------------------------------------------------
            4       July 19, 1999         GE7231           155,260
            5        May 10, 2001         GE7241           155,842
            6        May 31, 2001         GE7241           155,842
            7       June 29, 2001         GE7241           155,842
            8        July 3, 2001         GE7241           155,842
            9         May 6, 2001         GE7241           155,842
        ----------------------------------------------------------------

1.4   PROJECT DESIGN AND CONDITION OF ASSETS

Stone & Webster performed a site inspection at the Project, and reviewed relevant inspection and design reports to assess the condition of the equipment. Stone & Webster has reviewed the design criteria for the major mechanical and electrical systems and the civil/structural design requirements of the Project. The design configuration of the Project is typical of modern natural gas fired, simple cycle power generating stations. Appropriate equipment redundancy has been included in the design to achieve a high level of operating reliability. If the Project is operated in accordance with accepted electric utility practices, it should be able to safely and reliably perform as represented in the Financial Projections.

Units 1 through 4 were constructed under two separate EPC Agreements, and Units 5 through 9 were constructed under three separate EPC Agreements. Units 1 through 4 entered into commercial operation in 1999 and all terms of the EPC Agreements have been satisfied. Units 5 through 9 entered into commercial operation in 2001 and are complete except for minor "punchlist" items and some outstanding change orders in the amount of approximately $3 million, which are currently being negotiated. GE has submitted a claim for additional payment in connection with the construction of Units 5-9, asserting differing site conditions that required unanticipated cut and fill work, severe weather that constituted force majeure for purposes of determining whether required performance should be delayed, and damage to a gas turbine during ocean shipment that required procuring a replacement generator and rescheduling work activities. GE's total claim is approximately $17 million above the amount budgeted for payment under the EPC Contracts. Dominion Energy, Inc. and Peoples Energy Resources Corp. have agreed to advance the Project any amount that is paid to GE in excess of the EPC budget, in the form of subordinated debt. The EPC Agreements included reasonable and customary terms


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and conditions including provisions for, among other things, bonuses, liquidated damages, warranties, and performance testing.

1.5   PERFORMANCE

Performance guarantees and the procedures for conducting the performance tests and criteria are provided in each EPC Agreement. All nine units have successfully passed the Operational Capability Tests. Units 1, 2, and 5 through 9 have met or exceeded capacity and heat rate performance guarantees. Units 3 and 4 were accepted as being within the contractual test tolerances.

Acoustic Associates, Ltd. prepared reports to present the results of the near field sound level tests on Units 1 through 4, 5, and 9. The reports indicate that the sound level measurements met the near field noise guarantee as required in the EPC Agreement. Data for far field testing was taken and evaluated for compliance with Illinois State Regulations. A preliminary analysis from Acoustic Associates, Ltd. showed compliance.

There are no schedule issues with Units 1 through 4 since they have been operating for approximately two years. Units 5 through 9 have also been completed in advance of their scheduled completion dates

Stone & Webster has reviewed the historical availability, forced outage, and heat rate data for each of the units. This data was found to be consistent with industry norms. Stone & Webster has reviewed the Projected availability, forced outage, and heat rate data used by Pace and conclude that they are reasonable. The projected maintenance and capital expenditures budgets allow for adequate repairs and equipment replacement to maintain the Projected level of reliability.

1.6   POWER SALES AGREEMENTS

The Owner has entered into long-term power sale agreements covering the sale of all capacity and electric energy output of the facility. An agreement with Exelon Generation Company, LLC covering Units 3, 4 and 9 through December 31, 2012 and Units 1 and 2 from January 1, 2005 through December 31, 2012; two agreements with Aquila Energy Marketing Corporation covering Units 5 and 6 and 7-8 for terms expiring on August 31, 2016 and August 31, 2017 (and further subject to a five year extension by Aquila), respectively; and an agreement with Engage Energy US, L.P. covering Units 1 and 2 through December 31, 2004. The terms of the Engage contract are rendered moot by a monthly adjustment under the Exelon contract. Under separate contract, Exelon re-purchased from Engage the rights to dispatch Units 1 and 2 through December 31, 2004. Exelon and the Owner subsequently agreed to adjust the pricing of dispatches under the Engage contract to equal that contained in the Exelon agreement.

The power sales agreements require Exelon and Aquila to pay 1) a monthly fixed fee "capacity charge" based on the tested capacity of the units, as adjusted for the performance reliability of the facility (see below); and 2) an energy payment composed of a fuel charge based on the published index price of gas and the facility's heat rate, plus certain variable O&M expenses.


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This structure is the economic equivalent of a tolling arrangement whereby fuel and variable costs are collected via the energy charge when dispatched.

Capacity payments under the Exelon and Aquila agreements contain incentives to promote operation of the units in the most reliable manner. Increases to capacity payments as bonuses and decreases in the capacity payments as penalties are defined in Section 3.7 of this Report. Reductions to capacity payments are limited to instances where Owner fails to meet the dispatch of Exelon and Aquila, after options for use of replacement power, and cannot be more than the capacity. The Owner should be able to earn equivalent availability and monthly reliability bonuses for performance and satisfy the operational standards set forth in this Agreement.

Pace has determined that based on upon the payment structure of the Aquila PSA's, the Project's forecast dispatch profile, forecast market-clearing prices, and the market-based revenues that Aquila is forecast to earn by marketing the output and capacity of Units 5 through 8, there is a sufficient economic incentive that would cause Aquila to exercise its option to extend the term of the Aquila PSA's for an additional five year period.

Upon expiration of the Exelon PSA and Aquila PSA Extension, the Owner will enter into new term agreements. If new term agreements are not signed, the Owners will sell the capacity and energy from the Project on a "merchant" basis.

1.7   FUEL SUPPLY AND MANAGEMENT

The Owner has entered into a supply agreement with Cinergy Marketing and Trading LLC to procure, schedule and deliver to Northern Illinois Gas Company (Nicor) and or Peoples Gas, on a firm (non-interruptible basis) to meet the Project's fuel requirements on firm power sales. A separate agreement between the Owner and Nicor (described below and in Section 4.2.5) provides gas transportation and balancing for the gas arranged by Cinergy under this Agreement. Cinergy, as agent of Elwood under the Elwood-Nicor contract, may procure interstate gas supplies from NBPL, APL and Natural Gas Pipeline Company of America (NGPL) to support the Project's needs.

The quantity of fuel to be supplied and delivered pursuant to these Agreements should be sufficient to support the operation of the units at the anticipated dispatch levels. Fuel costs paid by the Owner to Cinergy are indexed to the published price of daily gas supplies. Similarly, the fuel component of the energy charge revenues in the Aquila and Exelon power sales agreements are indexed to the price of daily gas supplies, mitigating price risk and creating the economic equivalent of a tolling arrangement. With respect to the forecast variance charges and storage inventory overrun charges to be paid by the Owner under these Agreements, the amount to be paid is largely dependent upon the Owner's ability to anticipate Unit dispatch. The amounts to be paid, if any, are also dependent upon Cinergy's ability to manage fuel supply and transportation on behalf of the Owner.


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1.8   GAS TRANSPORTATION AND BALANCING

The Owner has entered into a long-term transportation and storage balancing service with Northern Illinois Gas Company (Nicor) for firm (non-interruptible) hourly delivery of fuel supplies in quantities sufficient to meet the firm dispatch obligations of Exelon and Aquila. Peoples Gas is the owner and operator of the gas pipeline delivering to the facility but Nicor holds the utility franchise to gas utility services in this region. Nicor was consequently selected as the contract provider of gas transportation and balancing services but owns only meters and meter runs at the facility. Nicor contracts with Peoples for service to support transportation and balancing services to the facility on substantially the same terms and conditions as the Owner's contract with Nicor. The Owner may purchase Nicor's meter facilities and bypass Nicor via lump-sum buyout provisions if more competitive services are available directly from the interstate pipelines.

The Peoples pipeline is interconnected with high pressure interstate gas supplies received from Northern Border Pipeline Company (NBPL) approximately
2.8 miles from the facility and from the Alliance Pipeline Company (APL) at an interconnect located just a few hundred feet of the facility. Nicor and Peoples have entered into contracts with NBPL to provide hourly balancing services to support the facility. The Peoples pipeline is also connected to their Mahomet Pipeline, which receives and delivers gas to Peoples' underground cavern storage facilities at Manlove Field, in the event of a pipeline curtailment.

1.9   OPERATION AND MAINTENANCE

Stone & Webster reviewed staffing, O&M, and major maintenance expense information provided by the Owners. The O&M Agreements for the units provide for payment of an annual fee and further provide for reimbursement of certain costs as more specifically defined in the Agreement. The terms and conditions of these Agreements were similar to other cost plus O&M arrangements we have reviewed for other projects. The O&M Agreements do not include incentives for operation of the units at certain levels. However, given the relationship of the parties involved in ownership of the Project and the parties to the O&M Agreements and the performance incentives provided through the Power Sales Agreements, it is reasonable to believe that the operator has appropriate incentives to meet or exceed the operational standards set forth in the Power Sales Agreements.

1.10  ENVIRONMENTAL AND SITE ASSESSMENT

The Project site is located in Will County, Illinois. The site is accessible by county roads and interstates. Rail transportation is available and during construction, arrangements were made for unloading equipment on the siding in Millsdale, Illinois, near the Elwood Site. The same arrangements should be available for heavy equipment transportation during the commercial operations period if necessary.

The EPC Agreements for Units 1 through 9 require the Contractor to be responsible to determine subsurface conditions at the site. The EPC Agreements also specify civil codes and standards, which Stone & Webster considers appropriate. Given the structure of the EPC Agreement


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requirements, Stone & Webster believes that the foundations for Units 1 through
9 and other structures are acceptable. The objectives of the report were to establish an environmental baseline for soil and ground water and to determine the potential for adverse health impacts for workers.

Stone & Webster reviewed the Phase I Environmental Site Assessments prepared by Woodward-Clyde International-Americas. The Report, among other things, concludes that the concentrations of certain constituents do not exceed Tier 1 remediation objectives and thus do not pose a health and safety concern for future operations activities.

An application for the CAAPP operating permit will be submitted to the Illinois EPA within 180 days following initial startup of Units 5 through 9 in order to allow for equipment shakedown and emissions testing. The submittal of a complete permit application will satisfy the CAAPP permit requirements and will ensure that Units 5 through 9 operate in compliance with those requirements.

The low NO(x) emissions for the units should result in relatively low emission allowance costs. Based on the allowance price forecast, NO(x) allowance costs are projected to cost the Project $4.9 million over the term of the Projections.

The legal and regulatory requirements have been identified for the Project. Certain Illinois EPA permits are pending, but they are considered routine and no problems are anticipated in obtaining them. The Project is not under any enforcement issues regarding permitting or compliance with Federal, State or local regulatory agencies.

1.11  REMAINING LIFE

The remaining life of the Assets was evaluated for 25 years. The performance, O&M budget, and capital expense estimates have been prepared to 2026. The remaining life estimates are based on the Owners continuing to operate under the Projected estimated budget for the period 2001 through 2026.

With proper O&M and adequate funding of the required capital and overhaul expenses, all the units should be capable of operating for the evaluated Asset life.

1.12  FINANCIAL PROJECTIONS

Stone & Webster has prepared Financial Projections for the Project from October 2001 through June 2026. The cash available for debt service is compared to the Owner's annual debt service obligation to determine the DSCR for each year for the term of the Financial Projections. The Financial Projections include a base case and two downside alternatives taken from the Pace forecasts. In addition, Stone & Webster performed sensitivity analyses using the pro forma financial model by increasing the O&M expenditures, decreasing the inflation rate, assuming that the Aquila contract is not extended, and excluding the volatility revenue.

Stone & Webster combined the forecasts developed by Pace, the O&M expense forecasts and contract energy sale projections provided by the Owners, and the debt service schedule provided


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by CSFB to develop the Financial Projections. The Financial Projections are
based on market energy and capacity price forecasts, and facility specific energy generation forecasts developed by Pace. The fuel expenses are based on natural gas fuel projections by Pace. The forecasts prepared by Pace extend through December 2026.

Stone & Webster has reviewed the assumptions and the data necessary to support the Projections of cash flow available for the debt service payments, Stone & Webster has verified that the underlying model assumptions are consistent with the Pace projected generation and pricing. Stone & Webster did not review the financing assumptions, including the debt service payment, which was provided by CSFB. These Financial Projections represent Stone & Webster's best judgment of the Projected performance of the Project.

1.13  CONCLUSIONS

Set forth below are the principal opinions, which have been reached regarding the review of the Project. For a complete understanding of the assumptions upon which these opinions are based, the Report should be read in its entirety. On the basis of our review and the assumptions set forth in the Report, Stone & Webster provides the following opinions:

1. The Project was found to be well maintained and in good condition. The Project has been designed, constructed, operated, and maintained according to good utility industry practice. The Project should function beyond the period of the debt term, provided equipment is operated and maintained in accordance with good utility industry practice. The Owner has proven experience operating and maintaining power plants.

2. The Project participants have extensive corporate experience in the development, design, procurement, construction, testing, and operation of power plants and in procuring and transporting natural gas.

3. Stone & Webster reviewed the technical assumptions that were used as inputs to Pace's dispatch simulation model. The key input data, in Pace's model such as claimed capacity, scheduled and forced outage rates, and heat rate are reasonable and are consistent with comparable units.

4. The anticipated performance of the Project, given the condition and capability of the units, is accurately reflected in the Financial Projections.

5. The Project is technically capable of performing at the capacity factors projected by Pace.

6. The O&M expenses forecasted by the Project are consistent with the staffing and operating plan and recent historical expenses for the Project. The O&M expenses appear reasonable and adequate to meet the Project's operation, maintenance and performance objectives.

7.    The Project staffing is reasonable for a peaking facility.

8. The overhaul schedules developed by the Project are prudent and consistent with current and forecasted operations. The overhaul expenses forecasted in the Financial Model are consistent with the overhaul schedules and should be adequate to support the continued operation of the Project through 2026.

9. The on-going repair/replacement expenses forecast for the Project forecast are reasonable and consistent with the design of the assets and the projected capacity factors.


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10.   The Project is in compliance with current permit requirements. Phase I
      Environmental Site Assessments (ESAs), prepared by others, were provided for the Project and reviewed.

11. The technical assumptions assumed in the Financial Projections are reasonable and are consistent with the agreements. The financial model fairly presents, in our judgment, projected revenues and projected expenses under the Base Case Assumptions. Therefore, the Financial Projections are a reasonable forecast of the financial results under the Base Case Assumptions.

12. The Projected revenues are more than adequate to pay the annual operating and maintenance expenses (including provisions for major maintenance), other operating expenses, and debt service based on our studies and analyses and the assumptions set forth in this Report. Contributions to major maintenance reserves and debt service reserves are excluded from cash flow available for debt service. The debt service requirements for each year are the payments to be made on July 5 of that year and January 5 the following year. The Base Case resulting minimum DSCR is 1.5lx and occurs in 2005 and 2006. The Base Case resulting average DSCR is 3.60x. The following table summarizes the Base Case and sensitivities:

================================================================================
                        Base Case and Sensitivity Summary
================================================================================
                                   Minimum DSCR                    Average DSCR
--------------------------------------------------------------------------------
Base Case                             1.51x                          3.60x
--------------------------------------------------------------------------------
Increased O&M Cost                    1.49x                          3.56x
--------------------------------------------------------------------------------
Decreased Inflation Rate              1.5lx                          3.36x
--------------------------------------------------------------------------------
High Gas Price Case                   1.50x                          3.58x
--------------------------------------------------------------------------------
Overbuild Case                        1.5lx                          3.55x
--------------------------------------------------------------------------------
No Aquila Contract Extension          1.5lx                          3.83x
--------------------------------------------------------------------------------
No Volatility Revenue                 1.5lx                          2.97x
================================================================================


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                                   SECTION 2.0

                                 PROJECT DESIGN

Stone & Webster has reviewed the design criteria for the major mechanical and electrical systems and the civil/structural design requirements of the Project. The following discussion of Project design features is based on details provided in the technical specifications established in the EPC Contracts except where otherwise noted.

The design configuration of the Project is typical of modern natural gas fired, simple cycle power generating stations. Appropriate equipment redundancy has been included in the design to achieve a high level of operating reliability. If the Project is operated in accordance with accepted electric utility practices, it should be able to safely and reliably perform as presented in the Financial Projections.

2.1   ELECTRIC POWER GENERATION EQUIPMENT

The Project features power generation equipment manufactured by the General Electric Company (GE). All of the combustion turbines are the 7FA type, however Units 1 through 4 use the model PG7231 turbine and Units 5 through 9 use the model PG7241 turbine. The primary difference between these two models is that the newer PG7241 is designed to operate at a higher combustor temperature, which improves the overall turbine performance. All of the combustion turbines are designed to operate on natural gas as the sole fuel.

The 7FA turbines utilize dry low nitrogen oxide (NO(x)) combustion technology with inlet air cooling. The NO(x) emission level is controlled by algorithms implemented by the GE SPEEDTRONIC turbine control system provided with each turbine. The control system regulates the distribution of the gas fuel to each of the natural gas nozzles and to the total premix combustor arrangement.

Inlet Air System

Each combustion turbine is equipped with an inlet air system to condition the inlet combustion air to ensure the quality and cleanliness. The inlet air system includes high efficiency, self-cleaning, media filters, evaporative coolers, silencing features, a plenum and ductwork and a support structure with walkways, ladders, and platforms. The evaporative coolers are used during warm weather operation to cool the inlet air, which improves the combustion turbine performance.

Fuel System

The natural gas fuel system includes fuel nozzles in each combustion chamber, a fuel gas "Y" strainer, stainless steel fuel piping, flexible fuel nozzle pigtails, fuel gas stop/speed ratio and control valves, and instrumentation to monitor fuel pressure, gas control valve discharge pressure, and gas stop/ratio valve discharge pressure. The fuel system pressure is designed to


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be maintained between 380 and 450 psig, depending upon turbine load conditions, and is sized for the full load gas flow required by the combustion turbine.

Exhaust System

The hot exhaust gases are discharged axially from the combustion turbine. The exhaust system for each combustion turbine includes a diffuser, expansion joint, ducting, silencer and stack.

Lubrication and Hydraulic System

The lubrication and hydraulic control oil system for each turbine generator package is incorporated into a common system located in the auxiliary compartment. The lubrication and hydraulic oil systems consist of one 100 percent capacity AC motor-driven main lube oil pump, one 100 percent capacity AC motor-driven auxiliary lube oil pump, one 100 percent capacity AC main hydraulic oil pump, one 100 percent capacity AC motor-driven auxiliary hydraulic oil pump, one DC motor-driven emergency lube oil pump, one bearing lift oil pump, and one AC/DC emergency seal oil pump. Dual oil coolers, dual lube oil filters and dual hydraulic oil filters are also provided.

Turning Gear and Starting System

Each combustion turbine is provided with an AC motor driven turning gear for rotor cooldown and indexing.

A single 12 pulse water-cooled static starting system is shared by the two CTGs within each two CTG group (1 and 2, 3 and 4, 5 and 6, 7 and 8). Unit 9 is furnished with a dedicated LCI starting system with provisions for interface to a tenth CTG. The LCI static starting system provides variable frequency power directly to the generator terminals, using the generator as a motor to accelerate the turbine to a self-sustaining condition. Since the Facility does not have "black start capability, backfeed of power from the grid is required to operate the static starting system and start the CTGs.

Compressor Water Wash System

A compressor water wash system is shared by the two CTGs within each two CTG group (1 and 2, 3 and 4, 5 and 6, 7 and 8). Unit 9 is furnished with a dedicated water wash system with provisions for interface to a tenth CTG. The system is used to remove fouling deposits, which can accummilate on the compressor blade surfaces. Deposits such as dirt, oil mist, industrial or other atmospheric contaminants from the surrounding site environment, will reduce air flow, lower the compressor efficiency and lower the compressor pressure ratio, which will reduce thermal efficiency and output of the combustion turbine. Compressor cleaning removes these deposits to restore performance and slow the progress of internal corrosion, thereby increasing blade wheel life.

The water wash system includes provisions for both on-line and off-line cleaning. The on-line cleaning system utilizes water injection sprays to clean the blades while the compressor is


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running. The off-line cleaning system injects a cleaning solution into the air compressor, while it is being turned at cranking speed. The advantage of on-line cleaning is that washing can be accomplished without having to shut down the combustion turbine. On-line washing, however, is not as effective as off-line washing, therefore, the on-line washing is utilized to supplement off-line washing.

Combustion Turbine Control System

Each combustion turbine is controlled by a GE Mark V SPEEDTRONIC microprocessor-based control system. This control system is, structured around triple redundant controllers, processors and sensors, and has been proven to be extremely reliable. Mark V features include fuel flow control, automatic and manual synchronizing, droop control, load limiting, vibration monitoring, overspeed protection, power factor/VAR control, and speed control (governor), and voltage control.

Fire Protection System

The design for the combustion turbine and accessory compartments includes fire detection and C02 fire suppression systems. A system of hazardous atmosphere detectors is used to automatically initiate the release of C02. The fire protection system is capable of establishing a non-combustible atmosphere in less than one minute in accordance with the National Fire Protection Association Standards.

Generator

Each combustion turbine drives a General Electric 7FH2 hydrogen cooled electric generator rated at 195.3 MVA, 166 MW, 18 kV, 0.85 power factor (lagging), 60 Hz and 3,600 rpm. The generator windings are manufactured using class F insulation with a class B temperature rise. The generator supporting equipment includes a digital static excitation system, surge protection, electrical protection module, a power system stabilizer and a grounding transformer with secondary resistor and motor-operated disconnect switch.

Electrical protection for the generator and generator step-up transformer is provided by a combination of integrated and discrete relays located on the generator control panel. Temperature monitoring is provided for stator windings, hydrogen cooling gas path, bearings, and lube oil system.

Generator bearing lube oil and bearing lift oil systems are supplied from the combustion turbine lubrication system.

A recirculating hydrogen gas cooling system is provided for each generator. The cold gas is circulated into and around the stator core using generator fans. After the gas has passed through the generator, it is cooled by five gas-to-water heat exchangers and is then returned to the rotor fans and recirculated. With a single cooler out of service, the generator design capacity is reduced to about 80 percent of its rating, based on a class F temperature rise.


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A hydrogen control system maintains the hydrogen purity in the generator casing at approximately 98 percent. Carbon dioxide is used to purge the generator casing of air before admitting hydrogen and to purge hydrogen before admitting air. The generator is equipped with a seal oil system, to minimize leakage of hydrogen gas past the generator bearing seals.

Enclosures

The packaged electric and electronic control compartment (PEECC) is a completely enclosed, self contained electronic and electrical control compartment designed for outdoor installation. Heating, air conditioning, compartment lighting, power outlets, temperature alarms, and smoke detectors are included for protection of personnel and equipment in the compartment. Turbine and generator control panels located inside the PEECC allow local monitoring and control of the CTGs. The PEECC also houses the combustion turbine motor control centers and 125Vdc system including battery and charger.

Enclosures are also supplied for the combustion turbine, the turbine accessory compartment, and the generator compartment. The enclosures provide weather protection, thermal insulation, acoustical attenuation and fire containment. The enclosures allow access to equipment for routine inspections and maintenance. These enclosures are ventilated, heated, lighted and fire protected.

Motor Control Centers, Batteries and Chargers

Each combustion turbine generator is supplied with two motor control centers for distribution of 480 Vac power to auxiliary equipment.

A 125 Vdc system consisting of a lead acid battery and redundant battery chargers provides each turbine generator a source of stored energy for operation of control systems, electrical protection systems, and lubrication pumps during emergency conditions when AC power is not available.

Stone & Webster is of the opinion that the GE combustion turbines, electrical generators and auxiliary equipment provided are capable of supporting the safe and reliable operation of this Project if installed, operated and maintained according to the manufacturer's recommendations.

2.2   AUXILIARY PLANT SYSTEMS

The auxiliary plant systems operate to support plant operation and the primary power production equipment. The following is a summary of these necessary systems.

Facility Fuel Gas System

Natural gas arrives at the Facility fuel gas pressure regulating stations through a 24" diameter supply pipeline at a pressure varying from 500 psig to 700 psig. There are plans to increase the supply pressure in the future to 1,050 psig. At present, the supply pipeline receives natural gas


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from the Alliance pipeline and the Northern Border pipeline. There are three pressure regulating stations at the site supplying Units 1 through 4, Units 5 through 8 and Unit 9, respectively.

In addition to the pressure regulators, the fuel gas system includes fuel gas scrubbers, fuel gas heaters, fuel meters and all associated piping, valves and controls.

Service Water/Potable Water System

The service water supply for the Station originates from wells on the adjacent property owned by Peoples Energy Corporation. These wells were initially established to meet the requirements of the synthetic gas plant originally operating adjacent to the Unit 1 through 4 site. Presently, the service water facility consists of two 700 gpm well pumps, one 932,700 gallon storage tank, three 740 gpm service water pumps and two 165 gpm service water pumps. The two smaller pumps were recently added to reduce the operating frequency of the larger pumps when demand for water is reduced.

A separate potable water supply system receives water from the wells. The potable water supply system consists of a supply tank, a chlorinator and two potable water supply pumps.

Demineralized Water System

The station service water system provides water to the demineralized water system, which provides water for washing the CTG air compressor blades. A trailer-mounted demineralizer is brought to the site and used to provide the demineralized water.

Station Fire Protection System

The Station fire water system uses water stored (750,000-800,000 gallons) in the lower part of the service water storage tank. This water is provided to the fire water pumps, where it is pumped through the Station fire water system. The pumps include a 2,500 gpm electric motor-driven fire pump, a 2,500 gpm diesel-driven fire pump and a 50 gpm jockey fire pump. The water system is pressurized to 125 psig. The fire water pumps supply water to a fire water loop distribution system protecting Units 1 through 4 and to a second fire water loop system protecting Units 5 through 9.

Each fire water distribution system is arranged in a loop configuration with hydrants and hose cabinets. The main step-up transformers are provided with water from the distribution headers and each is protected with a deluge sprinkler system.

Compressed Air System

The Station compressed air system is comprised of a utility air system for general station compressed air requirements and an instrument air system, which produces clean and dried compressed air for use by plant instrumentation and controls. The compressed air system includes redundant air compressors, receivers and air dryers.


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Hydrogen and Carbon Dioxide Gas Systems

The hydrogen system consists of both standard pressurized hydrogen storage bottles and a Station bulk hydrogen storage system. The hydrogen storage system is used to maintain the hydrogen pressure of all nine electrical generators.

The carbon dioxide system is available for use in purging the electrical generators of hydrogen before they are opened for inspection or maintenance. Each electrical generator is equipped with a manifold and standard pressurized carbon dioxide storage bottle.

2.3   STATION ELECTRICAL SYSTEMS

Station Switchyard and Utility Interconnection

The ComEd Elwood Energy Center 345 kV switchyard is arranged in a double ring bus configuration. One ring bus is identified as the red bus, and the other as the blue bus. The Electrical Interconnection between the Project and the ComEd grid will be made at the interface between the Project section of the switchyard and the ComEd section of the switchyard.

Five of the nine units for the Elwood Project are connected to a common collector bus in the Project section of the switchyard via overhead transmission lines. Three 345 kV breakers, provide protection and isolation for the units and overhead lines prior to connection to the collector bus. One breaker is provided for each of the two pairs of CTG units, and the third breaker is provided for Unit 9. The Projects collector bus is in turn connected via a single line to the ComEd blue ring bus in the ComEd section of the switchyard (Point of Interconnection).

The other four units are each connected to a second collector bus located in the Project section of the switchyard via overhead transmission lines. The second collector bus is in turn connected via a single line (Point of Interconnection) to the ComEd red ring bus. Metering is provided at the 345 kV level on the ComEd side of the interconnection between the collector bus and the red ring bus and revenue metering is provided on each individual unit. The 18 kV generator breakers provide protection and isolation for the units and overhead lines. The collector bus is designed to accommodate the future addition of a tiebreaker, additional generators, and a second connection to ComEd's blue ring bus.

Generation System

The electrical generation system consists of the generator, the generator step up transformer, excitation system, and interconnecting isolated phase bus duct. (The technical description of the generator is provided above as part of the combustion turbine generator description.)

Each generator energizes a 18-362 kV, 115/154/192 MVA, OA/FA/FA, 65(degree)C. three-phase, 60 HZ, grounded wye-delta, step-up transformer with a +/-2-2.5 percent no load tap changer. Each transformer is sized to deliver the maximum MVA output of each combustion turbine generator.



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A 24 kV, 8,000 amp SF6 generator circuit breaker is provided for each electrical generator. The 24 kV generator breakers includes gang operated disconnect switches, current transformers, potential transformers, lightning arrestors and surge capacitors.

Each electrical generator is connected to the associated step-up transformer through an isolated phase bus duct, which is sized to accommodate the generator output under all loading conditions.

The referenced generator breaker and isolated phase bus duct sizing criteria, accessories, standards, and fabrication requirements are in accordance with good utility practice.

Auxiliary Electrical Distribution System

The station auxiliary loads are supplied from a unit auxiliary transformer (UAT) connected to the 18 kV generator isolated phase bus duct between the generator breaker and the generator step-up transformer. Each auxiliary transformer is rated 12 MVA, 18 kV-4.16 kV, delta-wye grounded with +/-2-2.5% high voltage taps. Each transformer is sized to serve the load requirements of the two units within each two unit group (1 and 2, 3 and 4, 5 and 6, 7 and 8, and 9 and future).

Medium and Low Voltage Electrical Distribution Systems

Each of the two UATs within each group of two CTGs energizes one end of a double ended 4.16 kV switchgear bus. The double ended switchgear bus is furnished with a tie breaker, allowing either CTG to provide auxiliary power to both CTGs in the group. The LCI static starting system, generator excitation system, and 480 V secondary unit substations are fed from the 4.16 kV switchgear. The secondary unit substations are also designed in a double ended with tie breaker configuration. Each 4.16 kV switchgear bus energizes one end of the substation. The secondary unit substations in turn provide power to the MCCs and other low voltage loads.

Emergency Power, DC, and UPS Systems

A connection is provided to each 4.16 kV switchgear from a 34.5/4 kV power feed which is independent of the TSS-900 switching station. Should power be lost from the normal 345 KV feed through the GSUs, the system will automatically be aligned to the emergency power system to allow a normal shutdown of the unit.

Each combustion turbine generator is designed with a DC System capable of providing stored energy to safely shut the unit down while providing emergency lighting, and power for critical control and protection systems.

The overall Facility is furnished with a 3 kVA, 120 Vac UPS system capable of providing regulated uninterruptible power to critical AC loads. The UPS system includes the inverter, battery, redundant chargers, static transfer switch, and bypass.


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Miscellaneous Electrical Systems and Equipment

Requirements for station grounding systems, electrical protection, lightning protection, lighting, freeze protection, and communications systems are specified and included in the design.

A lighting system with fixtures, poles, convenience receptacles, welding receptacles and switches is included in the design.

A grounding system consisting of a network of bare copper conductor and ground rods, in accordance with NEC requirements, is provided to ensure equipment and personnel safety.

Lightning protection for buildings and structures in accordance with NFPA requirements is included in the Facility design. Lightning arrestors are required by the design for the generator step-up transformers.

Freeze protection is provided for enclosures, piping, instrumentation, and other devices subject to freezing.

The communications system for normal and emergency operations are required by OSHA. The Elwood communication system design includes hand held radios, desktop telephones in offices and other occupied areas, and CCTV/security for gate access.

Instrumentation and Controls

In addition to local control of the CTGs from the PEECC, the CTGs communicate with supervisory interface servers located in the existing Facility central control room via an Ethernet connection.

Dual redundant GE PLCs are provided to perform control and monitoring of BOP systems and equipment including the fuel pressure reduction station, fuel heaters, air compressor, and CEMS.

The CEMS system is be provided with NO(x) and O2 analyzers. The system includes a PLC for control, data acquisition, data storage, automatic calibration, and report generation.

2.4   CIVIL, STRUCTURAL AND ARCHITECTURAL

The EPC Contractor provided all materials, labor, equipment, and services necessary to develop the site and construct the power facilities. This included all foundations, buildings, structures, geotechnical investigations, surveys, clearing and grubbing, excavation, filling and backfilling, paving, surfacing, utilities, culverts, finished grading, landscaping and fencing.

The Contractor designed and constructed the Project in conformance with prudent utility industry practice and with all applicable national, state and local engineering, environmental, construction, safety, and electrical generation codes and standards.


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                                   SECTION 3.0

                            CONTRACTS AND AGREEMENTS

3.1   ENGINEERING, PROCUREMENT AND CONSTRUCTION (EPC) AGREEMENTS

Units 1 through 4

Two separate EPC Agreements were prepared to develop the site and construct the first four units. The first EPC Agreement was executed on July 23, 1998 between the General Electric Company (Contractor) and Elwood Energy LLC (Owner). Under the terms of this Agreement, the Contractor developed the site and installed Units 1 and 2 for a lump sum price of $91,281,000. The second EPC Agreement was executed on September 25, 1998 between the General Electric Company (Contractor) and Elwood Energy LLC (Owner). This Agreement and a subsequent Amendment, dated April 26, 1999, covered the installation of Units 3 and 4 for a lump sum price of $87,966,635. The four units all achieved commercial operation in 1999. All terms of the EPC Agreements have been satisfied and there are presently no disputed conditions.

3.2   ENGINEERING, DESIGN, PROCUREMENT, CONSTRUCTION AND INSTALLATION SERVICES
      (EPC) AGREEMENTS

Units 5 through 9

Three separate EPC Agreements were prepared to develop Units 5 through 9. For these units, an equipment purchase contract was executed first for the power producing equipment, an EPC Agreement was then prepared for the installation of the equipment purchased and for installation of balance-of-plant equipment, and then the initial equipment purchase contract was amended to include the balance of plant equipment.

Units 5 and 6

For Units 5 and 6, an EPC Agreement was executed on July 31, 2000 between the General Electric Company and Elwood Energy II, LLC for the installation, start-up and testing of the two units. The Agreement established a fixed Contract Price of $23,473,950 for performance of the work. The Contract Price was to be paid in accordance with a Milestone Schedule (Exhibit B of the EPC Agreement) established on the basis of scheduled dates and specific activities over a 25 month period. No retainage was specified. All of the scheduled dates and durations of the EPC Agreement were based on the Provisional Acceptance Date. The Required Provisional Acceptance Dates for Unit 5 and Unit 6 of June 1, 2001 and June 15, 2001, respectively, have been achieved.

The Agreement includes provisions for Contractor schedule bonuses and liquidated damage payments from the Contractor for exceeding or missing the Provisional Acceptance Dates and the Guaranteed Performance Conditions. For each Unit, schedule bonuses will be paid for


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achieving Provisional Acceptance earlier than scheduled in accordance with
Exhibit N of the EPC Agreement. The bonus period is from May 1 through June 15 and can result in a maximum cumulative bonus of $880,000 for both units. There are provisions, however, for reducing the bonus if the Demand Reliability Rate is determined to be less than 92%.

The performance related liquidated damage provisions require the Contractor to pay the Owner $500/kW if the net Unit output falls below 155,842 kW for each Unit, provided, however, that a deficiency in output of no more than 1,500 kW on a particular Unit max be offset to the degree that the output of the other Unit exceeds the guaranteed output without the imposition of liquidated damages. In addition, the Contractor is required to pay the Owner $12,133 per Btu/kWh if the net heat rate exceeds 9,696 Btu/kWh for each Unit, provided, however, that a deficiency in the net Unit heat rate of a particular Unit of no more than 100 Btu/kWh (net) max be offset to the degree thermal performance of the other Unit exceeds the guaranteed heat rate without the imposition of liquidated damages. The total liability of the Contractor for failure to meet the Unit output and heat rate guarantees is limited to $14,547,840. The liability cap for all liquidated damages under the Agreement is limited to $24,246,400.

Exhibit K of the EPC Agreement specifies all of the tests required to achieve Provisional Acceptance. These tests include the testing required to determine if the guarantee conditions for electrical output, heat rate and emissions have been achieved and in addition require testing of the fire protection system. It also requires that the combustion turbine generator successfully pass five types of operational capability tests. Exhibit D of the EPC Agreement establishes the specific procedures for conducting the electrical output and heat rate tests for each Unit.

A warranty period has been established for each Unit based on the earliest of 150 starts after Provisional Acceptance or 1,250 fired hours after Provisional Acceptance or 24 months after Provisional Acceptance.

Unit 5 successfully achieved Provisional Acceptance on May 9, 2001 and was declared Commercial to Aquila on May 10, 2001. Unit 6 successfully achieved Provisional Acceptance on May 31, 2001 and was declared Commercial to Aquila on the same day.

Units 7 and 8

For Units 7 and 8, an EPC Agreement was executed on July 31, 2000 between the General Electric Company (Contractor) and Elwood Energy III, LLC (Owner) for the installation, start-up and testing of the two units. The Agreement established a fixed Contract Price of $29,983,750 for performance of the work. The Contract Price was to be paid in accordance with a Milestone Schedule (Exhibit B of the EPC Agreement) established on the basis of scheduled dates and specific activities over a 22 month period. No retainage was specified: however the last payment is contingent upon Final Acceptance. All of the scheduled dates and durations of the EPC Agreement were based on the Required Provisional Acceptance Date. The Required Provisional Acceptance Dates of July 1, 2001 for Unit 7, and August 1, 2001 for Unit 8 have been met.


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The Agreement includes provisions for Contractor schedule bonuses and liquidated damage payments from the Contractor for exceeding or missing the Provisional Acceptance Dates and the Guaranteed Performance Conditions. For each Unit, schedule bonuses will be paid for achieving Provisional Acceptance earlier than scheduled in accordance with Exhibit N of the EPC Agreement. The bonus period is from June 1 through July 15 and can result in a maximum cumulative bonus of $6,580,000 for both units. There are provisions, however, for reducing the bonus if the Demand Reliability Rate is determined to be less than 92%.

The performance related liquidated damage provisions require the Contractor to pay the Owner $500/kW if the net Unit output falls below 155,842 kW for each Unit, provided, however, that a deficiency in output of no more than 1,500 kW on a particular Unit may be offset to the degree that the output of the other Unit exceeds the guaranteed output without the imposition of liquidated damages. In addition, the Contractor is required to pay the Owner $12,133 per Btu/kWh if the net heat rate exceeds 9,696 Btu/kWh for each Unit, provided, however, that a deficiency in the net Unit heat rate of a particular Unit of no more than 100 Btu/kWh (net) may be offset to the degree thermal performance of the other Unit exceeds the guaranteed heat rate without the imposition of liquidated damages. The total liability of the Contractor for failure to meet the Unit output and heat rate guarantees is limited to $16,610,378. The liability cap for all liquidated damages under the Agreement is limited to $27,683,963.

Exhibit K of the EPC Agreement specifies all of the tests required to achieve Provisional Acceptance. These tests include the testing required to determine if the guarantee conditions for electrical output, heat rate and emissions have been achieved and in addition require testing of the fire protection system. It also requires that the combustion turbine generator successfully pass five types of operational capability tests. Exhibit D of the EPC Agreement establishes the specific procedures for conducting the electrical output and heat rate tests for each Unit.

A warranty period has been established for each Unit based on the earliest of 1 50 starts after Provisional Acceptance or 1,250 fired hours after Provisional Acceptance or 24 months after Provisional Acceptance.

Unit 7 achieved Provisional Acceptance on June 16, 2001 and was declared Commercial to Aquila on June 29, 2001. Unit 8 achieved Provisional Acceptance on June 16, 2001 and was declared Commercial on July 3, 2001.

Unit 9

The EPC Agreement for Unit 9 was executed on September 20, 2000 between the General Electric Company (Contractor) and Elwood Energy III, LLC (Owner) for the installation, start-up and testing of this Unit. The Agreement established a fixed Contract Price of $13,562,600 for performance of the work. The Contract Price was to be paid in accordance with a Milestone Schedule (Exhibit B of the EPC Agreement) established on the basis of scheduled dates and specific activities over a 14 month period. No retainage was specified; however the last payment is contingent upon Final Acceptance. For this Unit, the Required Provisional Acceptance Date is May 31, 2001.


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The Agreement includes provisions for Contractor schedule bonuses and liquidated damage payments from the Contractor for exceeding or missing the Provisional Acceptance Date and the Guaranteed Performance Conditions. For this Unit, a schedule bonus will be paid for achieving Provisional Acceptance earlier than scheduled in accordance with the table included in Section 12.6 of the Agreement. The bonus period is from May 1 through May 30 and can result in a maximum bonus amount of $200,000.

The performance related liquidated damage provisions require the Contractor to pay the Owner $500/kW if the net Unit output falls below 155,842 kW for each Unit. In addition, the Contractor is required pay the Owner $12,133 per Btu/kWh if the net heat rate exceeds 9,696 Btu/kWh for each Unit. The total liability of the Contractor for failure to meet the Unit output and heat rate guarantees is limited to $7,567,427. The liability cap for all liquidated damages under the Agreement is limited to $12,612,379.

Exhibit K of the EPC Agreement specifies all of the tests required to achieve Provisional Acceptance. These tests include the testing required to determine if the guarantee conditions for electrical output, heat rate and emissions have been achieved and in addition, require testing of the fire protection system. It also requires that the combustion turbine generator successfully pass five types of operational capability tests. Exhibit D of the EPC Agreement establishes the specific procedures for conducting the electrical output and heat rate tests for the Unit.

A warranty period has been established for Unit 9 based on the earliest of 150 starts after Provisional Acceptance or 1,250 fired hours after Provisional Acceptance or 24 months after Provisional Acceptance.

Unit 9 successfully achieved Provisional Acceptance and Commercial Operation on May 7, 2001.

3.3   PROCUREMENT AGREEMENTS- UNITS 5 AND 6 (Amended and Restated)

Separate Unit 5 and Unit 6 combustion turbine and balance of plant equipment procurement agreements were executed for this project. This equipment has been delivered to the Elwood energy site and the two units have entered commercial service. Pertinent details of the procurement are summarized below.

Unit 5

This Amended and Restated Unit 5 Combustion Turbine Power Plant and Balance Of Plant Equipment Procurement Agreement was executed on October 6, 2000 between Elwood II Holdings, LLC (Owner) and the General Electric Company (Supplier). This Agreement supersedes a previous Turbine Agreement dated February 10, 2000 between Elwood Energy II, LLC, and the Supplier. The Turbine Agreement was assigned to the Owner on October 6, 2000.

For a Contract Price of $36,755,900 the Supplier has agreed to sell and deliver to the Owner one General Electric (GE) PG724 I FA Combustion Turbine Generator Power Plant (defined as Unit 5) and additional equipment (Balance of Plant). A Unit Payment Schedule and a Balance of


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Plant Equipment Payment Schedule are included as Exhibits 2 and 3 of the
Procurement Agreement, respectively to specify the payment conditions. Shipment was scheduled to occur on or before December 31, 2000.

The Agreement delineates the same guarantee conditions, acceptance testing procedures and requirements, liquidated damage conditions for performance and warranty conditions as were defined in the EPC Agreement for Unit 5.

The combustion turbine power plant and balance of plant equipment for Unit 5 has been installed and this Unit has entered commercial service.

Unit 6

This Amended and Restated Unit 6 Combustion Turbine Power Plant and Balance Of Plant Equipment Procurement Agreement was executed on October 6, 2000 between Elwood II Holdings, LLC (Owner) and the General Electric Company (Supplier). This Agreement supersedes a previous Turbine Agreement dated February 10, 2000 between Elwood Energy II, LLC and the Supplier. The Turbine Agreement was assigned to the Owner on October 6, 2000.

For a Contract Price of $36,755,900, the Supplier has agreed to sell and deliver to the Owner one General Electric (GE) PG7241FA Combustion Turbine Generator Power Plant (defined as Unit 6) and additional equipment (Balance of Plant). A Unit Payment Schedule and a Balance of Plant Equipment Payment Schedule are included as Exhibits 2 and 3 of the Procurement Agreement, respectively, to specify the payment conditions. Shipment was scheduled to occur on or before January 31, 2001.

The Agreement delineates the same guarantee conditions, acceptance testing procedures and requirements, liquidated damage conditions for performance and warranty conditions as were defined in the EPC Agreement for Unit 6. The combustion turbine power plant and balance of plant equipment for Unit 6 has been installed and this Unit has entered commercial service

3.4   PROCUREMENT AGREEMENT - UNITS 7 AND 8 (Amended and Restated)

Units 7 and 8

This Amended and Restated Unit 7 and 8 Combustion Turbine Power Plant and Balance Of Plant Equipment Procurement Agreement was executed on October 6, 2000 between Elwood III Holdings, LLC (Owner) and the General Electric Company (Supplier). This Agreement supersedes a previous Turbine Agreement dated February 10, 2000 between Elwood Energy III, LLC, and the Supplier. The Turbine Agreement was assigned to the Owner on October 6, 2000.

For a Contract Price of $80,752,100, the Supplier has agreed to sell and deliver to the Owner one General Electric (GE) PG7241FA Combustion Turbine Generator Power Plant (defined as Unit 7), one General Electric (GE) PG7241FA Combustion Turbine Generator Power Plant (defined


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as Unit 8) and additional equipment (Balance of Plant). A Unit Payment Schedule and a Balance of Plant Equipment Payment Schedule are included as Exhibits 2 and 3 of the Procurement Agreement, respectively to specify the payment conditions. Shipment was scheduled to occur on or before December 31, 2000.

The Agreement delineates the same guarantee conditions, acceptance testing procedures and requirements, liquidated damage conditions for performance and warranty conditions as were defined in the EPC Agreement for Units 7 and 8.

The combustion turbine power plants and balance of plant equipment for Units 7 and 8 have been delivered to the Elwood Energy Project site and these units have entered commercial service.

3.5   PROCUREMENT AGREEMENT - UNIT 9 (Amended and Restated)

Unit 9

This Amended and Restated Unit 9 Combustion Turbine Power Plant and Balance Of Plant Equipment Procurement Agreement was executed on September 20, 2000 between Elwood III Holdings, LLC (Owner) and the General Electric Company (Supplier). This Agreement supersedes a previous Turbine Agreement dated December 31, 1999 between Enron North America Corp. and the Supplier. The Turbine Agreement was assigned to the Owner on September 20, 2000.

For a Contract Price of $36,886,914, the Supplier has agreed to sell and deliver to the Owner one General Electric (GE) PG7241FA Combustion Turbine Generator Power Plant (defined as Unit 9) and additional equipment (Balance of Plant). A Unit Payment Schedule and a Balance of Plant Equipment Payment Schedule are included as Exhibits 2 and 3 of the Procurement Agreement, respectively to specify the payment conditions. Shipment was scheduled to occur on or before November 27, 2000.

The Agreement delineates the same guarantee conditions, acceptance testing procedures and requirements, liquidated damage conditions for performance and warranty conditions as were defined in the EPC Agreement for Unit 9.

The combustion turbine power plant and balance of plant equipment for Unit 9 has been delivered to the Elwood Energy Project site and this Unit has entered commercial service.

3.6   ENGAGE POWER SALES AGREEMENT

The Owner and Engage Energy US, LP (Engage) are parties to a Power Sales Agreement (Agreement) dated as of April 5, 1999 and amended November 10, 1999. The Agreement specifies requirements and contract payments associated with the sale and purchase of capacity and energy from Elwood Units 1 and 2 (Committed Units). The term of the Agreement is from April 5, 1999 through December 31, 2004. The Owner receives from Engage a fixed monthly


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capacity payment for the exclusive rights to the generating capacity and electric energy from the Committed Units(1).

The capacity charge is $9.00 per kW each month for the first contract year and $5.00 per kW month for the remainder of the term. In addition, the Owner receives a variable energy charge payment ranging from $35.00/MWh at 60% dispatch level to $30.00/MWh at lOO% dispatch level(2). A start up charge of $2,500 per event is assessed by the Owner.

For any contract year in which Engage's annual gross revenues from the sales of electric energy, capacity and ancillary services from the Committed Units exceed Engage's total costs the Owner receives 16.25% of the excess. Also, if the Owner, at its discretion decides to operate the Committed Units in excess of their Net Dependable Capacity, the excess capacity and energy max be sold to a third party, but, it must first be offered to Engage at the Owner's incremental variable production cost. Profits from Engage's resale of the capacity and energy are shared 85% to Engage and 15% to the Owner.

The Target Forced Outage Adjustment Factor (FOAF) is five percent for the on-peak hours of the summer period. Though there is no target FOAF during any other time period, the Owner is required to use commercially reasonable efforts to achieve a high level of availability for the Committed Units during the Non-Summer months. A Capacity Adjustment Factor provides a bonus payment to the Owner of one percent (or fraction thereof) of the annual capacity payments for each one percent the Committed Units are below the target FOAF. A corresponding penalty is assessed for a FOAF above the target FOAF.

Periods of curtailment, reduction, or interruptions caused by Commonwealth Edison or its successors and assigns do not count as forced outages or deratings for FOAF calculations if the Committed Units are otherwise available during these periods. If the Committed Units experience an unplanned outage lasting three consecutive days or longer, the Owner has the right to offer substitute capacity and energy to Engage from another generating source for the lesser of $30/MWh or the actual cost of the capacity and energy. Substitute energy is considered as available for the Committed Units for purposes of the FOAF calculation.

Engage may dispatch the delivery of electric energy from each Committed Unit at a rate from 60% to 100% of Net Dependable Capacity. Maximum running time is 1,500 hours per year for each Committed Unit or 3,000 hours per year cumulative for both Committed Units. Each hour that a Committed Unit is operating counts towards the 1,500-hours/year limitation, regardless of load.

Normal ramp up time from start up to base load of 60% of Net Dependable Capacity is 20 minutes and from base load to lOO% of Net Dependable Capacity is 10 minutes. The Committed

----------
1 Engage subsequent resold the output of these units to Commonwealth
Edison, the predecessor of Exelon Generation Company, LLC ("Exelon"). Exelon now controls dispatch of the Engage units and agreed with Elwood in March, 2001 to have the pricing terms of the Exelon PSA apply to the dispatch by Exelon of the Engage units. This is accomplished by means of a monthly adjustment, which effectively supersedes the Engage PSA terms.

2 Fixed price dispatch costs are effectively eliminated under the Exelon Agreement.


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Units have a feature that allows loading to take place at twice this normal rate, but reduces equipment life. If Engage requests this fast load ramp option, an additional $500 per start up is charged by the Owner.

Not less than 48 hours before the beginning of each week, Engage is to notify the Owner of its estimated hour-by-hour requirements for electric energy, start ups and ancillary services for that week and provisionally, during the following week. Also, Engage is to provide the Owner with a provisional estimate of hourly requirements for the following day. The Owner is to notify Engage by noon each day of the estimated capacity of each Committed Unit that will be available each hour of the day commencing 36 hours later and provisionally for the day immediately thereafter. None of these estimates by Engage or the Owner is binding.

During the Summer On-Peak Period, the Owner is required to start a Committed Unit within one-hour of notification by Engage. During all other periods, a three-hour notice is required. A four-hour minimum run-time per start and two-hour minimum off time between start-ups is required. At all times other than Summer On-Peak Periods, the Owner has the right to refuse start up of the Committed Units if it determines that operation is not commercially reasonable. The Owner must then propose a rate at which it is willing to operate the Committed Units, which Engage can then accept or reject.

Engage is not allowed to dispatch a Committed Unit during any planned outage, maintenance outage, forced outage, Force Majeure event, or during periods when the Committed Units are restricted due to the interconnected utility.

Upon the occurrence and during the continuance of an Event of Default by the Owner or Engage, the non-defaulting party may at its discretion terminate the Agreement upon thirty days written notice. Engage may terminate the Agreement for a Committed Unit upon a thirty day written notice to the Owner if a forced outage or Force Majeure event lasts more than 120 days provided the Owner does not demonstrate that it has taken significant steps to remediate the cause of the event and that it will end within 240 days of its commencement.

Going forward, the units should be able to meet or exceed the operational standards including the target forced outage rate. It is reasonable to anticipate that the Owner may be paid bonuses for achieving forced outage rates less than five percent. Also, the true-up provision eliminates fuel price risk.

3.7   EXELON POWER SALES AGREEMENT

The Owner and Exelon Generation Company, LLC (Exelon) as assignee of Commonwealth Edison Company entered into a Second Amended and Restated Power Sales Agreement (Exelon PSA) dated as of March 1, 2001. The Agreement specifies requirements and contract payments associated with the sale and purchase of capacity and energy from Elwood Units 1 through 4, and 9 (Committed Units). The term of the Agreement is from March 1, 2001 through December 31, 2012 for Units 3, 4 and 9 and from the expiration date of the Engage PSA (December 31, 2004) through December 31, 2012 for Units 1 and 2.


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Units 1 and 2 are effectively in Exelon's control due to Engage's resale of energy and capacity of Units 1 and 2 to Exelon. Prior to the Engage PSA expiration date, Units 1 and 2 are committed in the sense that they are subject to a monthly true-up for capacity and energy pricing. After expiration of the Engage PSA, Units 1 and 2 are directly subject to the Exelon PSA. From March 1, 2001 until the expiration of the Engage Agreement, a pricing true-up is in effect which provides Exelon with the same financial and operational arrangements for Units 1 and 2 that exist for Units 3, 4 and 9 under this Agreement. The true-up compares pricing and operational parameters between the Engage and Exelon agreements and provides for a credit or debit to the monthly payment calculation. The true-up does not apply to, nor does it affect, the Reliability Bonus or the 2001 Special Bonus applicable to this Agreement.

Capacity payments are paid monthly as fixed reservation fees and average $4.35 per kW of net dependable capacity as follows:

o    Jan - May             $2.71875
o    Jun                   $6.525
o    Jul - Aug             $9.7875
o    Sep                   $4.35
o    Oct - Dec             $2.71875

Exelon is required to pay an energy charge consisting of two components, a Variable O&M Charge, and a Fuel Charge. The Variable O&M Charge is $1.50/MWh and is adjusted for inflation by the GDP-IPD as published by the U.S. Department of Commerce. The Fuel Charge is composed of the sum of the gas price and an adder of $0.32/MMBtu. Gas prices are indexed to the published price in Gas Daily, Daily Price Survey, Midpoint for Chicago-LDCs, large end users, flow days. The heat rate used for energy payments is 10,900 Btu/kWh at 100% load and 12,900 Btu/kWh at 60% load. Heat rate is prorated to the proportionate level between these load points.

A charge of $3,250 (adjusted for inflation by the GDP-IPD) per event is charged for each successful start up and for start-ups cancelled with less than one-hour notice during Summer On-Peak Hours. Cancellations with at least one hour notice during Summer On-Peak Hours are not assessed a charge. During Summer Non-Peak Hours and Non-Summer On-Peak Hours, if cancellation is made more than four hours prior to start-up, no Cancellation Charge is assessed but a Fuel Adjustment Charge must be paid by Exelon. Notification from 2 to 4 hours prior to start-up results in a $1,000 Cancellation Charge and Fuel Adjustment Charge. Cancellations with less than two hours notice are subject to a $4,000 Cancellation Charge and Fuel Adjustment Charge.

Fuel Adjustment Charges are applied to changes in energy requirements. If Exelon increases the amount of energy required pursuant to the day-ahead schedule for Summer On-Peak Hours, the Intra-Day Gas Cost (higher of the day of burn or next day after burn) applies to the incremental energy. The Next Day Gas Cost applies to the original energy request amount. If Exelon decreases the amount of energy pursuant to the day-ahead schedule, all energy is based on the Next Day Gas Cost.


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Increases by Exelon to Non-Summer On-Peak Hours and Summer Non Peak Hours are
adjusted using the Next Day Gas Cost applied to the original amount of energy delivered according to the day ahead schedule and a Fuel Adjustment Charge applied to the incremental energy. The Fuel Adjustment Charge consists of the Balancing Gas Cost (the two days later than the day of burn price) plus a volumetric balancing cost applied as follows:

Amount of Increase             Volumetric Balancing Cost
------------------             -------------------------
o 28 unit hours or less        $.125 per MMBtu/MWh
o 28 to 43 unit hours          $.625 per MMBtu/MWh
o Over 43 unit hours           Owner's volumetric cost of balancing charges
                               per MMBtu

Decreases to Non-Summer On-Peak Hours and Summer Non-Peak Hours by Exelon are subject to the Next Day Gas Cost for all energy delivered. In addition, a Fuel Change Fee consisting of the net of the Next Day Gas Cost and the Balancing Gas Cost (which could be positive or negative) plus a volumetric balancing cost are included. The volumetric balancing costs are assessed as follows:

Amount of Decrease             Volumetric Balancing Cost
------------------             --------------------------
o 28 unit hours or less        $.125 per MMBtu/MWh
o 28 to 43 unit hours          $.625 per MMBtu/MWh
o Over 43 unit hours           Owner's volumetric cost of balancing charges
                               per MMBtu

A bonus and penalty plan has been structured to promote operation of the Committed Units in the most optimal manner. Summer Months (Jun-Sep) bonuses are awarded to the Company monthly for Equivalent Availability (EA) across all five Committed Units for Summer Super Peak Hours (1100 to 1900 hours. Mon-Fri) and Summer Partial Peak Hours (0600 to 1100 hours and 1900 to 2200 hours, Mon-Fri) using a target 97% EA. Summer Month penalties are assessed to the Company monthly for Summer Super Peak Hours. Summer Partial Peak Hours, and Summer Non-Peak Hours (2200 to 0600 hours, Mon-Fri) also using a 97% EA.

Equivalent Availability is calculated using the formula:
{1 - ((FOH + EFDH)/PH)}, where FOH equals Forced Outage Hours, EFDH equals Equivalent Forced Derated Hours, and PH means Period Hours. A Forced Outage or Forced Derating event is only included in the calculation of the EA if Owner fails to meet Exelon's Dispatch and fails to deliver Substitute Energy. Substitute Energy is credited as unit availability and does not affect the FOH or EFDH. The EA Summer Months Bonus is calculated on a percentage basis per MW of Net Dependable Capacity.

                               Summer Month Bonus
--------------------------------------------------------------------------------
Month                  Super-Peak         Partial-Peak           Off-Peak
--------------------------------------------------------------------------------
June                     $71.43              $23.81                 $0
--------------------------------------------------------------------------------
July                     $107.14             $35.71                 $0
--------------------------------------------------------------------------------
August                   $107.14             $35.71                 $0
--------------------------------------------------------------------------------
September                $47.62              $15.87                 $0
--------------------------------------------------------------------------------


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Penalties associated with being below the EA target for the Summer Months are divided into two groups. The first deals with EA's below 97% and above or equal to 70% while the second covers EA percentages below 70% and above or equal to 44%. Below 44% EA, no further penalties apply. At no time can the EA penalty for a Summer Month exceed that month's capacity payment.

                     Summer Month Penalty (EA < 97%, => 70%)

--------------------------------------------------------------------------------
           Month            Super-Peak        Partial-Peak         Off-Peak
--------------------------------------------------------------------------------
June                          $74.95             $24.98             $14.27
--------------------------------------------------------------------------------
July                          $113.75            $37.91             $21.67
--------------------------------------------------------------------------------
August                        $113.75            $37.91             $21.67
--------------------------------------------------------------------------------
September                     $47.44             $15.81              $9.03
--------------------------------------------------------------------------------

                     Summer Month Penalty (EA < 70%, => 44%)

--------------------------------------------------------------------------------
Month                       Super-Peak        Partial-Peak         Off-Peak
--------------------------------------------------------------------------------
June                          $80.79             $26.93             $15.39
--------------------------------------------------------------------------------
July                         $121.19             $40.39             $23.08
--------------------------------------------------------------------------------
August                       $121.19             $40.39             $23.08
--------------------------------------------------------------------------------
September                     $53.86             $17.95             $10.25
--------------------------------------------------------------------------------

Non-Summer Months performance is also subject to a bonus/penalty program with a target EA of 93%. A bonus of $47.62 per MW for each percent or fraction thereof above 93% EA for the Non-Summer period is awarded to the Owner. Penalties associated with being below the target EA of 93% are divided into three groups.

o > 93% =>86%                 $95.24
o < 86% =>80%                 $2,811.11
o < 80% =>44%                 $117.13

Below 44% EA, no further penalties apply. In addition, at no time can the aggregate penalties associated with the Non-Summer Months EA penalty exceed the Capacity Payments for such Non-Summer Months.

In addition to the Equivalent Availability bonuses, during the Summer Months a Reliability Bonus is also available to the Owner. The threshold reliability level to receive a bonus is 8O% and the Monthly Reliability Bonus amounts for each unit for each percent above this target vary by month.

o June                        $1,250 per 1%
o July                        $5,000 per l%
o August                      $5,000 per 1%
o September                   $1,250 per 1%


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Reliability is calculated for each of the five Committed Units for each Summer
Month. Average reliability for the five units is then determined for each month and this becomes the Bonus Reliability achieved. This Bonus Reliability is compared to the 80% threshold. The reliability bonus period consists of the period from hour ending 0700 to hour ending 2200 on the four highest priced On-Peak Days of each month (as defined by Power Markets Week or other mutually agreed upon daily index into ComEd) for a total of 64 hours each in June, July, August and September. The Bonus Reliability calculation in percent is therefore expressed:

{1-((FOH + EFDH)/64)}, where FOH = Forced Outage Hours and EFDH= Equivalent Forced Derated Hours.

The total reliability bonus amount received monthly by the Owner is determined as follows:

(Monthly Reliability Bonus in $ per %) x (Bonus Reliability - 80%) x 100x5 Units

It is reasonable to believe that the Owner should be able to earn equivalent availability and monthly reliability bonuses. The Units should be able to satisfy the operational standards set forth in this Agreement.

Exelon may dispatch the delivery of electric energy from the Committed Units at a rate from 60% to 100% of Net Dependable Capacity. Exelon specifies the number of committed Units to be operated and the operating level for each Committed Unit, but the Owner has the sole discretion to decide which units are operated to meet the dispatch requirements or whether to use substitute electric energy from Elwood. Substitute energy from a source outside Elwood is subject to mutual agreement between the Owner and Exelon. Exelon may request the Owner to operate a Committed Unit at a level above its Net Dependable Capacity, however, the Owner is not under obligation to generate or sell the excess capacity.

Maximum running time is 1,500 hours per year for each Committed Unit or 7,500 hours for all five Committed Units. Each hour that a Committed Unit is operating, regardless of output, counts towards the 1,500-hours/year Limitation. Also, there is a Limit of 60 units-hours/day (number of units operating x number of hours operating) during the Non-Summer Months and 80 units-hours/day during the Summer Months. If Exelon requires units-hours greater than the stated Limits, the Owner is to provide a reasonable operating cost to extend the Schedule.

Normal ramp up time from startup to base load of 60% of Net Dependable Capacity is 20 minutes. The ramp up or ramp down rate is approximately 8.3% of net dependable Capacity per minute. Power requirements for start up of all five units are 750 kWh per unit, with a maximum demand of 7.5 MW per unit for a three-minute duration (15 MW demand when starting two units simultaneously).

Not later than 0830 each day, Exelon is to provide the Owner with an estimate of its requirements on an hour by hour basis for electric energy and start ups for the following day. To the degree that actual usage does not reflect these estimates, penalties will be assessed as previously discussed. The Owner is to inform Exelon by noon each day of the estimated capacity including deratings that will be available for the following three days. These estimates are not binding and the Owner can alter its estimates.


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During Summer On-Peak Hours, the Owner is required to start up to three committed units simultaneously within one hour after being notified by Exelon. For a dispatch request of four units simultaneously, a minimum of one hour and 15 minutes is required and for five units, a minimum of one hour and 25 minutes is required. During all other periods, a four-hour notification is required. A four-hour minimum run time per start and two hour minimum off time between start ups is required.

Exelon is not allowed to dispatch a Committed Unit during any planned outage, maintenance outage, Force Majeure event, or during periods when the Committed Units are restricted due to the interconnected utility. Exelon has exclusive rights to receive and purchase all electricity generated by each Committed Unit. Except for testing purposes and response to emergency conditions at the interconnected utility, the Owner is only allowed to operate a Committed Unit in response to a dispatch request from Exelon.

All emission allowances allocated to the Owner by any state or federal governmental agencies including NO(x), SO(2), mercury, carbon, or other greenhouse gases are to be used to support generation under this Agreement. Any additional allowances for NO(x) or SO(2) compliance necessary to meet Exelon's dispatch requirements are to be provided by Exelon. If any new air emissions programs are implemented, the Owner and Exelon are to develop and implement a mutually acceptable compliance plan. Exelon is to pay for all costs to comply with the plan up to an annual cost of $562,000.

Upon the occurrence and during the continuance of an Event of Default by the Owner or Exelon, the non-defaulting party may at its discretion terminate the Agreement upon thirty days written notice. Exelon may terminate the Agreement for a Committed Unit upon a thirty days written notice to the Company if a forced outage, planned outage or maintenance outage not excused by Force Majeure lasts more than 120 days, provided the Owner does not demonstrate that it has taken significant steps to remediate the cause of the event and that it will end within 365 days of its commencement. If the Owner provides substitute energy and capacity, the 120 day and 365 day periods are to be extended on a day to day basis.

3.8 AQUILA POWER SALES AGREEMENTS

The Owner and Aquila Energy Marketing Corporation entered into two Amended and Restated Power Sales Agreements (Agreements) dated as of June 30, 2000. The Agreements specify requirements and tariff payments associated with the sale and purchase of capacity and energy from Elwood Units 5 and 6 (Elwood II) and Units 7 and 8. The term of the Agreement for Units 5 and 6 is from June 30, 2001 through August 31, 2016. The term of the Agreement for Units 7 and 8 is from June 30, 2001 through August 31, 2017. Both Agreements contain the same terms and conditions and are extendable for an additional five year or mutually agreeable time period. Aquila pays a fixed monthly reservation fee in the form of a capacity payment for the exclusive rights to the capacity and energy from all of the units. Monthly capacity payments to the Owner are $7.90 per kW for Units 5 and 6 and $7.39 per kW for Units 7 and 8 for 2001 and $5.11 per kW for the remainder of the Agreement. The capacity rate for an Agreement extension is $4.90 per kW. Capacity charges are based on the Net Dependable Capacity but may be adjusted for performance as an Availability Adjustment, which is based on Equivalent Availability (EA). The Availability Adjustment reduces capacity payments if any of the units do not achieve the


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Guaranteed Summer Super Peak Availability (97%). Guaranteed Summer Partial Peak
Availability (97%), or Guaranteed Non-Summer On Peak Availability (97%).
Forced Outage or Forced Derating event is only included in the calculation of the EA if Owner fails to meet Aquila's dispatch and fails to deliver Replacement Energy or pay for Aquila to acquire Substitute Energy.

The Availability Adjustment for the Summer Months (June - August) consists of the sum of the Availability Adjustment for Super Peak Hours and the greater of zero and the Availability Adjustment for Partial Peak Hours:

o     Super Peak Hours Availability Adjustment Factor =
Annual Capacity Payments x Monthly Adjustment Factor x .75 x (.97 - EA).

o     Partial Peak Hours Availability Adjustment Factor =
Annual Capacity Payments x Monthly Adjustment Factor x .25 x (.97 - EA).

The Monthly Adjustment Factor applied in the above calculations is l8% for June and 32% for July and August. If the EA during Super Peak in any month is less than or equal to 80%, then the EA during Partial Peak Hours is used as the EA for Super Peak Hours.

The Availability Adjustment for the Non-Summer Period is equal to the Availability Adjustment for Non-Summer On Peak Hours.

o Non-Summer On Peak Availability Adjustment Factor =
Annual Capacity Payments x .l8 x (.97 - EA).

The annual Availability Adjustment is not to exceed $24,000,000 in the first Agreement year, $l2,000,000 in the last Agreement year, and $l8,000,000 per year in all other Agreement years.

A Capacity Bonus is available to the Owner during the Summer Months if the Average Summer Super Peak Availability exceeds the Guaranteed Summer Super Peak Availability (97%) and the Average Summer Partial Peak Availability exceeds the Guaranteed Partial Peak Availability. Also, Summer Super Peak Availability during each Summer Month must be greater than 80%. The Capacity Bonus is divided by l2 and paid over a l2-month term beginning with September of each Agreement year. After the first Agreement year, maximum Capacity Bonus is $l25,000 per Unit.

Capacity Bonus = {$l25,000 x .75 x (.97-EA)/.03} + {$l25,000 x .25 x
(.97-EA)/.03}

Going forward, it is reasonable to believe that the Owner will be able to earn an availability bonus. The units should be able to satisfy the operational standards set forth in this Agreement.

Aquila pays a monthly $/MWh Energy Charge consisting of the sum of the Variable O&M cost and the product of the Fuel Charge and Heat Rate.

o     Energy Charge = Variable O&M + ( Fuel Charge x Heat Rate/l000)


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Variable O&M is $l.00/MWh and is adjusted annually using the GDP-Implicit Price
Deflator. The Fuel Charge is based on the index published in Gas Daily - Midpoint, Chicago-lDC's, large End Users plus an adder. If Aquila does not alter its Day Ahead Schedule, the Fuel Charge is equal to the index plus $.l0/MMBtu. If Aquila makes a change to the Day Ahead Schedule for Summer On Peak Hours or for September On Peak Hours, a charge of $.l5/MMBtu is added to the fuel index. If a change is made to the Day Ahead Schedule for Non-Summer and Summer Off Peak Hours, a surcharge is applied to cover the costs of gas purchase adjustments. The energy charge is tied to a fuel index, which prevents fuel price risk.

The heat rate is determined monthly based upon the measured volume of fuel and energy for Aquila Units 5 through 8. The Owner has guaranteed Aquila that this heat rate will not exceed l0,787 mmBtu/Mw at base load and with allowance for GE degradation ("Guaranteed Heat Rate") and is verified by periodic testing. If the results of periodic heat rate testing indicate the Units 5 through 8 fail to meet the Guaranteed Heat Rate as a composite average, an adjustment is provided to Aquila by the ratio of the Guaranteed Heat Rate/ tested Net Heat Rate in calculating the monthly Energy Charge. The Company is allowed to accrue heat rate credits when the tested heat rate surpasses a Threshold Heat Rate (l0,759 Btu/KWh) for use to offset occurrences when the heat rate exceeds the Guaranteed Heat Rate (l0,787 Btu/KWh).

A start up charge of $2,500 per event adjusted annually by GPD-IPD is paid to the Owner.

Aquila may dispatch the delivery of electric energy at a rate from 60% to l00% of Net Dependable Capacity (but no less than 90 MW. The Owner has sole discretion to decide which units are operated to meet dispatch requirements or whether to use substitute electric energy. Incremental energy may be made available through Limited over-firing of the units up to five MW per unit over Net Dependable Capacity. Aquila may dispatch the incremental energy up to 250 hours per year when the Owner is not using it to offset a forced derating. The Owner is not required to comply with dispatch orders during maintenance outages, compressor washes, or Force Majeure events.

Maximum permitted running time per unit is 2,500 hours per year, except for the first contract year, which allows 90% of maximum running time and the final contract year, which permits 92% of maximum running time. To the extent that the permitted running time is less than 2,500 hours per year, the Owner is to deliver replacement power to meet Agreement requirements. Minimum time required to start up one unit is 22 minutes. Under simultaneous dispatch, two or three units are to be started within 37 minutes, and four units within 52 minutes. The ramp rate for each unit from synchronization to minimum load is l2.5 MW/minute with a minimum time period of seven minutes. Ramp rate from minimum load to maximum load is l3 MW/minute with a minimum time requirement of 4.6 minutes. Ramp down rate from all load levels is ll.5 MW /minute.

Not later than 0900 each day, Aquila is to provide the Owner its dispatch Schedule for each hour of the following day. During Summer On Peak Hours, Aquila may alter its Day Ahead Dispatch Schedule, but must notify the Company a minimum of one hour and 25 minutes prior to requested dispatch time for up to two units. If more than two units are to be dispatched, a minimum notification period of one hour and 35 minutes is required. During September, the


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Day Ahead Schedule may be changed until five hours prior to Scheduled dispatch.
During Non-Summer Periods and Summer Off Peak Hours, changes to the Day Ahead Schedule by Aquila are subject to a surcharge by the Owner.

The Owner is to inform Aquila by noon each day of the estimated capacity including deratings that will be available for the following three days. The Owner estimates are not binding and may be changed.

A four hour minimum run time per start and two hour minimum off-time between start ups is required, however, Aquila is allowed to dispatch each unit for a minimum run time of two hours up to ten times each year.

Using the difference between the sum of each unit's revenue meter and the interconnected utility revenue meter, the facility parasitic load is determined. This non-billable generation is then prorated among the operating units.

Upon the occurrence and during the continuance of an Event of Default by the Owner or Aquila, the non-defaulting party may at its discretion terminate the Agreement upon thirty days written notice or in the case of bankruptcy, five days notice. If Aquila defaults, the Owner has the right to sell capacity and energy to third parties. If the units have chronically poor availability of less than 80% for three summers or 70% for two summers, Aquila may terminate the Agreement.

3.9 CINERGY FUEl SUPPlY AND MANAGEMENT AGREEMENT

The Owner and Cinergy Marketing and Trading LLC entered into a Fuel Supply and Management Agreement (Agreement) dated as of May l, 200l. The Agreement specifies requirements for Cinergy as Fuel Manager to procure, Schedule and deliver to Northern Illinois Gas Company (Nicor) and or Peoples Gas, volumes of natural gas sufficient to meet the Owner's requirements. The term of the Agreement is from May l, 200l to April 30, 2002. A separate agreement between the Owner and Nicor (described in Section 4.2.5) provides gas transportation and balancing for the gas supplied by Cinergy under this Agreement. Cinergy is responsible for management and administration of the Nicor Transportation and Balancing Agreement (Nicor Agreement). Any changes to the Nicor Agreement by the Owner must be approved by Cinergy.

Cinergy is to be the sole supplier of gas to the Owner during the term of this Agreement. Gas must be supplied from the following sources:

l. Northern Border Pipeline Company (NBPl), Alliance Pipeline Company (APl), or Natural Gas Pipeline Company of America (NGPl) interstate pipelines.
2.    Inventory in storage under the Nicor Agreement.
3. Purchase from Nicor as Requested Authorized Use or Unauthorized Use Volumes under the Nicor Agreement.

The Maximum Daily Quantity (MDQ) of gas that Cinergy is obligated to sell and deliver to the Owner during the Summer Months is 362,400 MMBtu/d; of which 24l,600 MMBtu/d is firm and l20,800 MMBtu/d is non-firm. Firm MDQ during Non-Summer Months is the lesser of


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2l3,300 MMBtu/d or 88,875 MMBtu/d plus Cinergy's nominated volumes plus any
Requested Authorized Use Volumes. The non-firm MDQ during the Non-Summer Months is Cinergy's obligation to provide quantities up to 426,600 MMBtu/d. At the request of the Owner, Cinergy is obligated to make reasonable efforts to supply gas in excess of the firm MDQ, but not to exceed the MDQ. The Nicor Agreement provides firm transportation of 24l,600 MMBtu/d during the Summer Months and 284,400 MMBtu/d during the Non-Summer Months. These quantities provide sufficient gas for l6 hours/d of operation for all nine units.

The Maximum Hourly Quantity of gas that Cinergy is to supply to the Owner during the Summer Months is l5,l00 MMBtu/hour and during Non-Summer Months is l7,775 MMBtu/hour. These quantities meet maximum demand requirements for all units. Gas is metered and measured by Nicor Gas at its meters located at the Delivery Point.

The Owner is to make available to Cinergy, a gas balance storage amount of 725,000 MMBtu. This storage provides a source of fuel to allow operation of the facility if gas is not available from other sources and to accommodate daily fluctuations between forecasted and actual burn. The total storage inventory allows all nine units at the facility to operate for approximately 50 hours. Storage inventory used by Cinergy is to be replenished and returned to the Owner upon expiration of this Agreement.

The Nicor Agreement allows the Owner (and Cinergy as its agent) to inject or withdraw from storage up to l8l,200 MMBtu/d during the Summer Months and up to 88,875 MMBtu/d during the Non-Summer Months on a firm (non-interruptible) basis. These quantities allow all units to operate for l2 hours during the Summer
Months and   hours during the Non-Summer Months. Gas for injection or withdrawal from storage that exceed the firm amounts are interruptible and subject to additional fees as discussed in the Nicor Agreement description.

Cinergy receives $65,000 per month for each of the Summer Months and $l0,000 per month for each Non-Summer Month as compensation under the Agreement. Also, for any Non-Special Day, Cinergy receives the Gas Daily Average Price plus $.04/MMBtu for gas supplied. For Special Days, the Company pays Cinergy at a negotiated price for all gas ordered. A Special Day is defined as a day on which:

l.    Nicor declares a Critical Day under the Nicor Agreement.
2. Nicor forecasts an effective degree day greater than or equal to 60 effective degree days.
3.    Storage withdrawal or transportation service has been curtailed by Nicor
4.    Nicor has declared a force majeure.

In addition, the Owner is required to pay Cinergy $0.05/MMBtu/d for the Forecast Variance (difference between the forecast burn and actual consumption) up to 24l,600 MMBtu/d for each day during the Summer Months and up to a 67,400 MMBtu/d variance during the Non-Summer Months.

Although the Owner is responsible for paying all charges to Nicor under the Nicor Agreement, certain charges under that agreement are reimbursable to the Owner by Cinergy.


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l.    Forecast variance Charges attributable to the portion of the variance up to 24l,600 MMBtu/d in the Summer Months and 67,400 MMBtu/d in the Non-Summer Months.
2. Delivery Variance Charges except to the extent attributable to volumes in excess of the firm MDQ.
3. Storage Inventory Overrun Charges or Excess Storage Charges assessed for daily storage quantity above 95l,500 MMBtu.
4.    Charges for Requested Authorized Use and Unauthorized Use.

These charges are collectively referred to as the Fuel manager's T and B Charges and may be applied by the Owner as a credit to Cinergy's invoices.

Cinergy may offer to sell power to the Owner from time to time so that the Company can forgo running the facility and receiving gas. The Owner has no obligation to accept these offers and acceptance is subject to the consent of the Owner's customers.

The Owner has the right to suspend or terminate this Agreement if Cinergy's performance results in written notice from Nicor Gas that service will be terminated under the Nicor Agreement and Cinergy does not correct the conditions that led to the cancellation notice.

The quantity of fuel to be supplied and delivered pursuant to this Agreement should be sufficient to support the operation of the units at the anticipated dispatch levels. With respect to the forecast variance charges and storage inventory overrun charges to be paid by the Owner under this Agreement, the amount to be paid is largely dependent upon the Owner's ability to anticipate Unit dispatch. The amounts to be paid, if any, are also dependent upon Cinergy's ability to manage fuel supply and transportation on behalf of the Owner.

3.l0 GAS TRANSPORTATION AND BAlANCING AGREEMENT

The Company and Northern Illinois Gas Company (Nicor) entered into a Gas Transportation and Balancing Agreement (Agreement) dated as of May l, 200l. The Agreement specifies requirements and fees for delivery and storage of interstate gas supplies by Nicor. The term of the Agreement is divided into two phases. Phase I, which applies to Units l through 4 is from May l, 200l through September 30, 2004. Phase II, which applies to Units 5 through 9 is from May l, 200l through March 3l, 2006. Three options for extension of the Agreement are available. Phase I Primary Term Extension provides for an l8 month extension for Units l through 4 ending March 3l, 2006. Phase II Term Extension extends the term for Units 5 through 9 for five years from April l, 2006 through March 3l, 20ll. Phase I and Phase II Term Extension extends the term for all nine units from April l, 2006 through March 3l, 20ll. Extensions of the Agreement provide for an increase in initial demand charges of 30 percent.

While Nicor is responsible for transportation and balancing gas requirements for the facility, actual transportation is through Peoples Gas light and Coke Company's (PGl) 24" main pipeline. The PGl pipeline interconnects with Northern Border Pipeline Company (NBPl) and Alliance Pipeline Company (APl) lines. The PGl pipeline is also connected to PGl's Mahomet Pipeline, which receives and delivers gas to PGl's underground cavern storage facilities at Manlove Field in downstate Illinois. Nicor has contracted with Peoples for service to support


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                                                        CONTRACTS AND AGREEMENTS
================================================================================

transportation and balancing services to Elwood on substantially the same terms and conditions of the Elwood-Nicor contract.

Although this Agreement is between the Owner and Nicor, under the Fuel Supply and Management Agreement between the Owner and Cinergy, Cinergy is responsible for day-to-day management of this Agreement. This Agreement uses units expressed as therms while the Cinergy Fuel Management Agreement uses units expressed as MMBtu. Since the two agreements are so closely related, they are easier to understand by using the same units for both. For ease of comparison, the units used in the description of this Agreement have been converted from therms to MMBtu using the conversion factor of one MMBtu equal to ten therms.

The Owner has the right to firm transportation service within the Minimum-Maximum Daily Nomination (MMDN) available, not to exceed the Maximum Daily Contract Quantity (MDCQ). Nicor determines MMDN by providing to Cinergy the daily maximum and minimum amount of gas Cinergy may nominate in response to Cinergy's requested Day Ahead requirements. MDCQ is the maximum daily amount of gas that Nicor is required to transport to the Owner. MDCQ during the summer months is 24l,600 MMBtu/d and in Non-Summer months is 284,400 Btu/d. Maximum Hourly Quantity (MHQ) is Limited to l5,l00 MMBtu/hour in Summer Months and l7,775 MMBtu/hour in the Non-Summer Months.

Nicor provides gas storage up to a Maximum Balancing Service Account Balance
(MBAB) of 725,000 MMBtu. Balances exceeding this Limit are subject to charges as described below. During the Summer Months, the Maximum Firm Balancing Quantity Summer (MFBQS) is Limited to l8l,200 MMBtu/d and quantities in excess of this amount are interruptible. During the Non-Summer Months, a Maximum Firm Balancing Quantity Non-Summer (MFBQnS) of 88,750 MMBtu is allowed and gas exceeding this amount is interruptible. During Non-Summer Months when forecasted Effective Degree Days are 60 or above and days declared as Critical Days (operational problems) by Nicor or PGl, withdrawal from storage may be further curtailed and deliveries may be Limited to daily or hourly firm city-gate volumes.

There are a number of charges applicable to the transportation and balancing services provided under the Agreement. A Reservation Charge of $0.45/MMBtu for (24l,600 MMBtu/d) of MDCQ is paid to Nicor for each Summer Month. Nicor also receives payment of a Volumetric Charge at the rate of $0.037/MMBtu for gas delivered during the Summer Months and $0.092/MMBtu for Non-Summer Month delivery. A Balancing and Storage Service Reservation Charge is assessed for each Summer Month at the rate of $3.35/MMBtu of MFBQS (l8l,200 MMBtu/d).

A Delivery Variance Charge is assessed to the Owner at the rate of $0.50/MMBtu each day that the Delivery Variance is greater than or equal to 5,000 MMBtu/d on non-Critical days and non-Operational Flow Order days. Delivery variance is the quantity of gas delivered to Nicor that is greater than the maximum or less than the minimum quantity defined by Nicor for MMDN. This charge is waived if the first six Delivery Variances are less than 60,000 MMBtu in a Contract Year. If the 60,000 MMBtu threshold is exceeded, all prior and subsequent Delivery Variances are assessed. On Critical Days and Operational Flow Order Days, the Delivery Variance applies to all quantities of gas different from the MMDN.


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The Forecast Variance is the difference between Cinergy's projected Day Ahead burn forecast as reported to Nicor and the amount of gas actually delivered. A Forecast Variance Charge is applied to any Forecast Variance, which exceeds the greater of 20,000 MMBtu/d or a quantity equal to plus or minus 20 percent of Cinergy's daily Forecast Burn. Charges are assessed daily according to the following:

Summer Months

20,000 MMBtu < variance <= l20,800 MMBtu               $0.05/MMBtu
l20,800 MMBtu < variance <= l8l,200 MMBtu              $0.l0/MMBtu
l8l,200 MMBtu < variance <= 24l,600 MMBtu              $0.48/MMBtu
24l,600 MMBtu < variance                 (non-firm)    negotiable

Non-Summer Months

20,000 MMBtu < variance <= 47,400 MMBtu                $0.05/MMBtu
47,400 MMBtu < variance <= 88,875 MMBtu                $0.55/MMBtu
88,875 MMBtu < variance <= ll8,000 MMBtu (non-firm)    $0.55/MMBtu
ll8,000 MMBtu < variance                 (non-firm)    negotiable

A Storage Inventory Overrun Charge is paid to Nicor at the rate of $0.50/MMBtu for each occurrence where the highest daily quantity in storage is in excess of 725,000 MMBtu but less than 95l,500 MMBtu. An Excess Storage Charge is applied monthly at the rate of $l.00/MMBtu for each occurrence where the highest daily quantity in storage exceeds 95l,500 MMBtu. The Excess Storage Charge is also assessed daily when balancing and storage service on any Summer Month day is greater than 24l,600 MMBtu/d and less than 302,000 MMBtu/d and on any Non-Summer Month Day when balancing and storage service exceeds ll8,000 MMBtu/d but is less than l47,500 MMBtu/d.

The Owner pays Upstream Transportation Charges, which are in effect passed on to PGl through the Transportation and Balancing Service Agreement between Nicor and PGl. The Upstream Transportation Charges consist of two components. A Reservation Charge is payable to Nicor for each Summer Month at the rate of $0.737/MMBtu of MDCQ (24l,600 MMBtu/d). Also, a Volumetric Charge is included for each month at the rate of $0.044/MMBtu on all gas delivered by Nicor.

The Owner and Nicor may agree to negotiate authorized overrun levels of daily balancing and storage service for injection or withdrawal of gas and/or Forecast Variance Charges; or for purchase of Nicor owned gas. An agreement prior to use for these services constitutes Requested Authorized Use. Requested Authorized Use of Nicor's gas supplies when approved is charged at the higher of Nicor's gas cost or market price plus $0.20/MMBtu. Use of Nicor's gas supplies without requested authorization and approval is considered Unauthorized Use and is charged at the Requested Authorized Use Charge plus $60.00/MMBtu.

The minimum monthly bill for each Summer Month is the sum of the Reservation Charge, the Balancing, and Storage Reservation Charge, and the Reservation Charge component of the Upstream Transportation Charge and totals $4.35 million. Phase I and II contract extensions result in a pro-rata increase in monthly and annual minimum payments.


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Nicor is obligated to rebate 25 percent of annual charges billed to the Owner, which exceed $5.75 million and 50 percent of annual charges, which exceed $6.75 million. Applicable charges exclude Storage Inventory Overrun, Excess Storage, Delivery Variance, Requested Authorized Use, Unauthorized Use, Buy-Out-Amounts, incremental GPA/OPA charges and taxes.

The Owner may terminate the Agreement beginning September 30, 2002 and at the end of each successive Summer Month period upon giving one year prior written notice to Nicor and paying the following lump sum amounts:

Anniversary                Buy-Out-Amount
-----------                --------------

September 30, 2002         $4,112,000
September 30, 2003         $2,789,000
September 30, 2004         $1,420,000

The Agreement is transferable by either the Owner or Nicor without consent of the other party.

The quantity of fuel to be supplied and delivered pursuant to this Agreement should be sufficient to support the operation of the units at the anticipated dispatch levels. With respect to the forecast variance charges and storage inventory overrun charges to be paid by the Owner under this Agreement, the amount to be paid is largely dependent upon the Owner's ability to anticipate Unit dispatch. The amounts to be paid, if any, are also dependent upon Cinergy's ability to manage fuel supply and transportation on behalf of the Owner.

3.11 INTERCONNECTION AGREEMENT

Three separate Interconnection Agreements (Agreements) were entered into between the Company and Commonwealth Edison company (ComEd) for the interconnection of the Elwood Facility to ComEd's 345 kv transmission system. Separate Agreements were used to reflect the different completion dates of the generating units. The first Agreement was dated as of April 23, 1999 and provides interconnection for Units 1 through 4. The other two Agreements were dated as of January 4, 2001 and provide interconnection for Units 5 and 6, and Units 7 -9 respectively. Terms of the Agreements continue until cancellation. As provided for in the Agreements, after construction of the switchyard facilities by the Company, ownership of the equipment and property including easements have been conveyed to ComEd by the Company in accordance with FERC regulations.

The interconnection point is at the TSS-900 switchyard located on the northeast corner of Patterson and Noel Road. In order to increase reliability, the 345 kv interconnection is divided into two systems at the switchyard. Units 1 through 4 are connected to a bus designated as the "Red" system and Units 5 through 9 are connected to a bus labeled the "Blue" system. Each system operates on separate 345 kv lines. To further enhance reliability, the systems are can be cross connected to allow any of the units to connect to either system.

The Interconnection Agreements appear to have been properly executed and the switchyard is currently operating successfully. Proper operation and maintenance of the facilities should ensure reliable power delivery.


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3.12 OPERATION AND MAINTENANCE AGREEMENTS

The Project is operated by Dominion Elwood Services Company, Inc. (Operator) under the terms of three Operation and Maintenance Agreements. The Agreements are reasonable for three to five-year periods, if such is mutually agreeable.

The Operator provides all of the services , goods, and materials necessary to operate and maintain the Project in a clean, safe, efficient and environmentally acceptable manner in compliance with all applicable agreements, licenses, permits and regulations and in accordance with Prudent Utility Practice. The costs of all major maintenance of the combustion turbines and electrical generators are the responsibility of the Owner.

The scope of services includes development of the following programs, standards and procedures: Administrative Program, Communications Program, Facility Management Standards, Operating Procedures, Maintenance Program, Materials Management Program, Diagnostic Testing Program. Problem Assessment Program and Safety Program. The Operator is also responsible for preparing an Annual Facility Operating Plan, Annual Budget, and a Five Year Budget.

As compensation to the Operator, the Owner pays an annual operating fee of $650,000 and in addition, reimburses the Operator for all Reimbursable Costs. Reimbursable Costs are defined in Appendix B to the Agreements, but are essentially all of the costs of operating and maintaining the Project, such as labor, parts, materials, insurance, etc. For the second year of the Agreement and all subsequent years, the annual operating fee is adjusted using the Gross Domestic Product Implicit Price Deflator Index published each quarter by the U.S. Department of Commerce.

The terms and conditions of these Agreements are similar to other cost plus O&M arrangements we have reviewed for other projects. This O&M Agreements do not include incentives for operation of the units at certain levels. However, given the relationship of the parties involved in the O&M Agreements and the Power Sales Agreements, it is reasonable to believe that the operator has appropriate incentives to meet or exceed the operational standards set forth in the Power Sales Agreements.

3.13 ADMINISTRATIVE SERVICES AGREEMENTS

An Administrative Services Agreement was executed on December 27, 2000 between Dominion Elwood Services Company, Inc. (Dominion), and Elwood II Holdings, LLC (Holdings II). A second Administrative Services Agreement was also executed on December 27, 2000 between Dominion Elwood Services Company, Inc. and Elwood III Holdings, LLC (Holdings III). These two agreements establish Dominion as the Administrative Agent to manage, operate, direct, and exercise control over the administrative affairs of the Elwood operating assets.

An annual fee of $1,000 is payable to Dominion as compensation under each Agreement for its services. Any direct expenses incurred by Dominion will be reimbursed within 30 days after receipt of invoices. The term of the Agreements commence on the execution date and continue until terminated by written notice from either party to the other.


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3.14 COMMON FACILITIES AGREEMENT

The Common Facilities Agreement was established on April 16, 1999 between Peoples Gas light and Coke Company (Peoples) and Elwood Energy LLC (Elwood). An Amendment No. 1 was executed on March 30, 2000 between Peoples Energy Resources Corporation (PERC) and Elwood Energy LLC. Together these two documents provide the conditions for Elwood to utilize existing facilities owned by Peoples to provide services for Units 1 through 4. A future amendment will be required to establish these same services for Units 5 through 9.

The following are the Facilities to be utilized and the services to be provided under the terms of this Agreement.

    o Service Water                                      o Janitorial Services
    o Fire Protection Water                              o Security Services
    o Storm Water Discharge                              o Snow Plowing Services
    o Blowdown Water Discharge                           o Landscaping
    o Office space, restrooms, showers, locker rooms,    o EPCRA Reporting
      warehousing and machine shop access                o Easements
    o Air Monitoring and Reporting                       o Generation and
                                                           Disposal of Waste

The term of the Agreement extends until December 31, 2028. A Payment SCHEDULE is included in the Appendices to compensate Peoples and PERC for these services and facilities. There are provisions established for adjusting the fees in accordance with the GDPIPD index.

The conditions set forth in the Agreement and amendments are reasonable and the Company should be able to benefit from the use of the existing facilities for a fair fee.

3.l5 SPARE PARTS AGREEMENT

At present, there is no spare parts agreement or long term service agreement for the Elwood Energy Project. However, Dominion will have a fleet of 47 of the GE 7F units by 2005. This should provide leverage for reducing O&M expenses, provide for economies in managing parts inventory, and facilitate the acquisition of parts in a timely manner. It is the intention of DELSCO that these benefits will be available to the partnership.


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                                   SECTION 4.0

                   PERFORMANCE GUARANTEES, COMPLETION TESTING,
                         OPERATION AND PROJECT SCHEDULE

4.1 PERFORMANCE GUARANTEES

The Performance Guarantees are established in the Exhibit C included with each EPC Agreement. The procedures for conducting the performance tests and the acceptance criteria are included in the Thermal Performance Test Procedure document included as Exhibit D to the EPC Agreement. Guarantees have been established for net power output, net heat rate, nitrogen oxides (NO(x)) emissions, carbon monoxide (CO) emissions and noise guarantees. The following Table 5-1 is a summary of the Performance Guarantees as they pertain to the individual combustion gas turbines.

                                    Table 4-1
                             Performance Guarantees

--------------------------------------------------------------------------------
                                                       Units 1 - 4   Units 5 - 9
--------------------------------------------------------------------------------
Net Output With Evaporative Cooler kW                     155,260      155,842
--------------------------------------------------------------------------------
Net Heat Rate (HHV) With Evaporative Btu/kWh              10,734       10,753
Cooler [1]
--------------------------------------------------------------------------------
NO(x) at 15% O(2) ppmvd                                     15            9
      Units 1 through 4 Load Range From 60%-100%
      Units 5 through 9 Load Range From 50%-100%
--------------------------------------------------------------------------------
CO (load Range From 50%-100%) ppmvd                         NA            9
--------------------------------------------------------------------------------
Near Field Sound Pressure Level dBA                        <= 85        <= 85
When measured 1 meter in the horizontal plane and at an
elevation of 1.5 meters from machine baseline with the
equipment operating at base load
--------------------------------------------------------------------------------
Far Field Sound Pressure Level dBA                         <= 66        <= 67
The Sound Pressure Level for Units 1 through 4, when measured no closer than 4000 feet from the site boundary with equipment operating at base load.

The Sound Pressure Level for Units 5 through 9, when
measured at a distance of 400 feet from the nearest
equipment and operating at base load. There is no far
field guarantee for Unit 9.
--------------------------------------------------------------------------------

1. The guaranteed heat rates are on an LHV basis and were multiplied by 1.109 to arrive at the HHV heat rates presented herein.


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The Performance Guarantees summarized in Table 4-1 above are established at the
Design Basis Conditions which are defined as:

--------------------------------------------------------------------------------
Elevation                                                  610 ft.
--------------------------------------------------------------------------------
Ambient Temperature                                        85(degree)F
--------------------------------------------------------------------------------
Ambient Relative Humidity                                  60%
--------------------------------------------------------------------------------
Inlet System Pressure Drop With
   Evaporative Cooler                                      4.0 in. H(2)O
--------------------------------------------------------------------------------
Exhaust System Pressure                                    5.5 in. H(2)O
--------------------------------------------------------------------------------
Natural Gas Fuel Heating Value (LHV) @ 80(degree)F
   (20540 Btu/lb for Units 1 through 4)                    20539 Btu/lb
--------------------------------------------------------------------------------
Combustion System Type                                     Dry low NO(x)
--------------------------------------------------------------------------------

4.2 COMPLETION TESTING

In order to obtain Provisional Acceptance, the EPC Agreements require the Contractor to successfully complete the Operational Capability Tests as described in Exhibit K of the EPC Agreements. The Operational Capability Tests include all of the tests required to substantiate the performance guarantees, except the noise level guarantees, and they include some additional tests to prove operational readiness capability. Units 1 through 4 passed all of the Operational Capability Tests. Commercial operation was declared for all four of these units in l999. Units 5- 9 have achieved Provisional Acceptance and have been declared Commercial Operating Units. The following discussions examine the results of the completion testing conducted to date.

CTG Performance Testing

Performance testing has been completed on all of the units and Stone & Webster has reviewed the test reports. The results of the tests are summarized in Table 4-2.

                                    Table 4-2
                            Performance Test Results

--------------------------------------------------------------------------------
              Capacity, kW   Capacity Margin    Heat Rate, Btu/kWh     Heat Rate
                                                     HHV [1]            Margin
--------------------------------------------------------------------------------
Unit 1           154,676          -0.38%             10,732             +0.02%
--------------------------------------------------------------------------------
Unit 2           155,510          +0.16%             10,636             +0.91%
--------------------------------------------------------------------------------
Unit 3           152,539          -1.75%             10,788             -0.51%
--------------------------------------------------------------------------------
Unit 4           152,200          -1.97%             10,747             -0.13%
--------------------------------------------------------------------------------
Unit 5           159,454          +2.32%             10,539             +2.03%
--------------------------------------------------------------------------------
Unit 6           158,034          +1.41%             10,591             +1.53%
--------------------------------------------------------------------------------
Unit 7           158,396          +1.64%             10,555             +1.84%
--------------------------------------------------------------------------------
Unit 8           157,624          +1.14%             10,612             +1.31%
--------------------------------------------------------------------------------
Unit 9           159,901          +2.60%             10,369             +3.70%
--------------------------------------------------------------------------------


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================================================================================

      l. The performance test heat rates were reported on an lHV basis and were multiplied by l.l09 to arrive at the HHV heat rates presented herein.

The testing results indicated that all of the units met their performance guarantees. On the average, the units met the guarantees for output and heat rate by margins of 0.6 and l.2 percent, respectively. The EPC Agreements allowed uncertainty test tolerances of 2.09 and l.94 percent for output and heat rate, respectively. Since all of the negative margins were within the test tolerances, all units met their contractual guarantees.

Units 5 through 9 demonstrated higher capacity and lower heat rates because they are a newer model of the GE 7FA gas turbine than the Units I through 4.

Emissions guarantee testing has been completed on all of the units, except for Units 6, 7 and 8. Due to the duplicity of equipment, a petition was submitted to the EPA and approved, requesting permission to use Unit 5's emission test as a surrogate for Unit 6 and Unit 9's test results as a surrogate for Units 7 and 8. Stone & Webster reviewed the results of the emissions testing for Units l through 4 conducted in l999 by Cubix Corporation. Stone & Webster also reviewed the results of the emission testing for Units 5 and 9 conducted in 200l by Cubix Corporation. The results for each Unit are summarized in the following Tables 5-3 through 5 through 8. The guarantee values and the EPA Limits have also been provided. All units achieved their respective emissions guarantees. Note that Units l through 4 were not required to meet a carbon monoxide emission guarantee; only Units 5 through 9 were required to meet this guarantee.

                                    Table 4-3
                                Unit l Emissions

--------------------------------------------------------------------------------
        Parameter            90       ll5      l35    l50 MW   Guarantee    EPA
                            Load     Load     Load     Base      Limit     Limit
                             MW       MW       MW      Load
--------------------------------------------------------------------------------
NO(x) (ppmvd @ l5% O(2))     7.52     6.32     7.95    l0.68      l5        l5
NO(x) (lb/MMBtu)            0.027    0.023   0.0294    0.039               0.06l
NO(x) (lb/hr)               32.33    3l.49     4.34    63.68               l08.0
NO(x) (tons/yr.)            24.25    23.62    33.25    47.76               72.7
--------------------------------------------------------------------------------

                                    Table 4-4
                                Unit 2 Emissions

--------------------------------------------------------------------------------
        Parameter            90       ll5      l35    l50 MW   Guarantee    EPA
                            Load     Load     Load     Base      Limit     Limit
                             MW       MW       MW      Load
--------------------------------------------------------------------------------
NO(x) (ppmvd @ l5% O(2))     5.27     5.02     6.62     8.94       l5       l5
    NO(x) (lb/MMBtu)        0.0l9    0.0l8    0.024    0.033               0.06l
     NO(x) (lb/hr)          22.59    24.29    36.06    5l.52               l08.0
    NO(x) (tons/yr.)        l6.94    l8.22    27.05    38.64                72.7
--------------------------------------------------------------------------------


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                                    Table 4-5
                                Unit 3 Emissions

--------------------------------------------------------------------------------
        Parameter            90       ll5      l35    l50 MW   Guarantee    EPA
                            Load     Load     Load     Base      Limit     Limit
                             MW       MW       MW      Load
--------------------------------------------------------------------------------
NO(x) (ppmvd @ l5% O(2))    9.26     6.4l     7.64    l2.l6        l5       l5
   NO(x) (lb/MMBtu)        0.034    0.023     0.03    0.044                0.06l
     NO(x) (lb/hr)         39.82    3l.l3    4l.77    70.60                l08.0
   NO(x) (tons/yr.)        29.86    23.34    3l.33    52.95                72.7
--------------------------------------------------------------------------------

                                    Table 4-6
                                Unit 4 Emissions

--------------------------------------------------------------------------------
        Parameter            90       ll5      l35    l50 MW   Guarantee    EPA
                            Load     Load     Load     Base      Limit     Limit
                             MW       MW       MW      Load
--------------------------------------------------------------------------------
NO(x) (ppmvd @ l5% O(2))    6.73     5.29     6.26     8.87       l5        l5
    NO(x) (lb/MMBtu)       0.025    0.0l9    0.023    0.032                0.06l
      NO(x) (lb/hr)        29.l4    25.24    33.75    5l.33                l08.0
    NO(x) (tons/yr.)       2l.86    l8.93    25.3l    38.50                 72.7
--------------------------------------------------------------------------------

                                    Table 4-7
                                Unit 5 Emissions

      -----------------------------------------------------------------
              Parameter            90 MW    150 MW    Guarantee   EPA
                                   Load      Base       Limit    Limit
                                             Load
      -----------------------------------------------------------------
      NO(x) (ppmvd @ 15% O(2))     6.29       6.99        9         0
         NO(x) (lb/MMBtu)         0.023      0.026                0.061
          NO(x) (lb/hr)           25.11      39.89                108.0
      -----------------------------------------------------------------
            CO (ppm)                0         0.1         9         --

      -----------------------------------------------------------------


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                                    Table 4-8
                                Unit 9 Emissions

      -----------------------------------------------------------------
              Parameter            90 MW    150 MW    Guarantee   EPA
                                   Load      Base       Limit    Limit
                                             Load
      -----------------------------------------------------------------
        NO(x) (ppmvd @ 15% O(2))    4.91      7.54        9        0
        NO(x) (lb/MMBtu)           0.018     0.027               0.061
        NO(x) (lb/hr)              19.79     43.00               108.0
      -----------------------------------------------------------------
        CO (ppm)                    0.3       0.1         9        --

      -----------------------------------------------------------------

Noise Testing

Units 1 through 4

Acoustic Associates, Ltd. Prepared a report on November 29, 1999 to present the results of a near field sound level test on Units 1 through 4. The test procedure was based on the "GE Gas Turbine Noise Assessment Protocol". Average sound level across 57 locations for each unit was 75-76 dBA. which is in compliance with the 85-dBA guarantee.

Units 5 through 9

Units 5 and 9 were tested by Acoustics Associates, Ltd. On June 12, 2001 and results reported on July 2, 2001. The average sound levels across 57 locations for each unit were 80 dBA and 77 dBA, meeting the guarantee point of 85 dBA. These units are representative of Units 6, 7 and 8, which will be tested for near field compliance in the near future. Far field sound measurements were collected by Acoustics Associates for Units 5 and 9 and the preliminary results indicate compliance with the State of Illinois Noise Regulations. Units 5 and 9 represent the two different types of noise abatement used on the units. Test results of these two units can be considered representative of the other units.

4.3 OPERATION

Stone & Webster reviewed the Year 1999 (July through December) and 2000 operating data for Units 1 through 4. The following Tables 5-12 and 5-13 summarize the operating data. The Project reports the forced outage adjustment factor (FOAF) separately for the summer and non-summer periods. The Year 1999 operating data indicates that the FOAF are higher relative to the Year 2000. Operation of the units in 1999 was limited; therefore, any outage would consume a relatively significant number of hours resulting in a higher FOAF. Also, it is common that in the initial commercial operations period that there are an increased number of outages. This is common in combustion turbine power plants. The Year 1999 operating data reflects these


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================================================================================

points. As the number of operating hours increased on the units, the forced outages and the duration of the forced outages decreased, which are the trends that we would expect.

                                    Table 4-9
                                Units 1 Through 4
                            Year 1999 Operating Data

        -----------------------------------------------------------------
                      Starts    Fired Hours     MW Hrs        FOAF (%)
                                                          (Summer Period)
        -----------------------------------------------------------------
        Unit 1          57          438         50,254          2.42
        -----------------------------------------------------------------
        Unit 2          52          433         51,514          8.64
        -----------------------------------------------------------------
        Unit 3          57          411         54,362          5.23
        -----------------------------------------------------------------
        Unit 4          62          485         59,416          8.60
        -----------------------------------------------------------------

                                  Table 4-10
                              Units I Through 4
                           Year 2000 Operating Data

        -----------------------------------------------------------------
                      Starts    Fired Hours     MW Hrs          FOAF
                                                          (Summer Period)
        -----------------------------------------------------------------
        Unit 1          81          575         83,760          1.01
        -----------------------------------------------------------------
        Unit 2          77          595         89,299          0.03
        -----------------------------------------------------------------
        Unit 3         115          794         119,986         0.00
        -----------------------------------------------------------------
        Unit 4         107          840         124,357         0.12
        -----------------------------------------------------------------

4.4 PROJECT SCHEDULE

There are no schedule issues with Units 1 through 4, since they have been complete for approximately two years. Units 5 through 9 have also all been completed in advance of the scheduled completion dates. As a result, there are no Schedule issues to examine.

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                                   SECTION 5.0

                                  PROJECT SITE

5.1 GENERAL SITE LOCATION, ACCESS AND CONDITIONS

The Project site is located near the Village of Elwood in Will County, Illinois, approximately 50 miles southwest of Chicago. The 195 acre site was initially developed in 1998 when the first four combustion turbines were constructed. The initial development consisted of Units 1 through 4, which entered commercial service in 1999 and the next phase of development for Units 5 through 9 will be completed in the summer of 2001. Elevation of the site is approximately 610 feet above mean sea level.

Interstate Highway No. 55 passes close to the site and good county roads link the interstate highway to the site. The nearest airport is in Joliet, a few miles to the north. Rail transportation is available for the site and arrangements have been made for unloading of equipment on a siding near the Elwood Site in Millsdale, Illinois. Natural gas may be procured from three separate suppliers and can be transported to the site by three existing pipelines.

5.2 SITE ASSESSMENT

Geotechnical and Foundation Conditions

The EPC Agreements for Units 1 through 9 require the Contractor to be responsible to determine subsurface conditions at the site using a program of field investigations, laboratory testing, and engineering analysis which defines critical geotechnical characteristics of the site. The Contractor was responsible for defining the parameters used in the design and proportioning of the foundation systems and providing appropriate foundations for the proposed power facilities.

The EPC Agreements for Units 1 through 9 also specify the same civil codes and standards, which are considered appropriate. All structures are to be designed and constructed in accordance with BOCA 1996, Building Officials and Code Administrators International, which specifies foundation design requirements for static and dynamic load conditions. Foundations are also required to be designed to satisfy any load or performance requirements designated by equipment suppliers.

The foundations for Units 1 through 9, other structures, and support facilities are considered to be designed and constructed per the requirements of the EPC Agreements and are, therefore, acceptable.


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Environmental Site Assessment

The Woodward-Clyde International-Americas (Woodward-Clyde) office in Chicago prepared an Environmental Investigation Report, dated August 3, 1998, for the Peoples Gas light and Coke Company. The power plant area is located in an industrial area and adjacent to a spray irrigation area that is used to dispose of treated storm water. The site also was used in the past for agriculture and may also include pesticides/herbicides from farming activities. On this basis, soil and groundwater sampling and laboratory testing was conducted to determine whether site contamination exists which might affect site development.

The objectives of the Woodward-Clyde Report were to establish an environmental baseline for soil and ground water; and also to determine the potential for adverse health impacts for workers.

The Conclusions presented in this report indicate that:

l. Arsenic was present, and exceeded the Tier 1 remediation objective for ingestion but did not exceed the Tier 1 remediation objective for direct worker contact. The detected levels are within typical background ranges for metropolitan areas in Illinois and, therefore, are not a concern.

2. Benzene was detected in a subsurface soil sample slightly above the lowest Tier 1 remediation objective for migration to groundwater pathway, but was below the Tier 1 remediation objective for direct worker contact. The benzene is not expected to be of concern since it was detected at a relatively low concentration level and was not detected in a nearby groundwater monitoring well.

3. Dieldrin was detected in a subsurface soil sample slightly above the lowest Tier 1 remediation objective for the migration to groundwater, but is below the Tier 1 remediation objective for direct worker contact. Dieldrin is not expected to be of concern since it was detected at a relatively low concentration and at a shallow depth.

4. No environmental concerns related to possible releases from the adjacent spray irrigation or groundwater in the vicinity of the spray irrigation field were identified.

5. No environmental concerns related to possible releases from the adjacent Praxair-Linde property were identified.

The report concludes that even though arsenic, benzene, and Dieldrin were detected in site soils, the concentrations of these constituents do not exceed Tier I remediation objectives for direct contact for construction workers and thus do not posed a health and safety concern for future construction activities.

Ambient Noise

The EPC Agreements establish the noise guarantee requirements, which must be met by the Contractor. The requirements consist of a near field noise guarantee and a far field noise guarantee. The near field noise guarantee is typical of guarantee requirements used in the utility industry for operating equipment and requires that the sound pressure level not exceed 85 dBA, when measured 1 meter in the horizontal plane and at an elevation of 1.5 meters from machine baseline with the equipment operating at base load. Units 1 through 4, 5 and 9 have been tested


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for near field noise and are in compliance with the guarantee requirements.
Units 6 through 8 are expected to be tested in the near future and due to their similarity to Unit 5, should meet the guarantees.

The far field noise guarantee is specified differently for the first four units than for the last five units. Units 1 through 4 have a limit of 66 dBA, when measured no closer than 4000 feet from the site boundary. Units 5 through 8 have a limit of 67 dBA, when measured at a distance of 400 feet from the nearest equipment and operating at base load. Unit 9 does not have a far field guarantee, although the unit was tested by the owner after installation. The State of Illinois has established Noise Regulations, which impose daytime, and nighttime sound level limits on properties adjoining noise generating facilities.(3)

Units 5 and 9 have been tested for far field noise and preliminary results indicate compliance with the Illinois Noise Regulations. These units are representative of the other units at the Facility and their compliance can be considered as acceptable for all units.

----------
3     Illinois State Environmental Regulations-Title 35, Subtitle H: Noise


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                                   SECTION 6.0

                     PERMITS, APPROVALS, AND CERTIFICATIONS

The legal and regulatory requirements have been identified for the Project. Since the combustion gas turbines and the auxiliary equipment have been constructed and all of the machines have entered commercial service, the permits, approvals and certifications have been obtained. The following Table 7-1 is a summary of the permits, approvals and certifications that have been obtained.

                                    Table 6-1
                Status of Permits, Approvals, and Certifications

============================================================================================================
                                                                                                   Date of
  Issuing Agency                  Type of Approval Permit                        Status           Approval
============================================================================================================
                                             Federal
============================================================================================================
Federal Energy          Certification of Exempt Wholesale Generator          Complete for
Regulatory              Status -- With Market Based Rates. Needed to           Units 1-4           3/5/99
Commission (FERC)       make sales of electricity at wholesale from          Units 5 and 6         2/1/01
                        the facility.                                           Units 7            2/5/01
                                                                               through 9
============================================================================================================
                                      State of Illinois
============================================================================================================
Illinois                PSD -- Air Permit to Construct                         Complete
Environmental           required for a major new source of emissions           Units 1-4           12/21/98
Protection Agency                                                            Units 5 and 6         10/17/00
(IEPA)                                                                          Units 7            10/17/00
                                                                               through 9

                        Air Quality -- Title V Operating                         Complete
                        Permit (PSD) for pollutant emitting                      Unit 1-4          12/27/99
                        facility                                                 (Units 5
                                                                              through 9 after
                                                                                operation)

                        Acid Rain Permit Phase II                                Complete         01/01/2000
                                                                                Units 1-14

                        NPDES Permit for industrial facilities                   Complete
                        for discharge NPDES for Units 1-9                        Units 1-4         11/19/98
                        under Peoples Gas                                        Units 5           05/17/01
                                                                                 through 9
============================================================================================================


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6.1 FEDERAL PERMITS

Federal Energy Regulators Commission (FERC)

The Energy Policy Act of 1992 provides for creation and certification of Exempt Wholesale Generators (EWGs), which are entities authorized for and engaged exclusively in the generation and sale of electric energy at wholesale. EWGs are exempt from provisions of the Public Utility Holding Company Act (PUHCA) of 1935 and may apply to FERC for an order requiring access to transmission lines. The Certification of Exempt Wholesale Generator Status was approved for Units 1 through 4 on March 5, 1999, Units 5 and 6 on February 1, 2001, and Units 7 through 9 on February 5, 2001. The Approval of Rates for wholesale sales of electricity under the Federal Power Act was also approved for Units 1 through 4 on February 31, 1999.

Federal Aviation Administration (FAA)

The FAA requires notification of construction of any structure in excess of 200 feet above ground level. No transmission lines, stacks or cranes are anticipated being higher than 199 feet. Notification of construction to the FAA is not required.

6.2 STATE PERMITS

Illinois Environmental Protection Agency (IEPA)

Pursuant to the Clean Air Act of 1970 and its amendments, IEPA has adopted the Federal standards for criteria pollutants and the promulgated standards for additional pollutants. The US Environmental Protection Agency (EPA) has delegated the responsibility for administering the Acid Rain and Prevention of Secondary Determination (PSD) programs to the IEPA.

The nine simple cycle units must meet requirements of the EPA's Acid Rain Program since they are larger than 25 MW. The Elwood peaking generation facility must also undergo PSD permitting in accordance with 4OCFR52.21. The Clean Air Permit Program (CAAPP) for Units 1 through 4 received a completeness determination from the IEPA on December 27, 1999, which allows Units 1 through 4 to operate in compliance with CAAPP (Title V) permit requirements. An application for the CAAPP operating permit is to be submitted to Illinois EPA within 180 days following initial startup of Units 5 through 9 in order to allow for equipment shakedown and emissions testing. The submittal of a complete permit application will satisfy the CAAPP permit requirements.

The Construction Permit PSD for the Units 5 and 6 and 7 through 9 were each approved on January 27, 2000. The IEPA has determined that the Elwood Energy Project will comply with applicable state and federal emission standards and will utilize Best Available Control Technology (BACT) for emissions of NO(x), CO, SO(2), VOM, and PM. The Elwood Energy Project must demonstrate compliance with specified emissions limits as listed in Table 6-2.


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                                    Table 6-2

                       Annual Project Emissions (tons/yr.)

           --------------------------------------------------------
                         Pollutant              Limit (Total)
           --------------------------------------------------------
           NO(x)
           Units 1-4                                292.64
           Units 5 and 6                            217.9
           Units 7 through 9                        326.9
           CO
           Units 1-4                                146.74
           Units 5 and 6                             60.1
           Units 7 through 9                         90.2
           PM/PM(10)
           Units 1-4                                 54.36
           Units 5 and 6                             57.7
           Units 7 through 9                         86.6
           VOM
           Units 1-4                                  4.03
           Units 5 and 6                              7.57
           Units 7 through 9                         11.35
           SO(2)
           Units 1-4                                  3.32
           Units 5 and 6                              3.58
           Units 7 through 9                          5.4
           --------------------------------------------------------

1.    Includes fuel gas heaters.
2. The annual limits are based on Units 1 through 4 operating no more than 1,500 hours per calendar year and Units 5 through 9 operating no more than 3,200 hours per calendar year.
3. Combustion turbines (CT) will be dry low NO(x) combustors and fuel gas heaters will be low NO(x) burners.

The CT units include the latest BACT. During the proposed simple cycle operation, the units will comply and emissions are anticipated to meet all IEPA and EPA emission requirements.

On November 19, 1998, the IEPA issued a NO NPDES Permit Modification Required for Units 1 through 4, using existing site Permit No. IL0046779, under the name of Peoples Gas pursuant to sections 2.3 and 2.4 of the Common Facilities Agreement with the Owner. On May 17, 2001, The IEPA issued a Final Permit No. IL 0074811, under the Owner's name which covers Units 5 through 9. It is anticipated that all of the requirements for the NPDES permits can be satisfied for operation of the Elwood Energy Project.

The EPC Contractor is responsible for obtaining the NPDES stormwater construction permit from the IEPA, for the Owner, for construction of Units 5 through 9.


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Other IEPA permits required for operation of Units 5 through 9 presently under construction will be applied for at the appropriate time. These permits are considered routine and no problems are anticipated in obtaining the remainder of the permits required to operate these units.

6.3 LOCAL PERMITS

No local permits, critical to start up or operation, are required for Units 1 through 9.


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                                   SECTION 7.0

                              PROJECT PARTICIPANTS

7.1 ELWOOD ENERGY LLC

Elwood Energy LLC is a Delaware limited liability company formed in 1998 to develop, construct, own and operate the Elwood Energy electric generating facility. Elwood Energy LLC is owned indirectly by Peoples Energy Resources Corp. and Dominion Energy, Inc.

7.2 PEOPLES ENERGY RESOURCES CORP

Peoples Energy Resources Corp. (PERC) is an Illinois corporation formed on January 26, 1996 as a wholly-owned subsidiary of Peoples Energy Corporation to engage in various unregulated business enterprises, including midstream fuel services and electric power generation. The midstream fuel services operation is structured to complement Peoples Energy Corporation's natural gas business.

The electric power generation business segment is operated by PERC Power, LLC, which is a Delaware Limited Liability Company formed on June 29, 1999, as a wholly owned subsidiary of PERC. Since its inception, PERC Power LLC has engaged in the development, construction, operation, and ownership of electric generation facilities for electricity sales to electric utilities and power marketers.

7.3 DOMINION ENERGY, INC.

Dominion Energy, Inc. is a wholly owned subsidiary of Dominion Resources, Inc. (Dominion). Dominion is a fully integrated gas and electric energy holding company headquartered in Richmond, Virginia. As of December 31, 2000, DRI had approximately $29.3 billion in assets. Dominion Energy has $4.4 billion in assets and operates generation facilities in West Virginia, Connecticut and Illinois.

7.4 AQUILA ENERGY MARKETING CORPORATION

Aquila Energy Marketing Corporation is a subsidiary of Aquila, Inc. (Aquila). Based in Kansas City, Aquila, partially owned by Utilicorp United, is one of the top wholesalers of electricity and natural gas in North America, owns and controls a diverse portfolio of merchant assets including power plants, gas storage, pipeline, and processing facilities, and other merchant infrastructure facilities. For the 12 months ended March 31, 2001, total revenues from Aquila's businesses were $33.2 billion. In 2000, Aquila was ranked as one of the nation's largest wholesalers of natural gas and power. Aquila's asset portfolio includes electric generation, natural gas storage, natural gas transportation, gathering pipelines and processing assets, coal terminals and handling facilities, and long-haul fiber. During 1999, Aquila marketed approximately 10.4 Bcf/d of natural gas, 236.5 thousand MWh's of power and 16.9 million tons of coal and related products


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worldwide. Aquila has approximately 4,500 MW of electric power generation capacity owned, controlled or under development.

Aquila is 80 percent owned by UtiliCorp United, a multinational energy company based in Kansas City with more than 4 million customers. Utilicorp operates in the United States, Canada, New Zealand and Australia. At March 31, 2001, UtiliCorp had 12-month revenues of $36.3 billion and total assets of $13.3 billion.

7.5 EXELON GENERATION

Exelon Generation is the largest competitive electric generation company in the United States, as measured by owned and controlled megawatts.

Exelon Generation owns generation assets in the Mid-Atlantic and Midwest regions with net capacity of 19,159 MW, including 13,949 MW of nuclear capacity. Exelon Generation also controls another 16,013 MW of capacity in the Midwest, Southeast and South Central regions through long-term power purchase agreements. Exelon Generation also has a 49.9% interest in Sithe Energies which owns and operates generation facilities and currently has 9,879 MW of capacity in operation, under construction or in advanced development. Exelon Generation also owns a 50% interest in AmerGen Energy Company, LLC, which owns three nuclear stations with a total generation capacity of 2,378 MW.

The Exelon Power Team division is a major wholesale marketer of energy, that uses Exelon's generation portfolio, transmission rights and expertise to provide generation to wholesale customers under long and short-term contracts.

ComEd Energy Delivery is a unit of Chicago-based Exelon Corporation, one of the nation's largest electric utilities. ComEd Energy Delivery provides service to more than 3.4 million customers across Northern Illinois, or 70 percent of the state's population.

7.6 ENGAGE ENERGY US, LP

Engage Energy was originally formed in 1997 as a joint venture of the Coastal Corporation of Houston, Texas and Westcoast Energy Inc. of Vancouver, Canada. Engage Energy offered a range of energy services, including natural gas marketing and trading, electricity trading and sales, energy management services, structured storage and transportation related services. The joint venture was terminated on September 25, 2000.

Following the termination, Westcoast Energy Inc. retained the right to use the Engage Energy US name and certain natural gas and electric power endeavors. Westcoast Energy Inc. has substituted Engage Energy America LLC as the contract party in the Power Sales Agreement with Elwood Energy LLC.


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7.7 NORTHERN ILLINOIS GAS COMPANY (NICOR GAS COMPANY)

Nicor Gas Company, a regulated natural gas distribution utility and a subsidiary of NICOR, Inc. (Nicor), provides service to a territory that encompasses most of the northern third of Illinois, excluding the city of Chicago. Nicor's revenues for the year ended December 31, 2000 were $2.3 billion. In addition to providing natural gas service to more than 5.7 million people living and working in 641 communities, Nicor Gas Company transports and stores natural gas for nearly 129,000 commercial, industrial and residential customers who purchase their own gas supplies. In 2000, residential customers accounted for 43 percent of natural gas deliveries, while commercial and industrial customers accounted for 25 percent and 32 percent, respectively. The company has approximately 2,200 employees and a 29,000-mile distribution system, which is connected to seven interstate pipelines, each originating in a major gas producing area in North America.

7.8 CINERGY CORP.

Based in Cincinnati, Ohio, Cinergy Corp. is one of the nation's leading diversified energy companies. Cinergy's net revenues were $8.4 billion for the year ended December 31, 2000 and had assets of $12 billion. Cinergy has a focused strategy intent on growing its energy merchant business. Cinergy owns, operates or has under development over 21,000 megawatts of generation. Cinergy has the eighth-largest electricity trading organization in the U.S. as well as physical and financial gas trading capabilities of 35 billion cubic feet per day. Cinergy has approximately 52,000 miles of electric and gas transmission lines in the U.S. and abroad. Cinergy owns regulated operations in Ohio, Indiana and Kentucky that server 1.5 million electric customers and about 500,000 gas customers.

7.9 DOMINION ELWOOD SERVICES COMPANY, INC

Dominion Elwood Services Company, Inc. is the wholly owned subsidiary of Dominion Energy Inc., which was formed to provide operation and maintenance services to Elwood Energy LLC. Operation and maintenance expertise is acquired through the Dominion Energy organization.


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                                   SECTION 8.0

                          PROJECT FINANCIAL ASSESSMENT

8.1 OVERVIEW

The Financial Projections (Projections) consist of pro forma cash flows for Elwood Energy LLC (Project) from October 2001 through June 2026. Stone & Webster has reviewed the assumptions, data, and the calculations necessary to support the cash flow projections of the cash flow available for debt service. Stone & Webster has verified that the underlying model assumptions are consistent with the expected performance and the commercial terms of the Project Agreements. Stone & Webster has compared the Projections to the Project Agreements, data provided to Stone & Webster, and power industry public information. Stone & Webster has not reviewed the tax and insurance assumptions, which were provided by the Owner and financing assumptions, which were provided by CSFB.

Lastly, Stone & Webster performed several sensitivities to determine the impact of certain variables on the DSCRs. The Projections for the sensitivity cases are included in Attachment 4 of this Report. The Projections are calculated in nominal dollars based on an assumed inflation rate of 3.0% per annum.

8.2 PRINCIPAL CONSIDERATIONS AND ASSUMPTIONS

In preparing this Report and the conclusions contained herein, Stone & Webster has made certain assumptions with respect to the conditions, which may exist, or events, which may occur in the future. While Stone & Webster believes these assumptions to be reasonable for the purpose of this Report, they are dependent on future events, and actual conditions may differ from those assumed. In addition, Stone & Webster has used and relied on information provided to us by sources that we believe to be reliable. Stone & Webster believes that the use of this information and assumptions is reasonable for the purposes of this Report. However, some assumptions may vary significantly due to unanticipated events and circumstances. To the extent that actual future conditions may differ from those assumed in this Report, or provided to us by others, the actual results will vary from those forecast. This Report summarizes our work up to the date of the Report and changes in conditions occurring or that became known after such date could affect the Projections.

The principal considerations and assumptions related to the Projections are listed below:

1. The electricity market forecasts for energy and capacity prices, Project dispatch, fuel prices, etc., were prepared by Pace using a market simulation model. Stone & Webster reviewed the technical inputs to the Pace model and found them to be reasonable. Stone & Webster did not independently verify the methodology used by Pace nor verify the accuracy of the forecasts.


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2.    Stone & Webster has made no determination as to the validity and enforceability of any contract, agreement, rule, or regulation as applicable to the Project and its operations. For the purposes of this Report, Stone & Webster has assumed that all contracts, agreements, rules, or regulations will be valid and fully enforceable in accordance with the terms and that all parties will comply with the provisions of their respective agreements.

3. Stone & Webster has reviewed the O&M expenses for the Project. We have assumed that the Project will operate and be maintained in accordance with the manufacturers' recommendations, O&M agreements, O&M and capital budgets, standard industry practice, and in a safe and environmentally responsible manner.

4. It is assumed that the fuel will be available in sufficient quantities and at the prices forecasted by Pace for the period covered in the Projections.

5. Fuel transportation, management, and balancing services will be provided by Northern Illinois Gas Company (NICOR) and Cinergy under their respective agreements and similar successor agreements. Stone & Webster assumes that the fuel management will not result in any significant costs for variances, etc. under those agreements.

6. Stone & Webster has assumed that all licenses, permits, and approvals required to operate the Project which have not been obtained will be obtained in a timely basis and any changes that may be required to any permits will not materially affect the design, operation, cost, or maintenance of the Project.

7. Stone & Webster has assumed that the Project will be able to purchase emission allowances, to the extent any are required, on an as needed basis to comply with the emission limits. We have assumed that emission offsets will be available for purchase at the prices forecasted in the Projections. Stone & Webster has not evaluated the feasibility or cost of Elwood implementing alternate strategies for complying with its emission limits.

8. Stone & Webster has not evaluated the non-operating expenses projected by the Project including property and sales taxes, insurance, and general and administrative expenses.

8.3 OPERATING ASSUMPTIONS

Stone & Webster evaluated the operating assumptions associated with the Project. The Projections are based on a 1,409 MW net peaking capacity operating at an average capacity factor of approximately eleven percent over the 26 year horizon. In 2001, Elwood is assumed to have a summer heat rate of approximately 10,600 Btu/kWh. The average heat rate for the entire forecast period is 11,170 Btu/kWh HHV, which reflects degradation and partial load operation. This is conservative compared to Pace, which, consistent with its forecast methodology, assumes Elwood and all competing peaking units will operate at 10,600 Btu/kWh during the summer with no degradation. Stone & Webster believes that the operating assumptions underlying the Projections are reasonable and achievable.

Power Plant Availability

Power Plant availability is a function of many variables, including design and construction quality, operation and maintenance practices and fuel quality. The Projections and the


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underlying Pace market study are based on a forced outage rate of 2.5 percent and two weeks for maintenance, which allows ample time for maintenance and an allowance for forced outages. The Pace analysis assumed the same availability for the competing peaking units in its model.

Capacity Factor

The Project capacity factor is based on Pace's economic dispatch of the Project within the context of its MAIN market study. Stone & Webster did not independently verify the methodology that Pace used to develop the capacity factor nor verify the accuracy of the forecast. Pace projected for the Projections that the Project will have an average capacity factor of approximately eleven percent.

Capacity

The Projections are based on the net Project capacity operating at site conditions, with monthly adjustments for ambient conditions and degradation. The capacity forecasts in the Projections are based on each unit's performance test results, excluding the test tolerances. Those test results were adjusted to representative ambient conditions for each month, which approximate the conditions when the unit would probably operate during that month. Gas turbine evaporative inlet air coolers were assumed to operate above 55(degree)F, which increases a unit's capacity.

Degradation was applied to each unit's capacity based on its operating hours, in accordance with General Electric's degradation curves for these gas turbines. Those curves reach a maximum degradation of 5.3 percent at the end of a maintenance cycle. Because the maintenance cycle is dictated by the number of starts for these units, the degradation is not expected to reach such high levels of degradation. The average degradation rate for this scenario is 3.6 percent.

The Aquila PSA capacity payment includes a correction for degradation that is to be based on GE's degradation curve. Therefore, that payment would be constant if the CTs degrade in accordance with GE's curve.

These levels of degradation are based on good operation and maintenance practices, including compressor washes. Stone & Webster considers the assumed degradation to be within the range of expected degradation for such power generation facilities based on the planned maintenance SCHEDULE.

Heat Rate

Unit heat rates were determined based on the performance test results, with monthly adjustments for ambient conditions and degradation.

Degradation was calculated based on cumulative operating hours, logarithmically approaching a maximum value of 2.5 percent after 48,000 operating hours. The average degradation rate for this scenario is 1.8 percent.

The Aquila PSAs specify a guaranteed heat rate of 10,787 Btu/kWh against which the actual, full-load heat rate is evaluated for purposes of determining penalties against the Project. The


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Project will earn credits for heat rates below the threshold heat rate of 10,759
Btu/kWh. The evaluation includes an allowance for degradation according to GE's degradation curve.

The Exelon PSA specifies guaranteed heat rates of 10,900 and 12,900 Btu/kWh at 100 and 60 percent loads, respectively. Heat rates at intermediate loads are to be interpolated.

The forecast heat rates in the Projections are significantly better than the guaranteed heat rates in the PSAs, so adjustments for deficient heat rates are not expected.

8.4 REVENUES

The Projections assume that the Project will operate under four PSAs initially and as a merchant facility thereafter. Those PSAs are described in Section 4 of this report. The PSA with Engage is transacted through the Exelon PSA, so it is included here as part of the Exelon PSA. The Aquila PSAs are assumed to be extended for five years. The three primary PSAs are summarized below:

  ----------------------------------------------------------------------------
                                          Aquila   Aquila II       Exelon
  ----------------------------------------------------------------------------
  Units                                   5 & 6      7 & 8     1, 2, 3, 4, & 9
  ----------------------------------------------------------------------------
  Termination Date [1]                     8/22      8/23           12/12
  ----------------------------------------------------------------------------
  Dispatch Range, %                     60 to 100  60 to 100      60 to 100
  ----------------------------------------------------------------------------
  Capacity Payment, $/kW-yr.              61 [3]    61 [3]           52
  ----------------------------------------------------------------------------
  Startup Payment, $/start [2]            $2,500    $2,500         $3,250
  ----------------------------------------------------------------------------
  Basis for Availability Bonus/Penalty     97%        97%            97%
  ----------------------------------------------------------------------------
  Guaranteed Heat Rate, HHV Btu/kWh [4]   10,787    10,787         10,900
  ----------------------------------------------------------------------------
  Operating Limit, hr/yr.                 2,500      2,500          1,500
  ----------------------------------------------------------------------------
  Variable O&M Payment, $/MWh [2]          1.00      1.00           1.50
  ----------------------------------------------------------------------------
  Fuel Adder, $/mmBtu                      0.10      0.10           0.32
  ----------------------------------------------------------------------------

      1. It is assumed that the five year extension of the Aquila PSAs is exercised.
      2.    Escalating at GDP/IPD
      3.    For the extension terms the capacity payment is $59.
      4.    Heat rate at full load

The revenues forecasted in the Projections are based on Pace's forecast of sales under each PSA until they expire, followed by sales to the market. Due to the economics in 2016 and 2017, Pace assumes that the Aquila PSAs will be extended per the agreement terms. The PSA revenues include evaluation of PSA heat rate guarantees and associated costs.

The PSA revenues for the first full calendar year (Year 2002) are $132.8 million and are summarized below, in 2002 $000:


--------------------------------------------------------------------------------
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

                                                    PROJECT FINANCIAL ASSESSMENT
================================================================================

          -----------------------------------------------------------
                             Aquila        Exelon (includes Engage)
          -----------------------------------------------------------
            Capacity         $39,063               $42,319
          -----------------------------------------------------------
             Energy          $43,837                $7,661
          -----------------------------------------------------------
             Startup          $875                   $380
          -----------------------------------------------------------
              Other            $0                  ($1,381)
          -----------------------------------------------------------
              Total          $83,775                $48,979
          -----------------------------------------------------------

Aquila Revenues

The Aquila units are forecast to be dispatched approximately 18 percent of the time over the term of the PSAs, resulting in average revenues of $82 million per year in nominal dollars.

During the startup performance tests, the average HHV heat rate for the Aquila units was 10,571 Btu/kWh, which is two percent better than the PSA guaranteed heat rate of 10,787 Btu/kWh. The PSA allows an adjustment to the heat rate to account for degradation, based on GE's degradation curve. Therefore, we do not expect there to be any heat rate costs to the Project under the Aquila PSA.

Startup revenues of $2,500 per start (escalating) are to be paid by Aquila and are included in the Projections. Based on the Pace forecast of starts, the Project will receive an average startup revenue from Aquila of approximately $1.2 million per year in nominal dollars.

Pace has determined that based upon the payment structure of the Aquila PSA's, the Project's forecast dispatch profile, forecast market-clearing prices, and the market-based revenues that Aquila is forecast to earn by marketing the output and capacity of Units 5 through 8, there is sufficient economic incentive to cause Aquila to exercise its option to extend the term of the Aquila PSAs for an additional five year period.

Exelon Revenues

The Exelon units are forecast to be dispatched five percent of the time over the PSA term, resulting in average revenues of $44 million per year in nominal dollars. The operating heat rate is forecast to be better than the PSA heat rate, so there are no costs to the Project associated with heat rate in the Projections.

Merchant Sales

After the termination of each PSA, the affected units are projected to sell into the market through 2026. Pace has forecast the underlying dispatch levels and merchant market prices for those


--------------------------------------------------------------------------------
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

                                                    PROJECT FINANCIAL ASSESSMENT
================================================================================

sales, which are reflected in the Projections. The merchant revenues for the units initially under the Aquila PSAs are projected to average $123 million per year in nominal dollars after the PSA extension expires and $138 million per year for the units initially under the Exelon PSA. Pace has projected the additional merchant revenue based on the market price fluctuations around the average market price called volatility revenue. This revenue is included in the base case. The nominal volatility revenue ranges from $20.9 million for the first merchant year (2013) to $63.4 million in 2025.

The forecast dispatch levels and starts are illustrated in Figures 8-1 and 8-2. The dispatch level determines the revenues and the startups determine the major maintenance schedule.

                                   Figure 8-1
                      Pace Forecast of Unit Dispatch Levels

                    [GRAPH DISPLAYING FORECASTED DISPATCH
                     LEVELS THROUGH 2025 FOR UNITS 1-4 + 9
                                AND UNITS 5-8]

                                   Figure 8-2
                         Pace Forecast of Unit Startups

                    [GRAPH DISPLAYING FORECASTED NUMBER OF
               STARTUPS ANNUALLY FOR UNITS 1-4 + 9 AND UNITS 5-8
                                 THROUGH 2025]
--------------------------------------------------------------------------------
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

                                                    PROJECT FINANCIAL ASSESSMENT
================================================================================

8.5 OPERATING EXPENSES

The Projections include expenses for fuel, major maintenance, routine O&M, and overhead. The O&M will be provided under the O&M Agreement with Dominion Elwood Services Company, as described in Section 3 of this report. The fuel and major maintenance costs are discussed later in this section, while the other expenses are summarized in Table 8-3.

Maintenance schedule and Budget

The Projections include a major maintenance schedule that is consistent with General Electric's recommendations for combustor inspections, hot gas path inspections, and major overhauls. Stone & Webster believes that the Project's planned maintenance schedule and budget are reasonable and adequate.

The recommended maintenance schedule for each unit is dictated by the number and types of starts and trips that the unit experiences. Each maintenance cycle includes combustor inspections every 400 starts, hot-gas-path inspections every 900 starts, and a major inspection every 2,400 starts.

The startup forecast shows that during the horizon of the Projections, there will be 40 combustor inspections, 17 hot-gas-path inspections, and no major overhauls. The Sponsors have determined the budget based on GE's estimated costs for those inspections. The average cost for one maintenance cycle is expected to be approximately $30 million. The budget includes a reasonable discount below GE's parts price list in anticipation of Dominion negotiating a parts supply agreement for its fleet of GE units.

The major maintenance reserve fund for Units 1 through 4 and 9 begins with an initial funding of $2 million. The maintenance reserve fund is increased according to the following schedule:

                                    Table 8-1
                Units 1 through 4 and 9 Maintenance Reserve Fund

       ---------------------------------------------------------------
         Initial Reserve Fund                     $2 million
       ---------------------------------------------------------------
         October 2001 to December 2012            $166,000 monthly
       ---------------------------------------------------------------
         January 2013 to December 2016            $833,000 monthly
       ---------------------------------------------------------------
         January 2017 to December 2020            $500,000 monthly
       ---------------------------------------------------------------
         January 2021 to December 2025            $1,166,000 monthly
       ---------------------------------------------------------------
         January 2026 to December 2026            $333,000 monthly
       ---------------------------------------------------------------

The major maintenance reserve fund for Units 5 through 8 does not begin with an initial funding. The maintenance reserve fund will be funded according to the following schedule:


--------------------------------------------------------------------------------
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                                                    PROJECT FINANCIAL ASSESSMENT
================================================================================

                                    Table 8-2
                   Units 5 through 8 Maintenance Reserve Fund

      -----------------------------------------------------------------
        October 2001 to December 2012            $433,000 monthly
      -----------------------------------------------------------------
        January 2013 to December 2023            $666,000 monthly
      -----------------------------------------------------------------
        January 2024 to December 2026            $166,000 monthly
      -----------------------------------------------------------------

Operations and Maintenance Budget

The Projections include detailed expenses for the operation and maintenance of the Project, which Stone & Webster has reviewed and found to be reasonable. For 2002 the fixed and variable non-fuel O&M expenses total $7.4 million and are detailed in Table 8-3. The forecast O&M expenses are escalated at 3.0 percent per year.

                                    Table 8-3
                Estimated Routine Maintenance & Overhead Expenses
                                   ($ in 000)

           ----------------------------------------------------
              Labor                                     $1,505
           ----------------------------------------------------
              Fixed O&M                                  1,487
           ----------------------------------------------------
              Standby & Startup                          1,152
           ----------------------------------------------------
              Property Taxes                               540
           ----------------------------------------------------
              Insurance                                    377
           ----------------------------------------------------
              Fixed DELSCO Fee                             706
           ----------------------------------------------------
              Environmental                                174
           ----------------------------------------------------
              Management Salary & Exp.                     360
           ----------------------------------------------------
              General & Administrative                     312
           ----------------------------------------------------
              Elwood Holdings Sales Tax Payment            766
           ----------------------------------------------------
                 Total                                  $7,379
           ----------------------------------------------------

Stone & Webster reviewed the O&M assumptions utilized in the Projections. The information reviewed included assumptions and forecasts for unit performance, staffing functions and levels, and annual O&M budget summary. Stone & Webster considers these Project assumptions to be reasonable and comparable to other large power facilities.

The Project's planned functional positions and staffing levels were reviewed and are considered satisfactory to operate and maintain the Project safely in accordance with the operational and regulatory requirements. The staffing levels compare favorably with and are typical of those found in similarly configured plants that Stone & Webster has reviewed.

Emission Compliance Costs

Beginning in 2004, facilities in Illinois will be subject to the states implementation plan of the EPA's "NO(x) SIP Call" requirements, which requires power plants to qualify for and/or purchase allowances to emit NO(x).


--------------------------------------------------------------------------------
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

                                                    PROJECT FINANCIAL ASSESSMENT
================================================================================

The state of Illinois has issued some of the regulations in this regard, specifically those relating to the one-hour standard. Stone & Webster reviewed information from the state and made reasonable assumptions to determine the impact on the Project. This interpretation is summarized below:

Years             Requirements
-----             ------------

Prior to 2004     No requirements

2004 - 2006       Purchase allowances for the NO(x) emitted that exceeds
                  requested eligible allocations.

2007 - 2008       Purchase allowances for the NO(x) emitted above 80% of the quantity that would be emitted at the permitted rate, subject to a floor of 0.055 lb/mmBtu.

2009 - 2010       Purchase allowances for the NO(x) emitted above 50% of the quantity that would be emitted at the permitted rate, subject to a floor of 0.055 lb/mmBtu.

2011 on Assumed to be the same as the 2009 to 2010 period. Purchase allowances for the NO(x) emitted above the maximum quantity emitted in the prior four to six year period

The NO(x) permit limits for Units 1, 2, 3, and 4 are 15 ppm, while the other units are permitted at 9 ppm. Stone & Webster has assumed that each will operate at those levels. The units are monitored by continuous emission monitoring systems (CEMS). This translates into emission rates of 0.040 and 0.025 lb/mmBtu for the two groups of units. These values are very good compared to most MAIN units and result in relatively low emissions costs. The plant is forecast to sell allowances in two of the years.

The Projections assume that the Project will need approximately 796 tons of NO(x) allowances over the term of the Projections at the assumed current market value of $3,400 per ton, escalating at three percent per year. NO(x) allowance costs are projected to cost the Project $4.9 million in nominal dollars over the term of the Projections.

The units are expected to emit minimal amounts of SO(x), therefore SO(x) emissions costs were not included in the Projections.

Fuel Expense

During the PSAs, the fuel is essentially a pass-through, aside from any heat rate penalties, which are not expected. After each PSA terminates the Project will be responsible for providing the fuel for those units to operate as merchant units. The Projections assume that the fuel will be purchased at the price stipulated in the Pace report.

Other fuel-related expenses are to be paid under the agreements with Cinergy and NICOR, as described in Section 3 of this report. It was assumed in the Projections that those agreements are


--------------------------------------------------------------------------------
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

                                                    PROJECT FINANCIAL ASSESSMENT
================================================================================

succeeded by similar agreements. Therefore the terms and pricing in those agreements are assumed to be in effect through 2026.

8.6 FINANCING ASSUMPTIONS

CSFB provided the financing assumptions for the $402 million senior secured notes. The notes have a final maturity of 25 years with an average life of 12 years. The interest rate is 8.159%. The combined annual debt service (principal plus interest) ranges from a low of $1,797,000 in 2026 to a high of $46,509,000 in 2005. The debt service requirements for each year are the payments to be made on July 5 of that year and January 5 the following year.

8.7 PROJECTIONS

The Projections are shown in Attachment 4 of this Report. On the basis of our review of the Project, the Project Agreements and the assumptions set forth in this Report, the projected revenues are more than adequate to pay the annual O&M expenses (including provisions for major maintenance), other operating expenses, and debt service. Contributions to major maintenance reserves and debt service reserves are excluded from cash flow available for debt service. The Base Case resulting minimum DSCR is 1.51x and occurs in 2001. The Base Case resulting average DSCR is 3.60x.

8.8 SENSITIVITY ANALYSES

Due to uncertainties necessarily inherent in relying on assumptions and forecasts, it should be anticipated that actual operating results may differ, perhaps materially, from those assumed and described herein. In order to demonstrate the impact of certain circumstances on the Projections, certain sensitivity analyses have been developed by Stone & Webster. It should be noted that other examples could have been considered, and those presented are not intended to reflect the full extent of possible impacts on the Project.

Stone & Webster performed sensitivity analyses using the pro forma Projections by varying Project specific key input parameters including lower inflation rates and O&M costs.

Project Sensitivities

Operation and Maintenance Cost Sensitivity -- The O&M costs were increased by ten percent relative to the Base Case. The resulting minimum and average DSCRs for the period 2001 to 2026 is 1.49x and 3.56x, respectively.

Lower Inflation Rates - The inflation rates in the Base Case are decreased by 0.5% each year. The resulting minimum and average DSCRs for the period 2001 to 2026 is 1.51x and 3.36x, respectively.


--------------------------------------------------------------------------------
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

                                                    PROJECT FINANCIAL ASSESSMENT
================================================================================

Pace Sensitivities

In addition, sensitivity of the Project results was assessed for the two sensitivity cases, a High Gas Price Case and an Overbuild Case. The High Gas Price and the Overbuild Case scenarios were taken from the Pace forecasts. Stone & Webster applied the results from the two Pace sensitivities to the Projections.

High Gas Price - Pace increased natural gas prices by 15% above the Base Case levels in 2001 and increased up to 69% over the Base Case levels in 2026. The resulting minimum and average DSCR for the period 2001 to 2026 is 1.50x and 3.58x, respectively.

Overbuild -- Pace's overbuild scenario assumes that an extra 2,739 MW (summer capacity) of gas-fired combined cycle capacity is in operation in 2005. The impact of this overbuild is concentrated during the period 2005-2012 and the market gradually returns to an equilibrium point by 2013. The resulting minimum and average DSCR for the period 2001 to 2026 is 1.51x and 3.55x, respectively.

No Aquila Extension -- Pace assumed that there is not sufficient economic incentive to cause Aquila to exercise its option to extend the term of the Aquila PSAs for an additional five-year period. Pace determined the Project's forecast dispatch profile, forecast market-clearing prices, and the market-based revenues that Aquila is forecast to earn by marketing the output and capacity of Units 5 through 8. The resulting minimum and average DSCR for the period 2001 to 2026 is 1.51x and 3.83x, respectively

No Volatility Revenue -- This sensitivity does not include the volatility revenue during the merchant period projected by Pace. The resulting minimum and average DSCR for the period 2001 to 2026 is 1.51x and 2.97x, respectively

Summary

The following Table 8-4 summarizes the Base Case and Sensitivities:

                                    Table 8-4
                        Base Case and Sensitivity Summary

--------------------------------------------------------------------------------
                                                      Min DSCR         Avg DSCR
--------------------------------------------------------------------------------
Base Case                                               1.51x           3.60x
--------------------------------------------------------------------------------
Increased O&M Cost                                      1.49x           3.56x
--------------------------------------------------------------------------------
Decreased Inflation Rate                                1.51x           3.36x
--------------------------------------------------------------------------------
High Gas Price Case                                     1.50x           3.58x
--------------------------------------------------------------------------------
Overbuild Case                                          1.51x           3.55x
--------------------------------------------------------------------------------
No Aquila Contract Extension                            1.51x           3.83x
--------------------------------------------------------------------------------
No Volatility Revenue                                   1.51x           2.97x
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
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10/12/01

                                  ATTACHMENT 1

                               DOCUMENTS RECEIVED

                                                                      J.O. 12784

                               DOCUMENTS RECEIVED
                                  ELWOOD ENERGY

Most of the Documentation is from People's Energy, if not it is noted
--------------------------------------------------------------------------------
 DATE     RECEIVED
RECEIVED    FROM                             DOCUMENT
--------------------------------------------------------------------------------
05/16/01  People's  Information Memorandum May 2001
          Energy
--------------------------------------------------------------------------------
05/24/01            Power Sales Agreement (PSA) 3/24/99
--------------------
05/24/01            Waiver to PSA 08/12/99
--------------------
05/24/01            Amendment #1 to PSA 11/10/99
--------------------
06/02/01            Second Amended and Restated Power Sales Agreement 3/1/01
--------------------------------------------------------------------------------
05/24/01            Power Sales Agreement (PSA) (Elwood II) 6/30/00
--------------------
05/24/01            Waiver to PSA 03/20/01
--------------------------------------------------------------------------------
05/24/01            Power Sales Agreement to PSA (Elwood III) 06/30/00
--------------------
05/24/01            Amendment to PSA Waiver 12/07/00
--------------------
05/24/01            Waiver to PSA 03/20/01
--------------------------------------------------------------------------------
05/24/01            Test Power purchase Agreement (Elwood II) 04/1/01
--------------------------------------------------------------------------------
05/24/01            Test Power purchase Agreement (Elwood III) 04/1/01
--------------------------------------------------------------------------------
05/24/01            Interconnection Agreement 600 MW 04/23/99
--------------------------------------------------------------------------------
05/24/01            Interconnection Agreement -- 300MW 01/4/01
--------------------------------------------------------------------------------
05/24/01            Interconnection Agreement -- 450 MW 01/4/01
--------------------------------------------------------------------------------
05/24/01            Procedure Agreement -- Unit 5 Combustion Turbine & BOP
                    Equipment (Amended and Restated) 10/6/00
--------------------------------------------------------------------------------
05/24/01            Procurement Agreement -- Unit 6 Combustion Turbine & BOP
                    Equipment (Amended and Restated) 10/6/00
--------------------------------------------------------------------------------
05/24/01            Procurement Agreement -- Unit 7&8 Combustion Turbine & BOP
                    Equipment (Amended and Restated) 10/6/00
--------------------------------------------------------------------------------
06/01/01            Procurement Agreement -- Unit 9 Combustion Turbine & BOP
                    Equipment (Amendment and Restated) 09/20/00
--------------------------------------------------------------------------------
05/24/01            EPC Agreement -- Units 1 &2 07/23/98
--------------------------------------------------------------------------------
05/24/01            EPC Agreement Units 3&4 09/25/98
--------------------
05/24/01            Amendment to EPC Agreement 04/26/99
--------------------------------------------------------------------------------
05/24/01            EPC Agreement Units 5&6 (Elwood II) 07/31/00
--------------------------------------------------------------------------------
05/24/01            EPC Agreement Unit 7&8 (Elwood III) 07/31/01
--------------------------------------------------------------------------------
06/06/01            EPC Agreement-- Unit 9 (Elwood III) 9/20/00
--------------------------------------------------------------------------------
05/24/01            Gas Transportation and Balancing Agreement 05/1/99
--------------------------------------------------------------------------------
05/24/01            Transportation & Balancing Service Agreement (T&BSA) 12/5/00
--------------------
05/24/01            Amendment #1 to T&BSA 09/30/99
--------------------------------------------------------------------------------
06/01/01            Transportation & Balancing Service Agreement (T&BSA) 5/1/01
--------------------------------------------------------------------------------
05/24/01            Fuel Supply and Management Agreement 06/1/99
--------------------------------------------------------------------------------
06/01/01            Fuel Supply & Management Agreement 5/1/01
--------------------------------------------------------------------------------
05/24/01            Operation and Maintenance (O&M) Agreement 06/18/99
--------------------------------------------------------------------------------
05/30/01            Operation & Maintenance (O&M) Agreement Units 5&6 05/23/01
--------------------------------------------------------------------------------
05/30/01            Operation & Maintenance (O&M) Agreement Units 7-9 05/23/01
--------------------------------------------------------------------------------
06/21/01            Common Faci1ities Agreement #1 06/10/2000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
05/24/01            Clean Air Act Permit Program (CAAPP) Permit and Title I
                    Permit
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DATE     RECEIVED
RECEIVED    FROM                             DOCUMENT
--------------------------------------------------------------------------------
                    11/29/99
--------------------------------------------------------------------------------
06/14/01            CAAPP Application Completeness Determination & Source Fee
                    Determination
--------------------------------------------------------------------------------
06/22/01            CAAPP Application Completeness Determination & Source Fee
                    Determination-Revised
--------------------------------------------------------------------------------
05/24/01            Environmental Investigation Report 08/03/98
--------------------------------------------------------------------------------
05/24/01            Soil Boring Logs and Core Analysis 1998
--------------------------------------------------------------------------------
06/12/01            Self-Certification Filing for Fuel Use Act. (1/25/99)
--------------------------------------------------------------------------------
06/12/01            FERC Exempt Generator Filing Response (03/05/99)
--------------------------------------------------------------------------------
06/12/01            FERC Rate schedule (03/31/99)
--------------------------------------------------------------------------------
06/19/01            FERC Exempt Generator Determinations (Feb. 01) Units 5-9
--------------------------------------------------------------------------------
07/25/01  McGuire   IEPA acid Rain-Phase II Permit-Elwood Facility
           Woods
--------------------------------------------------------------------------------
07/25/01  McGuire   IEPA acid Rain-Phase II Permit-Elwood II Facility
           Woods
--------------------------------------------------------------------------------
07/25/01   McGuire  IEPA acid Rain-Phase II Permit-Elwood III Facility
            Woods
--------------------------------------------------------------------------------
06/14/01            NPDES Permit Modification Determination 1l/19/98
--------------------------------------------------------------------------------
05/24/01            Construction Permit -- PSD-Revised 10/17/00
--------------------------------------------------------------------------------
05/24/01            Construction Permit -- PSD Approval -- NSP Source
                    (Elwood II) 10/17/00
--------------------------------------------------------------------------------
05/24/01            Construction Permit -- PSD Approval -- NSP Source
                    (Elwood III) 10/17/00
--------------------------------------------------------------------------------
05/24/01            Administrative Services Agreement (Elwood II) 12/27/00
--------------------------------------------------------------------------------
05/24/01            Administrative Services Agreement (Elwood III) 12/27/00
--------------------------------------------------------------------------------
05/25/01            Pro Forma
--------------------------------------------------------------------------------
05/25/01            Noise Assessment -- Unit 1-4 11/29/99
--------------------------------------------------------------------------------
05/29/01            Performance Test Data -- Units 1-4
--------------------------------------------------------------------------------
06/21/01            Performance Test Report -- Units 1-4 11/07/99
--------------------------------------------------------------------------------
05/29/01            Performance Test Data -- Units 5, 6, & 9
--------------------------------------------------------------------------------
06/02/0l            Thermal Performance Test Report -- Unit 5 5/11/01
--------------------------------------------------------------------------------
06/12/01            Unit #9 Performance Test Report (04/28/0l)
--------------------------------------------------------------------------------
06/12/01            Units 5, 6, & 9 Performance Test Summary
--------------------------------------------------------------------------------
06/14/01            Thermal Performance Test Report Unit 6 6/12/01
--------------------------------------------------------------------------------
06/20/01            Preliminary Performance Test Results -- Units 7 & 8
--------------------------------------------------------------------------------
06/29/01            Thermal performance Test Report-Unit 7 06/25/01
--------------------------------------------------------------------------------
06/29/01            Thermal performance Test Report-Unit 8 06/25/01
--------------------------------------------------------------------------------
06/04/01            Operating Reports 1999-2000 (Units 1-4)
--------------------------------------------------------------------------------
05/30/01            Electrical One Line Diagram Units 1&2
--------------------------------------------------------------------------------
05/30/01            Electrical One Line Diagram Units 3&4
--------------------------------------------------------------------------------
05/30/01            Electrical One Line Diagram Units 5&6
--------------------------------------------------------------------------------
05/30/01            Electrical One Line Diagram Units 7&8
--------------------------------------------------------------------------------
05/30/01            Electrical One Line Diagram Unit 9
--------------------------------------------------------------------------------
06/06/01            Certificate of Commercial Operation -- Unit 1 (7/19/99)
--------------------------------------------------------------------------------
06/06/01            Certificate of Commercial Operation -- Unit 2 (7/18/99)
--------------------------------------------------------------------------------
06/06/01            Certificate of Commercial Operation -- Unit 4 (7/19/99)
--------------------------------------------------------------------------------
06/12/01            Elwood Fuel Supply Diagram
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DATE     RECEIVED
RECEIVED    FROM                             DOCUMENT
--------------------------------------------------------------------------------
06/12/01            Elwood Gas Line Location Dwg SG-D-826
--------------------------------------------------------------------------------
06/12/01            Bank Due Diligence Meetings Agenda & Exhibits 06/12/01
--------------------------------------------------------------------------------
06/12/01            McGuire Woods Memo Dated 06/8/01 Regarding
                    Combining Elwood Entities
--------------------------------------------------------------------------------
06/12/01            GE Electrical/Controls Description (Units 7&8)
--------------------------------------------------------------------------------
06/12/01            GE Compressed Gas Systems Description & P&IDS
--------------------------------------------------------------------------------
06/12/01            Electrical One-Line Diagrams
--------------------------------------------------------------------------------
06/12/01            Facility Water System Description and P&ID
--------------------------------------------------------------------------------
06/12/01            Units 5-9 Milestone Payment schedule
--------------------------------------------------------------------------------
06/14/01            Site Drawing Units 1-4
--------------------------------------------------------------------------------
06/14/01            Site Drawing Units 5-9
--------------------------------------------------------------------------------
06/12/01            Spare Parts Inventory
--------------------------------------------------------------------------------
06/22/01            Emissions Test Report -- Units 1-4
--------------------------------------------------------------------------------
07/11/01            Alternative Fuel Use Self-Certification-Elwood II
--------------------------------------------------------------------------------
07/11/01            Alternative Fuel Use Self-Certification-Elwood III
--------------------------------------------------------------------------------
07/03/01            Acoustic Assocs-Noise Assessment Report
                    (Preliminary 07/02/01)
--------------------------------------------------------------------------------
06/27/01            Emissions Test Report-Units 5 & 9 (Preliminary June 2001)
--------------------------------------------------------------------------------
07/05/01            Request for Approval of Alternate Emissions Testing
                    Procedures-Elwood II 06/27/01
--------------------------------------------------------------------------------
07/06/01  People's  Acoustic Associates-Determination of Property Line Sound
           Energy   Levels-Units 5, 6, 7, 8,& 9 Running
--------------------------------------------------------------------------------
07/23/01   Pace     Pace-Power Market Assessment 07/20/01
--------------------------------------------------------------------------------

                                  ATTACHMENT 2

                                  VICINITY MAP


--------------------------------------------------------------------------------
[LOGO] Stone & Webster Consultants                                  12784/COO315

                                   ROUTE MAP
                                 to ELWOOD, IL

                    [MAP OF ROUTES TO THE ELWOOD FACILITY]

                                  ATTACHMENT 3

                                   SITE PLANS


--------------------------------------------------------------------------------
[LOGO] Stone & Webster Consultants                                  12784/COO315

                                                                         UNITS 1

                       [SITE PLAN DRAWING (FOUR UNITS)]

                                                                     UNITS 5 - 9

                    [SITE PLAN DRAWING (OTHER FIVE UNITS)]

                                  ATTACHMENT 4

Elwood
Annual Cash Flow Statement
Base Case

Project Year                                                         1          2          3          4            5            6
Year                                                              2001       2002       2003       2004         2005         2006
Percent of Year                                                    33%       100%       100%       100%         100%         100%
Revenues ($,000)
     Market Revenues                                                --         --         --         --           --           --
    Contract Revenues                                           32,635    132,754    121,836    116,730      129,175      131,295
    Volatility Revenues                                             --         --         --         --           --           --

    Total Operating Revenues                                    32,635    132,754    121,836    116,730      129,175      131,295

Operating Expenses ($,000)
Fuel Costs                                                      11,788     55,573     46,285     41,246       52,369       55,039
Fixed O&M Expenses
    Units 1-4 & 9                                                  771      3,368      3,465      3,557        3,651        3,997
    Units 5-8                                                      875      4,010      4,133      4,231        4,332        5,207
Variable O&M                                                         3         17         15         15           22           22

Emission Costs                                                      --         --         --        373          344          359

Capital Expenditures ($,000)                                        --         --         --         --           --           --

Interest Income on Reserve Balances                                 20        260        548        836        1,108        1,212
Interest Income on Cash Balances                                   440        804        780        803          818          846

Cash Flow Available
    For Debt Service ($,000)                                    19,659     70,850     69,266     68,947       70,385       68,728

Debt Service ($,000)(1)
    Debt                                                         5,600     14,210     14,180     15,530       17,910       18,330
    Interest                                                     6,742     32,239     31,096     29,916       28,599       27,117

    Total Debt Service                                          12,342     46,449     45,276     45,446       46,509       45,447

Debt Service Coverage Ratio                                       1.59x      1.53x      1.53x      1.52x        1.51x        1.51x

                       -----------------------------------------------------------
                       Average Debt Service Coverage Ratio                   3.60x
                       Minimun Debt Service Coverage Ratio                   1.51x
                       -----------------------------------------------------------

Cash F1ow After Debt Service ($,000)                             7,317     24,401     23,990     23,500       23,876       23,281

Major Maintenance ($,000)
    Units 1-4 & 9                                                  500      2,000      2,000      2,000        2,000        2,000
    Units 5-8                                                    1,300      5,200      5,200      5,200        5,200        5,200

Cash Flow After Debt Service and Major Maintenance ($,000)       5,517     17,201     16,790     16,300       16,676       16,081

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Base Case

Project Year                                                        7          8         9         10        11        12        13
Year                                                             2007       2008      2009       2010      2011      2012      2013
Percent of Year                                                  100%       100%      100%       100%      100%      100%      100%
Revenues ($,000)
     Market Revenues                                               --         --        --         --        --        --   108,582
    Contract Revenues                                         128,030    132,586   136,205    131,894   119,840   130,562    83,238
    Volatility Revenues                                            --         --        --         --        --        --    20,990

    Total Operating Revenues                                  128,030    132,586   136,205    131,894   119,840   130,562   212,810

Operating Expenses ($,000)
Fuel Costs                                                     52,139     56,779    59,741     55,839    45,179    53,549    83,180
Fixed O&M Expenses
    Units 1-4 & 9                                               3,890      4,324     4,430      4,538     4,323     4,204     4,326
    Units 5-8                                                   5,699      5,809     5,922      6,039     5,146     4,547     4,674
Variable O&M                                                       23         26        26         24        20        24        36

Emission Costs                                                    (48)       (50)      155        170       157       149       153

Capital Expenditures ($,000)                                       --         --        --         --        --        --        --

Interest Income on Reserve Balances                             1,319      1,595     1,785      1,214     1,045     1,102       990
Interest Income on Cash Balances                                  826        874       896        834       787       846       412

Cash Flow Available
    For Debt Service ($,000)                                   68,471     68,168    68,612     67,332    66,847    70,036   121,843

Debt Service ($,000)(1)
    Debt                                                       19,390     20,750    22,310     23,230    25,230    29,644     8,211
    Interest                                                   25,609     23,997    22,274     20,438    18,511    16,373    14,319

    Total Debt Service                                         44,999     44,747    44,584     43,668    43,741    46,017    22,530

Debt Service Coverage Ratio                                      1.52x      1.52x     1.54x      1.54x     1.53x     1.52x     5.41x

Cash Flow After Debt Service ($,000)                           23,473     23,421    24,028     23,664    23,106    24,019    99,313

Major Maintenance ($,000)
    Units 1-4 & 9                                               2,000      2,000     2,000      2,000     2,000     2,000    10,000
    Units 5-8                                                   5,200      5,200     5,200      5,200     5,200     5,200     8,000

Cash Flow After Debt Service and Major Maintenance ($,000)     16,273     16,221    16,828     16,464    15,906    16,819    81,313

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Base Case

Project Year                                                      14         15         16        17        18        19        20
Year                                                            2014       2015       2016      2017      2018      2019      2020
Percent of Year                                                 100%       100%       100%      100%      100%      100%      100%
Revenues ($,000)
     Market Revenues                                         113,358    122,341    116,920   130,178   132,960   138,696   139,409
    Contract Revenues                                         82,541     83,790     78,607    87,522    86,869    97,233    84,806
    Volatility Revenues                                       22,294     26,003     23,914    27,015    29,478    28,975    29,036

    Total Operating Revenues                                 218,192    232,133    219,442   244,714   249,307   264,904   253,251

Operating Expenses ($,000)
Fuel Costs                                                    88,036     96,637     85,712   103,201   107,631   120,980   105,785
Fixed O&M Expenses
    Units 1-4 & 9                                              4,455      4,581      4,711     4,817     4,984     5,126     5,272
    Units 5-8                                                  4,806      4,941      5,080     5,223     5,382     5,535     5,692
Variable O&M                                                      37         42         36        44        44        50        43

Emission Costs                                                   214        217        215       243       230       247       252

Capita1 Expenditures ($,000)                                      --         --         --        --        --        --        --

Interest Income on Reserve Balances                            1,267      1,479      1,575     1,762     2,142     1,261       301
Interest Income on Cash Balances                                 423        412        399       389       399       399       399

Cash Flow Available
    For Debt Service ($,000)                                 122,336    127,606    125,662   133,337   133,578   134,625   136,907

Debt Service ($,000)(1)
    Debt                                                       7,500      8,341      5,765    13,170    14,765    15,628    20,677
    Interest                                                  13,662     13,049     12,370    11,891    10,814     9,615     8,304

    Total Debt Service                                        21,162     21,390     18,135    25,061    25,579    25,243    28,981

Debt Service Coverage Ratio                                     5.78x      5.97x      6.93x     5.32x     5.22x     5.33x     4.72x

Cash Flow After Debt Service ($,000)                         101,174    106,216    107,527   108,276   107,999   109,382   107,926

Major Maintenance ($,000)
    Units 1-4 & 9                                             10,000     10,000     10,000     6,000     6,000     6,000     6,000
    Units 5-8                                                  8,000      8,000      8,000     8,000     8,000     8,000     8,000

Cash F1ow After Debt Service and Major Maintenance ($,000)    83,174     88,216     89,527    94,276    93,999    95,382    93,926

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Base Case

Project Year                                                        21           22           23         24           25         26
Year                                                              2021         2022         2023       2024         2025       2026
Percent of Year                                                   100%         100%         100%       100%         100%       100%

Revenues ($,000)
    Market Revenues                                            150,402      219,489      272,674    292,626      296,962     91,698
   Contract Revenues                                            76,695       29,522           --         --           --         --
   Vo1atility Revenues                                          33,225       46,371       58,312     63,179       63,396     28,038

   Total Operating Revenues                                    260,322      295,382      330,986    355,806      360,357    119,736

Operating Expenses ($,000)
Fuel Costs                                                     111,120      110,884      109,719    111,566      118,504     59,955
Fixed O&M Expenses
   Units 1-4 & 9                                                 5,431        5,593        5,761      5,934        6,112      3,054
   Units 5-8                                                     5,862        6,038        6,219      6,406        6,598      3,352
Variable O&M                                                        45           44           43         44           46         23

Emission Costs                                                     304          276          270        249          230         62

Capital Expenditures ($,000)                                        --           --           --         --           --         --

Interest Income on Reserve Balances                              1,744        1,935        2,748      2,874        2,161        605
Interest Income on Cash Balances                                   399          399          399        399          399        233

Cash Flow Available
   For Debt Service ($,000)                                    139,703      174,879      212,120    234,879      231,426     54,128

Debt Service ($,000)(1)
   Debt                                                         26,290       21,673       10,158     12,797        8,985      1,726
   Interest                                                      6,639        4,449        2,720      1,887          826         70

   Total Debt Service                                           32,929       26,122       12,878     14,684        9,811      1,797

Debt Service Coverage Ratio                                       4.24x        6.69x       16.47x     16.00x       23.59x     30.12x

Cash Flow After Debt Service ($,000)                           106,774      148,757      199,242    220,195      221,616     52,331

Major Maintenance ($,000)
   Units 1-4 & 9                                                14,000       14,000       14,000     14,000       14,000      2,000
   Units 5-8                                                     8,000        8,000        8,000      2,000        2,000      1,000

Cash Flow After Debt Service and Major Maintenance ($,000)      84,774      126,757      177,242    204,195      205,616     49,331

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Increased O&M Sensitivity

Project Year                                                        1            2         3          4          5            6
Year                                                             2001         2002      2003       2004       2005         2006
Percent of Year                                                   33%         100%      100%       100%       100%         100%
Revenues ($,000)
     Market Revenues                                               --           --        --         --         --           --
    Contract Revenues                                          32,635      132,754   121,836    116,730    129,175      131,295
    Vo1ati1ity Revenues                                            --           --        --         --         --           --

    Tota1 Operating Revenues                                   32,635      132,754   121,836    116,730    129,175      131,295

Operating Expenses ($,000)
Fuel Costs                                                     11,788       55,573    46,285     41,246     52,369       55,039
Fixed O&M Expenses
    Units 1-4 & 9                                                 848        3,705     3,812      3,912      4,016        4,397
    Units 5-8                                                     962        4,412     4,547      4,654      4,765        5,727
Variab1e O&M                                                        3           19        17         17         24           25

Emission Costs                                                     --           --        --        373        344          359

Capita1 Expenditures ($,000)                                       --           --        --         --         --           --

Interest Income on Reserve Balances                                20          260       548        836      1,108        1,212
Interest Income on Cash Balances                                  440          804       780        803        818          846

Cash F1ow Available
    For Debt Service ($,000)                                   19,494       70,110    68,504     68,166     69,584       67,805

Debt Service ($,000)(1)
    Debt                                                        5,600       14,210    14,180     15,530     17,910       18,330
    Interest                                                    6,742       32,239    31,096     29,916     28,599       27,117

    Total Debt Service                                         12,342       46,449    45,276     45,446     46,509       45,447

Debt Service Coverage Ratio                                      1.58x        1.51x     1.51x      1.50x      1.50x        1.49x

                                     ----------------------------------------------
                                     Average Debt Service Coverage Ratio      3.56x
                                     Minimun Debt Service Coverage Ratio      1.49x
                                     ----------------------------------------------

Cash Flow After Debt Service ($,000)                            7,152       23,662    23,228     22,720     23,076       22,358

Major Maintenance ($,000)
    Units 1-4 & 9                                                 550        2,200     2,200      2,200      2,200        2,200
    Units 5-8                                                   1,430        5,720     5,720      5,720      5,720        5,720

Cash Flow After Debt Service and Major Maintenance ($,000)      5,172       15,742    15,308     14,800     15,156       14,438

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Increased O&M Sensitivity

Project Year                                                        7          8          9        10        11        12        13
Year                                                             2007       2008       2009      2010      2011      2012      2013
Percent of Year                                                  100%       100%       100%      100%      100%      100%      100%
Revenues ($,000)
     Market Revenues                                               --         --         --        --        --        --   108,582
    Contract Revenues                                         128,030    132,586    136,205   131,894   119,840   130,562    83,238
    Vo1atility Revenues                                            --         --         --        --        --        --    20,990

    Total Operating Revenues                                  128,030    132,586    136,205   131,894   119,840   130,562   212,810

Operating Expenses ($,000)
Fuel Costs                                                     52,139     56,779     59,741    55,839    45,179    53,549    83,180
Fixed O&M Expenses
    Units 1-4 & 9                                               4,279      4,756      4,873     4,992     4,755     4,625     4,758
    Units 5-8                                                   6,269      6,390      6,514     6,642     5,661     5,002     5,142
Variable O&M                                                       26         28         28        26        22        27        39

Emission Costs                                                    (48)       (50)       155       170       157       149       153

Capital Expenditures ($,000)                                       --         --         --        --        --        --        --

Interest Income on Reserve Balances                             1,319      1,595      1,785     1,214     1,045     1,102       990
Interest Income on Cash Balances                                  826        874        896       834       787       846       412

Cash Flow Available
    For Debt Service ($,000)                                   67,510     67,152     67,574    66,272    65,898    69,159   120,939

Debt Service ($,000)(1)
    Debt                                                       19,390     20,750     22,310    23,230    25,230    29,644     8,211
    Interest                                                   25,609     23,997     22,274    20,438    18,511    16,373    14,319

    Tota1 Debt Service                                         44,999     44,747     44,584    43,668    43,741    46,017    22,530

Debt Service Coverage Ratio                                      1.50x      1.50x      1.52x     1.52x     1.51x     1.50x     5.37x

Cash Flow After Debt Service ($,000)                           22,511     22,406     22,990    22,604    22,157    23,141    98,409

Major Maintenance ($,000)
    Units 1-4 & 9                                               2,200      2,200      2,200     2,200     2,200     2,200    11,000
    Units 5-8                                                   5,720      5,720      5,720     5,720     5,720     5,720     8,800

Cash Flow After Debt Service and Major Maintenance ($,000)     14,591     14,486     15,070    14,684    14,237    15,221    78,609

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Increased O&M Sensitivity

Project Year                                                       14        15        16        17        18        19        20
Year                                                             2014      2015      2016      2017      2018      2019      2020
Percent of Year                                                  100%      100%      100%      100%      100%      100%      100%
Revenues ($,000)
    Market Revenues                                           113,358   122,341   116,920   130,178   132,960   138,696   139,409
   Contract Revenues                                           82,541    83,790    78,607    87,522    86,869    97,233    84,806
   Volatility Revenues                                         22,294    26,003    23,914    27,015    29,478    28,975    29,036

   Total Operating Revenues                                   218,192   232,133   219,442   244,714   249,307   264,904   253,251

Operating Expenses ($,000)
Fuel Costs                                                     88,036    96,637    85,712   103,201   107,631   120,980   105,785
Fixed O&M Expenses
   Units 1-4 & 9                                                4,900     5,039     5,182     5,299     5,482     5,638     5,800
   Units 5-8                                                    5,286     5,435     5,588     5,746     5,920     6,088     6,261
Variable O&M                                                       41        46        40        48        48        55        47

Emission Costs                                                    214       217       215       243       230       247       252

Capital Expenditures ($,000)                                       --        --        --        --        --        --        --

Interest Income on Reserve Balances                             1,267     1,479     1,575     1,762     2,142     1,261       301
Interest Income on Cash Balances                                  423       412       399       389       399       399       399

Cash Flow Available
   For Debt Service ($,000)                                   121,406   126,650   124,679   132,328   132,537   133,554   135,806

Debt Service ($,000)(1)
   Debt                                                         7,500     8,341     5,765    13,170    14,765    15,628    20,677
   Interest                                                    13,662    13,049    12,370    11,891    10,814     9,615     8,304

   Total Debt Service                                          21,162    21,390    18,135    25,061    25,579    25,243    28,981

Debt Service Coverage Ratio                                      5.74x     5.92x     6.88x     5.28x     5.18x     5.29x     4.69x

Cash Flow After Debt Service ($,000)                          100,244   105,259   106,544   107,267   106,958   108,311   106,825

Major Maintenance ($,000)
   Units 1-4 & 9                                               11,000    11,000    11,000     6,600     6,600     6,600     6,600
   Units 5-8                                                    8,800     8,800     8,800     8,800     8,800     8,800     8,800

Cash Flow After Debt Service and Major Maintenance ($,000)     80,444    85,459    86,744    91,867    91,558    92,911    91,425

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Increased O&M Sensitivity

Project Year                                                       21          22          23          24          25          26
Year                                                             2021        2022        2023        2024        2025        2026
Percent of Year                                                  100%        100%        100%        100%        100%        100%
Revenues ($,000)
        Market Revenues                                       150,402     219,489     272,674     292,626     296,962      91,698
       Contract Revenues                                       76,695      29,522          --          --          --          --
       Volatility Revenues                                     33,225      46,371      58,312      63,179      63,396      28,038

       Total Operating Revenues                               260,322     295,382     330,986     355,806     360,357     119,736

Operating Expenses ($,000)
Fuel Costs                                                    111,120     110,884     109,719     111,566     118,504      59,955
Fixed O&M Expenses
       Units 1-4 & 9                                            5,974       6,153       6,337       6,528       6,723       3,360
       Units 5-8                                                6,449       6,642       6,841       7,047       7,258       3,688
Variable O&M                                                       49          48          47          48          51          26

Emission Costs                                                    304         276         270         249         230          62

Capital Expenditures ($,000)                                       --          --          --          --          --          --

Interest Income on Reserve Balances                             1,744       1,935       2,748       2,874       2,161         605
Interest Income on Cash Balances                                  399         399         399         399         399         233

Cash Flow Available
       For Debt Service ($,000)                               138,570     173,711     210,918     233,640     230,151      53,485

Debt Service ($,000)(1)
       Debt                                                    26,290      21,673      10,158      12,797       8,985       1,726
       Interest                                                 6,639       4,449       2,720       1,887         826          70

       Total Debt Service                                      32,929      26,122      12,878      14,684       9,811       1,797

Debt Service Coverage Ratio                                      4.21x       6.65x      16.38x      15.91x      23.46x      29.77x

Cash Flow After Debt Service ($,000)                          105,641     147,589     198,040     218,957     220,340      51,688

Major Maintenance ($,000)
       Units 1-4 & 9                                           15,400      15,400      15,400      15,400      15,400       2,200
       Units 5-8                                                8,800       8,800       8,800       2,200       2,200       1,100

Cash Flow After Debt Service and Major Maintenance ($,000)     81,441     123,389     173,840     201,357     202,740      48,388

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Lower Inflation Sensitivity

Project Year                                                       1           2           3           4           5           6
Year                                                            2001        2002        2003        2004        2005        2006
Percent of Year                                                  33%        100%        100%        100%        100%        100%
Revenues ($,000)
      Market Revenues                                             --          --          --          --          --          --
     Contract Revenues                                        32,480     131,782     120,850     115,673     127,577     129,391
     Volatility Revenues                                          --          --          --          --          --          --

     Total Operating Revenues                                 32,480     131,782     120,850     115,673     127,577     129,391

Operating Expenses ($,000)
Fuel Costs                                                    11,634      54,615      45,322      40,223      50,831      53,215
Fixed O&M Expenses
     Units 1-4 & 9                                               771       3,368       3,452       3,527       3,605       3,934
     Units 5-8                                                   875       4,010       4,119       4,200       4,283       5,139
Variable O&M                                                       3          17          15          15          21          22

Emission Costs                                                    --          --          --         373         344         359

Capital Expenditures ($,000)                                      --          --          --          --          --          --

Interest Income on Reserve Balances                               20         260         548         836       1,108       1,216
Interest Income on Cash Balances                                 438         802         777         799         814         840

Cash Flow Available
     For Debt Service ($,000)                                 19,656      70,834      69,268      68,970      70,415      68,777

Debt Service ($,000)(1)
     Debt                                                      5,600      14,210      14,180      15,530      17,910      18,330
     Interest                                                  6,742      32,239      31,096      29,916      28,599      27,117

     Total Debt Service                                       12,342      46,449      45,276      45,446      46,509      45,447

Debt Service Coverage Ratio                                     1.59x       1.52x       1.53x       1.52x       1.51x       1.51x

                                  -----------------------------------------------
                                  Average Debt Service Coverage Ratio       3.36x
                                  Minimun Debt Service Coverage Ratio       1.51x
                                  -----------------------------------------------

Cash Flow After Debt Service ($,000)                           7,314      24,385      23,992      23,524      23,906      23,330

Major Maintenance ($,000)
     Units 1-4 & 9                                               500       2,000       2,000       2,000       2,000       2,000
     Units 5-8                                                 1,300       5,200       5,200       5,200       5,200       5,200

Cash Flow After Debt Service and Major Maintenance ($,000)     5,514      17,185      16,792      16,324      16,706      16,130

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Lower Inflation Sensitivity

Project Year                                                      7         8         9        10        11          12        13
Year                                                           2007      2008      2009      2010      2011        2012      2013
Percent of Year                                                100%      100%      100%      100%      100%        100%      100%
Revenues ($,000)
        Market Revenues                                          --        --        --        --        --          --   100,939
       Contract Revenues                                    126,008   130,137   133,339   128,985   117,370     127,239    80,305
       Volatility Revenues                                       --        --        --        --        --          --    19,513

       Total Operating Revenues                             126,008   130,137   133,339   128,985   117,370     127,239   200,756

Operating Expenses ($,000)
Fuel Costs                                                   50,209    54,436    57,020    53,077    42,800      50,342    77,850
Fixed O&M Expenses
       Units 1-4 & 9                                          3,816     4,224     4,309     4,397     4,159       4,017     4,114
       Units 5-8                                              5,612     5,702     5,793     5,887     4,971       4,347     4,448
Variable O&M                                                     23        25        25        23        19          23        34

Emission Costs                                                  (48)      (50)      155       170       157         149       153

Capital Expenditures ($,000)                                     --        --        --        --        --          --        --

Interest Income on Reserve Balances                           1,330     1,608     1,804     1,269     1,119       1,177     1,060
Interest Income on Cash Balances                                820       865       886       826       781         837       405

Cash Flow Available
       For Debt Service ($,000)                              68,547    68,275    68,726    67,526    67,164      70,375   115,622

Debt Service ($,000)(1)
       Debt                                                  19,390    20,750    22,310    23,230    25,230      29,644     8,211
       Interest                                              25,609    23,997    22,274    20,438    18,511      16,373    14,319

       Total Debt Service                                    44,999    44,747    44,584    43,668    43,741      46,017    22,530

Debt Service Coverage Ratio                                    1.52x     1.53x     1.54x     1.55x     1.54x       1.53x     5.13x

Cash Flow After Debt Service ($,000)                         23,548    23,528    24,142    23,858    23,423      24,358    93,092

Major Maintenance ($,000)
       Units 1-4 & 9                                          2,000     2,000     2,000     2,000     2,000       2,000    10,000
       Units 5-8                                              5,200     5,200     5,200     5,200     5,200       5,200     8,000

Cash Flow After Debt Service and Major Maintenance ($,000)   16,348    16,328    16,942    16,658    16,223      17,158    75,092

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Lower Inflation Sensitivity

Project Year                                                     14         15        16        17         18        19        20
Year                                                           2014       2015      2016      2017       2018      2019      2020
Percent of Year                                                100%       100%      100%      100%       100%      100%      100%
Revenues ($,000)
        Market Revenues                                     104,867    112,627   107,115   118,682    120,629   125,223   125,256
       Contract Revenues                                     79,304     80,254    75,276    83,190     82,389    91,553    80,085
       Volatility Revenues                                   20,624     23,938    21,909    24,629     26,745    26,160    26,088

       Total Operating Revenues                             204,795    216,820   204,299   226,500    229,763   242,936   231,429

Operating Expenses ($,000)
Fuel Costs                                                   82,007     89,568    79,114    94,693     98,540   110,166    95,934
Fixed O&M Expenses
       Units 1-4 & 9                                          4,215      4,315     4,417     4,495      4,628     4,738     4,850
       Units 5-8                                              4,551      4,658     4,767     4,878      5,001     5,119     5,239
Variable O&M                                                     35         39        33        40         41        46        39

Emission Costs                                                  214        217       215       243        230       247       252

Capital Expenditures ($,000)                                     --         --        --        --         --        --        --

Interest Income on Reserve Balances                           1,347      1,575     1,695     1,886      2,282     1,365       396
Interest Income on Cash Balances                                415        404       392       382        392       392       392

Cash Flow Available
       For Debt Service ($,000)                             115,533    120,002   117,840   124,418    123,997   124,376   125,901

Debt Service ($,000)(1)
       Debt                                                   7,500      8,341     5,765    13,170     14,765    15,628    20,677
       Interest                                              13,662     13,049    12,370    11,891     10,814     9,615     8,304

       Total Debt Service                                    21,162     21,390    18,135    25,061     25,579    25,243    28,981

Debt Service Coverage Ratio                                    5.46x      5.61x     6.50x     4.96x      4.85x     4.93x     4.34x

Cash Flow After Debt Service ($,000)                         94,371     98,612    99,706    99,357     98,418    99,132    96,921

Major Maintenance ($,000)
       Units 1-4 & 9                                         10,000     10,000    10,000     6,000      6,000     6,000     6,000
       Units 5-8                                              8,000      8,000     8,000     8,000      8,000     8,000     8,000

Cash Flow After Debt Service and Major Maintenance ($,000)   76,371     80,612    81,706    85,357     84,418    85,132    82,921

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Lower Inflation Sensitivity

Project Year                                                       21          22          23          24          25          26
Year                                                             2021        2022        2023        2024        2025        2026
Percent of Year                                                  100%        100%        100%        100%        100%        100%
Revenues ($,000)
        Market Revenues                                       134,477     195,295     241,440     257,850     260,399      80,018
       Contract Revenues                                       71,972      27,663          --          --          --          --
       Volatility Revenues                                     29,707      41,260      51,633      55,671      55,590      24,466

       Total Operating Revenues                               236,156     264,218     293,073     313,520     315,990     104,484

Operating Expenses ($,000)
Fuel Costs                                                    100,289      99,649      98,175      99,353     105,032      52,791
Fixed O&M Expenses
       Units 1-4 & 9                                            4,972       5,096       5,223       5,354       5,488       2,729
       Units 5-8                                                5,370       5,505       5,642       5,783       5,928       2,997
Variable O&M                                                       40          40          39          39          41          21

Emission Costs                                                    304         276         270         249         230          62

Capital Expenditures ($,000)                                       --          --          --          --          --          --

Interest Income on Reserve Balances                             2,205       2,463       3,283       3,477       2,909       1,057
Interest Income on Cash Balances                                  392         392         392         392         392         228

Cash Flow Available
       For Debt Service ($,000)                               127,777     156,507     187,398     206,610     202,572      47,168

Debt Service ($,000)(1)
       Debt                                                    26,290      21,673      10,158      12,797       8,985       1,726
       Interest                                                 6,639       4,449       2,720       1,887         826          70

       Total Debt Service                                      32,929      26,122      12,878      14,684       9,811       1,797

Debt Service Coverage Ratio                                      3.88x       5.99x      14.55x      14.07x      20.65x      26.25x

Cash Flow After Debt Service ($,000)                           94,848     130,385     174,519     191,927     192,761      45,372

Major Maintenance ($,000)
       Units 1-4 & 9                                           14,000      14,000      14,000      14,000      14,000       2,000
       Units 5-8                                                8,000       8,000       8,000       2,000       2,000       1,000

Cash Flow After Debt Service and Major Maintenance ($,000)     72,848     108,385     152,519     175,927     176,761      42,372

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
High Gas Sensitivity

Project Year                                                       1           2           3           4           5           6
Year                                                            2001        2002        2003        2004        2005        2006
Percent of Year                                                  33%        100%        100%        100%        100%        100%
Revenues ($,000)
        Market Revenues                                           --          --          --          --          --          --
       Contract Revenues                                      33,578     147,433     136,068     127,538     140,279     144,114
       Volatility Revenues                                        --          --          --          --          --          --

       Total Operating Revenues                               33,578     147,433     136,068     127,538     140,279     144,114

Operating Expenses ($,000)
Fuel Costs                                                    12,770      70,221      60,413      52,169      63,895      68,346
Fixed O&M Expenses
       Units 1-4 & 9                                             771       3,368       3,465       3,557       3,651       3,997
       Units 5-8                                                 875       4,010       4,133       4,231       4,332       5,207
Variable O&M                                                       3          17          14          14          18          19

Emission Costs                                                    --          --          --         356         307         317

Capital Expenditures ($,000)                                      --          --          --          --          --          --

Interest Income on Reserve Balances                               20         260         548         836       1,108       1,223
Interest Income on Cash Balances                                 456         838         823         839         837         868

Cash Flow Available
       For Debt Service ($,000)                               19,635      70,916      69,412      68,887      70,022      68,319

Debt Service ($,000)(1)
       Debt                                                    5,600      14,210      14,180      15,530      17,910      18,330
       Interest                                                6,742      32,239      31,096      29,916      28,599      27,117

       Total Debt Service                                     12,342      46,449      45,276      45,446      46,509      45,447

Debt Service Coverage Ratio                                     1.59x       1.53x       1.53x       1.52x       1.51x       1.50x

                                  -----------------------------------------------
                                  Average Debt Service Coverage Ratio       3.58x
                                  Minimun Debt Service Coverage Ratio       1.50x
                                  -----------------------------------------------

Cash Flow After Debt Service ($,000)                           7,293      24,467      24,136      23,440      23,513      22,872

Major Maintenance ($,000)
       Units 1-4 & 9                                             500       2,000       2,000       2,000       2,000       2,000
       Units 5-8                                               1,300       5,200       5,200       5,200       5,200       5,200

Cash Flow After Debt Service and Major Maintenance ($,000)     5,493      17,267      16,936      16,240      16,313      15,672

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
High Gas Sensitivity

Project Year                                                         7           8         9        10        11       12        13
Year                                                              2007        2008      2009      2010      2011     2012      2013
Percent of Year                                                   100%        100%      100%      100%      100%     100%      100%
Revenues ($,000)
        Market Revenues                                             --          --        --        --        --       --   120,848
       Contract Revenues                                       139,881     145,730   155,151   148,876   135,093  149,109    97,300
       Volatility Revenues                                          --          --        --        --        --       --    20,990

       Total Operating Revenues                                139,881     145,730   155,151   148,876   135,093  149,109   239,138

Operating Expenses ($,000)
Fuel Costs                                                      64,371      70,341    78,908    73,061    60,489   72,204   110,753
Fixed O&M Expenses
       Units 1-4 & 9                                             3,890       4,324     4,430     4,538     4,323    4,204     4,326
       Units 5-8                                                 5,699       5,809     5,922     6,039     5,146    4,547     4,674
Variable O&M                                                        20          21        22        21        18       22        31

Emission Costs                                                     (42)        (43)      117       133       138      125       136

Capital Expenditures ($,000)                                        --          --        --        --        --       --        --

Interest Income on Reserve Balances                              1,447       1,664     1,938     2,194     2,233    1,471       929
Interest Income on Cash Balances                                   848         934       978       860       844      906       434

Cash Flow Available
       For Debt Service ($,000)                                 68,239      67,876    68,668    68,139    68,056   70,385   120,580

Debt Service ($,000)(1)
       Debt                                                     19,390      20,750    22,310    23,230    25,230   29,644     8,211
       Interest                                                 25,609      23,997    22,274    20,438    18,511   16,373    14,319

       Total Debt Service                                       44,999      44,747    44,584    43,668    43,741   46,017    22,530

Debt Service Coverage Ratio                                       1.52x       1.52x     1.54x     1.56x     1.56x    1.53x     5.35x

Cash Flow After Debt Service ($,000)                            23,241      23,129    24,084    24,471    24,316   24,368    98,050

Major Maintenance ($,000)
       Units 1-4 & 9                                             2,000       2,000     2,000     2,000     2,000    2,000    10,000
       Units 5-8                                                 5,200       5,200     5,200     5,200     5,200    5,200     8,000

Cash Flow After Debt Service and Major Maintenance ($,000)      16,041      15,929    16,884    17,271    17,116   17,168    80,050

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
High Gas Sensitivity

Project Year                                                     14          15        16        17         18         19        20
Year                                                           2014        2015      2016      2017       2018       2019      2020
Percent of Year                                                100%        100%      100%      100%       100%       100%      100%
Revenues ($,000)
      Market Revenues                                       129,770     141,112   134,302   152,240    154,624    166,715   165,930
     Contract Revenues                                      102,943     102,753    96,354   113,374    111,714    127,822   112,874
     Volatility Revenues                                     22,294      26,003    23,914    27,015     29,478     28,975    29,036

     Total Operating Revenues                               255,007     269,867   254,570   292,628    295,817    323,512   307,839

Operating Expenses ($,000)
Fuel Costs                                                  125,144     135,161   121,123   151,994    155,070    181,230   161,110
Fixed O&M Expenses
     Units 1-4 & 9                                            4,455       4,581     4,711     4,817      4,984      5,126     5,272
     Units 5-8                                                4,806       4,941     5,080     5,223      5,382      5,535     5,692
Variable O&M                                                     35          38        33        41         41         48        42

Emission Costs                                                  192         176       197       219        198        222       228

Capital Expenditures ($,000)                                     --          --        --        --         --         --        --

Interest Income on Reserve Balances                           1,372       1,757     1,807     1,755      2,078      1,274       360
Interest Income on Cash Balances                                477         470       465       425        465        465       465

Cash Flow Available
     For Debt Service ($,000)                               122,224     127,198   125,698   132,513    132,684    133,090   136,320

Debt Service ($,000)(1)
     Debt                                                     7,500       8,341     5,765    13,170     14,765     15,628    20,677
     Interest                                                13,662      13,049    12,370    11,891     10,814      9,615     8,304

     Total Debt Service                                      21,162      21,390    18,135    25,061     25,579     25,243    28,981

Debt Service Coverage Ratio                                    5.78x       5.95x     6.93x     5.29x      5.19x      5.27x     4.70x

Cash Flow After Debt Service ($,000)                        101,062     105,807   107,563   107,452    107,105    107,847   107,340

Major Maintenance ($,000)
     Units 1-4 & 9                                           10,000      10,000    10,000     6,000      6,000      6,000     6,000
     Units 5-8                                                8,000       8,000     8,000     8,000      8,000      8,000     8,000

Cash Flow After Debt Service and Major Maintenance ($,000)   83,062      87,807    89,563    93,452     93,105     93,847    93,340

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
High Gas Sensitivity

Project Year                                                       21          22          23          24          25          26
Year                                                             2021        2022        2023        2024        2025        2026
Percent of Year                                                  100%        100%        100%        100%        100%        100%
Revenues ($,000)
      Market Revenues                                         180,454     266,192     326,219     352,063     359,098     123,342
     Contract Revenues                                        102,735      38,481          --          --          --          --
     Volatility Revenues                                       33,225      46,371      58,312      63,179      63,396      28,038

     Total Operating Revenues                                 316,414     351,044     384,531     415,242     422,493     151,380

Operating Expenses ($,000)
Fuel Costs                                                    170,028     169,025     164,569     176,188     183,354      92,538
Fixed O&M Expenses
     Units 1-4 & 9                                              5,431       5,593       5,761       5,934       6,112       3,054
     Units 5-8                                                  5,862       6,038       6,219       6,406       6,598       3,352
Variable O&M                                                       44          43          41          44          45          22

Emission Costs                                                    272         254         272         239         210          59

Capital Expenditures ($,000)                                       --          --          --          --          --          --

Interest Income on Reserve Balances                             3,638       4,315       3,355       3,369       3,152         730
Interest Income on Cash Balances                                  465         465         465         465         465         285

Cash Flow Available
     For Debt Service ($,000)                                 138,881     174,869     211,488     230,265     229,790      53,370

Debt Service ($,000)(1)
     Debt                                                      26,290      21,673      10,158      12,797       8,985       1,726
     Interest                                                   6,639       4,449       2,720       1,887         826          70

     Total Debt Service                                        32,929      26,122      12,878      14,684       9,811       1,797

Debt Service Coverage Ratio                                     4.22x       6.69x      16.42x      15.68x      23.42x      29.70x

Cash Flow After Debt Service ($,000)                          105,952     148,747     198,610     215,582     219,980      51,573

Major Maintenance ($,000)
     Units 1-4 & 9                                             14,000      14,000      14,000      14,000      14,000       2,000
     Units 5-8                                                  8,000       8,000       8,000       2,000       2,000       1,000

Cash Flow After Debt Service and Major Maintenance ($,000)     83,952     126,747     176,610     199,582     203,980      48,573

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Overbuild Sensitivity

Project Year                                                       1           2           3           4           5           6
Year                                                            2001        2002        2003        2004        2005        2006
Percent of Year                                                  33%        100%        100%        100%        100%        100%
Revenues ($,000)
      Market Revenues                                             --          --          --          --          --          --
     Contract Revenues                                        32,635     132,754     121,836     116,730     128,442     130,784
     Volatility Revenues                                          --          --          --          --          --          --

     Total Operating Revenues                                 32,635     132,754     121,836     116,730     128,442     130,784

Operating Expenses ($,000)
Fuel Costs                                                    11,788      55,573      46,285      41,246      51,706      54,486
Fixed O&M Expenses
     Units 1-4 & 9                                               771       3,368       3,465       3,557       3,651       3,997
     Units 5-8                                                   875       4,010       4,133       4,231       4,332       5,207
Variable O&M                                                       3          17          15          15          10          14

Emission Costs                                                    --          --          --         373         344         359

Capital Expenditures ($,000)                                      --          --          --          --          --          --

Interest Income on Reserve Balances                               20         260         548         836       1,108       1,223
Interest Income on Cash Balances                                 440         804         780         803         814         842

Cash Flow Available
     For Debt Service ($,000)                                 19,659      70,850      69,266      68,947      70,322      68,786

Debt Service ($,000)(1)
     Debt                                                      5,600      14,210      14,180      15,530      17,910      18,330
     Interest                                                  6,742      32,239      31,096      29,916      28,599      27,117

     Total Debt Service                                       12,342      46,449      45,276      45,446      46,509      45,447

Debt Service Coverage Ratio                                     1.59x       1.53x       1.53x       1.52x       1.51x       1.51x

                                  -----------------------------------------------
                                  Average Debt Service Coverage Ratio       3.55x
                                  Minimun Debt Service Coverage Ratio       1.51x
                                  -----------------------------------------------

Cash Flow After Debt Service ($,000)                           7,317      24,401      23,990      23,500      23,813      23,339

Major Maintenance ($,000)
     Units 1-4 & 9                                               500       2,000       2,000       2,000       2,000       2,000
     Units 5-8                                                 1,300       5,200       5,200       5,200       5,200       5,200

Cash Flow After Debt Service and Major Maintenance ($,000)     5,517      17,201      16,790      16,300      16,613      16,139

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Overbuild Sensitivity

Project Year                                                        7           8         9       10         11        12        13
Year                                                             2007        2008      2009     2010       2011      2012      2013
Percent of Year                                                  100%        100%      100%     100%       100%      100%      100%
Revenues ($,000)
       Market Revenues                                             --          --        --       --         --        --   108,696
      Contract Revenues                                       127,625     132,259   135,737  131,964    119,877   130,585    83,255
      Volatility Revenues                                          --          --        --       --         --        --    20,990

      Total Operating Revenues                                127,625     132,259   135,737  131,964    119,877   130,585   212,941

Operating Expenses ($,000)
Fuel Costs                                                     51,704      56,323    59,271   55,690     45,124    53,680    83,068
Fixed O&M Expenses
      Units 1-4 & 9                                             3,890       4,324     4,430    4,538      4,323     4,204     4,326
      Units 5-8                                                 5,699       5,809     5,922    6,039      5,146     4,547     4,674
Variable O&M                                                       16          17        19       23         18        21        36

Emission Costs                                                    (29)        (33)      124      127        140       155       145

Capital Expenditures ($,000)                                       --          --        --       --         --        --        --

Interest Income on Reserve Balances                             1,459       1,796     2,009    2,280      2,346     1,458       921
Interest Income on Cash Balances                                  824         873       892      843        799       847       411

Cash Flow Available
      For Debt Service ($,000)                                 68,627      68,489    68,872   68,671     68,272    70,283   122,024

Debt Service ($,000)(1)
      Debt                                                     19,390      20,750    22,310   23,230     25,230    29,644     8,211
      Interest                                                 25,609      23,997    22,274   20,438     18,511    16,373    14,319

      Total Debt Service                                       44,999      44,747    44,584   43,668     43,741    46,017    22,530

Debt Service Coverage Ratio                                      1.53x       1.53x     1.54x    1.57x      1.56x     1.53x     5.42x

Cash Flow After Debt Service ($,000)                           23,628      23,742    24,287   25,003     24,531    24,265    99,494

Major Maintenance ($,000)
      Units 1-4 & 9                                             2,000       2,000     2,000    2,000      2,000     2,000    10,000
      Units 5-8                                                 5,200       5,200     5,200    5,200      5,200     5,200     8,000

Cash Flow After Debt Service and Major Maintenance ($,000)     16,428      16,542    17,087   17,803     17,331    17,065    81,494

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Overbuild Sensitivity

Project Year                                                       14        15        16        17        18        19        20
Year                                                             2014      2015      2016      2017      2018      2019      2020
Percent of Year                                                  100%      100%      100%      100%      100%      100%      100%
Revenues ($,000)
        Market Revenues                                       113,484   122,499   117,136   130,429   133,221   138,984   139,706
       Contract Revenues                                       82,596    83,842    77,564    80,325    72,652    77,715    73,543
       Volatility Revenues                                     22,294    26,003    23,914    27,015    29,478    28,975    29,036

       Total Operating Revenues                               218,373   232,344   218,615   237,769   235,352   245,675   242,285

Operating Expenses ($,000)
Fuel Costs                                                     88,056    96,714    84,760    98,477   107,781   121,162   105,959
Fixed O&M Expenses
       Units 1-4 & 9                                            4,455     4,581     4,711     4,817     4,984     5,126     5,272
       Units 5-8                                                4,806     4,941     5,080     5,223     5,382     5,535     5,692
Variable O&M                                                       37        42        36        44        44        50        43

Emission Costs                                                    183       217       215       243       230       248       252

Capital Expenditures ($,000)                                       --        --        --        --        --        --        --

Interest Income on Reserve Balances                             1,365     1,801     1,963     1,786     2,062     1,261       343
Interest Income on Cash Balances                                  424       414       399       386       399       399       399

Cash Flow Available
       For Debt Service ($,000)                               122,626   128,064   126,175   131,137   119,392   115,214   125,808

Debt Service ($,000)(1)
       Debt                                                     7,500     8,341     5,765    13,170    14,765    15,628    20,677
       Interest                                                13,662    13,049    12,370    11,891    10,814     9,615     8,304

       Total Debt Service                                      21,162    21,390    18,135    25,061    25,579    25,243    28,981

Debt Service Coverage Ratio                                      5.79x     5.99x     6.96x     5.23x     4.67x     4.56x     4.34x

Cash Flow After Debt Service ($,000)                          101,464   106,674   108,040   106,076    93,814    89,971    96,827

Major Maintenance ($,000)
       Units 1-4 & 9                                           10,000    10,000    10,000     6,000     6,000     6,000     6,000
       Units 5-8                                                8,000     8,000     8,000     8,000     8,000     8,000     8,000

Cash Flow After Debt Service and Major Maintenance ($,000)     83,464    88,674    90,040    92,076    79,814    75,971    82,827

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
Overbuild Sensitivity

Project Year                                                       21          22          23          24          25          26
Year                                                             2021        2022        2023        2024        2025        2026
Percent of Year                                                  100%        100%        100%        100%        100%        100%
Revenues ($,000)
       Market Revenues                                        150,750     220,042     273,420     293,416     297,787      91,960
      Contract Revenues                                        72,194      32,916          --          --          --          --
      Volatility Revenues                                      33,225      46,371      58,312      63,179      63,396      28,038

      Total Operating Revenues                                256,170     299,329     331,732     356,595     361,182     119,998

Operating Expenses ($,000)
Fuel Costs                                                    111,324     111,095     109,941     111,698     118,756      60,094
Fixed O&M Expenses
      Units 1-4 & 9                                             5,431       5,593       5,761       5,934       6,112       3,054
      Units 5-8                                                 5,862       6,038       6,219       6,406       6,598       3,352
Variable O&M                                                       45          44          43          44          46          24

Emission Costs                                                    305         277         271         250         230          62

Capital Expenditures ($,000)                                       --          --          --          --          --          --

Interest Income on Reserve Balances                             3,762       4,256       3,255       3,292       3,230       1,206
Interest Income on Cash Balances                                  399         399         399         399         399         234

Cash Flow Available
      For Debt Service ($,000)                                137,364     180,937     213,150     235,954     233,068      54,852

Debt Service ($,000)(1)
      Debt                                                     26,290      21,673      10,158      12,797       8,985       1,726
      Interest                                                  6,639       4,449       2,720       1,887         826          70

      Total Debt Service                                       32,929      26,122      12,878      14,684       9,811       1,797

Debt Service Coverage Ratio                                      4.17x       6.93x      16.55x      16.07x      23.76x      30.53x

Cash Flow After Debt Service ($,000)                          104,436     154,814     200,272     221,271     223,258      53,056

Major Maintenance ($,000)
      Units 1-4 & 9                                            14,000      14,000      14,000      14,000      14,000       2,000
      Units 5-8                                                 8,000       8,000       8,000       2,000       2,000       1,000

Cash Flow After Debt Service and Major Maintenance ($,000)     82,436     132,814     178,272     205,271     207,258      50,056

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
No Aquila Contract Extension Sensitivity

Project Year                                                       1           2           3           4           5           6
Year                                                            2001        2002        2003        2004        2005        2006
Percent of Year                                                  33%        100%        100%        100%        100%        100%
Revenues ($,000)
       Market Revenues                                            --          --          --          --          --          --
      Contract Revenues                                       32,635     132,754     121,836     116,730     129,175     131,295
      Volatility Revenues                                         --          --          --          --          --          --

      Total Operating Revenues                                32,635     132,754     121,836     116,730     129,175     131,295

Operating Expenses ($,000)
Fuel Costs                                                    11,788      55,573      46,285      41,246      52,369      55,039
Fixed O&M Expenses
      Units 1-4 & 9                                              771       3,368       3,465       3,557       3,651       3,997
      Units 5-8                                                  875       4,010       4,133       4,231       4,332       5,207
Variable O&M                                                       3          17          15          15          22          22

Emission Costs                                                    --          --          --         373         344         359

Capital Expenditures ($,000)                                      --          --          --          --          --          --

Interest Income on Reserve Balances                               20         260         548         836       1,108       1,212
Interest Income on Cash Balances                                 440         804         780         803         818         846

Cash Flow Available
      For Debt Service ($,000)                                19,659      70,850      69,266      68,947      70,385      68,728

Debt Service ($,000)(1)
      Debt                                                     5,600      14,210      14,180      15,530      17,910      18,330
      Interest                                                 6,742      32,239      31,096      29,916      28,599      27,117

      Total Debt Service                                      12,342      46,449      45,276      45,446      46,509      45,447

Debt Service Coverage Ratio                                     1.59x       1.53x       1.53x       1.52x       1.51x       1.51x

                                  -----------------------------------------------
                                  Average Debt Service Coverage Ratio       3.83x
                                  Minimun Debt Service Coverage Ratio       1.51x
                                  -----------------------------------------------

Cash Flow After Debt Service ($,000)                           7,317      24,401      23,990      23,500      23,876      23,281

Major Maintenance ($,000)
      Units 1-4 & 9                                              500       2,000       2,000       2,000       2,000       2,000
      Units 5-8                                                1,300       5,200       5,200       5,200       5,200       5,200

Cash Flow After Debt Service and Major Maintenance ($,000)     5,517      17,201      16,790      16,300      16,676      16,081

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
No Aquila Contract Extension Sensitivity

Project Year                                                         7          8         9        10        11        12        13
Year                                                              2007       2008      2009      2010      2011      2012      2013
Percent of Year                                                   100%       100%      100%      100%      100%      100%      100%
Revenues ($,000)
      Market Revenues                                               --         --        --        --        --        --   108,582
     Contract Revenues                                         128,030    132,586   136,205   131,894   119,840   130,562    83,238
     Volatility Revenues                                            --         --        --        --        --        --    20,990

     Total Operating Revenues                                  128,030    132,586   136,205   131,894   119,840   130,562   212,810

Operating Expenses ($,000)
Fuel Costs                                                      52,139     56,779    59,741    55,839    45,179    53,549    83,180
Fixed O&M Expenses
     Units 1-4 & 9                                               3,890      4,324     4,430     4,538     4,323     4,204     4,326
     Units 5-8                                                   5,699      5,809     5,922     6,039     5,146     4,547     4,674
Variable O&M                                                        23         26        26        24        20        24        36

Emission Costs                                                     (48)       (50)      155       170       157       149       153

Capital Expenditures ($,000)                                        --         --        --        --        --        --        --

Interest Income on Reserve Balances                              1,319      1,595     1,785     1,214     1,045     1,102       990
Interest Income on Cash Balances                                   826        874       896       834       787       846       412

Cash Flow Available
     For Debt Service ($,000)                                   68,471     68,168    68,612    67,332    66,847    70,036   121,843

Debt Service ($,000)(1)
     Debt                                                       19,390     20,750    22,310    23,230    25,230    29,644     8,211
     Interest                                                   25,609     23,997    22,274    20,438    18,511    16,373    14,319

     Total Debt Service                                         44,999     44,747    44,584    43,668    43,741    46,017    22,530

Debt Service Coverage Ratio                                       1.52x      1.52x     1.54x     1.54x     1.53x     1.52x     5.41x

Cash Flow After Debt Service ($,000)                            23,473     23,421    24,028    23,664    23,106    24,019    99,313

Major Maintenance ($,000)
     Units 1-4 & 9                                               2,000      2,000     2,000     2,000     2,000     2,000    10,000
     Units 5-8                                                   5,200      5,200     5,200     5,200     5,200     5,200     8,000

Cash Flow After Debt Service and Major Maintenance ($,000)      16,273     16,221    16,828    16,464    15,906    16,819    81,313

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
No Aquila Contract Extension Sensitivity

Project Year                                                     14         15         16         17        18        19        20
Year                                                           2014       2015       2016       2017      2018      2019      2020
Percent of Year                                                100%       100%       100%       100%      100%      100%      100%
Revenues ($,000)
        Market Revenues                                     113,358    122,341    127,816    195,091   226,057   237,143   240,221
       Contract Revenues                                     82,541     83,790     69,957     30,157        --        --        --
       Volatility Revenues                                   22,294     26,003     25,562     39,542    42,690    43,937    43,040

       Total Operating Revenues                             218,192    232,133    223,335    264,790   268,747   281,080   283,261

Operating Expenses ($,000)
Fuel Costs                                                   88,036     96,637     85,446    100,063    99,335   107,877    99,326
Fixed O&M Expenses
       Units 1-4 & 9                                          4,455      4,581      4,711      4,817     4,984     5,126     5,272
       Units 5-8                                              4,806      4,941      5,080      5,223     5,382     5,535     5,692
Variable O&M                                                     37         42         36         41        40        43        40

Emission Costs                                                  214        217        215        243       227       212       182

Capital Expenditures ($,000)                                     --         --         --         --        --        --        --

Interest Income on Reserve Balances                           1,267      1,479      1,575      1,762     2,142     1,261       301
Interest Income on Cash Balances                                423        412        399        386       399       399       399

Cash Flow Available
       For Debt Service ($,000)                             122,336    127,606    129,821    156,550   161,319   163,947   173,448

Debt Service ($,000)(1)
       Debt                                                   7,500      8,341      5,765     13,170    14,765    15,628    20,677
       Interest                                              13,662     13,049     12,370     11,891    10,814     9,615     8,304

       Total Debt Service                                    21,162     21,390     18,135     25,061    25,579    25,243    28,981

Debt Service Coverage Ratio                                    5.78x      5.97x      7.16x      6.25x     6.31x     6.49x     5.98x

Cash Flow After Debt Service ($,000)                        101,174    106,216    111,686    131,489   135,741   138,704   144,467

Major Maintenance ($,000)
       Units 1-4 & 9                                         10,000     10,000     10,000      6,000     6,000     6,000     6,000
       Units 5-8                                              8,000      8,000      8,000      8,000     8,000     8,000     8,000

Cash Flow After Debt Service and Major Maintenance ($,000)   83,174     88,216     93,686    117,489   121,741   124,704   130,467

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
No Aquila Contract Extension Sensitivity

Project Year                                                       21          22          23          24          25          26
Year                                                             2021        2022        2023        2024        2025        2026
Percent of Year                                                  100%        100%        100%        100%        100%        100%
Revenues ($,000)
      Market Revenues                                         234,780     250,997     272,674     292,626     296,962      91,698
     Contract Revenues                                             --          --          --          --          --          --
     Volatility Revenues                                       60,220      56,997      58,312      63,179      63,396      28,038

     Total Operating Revenues                                 295,000     307,994     330,986     355,806     360,357     119,736

Operating Expenses ($,000)
Fuel Costs                                                    100,403     105,043     109,723     111,570     118,507      59,956
Fixed O&M Expenses
     Units 1-4 & 9                                              5,431       5,593       5,761       5,934       6,112       3,054
     Units 5-8                                                  5,862       6,038       6,219       6,406       6,598       3,352
Variable O&M                                                       40          41          43          44          46          23

Emission Costs                                                    205         199         198         204         230          62

Capital Expenditures ($,000)                                       --          --          --          --          --          --

Interest Income on Reserve Balances                             1,744       1,935       2,748       2,874       2,161         605
Interest Income on Cash Balances                                  399         399         399         399         399         233

Cash Flow Available
     For Debt Service ($,000)                                 185,202     193,412     212,188     234,920     231,424      54,127

Debt Service ($,000)(1)
     Debt                                                      26,290      21,673      10,158      12,797       8,985       1,726
     Interest                                                   6,639       4,449       2,720       1,887         826          70

     Total Debt Service                                        32,929      26,122      12,878      14,684       9,811       1,797

Debt Service Coverage Ratio                                      5.62x       7.40x      16.48x      16.00x      23.59x      30.12x

Cash Flow After Debt Service ($,000)                          152,274     167,290     199,310     220,237     221,613      52,330

Major Maintenance ($,000)
     Units 1-4 & 9                                             14,000      14,000      14,000      14,000      14,000       2,000
     Units 5-8                                                  8,000       8,000       8,000       2,000       2,000       1,000

Cash Flow After Debt Service and Major Maintenance ($,000)    130,274     145,290     177,310     204,237     205,613      49,330

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
No Volatility Revenue Sensitivity

Project Year                                                       1           2           3           4           5           6
Year                                                            2001        2002        2003        2004        2005        2006
Percent of Year                                                  33%        100%        100%        100%        100%        100%
Revenues ($,000)
        Market Revenues                                           --          --          --          --          --          --
       Contract Revenues                                      32,635     132,754     121,836     116,730     129,175     131,295
       Volatility Revenues                                        --          --          --          --          --          --

       Total Operating Revenues                               32,635     132,754     121,836     116,730     129,175     131,295

Operating Expenses ($,000)
Fuel Costs                                                    11,788      55,573      46,285      41,246      52,369      55,039
Fixed O&M Expenses
       Units 1-4 & 9                                             771       3,368       3,465       3,557       3,651       3,997
       Units 5-8                                                 875       4,010       4,133       4,231       4,332       5,207
Variable O&M                                                       3          17          15          15          22          22

Emission Costs                                                    --          --          --         373         344         359

Capital Expenditures ($,000)                                      --          --          --          --          --          --

Interest Income on Reserve Balances                               20         260         548         836       1,108       1,212
Interest Income on Cash Balances                                 440         804         780         803         818         846

Cash Flow Available
       For Debt Service ($,000)                               19,659      70,850      69,266      68,947      70,385      68,728

Debt Service ($,000)(1)
       Debt                                                    5,600      14,210      14,180      15,530      17,910      18,330
       Interest                                                6,742      32,239      31,096      29,916      28,599      27,117

       Total Debt Service                                     12,342      46,449      45,276      45,446      46,509      45,447

Debt Service Coverage Ratio                                     1.59x       1.53x       1.53x       1.52x       1.51x       1.51x

                                  -----------------------------------------------
                                  Average Debt Service Coverage Ratio       2.97x
                                  Minimun Debt Service Coverage Ratio       1.51x
                                  -----------------------------------------------

Cash Flow After Debt Service ($,000)                           7,317      24,401      23,990      23,500      23,876      23,281

Major Maintenance ($,000)
       Units 1-4 & 9                                             500       2,000       2,000       2,000       2,000       2,000
       Units 5-8                                               1,300       5,200       5,200       5,200       5,200       5,200

Cash Flow After Debt Service and Major Maintenance ($,000)     5,517      17,201      16,790      16,300      16,676      16,081

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
No Volatility Revenue Sensitivity

Project Year                                                         7          8         9        10        11        12        13
Year                                                              2007       2008      2009      2010      2011      2012      2013
Percent of Year                                                   100%       100%      100%      100%      100%      100%      100%
Revenues ($,000)
       Market Revenues                                              --         --        --        --        --        --   108,582
      Contract Revenues                                        128,030    132,586   136,205   131,894   119,840   130,562    83,238
      Volatility Revenues                                           --         --        --        --        --        --        --

      Total Operating Revenues                                 128,030    132,586   136,205   131,894   119,840   130,562   191,820

Operating Expenses ($,000)
Fuel Costs                                                      52,139     56,779    59,741    55,839    45,179    53,549    83,180
Fixed O&M Expenses
      Units 1-4 & 9                                              3,890      4,324     4,430     4,538     4,323     4,204     4,326
      Units 5-8                                                  5,699      5,809     5,922     6,039     5,146     4,547     4,674
Variable O&M                                                        23         26        26        24        20        24        36

Emission Costs                                                     (48)       (50)      155       170       157       149       153

Capital Expenditures ($,000)                                        --         --        --        --        --        --        --

Interest Income on Reserve Balances                              1,319      1,595     1,785     1,214     1,045     1,102       990
Interest Income on Cash Balances                                   826        874       896       834       787       846       412

Cash Flow Available
      For Debt Service ($,000)                                  68,471     68,168    68,612    67,332    66,847    70,036   100,853

Debt Service ($,000)(1)
      Debt                                                      19,390     20,750    22,310    23,230    25,230    29,644     8,211
      Interest                                                  25,609     23,997    22,274    20,438    18,511    16,373    14,319

      Total Debt Service                                        44,999     44,747    44,584    43,668    43,741    46,017    22,530

Debt Service Coverage Ratio                                       1.52x      1.52x     1.54x     1.54x     1.53x     1.52x     4.48x

Cash Flow After Debt Service ($,000)                            23,473     23,421    24,028    23,664    23,106    24,019    78,323

Major Maintenance ($,000)
      Units 1-4 & 9                                              2,000      2,000     2,000     2,000     2,000     2,000    10,000
      Units 5-8                                                  5,200      5,200     5,200     5,200     5,200     5,200     8,000

Cash Flow After Debt Service and Major Maintenance ($,000)      16,273     16,221    16,828    16,464    15,906    16,819    60,323

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
No Volatility Revenue Sensitivity

Project Year                                                       14        15        16        17         18        19        20
Year                                                             2014      2015      2016      2017       2018      2019      2020
Percent of Year                                                  100%      100%      100%      100%       100%      100%      100%
Revenues ($,000)
        Market Revenues                                       113,358   122,341   116,920   130,178    132,960   138,696   139,409
       Contract Revenues                                       82,541    83,790    78,607    87,522     86,869    97,233    84,806
       Volatility Revenues                                         --        --        --        --         --        --        --

       Total Operating Revenues                               195,899   206,130   195,528   217,700    219,829   235,929   224,215

Operating Expenses ($,000)
Fuel Costs                                                     88,036    96,637    85,712   103,201    107,631   120,980   105,785
Fixed O&M Expenses
       Units 1-4 & 9                                            4,455     4,581     4,711     4,817      4,984     5,126     5,272
       Units 5-8                                                4,806     4,941     5,080     5,223      5,382     5,535     5,692
Variable O&M                                                       37        42        36        44         44        50        43

Emission Costs                                                    214       217       215       243        230       247       252

Capital Expenditures ($,000)                                       --        --        --        --         --        --        --

Interest Income on Reserve Balances                             1,267     1,479     1,575     1,762      2,142     1,261       301
Interest Income on Cash Balances                                  423       412       399       389        399       399       399

Cash Flow Available
       For Debt Service ($,000)                               100,042   101,603   101,747   106,322    104,099   105,651   107,871

Debt Service ($,000)(1)
       Debt                                                     7,500     8,341     5,765    13,170     14,765    15,628    20,677
       Interest                                                13,662    13,049    12,370    11,891     10,814     9,615     8,304

       Total Debt Service                                      21,162    21,390    18,135    25,061     25,579    25,243    28,981

Debt Service Coverage Ratio                                      4.73x     4.75x     5.61x     4.24x      4.07x     4.19x     3.72x

Cash Flow After Debt Service ($,000)                           78,880    80,213    83,613    81,261     78,521    80,407    78,890

Major Maintenance ($,000)
       Units 1-4 & 9                                           10,000    10,000    10,000     6,000      6,000     6,000     6,000
       Units 5-8                                                8,000     8,000     8,000     8,000      8,000     8,000     8,000

Cash Flow After Debt Service and Major Maintenance ($,000)     60,880    62,213    65,613    67,261     64,521    66,407    64,890

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

Elwood
Annual Cash Flow Statement
No Volatility Revenue Sensitivity

Project Year                                                       21          22          23          24          25         26
Year                                                             2021        2022        2023        2024        2025       2026
Percent of Year                                                  100%        100%        100%        100%        100%       100%
Revenues ($,000)
         Market Revenues                                      150,402     219,489     272,674     292,626     296,962     91,698
        Contract Revenues                                      76,695      29,522          --          --          --         --
        Volatility Revenues                                        --          --          --          --          --         --

        Total Operating Revenues                              227,097     249,011     272,674     292,626     296,962     91,698

Operating Expenses ($,000)
Fuel Costs                                                    111,120     110,884     109,719     111,566     118,504     59,955
Fixed O&M Expenses
        Units 1-4 & 9                                           5,431       5,593       5,761       5,934       6,112      3,054
        Units 5-8                                               5,862       6,038       6,219       6,406       6,598      3,352
Variable O&M                                                       45          44          43          44          46         23

Emission Costs                                                    304         276         270         249         230         62

Capital Expenditures ($,000)                                       --          --          --          --          --         --

Interest Income on Reserve Balances                             1,744       1,935       2,748       2,874       2,161        605
Interest Income on Cash Balances                                  399         399         399         399         399        233

Cash Flow Available
        For Debt Service ($,000)                              106,479     128,508     153,808     171,699     168,031     26,090

Debt Service ($,000)(1)
        Debt                                                   26,290      21,673      10,158      12,797       8,985      1,726
        Interest                                                6,639       4,449       2,720       1,887         826         70

        Total Debt Service                                     32,929      26,122      12,878      14,684       9,811      1,797

Debt Service Coverage Ratio                                      3.23x       4.92x      11.94x      11.69x      17.13x     14.52x

Cash Flow After Debt Service ($,000)                           73,550     102,386     140,930     157,016     158,220     24,293

Major Maintenance ($,000)
        Units 1-4 & 9                                          14,000      14,000      14,000      14,000      14,000      2,000
        Units 5-8                                               8,000       8,000       8,000       2,000       2,000      1,000

Cash Flow After Debt Service and Major Maintenance ($,000)     51,550      80,386     118,930     141,016     142,220     21,293

1 The debt service amounts shown above are the sum of the two semiannual payments relating to the calendar year cash flow. The actual bond payment will be made on July 5 of that year and January 5 of the following year.

                                    Annex C-1
                               Power Market Report

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              4401 Fair Lakes Court, Suite 400
              Fairfax, Virginia 22033-3848 USA
              Phone: 703-818-9100
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                             Power Market Assessment

                   MID-AMERICA INTERCONNECTED NETWORK (MAIN)

                                  Prepared for:

                                Elwood Energy LLC

                               September 06, 2001

================================================================================
This Report was produced by Pace Global Energy Services, LLC ("Pace") and is meant to be read as a whole and in conjunction with this disclaimer. Any use of this Report other than as a whole and in conjunction with this disclaimer is forbidden. Any use of this Report outside of its stated purpose without the prior written consent of Pace is forbidden. Except for its stated purpose, this Report may not be copied or distributed in whole or in part without Pace's prior written consent.

This Report and the information and statements herein are based in whole or in part on information obtained from various sources as of September 06, 2001. While Pace believes such information to be accurate, it makes no assurances, endorsements or warranties, express or implied, as to the validity, accuracy or completeness of any such information, any conclusions based thereon, or any methods disclosed in this Report. Pace assumes no responsibility for the results of any actions taken on the basis of this Report. By a party using, acting or relying on this Report, such party consents and agrees that Pace, its employees, directors, officers, contractors, advisors, members, affiliates, successors and agents shall have no liability with respect to such use, actions or reliance.

This Report does contain some forward-looking opinions. Certain unanticipated factors could cause actual results to differ from the opinions contained herein. Forward-looking opinions are based on historical and/or current information that relate to future operations, strategies, financial results or other developments. Some of the unanticipated factors, among others, that could cause the actual results to differ include regulatory developments, technological changes, competitive conditions, new products, general economic conditions, changes in tax laws, adequacy of reserves, credit and other risks associated with Elwood Energy LLC and/or other third parties, significant changes in interest rates and fluctuations in foreign currency exchange rates.

Further, certain statements, findings and conclusions in this Report are based on Pace's interpretations of various contracts. Interpretations of these contracts by legal counsel or a jurisdictional body could differ.
================================================================================

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----------------------------------------------------------------------------
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================================================================================
                               TABLE OF CONTENTS
================================================================================

Executive Summary .............................................................1
    Transaction Summary .......................................................1
      Power Sales Agreements ..................................................2
      Extension of Aquila Power Sales Agreements ..............................3
      Merchant and Contract Periods ...........................................3
    Results and Conclusions ...................................................4
      Project Results .........................................................8
      Project Volatility Value ................................................9
    Assumptions ..............................................................13
      Load Growth ............................................................13
      Expansion Units and Existing Unit Capacity .............................13
    Outline of report ........................................................15
Market Clearing Price Forecast Approach ......................................17
    Approach .................................................................17
    Equilibrium Pricing of Expansion Capacity ................................19
MAIN Market Pricing Forecast Results .........................................23
    CEMAS Simulated Market Pricing Rates .....................................23
          MAIN System Market Pricing - Base Case .............................23
          Announced and Forecasted System Capacity Additions .................24
          Project Results - Base Case ........................................27
Volatility Analysis Approach and Results .....................................31
    Summary Results ..........................................................31
    Volatility Value Analysis Methodology And Valuation ......................33
    Gas Market ...............................................................34
    Commodity Price Correlation ..............................................35
    Power Market And Valuation Results .......................................35
    Insurance ................................................................38
    Other Volatility Value Measures ..........................................38
Market Area Definition and Transmission ......................................39
    Regulatory Status ........................................................43
      Midwest ISO ............................................................47
      Midwest RTO ............................................................47
    Power Marketing and Trading Activity .....................................47
Electricity Demand In MAIN ...................................................52
    Load Forecasting Methodology .............................................52
    Energy Demand Forecast Results ...........................................54
    Hourly Load Forecasting ..................................................61
MAIN Power Generation Resources ..............................................62
    Demand Profile ...........................................................62
    Generation Profile .......................................................64
      Generating Unit Cost Profile ...........................................65
      Generating Unit Fuel Mix ...............................................66
      MAIN Nuclear Unit Assessment ...........................................67
    Expansion Unit Characterization and Costs ................................68
    Elwood Project Characterization and Costs ................................70


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Fuel Pricing .................................................................71
    Natural Gas ..............................................................72
      Commodity Prices .......................................................72
      Regional Basis .........................................................73
    Fuel Oil .................................................................75
      Commodity Prices .......................................................75
      Location Basis .........................................................77
      Refined Product Crack Spreads ..........................................78
      Delivered Oil Price Forecasts ..........................................79
    Coal .....................................................................79
      MAIN Coal Consumption Profile ..........................................80
      Coal Price Escalation Rates ............................................82
      Coal Supply, Demand, and Transportation Trends .........................82
      Delivered Coal Price Forecast ..........................................84
    Uranium ..................................................................85
Appendix A - Sensitivities ...................................................86
    High Gas Case ............................................................86
    Overbuild Case ...........................................................92
    Aquila PSA Extension Case ................................................97


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================================================================================
                                    EXHIBITS
================================================================================

EXHIBIT 1:  MAIN-NI ANNUAL SYSTEM AVERAGE MARKET PRICE (1998 $/MWH) ...........7
EXHIBIT 2:  PROJECT ANNUAL OPERATIONAL SUMMARY - (1998 $) .....................9
EXHIBIT 3:  PROJECT ANNUAL VOLATILITY VALUE (1998 $) .........................11
EXHIBIT 4:  PROJECT MONTHLY VOLATILITY VALUE - NET OF INSURANCE (1998 $) .....12
EXHIBIT 5:  KEY ASSUMPTIONS - BASE CASE ......................................15
EXHIBIT 6:  PACE CEMAS METHODOLOGY ...........................................18
EXHIBIT 7:  EQUILIBRIUM MARKET PRICES BASED ON EXPANSION UNIT COSTS - 2003 ...20
EXHIBIT 8:  MAIN SYSTEM SUPPLY CURVE .........................................21
EXHIBIT 9:  MAIN-NI ANNUAL PRICE SUMMARY - BASE CASE (1998 $/MWH) ............24
EXHIBIT 10: BASE CASE ANNOUNCED CAPACITY ADDITIONS (MW) ......................25
EXHIBIT 11: EXPANSION CAPACITY ADDITIONS BY YEAR - BASE CASE .................26
EXHIBIT 12: PROJECT ANNUAL OPERATIONAL SUMMARY (1998 $) ......................28
EXHIBIT 13: EXELON PSA ANNUAL OPERATIONAL SUMMARY (1998 $) ...................29
EXHIBIT 14: AQUILA PSAs ANNUAL OPERATIONAL SUMMARY (1998 $) ..................30
EXHIBIT 15: PROJECT ANNUAL VOLATILITY VALUE (1998 $) .........................32
EXHIBIT 16: PROJECT MONTHLY VOLATILITY VALUE - NET OF INSURANCE (1998 $) .....33
EXHIBIT 17: LONG-TERM MONTHLY HENRY HUB IMPLIED VOLATILITY FORECAST ..........35
EXHIBIT 18: REGIONAL POWER TRADING MARKETS ...................................36
EXHIBIT 19: COM ED 2001 TERM POWER MARKET IMPLIED VOLATILITY FORECAST ........36
EXHIBIT 20: FORECAST OF KEY VOLATILITY DRIVERS ...............................37
EXHIBIT 21: MAIN SUB-REGIONS AND MAJOR UTILITY COMPANIES .....................39
EXHIBIT 22: OTHER FIRST TIER SUB-REGIONS AND MAJOR UTILITY COMPANIES .........40
EXHIBIT 23: MAIN REGIONAL MAP WITH MAJOR IOUs ................................40
EXHIBIT 24: OVERVIEW OF SYSTEM COINCIDENT PEAKS ..............................41
EXHIBIT 25: ASSUMED INTRA-REGIONAL TRANSMISSION CONSTRAINTS ..................42
EXHIBIT 26: INTER-REGIONAL TRANSACTIONS LIMITS ...............................43
EXHIBIT 27: POWER MARKETERS VOLUMES TRADED IN MAIN FROM 1997 TO 1999 .........49
EXHIBIT 28: MAIN NET WHOLESALE PURCHASES/(SALES) - MWH .......................49
EXHIBIT 29: DAILY AVERAGE PEAK PRICING IN MAIN ...............................50
EXHIBIT 30: MAIN PEAK SUMMER POWER PRICING DATA (1997-2001) ..................51
EXHIBIT 31: PACE LOAD FORECASTING METHODOLOGY ................................53
EXHIBIT 32: PACE AGGREGATED ENERGY DEMAND FORECAST (MAIN) ....................55
EXHIBIT 33: PACE MAIN ENERGY DEMAND FORECAST .................................56
EXHIBIT 34: PACE'S SUB-REGIONAL ENERGY AND FORECAST FOR MAIN - GWH ...........57
EXHIBIT 35: ANNUAL ENERGY AND PEAK DEMAND FORECASTS FOR INTERCONNECTED
            SUB-REGIONS ......................................................58
EXHIBIT 36: PACE'S SUB-REGIONAL PEAK DEMAND FORECAST FOR MAIN - MW ...........59
EXHIBIT 37: PACE'S ENERGY DEMAND AND PEAK FORECASTS - MAIN &
            INTERCONNECTED SUB-REGIONS .......................................60
EXHIBIT 38: MAJOR UTILITIES 1999 DEMAND ......................................62
EXHIBIT 39: MAIN DEMAND AND ENERGY REQUIREMENTS FORECAST .....................63
EXHIBIT 40: MAIN DEMAND AND ENERGY RESERVE MARGIN FORECAST - SUMMER ..........64
EXHIBIT 41: MAIN DEMAND AND ENERGY RESERVE MARGIN FORECAST - WINTER ..........64
EXHIBIT 42: MAIN MARKET GENERATION SUMMER CAPACITY - MW ......................65
EXHIBIT 43: MAIN EMBEDDED COST SUMMARY .......................................66
EXHIBIT 44: MAIN GENERATION MIX BY FUEL TYPE .................................67
EXHIBIT 45: MAIN NUCLEAR UNITS ...............................................68
EXHIBIT 46: EXPANSION UNIT CHARACTERISTICS ...................................69
EXHIBIT 47: REGIONAL COST ADJUSTMENTS ........................................69
EXHIBIT 48: ELWOOD PROJECT SPECIFICATIONS ....................................70


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EXHIBIT 49: MONTHLY FUEL PRICE ADJUSTMENT FACTORS ............................71
EXHIBIT 50: PACE GAS PRICE MAIN SUB-REGIONS ..................................73
EXHIBIT 51: MAIN NATURAL GAS PRICE FORECASTS (1998 $/MMBTU) ..................75
EXHIBIT 52: WTI CRUDE OIL PRICE FORECAST (1998 $/MMBTU) ......................77
EXHIBIT 53: PACE OIL PRICE SUB-REGIONS FOR MAIN ..............................78
EXHIBIT 54: MAIN FUEL OIL LOCATION BASIS (1998 $/MMBTU) ......................78
EXHIBIT 55: CRUDE OIL TO REFINED PRODUCT CRACK SPREADS (1998 $/MMBTU) ........79
EXHIBIT 56: FUEL OIL PRICE FORECAST BY MAIN SUB-REGION (1998 $/MMBTU) ........79
EXHIBIT 57: HISTORICAL DELIVERED COAL PRICES FOR MAIN BY SULFUR CONTENT
            (1998 $/MMBTU) ...................................................80
EXHIBIT 58: MAIN COAL CONSUMPTION BY SULFUR GRADE ............................81
EXHIBIT 59: MAIN COAL CONSUMPTION BY SOURCE REGION, 1999 .....................82
EXHIBIT 60: PACE DELIVERED REAL COAL PRICE ESCALATION RATES ..................82
EXHIBIT 61: PROJECTED COAL PRODUCTION GROWTH BY REGION .......................84
EXHIBIT 62: COMPARISON OF BASE CASE AND HIGH GAS CASE HENRY HUB PRICES -
            (1998 $/MMBTU) ...................................................87
EXHIBIT 63: MAIN - NI ANNUAL SYSTEM AVERAGE MARKET PRICE - HIGH GAS CASE
            (1998 $/MWH) .....................................................88
EXHIBIT 64: DIFFERENCE - BASE CASE & HIGH GAS CASE MARKET PRICES
            (1998 $/MWH) .....................................................89
EXHIBIT 65: PROJECT ANNUAL OPERATIONAL SUMMARY - HIGH NATURAL GAS CASE
            (1998 $) .........................................................90
EXHIBIT 66: DIFFERENCE - BASE CASE & HIGH NATURAL GAS CASE PROJECT
            RESULTS (1998 $) .................................................91
EXHIBIT 67: MAIN-NI ANNUAL PRICE SUMMARY - OVERBUILD CASE (1998 $/MWH) .......93
EXHIBIT 68: DIFFERENCE - BASE CASE & OVERBUILD CASE MARKET PRICES
            (1998 $/MWH) .....................................................94
EXHIBIT 69: PROJECT ANNUAL OPERATIONAL SUMMARY - OVERBUILD CASE (1998 $) .....95
EXHIBIT 70: DIFFERENCE - BASE CASE & OVERBUILD CASE PROJECT RESULTS
            (1998 $) .........................................................96
EXHIBIT 71: MAIN-NI ANNUAL PRICE SUMMARY - AQUILA PSA EXTENSION CASE
            (1998 $/MWH) .....................................................98
EXHIBIT 72: DIFFERENCE - BASE CASE & AQUILA EXTENSION CASE MARKET PRICES
            (1998 $/MWH) .....................................................99
EXHIBIT 73: PROJECT ANNUAL OPERATIONAL SUMMARY - AQUILA PSA EXTENSION
            CASE (1998 $) ...................................................100
EXHIBIT 74: DIFFERENCE - BASE CASE & AQUILA PSA EXTENSION CASE PROJECT
            RESULTS (1998 $) ................................................101


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================================================================================
                               EXECUTIVE SUMMARY
================================================================================

Pace Global Energy Services, LLC ("Pace") has prepared an independent assessment of the Mid-America Interconnected Network ("MAIN") and the economic competitiveness of a 1,409 MW(1) combustion turbine power plant ("Project") owned by Elwood Energy LLC ("Elwood"). The Project, located in the town of Elwood, Illinois, 50 miles from Chicago, will operate in the Northern Illinois ("NI") or Commonwealth Edison ("Com Ed") sub-region of MAIN. The market study provides an assessment of the long-term power market opportunities in support of the financing of the Project, including a forecast of all-in capacity and energy prices for the region during the period 2001 to 2026 (the "Study Period").(2)

This report includes Pace's Base Case (the most likely outcome given the assumptions set and simulation methodology used to develop the forecast) forecast of market-clearing prices and facility dispatch profile for the Project, a forecast of volatility values available to the Project, a description of the key assumptions and methodology underlying the development of the forecast, and an assessment of the MAIN power market. In addition, Pace prepared three sensitivity cases against the Base Case results, a High Gas Price Case, an Overbuild Case and an Aquila PSA Extension Case included as Appendix A to this report.

Pace has provided a forecast of the volatility values available to the Project and these values are included in Pace's Base Case revenue forecast. Pace, however did not evaluate other values potentially derived from the Project including ancillary service sales and bilateral transactions, as these potential revenue sources are not fully defined in the market.

To perform the market price forecast analysis Pace utilized its Capacity & Energy Market Analysis System ("CEMAS") simulation model. CEMAS is an integrated resource-planning tool designed to simulate the deregulated power generation market and to project market-clearing prices for both capacity and energy under a defined set of assumptions.

TRANSACTION SUMMARY

Elwood is an equal partnership between Peoples Energy Resources Corp. and Dominion Energy, Inc. The 1,409 MW Project consists of nine operating gas-fired peaking combustion turbine units, which entered commercial operations in stages between 1999 and 2001.

Elwood has executed four long-term Power Sales Agreements ("PSA") covering the entire 1,409 MW output of the Project. Each PSA, which is briefly summarized below, grants the PSA counter-

----------

1 Summer Capacity. The nominal capacity of the Project is defined as 1,350 MW.

2 This Report and the information and statements herein are based in whole or in part on information obtained from various sources as of September 06, 2001.


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party the exclusive right to control the generating capacity and electrical energy, and thus the dispatch of the units covered by the relevant PSA.

During the term of each PSA, Pace has assumed that each unit will be dispatched in accordance with the PSA covering such unit (see Exhibit 48 for assumptions concerning each PSA). As each PSA expires, Pace has assumed that the units formerly covered by the expired PSA will be dispatched on a merchant basis through the end of the Study Period.

      Power Sales Agreements

Elwood has executed the following PSAs:

      Engage Power Sales Agreement

The 313 MW capacity of Units 1-2 are contracted to Engage Energy US L.P. until December 31, 2004, (the "Engage PSA"). Engage has subsequently resold the output of these units to Commonwealth Edison Corporation ("ComEd"), the predecessor of Exelon Generation Company, LLC ("Exelon"). Exelon now controls dispatch of the Engage units and agreed with Elwood in March 2001 to have the pricing terms of the Exelon PSA apply to the dispatch by Exelon of the Engage units. This is accomplished by means of a monthly adjustment, which effectively supersedes the Engage PSA terms.

      Exelon Power Sales Agreement

Elwood has entered into a PSA with Exelon Generation Company, LLC ("Exelon") and ComEd for 783 MW of capacity, covering the output of Units 1-4 and 9 ("Exelon Units"), (the "Exelon PSA"). The term of the Exelon PSA runs from March 01, 2001 to December 31, 2012. Exelon is the contractual assignee of its electric utility affiliate ComEd.

      Aquila Power Sales Agreement 1

Elwood has entered into a PSA with Aquila Energy Marketing Corporation ("AEMC") and UtiliCorp United Inc. ("UtiliCorp" and collectively with AMEC, "Aquila") for 313 MW of capacity, covering the output of Units 5-6 ("Aquila 1 Units"), (the "Aquila PSA 1"). The initial term of the Aquila PSA 1 runs from June 01, 2001 to August 31, 2016. (3)

      Aquila Power Sales Agreement 2

Elwood has entered into a PSA with Aquila for 313 MW of capacity, covering the output of Units 7-8 ("Aquila 2 Units"), (the "Aquila PSA 2"). The initial term of the Aquila PSA 2 runs from July 01, 2001 to August 31, 2017.(4)

----------

3 The initial term of the Aquila PSA 1 ends on August 31, 2016. Pace has assumed that Aquila will extend this PSA to August 31, 2021.

4 The initial term of the Aquila PSA 1 ends on August 31, 2017. Pace has assumed that Aquila will extend this PSA to August 31, 2022.


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      Extension of Aquila Power Sales Agreements

Aquila has the unilateral right to extend the initial term of both the Aquila PSA 1 and 2 (together the "Aquila PSAs") covering Units 5-8 ("Aquila Units") for an additional five-year period provided that Aquila makes it's election to extend the agreements prior to September 1, 2014 for the Aquila PSA 1 and September 1, 2015 for the Aquila PSA 2.

Pace has determined that based upon the payment structure of the Aquila PSAs, the Project's forecast dispatch profile, forecast market-clearing prices, and the market-based revenues and volatility values that Aquila is forecast to earn by marketing the output and capacity of the Aquila Units, a compelling economic incentive is likely to exist which would cause Aquila to exercise its option to extend the term of the Aquila PSAs for an additional 5-year period. As a consequence, Pace has included the extension of the Aquila PSAs for a five-year period beyond the initial term of the Aquila PSAs in the Base Case forecast. Pace has therefore modeled the termination date of the Aquila PSA 1 as August 31, 2021 and August 31, 2022 for the Aquila PSA 2.

      Merchant and Contract Periods

            Definition

Pace has divided the Study Period into two distinct periods. The "Contract Period" refers to the period during which a unit is dispatched in accordance with the terms of either the Exelon PSA or the Aquila PSAs and covers the period from the beginning of the Study Period in 2001 to the expiry of the extended Aquila PSA 2 on August 31, 2022. The "Merchant Period" refers to the period in which the Project is operated by Elwood as a fully merchant facility and covers the period from 2022 (after the termination of the Aquila PSA 2) to the end of the Study Period in 2026.

While we have defined discrete Contract and Merchant Periods, transition periods exist where Elwood operates certain units on a merchant basis, while other units remain subject to dispatch under a PSA. Two such transition periods are present during the Study Period. The first transition period occurs upon the expiry of the Exelon PSA on December 31, 2012. Units 1-4 and 9 (formerly Exelon Units) are operated on a merchant basis by Elwood from January 1, 2013, while Units 5-6 and 7-8 (Aquila 1 Units and Aquila 2 Units, respectively) remain subject to dispatch by Aquila. The second transition period occurs upon the expiry of the extended Aquila PSA 1 on August 31, 2021. Units 1-4 and 9, and Units 5-6 (formerly Aquila 1 Units) are operated on a merchant basis by Elwood from September 1, 2021 while Units 7-8 (Aquila 2 Units) remain subject to dispatch by Aquila until the expiry of the extended Aquila PSA 2 on August 31, 2022.


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      Characterization of Project Results during Merchant and Contract Periods

During the Contract Period, the Project's dispatch, operating profile, energy and capacity revenues and volatility values reflect dispatch of the Project according to the terms of the Exelon and Aquila PSAs. In the Merchant Period, the Project's dispatch, operating profile, energy and capacity revenues and volatility values reflect the operation of the Project as a merchant facility, with Elwood controlling the Project's dispatch,

The distinction between the Contract Period and the Merchant period is important in evaluating the Project's energy and capacity revenue and volatility value forecast presented in Exhibit 12 - Project Annual Operational Summary (1998 $) and Appendix A - Sensitivities. During the Contract Period, the forecast refers to the revenues that Exelon and/or Aquila are forecast to receive from marketing the energy and capacity of the Exelon and Aquila Units, while the revenues that Elwood receives during the Contract Period are determined by the payment structure outlined in the Exelon and Aquila PSAs. However, during the Merchant Period, when Elwood operates the Project as a merchant facility, the forecast refers to the revenues to be received by Elwood from marketing the energy and capacity of the Project for its own account.

During the two transition periods that exist over the course of the Study Period, the forecast represents a mix of forecast energy and capacity revenues and volatility values to be received by Exelon, Aquila and Elwood, as the various units of the Project transition from operating under dispatch instructions from either Exelon and Aquila to operations on a merchant basis by Elwood.

RESULTS AND CONCLUSIONS

The following represents conclusions and key findings of Pace's MAIN power market assessment and market clearing price forecast. They are:

      1. The MAIN power market is emerging as a highly competitive market for wholesale power. The market's competitiveness is evidenced by the region's large volume of wholesale power transactions and the existence of the "Into-ComEd" electricity-trading hub upon which a standardized forward contract has been established. Overall, given the MAIN market's sizable demand growth, Pace's market-clearing price forecast, and the Project's competitive market position, the Project is expected to be highly competitive and valuable throughout the Study Period.

      2. Pace anticipates that given the rapid pace of wholesale energy market development, a commercially operating and deregulated environment for retail customers' capacity and energy requirements will be implemented on a near- to mid-term basis for MAIN. Retail access began in Illinois for industrial consumers in October 1999 with full access scheduled to commence by May 2002 pursuant to the enactment of the "Electric Service


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            Customer Choice and Rate Relief Act of 1997". The development of an all-in capacity and energy market will allow for sales to the retail marketplace and should provide additional flexibility and enhanced marketability for the Project's capacity and energy.

      3.    The market for power in MAIN is characterized by:

                  (a) Sustained energy demand growth expected to continue at a steady annual average pace of 1.47% over the Study Period in the MAIN power market. This regional demand increase translates into approximately 1,100 MW of annual average demand.

                  (b) Summer peak demand in the MAIN power market is forecast to increase from 50,066 MW in 2000 to 73,131 MW by 2026. This regional peak demand increase translates into the need for the addition of approximately 700 MW of peaking capacity per year to the MAIN power market through 2026.

                  (c) A well-developed electrical transmission system capable of transferring high volumes of electricity throughout the MAIN power market and covering over 4 states and approximately 6% of the U.S. power demand.

                  (d) An installed capacity base (MW) dominated by base-load coal-fired, nuclear and hydro capacity representing 73% of installed generation capacity in 2001 and 67% in 2009.

                  (e) Base-load coal-fired, nuclear and hydro capacity representing approximately 94% of electrical generation
                        (MWh) by fuel type in 2001 and 69% in 2025.

                  (f) Gas-fired combined cycle and combustion turbine capacity representing the near universal choice for capacity additions, driving gas-fired generation from a 6.2% share of generation in 2001 to 31.1% in 2025.

      4. The most significant factors affecting the electricity pricing in the MAIN power market include fuel costs; the efficiency and replacement rate of existing generating assets and capital costs of replacing existing generating assets; the cost and efficiency of incremental capacity additions which are undertaken to meet future energy requirements and maintain system reliability; and increases in annual peak demand and energy requirements.

      5. Pace's Base Case average market-clearing price forecast for the Northern Illinois subregion of MAIN ranges between a maximum value of $37.60/MWh in 2001 and a minimum value of $28.53/MWh in 2009 and averages $30.42/MWh (measured in 1998 real dollars) over the Study Period. Pace expects that while a high level of competitive capacity additions and declining gas prices will lower electricity prices between 2001 and 2009, prices will remain relatively stable over the remainder of the Study Period as sufficient capacity is constructed to meet demand and efficiency improvements offset a modest natural gas real price increase.


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      6.    The Project represents a relatively low cost, competitive, and much needed resource for the growing MAIN market equaling only a small fraction of the capacity required in the MAIN power market. The Project is expected to be dispatched at an average annual capacity factor of 11.93%(5) and realize average gross margins, including volatility values, of $82.93/kW-year (measured in 1998 real dollars). Gross margins range from a maximum of $104.30/kW-year in 2001 to a minimum of $76.82/kW-year in 2009 over the Study Period.

      7. During the term of the Exelon PSA which covers the dispatch of Units 1-4 and 9, until December 31, 2012, the Exelon Units are expected to be dispatched at an average annual capacity factor of 3.39% and realize average gross margins, including volatility values of $78.63/kW-year (measured in 1998 real dollars). Gross margins range from a maximum of $97.86/kW-year in 2001 to a minimum of $71.93/kW-year in 2009.

      8. During the term of the Aquila PSAs which cover the dispatch of Units 5-8, until August 31, 2022, the Aquila Units are expected to be dispatched at an average annual capacity factor of 17.15% and realize average gross margins, including volatility values of $87.22/kW-year (measured in 1998 real dollars). Gross margins range from a maximum of $112.43/kW-year in 2001 to a minimum of $81.10/kW-year in 2004.

      9. Pace conducted a detailed evaluation of the potential volatility value of the Project. Given Pace's assumptions of market reserve margins, liquidity, and trading volatility, volatility value (net of insurance costs) adds on average $20.33/kW-year or $28.6 million per year to Base Case energy and capacity revenues over the Study Period. Volatility value ranges from a maximum of $27.26/kW-year or $38.4 million in 2001 to a minimum of $16.91/kW-year or $23.8 million in 2004. Pace's Base Case revenue forecast contained in this report includes these volatility values.

      10. Pace has determined that based upon the payment structure of the Aquila PSAs, the Project's forecast dispatch profile, forecast market-clearing prices, the energy and capacity revenues, and volatility values that Aquila is forecast to earn by marketing the output and capacity of the Aquila Units, a compelling economic incentive is likely to exist which would cause Aquila to exercise its option to extend the term of the Aquila PSAs for an additional 5-year period.

      11. Pace's assumptions provide a conservative forecast of the Project's dispatch and resulting economics. Therefore, while the dispatch and revenues of peaking capacity can be highly

----------

5 Results include the periods covered by the Exelon and Aquila PSA's in addition to the merchant period, which commences in 2022 after the expiry of the extended Aquila PSA 2.


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            volatile from year to year, Pace has removed much of the low side volatility through our modeling assumptions. These considerations provide a high level of probability that the Pace's Base Case forecast is likely to be more of a downside case when compared with actual Project results.

As shown in Exhibit 1, average market-clearing prices are expected to range between $37.60/MWh and $28.53/MWh over the Study Period. The following causes this pricing pattern:

      o Short-term high natural gas prices in the early years of the Study Period result in market-clearing prices reaching $37.60/MWh in 2001.

      o A high level of competitive capacity additions and declining gas prices between 2001 and 2009 lowers average annual market-clearing prices from $37.60/MWh in 2001 to $28.53/MWh in 2009.

      o Throughout the remainder of the Study Period, rising demand growth increases the amount of time during which natural gas is the marginal price setter, particularly during off-peak periods. This factor together with the increase in natural gas prices in real terms results in average market prices gradually increasing over time.

Exhibit 1: MAIN-NI Annual System Average Market Price (1998 $/MWh)
================================================================================

               -----------------------------------------------
               Year       Off-Peak      On-Peak        Average
                           $/MWh         $/MWh          $/MWh
               -----------------------------------------------
               2001        26.98         49.28          37.60
               -----------------------------------------------
               2002        24.33         45.40          34.37
               -----------------------------------------------
               2003        22.34         40.87          31.16
               -----------------------------------------------
               2004        20.96         39.44          29.76
               -----------------------------------------------
               2005        20.94         39.06          29.57
               -----------------------------------------------
               2006        20.18         39.12          29.20
               -----------------------------------------------
               2007        20.13         38.15          28.71
               -----------------------------------------------
               2008        20.71         37.90          28.89
               -----------------------------------------------
               2009        20.30         37.59          28.53
               -----------------------------------------------
               2010        21.04         38.16          29.19
               -----------------------------------------------
               2011        20.71         39.73          29.76
               -----------------------------------------------
               2012        21.29         38.69          29.58
               -----------------------------------------------
               2013        21.48         38.51          29.59
               -----------------------------------------------
               2014        21.67         38.36          29.62
               -----------------------------------------------
               2015        21.81         38.93          29.96
               -----------------------------------------------
               2016        21.48         38.66          29.66
               -----------------------------------------------
               2017        21.97         39.09          30.13
               -----------------------------------------------
               2018        21.91         39.14          30.11
               -----------------------------------------------
               2019        22.45         39.10          30.38
               -----------------------------------------------
               2020        22.28         39.23          30.35
               -----------------------------------------------
               2021        22.08         38.74          30.01
               -----------------------------------------------
               2022        22.56         38.84          30.31
               -----------------------------------------------
               2023        22.60         39.16          30.49
               -----------------------------------------------
               2024        22.91         40.16          31.13
               -----------------------------------------------
               2025        23.13         39.80          31.07
               -----------------------------------------------
               2026        23.67         40.53          31.70
               -----------------------------------------------
               Avg.        22.00         39.68          30.42
               -----------------------------------------------

================================================================================


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      Project Results

To provide projections of Project dispatch, operating profile, energy and capacity revenues and volatility values, Pace explicitly modeled the Project as a resource in the MAIN region. Specifically, the Project's heat rate efficiency, delivered fuel costs, and variable operating costs were modeled to simulate the facility operation and forecast facility dispatch and Project revenues. Pace's findings are shown in Exhibit 2.

During the Contract Period, the Project's revenue forecast refers to the revenues that Exelon and/or Aquila are forecast to receive from marketing the energy and capacity of the Exelon and Aquila Units, while the revenues that Elwood receives during the Contract Period are determined by the payment structure outlined in the Exelon and Aquila PSAs. However, during the Merchant Period, where Elwood operates the Project as a merchant facility, the revenue forecast refers to the revenues to be received by Elwood from marketing the energy and capacity of the Project for its own account.

Exhibit 2 provides a summary of the Project's operational results, including revenues both with and without the volatility values available to the Project. The gross margins presented in Exhibit 2 reflect both energy and capacity revenues and volatility values.

The following occurs during the Study Period:

      o     The average capacity factor for the Project is 11.93% per year.

      o Generation for the Project is forecast to average 1,472 GWh per year.

      o Project energy and capacity revenues average $95.12/MWh or $134.3 million per year.

      o Project volatility values average $20.33/kW-year or $28.6 million per year.

      o     Total Project revenues average $163.0 million per year.

      o     Gross margins, including volatility values, average $82.93/kW-year.

      o Gross margins, including volatility values, range from a maximum of $104.30/kW-year in 2001 to a minimum of $76.82/kW-year in 2009.


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Exhibit 2: Project Annual Operational Summary - (1998 $)
================================================================================

------------------------------------------------------------------------------------------------------------------------------------
                                                              Energy       Energy    Volatility     Total       Gross       Gross
                                                  Variable     and          and        Value       Revenue      Margin      Margin
                                          Fuel       O&M     Capacity     Capacity     Net of        with        with        with
      Capacity   Generation   Capacity   Costs      Costs    Revenue(7)   Revenue   Insurance(8)  Volatility  Volatility  Volatility
Year   MW(6)        GWh        Factor    $1000      $1000     $1000        $/MWh       $1000        $1000       $1000       $/kW-yr
------------------------------------------------------------------------------------------------------------------------------------
2001   1,409         998        8.08%    54,280     1,051     163,889      164.29      38,395       202,284     146,953    104.30
------------------------------------------------------------------------------------------------------------------------------------
2002   1,409       1,128        9.14%    47,074     1,178     149,044      132.11      33,573       182,617     134,365     95.36
------------------------------------------------------------------------------------------------------------------------------------
2003   1,409         958        7.76%    34,249     1,002     124,283      129.79      27,016       151,299     116,048     82.36
------------------------------------------------------------------------------------------------------------------------------------
2004   1,409         937        7.59%    30,717       994     116,752      124.62      23,821       140,573     108,862     77.26
------------------------------------------------------------------------------------------------------------------------------------
2005   1,409       1,299       10.53%    40,005     1,372     126,574       97.44      26,794       153,368     111,991     79.48
------------------------------------------------------------------------------------------------------------------------------------
2006   1,409       1,320       10.69%    38,444     1,403     125,353       95.00      28,480       153,833     113,986     80.90
------------------------------------------------------------------------------------------------------------------------------------
2007   1,409       1,336       10.83%    37,480     1,401     121,027       90.56      26,324       147,351     108,470     76.98
------------------------------------------------------------------------------------------------------------------------------------
2008   1,409       1,415       11.47%    39,111     1,492     124,951       88.28      25,885       150,836     110,233     78.23
------------------------------------------------------------------------------------------------------------------------------------
2009   1,409       1,380       11.18%    38,039     1,458     121,222       87.85      26,512       147,734     108,237     76.82
------------------------------------------------------------------------------------------------------------------------------------
2010   1,409       1,239       10.04%    34,089     1,317     121,381       97.99      25,830       147,211     111,805     79.35
------------------------------------------------------------------------------------------------------------------------------------
2011   1,409       1,026        8.31%    28,433     1,088     123,981      120.86      26,332       150,313     120,792     85.73
------------------------------------------------------------------------------------------------------------------------------------
2012   1,409       1,199        9.72%    33,192     1,281     122,973      102.58      26,723       149,696     115,223     81.78
------------------------------------------------------------------------------------------------------------------------------------
2013   1,409       1,722       13.96%    46,716     3,646     137,201       79.65      27,040       164,241     113,879     80.82
------------------------------------------------------------------------------------------------------------------------------------
2014   1,409       1,736       14.07%    47,452     3,729     137,848       79.41      28,325       166,173     114,992     81.61
------------------------------------------------------------------------------------------------------------------------------------
2015   1,409       1,886       15.29%    51,575     4,177     142,151       75.36      30,302       172,453     116,701     82.83
------------------------------------------------------------------------------------------------------------------------------------
2016   1,409       1,582       12.82%    43,299     3,498     131,597       83.17      26,911       158,508     111,711     79.28
------------------------------------------------------------------------------------------------------------------------------------
2017   1,409       1,866       15.13%    51,564     4,115     143,260       76.76      29,695       172,955     117,276     83.23
------------------------------------------------------------------------------------------------------------------------------------
2018   1,409       1,827       14.81%    50,683     4,059     141,442       77.40      30,951       172,393     117,651     83.50
------------------------------------------------------------------------------------------------------------------------------------
2019   1,409       2,018       16.36%    56,171     4,307     147,416       73.05      31,661       179,077     118,599     84.17
------------------------------------------------------------------------------------------------------------------------------------
2020   1,409       1,688       13.68%    46,981     3,776     138,848       82.26      28,579       167,427     116,670     82.80
------------------------------------------------------------------------------------------------------------------------------------
2021   1,409       1,700       13.78%    47,779     3,912     136,959       80.56      30,513       167,472     115,781     82.17
------------------------------------------------------------------------------------------------------------------------------------
2022   1,409       1,629       13.20%    45,637     4,795     135,749       83.33      28,039       163,788     113,356     80.45
------------------------------------------------------------------------------------------------------------------------------------
2023   1,409       1,549       12.55%    43,112     5,420     134,406       86.79      27,850       162,256     113,724     80.71
------------------------------------------------------------------------------------------------------------------------------------
2024   1,409       1,524       12.35%    42,648     5,335     140,078       91.90      29,296       169,374     121,391     86.15
------------------------------------------------------------------------------------------------------------------------------------
2025   1,409       1,564       12.67%    44,300     5,472     138,129       88.34      28,540       166,669     116,897     82.96
------------------------------------------------------------------------------------------------------------------------------------
2026   1,409       1,740       14.10%    49,451     6,090     145,896       83.85      31,099       176,995     121,454     86.20
------------------------------------------------------------------------------------------------------------------------------------
Avg.   1,409       1,472       11.93%    43,172     2,976     134,323       95.12      28,634       162,958     116,809     82.93
------------------------------------------------------------------------------------------------------------------------------------

================================================================================

      Project Volatility Value

The volatility valuation for the Project is a projection of incremental revenues that can be achieved by the Project beyond the CEMAS-forecasted spot market revenues included in the Base Case results. This value measures the potential value of the variation of the projected spark spread as a result of fluctuations in underlying power and fuel prices during the hours Pace has forecast that the Project will be dispatched.

To forecast such volatility revenue, Pace conducted a detailed evaluation of the potential volatility of the Project. The results of this valuation are presented annually and monthly in Exhibit 3 and Exhibit 4 respectively.

Exelon and Aquila own the exclusive right to dispatch and receive the output of the Project during the Contract Period and will therefore have the right to leverage the volatility value of the

----------

6 Summer Capacity.

7 Reflects energy and capacity revenues to Exelon and Aquila during the Contract Period and to Elwood during the Merchant Period.

8 Reflects net volatility revenues to Exelon and Aquila during the Contract Period and to Elwood during the Merchant Period.


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Project during this period. During the Merchant Period, the Elwood will be able to leverage the Project's volatility value or will have it available for sale to others.

As illustrated in Exhibit 3, Pace concludes that given Pace's assumptions concerning market reserve margins, liquidity, and trading volatility, volatility value (net of insurance costs) adds on average approximately $20.33/kW-year or $28.6 million per year to Base Case revenues over the Study Period. Volatility value ranges from a maximum of $27.26/kW-year or $38.4 million in 2001 to a minimum of $16.91/kW-year or $23.8 million in 2004. The high projected volatility values in 2001 are driven by the high natural gas prices. As natural gas and thus power prices decrease from 2002 to 2004, so do the levels of projected spark spread and derived volatility values. After projected natural gas prices stabilize in the 2008-2009 timeframe, decreasing regional reserve margins and the resulting increase in implied volatility forecasts become the major value drivers. Thereafter, the projected Project volatility value is relatively steady in a range of $18/kW-year to $22/kW-year through the end of the valuation horizon.

During the term of the Exelon and Aquila PSAs, Exelon is forecast to extract net volatility values which average $15.85/kW-year or $12.4 million per year, while Aquila is forecast to earn net volatility values which average $23.92/kW-year or $14.7 million per year. During the Merchant Period, Elwood is forecast to earn net volatility values which average $20.73/kW-year or $ 29.2 million per year.

The forecast monthly Project net volatility values outlined in Exhibit 4 illustrate that, five out of the top seven monthly volatility values occur during the June to October period, with the months of January and March accounting for the next highest values. Volatility values are forecast to be the highest in the month of July. This value is four times higher than the next highest monthly volatility value, which occurs in the month of January.


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Exhibit 3: Project Annual Volatility Value (1998 $)
================================================================================

      -------------------------------------------------------------------
                                         Volatility         Volatility
             Volatility   Insurance        Value              Value
               Value       Estimate   Net of Insurance   Net of Insurance
      Year    $/kW-yr      $/kW-yr        $/kW-yr             $1000
      -------------------------------------------------------------------
      2001     29.49        2.23           27.26              38,395
      -------------------------------------------------------------------
      2002     25.79        1.96           23.84              33,573
      -------------------------------------------------------------------
      2003     20.78        1.60           19.18              27,016
      -------------------------------------------------------------------
      2004     18.36        1.45           16.91              23,821
      -------------------------------------------------------------------
      2005     20.50        1.48           19.02              26,794
      -------------------------------------------------------------------
      2006     21.77        1.55           20.22              28,480
      -------------------------------------------------------------------
      2007     20.17        1.48           18.69              26,324
      -------------------------------------------------------------------
      2008     19.85        1.47           18.38              25,885
      -------------------------------------------------------------------
      2009     20.31        1.49           18.82              26,512
      -------------------------------------------------------------------
      2010     19.84        1.50           18.34              25,830
      -------------------------------------------------------------------
      2011     20.29        1.60           18.70              26,332
      -------------------------------------------------------------------
      2012     20.53        1.55           18.97              26,723
      -------------------------------------------------------------------
      2013     20.75        1.55           19.20              27,040
      -------------------------------------------------------------------
      2014     21.70        1.59           20.11              28,325
      -------------------------------------------------------------------
      2015     23.18        1.66           21.51              30,302
      -------------------------------------------------------------------
      2016     20.68        1.57           19.11              26,911
      -------------------------------------------------------------------
      2017     22.74        1.66           21.08              29,695
      -------------------------------------------------------------------
      2018     23.67        1.69           21.97              30,951
      -------------------------------------------------------------------
      2019     24.20        1.72           22.48              31,661
      -------------------------------------------------------------------
      2020     21.95        1.66           20.29              28,579
      -------------------------------------------------------------------
      2021     23.36        1.69           21.66              30,513
      -------------------------------------------------------------------
      2022     21.53        1.63           19.91              28,039
      -------------------------------------------------------------------
      2023     21.39        1.62           19.77              27,850
      -------------------------------------------------------------------
      2024     22.52        1.72           20.80              29,296
      -------------------------------------------------------------------
      2025     21.83        1.57           20.26              28,540
      -------------------------------------------------------------------
      2026     23.85        1.77           22.08              31,099
      -------------------------------------------------------------------
      Avg.     21.96        1.63           20.33              28,634
      -------------------------------------------------------------------

================================================================================


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Exhibit 4: Project Monthly Volatility Value - Net of Insurance (1998 $)
================================================================================

--------------------------------------------------------------------------------------------------------------------------
          Jan      Feb      Mar      Apr      May      Jun       Jul     Aug      Sep      Oct      Nov      Dec     Total
Year     $1000    $1000    $1000    $1000    $1000    $1000    $1000    $1000    $1000    $1000    $1000    $1000    $1000
--------------------------------------------------------------------------------------------------------------------------
2001     1,685    1,054    3,389      957    1,528    3,241   14,506    4,907    1,689    4,747      691       --   38,395
--------------------------------------------------------------------------------------------------------------------------
2002     1,836    1,473      506      785      623    2,105   17,134    1,352    2,603    2,353    1,754    1,049   33,573
--------------------------------------------------------------------------------------------------------------------------
2003       814      905    1,627    1,908      759      962   11,009    1,316    4,949    2,594       --      172   27,016
--------------------------------------------------------------------------------------------------------------------------
2004       555      367      722       86    1,769    2,782   13,295      628    1,438    1,784       46      348   23,821
--------------------------------------------------------------------------------------------------------------------------
2005     1,283      244    2,148      582    1,402    2,423   11,211    1,980    3,555      904      251      812   26,794
--------------------------------------------------------------------------------------------------------------------------
2006     1,190    1,611    1,048      779    1,733    1,952    8,841    4,868    1,992    2,427    1,645      394   28,480
--------------------------------------------------------------------------------------------------------------------------
2007       938    1,004    1,887      260      852    2,085    8,854    3,272    3,166    1,684      441    1,882   26,324
--------------------------------------------------------------------------------------------------------------------------
2008       873    1,093    1,151    1,018      497    2,515   10,590    2,278    1,189    1,313      851    2,518   25,885
--------------------------------------------------------------------------------------------------------------------------
2009     1,455    1,490    1,854      594      659    1,626   10,335    1,518    2,713    1,761      763    1,745   26,512
--------------------------------------------------------------------------------------------------------------------------
2010       831    1,442    1,738      191      349    1,470   11,479    1,197    3,443    1,765    1,139      787   25,830
--------------------------------------------------------------------------------------------------------------------------
2011       292    1,541    2,555       --      350      715   12,967    2,731      153    1,458    1,136    2,435   26,332
--------------------------------------------------------------------------------------------------------------------------
2012     1,090      992      606    2,936      273    1,066    9,751    3,080    2,817    1,374      931    1,808   26,723
--------------------------------------------------------------------------------------------------------------------------
2013     3,910    1,430    1,598      255       --    1,743    8,461    1,272    3,085    3,244      253    1,788   27,040
--------------------------------------------------------------------------------------------------------------------------
2014     4,866      332    1,569    1,519       42    1,907    8,997    1,784    2,676    1,651    1,151    1,832   28,325
--------------------------------------------------------------------------------------------------------------------------
2015     2,948    3,060    4,313      338       18    1,851    8,894      775    2,478    2,337    1,487    1,805   30,302
--------------------------------------------------------------------------------------------------------------------------
2016     3,073    2,271    1,790      348       50    1,534   10,399    2,355    1,094    2,454      435    1,109   26,911
--------------------------------------------------------------------------------------------------------------------------
2017     3,903    2,565    3,311      123      886    1,734    7,348    3,094    1,825    2,610      452    1,844   29,695
--------------------------------------------------------------------------------------------------------------------------
2018     5,158    2,111    2,869       --       74    2,210    6,531    1,573    1,882    5,211    1,841    1,491   30,951
--------------------------------------------------------------------------------------------------------------------------
2019     3,164    1,334    3,262      635    1,465    1,831    6,997    1,518    3,827    3,857    1,057    2,714   31,661
--------------------------------------------------------------------------------------------------------------------------
2020     3,131    2,688    2,478      222      285    2,286   10,639    1,290    2,614    1,822      710      413   28,579
--------------------------------------------------------------------------------------------------------------------------
2021     3,506    2,122    3,104    1,872      420    2,159    8,680    1,021    2,109    2,853    1,347    1,320   30,513
--------------------------------------------------------------------------------------------------------------------------
2022     3,136    1,175    2,603    1,081       91    2,392    9,454    1,766      850    2,607      939    1,946   28,039
--------------------------------------------------------------------------------------------------------------------------
2023     4,052    3,057    2,126       --      122    1,906    7,037    2,543    1,845    2,767      582    1,814   27,850
--------------------------------------------------------------------------------------------------------------------------
2024     3,121    1,024    2,294       28      621    2,029   10,854    1,107    2,550    3,876      142    1,652   29,296
--------------------------------------------------------------------------------------------------------------------------
2025     4,103      739    2,800      200      249    1,978    9,425    1,018    2,452    1,304      491    3,780   28,540
--------------------------------------------------------------------------------------------------------------------------
2026     4,605    3,470    1,255      848      316    1,761    7,957    1,319    2,685    3,492    1,010    2,381   31,099
--------------------------------------------------------------------------------------------------------------------------
Avg.     2,520    1,561    2,100      764      617    1,933   10,063    1,983    2,372    2,471      862    1,594   28,634
--------------------------------------------------------------------------------------------------------------------------

================================================================================


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ASSUMPTIONS

Key assumptions underlying the Base Case span the areas of load growth, fuel pricing, expansion unit cost and performance, transmission transfer capability and pricing, market area definition and the financing structure of existing and expansion units. The Base Case assumptions were developed by Pace to bracket the most probable and conservative need for new capacity and market pricing available to the Project. Exhibit 5 summarizes the major assumption variables underlying Pace's Base Case forecast.

Qualitatively, Pace's assumptions are conservative in a number of areas as summarized below:

      Load Growth

Market area demand is a key determinant to market pricing and new capacity development requirements. In determining peak demand and total energy demand that the Project could serve, Pace endeavored to provide conservative forecasts of total energy demand, as well as system peak demand assuming the following:

      o Incremental demand from short power markets such as ECAR has been largely excluded from Pace's valuation. Consequently, incremental market demand attributable to the ECAR market that could add incremental dispatch or cause higher market prices was not incorporated in the analysis.

      o Demand-side management is included in Pace's peak demand forecast to levelize system load factor. Pace assumed that demand-side management programs would effectively reduce peak demand growth in the future thereby lowering market prices during peak periods.

      o The combination of Pace's overall load forecasting methodology, plus our exclusion of incremental market demand and demand-side management, provides a conservative demand forecast. In this way, Pace's market prices, dispatch forecasts and expansion requirements will have the highest probability to occur under most scenarios over the next twenty-five years considering variations in weather, load shape, and economic growth.

      Expansion Units and Existing Unit Capacity

Just as demand is a major determinant of market pricing and expansion requirements, available market supply assumptions and pricing will determine market pricing fundamentals and addition timing. Again, to create a highly probable Base Case forecast of Project dispatch, the following was assumed:

      o Expansion unit capital costs are at a discount over the Study Period compared to achievable new build costs today; the analysis assumed no real price increases over time. Therefore, market prices, which will be driven by expansion unit costs, have an


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            embedded assumption that new units will have a lower cost to build than units currently being constructed. This assumption is made despite current trends in plant costs and site availability, which have been forcing new plant costs higher over time. This assumption has the impact of lowering market prices by 10%. Pace uses this conservative assumption to take into account the possibility of technology or productivity improvements.

      o No retirements of existing capacity (other than nuclear units at license expiration) were simulated despite economics or emissions costs. While Pace expects some level of existing unit retirements over the next twenty years, it is highly subjective to determine the exact units or the timing of these retirements. Additionally, not all units will achieve better performance or improve as rapidly as Pace assumed. Again, by assuming no retirements and immediate unit performance improvement, Pace creates a highly probable Base Case scenario of the Project's dispatch and revenues over the long-term.

      o Existing unit availability and resultant capacity factors are assumed higher than historical values.

      o No quick start capability credit was given to the Project, which removes its real competitive advantage relative to other units in the system (i.e., peaking capacity can start very quickly in response to load changes while other capacity may take 4-6 hours for start procedures). In most real world situations, peaking capacity will have a dispatch preference. Therefore, dispatch is purely on economics and will be lower than what could be expected under actual operating conditions.

      o Pace's methodology assumes a near perfect equilibrium condition for market pricing and expansion unit additions. Therefore, the maximum level of new base load and peaking units are installed in the system at all times throughout the Study Period. This approach creates a lower level of revenues for the Project, as well as minimizes the dispatch given the "perfect" amount and mix of capacity in the market.

      o Pace's assumption for new unit heat rates and the Project's heat rate, as provided by Stone & Webster, place the Project at a slight competitive disadvantage, assuming a precise dispatch queue based on these heat rates, and result in a lower level of dispatch relative to new peaking units. Realistically, new units will only be slightly more efficient than the Project and market conditions will not be as precise as a model result of dispatch. Consequently, actual market based dispatch will most likely exceed projections by 5-7% on average given Pace's Base Case assumptions.

Taken together, these assumptions provide a conservative forecast of the Project's dispatch and resulting economics. Therefore, while the dispatch and revenues of peaking capacity can be highly volatile from year to year, Pace has removed most of the low side volatility through our modeling assumptions. These considerations provide a high level of probability that Pace's Base Case forecast is likely to be more of a downside case when compared with actual Project results.


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Exhibit 5: Key Assumptions - Base Case
================================================================================

--------------------------------------------------------------------------------------
                                                             Base Case
--------------------------------------------------------------------------------------
Long Run Equilibrium Reserve Margin                            13-15%
--------------------------------------------------------------------------------------
Load Growth
--------------------------------------------------------------------------------------
 Average Energy Demand                                     1.47% per year
--------------------------------------------------------------------------------------
Expansion Unit Costs (MAIN-NI)*
--------------------------------------------------------------------------------------
 CT - Installed Costs                                         $410/kW
--------------------------------------------------------------------------------------
 CC F Class - Installed Costs                                 $606/kW
--------------------------------------------------------------------------------------
 CC G Class - Installed Costs                                 $619/kW
--------------------------------------------------------------------------------------
 CT - Efficiency                                 Winter: 10,400 Btu/kWh (2001-2026)
                                                 Summer: 10,600 Btu/kWh (2001-2026)
--------------------------------------------------------------------------------------
 CC F Class - Efficiency                                7,050 Btu/kWh (2001)
--------------------------------------------------------------------------------------
 CC G Class - Efficiency                                6,850 Btu/kWh (2005)
--------------------------------------------------------------------------------------
Existing Unit Costs
--------------------------------------------------------------------------------------
 Fixed Capital Costs                                     Current Book Value
--------------------------------------------------------------------------------------
 Fixed & Variable O&M                        Current Derived Cost / 0% real escalation
--------------------------------------------------------------------------------------
Base load Capacity                             No retirement of existing coal units.
                                               Retirement of existing nuclear units
                                                   on their license expiration.
--------------------------------------------------------------------------------------
Annual Fuel Cost Escalation Rates (Real)
--------------------------------------------------------------------------------------
 Natural Gas                                             0.5% - after 2009
--------------------------------------------------------------------------------------
 Fuel Oil (No. 6 and No. 2)                              0.0% - after 2005
--------------------------------------------------------------------------------------
 Coal (varies annually)
Low Sulfur                                                     0.80%
Medium Sulfur                                                 -0.21%
High Sulfur                                                   -1.43%
PRB Sub-bituminous                                             0.75%
--------------------------------------------------------------------------------------
 Uranium                                                        0.0%
--------------------------------------------------------------------------------------
Macroeconomic
--------------------------------------------------------------------------------------
 Standard Interest Rate                                         8.5%
--------------------------------------------------------------------------------------
 Standard Return on Equity (after-tax)                           15%
--------------------------------------------------------------------------------------

* Due to regional variations in land values, labor costs, property taxes and other potential cost adders, regional cost adjustments are applied.

================================================================================

Pace believes that the assumptions presented above are conservative estimates of the future range of variables that yield a highly probable Base Case market price estimate.

OUTLINE OF REPORT

The remainder of this report is organized into the following seven sections:

      o Market Clearing Price Forecast Approach provides a detailed description of Pace's approach to forecasting electricity prices in a competitive market.

      o MAIN Market Pricing Forecast Results provides detailed market clearing price results.

      o Volatility Analysis Approach and Results provides a forecast of additional revenues intrinsic to the Project.

      o Market Area Definition and Transmission provides support for the selection of the market area and the transmission transfer capability.

      o Electricity Demand In MAIN provides demand growth expectations for the market area.


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      o     MAIN Power Generation Resources reviews existing generation resources and details expansion unit assumptions.

      o     Fuel Pricing provides fuel pricing and escalation expectations.

      o Appendix A - Sensitivities provides details of the High Gas Case, Overbuild Case and Aquila PSA Extension Case Sensitivities.


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================================================================================
                    MARKET CLEARING PRICE FORECAST APPROACH
================================================================================

Pace's market clearing price forecast methodology consists of multiple, interrelated analytical processes. Pace employed utility grade computer simulation models to evaluate the existing supply and demand relationships in the region, match future utility operations to forecasts of demand, and predict the electricity prices resulting from industry deregulation.

This section provides necessary background material underlying:

      o     Pace's CEMAS simulation model;

      o Pace's basis for determining the market price equilibrium in a competitive power market; and

      o     The MAIN power market fundamentals.

APPROACH

Pace conducted a detailed analysis of the MAIN market clearing prices. This analysis provides in-depth insight into the fundamentals of MAIN and the emerging competitive market. The analysis was based on Pace's competitive market vision of a "one-price" market for both capacity and energy. A description of Pace's approach to this analysis is described below.

Pace's approach incorporates five market analysis tools that provide the capability to project market-clearing prices for both capacity and energy. As we illustrate in Exhibit 6, Pace's CEMAS simulation model consists of five modules. These modules are:

      1. Revenue Requirement Module: This module compares fixed and variable costs for all generating units with all-in revenues generated from a given bidding strategy. It then reports information regarding over or under-recovery (stranded costs) to the Bidding Analysis Module.

      2. Unit Fuel Pricing Module: This module calculates fuel prices for each unit and transfers the data to the Revenue Requirement Module. These fuel-pricing calculations take into account escalation schedules, transportation costs, fuel quality, and fuel procurement and contractual constraints.

      3. Bidding Analysis Module: Based on the fixed and variable costs of generating units and over and under-recovery data generated by the Revenue Requirement Module, this module determines the peak period prices that will provide an equilibrium dispatch and pricing solution and transfers this information to the Market Clearing Price Module.


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      4.    Hourly Load Module: The Hourly Load Module aggregates actual utility hourly loads as reported to the Federal Energy Regulatory Commission ("FERC") to create an integrated system hourly load profile. This module uses forecasts of peak and energy demand to develop the base system load profile over the Study Period. The results of the Hourly Load Module are drawn upon by the Market Clearing Price Module to simulate daily system demand.

      5. Market Clearing Price Module: This module performs a detailed operations and dispatch simulation based on resource-specific variable costs and the hourly load data generated by the Hourly Load Module. For each hour in the Study Period, the module dispatches generating units according to their variable costs and availability. Peak period prices generated by the Bidding Analysis Module are integrated into the price forecast to determine market prices under equilibrium conditions. The Market Clearing Price Module uses a utility grade dispatch model to model the hourly system constraints of a regional power pool, optimizing least cost generation choices to match demand fluctuations.

Exhibit 6: Pace CEMAS Methodology
================================================================================

--------------------------------------------------------------------------------

 Planned    Debt &    Existing Unit             Income   Historical
Additions   Equity   Characteristics            Growth      Load    Escalation
    |         |            |                  Statistics    Files    Factors
    ------------------------                       |          |         |
                 |                                 ----------------------
                 V                                            |
         ------------------                                   |
              Revenue       -
         Requirement Module  |
         ------------------  |
                             |                                |
         ------------------  |                                V
         Unit Fuel Pricing   |      --------               ------
              Module         |       Bidding               Hourly
         ------------------ - ----->Analysis                Load
                                     Module                Module
                |                   --------               ------
                |                      |                      |
         ------------------            ------------------------
         |                |                        |
    Historical   Fuel Escalation             ---------------
     Pricing         Factors                 Market Clearing       Maintenance
                                               Price Module  [--  Schedules and
                                             ---------------     Units Available
                                                                  for Dispatch
--------------------------------------------------------------------------------

================================================================================

CEMAS was designed based on Pace's market experience, which shows that clearing prices of competitive generation markets are a function of the underlying generation cost structure, supply availability and demand fluctuations, the bidding strategies that participants adopt and the incremental cost of expansion units. Pace has sought with CEMAS to integrate these components into a system capable of accurately projecting market clearing prices in a competitive market.


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EQUILIBRIUM PRICING OF EXPANSION CAPACITY

While at any time, given the actual supply/demand balance in the market, generators can adopt various bidding strategies to increase their market revenues, Exhibit 7 presents Pace's basis for determining the market price equilibrium in a competitive market. Specifically, the cost of new capacity will ultimately set a market price cap under pricing equilibrium. For example, if market prices are above the cost of new capacity additions, market entrants will build new capacity until they drive the market price down to minimum return levels. Conversely, if market prices are below the cost of expansion units, no new generators will be built until market prices rise to support their construction.

Given the foregoing, Exhibit 7 provides a theoretical market pricing formula consisting of new combined cycle ("CC") and combustion-turbine ("CT") units.
Exhibit 7 provides a comparison of the all-in cost (i.e. fixed and variable costs) of expansion units operating at various capacity factors for 2003. For example, at a 20% capacity factor, the all-in cost of CC and CT units would be $77.55/MWh and $71.05/MWh, respectively. Further, if a unit were needed to supply power 20% of the time, a CT would be selected due to its lower all-in costs. However, if a unit were expected to run 50% of the time as base load capacity, a CC unit would be more economical.

With these assumptions, Exhibit 7 shows that, except at dispatch of 4% or lower, all generators can bid to their variable cost and still achieve their minimum revenue requirement. Further, the Exhibit also shows that between 30%-35% load factor a break-even point exists where CC capacity becomes the more economic capacity.

Average Market Price, determined by the average of all incremental prices, provides the theoretical price cap. Specifically, where current pricing levels rise above our theoretical curve, new capacity installations are signaled until the market price comes to rest back at the equilibrium point. For example, if the market price is $43.00/MWh for an average of 70% of the year, a new CC can be built and dispatched at that level for only $40.18/MWh. Therefore, a developer would seek to exploit this profit opportunity by entering the market and building new capacity.


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Exhibit 7: Equilibrium Market Prices Based on Expansion Unit Costs - 2003
================================================================================

--------------------------------------------------------------------------------
   Dispatch                                         Incremental    Avg. Market
Factor/System   CC All-In $/MWh   CT All-In $/MWh   Market Price   Price $/MWh
Load Factor %                                          $/MWh
--------------------------------------------------------------------------------
     5              234.52            169.82           38.13         169.82
--------------------------------------------------------------------------------
     10             129.87            103.98           38.13         103.98
--------------------------------------------------------------------------------
     15              94.99             82.03           38.13          82.03
--------------------------------------------------------------------------------
     20              77.55             71.05           38.13          71.05
--------------------------------------------------------------------------------
     25              67.09             64.47           38.13          64.47
--------------------------------------------------------------------------------
     30              60.11             60.08           38.13          60.08
--------------------------------------------------------------------------------
     35              55.13             56.94           25.22          55.13
--------------------------------------------------------------------------------
     40              51.39             54.59           25.23          51.39
--------------------------------------------------------------------------------
     45              48.48             52.76           25.23          48.48
--------------------------------------------------------------------------------
     50              46.16             51.30           25.23          46.16
--------------------------------------------------------------------------------
     55              44.25             50.10           25.23          44.25
--------------------------------------------------------------------------------
     60              42.67             49.11           25.23          42.67
--------------------------------------------------------------------------------
     65              41.33             48.26           25.23          41.33
--------------------------------------------------------------------------------
     70              40.18             47.54           25.23          40.18
--------------------------------------------------------------------------------
     75              39.18             46.91           25.23          39.18
--------------------------------------------------------------------------------
     80              38.31             46.36           25.23          38.31
--------------------------------------------------------------------------------
     85              37.54             45.88           25.23          37.54
--------------------------------------------------------------------------------
     90              36.85             45.45           25.23          36.85
--------------------------------------------------------------------------------
     95              36.24             45.06           25.23          36.24
--------------------------------------------------------------------------------
     100             35.69             44.72           25.23          35.69
--------------------------------------------------------------------------------

                               Pricing Assumptions

            -----------------------------------------------------------
            Unit Type                                    CC          CT
            -----------------------------------------------------------
            Heat Rate Btu/kWh(9)                      7,050      10,400
            -----------------------------------------------------------
            Variable O&M $/MWh                         1.75        3.50
            -----------------------------------------------------------
            Fuel Cost for Year $/MMBtu                 3.33        3.33
            -----------------------------------------------------------
            Fixed Cost ($)                       24,293,000   9,805,433
            -----------------------------------------------------------
            Capacity MW                                 265         170
            -----------------------------------------------------------
            Variable Cost $/MWh                       25.23       38.13
            -----------------------------------------------------------
            Fixed Cost @100% Load Factor $/MWh        10.46        6.58
            -----------------------------------------------------------

================================================================================

Based on the results of this analysis, prices defined by the costs of building and operating new CT, CC, and coal generators place a theoretical cap on power prices. Consequently, Pace's analysis model is based on the assumption of bidding strategies and capacity additions to achieve a market pricing level to within 5% from this equilibrium point.

The Market Clearing Price Module, given these input bid prices for each unit, matches supply resources to demand to derive revenue results through dispatch optimization. These revenue results are fed back into the Revenue Requirement Module. Fixed cost recovery analysis is performed at this stage with the results being transferred back into the Bidding Analysis Module for further iterations if the market price does not come within 5% of expansion capacity recovery targets.

Exhibit 8 presents the system supply curve for the MAIN market(10) for 2005 and 2023. These periods where chosen to provide an illustration of the Project during the Contract and Merchant Periods, respectively. These supply curves have not been adjusted to account for the availability

----------

9 Winter heat rate.

10 Includes interconnected sub-regions of IOWA and OECAR.


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of regional capacity. Realistically, the available generating capacity supply changes constantly with plants down for planned maintenance on an on-going basis. Further, supply curves are based on the variable costs of production only, and do not include fixed costs or any implicit capacity payment. During higher demand peak periods, prices include an implicit capacity payment that enables necessary incremental capacity to recover its fixed costs.

Exhibit 8: MAIN System Supply Curve
================================================================================

                           2005 - Contract Period(11)

                    [GRAPH DISPLAYING THE FORECASTED SYSTEM
                       SUPPLY CURVE FOR THE MAIN MARKET
                                  FOR 2005.]

----------

11 Includes interconnected sub-regions of IOWA and OECAR.


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                           2023 - Merchant Period(12)

                        GRAPH DISPLAYING THE FORECASTED
                         SYSTEM SUPPLY CURVE FOR THE
                             MAIN MARKET FOR 2023.
================================================================================

----------

12 Includes interconnected sub-regions of IOWA and OECAR.


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================================================================================
                      MAIN MARKET PRICING FORECAST RESULTS
================================================================================

Pace developed a long-term market price forecast for the MAIN region for the Study Period. Pace's analysis utilized our proprietary CEMAS forecasting system. As detailed in the previous sections, CEMAS was developed to provide the capability to project market-clearing prices for both capacity and energy in a competitive market. This section presents Pace's market price forecast results for the MAIN electric system and the Project.

CEMAS SIMULATED MARKET PRICING RATES

Pace's Base Case market price forecast is founded on our expected assumptions for a competitive market. These assumptions are detailed in subsequent sections regarding fuel pricing, demand, expansion capacity and existing unit costs. The Base Case represents system equilibrium given a competitive market structure. Specifically, given the cost structure of generating units, demand, fuel pricing, and other key factors, the CEMAS model simulated the MAIN system and optimized unit dispatch and bidding to identify the equilibrium market pricing and price distribution.

      MAIN System Market Pricing - Base Case

Exhibit 9 presents the peak, off-peak and average competitive market-clearing prices in the Northern Illinois sub-region of MAIN for the Study Period. The price results for the Base Case range from a maximum average price of $37.60/MWh in 2001 and a minimum average price of $28.53/MWh in 2009. The price forecast for MAIN-NI over the Study Period can be summarized as follows:

      o Short-term high natural gas prices in the early years of the Study Period result in market clearing prices reaching $37.60/MWh in 2001.

      o A high level of competitive capacity additions and declining gas prices between 2001 and 2009 lowers average annual prices from $37.60/MWh in 2001 to $28.53/MWh in 2009.

      o Throughout the remainder of the Study Period, rising demand growth increases the amount of time during which natural gas is the marginal price setter, particularly during off-peak periods. This factor together with the increase in natural gas prices in real terms, results in average market prices gradually increasing over time.


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Exhibit 9: MAIN-NI Annual Price Summary - Base Case (1998 $/MWh)
================================================================================

                    -------------------------------------
                    Year   Off-Peak    On-Peak    Average
                            $/MWh     $/MWh(13)    $/MWh
                    -------------------------------------
                    2001    26.98       49.28      37.60
                    -------------------------------------
                    2002    24.33       45.40      34.37
                    -------------------------------------
                    2003    22.34       40.87      31.16
                    -------------------------------------
                    2004    20.96       39.44      29.76
                    -------------------------------------
                    2005    20.94       39.06      29.57
                    -------------------------------------
                    2006    20.18       39.12      29.20
                    -------------------------------------
                    2007    20.13       38.15      28.71
                    -------------------------------------
                    2008    20.71       37.90      28.89
                    -------------------------------------
                    2009    20.30       37.59      28.53
                    -------------------------------------
                    2010    21.04       38.16      29.19
                    -------------------------------------
                    2011    20.71       39.73      29.76
                    -------------------------------------
                    2012    21.29       38.69      29.58
                    -------------------------------------
                    2013    21.48       38.51      29.59
                    -------------------------------------
                    2014    21.67       38.36      29.62
                    -------------------------------------
                    2015    21.81       38.93      29.96
                    -------------------------------------
                    2016    21.48       38.66      29.66
                    -------------------------------------
                    2017    21.97       39.09      30.13
                    -------------------------------------
                    2018    21.91       39.14      30.11
                    -------------------------------------
                    2019    22.45       39.10      30.38
                    -------------------------------------
                    2020    22.28       39.23      30.35
                    -------------------------------------
                    2021    22.08       38.74      30.01
                    -------------------------------------
                    2022    22.56       38.84      30.31
                    -------------------------------------
                    2023    22.60       39.16      30.49
                    -------------------------------------
                    2024    22.91       40.16      31.13
                    -------------------------------------
                    2025    23.13       39.80      31.07
                    -------------------------------------
                    2026    23.67       40.53      31.70
                    -------------------------------------
                    Avg.    22.00       39.68      30.42
                    -------------------------------------

================================================================================

      Announced and Forecasted System Capacity Additions

As merchant plant developers become the typical source of new capacity in the U.S. power market, and utilities divest their generating assets, an integrated planning process for capacity additions will no longer take place. Currently, and more so in the future, the marketplace will be relied upon to value and provide needed capacity.

Consistent with the market approach to capacity additions, Pace conducted its forecast of market prices under a scenario that considers publicly announced project development activities in addition to theoretical capacity additions in response to market conditions. Exhibit 10 lists the announced merchant plant development projects in the MAIN power market that Pace included in the Base Case Forecast. Pace believes that as much as 14,097 MW of announced capacity has strong potential of reaching commercial operation in this short time period.

----------

13 Peak Period defined as a 16-hour period for each weekday.


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Exhibit 10: Base Case Announced Capacity Additions (MW)
================================================================================

-------------------------------------------------------------------------------------------------------
                                                                          UNIT         IN      CAPACITY
        COMPANY                    PROJECT NAME            LOCATION       TYPE       SERVICE     MW
-------------------------------------------------------------------------------------------------------
Duke Energy St Francis
- Assoc Electric Coop      Duke St. Francis                  SMAIN       GAS CT        1999      520
-------------------------------------------------------------------------------------------------------
Elwood Energy LLC          Elwood                              NI        GAS CT        1999      600*
-------------------------------------------------------------------------------------------------------
Wepco                      Fonddulac Wind                     WUM     Wind Turbine     1999       1
-------------------------------------------------------------------------------------------------------
Wepco                      Kewaunee Wind                      WUM     Wind Turbine     1999       9
-------------------------------------------------------------------------------------------------------
Ameren Corp.               Joppa                             SMAIN       GAS CT        2000      232
-------------------------------------------------------------------------------------------------------
Ameren Corp.               Meramec                           SMAIN       GAS CT        2000       48
-------------------------------------------------------------------------------------------------------
Calpine/ SkyGen            DePere Phase I                     WUM        GAS CT        2000      179
-------------------------------------------------------------------------------------------------------
CILCO (AES)                Lincoln                           SMAIN       GAS CT        2000       13
-------------------------------------------------------------------------------------------------------
Cogen Corp. of America     Morris                              NI        GAS CT        2000       60
-------------------------------------------------------------------------------------------------------
Dynegy                     Rocky Road                          NI        GAS CT        2000      250
-------------------------------------------------------------------------------------------------------
Enron                      Lincoln Energy Center               NI        GAS CT        2000      668
-------------------------------------------------------------------------------------------------------
Illinois Power             Tilton Energy Center              SMAIN       GAS CT        2000      176
-------------------------------------------------------------------------------------------------------
Illinova Power Marketing   Havana Restart                    SMAIN         ST          2000      238
-------------------------------------------------------------------------------------------------------
Indeck Operations, Inc.    Rockford                            NI        GAS CT        2000      300
-------------------------------------------------------------------------------------------------------
Madison Gas and Electric   MGE                                WUM     Wind Turbine     2000       11
-------------------------------------------------------------------------------------------------------
Reliant                    Shelby                            SMAIN       GAS CT        2000      340
-------------------------------------------------------------------------------------------------------
Southern Energy            Neenah Power Plant                 WUM        GAS CT        2000      300
-------------------------------------------------------------------------------------------------------
Southwestern Electric
Coop.                      St. Elmo                          SMAIN       GAS CT        2000       45
-------------------------------------------------------------------------------------------------------
Soyland Power              Alsey                             SMAIN       GAS CT        2000      113
-------------------------------------------------------------------------------------------------------
Trigen- St. Louis
Entergy Corp.              St. Louis Cogen                   SMAIN       GAS CT        2000       15
-------------------------------------------------------------------------------------------------------
Trigen-Cinergy Solutions   Equistar                          SMAIN       GAS CT        2000       6
-------------------------------------------------------------------------------------------------------
Wepco                      Germantown Expansion               WUM        GAS CT        2000      135
-------------------------------------------------------------------------------------------------------
WI Public Service          W. Marionette                      WUM        GAS CT        2000       83
-------------------------------------------------------------------------------------------------------
Ameren Corp.               Pinckneyville                     SMAIN       GAS CT        2001      520
-------------------------------------------------------------------------------------------------------
Ameren Corp.               Gibson                            SMAIN       GAS CT        2001      206
-------------------------------------------------------------------------------------------------------
Ameren Energy
Generating Co.             Grand Tower                       SMAIN       GAS CC        2001      500
-------------------------------------------------------------------------------------------------------
Calpine/ SkyGen            RockGen Energy Center              WUM        GAS CT        2001      450
-------------------------------------------------------------------------------------------------------
CILCO (AES)                Medina Valley                     SMAIN       GAS CC        2001       45
-------------------------------------------------------------------------------------------------------
Constellation Power        University Park LLC                 NI        GAS CT        2001      300
-------------------------------------------------------------------------------------------------------
Duke Energy Lee, LLC       Lee Generating Station              NI        GAS CT        2001      640
-------------------------------------------------------------------------------------------------------
Elwood Energy LLC          Elwood                              NI        GAS CT        2001      750*
-------------------------------------------------------------------------------------------------------
FPL Energy                 Iowa County Wisconsin Wind Farm    WUM     Wind Turbine     2001       26
-------------------------------------------------------------------------------------------------------
LS Power                   Kendall                             NI        GAS CC        2001     1,100
-------------------------------------------------------------------------------------------------------
MidAmerican                Cordova                             NI        GAS CC        2001      537
-------------------------------------------------------------------------------------------------------
NRG Energy                 Audrain                           SMAIN       GAS CT        2001      720
-------------------------------------------------------------------------------------------------------
Reliant Energy Power
Generation Inc.            Reliant Energy Aurora LP            NI        GAS CT        2001      270
-------------------------------------------------------------------------------------------------------
University of Missouri     University of Missouri-Columbia   SMAIN       GAS CT        2001       26
-------------------------------------------------------------------------------------------------------
Ameren Corp.               Patoka/ Kinmundy Power Plant      SMAIN       GAS CT        2002      332
-------------------------------------------------------------------------------------------------------
Dynegy                     Rocky Road Expansion                NI        GAS CT        2002      100
-------------------------------------------------------------------------------------------------------
Holland Energy LLC         Holland Energy                    SMAIN       GAS CC        2002      680
-------------------------------------------------------------------------------------------------------
Wisvest                    Calumet Energy Project              NI        GAS CT        2002      315
-------------------------------------------------------------------------------------------------------
NRG Energy, Inc.           Nelson                              NI        GAS CC        2003     1,188
-------------------------------------------------------------------------------------------------------
PG&E Corp.                 BadgerGen                          WUM        GAS CC        2003     1,050
-------------------------------------------------------------------------------------------------------
TOTAL                                                                                           14,097
-------------------------------------------------------------------------------------------------------

================================================================================

After 2003, Pace expects that further merchant projects will be announced and built as needed to meet demand. Market price expectations and developer growth strategies will drive these new project additions. Pace's methodology for determining these competitive market expansions is detailed in the MAIN Power Generation Resources Section. However, Exhibit 11 summarizes

----------

* Nominal Capacity.


--------------------------------------------------------------------------------
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[LOGO] PACE | Global Energy Services

the annual additions resulting from both current announced merchant projects and expansion plants, supported by the expected market prices over time.

As shown in Exhibit 11, Pace expects that over the next twenty-five years the MAIN market will require and support the construction of approximately 43,000 MW of new capacity in order to maintain a long run equilibrium reserve margin of 13-15%. Pace did not assume the retirement of existing system capacity except for nuclear units, which are retired on their license expiration. To the extent existing units are retired over the Study Period, market prices will increase and/or additional capacity will be constructed to replace retired capacity.

Exhibit 11: Expansion Capacity Additions by Year- Base Case
================================================================================

                         CHART SHOWING THE ESTIMATED
                        CAPACITY ADDITIONS IN THE MAIN
                        MARKET OVER THE NEXT 25 YEARS.

-----------------------------------------------------------------------------------------------------------------------------
                         2002    2004    2006    2008    2010    2012    2014    2016    2018    2020    2022    2024    2026
-----------------------------------------------------------------------------------------------------------------------------
ELWOOD                  1,409   1,409   1,409   1,409   1,409   1,409   1,409   1,409   1,409   1,409   1,409   1,409   1,409
-----------------------------------------------------------------------------------------------------------------------------
Announced Coal & Wind     337     337     337     337     337     337     337     337     337     337     337     337     337
-----------------------------------------------------------------------------------------------------------------------------
Announced CC            3,388   5,492   5,492   5,492   5,492   5,492   5,492   5,492   5,492   5,492   5,492   5,492   5,492
-----------------------------------------------------------------------------------------------------------------------------
Announced CT            8,300   8,300   8,300   8,300   8,300   8,300   8,300   8,300   8,300   8,300   8,300   8,300   8,300
-----------------------------------------------------------------------------------------------------------------------------
Expansion CC                0       0     249   1,743   3,984   5,976   7,719   8,466  10,458  12,450  13,944  15,936  17,181
-----------------------------------------------------------------------------------------------------------------------------
Expansion CT              800     800   1,920   3,200   3,200   3,680   4,960   6,080   7,200   7,680   8,800   9,440  10,080
-----------------------------------------------------------------------------------------------------------------------------
Total                  14,234  16,338  17,707  20,481  22,722  25,194  28,217  30,084  33,196  35,668  38,282  40,914  42,799
-----------------------------------------------------------------------------------------------------------------------------

* Includes interconnected sub-regions of IOWA and OECAR.
================================================================================


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      Project Results - Base Case

To provide Pace's forecast of Project dispatch, operating profile, energy and capacity revenues, and volatility values, Pace explicitly modeled the Project as a resource in the MAIN market. Specifically, the Project's heat rate efficiency, delivered fuel costs, and variable operating costs were modeled to allow the simulation to dispatch the facility when system marginal costs were equal to or higher than Project variable costs. The Project specifications, as modeled, are provided in the MAIN Power Generation Resources Section of this report.

Exhibit 12 illustrates the operational results for the Project(14) while Exhibit 13, and Exhibit 14 outline the results for the Exelon PSA and the combined results for the Aquila PSAs.

The summary results for the Project cover both the Contract Period and the Merchant Periods. During the Contract Period, the results reflect the dispatch of the Exelon and Aquila Units in accordance with the terms of the relevant PSA. During the Merchant Period, the Project is assumed be dispatched as a fully merchant facility (see Exhibit 48 for assumptions concerning each PSA and the modeling assumptions for the Contract Period and the Merchant Period).

During the Contract Period, the Project's revenue forecast refers to the revenues that Exelon and/or Aquila are forecast to receive from marketing the energy and capacity of the Exelon and Aquila Units, while the revenues that Elwood receives during the Contract Period are determined by the payment structure outlined in the Exelon and Aquila PSAs. However, during the Merchant Period, when Elwood operates the Project as a merchant facility, the revenue forecast refers to the revenues to be received by Elwood from marketing the energy and capacity of the Project on its own account.

The average annual capacity factor for the Project is 11.93% per year with gross margins, including volatility values that range from a maximum of $104.30/kW-year in 2001 to a minimum of $76.82/kW-year in 2009. The average generation for the Project is forecast to be 1,472 GWh per year, with average total revenues of $173.9 million per year. Energy and capacity revenues average $95.12/MWh per year or $134.3 million per year and gross margins, including volatility values average $82.93/KW-year.

Exhibit 13 illustrates the results for the Exelon PSA, which covers the dispatch of Units 1-4 & 9 and terminates on December 31, 2012. The Exelon Units are expected to be dispatched at an average capacity factor of 3.39% per year with gross margins, including volatility values that range from a maximum of $97.86/kW-year in 2001 to a minimum of $71.93/kW-year in 2009. The average generation for the Exelon Units is forecast to be 233 GWh per year, with average total revenues of $69.7 million per year. Energy and capacity revenues average $256.20/MWh per year or $57.3 million per year and gross margins, including volatility values average $78.63/kW-year.

----------

14 Project and Unit capacities refer to Summer Capacity.


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Exhibit 14 illustrates the results for the Aquila PSAs. The Aquila PSA 1, which covers the dispatch of Units 5-6, terminates on August 31, 2021, while the Aquila PSA 2, which covers the dispatch of Units 7-8, terminates one-year later on August 31, 2022. In 2022, the summary results presented in Exhibit 14 exclude Units 5-6, which are assumed to be operating on a merchant basis, but includes Units 7-8 as these units remain under dispatch by Aquila.

Exhibit 14 illustrates an average annual capacity factor of 17.15% per year, with gross margins, including volatility values, that range from a maximum of $112.43/kW-year in 2001 to a minimum of $81.10/kW-year in 2004. Generation averages 921 GWh per year, with average total revenues of $81.9 million per year. Energy and capacity revenues average $74.07/MWh per year or $67.3 million per year and gross margins, including volatility values average $87.22/kW-year.

Exhibit 12: Project Annual Operational Summary (1998 $)
================================================================================

----------------------------------------------------------------------------------------------------------------------------------
                                                             Energy      Energy   Volatility     Total        Gross       Gross
                                                 Variable     and         and        Value      Revenue       Margin      Margin
                                         Fuel      O&M      Capacity    Capacity    Net of        with         with        with
       Capacity  Generation  Capacity   Costs     Costs    Revenue(16)  Revenue  Insurance(17) Volatility   Volatility  Volatility
Year    MW(15)      GWh       Factor    $1000     $1000     $1000        $/MWh      $1000         $1000       $1000       $/kW-yr
----------------------------------------------------------------------------------------------------------------------------------
2001    1,409        998       8.08%    54,280    1,051     163,889     164.29      38,395       202,284     146,953     104.30
----------------------------------------------------------------------------------------------------------------------------------
2002    1,409      1,128       9.14%    47,074    1,178     149,044     132.11      33,573       182,617     134,365      95.36
----------------------------------------------------------------------------------------------------------------------------------
2003    1,409        958       7.76%    34,249    1,002     124,283     129.79      27,016       151,299     116,048      82.36
----------------------------------------------------------------------------------------------------------------------------------
2004    1,409        937       7.59%    30,717      994     116,752     124.62      23,821       140,573     108,862      77.26
----------------------------------------------------------------------------------------------------------------------------------
2005    1,409      1,299      10.53%    40,005    1,372     126,574      97.44      26,794       153,368     111,991      79.48
----------------------------------------------------------------------------------------------------------------------------------
2006    1,409      1,320      10.69%    38,444    1,403     125,353      95.00      28,480       153,833     113,986      80.90
----------------------------------------------------------------------------------------------------------------------------------
2007    1,409      1,336      10.83%    37,480    1,401     121,027      90.56      26,324       147,351     108,470      76.98
----------------------------------------------------------------------------------------------------------------------------------
2008    1,409      1,415      11.47%    39,111    1,492     124,951      88.28      25,885       150,836     110,233      78.23
----------------------------------------------------------------------------------------------------------------------------------
2009    1,409      1,380      11.18%    38,039    1,458     121,222      87.85      26,512       147,734     108,237      76.82
----------------------------------------------------------------------------------------------------------------------------------
2010    1,409      1,239      10.04%    34,089    1,317     121,381      97.99      25,830       147,211     111,805      79.35
----------------------------------------------------------------------------------------------------------------------------------
2011    1,409      1,026       8.31%    28,433    1,088     123,981     120.86      26,332       150,313     120,792      85.73
----------------------------------------------------------------------------------------------------------------------------------
2012    1,409      1,199       9.72%    33,192    1,281     122,973     102.58      26,723       149,696     115,223      81.78
----------------------------------------------------------------------------------------------------------------------------------
2013    1,409      1,722      13.96%    46,716    3,646     137,201      79.65      27,040       164,241     113,879      80.82
----------------------------------------------------------------------------------------------------------------------------------
2014    1,409      1,736      14.07%    47,452    3,729     137,848      79.41      28,325       166,173     114,992      81.61
----------------------------------------------------------------------------------------------------------------------------------
2015    1,409      1,886      15.29%    51,575    4,177     142,151      75.36      30,302       172,453     116,701      82.83
----------------------------------------------------------------------------------------------------------------------------------
2016    1,409      1,582      12.82%    43,299    3,498     131,597      83.17      26,911       158,508     111,711      79.28
----------------------------------------------------------------------------------------------------------------------------------
2017    1,409      1,866      15.13%    51,564    4,115     143,260      76.76      29,695       172,955     117,276      83.23
----------------------------------------------------------------------------------------------------------------------------------
2018    1,409      1,827      14.81%    50,683    4,059     141,442      77.40      30,951       172,393     117,651      83.50
----------------------------------------------------------------------------------------------------------------------------------
2019    1,409      2,018      16.36%    56,171    4,307     147,416      73.05      31,661       179,077     118,599      84.17
----------------------------------------------------------------------------------------------------------------------------------
2020    1,409      1,688      13.68%    46,981    3,776     138,848      82.26      28,579       167,427     116,670      82.80
----------------------------------------------------------------------------------------------------------------------------------
2021    1,409      1,700      13.78%    47,779    3,912     136,959      80.56      30,513       167,472     115,781      82.17
----------------------------------------------------------------------------------------------------------------------------------
2022    1,409      1,629      13.20%    45,637    4,795     135,749      83.33      28,039       163,788     113,356      80.45
----------------------------------------------------------------------------------------------------------------------------------
2023    1,409      1,549      12.55%    43,112    5,420     134,406      86.79      27,850       162,256     113,724      80.71
----------------------------------------------------------------------------------------------------------------------------------
2024    1,409      1,524      12.35%    42,648    5,335     140,078      91.90      29,296       169,374     121,391      86.15
----------------------------------------------------------------------------------------------------------------------------------
2025    1,409      1,564      12.67%    44,300    5,472     138,129      88.34      28,540       166,669     116,897      82.96
----------------------------------------------------------------------------------------------------------------------------------
2026    1,409      1,740      14.10%    49,451    6,090     145,896      83.85      31,099       176,995     121,454      86.20
----------------------------------------------------------------------------------------------------------------------------------
Avg.    1,409      1,472      11.93%    43,172    2,976     134,323      95.12      28,634       162,958     116,809      82.93
----------------------------------------------------------------------------------------------------------------------------------

================================================================================

----------

15 Summer Capacity.

16 Reflects energy and capacity revenues to Exelon and Aquila during the Contract Period and to Elwood during the Merchant Period.

17 Reflects net volatility revenues to Exelon and Aquila during the Contract Period and to Elwood during the Merchant Period.


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Exhibit 13: Exelon PSA Annual Operational Summary (1998 $)
================================================================================

----------------------------------------------------------------------------------------------------------------------------------
                                                           Energy       Energy    Volatility      Total      Gross        Gross
                                               Variable     and          and        Value       Revenue      Margin       Margin
                                       Fuel      O&M      Capacity     Capacity     Net of        with        with         with
      Capacity  Generation  Capacity  Costs     Costs    Revenue(19)   Revenue   Insurance(20) Volatility  Volatility   Volatility
Year   MW(18)      GWh       Factor   $1000     $1000      $1000        $/MWh       $1000         $1000       $1000       $/kW-yr
----------------------------------------------------------------------------------------------------------------------------------
2001    783        189       2.76%   10,568      259       70,919       375.18      16,480       87,399      76,572       97.86
----------------------------------------------------------------------------------------------------------------------------------
2002    783        185       2.70%    8,074      253       63,751       344.70      14,564       78,315      69,988       89.44
----------------------------------------------------------------------------------------------------------------------------------
2003    783        163       2.38%    6,158      223       55,495       340.25      12,122       67,618      61,236       78.26
----------------------------------------------------------------------------------------------------------------------------------
2004    783        195       2.85%    6,822      268       53,975       276.33      11,210       65,185      58,096       74.24
----------------------------------------------------------------------------------------------------------------------------------
2005    783        254       3.71%    8,324      348       55,474       218.32      11,809       67,283      58,611       74.90
----------------------------------------------------------------------------------------------------------------------------------
2006    783        282       4.11%    8,834      386       56,364       199.89      12,422       68,785      59,565       76.12
----------------------------------------------------------------------------------------------------------------------------------
2007    783        233       3.40%    7,003      319       52,545       225.45      11,427       63,972      56,649       72.39
----------------------------------------------------------------------------------------------------------------------------------
2008    783        268       3.91%    8,051      368       54,689       203.80      11,238       65,928      57,509       73.49
----------------------------------------------------------------------------------------------------------------------------------
2009    783        272       3.97%    8,092      373       53,444       196.48      11,302       64,746      56,282       71.93
----------------------------------------------------------------------------------------------------------------------------------
2010    783        264       3.86%    7,857      362       55,359       209.40      11,443       66,801      58,583       74.87
----------------------------------------------------------------------------------------------------------------------------------
2011    783        213       3.11%    6,341      292       58,600       275.14      12,507       71,107      64,474       82.39
----------------------------------------------------------------------------------------------------------------------------------
2012    783        272       3.96%    8,052      372       56,902       209.44      12,267       69,169      60,745       77.63
----------------------------------------------------------------------------------------------------------------------------------
Avg.    783        233       3.39%    7,848      319       57,293       256.20      12,399       69,692      61,526       78.63
----------------------------------------------------------------------------------------------------------------------------------

* The results outlined above refer to Units 1-4 and 9. The Exelon PSA terminates on December 31, 2012.
================================================================================

----------

18 Summer Capacity.

19 Reflects energy and capacity revenues to Exelon during the Contract Period and to Elwood during the Merchant Period.

20 Reflects net volatility revenues to Exelon during the Contract Period and to Elwood during the Merchant Period.


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Exhibit 14: Aquila PSAs Annual Operational Summary (1998 $)
================================================================================

----------------------------------------------------------------------------------------------------------------------------------
                                                           Energy       Energy    Volatility      Total      Gross        Gross
                                               Variable     and          and        Value       Revenue      Margin       Margin
                                       Fuel      O&M      Capacity     Capacity     Net of        with        with         with
      Capacity  Generation  Capacity  Costs     Costs    Revenue(22)   Revenue   Insurance(23) Volatility  Volatility   Volatility
Year   MW(21)      GWh       Factor   $1000     $1000      $1000        $/MWh       $1000         $1000       $1000       $/kW-yr
----------------------------------------------------------------------------------------------------------------------------------
2001    626          809     14.74%   43,713       792     92,970       114.99      21,915       114,885     70,380       112.43
----------------------------------------------------------------------------------------------------------------------------------
2002    626          943     17.20%   39,000       924     85,292        90.42      19,010       104,302     64,377       102.84
----------------------------------------------------------------------------------------------------------------------------------
2003    626          794     14.49%   28,091       779     68,787        86.58      14,894        83,681     54,811        87.56
----------------------------------------------------------------------------------------------------------------------------------
2004    626          742     13.52%   23,895       727     62,777        84.66      12,610        75,387     50,766        81.10
----------------------------------------------------------------------------------------------------------------------------------
2005    626        1,045     19.05%   31,681     1,024     71,099        68.05      14,985        86,085     53,380        85.27
----------------------------------------------------------------------------------------------------------------------------------
2006    626        1,038     18.92%   29,610     1,017     68,990        66.49      16,058        85,048     54,421        86.93
----------------------------------------------------------------------------------------------------------------------------------
2007    626        1,103     20.12%   30,477     1,081     68,482        62.07      14,897        83,380     51,821        82.78
----------------------------------------------------------------------------------------------------------------------------------
2008    626        1,147     20.92%   31,060     1,124     70,262        61.26      14,647        84,909     52,724        84.22
----------------------------------------------------------------------------------------------------------------------------------
2009    626        1,108     20.20%   29,947     1,086     67,778        61.18      15,210        82,988     51,956        83.00
----------------------------------------------------------------------------------------------------------------------------------
2010    626          974     17.77%   26,233       955     66,023        67.76      14,388        80,410     53,223        85.02
----------------------------------------------------------------------------------------------------------------------------------
2011    626          813     14.82%   22,091       797     65,381        80.44      13,825        79,206     56,318        89.97
----------------------------------------------------------------------------------------------------------------------------------
2012    626          927     16.91%   25,140       909     66,071        71.27      14,456        80,527     54,479        87.03
----------------------------------------------------------------------------------------------------------------------------------
2013    626          945     17.24%   26,040       927     66,093        69.91      13,567        79,660     52,693        84.17
----------------------------------------------------------------------------------------------------------------------------------
2014    626          931     16.98%   25,840       913     65,757        70.61      14,432        80,190     53,437        85.36
----------------------------------------------------------------------------------------------------------------------------------
2015    626          962     17.55%   26,696       943     66,593        69.21      14,570        81,164     53,524        85.50
----------------------------------------------------------------------------------------------------------------------------------
2016    626          809     14.76%   22,451       793     61,386        75.84      12,864        74,251     51,006        81.48
----------------------------------------------------------------------------------------------------------------------------------
2017    626          959     17.49%   26,853       940     67,351        70.21      14,289        81,639     53,846        86.02
----------------------------------------------------------------------------------------------------------------------------------
2018    626          927     16.91%   26,025       909     66,158        71.35      14,630        80,788     53,854        86.03
----------------------------------------------------------------------------------------------------------------------------------
2019    626        1,094     19.94%   30,797     1,072     71,072        64.99      16,086        87,158     55,289        88.32
----------------------------------------------------------------------------------------------------------------------------------
2020    626          846     15.43%   23,798       829     64,330        76.05      13,426        77,755     53,128        84.87
----------------------------------------------------------------------------------------------------------------------------------
2021    626          895     16.33%   25,454     1,095     64,993        72.59      14,785        79,778     53,230        85.03
----------------------------------------------------------------------------------------------------------------------------------
2022    313          439     16.03%   12,441       631     32,364        73.65       6,972        39,336     26,263        83.91
----------------------------------------------------------------------------------------------------------------------------------
Avg.    612          921     17.15%   27,606       921     67,273        74.07      14,660        81,933     53,406        87.22
----------------------------------------------------------------------------------------------------------------------------------

* The results outlined above refer to Units 5-8. Results in 2022 refer only to Units 7-8.
================================================================================

----------

21 Summer Capacity.

22 Reflects energy and capacity revenues to Aquila during the Contract Period and to Elwood during the Merchant Period.

23 Reflects net volatility revenues to Aquila during the Contract Period and to Elwood during the Merchant Period.


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================================================================================
                    VOLATILITY ANALYSIS APPROACH AND RESULTS
================================================================================

Pace has performed a valuation of the Project's projected volatility value for the Study Period. This valuation has been customized to reflect sales of power into the MAIN power market.

Volatility valuation measures the potential value of variation of the projected spark spread as a result of fluctuations in the underlying power and fuel prices. The methodology relies on the deterministic forecast of power prices relative to fuel costs (the projected spark spread), but assumes commodity price behaviors around those projected mean values that reflect the market-priced volatility value of price movement among power and fuel prices at the assets' forecasted heat rate. Intrinsic value refers to the spark spread projection, and extrinsic value refers to the incremental value from price fluctuations. A power plant has embedded this option value by nature of its operation flexibility and underlying price variations. By structuring and managing the asset's commodity positions in both the physical and financial markets, the merchant plant can lock in option value consistent with its desired risk exposure.

The financial markets include options, futures and forwards trading for the underlying commodities. Since forward contracting involves a firm financial obligation, an operational commitment of the power asset is required as a hedge against adverse price movements. For example, if the project sold a spark spread call option in the forward market, the asset will be required to convert the fuel to power should the power option be exercised. Therefore, the analysis has incorporated a proxy for the cost of financially insuring the power plant against mechanical outages on a portfolio basis.

SUMMARY RESULTS

The Project's annual and monthly volatility values, expressed in 1998 dollars, consistent with the operating assumptions presented in Pace's CEMAS power market assessment, are illustrated in Exhibit 15 and Exhibit 16 respectively.

Exelon and Aquila own the exclusive rights to dispatch and receive the output of the Project during the Contract Period, and will also be able to leverage the value of the asset in the forward market to extract option or volatility value. Exelon and Aquila are active power market traders and will likely attempt to extract this value. During the Merchant Period after the expiration of the Exelon and Aquila PSAs, Elwood will have the ability to extract this market value as well.

Given Pace's assumptions concerning reserve margins, liquidity, and trading volatility, volatility value (net of insurance costs) adds on average approximately $20.33/kW-year or $28.6 million per year to Base Case energy and capacity revenues over the Study Period. Volatility value ranges from a maximum of $27.26/kW-year or $38.4 million in 2001 to a minimum of $16.91/kW-year or $23.8 million in 2004.


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The high projected volatility values in 2001 are driven by the high natural gas prices. As natural gas and thus power prices decrease from 2002 to 2004, so do the levels of projected spark spread and derived volatility values. After projected natural gas prices stabilize in the 2008-2009 timeframe, decreasing regional reserve margins and the resulting increase in implied volatility forecasts become the major value drivers. Thereafter, the projected Project volatility value is relatively steady in a range of $18/kW-year to $22/kW-year through the end of the Study Period.

During the term of the Exelon and Aquila PSAs, Exelon is forecast to extract net volatility values which average $15.85/kW-year or $12.4 million per year, while Aquila is forecast to earn net volatility values which average $23.92/kW-year or $14.7 million per year. During the Merchant Period, Elwood is forecast to earn net volatility values which average $20.73/kW-year or $ 29.2 million per year.

Exhibit 15: Project Annual Volatility Value (1998 $)
================================================================================

            -------------------------------------------------------
                                            Volatility   Volatility
                                              Value        Value
                   Volatility   Insurance     Net of       Net of
                     Value       Estimate    Insurance    Insurance
            Year    $/kW-yr      $/kW-yr      $/kW-yr       $000
            -------------------------------------------------------
            2001     29.49        2.23         27.26       38,395
            -------------------------------------------------------
            2002     25.79        1.96         23.84       33,573
            -------------------------------------------------------
            2003     20.78        1.60         19.18       27,016
            -------------------------------------------------------
            2004     18.36        1.45         16.91       23,821
            -------------------------------------------------------
            2005     20.50        1.48         19.02       26,794
            -------------------------------------------------------
            2006     21.77        1.55         20.22       28,480
            -------------------------------------------------------
            2007     20.17        1.48         18.69       26,324
            -------------------------------------------------------
            2008     19.85        1.47         18.38       25,885
            -------------------------------------------------------
            2009     20.31        1.49         18.82       26,512
            -------------------------------------------------------
            2010     19.84        1.50         18.34       25,830
            -------------------------------------------------------
            2011     20.29        1.60         18.70       26,332
            -------------------------------------------------------
            2012     20.53        1.55         18.97       26,723
            -------------------------------------------------------
            2013     20.75        1.55         19.20       27,040
            -------------------------------------------------------
            2014     21.70        1.59         20.11       28,325
            -------------------------------------------------------
            2015     23.18        1.66         21.51       30,302
            -------------------------------------------------------
            2016     20.68        1.57         19.11       26,911
            -------------------------------------------------------
            2017     22.74        1.66         21.08       29,695
            -------------------------------------------------------
            2018     23.67        1.69         21.97       30,951
            -------------------------------------------------------
            2019     24.20        1.72         22.48       31,661
            -------------------------------------------------------
            2020     21.95        1.66         20.29       28,579
            -------------------------------------------------------
            2021     23.36        1.69         21.66       30,513
            -------------------------------------------------------
            2022     21.53        1.63         19.91       28,039
            -------------------------------------------------------
            2023     21.39        1.62         19.77       27,850
            -------------------------------------------------------
            2024     22.52        1.72         20.80       29,296
            -------------------------------------------------------
            2025     21.83        1.57         20.26       28,540
            -------------------------------------------------------
            2026     23.85        1.77         22.08       31,099
            -------------------------------------------------------
            Avg.     21.96        1.63         20.33       28,634
            -------------------------------------------------------

================================================================================


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The forecast monthly Project net volatility values outlined in Exhibit 16 illustrate that five out of the top seven average monthly volatility values occur during the June to October period, with the months of January and March accounting for the next highest values. Volatility values are forecast to be the highest in the month of July. This value is four times higher than the next highest monthly volatility value, which occurs in the month of January.

Exhibit 16: Project Monthly Volatility Value - Net of Insurance (1998 $)
================================================================================

----------------------------------------------------------------------------------------------------------------------------
          Jan      Feb      Mar      Apr      May      Jun       Jul      Aug      Sep      Oct      Nov      Dec      Total
Year     $1000    $1000    $1000    $1000    $1000    $1000     $1000    $1000    $1000    $1000    $1000    $1000     $1000
----------------------------------------------------------------------------------------------------------------------------
2001     1,685    1,054    3,389      957    1,528    3,241    14,506    4,907    1,689    4,747      691       --    38,395
----------------------------------------------------------------------------------------------------------------------------
2002     1,836    1,473      506      785      623    2,105    17,134    1,352    2,603    2,353    1,754    1,049    33,573
----------------------------------------------------------------------------------------------------------------------------
2003       814      905    1,627    1,908      759      962    11,009    1,316    4,949    2,594       --      172    27,016
----------------------------------------------------------------------------------------------------------------------------
2004       555      367      722       86    1,769    2,782    13,295      628    1,438    1,784       46      348    23,821
----------------------------------------------------------------------------------------------------------------------------
2005     1,283      244    2,148      582    1,402    2,423    11,211    1,980    3,555      904      251      812    26,794
----------------------------------------------------------------------------------------------------------------------------
2006     1,190    1,611    1,048      779    1,733    1,952     8,841    4,868    1,992    2,427    1,645      394    28,480
----------------------------------------------------------------------------------------------------------------------------
2007       938    1,004    1,887      260      852    2,085     8,854    3,272    3,166    1,684      441    1,882    26,324
----------------------------------------------------------------------------------------------------------------------------
2008       873    1,093    1,151    1,018      497    2,515    10,590    2,278    1,189    1,313      851    2,518    25,885
----------------------------------------------------------------------------------------------------------------------------
2009     1,455    1,490    1,854      594      659    1,626    10,335    1,518    2,713    1,761      763    1,745    26,512
----------------------------------------------------------------------------------------------------------------------------
2010       831    1,442    1,738      191      349    1,470    11,479    1,197    3,443    1,765    1,139      787    25,830
----------------------------------------------------------------------------------------------------------------------------
2011       292    1,541    2,555       --      350      715    12,967    2,731      153    1,458    1,136    2,435    26,332
----------------------------------------------------------------------------------------------------------------------------
2012     1,090      992      606    2,936      273    1,066     9,751    3,080    2,817    1,374      931    1,808    26,723
----------------------------------------------------------------------------------------------------------------------------
2013     3,910    1,430    1,598      255       --    1,743     8,461    1,272    3,085    3,244      253    1,788    27,040
----------------------------------------------------------------------------------------------------------------------------
2014     4,866      332    1,569    1,519       42    1,907     8,997    1,784    2,676    1,651    1,151    1,832    28,325
----------------------------------------------------------------------------------------------------------------------------
2015     2,948    3,060    4,313      338       18    1,851     8,894      775    2,478    2,337    1,487    1,805    30,302
----------------------------------------------------------------------------------------------------------------------------
2016     3,073    2,271    1,790      348       50    1,534    10,399    2,355    1,094    2,454      435    1,109    26,911
----------------------------------------------------------------------------------------------------------------------------
2017     3,903    2,565    3,311      123      886    1,734     7,348    3,094    1,825    2,610      452    1,844    29,695
----------------------------------------------------------------------------------------------------------------------------
2018     5,158    2,111    2,869       --       74    2,210     6,531    1,573    1,882    5,211    1,841    1,491    30,951
----------------------------------------------------------------------------------------------------------------------------
2019     3,164    1,334    3,262      635    1,465    1,831     6,997    1,518    3,827    3,857    1,057    2,714    31,661
----------------------------------------------------------------------------------------------------------------------------
2020     3,131    2,688    2,478      222      285    2,286    10,639    1,290    2,614    1,822      710      413    28,579
----------------------------------------------------------------------------------------------------------------------------
2021     3,506    2,122    3,104    1,872      420    2,159     8,680    1,021    2,109    2,853    1,347    1,320    30,513
----------------------------------------------------------------------------------------------------------------------------
2022     3,136    1,175    2,603    1,081       91    2,392     9,454    1,766      850    2,607      939    1,946    28,039
----------------------------------------------------------------------------------------------------------------------------
2023     4,052    3,057    2,126       --      122    1,906     7,037    2,543    1,845    2,767      582    1,814    27,850
----------------------------------------------------------------------------------------------------------------------------
2024     3,121    1,024    2,294       28      621    2,029    10,854    1,107    2,550    3,876      142    1,652    29,296
----------------------------------------------------------------------------------------------------------------------------
2025     4,103      739    2,800      200      249    1,978     9,425    1,018    2,452    1,304      491    3,780    28,540
----------------------------------------------------------------------------------------------------------------------------
2026     4,605    3,470    1,255      848      316    1,761     7,957    1,319    2,685    3,492    1,010    2,381    31,099
----------------------------------------------------------------------------------------------------------------------------
Avg.     2,520    1,561    2,100      764      617    1,933    10,063    1,983    2,372    2,471      862    1,594    28,634
----------------------------------------------------------------------------------------------------------------------------

================================================================================

VOLATILITY VALUE ANALYSIS METHODOLOGY AND VALUATION

Volatility value is associated with the conversion of an MMBtu to an MWh at an underlying asset's operating efficiency, given the regional power and fuel price fluctuations. Pace performed the quantitative volatility valuation for Northern Illinois or ComEd sub-region of the MAIN power market by forecasting the premium ascribable to the generating option on an annual basis, tailored to the generation facilities' dispatch economics.

Central to the volatility valuation is the development of a regional implied volatility analysis of options transactions for both the power and gas forwards contracts. This analysis forms the foundation for assessing historic, current and potentially ascribed market value associated with power and fuel price uncertainty.


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Other factors fundamental to valuing an assets' ability to extract volatility premiums include the following:

      o Variable costs of each facility (heat rate, variable O&M, and fuel costs);

      o     Period and duration of plant dispatch;

      o Anticipated fuel and power price levels over the term of the analysis;

      o Forecasted regional supply and demand balances that may affect future market volatility for each commodity, including new capacity additions, retirements, and reserve margin; and

      o The regional historical and forecasted correlation between power and fuel.

The project-specific variables, as stated above, form the inputs to a spread option pricing model that calculates the extrinsic value obtained by selling fully hedged call options on the asset's underlying "at-the-money" spark spread. This is accomplished by calculating the value of at-the-money spark spread call options(24) for each facility when its forecasted peak-hour(25) operating economics are producing positive variable margins. In addition, periods with negative variable margins may be valued as "out-of-the-money" call options on the spark spread, with the underlying generating economics of the facility serving as the strike price for the option valuation.

GAS MARKET

For the analysis, we have utilized the Henry Hub contract for the gas leg of the spark spread volatility valuation, as this is the most liquid gas forward trading point with a robust options transaction history. Although basis price movements could serve to increase the region's observed volatility, there may also be counter-balancing price movements that could dampen the region's volatility. Furthermore, it is typical for a project to structure its gas procurement contract with an index to Henry Hub, adjusting for a relatively stable basis differential. Therefore, we believe that the Henry Hub contract is an appropriate measure of the gas market's implied volatility for this analysis.

The Henry Hub natural gas contract typically exhibits lower levels of implied volatility than power markets, averaging around 50% on an annual basis over the past 2-3 years, with month-to-month variations as exhibited in Exhibit 17 below. Pace's initial (year 2001) volatility values ascribed to natural gas, as shown in Exhibit 20, reduce the annual average to 39% in 2001 and beyond, reflecting what we believe is a relatively conservative, but more reliable, long-term average for natural gas price volatility during the Study Period. While the gas volatility values Exhibit 20 have been sculpted down on a projected basis to an average of 39%, the relative monthly seasonal factors are maintained consistent with those reflected in Exhibit 17.

----------

24 The spread between gas prices and power prices on a facility-specific per MWh equivalent basis.

25 To remain consistent with the vast majority of currently traded options, each unit is forecasted to receive volatility premiums during peak periods only.


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Exhibit 17: Long-term Monthly Henry Hub Implied Volatility Forecast
================================================================================

--------------------------------------------------------------------------------
Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct    Nov    Dec
--------------------------------------------------------------------------------
67%    70%    60%    46%    38%    39%    39%    40%    39%    46%    55%    56%
--------------------------------------------------------------------------------

================================================================================

We believe that the implied volatility level for natural gas presented in
Exhibit 17 is indicative of the long-term market implied volatility level for natural gas, but acknowledge that short-term volatility may vary substantially from that level.

COMMODITY PRICE CORRELATION

The correlation coefficient between the two underlying commodities is another critical input to the spread option value. All other things equal, lower correlation coefficients will produce higher volatility premiums. Regional short-term power and gas price correlation coefficients tend to average approximately 30% over terms of one year or longer, but with potentially substantial month-to-month variation. As gas-fired generation becomes a larger percentage of a region's total gas demand, we would expect the long-term correlation to increase accordingly. In this analysis, we have forecasted an average realized price correlation coefficient of 30% in MAIN, realizing that short-term imbalances are likely to continue, making this price relationship somewhat variable month-to-month. We have observed that a typical options' volatility premium increases by about 7% when the correlation coefficient changes from 30% to 0%.

POWER MARKET AND VALUATION RESULTS

In order to forecast the regional power market implied volatility, we define power markets by trading hubs, pricing points, and available financial instruments. For this analysis, we mainly used the ComEd pricing history and observed volatility, while referencing the adjacent pricing points as provided in Exhibit 18.


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Exhibit 18: Regional Power Trading Markets
================================================================================

                                       Financial Markets Development
                             ---------------------------------------------------
                                          Options   Futures   Forwards     Spot
                             ---------------------------------------------------
 MAP OF REGIONS REFERRED     Cinergy      Liquid    Liquid     Liquid     Liquid
       TO IN CHART.          ---------------------------------------------------
                             ComEd                              Fair      Liquid
                             ---------------------------------------------------
                             Ameren                             Fair       Fair
                             ---------------------------------------------------
                             MAIN North                                    Fair
                             ---------------------------------------------------
                             MAIN South                                    Fair
                             ---------------------------------------------------

================================================================================

The regions shown in Exhibit 18 are physically well interconnected, and are financially highly integrated. The major indicator for integration of the regional trading markets is the correlation coefficient between the spot market power prices. The correlation coefficients range from as high as 99% between ComEd and Cinergy, to 96% between Ameren and Cinergy, and ComEd, and approximately 80% for the remainder of the cross correlation. The three-tiered structure of price correlation is explained by the different liquidity levels for different pricing points, and to perhaps a lesser extent by the variance in sub-regional supply demand balance and physical flow constraints.

Because of the high correlation level between Cinergy and ComEd, we relied largely on the use of both a smoothed measurement (20-day average) on observed spot market volatility and implied volatility as reflected in the Cinergy options quotes with minor adjustments reflecting information from other financial products to estimate anticipated implied volatility levels at Com Ed. We also assume the portfolio to be fully hedged by selling into the term (3 months or less) and seasonal (4-12 month) forwards or corresponding options markets, and correspondingly those two term structures are reflected in the volatility term structure and value calculations. The resultant 2001 Com Ed monthly term market implied volatility forecast is detailed in Exhibit 19 below.

Exhibit 19: Com Ed 2001 Term Power Market Implied Volatility Forecast
================================================================================

  ---------------------------------------------------------------------------
  Jan    Feb    Mar   Apr   May   Jun    Jul    Aug    Sep    Oct   Nov   Dec
  ---------------------------------------------------------------------------
  101%   101%   67%   54%   76%   123%   105%   123%   102%   65%   63%   73%
  ---------------------------------------------------------------------------

================================================================================

Exhibit 19 above shows a 2001 average annual power implied volatility estimate based on un-weighted values, averaging 88%. The implied volatility values used in the option valuation analysis reflects our projected volume-weighted volatilities, which increase the average to 117%


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for 2001. This implied volatility level is reduced by 5% per annum over the first five years of the Study Period, reflecting a liquidity factor discount that is expected to reduce average implied volatility levels by over 25% as the market's mature, bid-ask spreads narrow and liquidity increases. Offsetting this projected decline in the volatility curve is a projected 10% increase over the valuation horizon attributable to a projected declining reserve margin.(26)

Pace utilizes a 50% correlation coefficient to relate percentage annual declines in reserve margin to increases in projected volatility. Thus, if reserve margin is projected to decline by 10% from its base year level (e.g., 20% to 18%), the impact on volatility is projected to be a 5% increase.

Key volatility value drivers, including commodity prices, market implied volatilities, and variable O&M are illustrated in Exhibit 20. Throughout the valuation horizon, the portfolio will mostly operate in summer peak months, realizing relatively high power prices and price volatilities, but relatively low natural gas prices and price volatilities.

Exhibit 20: Forecast of Key Volatility Drivers
================================================================================

     ---------------------------------------------------------------------
              Average
             Realized      Average
              Power       Realized       Average      Average
              Market     Fuel Market    Realized      Realized    Variable
             Implied       Implied     Power Price   Fuel Price     O&M
     Year   Volatility   Volatility      $/MWh        $/MMBtu      $/MWh
     ---------------------------------------------------------------------
     2001      117%         39%          529.28         5.14        1.20
     ---------------------------------------------------------------------
     2002      112%         39%          424.30         3.98        1.20
     ---------------------------------------------------------------------
     2003      105%         39%          425.36         3.42        1.20
     ---------------------------------------------------------------------
     2004      102%         39%          414.28         3.14        1.20
     ---------------------------------------------------------------------
     2005      98%          39%          272.94         2.95        1.20
     ---------------------------------------------------------------------
     2006      100%         39%          234.65         2.80        1.20
     ---------------------------------------------------------------------
     2007      101%         39%          273.88         2.70        1.20
     ---------------------------------------------------------------------
     2008      100%         39%          297.27         2.67        1.20
     ---------------------------------------------------------------------
     2009      102%         39%          277.83         2.66        1.20
     ---------------------------------------------------------------------
     2010      102%         39%          300.71         2.65        1.20
     ---------------------------------------------------------------------
     2011      101%         39%          336.87         2.67        1.20
     ---------------------------------------------------------------------
     2012      102%         39%          263.21         2.66        1.20
     ---------------------------------------------------------------------
     2013      102%         39%          184.19         2.57        2.38
     ---------------------------------------------------------------------
     2014      102%         39%          170.89         2.60        2.38
     ---------------------------------------------------------------------
     2015      104%         39%          144.00         2.60        2.38
     ---------------------------------------------------------------------
     2016      104%         39%          179.94         2.60        2.38
     ---------------------------------------------------------------------
     2017      103%         39%          153.24         2.63        2.94
     ---------------------------------------------------------------------
     2018      102%         39%          136.74         2.64        3.50
     ---------------------------------------------------------------------
     2019      103%         39%          140.61         2.65        3.50
     ---------------------------------------------------------------------
     2020      104%         39%          168.36         2.65        3.50
     ---------------------------------------------------------------------
     2021      104%         39%          144.08         2.67        3.50
     ---------------------------------------------------------------------
     2022      104%         39%          170.38         2.67        3.50
     ---------------------------------------------------------------------
     2023      103%         39%          172.45         2.65        3.50
     ---------------------------------------------------------------------
     2024      104%         39%          180.69         2.67        3.50
     ---------------------------------------------------------------------
     2025      104%         39%          181.51         2.70        3.50
     ---------------------------------------------------------------------
     2026      105%         39%          160.11         2.71        3.50
     ---------------------------------------------------------------------

================================================================================

----------

26 Reserve Margin = (Total Capacity - Peak Demand) / Peak Demand.


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INSURANCE

When an option is sold that utilizes the physical asset as a natural hedge, the asset owner is well advised to protect the plant against unexpected outage risk. Therefore, we have incorporated into this analysis the cost of insuring the plant against outages, and have priced this product at 1/15th that of a daily power call option, reflecting the incremental insurance premium associated with portfolio, versus stand-alone generation assets. This insurance cost has been deducted from the option sales revenues, to provide net of insurance option values in all volatility valuations.

OTHER VOLATILITY VALUE MEASURES

Daily call options offer increased exercise opportunities to the owner, and provide greater upside value by virtue of daily market price spikes relative to traditional options on futures / forwards contracts. For these reasons, daily options command a relatively high premium, typically in the range of two to three times as high as equivalently struck monthly options. An analysis of the potential value attainable though sales of daily power call options(27) can also be conducted for the asset. This type of option sale, however lucrative compared to a spark spread option, presents more risk to the asset, as the fuel position is not fully hedged. The major fuel risk associated with these assets is in an instance when (1) a daily call is sold, (2) the options holder does not call upon the plant to dispatch, and (3) the plant is uneconomical given market power prices. In this instance, the plant will have gas supply obligations that must be resold, potentially at a loss.(28)

Other volatility value extraction measures include spark spread or single commodity trading of positions in efforts to outperform market forecasts. This activity, however profitable it may be in the short-term, is extremely risky in nature and less likely to be sustained over time.

----------

27 A daily power call for peak hours only, exercisable once per weekday for the following day's capacity output.

28 A daily put option on gas or a swing supply purchase contract could insure this risk at a cost.


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================================================================================
                     MARKET AREA DEFINITION AND TRANSMISSION
================================================================================

Pace will model the MAIN region in its entirety, as well as those operating systems within one transmission wheel of the Commonwealth Edison ("ComEd") sub-region including portions of the Mid-Continent Area Power Pool ("MAPP") and East Central Area Reliability Council ("ECAR"). The ComEd service area is the dominant demand center in this region encompassing all of Chicago and the surrounding area and supplying 41% of peak demand in the region. Pace will model the region as five distinct, yet interconnected utility sub-regions, three within MAIN, one in MAPP, and one in ECAR.(29)

The MAIN system encompasses portions of Wisconsin, Michigan, Missouri and the majority of Illinois. Based on an analysis of wholesale power price characteristics and existing transmission transfer capabilities, Pace assumes three major intra-regional market areas of MAIN: Wisconsin Upper Michigan System ("WUM"), Northern Illinois ("NI"), (also referred to as ComEd), and South MAIN ("SMAIN")(30) while capturing the existing transfer capability between the subregions. Exhibit 21 lists the primary utility companies in MAIN and their respective subregional locations.

Exhibit 21: MAIN Sub-Regions and Major Utility Companies
================================================================================

-------------------------------------------------------------------------------------------------
       NI (ComEd)                        WUM                                 SMAIN
-------------------------------------------------------------------------------------------------
Commonwealth Edison Co.      Wisconsin Public Service Co.                    Ameren
                               Wisconsin Power & Light             Central Illinois Light Co.
                             Wisconsin Electric Power Co.            Electric Energy, Inc.
                              Madison Gas & Electric Co.          Geneseo Municipal Utilities
                              Upper Peninsula Power Co.        Illinois Municipal Electric Agency
                          Menasha Electric & Water Utilities           Illinois Power Co.
                              Manitowoc Public Utilities          Rochelle Municipal Utilities
                           Kaukauna Electric & Water Dept.        Southern Illinois Power Coop
                                 Oconto Electric Coop               Soyland Power Coop, Inc.
                              Wisconsin River Power Co.         Springfield Water, Light & Power
                                                                  Central Electric Power Coop
                                                                  Columbia Water & Light Dept.
                                                                NE Missouri Electric Power Coop
-------------------------------------------------------------------------------------------------

================================================================================

Pace will also explicitly model the two sub-regions that are directly interconnected with ComEd. These two sub-regions and their major operating systems are outlined in Exhibit 22.

----------

29 Collectively, Pace will refer to the five as the "First Tier" sub-regions.

30 The East Missouri ("EMO") and South Central Illinois ("SCI") sub-regions have been combined to create SMAIN due to increased coordination and dependence following the merger between Union Electric and Central Illinois Public Service. Accordingly, Pace will simulate the three sub-regions of NI, WUM, and SMAIN.


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Exhibit 22: Other First Tier Sub-Regions and Major Utility Companies
================================================================================

           ---------------------------------------------------------
                     IOWA                         OECAR
           ---------------------------------------------------------
                 Alliant West           Indiana-Michigan Power Co.
           ---------------------------------------------------------
             Mid-American Energy     Northern Indiana Public Service
           ---------------------------------------------------------
           Muscatine Power & Water      Indiana-Michigan Power Co.
           ---------------------------------------------------------

Exhibit 23 illustrates the MAIN region and its major investor-owned utility ("IOU") service areas as well as those portions of MAPP and ECAR that are directly interconnected with ComEd.

Exhibit 23: MAIN Regional Map with Major IOUs
================================================================================

                       MAP ILLUSTRATING THE MAIN REGION
                     AND ITS MAJOR INVESTOR-OWNED UTILITY
                                SERVICE AREAS.

================================================================================

Exhibit 24 provides an overview of system coincident peaks, net energy for load, and total installed capacity by Pace's modeled subdivision of the MAIN power market.


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Exhibit 24: Overview of System Coincident Peaks
================================================================================

--------------------------------------------------------------------------------
                                2001        2001          2001            2001
                               Summer      Winter       Estimated      Installed
                                Peak        Peak       Net Energy        Summer
                               Demand      Demand       for Load        Capacity
       Sub-region               (MW)        (MW)          (GWh)           (MW)
--------------------------------------------------------------------------------
WUM                            12,699      10,129        63,291          11,009
--------------------------------------------------------------------------------
NI                             18,737      14,946        93,386          24,496
--------------------------------------------------------------------------------
SMAIN                          19,619      15,649        97,783          21,235
--------------------------------------------------------------------------------
OECAR                           6,074       5,492        35,565           8,292
--------------------------------------------------------------------------------
IOWA                            7,941       6,161        41,481           9,007
--------------------------------------------------------------------------------
TOTAL                          65,070      52,377       331,506          74,039
--------------------------------------------------------------------------------

================================================================================

Exhibit 25 provides a schematic topology of the intra-regional transfer capability for the simulated region. The nature of both the inter-and intra-regional transactions are described below:

      o     Intra-regional Transmission Transfer Capability. As depicted in
            Exhibit 25, the arrows represent total transfer capability between the sub-regions. The transfer capability is based on information from utility reports of interconnection ratings and historical inter-utility transfers (various operational and power quality constraints may prevent the utilities from using certain connections simultaneously). However, in some instances, the transfer capability was adjusted from these reports in order to maintain the calibration of Pace's dispatch model to historical inter-utility transfers.

      o Inter-regional Transaction Modeling Assumptions. The inter-regional transfers with utilities that are more than one wheel away from the MAIN power market are modeled on a net transaction basis (i.e., net purchases or sales). These assumptions, detailed in Exhibit 26, were developed based on review of historical wholesale transactions as reported to FERC for the years 1988 to 1998.


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Exhibit 25: Assumed Intra-regional Transmission Constraints
================================================================================

                        SCHEMATIC DRAWING OF THE TOTAL
                   TRANSFER CAPABILITY BETWEEN SUB-REGIONS.

* Sales to PJM from NI are wheeled through ECAR.

* Due to the addition of Lockport-Lombard 345 kV double circuit in-service on June 5, 2000, the export capability from NI to WUM has increased by 1,700 MW. The transfer capability from WUM to NI was unaffected by the Lockport-Lombard transmission lines.
================================================================================


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Exhibit 26: Inter-regional Transactions Limits
================================================================================

                ----------------------------------------------
                From       To         Summer MW      Winter MW
                ----------------------------------------------
                NI         WUM          3,000          3,100
                ----------------------------------------------
                NI         SMAIN        3,000          3,500
                ----------------------------------------------
                NI         IOWA         1,200          2,100
                ----------------------------------------------
                NI         OECAR        500            500
                ----------------------------------------------
                SMAIN      NI           1,500          3,300
                ----------------------------------------------
                WUM        NI           1,600          1,700
                ----------------------------------------------
                IOWA       NI           1,600          1,700
                ----------------------------------------------
                OECAR      NI           500            500
                ----------------------------------------------

================================================================================

REGULATORY STATUS

      Illinois

Illinois' current regulatory status is excellent for the development and operation of merchant power generation. Specifically:

      o Retail market deregulation began for the state's non-residential customers in October 1999 with full retail access phased in for all customers by May 2002. The supplier may be the current electric utility, another Illinois electric utility, or an alternative retail electric supplier certified by the Illinois Commerce Commission.

      o The state's largest utility, ComEd, has divested its fossil generation, paving the way for a liquid and truly competitive wholesale generation market.

      o Other state utilities are far along in the process to full divestment via internal restructuring or acquisition by third parties.

Illinois is one of the leaders in deregulation after California and Pennsylvania. In December 1997, the state legislature passed "The Electric Service Customer Choice and Rate Relief Act of 1997". This act set out a phase-in schedule for retail open access with some industrial and commercial customers beginning in October 1999, all other non-residential customers by January 2001, and all consumers phased in by May 2002. Up until final implementation in 2002 for residential customers, a number of rules determine which customers are eligible for participation in deregulation. Further, the bill required a 15% rate cut beginning August 1998 for ComEd and Illinois Power customers saving customers over $200 million. Additional rate cuts, designed to levelize the residential rates between utilities, have also been mandated. Very few customers have switched suppliers in central Illinois, but about 40 percent of eligible customers have shopped elsewhere in Chicago. Due to a disparity in profit margins and the fact that Central Illinois Light Company ("CILCO") has the lowest rates in the state, there has been little interest outside of the Chicago Metro region.

Both the state legislature and the Illinois Commerce Commission, which has regulatory authority over electrical utilities, have set guidelines to protect customers and promote competition once the electricity sector is deregulated. In July of 1999, legislation SB24 was enacted by the state


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legislature to amend the restructuring law. The rate cap for utilities was increased by 2%, cogeneration was promoted and Commonwealth Edison was required to allocate $250 million to a special environmental initiatives and energy efficiency fund. The Illinois Commerce Commission approved an "Hourly Energy Pricing" program for non-residential customers and has also issued a ruling that prohibits the exploitation of the name, reputation or logo of utilities in advertising or marketing.

Activity by the utilities is also strengthening competition. Voluntary divestiture is occurring at a rapid pace. ComEd, in the nations' largest generation asset sale, recently sold 9,772 MW of non-nuclear facilities to Edison Mission Energy for $4.8 billion. In May 2000, Ameren transferred its Illinois generating assets to an unregulated subsidiary, AmerenEnergy Generation Company, which initially held 5,400 MW of generating capacity. Illinois Power completed the sale of its 950 MW Clinton Nuclear Power Station to AmerGen Energy Company in December 1999. Pace strongly believes that the independence resulting from the separation of generation from the still regulated transmission and distribution activities will promote wholesale competition and facilitate customer choice.

Mergers and acquisitions have also occurred recently, indicating the increased competition and opportunity in the area. Ameren was created in 1997 when Illinois-based CIPSCO and Missouri-based Union Electric merged. While Ameren is intent on its core utility business, it has also expanded into energy marketing and energy information services. In October 1999, AES acquired CILCO, forming AES CILCO. In recent years, AES CILCO has built a number of natural gas-fired generating facilities in Illinois in anticipation that CILCO will continue to enroll additional customers in a deregulated Illinois market. AES has also acquired New Energy Ventures, a power marketer and client services firm. In October 2000, Unicom Corporation, the parent company of ComEd, and PECO Energy Company completed their merger to create Exelon Corporation, one of the nation's largest electric utilities, with more than $12 billion in annual revenues. Exelon Corporation is headquartered in Chicago and distributes electricity and gas to approximately five million customers in Illinois and Pennsylvania. MidAmerican has merged with independent power producer CalEnergy. Dynegy, who is among the top five energy marketers, recently purchased Illinova, including its utility subsidiary Illinois Power. These companies are looking for opportunities in the deregulated market and have been active in promoting deregulation. CILCO instituted a customer choice program for commercial and industrial customers in October 1999 with residential customers becoming eligible to choose their electric supplier from May 2002.

      Michigan

Detroit Edison and Consumers Energy, which serve 90% of Michigan's electricity consumers, have voluntarily started the implementation of retail choice within their respective service territories. Detroit Edison and Consumers Energy's voluntary retail access plan will be implemented in three phases. Currently in the second phase, all consumers with a load of 150 MW and greater are allowed to select their supplier. The third phase, providing retail access to all consumers will be fully implemented by January 2002.


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In 1999, Michigan's electricity utilities engaged in significant merger and acquisition activities. In January 1999, Great Lakes Electricity Co-op merged with Top O'Michigan Electric Co-op. In June 1999, New Centuries Energies merged with Northern States Power. In May 2001 Detroit Edison completed its merger with MCN Energy.

During the 2000 session, the Michigan Public Service Commission (the "Michigan PSC") issued a series of orders to implement the restructuring legislation, which was signed into law on June 3 2000. In the orders, the Michigan PSC directed Consumers Energy and Detroit Edison to file revised tariffs to implement retail access programs; investor-owned utilities, other than Detroit Edison and Consumers Energy, and cooperatives that have any customers with a peak load of 1 MW or more, to file restructuring plans to implement retail access. The Michigan PSC also required its own staff to consult with utility owners, and other stakeholders to develop standards for the interconnection of merchant plants. The Michigan PSC also required utilities to file reports when they learn of any reductions in federal funding for low-income and energy assistance programs, and electric generating facilities must file reports on compliance with all applicable federal Environmental Protection Agency (the "EPA") regulations governing mercury emissions. The Michigan PSC also issued an order that established the framework for alternative electric suppliers to participate in retail electric markets under the restructuring law.

In January of 2001, the Michigan PSC issued a final order authorizing Detroit Edison to securitize $1.77 billion in costs by issuing bonds. The refinancing will allow Detroit Edison to implement a 5% reduction in rates.

      Missouri

Missouri's current `on-hold' regulatory status may not provide interesting opportunities for the development and operation of new power generation in the near future. In particular, Missouri's significantly inexpensive electricity deters legislators and other key industry participants from pursuing restructuring activities. In addition, the Missouri Public Service Commission (the "Missouri PSC") is not enthusiastic about the implications of restructuring citing other states' examples where electricity rates increased after the implementation of deregulation and restructuring plans.

Missouri is not actively pursuing any power sector restructuring plans. Legislation has been introduced every year in the Missouri General Assembly since 1997. However, none of the bills gathered enough support to reach the Governor's desk. Since the introduction of those bills, the Missouri PSC has been examining many of the important issues that are part of the debate over whether and how Missouri's electric industry should be restructured to introduce competition.

In 1998, the task force established by the Missouri PSC issued its report identifying the key issues in the restructuring debate. As a result, of the diverse makeup of the task force, it did not provide a road map for implementing restructuring, but rather it offered options and recommendations to help shape future restructuring discussions.


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Low electricity rates coupled with increasing concerns of market participants over rising energy costs in the Western states are among the key factors in the slow progress of regulatory movement in Missouri.

On the mergers and acquisitions front, the Missouri PSC and the Kansas Corporation Commission approved the proposed merger between Western Resources and Kansas City Power & Light ("KCP&L") in November 1999. However, in January 2000, KCP&L called off the merger citing the sharp drop in the value of the merged entity. KCP&L might be still viewed as a candidate for merger with potential interested parties looming, including Utilicorp and Ameren.

      Wisconsin

The future of regulatory activities in Wisconsin became uncertain particularly after the Wisconsin Public Service Corp. ("WPS") announced it withdrew its corporate restructuring plan filed with the Wisconsin Public Service Commission. WPS cited customer identification with the electric shortages and high prices that plague California. Whether WPS will revise its proposal and refile it is unknown at this time.

WPS's plan, filed in December 2000, included the transfer of approximately 1,200 MW of wholly owned non-nuclear capacity into an unregulated generating company. The initiative was an attempt to jump-start competition in Wisconsin while allowing WPS to retain its generating units and continue to be a market player in the state.

Over the past fewer summers, Wisconsin has become close to not having adequate supply, for which large users, including industrials and large commercial customers revealed a serious concern, especially if power reliability becomes the responsibility of out-of-state power suppliers.

In response to concerns relating to the reliability of service in Wisconsin, WPS was directed to ensure that necessary infrastructure improvements are made. Therefore, the implementation of retail competition has been put on hold. No timetable has been established as to if or when that issue will be addressed.

Two bills passed by the Wisconsin legislature in the last two years address some other restructuring issues. Wisconsin Act 204 (enacted in May 1998) requires Wisconsin transmission owning utilities to join an ISO by June 30, 2000. The act also streamlined the review and approval process and established time limits on the review of merchant power plants proposed by Independent Power Producers ("IPPs").

Wisconsin Act 9, which became law in October 1999, provides for fewer restrictions on non-utility investments by electric utilities, for those utilities that divest their transmission assets to a state transmission company by January 1, 2001. Several of the state's largest utilities are among those transmission-owning utilities that will divest their transmission assets to the American


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Transmission Company LLC ("ATCLLC") that will become effective January 1, 2002.
ATCLLC will, in turn, join the Midwest ISO.

      Midwest ISO

Most of the utilities in the region have supported emerging market structures to support deregulation and retail competition. As the Midwest ISO received regulatory approval in 1998, much of its operating infrastructure has been assembled. This ISO is the largest independent transmission system operator in the nation and is comprised of 14 electric utility companies covering more than 240,000 miles in 14 Midwestern states. The ISO will manage the flow of electricity in the Midwest region it serves and is committed to facilitating the smooth flow of electricity from provider to user. The ISO began initial operations in June 2001 and is scheduled to be fully operational by December 15, 2001.

      Midwest RTO

On December 20, 1999, FERC issued its Order No. 2000. Order 2000 requires all public utilities that own, operate or control interstate electric transmission to file by October 15, 2000, a proposal for a Regional Transmission Organization ("RTO"), or, alternatively, a description of any efforts made by the utility to participate in an RTO, the reasons for not participating and any obstacles to participation, and any plans for further work toward participation. The RTOs are scheduled to be operational by December 15, 2001. Commonwealth Edison, CILCO, Ameren (the holding company of CIPSCO), and Illinois Power have announced their intent to join either the Midwest ISO or the Alliance RTO.

Each RTO is designed to increase system coordination and improve reliability through efficient scheduling of transactions as well as transmission and generation unit maintenance. The RTO will provide a framework for low cost energy to flow throughout the combined transmission network, making it easier for both wholesale and retail transactions to take place over a broader market area. This increased access will allow more participants to compete effectively in the once monopoly controlled markets. The Midwest ISO and the Alliance RTO are implementing the Inter-RTO Cooperation ("IRCA") to enhance their system reliability further.

POWER MARKETING AND TRADING ACTIVITY

As reported by power marketers to FERC in 1997, and outlined in Exhibit 27, there were over 40,000 GWh of electricity traded in the Midwest, equating to 4,300 MW on average during peak hours. Between 1995 and 1998, trading in the Midwest experienced significant growth. However, in 1999 reported Midwest power trading decreased slightly from 1998 levels. Pace believes that the reduced power trading volumes in the Midwest in 1999 do not represent decreased wholesale market activity in the region, but represents decreased power marketers reporting. Due to confidentiality concerns, and to a lesser extent due to a newly imposed fee on reported transactions by FERC, power marketers minimize the reporting of their transactional


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volumes, while between 1995-1998, power marketers were motivated to project themselves as major participants in the region, and consequently they maximized the reported volume of transactions.

The MAIN electricity market is an actively traded market for wholesale power transactions. Significant long-term capacity transfers take place between and within the NERC sub-regions of MAIN. On a daily non-firm basis, economy energy markets are active with lower cost utilities selling excess power supplies at or near their marginal cost of production to utilities with higher incremental costs. Exhibit 28 summarizes the historical net wholesale purchases and sales for each of the four sub-regions.

Several competing electronic marketplaces for power focused on the MAIN power market have been established:

      o Enporion - whose initial members include Allegheny Energy, Inc., XCEL Energy (Northern States Power, Southwestern Public Service, and Public Service of Colorado), Allete (formerly Minnesota Power), and PPL Corp.

      o Pantellos - whose initial members include American Electric Power, Carolina Power & Light, Cinergy Corp., Consolidated Edison, Dominion Resources, DTE Energy, Duke Energy, Edison International, El Paso Energy, Entergy, FirstEnergy Corp., FPL Group, GPU, Ontario Power Generation, PG&E Corporation, Public Service Enterprise Group, Reliant Energy, Sempra Energy, Southern Company, TXU, and Commonwealth Edison.

      o eSpeed - whose equity owners include Dominion Resources, TXU, Willams, Dynegy, Koch Energy Trading, Coral Energy, and Cantor Fitzgerald.

      o Several electronic exchanges operated by a single power marketer including Enron Online and Dynegydirect.

      o UtilityFrontier - an exchange for members of the American Public Power Association.

Finally, in a partnership with Commonwealth Edison, Automated Power Exchange Inc. ("APX") opened the APX Illinois Market, an internet-based exchange for commercial and wholesale electricity buyers and sellers in the Midwest. Each of these power exchanges will allow wholesale and retail trading through a computer system that will facilitate informed management of power supply and increase market liquidity.

The establishment of the APX and other power exchanges will facilitate trading in the MAIN market by standardizing bids, providing instant price discovery, and efficient bid matching. Currently, there is also a NYMEX futures contract with the delivery point defined as Into Cinergy. However, the over-the-counter market products are more actively traded.

The liquidity in MAIN is evident in the many quoted spot market prices referenced in trade publications, such as Dow Jones, Bloomberg PowerLines, Power Markets Week, and MegaWatt Daily. Pricing points for these indices include, Northern MAIN, Southern MAIN, Into ComEd, Ameren, CILCO/IP and the ComEd Border.


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Exhibit 27: Power Marketers Volumes Traded in MAIN from 1997 to 1999
================================================================================

                     BAR GRAPH DISPLAYING POWER MARKETERS
                   VOLUMES TRADED IN MAIN FROM 1997 TO 1999

Exhibit 28: MAIN Net Wholesale Purchases/(Sales) - MWh
================================================================================

----------------------------------------------------------------------------------
Sub-region       1990           1991         1992          1993           1994
----------------------------------------------------------------------------------
EMO             (808,156)   (1,033,412)    1,736,376      3,612,303     3,327,947
----------------------------------------------------------------------------------
NI            (5,619,593)     (699,115)   (1,867,162)   (12,566,153)   (6,436,010)
----------------------------------------------------------------------------------
SCI             (121,408)   (1,748,945)    2,215,128        816,256     3,510,408
----------------------------------------------------------------------------------
WUM             (156,198)     (537,587)    2,751,018      2,949,393     3,760,953
----------------------------------------------------------------------------------
Grand Total   (6,705,355)   (4,019,059)    4,835,360     (5,188,201)    4,163,298
----------------------------------------------------------------------------------

---------------------------------------------------------------------------------
Sub-region       1995          1996           1997          1998         1999
---------------------------------------------------------------------------------
EMO            5,019,241     5,144,526     3,939,301     1,118,919     1,152,666
---------------------------------------------------------------------------------
NI            (8,679,938)   (5,783,388)    1,280,226     5,960,847    (8,076,177)
---------------------------------------------------------------------------------
SCI              977,291    (2,770,420)    2,706,498    (1,136,103)   (1,017,578)
---------------------------------------------------------------------------------
WUM            4,733,352     1,426,727     7,505,488     5,557,470     4,745,127
---------------------------------------------------------------------------------
Grand Total    2,049,946    (1,982,555)   15,431,513    11,501,133    (3,195,962)
---------------------------------------------------------------------------------

Source : RDI PowerDat.
================================================================================

Exhibit 29 illustrates the daily average peak power price in MAIN through April 2001. MAIN pricing was relatively stable until the summers of 1998 and 1999, which experienced price spikes resulting from the summer capacity shortages and higher than average weather conditions, in addition to confusion and speculation in the markets. After reaching average daily peak prices of over $2,500/MWh and $1,500/MWh in 1998 and 1999, respectively, summer peak hour prices came down to their 1997 levels, which were less than $40/MWh. However, due to overall high gas prices in the region, 2001 average daily prices have so far been above 2000 annual average daily peak prices by nearly 20%. Pace views such high average annual prices as unsustainable in the long term as new generation is added to restore supply/demand equilibrium and gas prices


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are expected to revert to their historical averages. Still, price spikes may continue to occur based on unit operations and outages, weather conditions, and high demands.

Exhibit 29: Daily Average Peak Pricing in MAIN
================================================================================

                  GRAPH SHOWING DAILY AVERAGE PEAK PRICING IN
                    MAIN (IN $/MWh) FROM JANUARY 2, 1997 TO
                                APRIL 2, 2001.


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Exhibit 30 provides the historical annual average prices and average summer peak prices for 1997-2001.(31) After nearly tripling in 1998 from 1997, average peak summer prices reverted to their more stable levels below $40/MWh. However, average annual peak prices in 2000 are close to summer peak prices, while the first quarter winter prices are significantly higher than 1997 annual prices due to high gas prices. As shown in Exhibit 30, there were a record number of 29 days in 2001 where average peak prices were above $50/MWh.

Exhibit 30: MAIN Peak Summer Power Pricing Data (1997-2001)
================================================================================

------------------------------------------------------------------------------------------
Year     Avg. Peak      Average      # Of Days   # Of Days   # Of Days   Avg. Peak without
       Summer Price   Annual Price   >$50/MWh    >$100/MWh   >$150/MWh   days >$100/MWh
------------------------------------------------------------------------------------------
1997       33.64          25.87          10           3          1           24.37
------------------------------------------------------------------------------------------
1998      104.23          50.17          23          11          9           27.90
------------------------------------------------------------------------------------------
1999       51.01          46.11          23          12          9           27.10
------------------------------------------------------------------------------------------
2000       38.87          37.72          24           2          1           36.35
------------------------------------------------------------------------------------------
2001        N/A           44.41          29           0          0           44.41
------------------------------------------------------------------------------------------

Source : Power Market Week
================================================================================

----------

31 Includes data through April 2001.


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================================================================================
                           ELECTRICITY DEMAND IN MAIN
================================================================================

Electricity prices in a given market are highly dependent on electricity demand. To ensure the accuracy of this important variable, Pace developed an independent demand forecast for each of the three sub-regions in MAIN. This section presents the following:

      o     Existing demand profile;

      o     Published demand forecasts of regional utilities;

      o     Pace's forecast of future peak and energy demand; and

      o     Key input assumptions underlying the market study.

LOAD FORECASTING METHODOLOGY

Pace's independent demand forecast was developed according to the methodology illustrated in Exhibit 31. This methodology has two primary components. The first is the use of econometric models to forecast annual peak demand and energy levels based on changes in population, employment, income, and other factors. The second component of the methodology is the translation of historical hourly demand levels and forecasted peak demands to create predicted hourly load for each forecast year.

Typically, the most accurate means of projecting future demand is not realized solely by analyzing past trends in peak and energy demand, but by analyzing the underlying factors, which drive the consumption of electricity. This approach is often referred to as a "bottom-up" analytical approach. As shown in Exhibit 31, the foundation of Pace's load forecasting methodology is a bottom-up analytical approach.


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Exhibit 31: Pace Load Forecasting Methodology
================================================================================

----------                                ---------
POPULATION                                CONSUMERS            |
----------                                ---------            |  Component 1
    |                                          |               |Peak Demand and
    -------------------------------------------                |Energy Forecasts
                        |                                      |
                        V                                      |
                   ------------                                |
                   Service Area                                |
                    Population                                 |
                   ------------                                |
                        |                                      |
-----------             |              --------------          |
Employment ------------]|[-------------    Income              |
-----------             |              --------------          |
                        |                                      |
-----------             |              --------------          |
Seasonal   ------------]|[-------------  Historical            |
Factors                 |              Growth Factors          |
-----------             |              --------------          |
                        V                                      |
               -------------------                             |
                  Multi-Variable                               |
               Regression Analysis                             |
               -------------------                             |
                        |                                      |
                        V                                      |
                 ----------------                              |
                     Peak and                                  |
                 Energy Forecasts                              |
                 ----------------                              |
 ........................|......................................V
                        V
                   -----------         -------------           |  Component 2
                   Hourly Load           Historical            |  Hourly Load
                     Forecast [--------Hourly Demand           |    Forecast
                   -----------             Levels              |
                                       -------------           V

================================================================================

Pace generated its demand forecast based on the historical relationships between regional demand and multiple historic economic indicators (examples: population, employment, and income) between 1989-1998. To generate this demand forecast,
Pace:

      o Established the historical relationship between net energy for load, population, employment, and disposable income in MAIN. Pace's regression analysis indicated a strong correlation between electricity demand and these economic indicators. Specifically, Pace's regression analysis produced adjusted R(2), or "fit", in MAIN of 0.981, 0.911, and 0.987 for WUM, SMAIN-MO, and NI/SMAIN-IL, respectively.

      o Forecast a base demand case based on the historical trends of population, employment, and income.

      o Calculated seasonal energy and summer/winter peaks according to historical usage patterns and load factors.

Other issues considered with respect to Pace's independent forecast include:

      o Normal weather conditions are assumed with no factors included to simulate extreme weather conditions.


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      o     The forecast incorporated all demand and energy reductions from utility dispatchable and non-dispatchable DSM programs as published in utility demand forecasts. Pace believes that this is a conservative assumption in that many DSM programs are extremely aggressive in future years and will most likely fall short of their stated goals.

ENERGY DEMAND FORECAST RESULTS

Pace developed an independent demand forecast for each of the three sub-regions in MAIN (i.e., NI, SMAIN, and WUM) based on current and projected economic conditions. Pace also utilized available forecasts for the inter-connected sub-regions of IOWA and OECAR. Exhibit 32 illustrates graphically Pace's backcast and forecast of the aggregated sub-regions in MAIN compared to the utilities' historical energy demand. The tabular results are shown in Exhibit 33.

The summary of the demand forecast results are outlined below:

      o Pace expects that regional electricity demand growth will slow from historical long-term trends. Historically (1989-1999), MAIN demand has grown at an average annual rate of 2.26% per year. Pace forecasts that demand will grow in MAIN at an average annual growth rate of 1.47% during the Study Period.
      o In the near-term (2000-2009), Pace forecasts a higher energy growth rate than the currently filed utility forecasts for MAIN. Pace expects a 1.93% average annual growth rate over the period, versus a utility forecast of 1.50%.
      o Pace expects that during the Study Period, electricity demand will grow at different levels among the sub-regions. SMAIN is expected to have the lowest annual rate of growth at 1.19% while WUM is expected to have the highest annual rate of growth at 1.76%. NI is expected to have 1.55% annual rate of growth.
      o Forecasts for the interconnected sub-regions of IOWA and OECAR reflect annual average growth rates of 1.89% and 2.14%, respectively, over the Study Period.


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Exhibit 32: Pace Aggregated Energy Demand Forecast (MAIN)
================================================================================

                     GRAPH OF PACE'S BACKCAST AND FORECAST
                     OF THE AGGREGATED SUB-REGIONS IN MAIN
                     COMPARED TO THE UTILITIES' HISTORICAL
                                 ENERGY DEMAND.
================================================================================


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Exhibit 33: Pace MAIN Energy Demand Forecast
================================================================================

--------------------------------------------------------------------------------
                              MAIN              MAIN             MAIN
                           Utilities'           Pace             Pace
                       Energy Forecastst   Energy BackCast  Energy Forecast
                             (GWh)             (GWh)            (GWh)
--------------------------------------------------------------------------------
Historic Data
--------------------------------------------------------------------------------
         1989               194,535           201,350
         1990               197,326           199,492
         1991               205,880           202,353
         1992               200,250           204,467
         1993               208,340           208,575
         1994               213,803           211,775
         1995               224,380           226,527
         1996               234,300           230,120
         1997               236,143           234,872
         1998               244,073           244,651
         1999               243,278           244,701
--------------------------------------------------------------------------------
Forecast
--------------------------------------------------------------------------------
         2000               248,310                             249,532
         2001               253,096                             254,460
         2002               257,057                             259,489
         2003               261,223                             264,619
         2004               265,485                             269,853
         2005               267,645                             275,193
         2006               271,150                             279,824
         2007               274,563                             284,535
         2008               279,284                             289,326
         2009               284,000                             294,201
         2010                                                   299,159
         2011                                                   303,610
         2012                                                   308,128
         2013                                                   312,715
         2014                                                   317,373
         2015                                                   322,101
         2016                                                   326,261
         2017                                                   330,476
         2018                                                   334,747
         2019                                                   339,074
         2020                                                   343,459
         2021                                                   346,876
         2022                                                   350,328
         2023                                                   353,815
         2024                                                   357,338
         2025                                                   360,896
         2026                                                   364,491
--------------------------------------------------------------------------------
Growth Rate 1989 - 1999       2.26%             1.97%
--------------------------------------------------------------------------------
Growth Rate 2000 - 2009       1.50%                             1.85%
--------------------------------------------------------------------------------
Growth Rate 2000 - 2026                                         1.47%
--------------------------------------------------------------------------------

================================================================================

Pace expects that the MAIN region will have a continued strong annual demand growth averaging over 1.93% over the next 10 years. This is a conservative estimate in comparison with historical MAIN demand, specifically, from 1989 to 1999 MAIN demand increased at a rate of 2.26% per year.

The MAIN energy forecast reflects an aggregation of Pace's independent view of sub-regional forecasts for SMAIN, NI, and WUM. As shown in Exhibit 34, SMAIN is expected to grow at an annual average rate of 1.19% from 96,234 GWh in 2000 to 130,928 GWh in 2026, NI is expected to have slightly higher average annual growth rate of 1.55% to reach 136,288 GWh in


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2026, and WUM is expected to increase from year 2000 loads of 61,822 GWh to
97,275 GWh in 2026. This results in an average annual growth rate of 1.76% making it the highest average annual growth rate of the MAIN sub-regions.

Exhibit 34: Pace's Sub-Regional Energy and Forecast for MAIN - GWh
================================================================================

--------------------------------------------------------------------------------------------------------------
                                                 PACE'S ENERGY FORECAST                             UTILITIES'
                                                         (GWh)                                        ENERGY
--------------------------------------------------------------------------------------------------------------
                                 NI              SMAIN              WUM              Total           Forecast
--------------------------------------------------------------------------------------------------------------
            2000               91,475            96,234            61,822           249,532           248,310
            2001               93,386            97,783            63,291           254,460           253,096
            2002               95,338            99,357            64,794           259,489           257,057
            2003               97,330           100,956            66,333           264,619           261,223
            2004               99,363           102,581            67,908           269,853           265,485
            2005              101,440           104,233            69,521           275,193           267,645
            2006              103,240           105,658            70,925           279,824           271,150
            2007              105,073           107,104            72,358           284,535           274,563
            2008              106,938           108,569            73,819           289,326           279,284
            2009              108,837           110,054            75,310           294,201           284,000
            2010              110,769           111,560            76,831           299,159
            2011              112,503           112,906            78,200           303,610
            2012              114,265           114,269            79,594           308,128
            2013              116,054           115,648            81,013           312,715
            2014              117,871           117,044            82,457           317,373
            2015              119,717           118,457            83,927           322,101
            2016              121,341           119,696            85,224           326,261
            2017              122,988           120,948            86,541           330,476
            2018              124,656           122,213            87,878           334,747
            2019              126,347           123,491            89,236           339,074
            2020              128,061           124,783            90,615           343,459
            2021              129,397           125,787            91,692           346,876
            2022              130,747           126,799            92,782           350,328
            2023              132,111           127,819            93,886           353,815
            2024              133,489           128,847            95,002           357,338
            2025              134,881           129,884            96,132           360,896
            2026              136,288           130,928            97,275           364,491
--------------------------------------------------------------------------------------------------------------
Growth Rate 1989-1999           2.10%             2.17%             2.65%             2.26%             2.55%
--------------------------------------------------------------------------------------------------------------
Growth Rate 2000-2009           1.95%             1.50%             2.22%             1.85%             1.50%
--------------------------------------------------------------------------------------------------------------
Growth Rate 2000-2026           1.55%             1.19%             1.76%             1.47%
--------------------------------------------------------------------------------------------------------------

================================================================================

To simplify analysis for non-MAIN demand regions, Pace utilized available forecasts to depict demand for the sub-regions of IOWA and OECAR given their direct interconnect with the NI sub-region of MAIN. Specifically, annual demand forecasts for IOWA, consisting of the MidAmerican, Alliant West, and Muscatine Power & Water control areas, were extracted from the Mid-Continent Area Power Pool ("MAPP") 1999 MAPP Load and Capability Report. An annual energy forecast for OECAR was compiled by aggregating the Northern Indiana Public Service Company ("NIPS") forecast (as reported in the FERC Form 714) with Pace's independent forecast of demand in the service territory of the Indiana Michigan Power Company. Resulting forecasts are displayed in Exhibit 35.


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Exhibit 35: Annual Energy and Peak Demand Forecasts for Interconnected
            Sub-Regions
================================================================================

------------------------------------------------------------------------------------------
                                   IOWA                                OECAR
                      --------------------------------------------------------------------
                                   Summer     Winter                  Summer      Winter
                        Net         Peak       Peak         Net        Peak        Peak
                       Energy      Demand     Demand      Energy      Demand      Demand
       Year            (GWh)        (MW)       (MW)        (GWh)       (MW)        (MW)
------------------------------------------------------------------------------------------
       2000            40,851       7,821      6,035       34,753      5,935       5,338
       2001            41,481       7,941      6,161       35,565      6,074       5,492
       2002            42,398       8,117      6,298       36,343      6,207       5,612
       2003            43,261       8,282      6,426       37,115      6,339       5,732
       2004            44,145       8,451      6,521       37,902      6,473       5,821
       2005            45,031       8,621      6,689       38,694      6,608       5,976
       2006            45,896       8,787      6,817       39,518      6,749       6,103
       2007            46,769       8,954      6,947       40,369      6,895       6,234
       2008            47,608       9,114      7,033       41,241      7,043       6,334
       2009            48,500       9,285      7,204       42,115      7,193       6,504
       2010            49,409       9,459      7,339       43,011      7,346       6,642
       2011            50,335       9,637      7,477       43,927      7,502       6,784
       2012            51,279       9,817      7,575       44,865      7,662       6,891
       2013            52,240      10,001      7,760       45,825      7,826       7,077
       2014            53,219      10,189      7,905       46,807      7,994       7,229
       2015            54,216      10,380      8,053       47,813      8,166       7,384
       2016            55,233      10,574      8,159       48,843      8,342       7,502
       2017            56,268      10,772      8,358       49,897      8,522       7,706
       2018            57,322      10,974      8,514       50,977      8,706       7,872
       2019            58,397      11,180      8,674       52,082      8,895       8,043
       2020            59,491      11,389      8,788       53,214      9,088       8,173
       2021            60,585      11,598      8,902       54,346      9,281       8,303
       2022            61,679      11,807      9,016       55,478      9,474       8,433
       2023            62,773      12,016      9,130       56,610      9,667       8,563
       2024            63,955      12,241      9,295       57,823      9,873       8,740
       2025            65,160      12,471      9,463       59,061     10,084       8,920
       2026            66,388      12,705      9,634       60,327     10,299       9,104
------------------------------------------------------------------------------------------
Growth Rate 2000-2009   1.73%       1.73%      1.79%        1.94%      1.94%       2.00%
------------------------------------------------------------------------------------------
Growth Rate 2000-2026   1.87%       1.87%      1.87%        2.13%      2.13%       2.13%
------------------------------------------------------------------------------------------

================================================================================


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Pace also developed the summer and winter peak demand for each sub-region based on historical sub-regional load factors. As shown in Exhibit 36, summer peak demand in the MAIN power market is forecast to increase from 50,066 MW in 2000 to 73,131 MW by 2026, an average annual growth rate of 1.47%. In the NI sub-region where the Project is located, summer peak demand is forecast to increase at an annual average rate of 1.55% between 2000 and 2026.

Exhibit 36: Pace's Sub-Regional Peak Demand Forecast for MAIN - MW
================================================================================

------------------------------------------------------------------------------------------------------------------------
                                                                                                           Pace
                                    NI                    SMAIN                    WUM             Non-Coincident Peak
------------------------------------------------------------------------------------------------------------------------
        Year                Summer      Winter      Summer      Winter      Summer      Winter      Summer      Winter
------------------------------------------------------------------------------------------------------------------------
        2000                18,353      14,640      19,308      15,402      12,404      9,894       50,066      39,935
        2001                18,737      14,946      19,619      15,649      12,699      10,129      51,055      40,724
        2002                19,128      15,258      19,935      15,901      13,000      10,370      52,063      41,529
        2003                19,528      15,577      20,256      16,157      13,309      10,616      53,093      42,350
        2004                19,936      15,902      20,582      16,417      13,625      10,868      54,143      43,188
        2005                20,353      16,235      20,913      16,682      13,949      11,126      55,214      44,042
        2006                20,714      16,523      21,199      16,910      14,230      11,351      56,143      44,783
        2007                21,082      16,816      21,489      17,141      14,518      11,580      57,089      45,537
        2008                21,456      17,115      21,783      17,376      14,811      11,814      58,050      46,304
        2009                21,837      17,418      22,081      17,613      15,110      12,053      59,028      47,084
        2010                22,224      17,728      22,383      17,854      15,415      12,296      60,023      47,878
        2011                22,573      18,005      22,653      18,070      15,690      12,515      60,916      48,590
        2012                22,926      18,287      22,927      18,288      15,970      12,738      61,822      49,313
        2013                23,285      18,574      23,203      18,509      16,254      12,965      62,743      50,047
        2014                23,650      18,864      23,484      18,732      16,544      13,197      63,677      50,793
        2015                24,020      19,160      23,767      18,958      16,839      13,432      64,626      51,550
        2016                24,346      19,420      24,016      19,156      17,099      13,639      65,460      52,215
        2017                24,676      19,683      24,267      19,357      17,363      13,850      66,306      52,890
        2018                25,011      19,950      24,521      19,559      17,632      14,064      67,163      53,573
        2019                25,350      20,221      24,777      19,764      17,904      14,281      68,031      54,266
        2020                25,694      20,495      25,036      19,970      18,181      14,502      68,911      54,968
        2021                25,962      20,709      25,238      20,131      18,397      14,675      69,597      55,515
        2022                26,233      20,925      25,441      20,293      18,616      14,849      70,289      56,067
        2023                26,507      21,143      25,645      20,456      18,837      15,026      70,989      56,625
        2024                26,783      21,364      25,852      20,621      19,061      15,204      71,696      57,189
        2025                27,062      21,587      26,060      20,787      19,288      15,385      72,410      57,758
        2026                27,345      21,812      26,269      20,954      19,517      15,568      73,131      58,334
------------------------------------------------------------------------------------------------------------------------
Growth Rate 2000-2009        1.95%       1.95%       1.50%       1.50%       2.22%       2.22%       1.85%       1.85%
------------------------------------------------------------------------------------------------------------------------
Growth Rate 2000-2026        1.55%       1.55%       1.19%       1.19%       1.76%       1.76%       1.47%       1.47%
------------------------------------------------------------------------------------------------------------------------

================================================================================


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Exhibit 37 provides a summary of Pace's forecast of energy and peak demand for the MAIN power market and the interconnected sub-regions of IOWA and OECAR. Between 2000 and 2026, energy demand is forecast to increase at an annual average rate of 1.60 % in the MAIN power market and the interconnected sub-regions of IOWA and OECAR, while summer peak demand and winter peak demand are forecast to increase by 32,251 MW and 26,037 MW respectively during the same period.

Exhibit 37: Pace's Energy Demand and Peak Forecasts - MAIN & Interconnected
            Sub-Regions
================================================================================

--------------------------------------------------------------
                                        Summer      Winter
                                         Peak        Peak
                            Energy      Demand      Demand
        Year                 (GWh)       (MW)        (MW)
--------------------------------------------------------------
        2000                325,136     63,822      51,308
        2001                331,506     65,070      52,377
        2002                338,230     66,387      53,439
        2003                344,995     67,714      54,508
        2004                351,901     69,067      55,530
        2005                358,918     70,443      56,707
        2006                365,238     71,679      57,703
        2007                371,674     72,938      58,718
        2008                378,175     74,207      59,671
        2009                384,816     75,506      60,792
        2010                391,578     76,828      61,859
        2011                397,872     78,055      62,851
        2012                404,272     79,301      63,779
        2013                410,779     80,570      64,884
        2014                417,399     81,860      65,927
        2015                424,131     83,172      66,987
        2016                430,336     84,376      67,876
        2017                436,640     85,600      68,954
        2018                443,046     86,843      69,959
        2019                449,552     88,106      70,983
        2020                456,165     89,388      71,929
        2021                461,807     90,478      72,812
        2022                467,485     91,572      73,700
        2023                473,198     92,675      74,593
        2024                478,990     93,793      75,499
        2025                484,860     94,925      76,416
        2026                490,811     96,073      77,346
--------------------------------------------------------------
Growth Rate 2000-2009         1.89%      1.89%       1.90%
--------------------------------------------------------------
Growth Rate 2000-2026         1.60%      1.59%       1.59%
--------------------------------------------------------------

================================================================================


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HOURLY LOAD FORECASTING

The forecast of overall energy growth is not the only element needed to accurately characterize future energy demand. The characterization and replication of daily, weekly, and seasonal load variations significantly impact the usage, type, and cost of resources required by a utility system. The last step in Pace's load forecasting methodology is the projection of hourly demand values.

Pace's methodology applies annual growth factors derived from our peak demand and energy forecasts to the actual 8,760 hours of demand occurring in a utility system. In this way, our market modeling system contains the highest level of detail to reflect not only the cost to serve certain levels of demand but also how hourly changes impact the use of different types of generation units. Specifically, hourly system needs and constraints are particularly critical when analyzing hourly distributions of market clearing prices.

Pace uses an Hourly Load Module tool to translate annual peak and energy demand growth factors into future hourly demand for a given Study Period. The translation process is a two-step process:

      o Step 1: The first step involves aggregating actual utility hourly loads as reported to the FERC. This aggregation creates an integrated hourly system load profile for the MAIN market area.

      o Step 2: The second step involves applying annual growth factors and seasonal peak demand forecasts to the base system hourly load file (created in step 1) to create an hourly demand file for each year in the Study Period.

Pace assumed that the system load shape that exists currently would be maintained throughout the Study Period. However, system load factor does change slightly as the result of applying annual peak and energy growth factors. As the relationship of peak demand and energy change, so will the system load factor and shape.


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================================================================================
                        MAIN POWER GENERATION RESOURCES
================================================================================

The MAIN market is dominated by base-load coal-fired plants and large nuclear stations, which comprised approximately 71%(32) of the installed capacity in the region in 2001. For the most part, these generation resources operate at high capacity factors, have low capital costs (with the exception of various nuclear power stations), and are fueled by low priced fuels.

Pace reviewed and assessed the existing and expected power generation resource mix for the MAIN region. This section presents the following:

      o     Profiles of existing generation resources;
      o Determination of the fixed capital and operational costs of these resources; and
      o Outlines the assumptions underlying the type and cost of new capacity additions.

DEMAND PROFILE

In 1999, total energy demand in MAIN was 243,278 GWh, approximately 6% of total U.S. demand. Exhibit 38 lists the major utilities in the Midwest and their respective 1999 estimated summer and winter peak demand and annual retail sales.

Exhibit 38: Major Utilities 1999 Demand
================================================================================

--------------------------------------------------------------------------------
                                     Peak Load      Peak Load        Retail
                                      Summer         Winter           Sales
Company Name                            MW             MW              MWh
--------------------------------------------------------------------------------
Commonwealth Edison Co.               21,243         19,424         83,500,597
--------------------------------------------------------------------------------
Ameren                                10,021          8,559         33,565,723
--------------------------------------------------------------------------------
Wisconsin Electric Power Co.           5,974          5,497         26,877,397
--------------------------------------------------------------------------------
Illinois Power Co.                     3,694          3,398         18,215,452
--------------------------------------------------------------------------------
Wisconsin Power & Light Co.            2,397          2,181          9,504,473
--------------------------------------------------------------------------------
Wisconsin Public Service Corp.         1,751          1,611          9,971,356
--------------------------------------------------------------------------------
Central Illinois Light Co.             1,235          1,142          6,073,448
--------------------------------------------------------------------------------
Electrical Energy, Inc.                1,731          1,592          7,013,929
--------------------------------------------------------------------------------
Madison Gas & Electric Co.             1,731          1,558          2,916,533
--------------------------------------------------------------------------------
Wisconsin Public Power Inc.              602            560          1,014,298
--------------------------------------------------------------------------------
Central Electric Power Coop.             571            525            962,068
--------------------------------------------------------------------------------
Soyland Power Coop, Inc.                 494            454            832,332
--------------------------------------------------------------------------------
Springfield Water, Light & Power         395            367          1,684,179
--------------------------------------------------------------------------------
Total                                 51,839         46,868        202,131,785
--------------------------------------------------------------------------------

Source: EIA-411
================================================================================

--------
32 Summer Capacity.


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As shown in Exhibit 39, Pace developed an independent forecast of seasonal peak demand and net energy for load for purposes of the market simulation.

Exhibit 39 indicates that Pace expects both summer peak demand and net energy for load to increase at an average rate of 1.88% per year over the next 9 years. Specifically, summer peak demand is projected to grow from 65,070 MW in 2001 to 75,506 MW by the year 2009. Net energy for load is expected to escalate from a base of 330,142 GWh in 2001 to 374,615 GWh by the year 2009.

Exhibit 39: MAIN Demand and Energy Requirements Forecast
================================================================================

------------------------------------------------------------------------------------------------------------------------------------
                                       2001      2002       2003       2004       2005       2006       2007       2008       2009
------------------------------------------------------------------------------------------------------------------------------------
Peak Demand Summer (MW)               65,070    66,387     67,714     69,067     70,443     71,679     72,938     74,207     75,506
------------------------------------------------------------------------------------------------------------------------------------
Peak Demand Winter (MW)               52,377    53,439     54,508     55,530     56,707     57,703     58,718     59,671     60,792
------------------------------------------------------------------------------------------------------------------------------------
Net Energy for Load (GWh)            331,506   338,230    344,995    351,901    358,918    365,238    371,674    378,175    384,816
------------------------------------------------------------------------------------------------------------------------------------
System Load Factor                    58.16%    58.16%     58.16%     58.16%     58.16%     58.17%     58.17%     58.18%     58.18%
------------------------------------------------------------------------------------------------------------------------------------
Summer Change (MW)                               1,318      1,326      1,353      1,376      1,236      1,258      1,269      1,299
Winter Change (MW)                               1,062      1,069      1,022      1,178        996      1,015        953      1,121
Energy Change (GWh)                              6,723      6,765      6,906      7,017      6,320      6,436      6,502      6,640
Summer Change %                                  2.03%      2.00%      2.00%      1.99%      1.75%      1.76%      1.74%      1.75%
Winter Change %                                  2.03%      2.00%      1.87%      2.12%      1.76%      1.76%      1.62%      1.88%
Energy Change %                                  2.03%      2.00%      2.00%      1.99%      1.76%      1.76%      1.75%      1.76%
------------------------------------------------------------------------------------------------------------------------------------
Avg. Summer Peak Growth (2001-2009)   1.88%
Avg. Winter Peak Growth (2001-2009)   1.88%
Avg. Energy Growth (2001-2009)        1.88%
------------------------------------------------------------------------------------------------------------------------------------

* Includes interconnected sub-regions of IOWA and OECAR.
================================================================================

Also shown in Exhibit 39, the MAIN market had a load factor of over 58.16% in 2001. The load factor is expected to stay stable through 2009.

Exhibit 40 illustrates that Pace is anticipating an overall system reserve margin during the summer months of 24.72% of peak demand in 2001. (Winter reserve margin projections are shown in Exhibit 41). Despite the addition of new merchant projects, reserve margins are expected to decline as demand absorbs excess supplies to reach 15.77% in 2009.


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Exhibit 40: MAIN Demand and Energy Reserve Margin Forecast - Summer
================================================================================

-----------------------------------------------------------------------------------------------------------------
                            2001      2002      2003      2004      2005      2006      2007      2008      2009
-----------------------------------------------------------------------------------------------------------------
Net Peak Demand (MW)       65,070    66,387    67,714    69,067    70,443    71,679    72,938    74,207    75,506
-----------------------------------------------------------------------------------------------------------------
Total Owned Capacity       74,966    75,995    78,099    78,099    78,099    79,466    80,355    82,239    82,827
Inoperable Capacity             0         0         0         0         0         0         0         0         0
Net Operable Capacity      74,966    75,995    78,099    78,099    78,099    79,466    80,355    82,239    82,827
Interruptible Demand        5,690     5,690     5,690     5,690     5,690     5,690     5,690     5,690     5,690
Net Capacity Purchases        500       500       300       300       300     -1100     -1100     -1100     -1100
Planned Capacity Reserve   81,156    82,185    84,089    84,089    84,089    84,056    84,945    86,829    87,417
-----------------------------------------------------------------------------------------------------------------
Reserve Margin (MW)        16,086    15,797    16,375    15,022    13,645    12,377    12,007    12,622    11,911
Reserve Margin (%)         24.72%    23.80%    24.18%    21.75%    19.37%    17.27%    16.46%    17.01%    15.77%
-----------------------------------------------------------------------------------------------------------------

* Includes interconnected sub-regions of IOWA and OECAR.
================================================================================

Exhibit 41: MAIN Demand and Energy Reserve Margin Forecast - Winter
================================================================================

-----------------------------------------------------------------------------------------------------------------
                            2001      2002      2003      2004      2005      2006      2007      2008      2009
-----------------------------------------------------------------------------------------------------------------
Net Peak Demand (MW)       52,377    53,439    54,508    55,530    56,707    57,703    58,718    59,671    60,792
-----------------------------------------------------------------------------------------------------------------
Total Owned Capacity       77,702    78,797    81,035    81,035    81,035    82,490    83,435    85,440    86,065
Inoperable Capacity             0         0         0         0         0         0         0         0         0
Net Operable Capacity      77,702    78,797    81,035    81,035    81,035    82,490    83,435    85,440    86,065
Interruptible Demand        2,331     2,331     2,331     2,331     2,331     2,331     2,331     2,331     2,331
Net Capacity Purchases        500       500       300       300       300     -1100     -1100     -1100     -1100
Planned Capacity Reserve   80,533    81,628    83,666    83,666    83,666    83,721    84,666    86,671    87,296
-----------------------------------------------------------------------------------------------------------------
Reserve Margin (MW)        28,156    28,189    29,158    28,137    26,959    26,018    25,948    27,000    26,504
Reserve Margin (%)         53.76%    52.75%    53.49%    50.67%    47.54%    45.09%    44.19%    45.25%    43.60%
-----------------------------------------------------------------------------------------------------------------

* Includes interconnected sub-regions of IOWA and OECAR
================================================================================

GENERATION PROFILE

Pace's forecast of projected capacity additions required to meet generation requirements between 2001 and 2009 for the three MAIN sub-regions, and the two interconnected sub-regions of IOWA and OECAR is outlined in Exhibit 42.

The MAIN market is dominated by base-load capacity, with coal-fired, nuclear and hydro capacity, representing 73% of installed generation capacity in 2001. Combustion turbine plants and combined cycle plants with 19% and 4% respectively, account for the majority of the remaining installed capacity.

By 2009, Pace forecasts that coal-fired, nuclear and hydro capacity will decline to 67% of installed capacity, combustion turbine capacity will increase to 21% of installed capacity, and combined cycle capacity will more than double is share of installed capacity to 9%.


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Exhibit 42: MAIN Market Generation Summer Capacity - MW
================================================================================

--------------------------------------------------------------------------------------------------------------------------
                             2001       2002       2003       2004       2005       2006       2007     2008         2009
--------------------------------------------------------------------------------------------------------------------------
Coal                        37,849     37,849     37,849     37,849     37,849     37,849     37,849     37,849     37,849
Nuclear                     15,810     15,810     15,810     15,810     15,810     15,810     15,810     15,810     15,810
Wind                            53         53         53         53         53         53         53         53         53
Hydro                        1,061      1,061      1,061      1,061      1,061      1,061      1,061      1,061      1,061
ST-Gas                       2,725      2,725      2,725      2,725      2,725      2,725      2,725      2,725      2,725
ST-Oil                         334        334        334        334        334        334        334        334        334
New CT                       8,709      9,099      9,099      9,099      9,099     10,218     10,857     11,496     11,336
New CC                       2,749      3,388      5,491      5,491      5,491      5,741      5,990      7,235      7,982
Old CT                       5,677      5,677      5,677      5,677      5,677      5,677      5,677      5,677      5,677
Net Purchase                   500        500        300        300        300     -1,100     -1,100     -1,100     -1,100
--------------------------------------------------------------------------------------------------------------------------
Total Capacity              75,466     76,495     78,399     78,399     78,399     78,366     79,255     81,139     81,727
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                              2001       2002       2003       2004       2005       2006       2007       2008       2009
--------------------------------------------------------------------------------------------------------------------------
Coal                         50.15%     49.48%     48.28%     48.28%     48.28%     48.30%     47.76%     46.65%     46.31%
Nuclear                      20.95%     20.67%     20.17%     20.17%     20.17%     20.17%     19.95%     19.49%     19.34%
Wind                          0.07%      0.07%      0.07%      0.07%      0.07%      0.07%      0.07%      0.07%      0.06%
Hydro                         1.41%      1.39%      1.35%      1.35%      1.35%      1.35%      1.34%      1.31%      1.30%
ST-Gas                        3.61%      3.56%      3.48%      3.48%      3.48%      3.48%      3.44%      3.36%      3.33%
ST-Oil                        0.44%      0.44%      0.43%      0.43%      0.43%      0.43%      0.42%      0.41%      0.41%
New CT                       11.54%     11.89%     11.61%     11.61%     11.61%     13.04%     13.70%     14.17%     13.87%
New CC                        3.64%      4.43%      7.00%      7.00%      7.00%      7.33%      7.56%      8.92%      9.77%
Old CT                        7.52%      7.42%      7.24%      7.24%      7.24%      7.24%      7.16%      7.00%      6.95%
Net Purchase                  0.66%      0.65%      0.38%      0.38%      0.38%     -1.40%     -1.39%     -1.36%     -1.35%
--------------------------------------------------------------------------------------------------------------------------
Total Capacity              100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%    100.00%
--------------------------------------------------------------------------------------------------------------------------

* Includes interconnected sub-regions of IOWA and OECAR
================================================================================

      Generating Unit Cost Profile

Pace reviewed the cost profile of the existing installed capacity base for the MAIN market region. This analysis is particularly important for assessing the need and competitiveness of resource additions in a given market area. Specifically, knowledge of the cost magnitude and competitiveness of existing capacity is essential to assess who the competitors will be in the market and what cost advantages a power plant must have over existing facilities. Exhibit 43 summarizes regional fixed and variable generation costs up through 1999.

As shown, in 1996 WUM was the low cost sub-region at approximately $38.02/MWh followed by SMAIN at $44.66/MWh and NI at $61.88/MWh. In 1999, the average cost of generating power in SMAIN fell to $30.71/MWh, while WUM increased slightly to $40.02/MWh and NI fell to $57.12/MWh, which was near its 1996 average after climbing to $71.32/MWh in 1998. After 1997, SMAIN fell below WUM as the lowest cost region due to the write-down of the Clinton nuclear plant by Illinois Power. This write-down is reflected in the decrease in total fixed costs of nuclear capacity of over $11/MWh and depicting an imprecise picture of SMAIN generation fixed costs for 1997. However, given the sale of the Clinton nuclear plant to AmerGen, Pace will maintain the facility in the generation mix. For the entire region, total system costs averaged $44.47/MWh in 1999 with nearly two-thirds of this cost attributable to fixed costs, or $29.52/MWh.


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Exhibit 43: MAIN Embedded Cost Summary
================================================================================

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       1996    1997   1998   1999
----------------------------------------------------------------------------------------------------------------------------------
Sub-Region              Data                   1996            1997          1998           1999       $/MWh  $/MWh  $/MWh   $/MWh
==================================================================================================================================
NI           Sum of Fuel Total $             961,808,077    936,063,824    820,637,678  1,152,075,715  11.57  11.41  10.27   12.22
----------------------------------------------------------------------------------------------------------------------------------
             Sum of Variable O&M Total $     197,255,375    219,996,543    241,293,621    222,344,078   2.37   2.68   3.02    2.36
----------------------------------------------------------------------------------------------------------------------------------
             Sum of Fixed O&M Total $        789,032,278    879,997,926    965,779,231    889,380,525   9.49  10.73  12.09    9.43
----------------------------------------------------------------------------------------------------------------------------------
             Sum of Fixed Total $          2,962,418,187  3,038,364,139  3,669,238,827  3,118,544,666  35.63  37.03  45.93   33.08
----------------------------------------------------------------------------------------------------------------------------------
             Total Variable                1,160,951,766  1,158,349,416  1,062,942,841  1,376,190,154  13.96  14.12  13.31   14.63
----------------------------------------------------------------------------------------------------------------------------------
             Total Fixed                   3,751,450,465  3,918,362,065  4,635,018,058  4,007,925,191  45.12  47.76  58.02   42.52
----------------------------------------------------------------------------------------------------------------------------------
             Total Costs                   4,912,402,231  5,076,711,481  5,697,960,899  5,384,115,345  59.08  61.88  71.32   57.12
----------------------------------------------------------------------------------------------------------------------------------
             Sum of Total Gen                 83,151,972     82,045,735     79,889,337     94,265,530
==================================================================================================================================
WUM          Sum of Fuel Total $             552,081,257    582,631,817    543,955,077    525,926,527  12.83  12.96  12.24   11.48
----------------------------------------------------------------------------------------------------------------------------------
             Sum of Variable O&M Total $      55,631,545    173,131,022    192,019,226    176,641,860   1.29   3.85   4.32    3.86
----------------------------------------------------------------------------------------------------------------------------------
             Sum of Fixed O&M Total $        226,280,266    254,913,651    271,691,668    278,672,751   5.26   5.67   6.11    6.08
----------------------------------------------------------------------------------------------------------------------------------
             Sum of Fixed Total $            802,525,593    822,834,626    832,330,669    852,124,350  18.64  18.31  18.72   18.64
----------------------------------------------------------------------------------------------------------------------------------
             Total Variable                  607,712,802    755,762,839    735,974,303    702,568,387  14.12  16.81  16.56   15.34
----------------------------------------------------------------------------------------------------------------------------------
             Total Fixed                   1,028,805,859  1,077,748,277  1,104,022,337  1,130,797,101  23.92  23.96  24.84   24.69
----------------------------------------------------------------------------------------------------------------------------------
             Total Costs                   1,636,518,661  1,833,511,116  1,839,996,640  1,833,365,488  38.02  40.77  41.39   40.02
----------------------------------------------------------------------------------------------------------------------------------
             Sum of Total Gen                 43,042,529     44,972,276     44,453,161     45,808,182
==================================================================================================================================
SMAIN        Sum of Fuel Total $           1,042,462,420  1,055,588,534    978,076,639    992,441,151  14.54  14.26  13.71   13.81
----------------------------------------------------------------------------------------------------------------------------------
             Sum of Variable O&M Total $      95,575,437     84,646,956     91,945,197     95,371,614   1.33   1.14   1.29    1.33
----------------------------------------------------------------------------------------------------------------------------------
             Sum of Fixed O&M Total $        382,636,889    338,935,302    368,015,974    381,935,884   5.34   4.58   5.16    5.31
----------------------------------------------------------------------------------------------------------------------------------
             Sum of Fixed Total $          1,681,964,041    959,876,784    955,929,404    736,454,876  23.46  12.97  13.39   10.25
----------------------------------------------------------------------------------------------------------------------------------
             Total Variable                1,138,037,857  1,140,235,490  1,070,021,836  1,087,812,765  15.87  15.41  14.99   15.14
----------------------------------------------------------------------------------------------------------------------------------
             Total Fixed                   2,064,600,930  1,298,812,086  1,323,945,378  1,118,390,760  28.79  17.55  18.55   15.56
----------------------------------------------------------------------------------------------------------------------------------
             Total Costs                   3,202,638,787  2,439,047,576  2,393,967,214  2,206,203,525  44.66  32.96  33.54   30.71
----------------------------------------------------------------------------------------------------------------------------------
             Sum of Total Gen                 71,704,301     74,001,500     71,366,113     71,860,818
==================================================================================================================================
Total Sum of Fuel Total $                  2,556,351,754  2,574,284,175  2,342,669,394  2,670,443,393  12.92  12.81  11.97   12.60
----------------------------------------------------------------------------------------------------------------------------------
Total Sum of Variable O&M Total $            348,462,357    477,774,521    525,258,044    494,357,552   1.76   2.38   2.68    2.33
----------------------------------------------------------------------------------------------------------------------------------
Total Sum of Fixed O&M Total $             1,397,949,433  1,473,846,879  1,605,486,873  1,549,989,160   7.06   7.33   8.20    7.31
----------------------------------------------------------------------------------------------------------------------------------
Total Sum of Fixed Total $                 5,446,907,820  4,821,075,549  5,457,498,899  4,707,123,891  27.52  23.98  27.89   22.21
----------------------------------------------------------------------------------------------------------------------------------
Total Variable                             2,906,702,425  3,054,347,745  2,868,938,980  3,166,571,306  14.69  15.19  14.66   14.94
----------------------------------------------------------------------------------------------------------------------------------
Total Fixed                                6,844,857,253  6,294,922,428  7,062,985,772  6,257,113,051  34.59  31.31  36.09   29.52
----------------------------------------------------------------------------------------------------------------------------------
Total Costs                                9,751,559,678  9,349,270,173  9,931,924,752  9,423,684,357  49.28  46.51  50.75   44.47
----------------------------------------------------------------------------------------------------------------------------------
Total Sum of Total Gen                       197,898,802    201,019,511    195,708,611   211,934,530
----------------------------------------------------------------------------------------------------------------------------------

Source: RDI PowerDat.
================================================================================

      Generating Unit Fuel Mix

Exhibit 44 represents Pace's forecast of the mix of fuels used for electrical generation in the MAIN market (including the interconnected sub-regions of IOWA and OECAR) through 2025. The following are our observations:

o In 2001, base-load generation dominates the MAIN market with 93.76% of generation, with coal-fired generation accounting for 64.06%, nuclear 28.36%, hydro 1.21%, and


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      wind 0.13%. By 2025, base-load generation is forecast to account for a
      68.86% share of generation.

o In 2001, gas-fired generation accounts for only 6.21% of generation in the MAIN market. This value is forecast to increase steadily, reaching 31.12% by 2025, as gas-fired combined cycle and combustion turbine plants have become the near universal choice for announced capacity additions in the MAIN market.

Exhibit 44: MAIN Generation Mix by Fuel Type
================================================================================

----------------------------------------------------------------------------------
FUEL            2001        2005        2010        2015        2020        2025
----------------------------------------------------------------------------------
COAL           64.06%      60.71%      57.01%      54.08%      51.22%      48.50%
GAS             6.21%      11.78%      17.80%      22.70%      27.07%      31.12%
NUCLEAR        28.36%      26.29%      24.09%      22.21%      20.75%      19.49%
OIL             0.02%       0.02%       0.03%       0.02%       0.04%       0.02%
WATER           1.21%       1.08%       0.96%       0.89%       0.83%       0.78%
WIND            0.13%       0.12%       0.11%       0.10%       0.10%       0.09%
----------------------------------------------------------------------------------
Grand Total   100.00%     100.00%     100.00%     100.00%     100.00%     100.00%
----------------------------------------------------------------------------------

* Includes interconnected sub-regions of IOWA and OECAR
================================================================================

      MAIN Nuclear Unit Assessment

Accounting for approximately 50% of installed capacity in the Midwest in 2001, nuclear capacity has a dominant presence in the Midwest power market. However, the nuclear industry has been subject to significant changes in recent years and there is still much uncertainty regarding future operations of a number of nuclear units in the Midwest as well as throughout the U.S. Pace reviewed unit operations, down time, historic plant performance, and recent market trends to assess nuclear capacity in the Midwest and establish assumptions regarding capacity retirement. Exhibit 45 provides a list of existing nuclear capacity located in the Midwest, the current Nuclear Regulatory Commission ("NRC") license expiration date, and a brief summary of changes in operating status. As shown in Exhibit 45, the Zion nuclear plant was retired in 1998 and therefore was not included in Pace's forecast.


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Exhibit 45: MAIN Nuclear Units
================================================================================

============================================================================================================
                                                                               Unit Capacity    License
Plant Name              Utility                                                    (MW)        Expiration
------------------------------------------------------------------------------------------------------------
Quad Cities Unit 1      Commonwealth Edison Co. Iowa/Illinois Gas & Electric         810        Dec 2012
------------------------------------------------------------------------------------------------------------
Quad Cities Unit 2      Commonwealth Edison Co. Iowa/Illinois Gas & Electric         810        Dec 2012
------------------------------------------------------------------------------------------------------------
La Salle Unit 1         Commonwealth Edison Co.                                    1,036        May 2022
------------------------------------------------------------------------------------------------------------
La Salle Unit 2         Commonwealth Edison Co.                                    1,036        Dec 2023
------------------------------------------------------------------------------------------------------------
Zion                    Commonwealth Edison Co.                                    1,040     Retired in 1998
------------------------------------------------------------------------------------------------------------
Clinton                 Illinois Power Co.                                           944        Sep 2026
------------------------------------------------------------------------------------------------------------
Callaway (MO)           Ameren                                                     1,174        Oct 2024
------------------------------------------------------------------------------------------------------------
Point Beach 1           Wisconsin Electric Power Co.                                 524        Oct 2010
------------------------------------------------------------------------------------------------------------
Point Beach 2           Wisconsin Electric Power Co.                                 524        Oct 2013
------------------------------------------------------------------------------------------------------------
                        Wisconsin Public Service Corp. Madison Gas &
Kewaunee                Electric Co. Wisconsin Power & Light Co.                     498        Dec 2013
------------------------------------------------------------------------------------------------------------
Dresden 2               Commonwealth Edison Co.                                      794        Jan 2010
------------------------------------------------------------------------------------------------------------
Dresden 3               Commonwealth Edison Co.                                      794        Jan 2011
------------------------------------------------------------------------------------------------------------
Byron 1                 Commonwealth Edison Co.                                    1,175        Oct 2022
------------------------------------------------------------------------------------------------------------
Byron 2                 Commonwealth Edison Co.                                    1,175        Nov 2026
------------------------------------------------------------------------------------------------------------
Braidwood 1             Commonwealth Edison Co.                                    1,175        Oct 2026
------------------------------------------------------------------------------------------------------------
Braidwood 2             Commonwealth Edison Co.                                    1,175        Dec 2027
------------------------------------------------------------------------------------------------------------

Source: RDI PowerDat.
================================================================================

Though three of the plants (Clinton, LaSalle, and Quad Cities) were included on the NRC's 1998 Watch List, Pace expects that all three will operate at least through their license term. Commonwealth Edison restarted La Salle Unit 2 in the spring of 1999, has improved the performance of all its nuclear plants, and implemented changes in management in a marked effort to become a top nuclear operator. For these reasons as well as to maintain a level of conservativeness, Pace will not assume the retirement of any nuclear units prior to license expiration.

EXPANSION UNIT CHARACTERIZATION AND COSTS

In evaluating potential generation technologies for meeting future demand requirements in the MAIN region, Pace assessed each technology's maturity level, operating history, and duty cycle. Based on Pace's review of available generation technologies and consultation with equipment manufacturers, three generic types of technologies were designated as potential candidates for meeting future demand requirements for purposes of this analysis:

      o     Pulverized-Coal--to meet base load requirements.

      o     Combined Cycle--to meet intermediate through base load requirements.

      o     Combustion Turbine--to meet peak load requirements.

The characteristics of these standard units are detailed in Exhibit 46. These expansion unit costs drive the expansion-planning module to determine the necessary capacity additions to meet projected demand and provide reserves. The expansion-planning module determines the optimum mix of combustion turbine and combined cycle capacity to meet projected demand.


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Exhibit 46: Expansion Unit Characteristics
================================================================================

================================================================================
Item                         Unit           CT         CC         CC       Coal
================================================================================
Model or Technology                                    F          G
================================================================================
Assumptions
================================================================================
Available Year               Year                                2005
================================================================================
Capacity                     MW             170        530        530        500
================================================================================
Cost                         $/kW           355        525        536      1,150
================================================================================
Variable O&M                 $/MWh         3.50       1.75       1.75       2.50
================================================================================
Fixed O&M                    $/kW-yr       8.00      14.00      18.20      29.00
================================================================================
Heat Rate (Winter)           Btu/kWh     10,400      7,050      6,850      9,600
================================================================================
Heat Rate (Summer)           Btu/kWh     10,600      7,262      7,056      9,888
================================================================================
Percent Equity               %               50         40         40         40
================================================================================
Interest                     %              8.5        8.5        8.5        8.5
================================================================================
After Tax Return on Equity   %               15         15         15         15
================================================================================
Debt Term                    Years           15         15         15         15
================================================================================
Forced Outage                %              2.5        2.5        2.5        2.5
================================================================================
Annual Maintenance           Weeks          2.0        3.0        3.5        4.5
================================================================================

================================================================================

Pace increases these standard unit costs to account for regional variations in land values, labor costs, property taxes, and other potential cost adders. Pace's assumption of the regional costs and their associated adders for the MAIN sub-regions are shown in Exhibit 47. These expansion unit profiles drive the expansion-planning module to determine the optimum mix of combustion turbine and combined cycle capacity to meet projected demand and provide reserves.

Exhibit 47: Regional Cost Adjustments
================================================================================

============================================================================================================================
                                                   Resulting Fixed O&M                       Resulting Installed Cost
                                                        ($/kW-yr.)                                   ($/kW)
                     Multiple of    ---------------------------------------------------------------------------------------
Area     Model Zone    Standard         CT          CC         CC        Coal          CT         CC        CC         Coal
                         Cost       ---------------------------------------------------------------------------------------
                      Assumption                     F          G                                  F         G
---------------------------------------------------------------------------------------------------------------------------
MAIN        NI           1.155        9.24       16.17      21.02       33.50         410        606       619        1,328
---------------------------------------------------------------------------------------------------------------------------
MAIN       SMAIN         1.110        8.88       15.54      20.20       32.19         394        583       595        1,277
---------------------------------------------------------------------------------------------------------------------------
MAIN        WUM          1.110        8.88       15.54      20.20       32.19         394        583       595        1,277
---------------------------------------------------------------------------------------------------------------------------
MAIN       IOWA          1.055        8.44       14.77      19.20       30.60         375        554       565        1,213
---------------------------------------------------------------------------------------------------------------------------
MAIN       OECAR         1.075        8.60       15.05      19.57       31.18         382        564       576        1,236
---------------------------------------------------------------------------------------------------------------------------

================================================================================


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ELWOOD PROJECT CHARACTERIZATION AND COSTS

Pace will simulate the operations of the Project in accordance with the assumptions in Exhibit 48.

Exhibit 48: Elwood Project Specifications
================================================================================

-----------------------------------------------------------------------------------------------------------------
Item                          Units                       Actual              Exelon PSA          Aquila PSA
-----------------------------------------------------------------------------------------------------------------
Units                                                       1-9                 1-4,9                5-8
-----------------------------------------------------------------------------------------------------------------
Location (city/state)                                    Elwood, IL          Elwood, IL           Elwood, IL
-----------------------------------------------------------------------------------------------------------------
Technology                                           Combustion Turbine  Combustion Turbine   Combustion Turbine
-----------------------------------------------------------------------------------------------------------------
                                                                                             Unit 5-6 : 8/31/2021
PSA Termination Date                                        NA               12/31/2012      Unit 7-8 : 8/31/2022
-----------------------------------------------------------------------------------------------------------------
Winter Net Capacity                   MW                   167.8                 167.8              167.8
-----------------------------------------------------------------------------------------------------------------
Summer Net Capacity                   MW                   156.5                 156.5              156.5
-----------------------------------------------------------------------------------------------------------------
Winter Heat Rate - (HHV)              Btu/kWh             10,400                10,900              10,400
-----------------------------------------------------------------------------------------------------------------
Summer Heat Rate - (HHV)              Btu/kWh             10,600                10,900              10,600
-----------------------------------------------------------------------------------------------------------------
Fuel Adder                            $/MMBtu               NA                  $0.32               $0.10
-----------------------------------------------------------------------------------------------------------------
Variable O&M - 1998 Dollars           $/MWh               $3.50                 $1.37               $0.98
-----------------------------------------------------------------------------------------------------------------
Min Up Hours                          Hours                 4                     4                   4
-----------------------------------------------------------------------------------------------------------------
Min Down Hours                        Hours                 2                     2                   2
-----------------------------------------------------------------------------------------------------------------
                                                                             Jun-Sep: 80
Maximum Operating Hours per Day       Hours                 NA               Oct-May: 60             NA
-----------------------------------------------------------------------------------------------------------------
                                                    Units 1-4 : 1,500
Maximum Operating Hours per Year      Hours         Units 5-9 : 2,500           1,500               2,500
-----------------------------------------------------------------------------------------------------------------
Cost per CT Start - 1998 Dollars      $/Start               NA                 $2,974              $2,439
-----------------------------------------------------------------------------------------------------------------
Forced Outage Rate                    %                    2.5%                  2.5%                2.5%
-----------------------------------------------------------------------------------------------------------------
Summer Planned Maintenance            Weeks                 0                     0                   0
-----------------------------------------------------------------------------------------------------------------
Winter Planned Maintenance            Weeks                 2                     2                   2
-----------------------------------------------------------------------------------------------------------------
Primary Fuel                                               Gas                   Gas                 Gas
-----------------------------------------------------------------------------------------------------------------
Power Sub-region                                          MAIN-NI               MAIN-NI             MAIN-NI
-----------------------------------------------------------------------------------------------------------------
Fuel Sub-Region                                          Chicago               Chicago              Chicago
-----------------------------------------------------------------------------------------------------------------

================================================================================


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================================================================================
                                  FUEL PRICING
================================================================================

Pace developed fuel price forecasts for each major fuel (natural gas, #2 distillate fuel oil, #6 residual fuel oil, coal, and uranium) in the MAIN market region. The base year fuel prices and annual escalation rates in the forecast are based on Pace's analysis of historical price data and the fundamental factors driving each fuel market. All forecast prices are in 1998 real dollars and represent a regional benchmark market price.(33)

A more extensive evaluation of the fuel arrangements for the Project may be obtained by referring to Pace's Independent Fuel Consultant's Report for the Project.

Pace's forecasting methodology recognizes that actual prices to existing facilities often vary from the regional benchmark due to advantages/disadvantages in supply contract terms or transportation rates. To develop plant-specific fuel forecasts for these facilities, the regional benchmark price is adjusted to reflect plant-specific cost factors. These plant-specific cost factors are maintained throughout the forecast.

Pace applies monthly fuel adjustment factors as shown in Exhibit 49 to reflect monthly fluctuations in fuel prices. For the first three years of the natural gas forecast, the seasonal factors change each year to reflect a relatively steep decline in annual prices to the longer-term forecast.

Exhibit 49: Monthly Fuel Price Adjustment Factors
================================================================================

----------------------------------------------------------------------------------------------------------------------
Month          Gas 2001        Gas 2002        Gas 2003       Gas 2004-25       Coal            #2 Oil          #6 Oil
----------------------------------------------------------------------------------------------------------------------
Jan              144%            126%            131%            112%            102%            100%            108%
----------------------------------------------------------------------------------------------------------------------
Feb              118%            117%            120%            108%            101%             97%             93%
----------------------------------------------------------------------------------------------------------------------
Mar              108%            102%            103%            103%             99%             96%             92%
----------------------------------------------------------------------------------------------------------------------
Apr              102%             94%             93%             96%             95%             98%             95%
----------------------------------------------------------------------------------------------------------------------
May               98%             95%             94%             94%            101%             97%             96%
----------------------------------------------------------------------------------------------------------------------
Jun               90%             94%             93%             94%            102%             93%             94%
----------------------------------------------------------------------------------------------------------------------
Jul               89%             90%             87%             95%            102%             95%             97%
----------------------------------------------------------------------------------------------------------------------
Aug               88%             91%             90%             95%            102%            100%             98%
----------------------------------------------------------------------------------------------------------------------
Sep               91%             91%             89%             95%            102%            106%            101%
----------------------------------------------------------------------------------------------------------------------
Oct               93%             94%             93%             96%             94%            109%            108%
----------------------------------------------------------------------------------------------------------------------
Nov               91%            101%            101%            104%            100%            105%            109%
----------------------------------------------------------------------------------------------------------------------
Dec               89%            106%            107%            109%             98%            103%            108%
----------------------------------------------------------------------------------------------------------------------

================================================================================

The remainder of this section reviews Pace's major conclusions and Base Case assumptions regarding fuel pricing.

--------------
33 Gas-fired expansion plants are assigned the natural gas regional benchmark price.


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NATURAL GAS

Pace's independent forecast of delivered natural gas prices in MAIN is comprised of commodity prices, as represented by the price for gas on the New York Mercantile Exchange ("NYMEX") at the Henry Hub in Louisiana, plus a regional basis adjustment to reflect price differentials between the Gulf Coast and various MAIN delivered price sub-regions.

      Commodity Prices

In general, Pace expects Henry Hub commodity prices to peak in 2001 and then decline through 2009. Thereafter, Pace expects a 0.5 percent annual real price increase throughout the Study Period. Fundamental factors driving Pace's Henry Hub commodity forecast are:

      o Supply from a year of record drilling is beginning to enter the market. The gas industry has entered a cycle of lower prices and higher injections, which may lead to further price declines. Pace expects natural gas prices at the Henry Hub to average about $4.00/MMBtu for the remainder of the 2001, although cash market prices on a given day may be higher or lower due to short-term technical factors.

      o Leading gas supply indicators are currently at record levels, signaling that a significant rebound is likely under way. The U.S. gas-directed rig count stood at over 1,000 in June 2001, compared to a count just above 600 eighteen months previously. Assuming a six to eighteen month lag between drilling and new production, and normal summer weather patterns, Pace expects continued, if not intensifying, increased downward pressure on prices throughout 2001.

      o As of June 1, 2001, the industry has added over 770 Bcf to gas inventories. This is 451 Bcf greater than injections during the same period last year and inventories are now over 50 percent full.

      o Pace expects that substantial incremental gas demand from new Greenfield gas-fired power generation during the next three years will offset some of the downward price pressure exerted by new supply from increased drilling. Pace estimates that new gas fired generation will add almost 5.4 Bcf/d in incremental natural gas consumption by 2004.

      o Expansion of the North American pipeline grid and productive capacity from the Gulf Coast and the Western Canadian Sedimentary Basin will increase competition, particularly in the Midwest and Northeast. By 2004, several new pipeline projects, such as Millennium and Independence should be completed, which will encourage gas-on-gas competition causing Henry Hub prices to decline further from current levels.

      o Both onshore and offshore Gulf Coast production will increase in 2001 and 2002 due to record drilling during 2000. Increases in deep water offshore drilling will offset production declines from the shallow offshore.

      o Over the long term, Pace does not anticipate in its Base Case commodity forecast sustained natural gas shortfalls as producers respond to higher prices. Higher prices


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            support a greater and faster expected return on drilling
            investments, high rig counts, and future production growth.

      o Environmental regulations requiring the use of cleaner, more efficient fuels have shifted consumption preferences to natural gas thereby contributing to a higher long-term real price escalation rate relative to other fuels.

      o In the long run, technologically driven declines in exploration and production costs, and increases in finding rates will increase productive capacity. These supply-side fundamentals will keep real gas prices from escalating too high relative to other fuels.

      Regional Basis

The delivered gas price forecast incorporates general price differentials and the cost of transportation to MAIN gas price sub-regions, as depicted in Exhibit 50.

Exhibit 50: Pace Gas Price MAIN Sub-regions
================================================================================

                       MAP OF MAIN GAS PRICE SUB-REGIONS.

================================================================================

Each gas price region is defined by its primary liquid supply source, interstate transporter, and that transporter's applicable market-based transportation rates. The regional basis from the Henry Hub to these gas price regions is driven primarily by the following fundamentals:

      o Numerous pipelines deliver supply from the Gulf of Mexico and the Mid-Continent to the Midwest region. Much of this supply is otherwise destined for markets in Chicago and Michigan. As such, these markets greatly influence the pricing for this region. Therefore, Pace forecasts this region's price as an average of Chicago and Michigan delivered pricing.


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      o     The Chicago region receives supply from most of the major North
            American basins, including the Gulf Coast, Mid-Continent, Western Canada, Rockies and Permian. These supplies can be supplemented with local production in Illinois and Michigan. As such, Chicago is considered to have a high degree of gas on gas competition. Prices in Chicago are at a slight discount to the Midwest region because of the lack of influence by the Michigan markets on pricing and the addition of inexpensive Western Canadian supply.

      o The South Plains region is dominated by mid-stream supply on Panhandle Eastern Pipeline Company. This region will trade at a slight discount to the Michigan region because of the lower transportation rates on Panhandle associated with shorter transport paths from the Mid-continent supply basin.

      o East Wisconsin currently receives supply primarily from ANR Pipeline. Looking ahead, the region is the target of expansion projects such as Guardian Pipeline, which has recently received approval from the FERC and is on track for an in-service date of November 2002. Increased competition and deliverability will guard against rising real basis values in this region.

      o The Upper Midwest receives nearly all of its supply from Northern Natural Pipeline, which receives its supply from the Mid-Continent directly and from Western Canada via interconnects with Viking Gas Transmission and Northern Border Pipeline. The Alliance pipeline is not designed to make any deliveries in this region. Because of the competition between inexpensive Canadian supply and nearby Mid-Continent supply, receipt point gas in the Upper Midwest is competitively priced at an annual average of $0.10/MMBtu discount to the Henry Hub. Maximum tariff rates, used because of the captive nature of the region to Northern Natural, are applied to the supply price to calculate a delivered gas price for this region.

      o The Great Lakes region is primarily served by Great Lakes Gas Transmission ("GLGT"). Imported supply from Western Canada delivered at Emerson, a border point between the U.S. and Canada, is the chief supply source for the region. Pace forecasts a transportation rate of $0.20/MMBtu on GLGT, which is consistent with market-based rates applicable to markets located further downstream in Michigan.

Exhibit 51 provides a summary of Pace's independent forecast of annual Henry Hub and delivered prices to each respective MAIN fuel sub-region.


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Exhibit 51: MAIN Natural Gas Price Forecasts (1998 $/MMBtu)
================================================================================

===========================================================================================
                                                           South       East        Upper
Year      Henry Hub    Chicago   Great Lakes  Midwest      Plains    Wisconsin     Midwest
-------------------------------------------------------------------------------------------
2001        4.98        5.05        4.47        5.10        5.14        5.33        5.14
-------------------------------------------------------------------------------------------
2002        3.80        3.86        3.81        3.91        3.96        4.15        3.96
-------------------------------------------------------------------------------------------
2003        3.28        3.33        3.28        3.38        3.44        3.63        3.44
-------------------------------------------------------------------------------------------
2004        2.94        3.00        2.95        3.05        3.10        3.29        3.10
-------------------------------------------------------------------------------------------
2005        2.72        2.79        2.74        2.84        2.88        3.07        2.88
-------------------------------------------------------------------------------------------
2006        2.57        2.64        2.59        2.69        2.73        2.92        2.73
-------------------------------------------------------------------------------------------
2007        2.47        2.54        2.49        2.59        2.63        2.82        2.63
-------------------------------------------------------------------------------------------
2008        2.41        2.48        2.43        2.53        2.57        2.76        2.57
-------------------------------------------------------------------------------------------
2009        2.40        2.47        2.42        2.52        2.56        2.75        2.55
-------------------------------------------------------------------------------------------
2010        2.41        2.48        2.43        2.53        2.57        2.76        2.57
-------------------------------------------------------------------------------------------
2011        2.42        2.49        2.44        2.54        2.58        2.77        2.58
-------------------------------------------------------------------------------------------
2012        2.43        2.50        2.45        2.55        2.59        2.78        2.59
-------------------------------------------------------------------------------------------
2013        2.45        2.52        2.47        2.57        2.61        2.80        2.60
-------------------------------------------------------------------------------------------
2014        2.46        2.53        2.48        2.58        2.62        2.81        2.61
-------------------------------------------------------------------------------------------
2015        2.47        2.54        2.49        2.59        2.63        2.82        2.63
-------------------------------------------------------------------------------------------
2016        2.48        2.55        2.50        2.60        2.64        2.83        2.64
-------------------------------------------------------------------------------------------
2017        2.50        2.57        2.52        2.62        2.66        2.85        2.65
-------------------------------------------------------------------------------------------
2018        2.51        2.58        2.53        2.63        2.67        2.86        2.66
-------------------------------------------------------------------------------------------
2019        2.52        2.59        2.54        2.64        2.68        2.87        2.68
-------------------------------------------------------------------------------------------
2020        2.53        2.60        2.55        2.65        2.69        2.88        2.69
-------------------------------------------------------------------------------------------
2021        2.55        2.62        2.57        2.67        2.71        2.90        2.70
-------------------------------------------------------------------------------------------
2022        2.56        2.63        2.58        2.68        2.72        2.91        2.71
-------------------------------------------------------------------------------------------
2023        2.57        2.64        2.59        2.69        2.73        2.92        2.73
-------------------------------------------------------------------------------------------
2024        2.58        2.65        2.60        2.70        2.74        2.93        2.74
-------------------------------------------------------------------------------------------
2025        2.60        2.67        2.62        2.72        2.76        2.95        2.75
-------------------------------------------------------------------------------------------
2026        2.61        2.68        2.63        2.73        2.77        2.96        2.77
===========================================================================================

================================================================================

FUEL OIL

Pace forecasts prices for #2 oil, #2 Low Sulfur ("LS"), #6 1.0% Sulfur, and #6 3.0% Sulfur oil for MAIN based on the consumption profile of the generators in the region. The forecast prices are comprised of the following components, which are detailed in the remainder of this section:

      o Commodity prices as represented by the price for West Texas Intermediate ("WTI") crude oil on the NYMEX in Cushing, Oklahoma,

      o     Location basis, and

      o     Crack spreads.

      Commodity Prices

The strength of crude oil prices in 2000 can be attributed to low inventory levels and demand growth stemming from a continued strong U.S. economy and economic recovery in Asia. Prices were at levels that, if sustained, will stimulate non-OPEC production and encourage OPEC members to exceed current quota levels and expand production capacity. Therefore, it is Pace's view that world prices will eventually fall to levels that are comparable to the average real price


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for the five-year period prior to the 1998 price collapse. Pace's WTI forecast is based on the following key fundamentals:

OPEC Production

      o The OPEC price-band mechanism that was agreed upon in March 2000 will remain in effect. The agreement requires OPEC to meet if a basket of OPEC crude falls below $22.00 or rises above $28.00 per barrel over a 20-day period. OPEC's largest producer, Saudi Arabia, has voiced its desire for a $25 per barrel price and aggressively increased production in the latter half of 2000 to meet that goal. Prices began to soften in late 2000 in response to this increase in supply.

      o In spite of bearish price trends during the late fourth quarter of 2000, the market remains concerned over Middle East tensions, unreliable Iraqi exports, and possible OPEC production cuts. Therefore, Pace expects the world price of oil to rise to the upper bounds of OPEC's price band. However, global crude demand growth, expected to slow during 2001, will preclude prolonged price spikes over $30.00 per barrel.


      o OPEC, led by swing producer Saudi Arabia, will attempt to avoid future sustained prices above $25.00, which inhibit global economic growth and lead to increased exploration and production in non-OPEC countries. The price of crude will be driven toward the long-term equilibrium price of approximately $21.00.

      o OPEC was producing at nearly its maximum capacity in 2000, and will undertake relatively ambitious capacity expansion programs in order to accommodate the projected rise in long term. Much of the expansion will occur in the Persian Gulf where the reserves-to-production ratio already exceeds 80 years.

      o OPEC's relative market share will grow from its current level of approximately 40 percent, but will not surpass the historic high of 53 percent reached in 1973.

Non-OPEC Production

      o Non-OPEC production was surprisingly resilient in the low price environment prior to mid-1999, largely due to innovations in exploration and drilling technologies and investment-friendly government policies. While the prices in Pace's forecasted range are sufficient not only to sustain but in some regions expand output by non-OPEC producers, the relative share of non-OPEC output will fall due to expected strong growth in OPEC production.

      o U.S. crude oil output, which has been declining since 1985 due to a combination of lower prices and rising production costs, will continue falling at a rate of about 1 percent annually. The impact of sharply lower Alaskan oil output, which has historically represented about 25 percent of total U.S. crude oil production, is tempered somewhat by


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            technological innovations that improve success rates and lower costs for deepwater exploration and production in the Gulf of Mexico.(34)

      o Optimism remains high concerning the long-term resource potential of the Former Soviet Union ("FSU") region, but production growth will be slow until after 2005 due to the startup delays of many Caspian Basin projects as well as a generally pessimistic outlook for investment in Russia.

      o North Sea production, the largest supply component in the European Union, is expected to enter a decline phase soon.

      Oil Demand

      o Demand growth in industrialized countries is projected to be flat to modest due to lower expected GDP growth and a gradual shift away from oil for non-transportation uses such as power generation and space heating.

      o Dramatic demand increases in developing countries are anticipated largely due to higher assumed rates of GDP growth as well as the greater tendency in developing countries to use oil for a wider variety of applications. GDP growth is expected to be strongest in the developing economies of Asia, particularly China.

      o FSU and Eastern Europe are projected to have relatively rapid GDP growth, but the impact on petroleum demand will be modest because the transition to a market system will lead to offsetting improvements in energy efficiency.

Exhibit 52 shows Pace's crude oil price forecast for WTI for the period of 2001-2026.

Exhibit 52: WTI Crude Oil Price Forecast (1998 $/MMBtu)
================================================================================

                     ---------------------------------
                        Year        WTI Price Forecast
                     ---------------------------------
                        2001               4.76
                     ---------------------------------
                        2002               4.52
                     ---------------------------------
                        2003               4.28
                     ---------------------------------
                        2004               4.04
                     ---------------------------------
                        2005               3.80
                     ---------------------------------
                     2006-2026             3.60
                     ---------------------------------

================================================================================

      Location Basis

An adjustment for WTI crude oil prices must be made to reflect the price differentials between Cushing, Oklahoma, and the oil regions presented in
Exhibit 53. The location adjustment for each region is calculated by reviewing the differential between prices for oil products in Oklahoma and each oil sub-region.

----------
34 Combined with the expected growth in U.S. oil demand, the decline in U.S. production implies an increase in U.S. oil imports.


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Exhibit 53: Pace Oil Price Sub-regions for MAIN
================================================================================

                 MAP OF PACE'S OIL PRICE SUB-REGIONS FOR MAIN.

================================================================================

A local delivery charge is also applied to crack pricing to reflect transport charges to the plant sites. The final regional Location Basis is presented in
Exhibit 54.

Exhibit 54: MAIN Fuel Oil Location Basis (1998 $/MMBtu)
================================================================================

                        ======================================
                        Cushing, OK to:         Location Basis
                        --------------------------------------
                        Chicago                     (0.05)
                        --------------------------------------
                        Missouri                     0.05
                        --------------------------------------
                        Minnesota                    0.23
                        --------------------------------------
                        Iowa                         0.21
                        ======================================

================================================================================

      Refined Product Crack Spreads

Ten years of historical U.S. Gulf Coast and New York Harbor spot prices were used to determine the average crack spreads between crude oil and #2 fuel oil, #6 1.0%, and #6 0.3% oil. The average crack spreads shown in Exhibit 55 are forecasted to determine the refined product prices in each region.


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Exhibit 55: Crude Oil to Refined Product Crack Spreads (1998 $/MMBtu)
================================================================================

-----------------------------------------------------------------------------------------------
  Year             LS #2 Oil       #2 Oil        #6 0.3% Oil      #6 1.0% Oil      #6 3.0% Oil
-----------------------------------------------------------------------------------------------
  2001               1.22            1.09            0.16            (0.70)           (1.38)
-----------------------------------------------------------------------------------------------
  2002               1.10            0.99            0.07            (0.68)           (1.28)
-----------------------------------------------------------------------------------------------
  2003               0.98            0.89           (0.01)           (0.66)           (1.18)
-----------------------------------------------------------------------------------------------
  2004               0.86            0.79           (0.09)           (0.64)           (1.07)
-----------------------------------------------------------------------------------------------
  2005               0.86            0.79           (0.09)           (0.64)           (1.07)
-----------------------------------------------------------------------------------------------
2006-2026            0.86            0.79           (0.09)           (0.64)           (1.07)
-----------------------------------------------------------------------------------------------

================================================================================

      Delivered Oil Price Forecasts

Exhibit 56 provides Pace's forecast of annual delivered oil prices resulting from the summation of the components detailed above.

Exhibit 56: Fuel Oil Price Forecast by MAIN Sub-region (1998 $/MMBtu)
================================================================================


===========================================================================================================
                                    Chicago                                         Missouri
   Year    ------------------------------------------------------------------------------------------------
                #2         LS #2      #6 1.0%     #6 3.0%       #2         LS #2       #6 1.0%      #6 3.0%
-----------------------------------------------------------------------------------------------------------
   2001        5.80        5.93        4.01        3.33        5.90        6.03          4.11        3.43
-----------------------------------------------------------------------------------------------------------
   2002        5.46        5.57        3.79        3.19        5.56        5.67          3.89        3.29
-----------------------------------------------------------------------------------------------------------
   2003        5.12        5.21        3.57        3.05        5.22        5.31          3.67        3.15
-----------------------------------------------------------------------------------------------------------
   2004        4.78        4.85        3.35        2.92        4.88        4.95          3.45        3.02
-----------------------------------------------------------------------------------------------------------
   2005        4.54        4.61        3.11        2.68        4.64        4.71          3.21        2.78
-----------------------------------------------------------------------------------------------------------
2006-2026      4.34        4.41        2.90        2.48        4.44        4.51          3.00        2.58
===========================================================================================================

===========================================================================================================
                                    Minnesota                                       Iowa
Year       ------------------------------------------------------------------------------------------------
                #2         LS #2      #6 1.0%     #6 3.0%       #2         LS #2       #6 1.0%     #6 3.0%
-----------------------------------------------------------------------------------------------------------
   2001        6.08        6.21        4.29        3.61        6.06        6.19          4.27        3.59
-----------------------------------------------------------------------------------------------------------
   2002        5.74        5.85        4.07        3.47        5.72        5.83          4.05        3.45
-----------------------------------------------------------------------------------------------------------
   2003        5.40        5.49        3.85        3.33        5.38        5.47          3.83        3.31
-----------------------------------------------------------------------------------------------------------
   2004        5.06        5.13        3.63        3.20        5.04        5.11          3.61        3.18
-----------------------------------------------------------------------------------------------------------
   2005        4.82        4.89        3.39        2.96        4.80        4.87          3.37        2.94
-----------------------------------------------------------------------------------------------------------
2006-2026      4.62        4.69        3.18        2.76        4.60        4.67          3.16        2.74
===========================================================================================================

================================================================================

COAL

Historical, weighted-average delivered coal prices for generating facilities are presented in Exhibit 57. Pace's forecast reflects the market outlook for various sulfur grades of coal, trends in the cost of coal transportation, historical data on the composition of coal deliveries by sulfur grade, and supply basin. Pace used the following procedure to generate its forecast:

      o Step 1: A coal consumption profile was developed for MAIN indicating the shares of coal consumption by sulfur grade and supply area.


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      o     Step 2: National trends in coal supply and demand were reviewed to forecast escalation rates for coal commodity prices as a function of sulfur grade.

      o Step 3: A base year average delivered coal cost was estimated and escalated according to the consumption profile and escalation rates obtained in Steps 1 and 2.

Exhibit 57: Historical Delivered Coal Prices for MAIN by Sulfur Content (1998 $/MMBtu)
================================================================================

                        GRAPH OF HISTORICAL DELIVERED
                        COAL PRICES FOR MAIN BY SULFUR
                          CONTENT FROM 1989 TO 1999.

Sources Pace and RDI COALdat.

================================================================================

      MAIN Coal Consumption Profile

To reflect variations in coal quality, Pace divided coal consumption by power generators into four categories based on three sulfur grades, with the lowest sulfur grade split between Western sub-bituminous coal from the Powder River Basin ("PRB") and bituminous coal. The defined grades are:

      o Low Sulfur (Non-PRB) - less than or equal to 1.2 pounds SO(2)/MMBtu, or the average) emission rate that utilities were required to meet by January 1, 2000, under the Clean Air Act Amendments of 1990 ("CAAA").

      o PRB (from the Powder River Basin) - less than or equal to 1.2 pounds SO(2)/MMBtu.

      o     Medium Sulfur - greater than 1.2 pounds but less than or equal to
            3.34 pounds SO(2)/MMBtu.

      o     High Sulfur - greater than 3.34 pounds SO(2)/MMBtu.


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The composition of coal consumption for power generation in MAIN is shown in
Exhibit 58. PRB coal accounts for nearly 65 percent of MAIN coal consumption, up from less than 30 percent in 1990. Meanwhile, consumption of high sulfur coal has declined from over 40 percent in 1990 to about 15 percent currently. The remaining 20 percent are closely split between low and medium sulfur grades.

Exhibit 58: MAIN Coal Consumption by Sulfur Grade
================================================================================

                        GRAPH OF MAIN COAL CONSUMPTION
                        SEGREGATED BY SULPHUR GRADE IN
                                 1990, 1995,
                                   AND 1998.

================================================================================

As shown in Exhibit 59, Northern Wyoming and Montana, the location of the Powder River Basin, supply a large majority of the low sulfur coal consumed in MAIN. The Central Rockies, primarily Colorado and Southern Wyoming, supply most of the remaining low sulfur coal, while the Illinois Basin is the source for most of the medium and high sulfur coal.


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Exhibit 59: MAIN Coal Consumption by Source Region, 1999
================================================================================

                          PIE CHART DISPLAYING MAIN
                      COAL CONSUMPTION BY SOURCE REGION
                                   IN 1999.

================================================================================

      Coal Price Escalation Rates

In order to reflect both the overall decline in coal prices and grade-specific variations and trends, Pace applied the real escalation rates by coal type in
Exhibit 60.

Exhibit 60: Pace Delivered Real Coal Price Escalation Rates
================================================================================

-----------------------------------------------------------------------------------------------------------------------
Coal Type                 2001        2002        2003        2004      2005-2010   2011-2020      2021      2001-2026
-----------------------------------------------------------------------------------------------------------------------
Low Sulfur               40.00%      -5.00%      -1.00%      -1.00%      -0.80%      -0.50%        0.00%        0.80%
-----------------------------------------------------------------------------------------------------------------------
Medium Sulfur            35.00%     -10.00%      -5.00%      -1.80%      -1.30%      -0.90%        0.00%       -0.21%
-----------------------------------------------------------------------------------------------------------------------
High Sulfur              20.00%     -20.00%      -5.00%      -2.00%      -1.50%      -1.00%        0.00%       -1.43%
-----------------------------------------------------------------------------------------------------------------------
PRB Sub-bituminous       70.00%      -5.00%     -20.00%      -5.00%      -0.30%      -0.30%        0.00%        0.75%
-----------------------------------------------------------------------------------------------------------------------

================================================================================

      Coal Supply, Demand, and Transportation Trends

Pace's long-term coal market outlook is based on a review of fundamental market drivers affecting overall coal prices and the relative values of specific coal grades.

      Fundamental Drivers Affecting General Delivered Coal Prices

      o Abundant domestic coal reserves are sufficient to sustain current production levels for over 200 years.

      o Labor and mining productivity enhancements of recent years, in both underground and surface mines, will continue to moderate extraction costs. The Energy Information


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            Administration ("EIA") reports that national growth in mining productivity, measured in tons per miner per hour, averaged 6.2 percent per year from 1977 to 1998.

      o Competition among coal producers and transporters will stimulate innovation and technological advancement that will lower production and transportation costs, particularly in regions east of the Mississippi River.

      o Increased cross-fuel competition from cleaner and more efficient natural gas will put downward pressure on coal prices because of a shift in the power generation sector toward gas.

      o The expiration of long-term contracts priced "over market" and a trend toward shorter-term contracts that are better indexed to spot market prices will result in lower average pricing.

      o U.S. producers face intensified competition from foreign producers, either directly penetrating U.S. markets (e.g., Colombia) or displacing U.S. exports to European and Asian markets e.g., Indonesia and South Africa.

      Fundamental Drivers Affecting Grade-Specific Coal Prices

      o Compliance with stricter air quality standards under Phase II of the CAAA is expected to increase demand for coal with a sulfur content of 1.2 lbs. of SO(2)/MMBtu or less. This in turn will have a mitigating effect on the expected real decline of the price of low sulfur coal.

      o Absolute demand, and hence the rate of price decline for low-sulfur coal will be determined by the balance of the market value of emission allowances, capital cost of scrubbers, and the amount of emission allowances banked by an individual generator. However, most utilities have found the use of low sulfur coal to be the most cost efficient way to comply with the CAAA.

      o The price for higher sulfur coal is expected to decline faster than other grades as utilities and IPPs comply with stricter emission standards, which entered into force on January 1, 2000. However, the decline in demand for high sulfur coal is expected to level off starting in 2005-2006 when some electric power generators, particularly in regions producing high sulfur coal, plan to install scrubbers to meet stricter emission standards.

      o Real price declines for medium sulfur coal will be bounded by the economics of burning cleaner coal without scrubbing, versus consuming higher sulfur coals with scrubbing or utilizing emission allowances.

      o The outlook for various sulfur grades of coal is reflected in current coal production forecasts. As shown in Exhibit 61, production is expected to grow in the West (where most low sulfur coal is mined), to remain generally stable in the Interior region (where most high sulfur coal is mined), and to decline gently in the Appalachian region (which produces a cross-section of coals that are medium sulfur on average).


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Exhibit 61: Projected Coal Production Growth by Region(35)
================================================================================

                      GRAPH OF PROJECTED COAL PRODUCTION
                      GROWTH BY REGION FROM 1998 TO 2020.

Source: EIA, Annual Energy Outlook 2001.
================================================================================

      Fundamental Drivers Affecting Transportation Rates

      o Productivity gains through consolidation and the application of new technology in the rail transportation industry will keep transportation costs low or declining.

      o The use of aluminum rail cars, improved scheduling and fleet management, utilization of electronic control mechanisms, and better locomotive engineering are factors expected to contribute to decreased cycle times and enhanced rail productivity.

      o Barge rates are expected to continue to be more volatile than rail rates. However, the retirement of old vessels and the construction of new terminals, as well as rehabilitation of old terminals, will keep barge rates on a declining trend.

      Delivered Coal Price Forecast

In developing the plant-by-plant coal price forecast, Pace examined the coal purchasing characteristics underlying each MAIN coal-fired power plant, as well as the overall market for steam coal, to determine the likely delivered coal costs to each plant in the future. Pace also

----------
35 Appalachia production includes production from Alabama, Eastern Kentucky, Maryland, Ohio, Pennsylvania, Tennessee, Virginia, and West Virginia. Interior production includes production from Arkansas, Illinois, Indiana, Kansas, Western Kentucky, Louisiana, Missouri, Oklahoma, and Texas. Western production includes production from Alaska, Arizona, Colorado, Montana, New Mexico, North Dakota, Utah, Washington, and Wyoming.


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reviewed the monthly coal deliveries to each of the facilities (as reported by
FERC Form 423 and RDI COALdat) and incorporated into the delivered price forecast an assessment of the level of "over-market" coal contracts at these plants and the assumptions regarding the timing of "over-market" coal contract expiration and phase-out periods, as well as spot coal price escalation. Pace applied the escalator set, as weighted by these factors, to arrive at the plant specific delivered price forecasts.

URANIUM

Pace expects uranium prices to remain constant in real terms over the next 20 years. Therefore, Pace assumed utility uranium prices would be equal to their 1996 average value (zero percent annual real rate of escalation).


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================================================================================
                           APPENDIX A - SENSITIVITIES
================================================================================

HIGH GAS CASE

Given the recent rise in natural gas prices and the resulting uncertainty in gas price levels, Pace conducted a high natural gas sensitivity to evaluate the effect of higher natural gas prices on the Project. Pace's High Natural Gas Case forecast represents an average 57% increase over Pace's Base Case gas forecast as outlined in Exhibit 62.

Exhibit 63 and Exhibit 64 illustrate the effect that this sensitivity has on forecast Northern Illinois market-clearing prices. Over the Study Period, average market-clearing prices are forecast to average $38.79/MWh per year, an increase of $8.38/MWh or 27.5% over Base Case average market-clearing prices. On-peak prices average $47.85 /MWh per year, an increase of $8.17/MWh or 20.6%, while off-peak prices average $30.56/MWh per year, an increase $ 8.56/MWh or 38.9%.

The effect of this sensitivity is to increase average market-clearing prices as a whole, as gas-fired capacity increasingly becomes the dominant fuel on the margin and thus the marginal price setter. The effect is slightly more pronounced on off-peak prices than on-peak prices as gas becomes increasingly on the margin not only in on-peak periods but in off-peak periods as well.

Exhibit 65 and Exhibit 66 outline and summarize the impact that the High Natural Gas Case has on the generation and revenue profile of the Project over the Study Period.(36)

Increases in natural gas prices as simulated in this sensitivity place gas-fired generators at a competitive disadvantage compared to low-cost, coal-fired generators, non-gas-fired based purchases, and lower priced gas regions outside of the Project's transmission region. These factors cause the Project to move higher up dispatch curve resulting in slightly decreased capacity factors and generation.

The following summarizes the effects of this sensitivity on the Project compared to the Base Case:

      o Average annual capacity factors decrease to 11.08% per year from 11.93% per year.

      o Average annual generation decreases to 1,367 GWh per year from 1,472 GWh per year.

      o Average energy and capacity revenues increase to $153.2 million per year from $134.3 million per year.

      o Average energy and capacity revenues per MWh increase to $116.06/MWh per year from $95.12/MWh per year.

----------
36 The comparison to the Project Base Case revenue forecast excludes forecast volatility values from the calculation.


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      o     Average gross margins increase to $88.54 million per year or
            $62.86/kW-year compared to $88.18 million per year or $62.60/kW-year.

The impact of the High Gas Case on the operational results for the Exelon and Aquila PSAs are similar to those outlined previously: decreased capacity factors and generation, but increased revenues due to higher average market-clearing prices, leading to a small change in gross margins.

Exhibit 62: Comparison of Base Case and High Gas Case Henry Hub Prices - (1998 $/MMBtu)
================================================================================

                --------------------------------------------------
                                  Base        High Gas      %
                 Year             Case          Case   Difference
                --------------------------------------------------
                 2001             4.98          5.71       15%
                --------------------------------------------------
                 2002             3.80          5.13       35%
                --------------------------------------------------
                 2003             3.28          4.61       41%
                --------------------------------------------------
                 2004             2.94          4.27       45%
                --------------------------------------------------
                 2005             2.72          4.05       49%
                --------------------------------------------------
                 2006             2.57          3.90       52%
                --------------------------------------------------
                 2007             2.47          3.80       54%
                --------------------------------------------------
                 2008             2.41          3.74       55%
                --------------------------------------------------
                 2009             2.40          3.73       55%
                --------------------------------------------------
                 2010             2.41          3.77       56%
                --------------------------------------------------
                 2011             2.42          3.80       57%
                --------------------------------------------------
                 2012             2.43          3.84       58%
                --------------------------------------------------
                 2013             2.45          3.88       58%
                --------------------------------------------------
                 2014             2.46          3.92       59%
                --------------------------------------------------
                 2015             2.47          3.96       60%
                --------------------------------------------------
                 2016             2.48          4.00       61%
                --------------------------------------------------
                 2017             2.50          4.04       62%
                --------------------------------------------------
                 2018             2.51          4.08       63%
                --------------------------------------------------
                 2019             2.52          4.12       64%
                --------------------------------------------------
                 2020             2.53          4.16       64%
                --------------------------------------------------
                 2021             2.55          4.20       65%
                --------------------------------------------------
                 2022             2.56          4.25       66%
                --------------------------------------------------
                 2023             2.57          4.29       67%
                --------------------------------------------------
                 2024             2.58          4.33       68%
                --------------------------------------------------
                 2025             2.60          4.37       68%
                --------------------------------------------------
                 2026             2.61          4.42       69%
                --------------------------------------------------

================================================================================


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Exhibit 63: MAIN - NI Annual System Average Market Price - High Gas Case (1998
$/MWh)
================================================================================

              -------------------------------------------------------
                               Off-Peak       On-Peak        Average
               Year             $/MWh          $/MWh          $/MWh
              -------------------------------------------------------
               2001             29.34          51.59          39.93
              -------------------------------------------------------
               2002             29.40          50.36          39.38
              -------------------------------------------------------
               2003             27.54          45.82          36.25
              -------------------------------------------------------
               2004             26.02          44.57          34.85
              -------------------------------------------------------
               2005             26.52          44.73          35.19
              -------------------------------------------------------
               2006             25.58          45.14          34.90
              -------------------------------------------------------
               2007             25.98          43.89          34.51
              -------------------------------------------------------
               2008             27.20          43.53          34.97
              -------------------------------------------------------
               2009             27.04          43.69          34.97
              -------------------------------------------------------
               2010             28.38          44.70          36.15
              -------------------------------------------------------
               2011             28.28          46.80          37.10
              -------------------------------------------------------
               2012             29.26          46.39          37.41
              -------------------------------------------------------
               2013             29.66          46.24          37.55
              -------------------------------------------------------
               2014             30.41          46.38          38.01
              -------------------------------------------------------
               2015             30.89          47.36          38.73
              -------------------------------------------------------
               2016             31.01          47.98          39.09
              -------------------------------------------------------
               2017             31.99          48.68          39.94
              -------------------------------------------------------
               2018             32.06          49.19          40.22
              -------------------------------------------------------
               2019             33.54          49.55          41.17
              -------------------------------------------------------
               2020             33.48          49.68          41.19
              -------------------------------------------------------
               2021             33.30          49.59          41.06
              -------------------------------------------------------
               2022             34.47          50.11          41.92
              -------------------------------------------------------
               2023             34.60          50.57          42.20
              -------------------------------------------------------
               2024             35.33          52.27          43.40
              -------------------------------------------------------
               2025             36.02          51.94          43.60
              -------------------------------------------------------
               2026             37.29          53.39          44.96
              -------------------------------------------------------
               Avg.             30.56          47.85          38.79
              -------------------------------------------------------

================================================================================


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Exhibit 64: Difference - Base Case & High Gas Case Market Prices (1998 $/MWh)
================================================================================

              -------------------------------------------------------
                              Off-Peak       On-Peak        Average
               Year            $/MWh          $/MWh          $/MWh
              -------------------------------------------------------
               2001              2.35           2.31           2.33
              -------------------------------------------------------
               2002              5.07           4.97           5.02
              -------------------------------------------------------
               2003              5.20           4.95           5.08
              -------------------------------------------------------
               2004              5.05           5.13           5.09
              -------------------------------------------------------
               2005              5.58           5.67           5.62
              -------------------------------------------------------
               2006              5.40           6.03           5.70
              -------------------------------------------------------
               2007              5.85           5.74           5.80
              -------------------------------------------------------
               2008              6.49           5.63           6.08
              -------------------------------------------------------
               2009              6.74           6.10           6.44
              -------------------------------------------------------
               2010              7.34           6.54           6.96
              -------------------------------------------------------
               2011              7.57           7.08           7.34
              -------------------------------------------------------
               2012              7.96           7.69           7.83
              -------------------------------------------------------
               2013              8.18           7.73           7.97
              -------------------------------------------------------
               2014              8.74           8.02           8.39
              -------------------------------------------------------
               2015              9.08           8.43           8.77
              -------------------------------------------------------
               2016              9.53           9.32           9.43
              -------------------------------------------------------
               2017             10.02           9.58           9.81
              -------------------------------------------------------
               2018             10.15          10.05          10.10
              -------------------------------------------------------
               2019             11.09          10.45          10.79
              -------------------------------------------------------
               2020             11.20          10.45          10.84
              -------------------------------------------------------
               2021             11.22          10.84          11.04
              -------------------------------------------------------
               2022             11.91          11.27          11.61
              -------------------------------------------------------
               2023             12.00          11.41          11.72
              -------------------------------------------------------
               2024             12.42          12.11          12.27
              -------------------------------------------------------
               2025             12.89          12.13          12.53
              -------------------------------------------------------
               2026             13.62          12.86          13.26
              -------------------------------------------------------
               Avg.              8.56           8.17           8.38
              -------------------------------------------------------

================================================================================


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Exhibit 65: Project Annual Operational Summary - High Natural Gas Case (1998 $)
================================================================================

------------------------------------------------------------------------------------------------------------------
                                                                      Capacity    Capacity
                                                          Variable       and         and
                                                            O&M         Energy      Energy      Gross       Gross
           Capacity   Generation   Capacity  Fuel Costs    Costs       Revenue     Revenue     Margin      Margin
Year         MW          GWh        Factor     $1000       $1000        $1000       $/MWh       $1000       $/KW
------------------------------------------------------------------------------------------------------------------
2001        1,409         983        7.97%     60,934       1,030       170,111     172.99     108,147      76.78
------------------------------------------------------------------------------------------------------------------
2002        1,409       1,088        8.82%     60,514       1,133       163,002     149.85     101,354      71.96
------------------------------------------------------------------------------------------------------------------
2003        1,409         915        7.42%     45,556         959       135,753     148.33      89,238      63.36
------------------------------------------------------------------------------------------------------------------
2004        1,409         842        6.83%     39,318         894       125,148     148.57      84,936      60.30
------------------------------------------------------------------------------------------------------------------
2005        1,409       1,110        9.00%     49,566       1,168       135,852     122.38      85,118      60.43
------------------------------------------------------------------------------------------------------------------
2006        1,409       1,131        9.17%     48,609       1,199       135,452     119.75      85,643      60.80
------------------------------------------------------------------------------------------------------------------
2007        1,409       1,115        9.04%     46,941       1,169       129,694     116.29      81,584      57.92
------------------------------------------------------------------------------------------------------------------
2008        1,409       1,191        9.66%     49,688       1,255       135,413     113.66      84,470      59.97
------------------------------------------------------------------------------------------------------------------
2009        1,409       1,212        9.83%     50,349       1,275       132,950     109.66      81,326      57.74
------------------------------------------------------------------------------------------------------------------
2010        1,409       1,107        8.97%     46,354       1,178       133,989     121.02      86,457      61.38
------------------------------------------------------------------------------------------------------------------
2011        1,409         922        7.47%     38,892         976       133,800     145.15      93,932      66.69
------------------------------------------------------------------------------------------------------------------
2012        1,409       1,079        8.75%     45,830       1,154       135,714     125.75      88,730      63.00
------------------------------------------------------------------------------------------------------------------
2013        1,409       1,499       12.15%      63,296      3,204       153,208     102.21      86,707      61.56
------------------------------------------------------------------------------------------------------------------
2014        1,409       1,633       13.23%      70,049      3,472       160,787      98.49      87,266      61.96
------------------------------------------------------------------------------------------------------------------
2015        1,409       1,739       14.09%      74,859      3,836       165,380      95.12      86,685      61.54
------------------------------------------------------------------------------------------------------------------
2016        1,409       1,447       11.73%      62,905      3,209       151,606     104.78      85,492      60.70
------------------------------------------------------------------------------------------------------------------
2017        1,409       1,768       14.33%      77,716      3,864       169,991      96.14      88,410      62.77
------------------------------------------------------------------------------------------------------------------
2018        1,409       1,709       13.85%      75,781      3,754       166,558      97.43      87,023      61.78
------------------------------------------------------------------------------------------------------------------
2019        1,409       1,944       15.76%      87,028      4,180       178,517      91.82      87,308      61.99
------------------------------------------------------------------------------------------------------------------
2020        1,409       1,654       13.40%      74,544      3,664       167,493     101.27      89,285      63.39
------------------------------------------------------------------------------------------------------------------
2021        1,409       1,672       13.55%      76,004      3,840       165,643      99.07      85,799      60.92
------------------------------------------------------------------------------------------------------------------
2022        1,409       1,587       12.86%      72,827      4,724       163,729     103.16      86,178      61.18
------------------------------------------------------------------------------------------------------------------
2023        1,409       1,477       11.97%      67,978      5,171       160,580     108.69      87,431      62.07
------------------------------------------------------------------------------------------------------------------
2024        1,409       1,517       12.30%      70,521      5,310       168,296     110.93      92,465      65.65
------------------------------------------------------------------------------------------------------------------
2025        1,409       1,528       12.38%      71,910      5,348       166,795     109.16      89,537      63.57
------------------------------------------------------------------------------------------------------------------
2026        1,409       1,670       13.53%      79,520      5,845       176,899     105.94      91,534      64.99
------------------------------------------------------------------------------------------------------------------
Avg.        1,409       1,367       11.08%      61,827      2,800       153,168     116.06      88,541      62.86
------------------------------------------------------------------------------------------------------------------

================================================================================


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Exhibit 66: Difference - Base Case & High Natural Gas Case Project Results
(1998 $)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                       Capacity    Capacity
                                                          Variable       and         and
                                                            O&M         Energy      Energy      Gross       Gross
         Capacity    Generation    Capacity   Fuel Costs   Costs       Revenue     Revenue     Margin      Margin
Year        MW          GWh         Factor      $1000      $1000        $1000       $/MWh       $1000       $/KW
------------------------------------------------------------------------------------------------------------------
2001        0            -14        -0.11%       6,654       -21         6,223       8.69      -410        -0.29
------------------------------------------------------------------------------------------------------------------
2002        0            -40        -0.33%      13,440       -44        13,958      17.75       563         0.40
------------------------------------------------------------------------------------------------------------------
2003        0            -42        -0.34%      11,307       -44        11,470      18.54       207         0.15
------------------------------------------------------------------------------------------------------------------
2004        0            -95        -0.77%       8,601      -100         8,396      23.95      -104        -0.07
------------------------------------------------------------------------------------------------------------------
2005        0           -189        -1.53%       9,561      -204         9,278      24.94       -78        -0.06
------------------------------------------------------------------------------------------------------------------
2006        0           -188        -1.53%      10,165      -204        10,098      24.75       137         0.10
------------------------------------------------------------------------------------------------------------------
2007        0           -221        -1.79%       9,460      -231         8,667      25.73      -562        -0.40
------------------------------------------------------------------------------------------------------------------
2008        0           -224        -1.82%      10,576      -237        10,461      25.38       122         0.09
------------------------------------------------------------------------------------------------------------------
2009        0           -167        -1.36%      12,310      -183        11,728      21.80      -399        -0.28
------------------------------------------------------------------------------------------------------------------
2010        0           -132        -1.07%      12,265      -139        12,607      23.03       482         0.34
------------------------------------------------------------------------------------------------------------------
2011        0           -104        -0.84%      10,459      -112         9,819      24.29      -529        -0.38
------------------------------------------------------------------------------------------------------------------
2012        0           -119        -0.97%      12,639      -127        12,741      23.16       230         0.16
------------------------------------------------------------------------------------------------------------------
2013        0           -223        -1.81%      16,580      -442        16,007      22.55      -132        -0.09
------------------------------------------------------------------------------------------------------------------
2014        0           -103        -0.84%      22,597      -257        22,939      19.08       599         0.43
------------------------------------------------------------------------------------------------------------------
2015        0           -147        -1.20%      23,285      -341        23,229      19.75       285         0.20
------------------------------------------------------------------------------------------------------------------
2016        0           -135        -1.10%      19,606      -289        20,009      21.61       692         0.49
------------------------------------------------------------------------------------------------------------------
2017        0            -98        -0.80%      26,152      -250        26,731      19.38       829         0.59
------------------------------------------------------------------------------------------------------------------
2018        0           -118        -0.96%      25,098      -305        25,116      20.03       323         0.23
------------------------------------------------------------------------------------------------------------------
2019        0            -74        -0.60%      30,857      -127        31,100      18.77       370         0.26
------------------------------------------------------------------------------------------------------------------
2020        0            -34        -0.28%      27,563      -113        28,645      19.01     1,194         0.85
------------------------------------------------------------------------------------------------------------------
2021        0            -28        -0.23%      28,225       -72        28,684      18.51       531         0.38
------------------------------------------------------------------------------------------------------------------
2022        0            -42        -0.34%      27,190       -72        27,980      19.83       861         0.61
------------------------------------------------------------------------------------------------------------------
2023        0            -71        -0.58%      24,865      -249        26,174      21.90     1,558         1.11
------------------------------------------------------------------------------------------------------------------
2024        0             -7        -0.06%      27,873       -25        28,218      19.03       370         0.26
------------------------------------------------------------------------------------------------------------------
2025        0            -35        -0.29%      27,609      -124        28,667      20.81     1,181         0.84
------------------------------------------------------------------------------------------------------------------
2026        0            -70        -0.57%      30,069      -245        31,003      22.09     1,180         0.84
------------------------------------------------------------------------------------------------------------------
Avg.        0           -105        -0.85%      18,654      -175        18,844      20.94       365         0.26
------------------------------------------------------------------------------------------------------------------

* The comparison to the Project Base Case revenue forecast excludes forecast volatility values from the calculation.
================================================================================


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OVERBUILD CASE

In addition to a High Natural Gas Case, Pace also analyzed the performance of the Project using a capacity overbuild scenario. Pace's Overbuild Case assumes that an additional 2,739 MW of gas-fired combined cycle capacity (equivalent to 5% of 2005 peak demand) is in operation in 2005.

The addition of this incremental capacity in the Overbuild Case increases the MAIN annual reserve margin from 19.78% in 2005 under the Base Case to 23.89% and the 2009 Base Case value from 16.22% to 17.61%.

The impact of this overbuild is concentrated during the period 2005-2012. During this period, excess capacity lowers market-clearing prices in the region as well as generation and revenues for the Project. As demand increases, and excess capacity represents an increasingly smaller proportion of system resources, the market gradually returns to an equilibrium point by 2013.

Exhibit 67 and Exhibit 68 illustrate the effect that this sensitivity has on forecast Northern Illinois market-clearing prices. Over the Study Period, average market-clearing prices are forecast to average $30.07/MWh per year, a decrease of $0.35/MWh or 1.14% compared to Base Case average market-clearing prices. On-peak prices average $39.16/MWh per year, a decrease of $0.51 /MWh or 1.30%, while off-peak prices average $21.80 /MWh per year, a decrease of $0.19/MWh or 0.88%.

Exhibit 69 and Exhibit 70 outline and summarize the impact that the Overbuild Case has on the generation and revenue profile of the Project over the Study Period.(37)

The introduction of additional gas-fired combined cycle generators to the MAIN market, together with the consequential reduction in market-clearing prices as the market returns to equilibrium, leads to reductions in generation, capacity factors, revenues and gross margins for the Project.

The following summarizes the effects of this sensitivity on the Project compared to the Base Case:

      o Average annual capacity factors decrease to 11.07% per year from 11.93% per year.

      o Average annual generation decreases to 1,366 GWh per year from to 1,472 GWh per year.

      o Average energy and capacity revenues decrease to $128.4 million per year from $134.3 million per year.

      o Average revenues per MWh increase to $100.11/MWh per year from $95.12/MWh per year.

----------
37 The comparison to the Project Base Case revenue forecast excludes forecast volatility values from the calculation.


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      o     Average gross margins, decrease to $85.46 million per year or
            $60.68/kW-year compared to $88.18 million per year or $62.60/kW-year.

The impact of the Overbuild Case on the operational results for the Exelon and Aquila PSAs are similar to those outlined above: reduced capacity factors, generation, total revenues and gross margins.

Exhibit 67: MAIN-NI Annual Price Summary - Overbuild Case (1998 $/MWh)
================================================================================

                  ---------------------------------------------
                             Off-Peak     On-Peak      Average
                  Year        $/MWh        $/MWh        $/MWh
                  ---------------------------------------------
                  2001        26.98        49.28        37.60
                  ---------------------------------------------
                  2002        24.33        45.40        34.37
                  ---------------------------------------------
                  2003        22.34        40.87        31.16
                  ---------------------------------------------
                  2004        20.96        39.44        29.76
                  ---------------------------------------------
                  2005        19.67        35.55        27.23
                  ---------------------------------------------
                  2006        19.46        35.76        27.22
                  ---------------------------------------------
                  2007        19.52        35.76        27.25
                  ---------------------------------------------
                  2008        19.61        36.15        27.49
                  ---------------------------------------------
                  2009        19.95        36.51        27.83
                  ---------------------------------------------
                  2010        20.53        37.68        28.69
                  ---------------------------------------------
                  2011        20.64        39.18        29.47
                  ---------------------------------------------
                  2012        20.92        38.42        29.25
                  ---------------------------------------------
                  2013        21.48        38.51        29.59
                  ---------------------------------------------
                  2014        21.67        38.36        29.62
                  ---------------------------------------------
                  2015        21.81        38.93        29.96
                  ---------------------------------------------
                  2016        21.48        38.66        29.66
                  ---------------------------------------------
                  2017        21.97        39.09        30.13
                  ---------------------------------------------
                  2018        21.91        39.14        30.11
                  ---------------------------------------------
                  2019        22.45        39.10        30.38
                  ---------------------------------------------
                  2020        22.28        39.23        30.35
                  ---------------------------------------------
                  2021        22.08        38.74        30.01
                  ---------------------------------------------
                  2022        22.56        38.84        30.31
                  ---------------------------------------------
                  2023        22.60        39.16        30.49
                  ---------------------------------------------
                  2024        22.91        40.16        31.13
                  ---------------------------------------------
                  2025        23.13        39.80        31.07
                  ---------------------------------------------
                  2026        23.67        40.53        31.70
                  ---------------------------------------------
                  Avg.        21.80        39.16        30.07
                  ---------------------------------------------

================================================================================


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Exhibit 68: Difference - Base Case & Overbuild Case Market Prices (1998 $/MWh)
================================================================================

                  ---------------------------------------------
                             Off-Peak     On-Peak      Average
                  Year        $/MWh        $/MWh        $/MWh
                  ---------------------------------------------
                  2001         0.00         0.00         0.00
                  ---------------------------------------------
                  2002         0.00         0.00         0.00
                  ---------------------------------------------
                  2003         0.00         0.00         0.00
                  ---------------------------------------------
                  2004         0.00         0.00         0.00
                  ---------------------------------------------
                  2005        -1.27        -3.51        -2.34
                  ---------------------------------------------
                  2006        -0.72        -3.35        -1.98
                  ---------------------------------------------
                  2007        -0.61        -2.39        -1.46
                  ---------------------------------------------
                  2008        -1.10        -1.75        -1.41
                  ---------------------------------------------
                  2009        -0.35        -1.07        -0.70
                  ---------------------------------------------
                  2010        -0.51        -0.49        -0.50
                  ---------------------------------------------
                  2011        -0.07        -0.55        -0.30
                  ---------------------------------------------
                  2012        -0.38        -0.27        -0.33
                  ---------------------------------------------
                  2013         0.00         0.00         0.00
                  ---------------------------------------------
                  2014         0.00         0.00         0.00
                  ---------------------------------------------
                  2015         0.00         0.00         0.00
                  ---------------------------------------------
                  2016         0.00         0.00         0.00
                  ---------------------------------------------
                  2017         0.00         0.00         0.00
                  ---------------------------------------------
                  2018         0.00         0.00         0.00
                  ---------------------------------------------
                  2019         0.00         0.00         0.00
                  ---------------------------------------------
                  2020         0.00         0.00         0.00
                  ---------------------------------------------
                  2021         0.00         0.00         0.00
                  ---------------------------------------------
                  2022         0.00         0.00         0.00
                  ---------------------------------------------
                  2023         0.00         0.00         0.00
                  ---------------------------------------------
                  2024         0.00         0.00         0.00
                  ---------------------------------------------
                  2025         0.00         0.00         0.00
                  ---------------------------------------------
                  2026         0.00         0.00         0.00
                  ---------------------------------------------
                  Avg.        -0.19        -0.51        -0.35
                  ---------------------------------------------

================================================================================


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Exhibit 69: Project Annual Operational Summary - Overbuild Case (1998 $)
================================================================================

----------------------------------------------------------------------------------------------------------------------------------
                                                                                Capacity       Capacity
                                                                    Variable      and            and
                                                                       O&M       Energy         Energy         Gross        Gross
           Capacity      Generation     Capacity     Fuel Costs       Costs      Revenue        Revenue       Margin       Margin
Year          MW            GWh          Factor        $1000          $1000       $1000          $/MWh         $1000        $/KW
----------------------------------------------------------------------------------------------------------------------------------
2001         1,409           998          8.08%        54,280         1,051       163,889        164.29       108,557       77.07
----------------------------------------------------------------------------------------------------------------------------------
2002         1,409         1,128          9.14%        47,074         1,178       149,044        132.11       100,792       71.56
----------------------------------------------------------------------------------------------------------------------------------
2003         1,409           958          7.76%        34,249         1,002       124,283        129.79        89,031       63.21
----------------------------------------------------------------------------------------------------------------------------------
2004         1,409           937          7.59%        30,717           994       116,752        124.62        85,041       60.38
----------------------------------------------------------------------------------------------------------------------------------
2005         1,409           596          4.83%        18,037           626        86,254        144.68        67,591       47.99
----------------------------------------------------------------------------------------------------------------------------------
2006         1,409           821          6.65%        23,930           861        94,112        114.69        69,322       49.22
----------------------------------------------------------------------------------------------------------------------------------
2007         1,409           941          7.63%        26,290           992        97,298        103.36        70,016       49.71
----------------------------------------------------------------------------------------------------------------------------------
2008         1,409           928          7.52%        25,378           970       100,253        108.08        73,905       52.47
----------------------------------------------------------------------------------------------------------------------------------
2009         1,409         1,019          8.26%        27,771         1,069       104,390        102.40        75,550       53.64
----------------------------------------------------------------------------------------------------------------------------------
2010         1,409         1,201          9.73%        32,925         1,264       116,862         97.29        82,673       58.70
----------------------------------------------------------------------------------------------------------------------------------
2011         1,409           918          7.44%        25,393           975       117,671        128.14        91,303       64.82
----------------------------------------------------------------------------------------------------------------------------------
2012         1,409         1,051          8.52%        29,110         1,117       117,177        111.47        86,950       61.73
----------------------------------------------------------------------------------------------------------------------------------
2013         1,409         1,722         13.96%        46,716         3,646       137,201         79.65        86,839       61.65
----------------------------------------------------------------------------------------------------------------------------------
2014         1,409         1,736         14.07%        47,452         3,729       137,848         79.41        86,667       61.53
----------------------------------------------------------------------------------------------------------------------------------
2015         1,409         1,886         15.29%        51,575         4,177       142,151         75.36        86,400       61.34
----------------------------------------------------------------------------------------------------------------------------------
2016         1,409         1,582         12.82%        43,299         3,498       131,597         83.17        84,800       60.21
----------------------------------------------------------------------------------------------------------------------------------
2017         1,409         1,866         15.13%        51,564         4,115       143,260         76.76        87,581       62.18
----------------------------------------------------------------------------------------------------------------------------------
2018         1,409         1,827         14.81%        50,683         4,059       141,442         77.40        86,700       61.55
----------------------------------------------------------------------------------------------------------------------------------
2019         1,409         2,018         16.36%        56,171         4,307       147,416         73.05        86,938       61.72
----------------------------------------------------------------------------------------------------------------------------------
2020         1,409         1,688         13.68%        46,981         3,776       138,848         82.26        88,091       62.54
----------------------------------------------------------------------------------------------------------------------------------
2021         1,409         1,700         13.78%        47,779         3,912       136,959         80.56        85,268       60.54
----------------------------------------------------------------------------------------------------------------------------------
2022         1,409         1,629         13.20%        45,637         4,795       135,749         83.33        85,317       60.57
----------------------------------------------------------------------------------------------------------------------------------
2023         1,409         1,549         12.55%        43,112         5,420       134,406         86.79        85,873       60.97
----------------------------------------------------------------------------------------------------------------------------------
2024         1,409         1,524         12.35%        42,648         5,335       140,078         91.90        92,095       65.39
----------------------------------------------------------------------------------------------------------------------------------
2025         1,409         1,564         12.67%        44,300         5,472       138,129         88.34        88,356       62.73
----------------------------------------------------------------------------------------------------------------------------------
2026         1,409         1,740         14.10%        49,451         6,090       145,896         83.85        90,355       64.15
----------------------------------------------------------------------------------------------------------------------------------
Avg.         1,409         1,366         11.07%        40,097         2,863       128,422        100.11        85,462       60.68
----------------------------------------------------------------------------------------------------------------------------------

================================================================================


--------------------------------------------------------------------------------
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Exhibit 70: Difference - Base Case & Overbuild Case Project Results (1998 $)
================================================================================

----------------------------------------------------------------------------------------------------------------------------------
                                                                                Capacity       Capacity
                                                                    Variable      and            and
                                                                       O&M       Energy         Energy         Gross        Gross
           Capacity      Generation     Capacity     Fuel Costs       Costs      Revenue        Revenue       Margin       Margin
Year          MW            GWh          Factor        $1000          $1000       $1000          $/MWh         $1000        $/KW
----------------------------------------------------------------------------------------------------------------------------------
2001             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2002             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2003             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2004             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2005             0          -703         -5.70%       -21,968          -746       -40,320         47.24       -17,605      -12.50
----------------------------------------------------------------------------------------------------------------------------------
2006             0          -499         -4.04%       -14,514          -542       -31,241         19.70       -16,185      -11.49
----------------------------------------------------------------------------------------------------------------------------------
2007             0          -395         -3.20%       -11,191          -408       -23,729         12.80       -12,130       -8.61
----------------------------------------------------------------------------------------------------------------------------------
2008             0          -488         -3.95%       -13,733          -521       -24,698         19.80       -10,444       -7.41
----------------------------------------------------------------------------------------------------------------------------------
2009             0          -360         -2.92%       -10,268          -390       -16,832         14.55        -6,175       -4.38
----------------------------------------------------------------------------------------------------------------------------------
2010             0           -38         -0.30%        -1,164           -53        -4,519         -0.70        -3,301       -2.34
----------------------------------------------------------------------------------------------------------------------------------
2011             0          -108         -0.87%        -3,040          -114        -6,310          7.28        -3,157       -2.24
----------------------------------------------------------------------------------------------------------------------------------
2012             0          -148         -1.20%        -4,081          -163        -5,796          8.88        -1,551       -1.10
----------------------------------------------------------------------------------------------------------------------------------
2013             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2014             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2015             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2016             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2017             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2018             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2019             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2020             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2021             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2022             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2023             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2024             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2025             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
2026             0             0          0.00%             0             0             0          0.00             0        0.00
----------------------------------------------------------------------------------------------------------------------------------
Avg.             0          -105         -0.85%        -3,075          -113        -5,902          4.98        -2,713       -1.93
----------------------------------------------------------------------------------------------------------------------------------


* The comparison to the Project Base Case revenue forecast excludes forecast volatility values from the calculation.
================================================================================


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AQUILA PSA EXTENSION CASE

In addition to the High Natural Gas and Overbuild Cases, Pace also analyzed the performance of the Project assuming that Aquila would not extend the initial terms of each of the Aquila PSAs for additional 5-year terms as assumed in the Base Case. The Base Case assumes that the term of the Aquila PSA 1 would be extended to August 31, 2021 and that the term of the Aquila PSA 2 would be extended to August 31, 2022. This scenario assumes that the Aquila PSA 1 would terminate on August 31, 2016, rather than on August 31, 2021 and that the Aquila PSA2 would terminate on August 31, 2017 rather than on August 31, 2022.

The impact of the non-extension of the Aquila PSAs is concentrated during the period 2016-2026. During this period, Units 5-8 are no longer dispatched according to the Aquila PSAs and are operated on a merchant basis by Elwood using the specifications outlined in Exhibit 48.

Exhibit 67 and Exhibit 68 illustrate the effect that this sensitivity has on forecast Northern Illinois market-clearing prices. The non-extension of the Aquila PSAs has a negligible impact on market-clearing prices.

Exhibit 69 and Exhibit 70 outline and summarize the impact that the Aquila PSA Extension Case has on the generation and revenue profile of the Project over the Study Period.(38)

The following summarizes the effects of this sensitivity on the Project compared to the Base Case:

      o Average annual capacity factors decrease to 11.63% per year from 11.93% per year.

      o Average annual generation decreases to 1,435 GWh per year from to 1,472 GWh per year.

      o Average energy and capacity revenues decrease to $133.3 million per year from $134.3 million per year.

      o Average revenues per MWh increase to $96.23/MWh per year from $95.12/MWh per year.

      o Average gross margins, decrease to $87.94 million per year or $62.43/kW-year compared to $88.18 million per year or $62.60/kW-year.

----------
38 The comparison to the Project Base Case revenue forecast excludes forecast volatility values from the calculation.


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Proprietary & Confidential             97
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Exhibit 71: MAIN-NI Annual Price Summary - Aquila PSA Extension Case (1998
$/MWh)

================================================================================

                  --------------------------------------------
                             Off-Peak     On-Peak      Average
                  Year        $/MWh        $/MWh        $/MWh
                  --------------------------------------------
                  2001        26.98        49.28        37.60
                  --------------------------------------------
                  2002        24.33        45.40        34.37
                  --------------------------------------------
                  2003        22.34        40.87        31.16
                  --------------------------------------------
                  2004        20.96        39.44        29.76
                  --------------------------------------------
                  2005        20.94        39.06        29.57
                  --------------------------------------------
                  2006        20.18        39.12        29.20
                  --------------------------------------------
                  2007        20.13        38.15        28.71
                  --------------------------------------------
                  2008        20.71        37.90        28.89
                  --------------------------------------------
                  2009        20.30        37.59        28.53
                  --------------------------------------------
                  2010        21.04        38.16        29.19
                  --------------------------------------------
                  2011        20.71        39.73        29.76
                  --------------------------------------------
                  2012        21.29        38.69        29.58
                  --------------------------------------------
                  2013        21.48        38.51        29.59
                  --------------------------------------------
                  2014        21.67        38.36        29.62
                  --------------------------------------------
                  2015        21.81        38.93        29.96
                  --------------------------------------------
                  2016        21.47        38.66        29.65
                  --------------------------------------------
                  2017        21.98        39.09        30.13
                  --------------------------------------------
                  2018        21.92        39.14        30.12
                  --------------------------------------------
                  2019        22.44        39.11        30.38
                  --------------------------------------------
                  2020        22.28        39.22        30.35
                  --------------------------------------------
                  2021        22.07        38.72        30.00
                  --------------------------------------------
                  2022        22.55        38.83        30.31
                  --------------------------------------------
                  2023        22.60        39.16        30.49
                  --------------------------------------------
                  2024        22.91        40.16        31.13
                  --------------------------------------------
                  2025        23.13        39.80        31.07
                  --------------------------------------------
                  2026        23.67        40.53        31.70
                  --------------------------------------------
                  Avg.        22.00        39.68        30.42
                  --------------------------------------------

================================================================================


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Proprietary & Confidential             98
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Exhibit 72: Difference - Base Case & Aquila Extension Case Market Prices (1998
$/MWh)
================================================================================

                  --------------------------------------------
                             Off-Peak     On-Peak      Average
                  Year        $/MWh        $/MWh        $/MWh
                  --------------------------------------------
                  2001         0.00         0.00         0.00
                  --------------------------------------------
                  2002         0.00         0.00         0.00
                  --------------------------------------------
                  2003         0.00         0.00         0.00
                  --------------------------------------------
                  2004         0.00         0.00         0.00
                  --------------------------------------------
                  2005         0.00         0.00         0.00
                  --------------------------------------------
                  2006         0.00         0.00         0.00
                  --------------------------------------------
                  2007         0.00         0.00         0.00
                  --------------------------------------------
                  2008         0.00         0.00         0.00
                  --------------------------------------------
                  2009         0.00         0.00         0.00
                  --------------------------------------------
                  2010         0.00         0.00         0.00
                  --------------------------------------------
                  2011         0.00         0.00         0.00
                  --------------------------------------------
                  2012         0.00         0.00         0.00
                  --------------------------------------------
                  2013         0.00         0.00         0.00
                  --------------------------------------------
                  2014         0.00         0.00         0.00
                  --------------------------------------------
                  2015         0.00         0.00         0.00
                  --------------------------------------------
                  2016        -0.01         0.00        -0.01
                  --------------------------------------------
                  2017         0.01         0.00         0.00
                  --------------------------------------------
                  2018         0.01         0.00         0.00
                  --------------------------------------------
                  2019        -0.02         0.01         0.00
                  --------------------------------------------
                  2020         0.00        -0.01         0.00
                  --------------------------------------------
                  2021        -0.01        -0.02        -0.01
                  --------------------------------------------
                  2022         0.00        -0.01        -0.01
                  --------------------------------------------
                  2023         0.00         0.00         0.00
                  --------------------------------------------
                  2024         0.00         0.00         0.00
                  --------------------------------------------
                  2025         0.00         0.00         0.00
                  --------------------------------------------
                  2026         0.00         0.00         0.00
                  --------------------------------------------
                  Avg.         0.00         0.00         0.00
                  --------------------------------------------

================================================================================


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Proprietary & Confidential             99
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Exhibit 73: Project Annual Operational Summary - Aquila PSA Extension Case (1998
$)
================================================================================

----------------------------------------------------------------------------------------------------------------------------------
                                                                                Capacity       Capacity
                                                                    Variable      and            and
                                                                       O&M       Energy         Energy         Gross        Gross
           Capacity      Generation     Capacity     Fuel Costs       Costs      Revenue        Revenue       Margin       Margin
Year          MW            GWh          Factor        $1000          $1000       $1000          $/MWh         $1000        $/KW
----------------------------------------------------------------------------------------------------------------------------------
2001         1,409           998          8.08%        54,280         1,051       163,889        164.29       108,557       77.07
----------------------------------------------------------------------------------------------------------------------------------
2002         1,409         1,128          9.14%        47,074         1,178       149,044        132.11       100,792       71.56
----------------------------------------------------------------------------------------------------------------------------------
2003         1,409           958          7.76%        34,249         1,002       124,283        129.79        89,031       63.21
----------------------------------------------------------------------------------------------------------------------------------
2004         1,409           937          7.59%        30,717           994       116,752        124.62        85,041       60.38
----------------------------------------------------------------------------------------------------------------------------------
2005         1,409         1,299         10.53%        40,005         1,372       126,574         97.44        85,196       60.49
----------------------------------------------------------------------------------------------------------------------------------
2006         1,409         1,320         10.69%        38,444         1,403       125,353         95.00        85,507       60.71
----------------------------------------------------------------------------------------------------------------------------------
2007         1,409         1,336         10.83%        37,480         1,401       121,027         90.56        82,146       58.32
----------------------------------------------------------------------------------------------------------------------------------
2008         1,409         1,415         11.47%        39,111         1,492       124,951         88.28        84,348       59.89
----------------------------------------------------------------------------------------------------------------------------------
2009         1,409         1,380         11.18%        38,039         1,458       121,222         87.85        81,725       58.02
----------------------------------------------------------------------------------------------------------------------------------
2010         1,409         1,239         10.04%        34,089         1,317       121,381         97.99        85,975       61.04
----------------------------------------------------------------------------------------------------------------------------------
2011         1,409         1,026          8.31%        28,433         1,088       123,981        120.86        94,460       67.06
----------------------------------------------------------------------------------------------------------------------------------
2012         1,409         1,199          9.72%        33,192         1,281       122,973        102.58        88,501       62.83
----------------------------------------------------------------------------------------------------------------------------------
2013         1,409         1,722         13.96%        46,716         3,646       137,201         79.65        86,839       61.65
----------------------------------------------------------------------------------------------------------------------------------
2014         1,409         1,736         14.07%        47,452         3,729       137,848         79.41        86,667       61.53
----------------------------------------------------------------------------------------------------------------------------------
2015         1,409         1,886         15.29%        51,575         4,177       142,151         75.36        86,400       61.34
----------------------------------------------------------------------------------------------------------------------------------
2016         1,409         1,573         12.75%        42,957         3,724       131,350         83.52        84,669       60.11
----------------------------------------------------------------------------------------------------------------------------------
2017         1,409         1,740         14.10%        47,573         5,168       139,279         80.06        86,538       61.44
----------------------------------------------------------------------------------------------------------------------------------
2018         1,409         1,736         14.07%        47,647         5,629       139,018         80.07        85,742       60.87
----------------------------------------------------------------------------------------------------------------------------------
2019         1,409         1,717         13.92%        47,188         6,009       139,011         80.97        85,813       60.93
----------------------------------------------------------------------------------------------------------------------------------
2020         1,409         1,580         12.81%        43,476         5,531       135,895         86.00        86,889       61.69
----------------------------------------------------------------------------------------------------------------------------------
2021         1,409         1,513         12.26%        41,925         5,296       131,864         87.14        84,643       60.09
----------------------------------------------------------------------------------------------------------------------------------
2022         1,409         1,519         12.31%        42,347         5,317       132,471         87.19        84,807       60.21
----------------------------------------------------------------------------------------------------------------------------------
2023         1,409         1,535         12.44%        42,732         5,372       133,889         87.23        85,785       60.90
----------------------------------------------------------------------------------------------------------------------------------
2024         1,409         1,534         12.43%        42,897         5,370       139,651         91.03        91,384       64.88
----------------------------------------------------------------------------------------------------------------------------------
2025         1,409         1,560         12.64%        44,134         5,459       138,384         88.72        88,791       63.04
----------------------------------------------------------------------------------------------------------------------------------
2026         1,409         1,723         13.97%        48,977         6,032       145,135         84.21        90,126       63.99
----------------------------------------------------------------------------------------------------------------------------------
Avg.         1,409         1,435         11.63%        42,027         3,288       133,253         96.23        87,937       62.43
----------------------------------------------------------------------------------------------------------------------------------

================================================================================


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Exhibit 74: Difference - Base Case & Aquila PSA Extension Case Project Results
(1998 $)
================================================================================


----------------------------------------------------------------------------------------------------------------------------------
                                                                                Capacity       Capacity
                                                                    Variable      and            and
                                                                       O&M       Energy         Energy         Gross        Gross
           Capacity      Generation     Capacity     Fuel Costs       Costs      Revenue        Revenue       Margin       Margin
Year          MW            GWh          Factor        $1000          $1000       $1000          $/MWh         $1000        $/KW
----------------------------------------------------------------------------------------------------------------------------------
2001             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2002             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2003             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2004             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2005             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2006             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2007             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2008             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2009             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2010             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2011             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2012             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2013             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2014             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2015             0             0             0              0             0             0             0             0          0
----------------------------------------------------------------------------------------------------------------------------------
2016             0           -10             0           -342           226          -248             0          -131          0
----------------------------------------------------------------------------------------------------------------------------------
2017             0          -127             0         -3,991         1,053        -3,981             3        -1,043         -1
----------------------------------------------------------------------------------------------------------------------------------
2018             0           -91             0         -3,036         1,570        -2,424             3          -959         -1
----------------------------------------------------------------------------------------------------------------------------------
2019             0          -301             0         -8,983         1,702        -8,405             8        -1,124         -1
----------------------------------------------------------------------------------------------------------------------------------
2020             0          -108             0         -3,505         1,754        -2,953             4        -1,202         -1
----------------------------------------------------------------------------------------------------------------------------------
2021             0          -187             0         -5,854         1,385        -5,095             7          -625          0
----------------------------------------------------------------------------------------------------------------------------------
2022             0          -110             0         -3,290           522        -3,278             4          -510          0
----------------------------------------------------------------------------------------------------------------------------------
2023             0           -14             0           -380           -48          -517             0           -89          0
----------------------------------------------------------------------------------------------------------------------------------
2024             0            10             0            250            35          -427            -1          -712         -1
----------------------------------------------------------------------------------------------------------------------------------
2025             0            -4             0           -166           -13           256             0           435          0
----------------------------------------------------------------------------------------------------------------------------------
2026             0           -17             0           -474           -58          -761             0          -229          0
----------------------------------------------------------------------------------------------------------------------------------
Avg.             0           -37        -0.30%         -1,145           313        -1,071          1.10          -238      -0.17
----------------------------------------------------------------------------------------------------------------------------------

* The comparison to the Project Base Case revenue forecast excludes forecast volatility values from the calculation.
================================================================================


--------------------------------------------------------------------------------
Proprietary & Confidential             101

                                   Annex C-2
                            Fuel Consultant's Report

[LOGO] PACE | Global Energy Services

              4401 Fair Lakes Court, Suite 400
              Fairfax, Virginia 22033-3848 USA
              Phone: 703-818-9100
              Fax: 703-818-9103

                      Independent Fuel Consultant's Report

                                  Prepared for

                                Elwood Energy LLC

                                 August 21, 2001

================================================================================

This Report was produced by Pace Global Energy Services, LLC ("Pace") and is meant to be read as a whole and in conjunction with this disclaimer. Any use of this Report other than as a whole and in conjunction with this disclaimer is forbidden. Any use of this Report outside of its stated purpose without the prior written consent of Pace is forbidden. Except for its stated purpose, this Report may not be copied or distributed in whole or in part without Pace's prior written consent.

This Report and the information and statements herein are based in whole or in part on information obtained from various sources as of August 21, 2001. While Pace believes such information to be accurate, it makes no assurances, endorsements or warranties, express or implied, as to the validity, accuracy or completeness of any such information, any conclusions based thereon, or any methods disclosed in this Report. Pace assumes no responsibility for the results of any actions taken on the basis of this Report. By a party using, acting or relying on this Report, such party consents and agrees that Pace, its employees, directors, officers, contractors, advisors, members, affiliates, successors and agents shall have no liability with respect to such use, actions or reliance.

This Report does contain some forward-looking opinions. Certain unanticipated factors could cause actual results to differ from the opinions contained herein. Forward-looking opinions are based on historical and/or current information that relate to future operations, strategies, financial results or other developments. Some of the unanticipated factors, among others, that could cause the actual results to differ include regulatory developments, technological changes, competitive conditions, new products, general economic conditions, changes in tax laws, adequacy of reserves, credit and other risks associated with Elwood Energy LLC and/or other third parties, significant changes in interest rates and fluctuations in foreign currency exchange rates.

Further, certain statements, findings and conclusions in this Report are based on Pace's interpretations of various contracts. Interpretations of these contracts by legal counsel or a jurisdictional body could differ.

================================================================================

20 years of setting the pace in energy
----------------------------------------------------------------------------
                                          Website: paceglobal.com

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================================================================================
                                TABLE OF CONTENTS
================================================================================

Executive Summary .........................................................    1
  Key Findings ............................................................    1
  Project Overview and Fuel Requirements ..................................    2
  Fuel Plan ...............................................................    4
    Gas Supply ............................................................    6
    Natural Gas Transportation ............................................    6
    Fuel Management .......................................................    7
  Natural Gas Market Assessment ...........................................    7
    Midwest Gas Supply ....................................................    7
    Midwest Gas Transportation and Storage ................................    8
    Midwest Gas Pricing and Liquidity .....................................    8
  Pro Forma Model Review ..................................................    8
  Risks and Risk Mitigation ...............................................    9
    Adequacy of Supply ....................................................    9
    Reliability of Transportation Services ................................    9
    Fuel Management .......................................................   10
    Price of Gas Supply ...................................................   10
Fuel Plan Assessment ......................................................   12
  Management Plan Review ..................................................   13
  Cinergy Fuel Management Experience and Capability .......................   14
  Fuel Management Requirements ............................................   15
  Initial Agreement Review ................................................   16
Midwest Natural Gas Market Assessment .....................................   18
  Key Findings ............................................................   18
    Midwest Natural Gas Market Structure ..................................   18
    Regional Transportation Infrastructure ................................   19
    Assessment of Nicor and PGL Transportation Services ...................   20
  Midwest Gas Market Structure ............................................   20
    Supply Assessment .....................................................   21
    Demand Assessment .....................................................   27
    Pricing and Liquidity Assessment ......................................   29
  Regional Transportation Infrastructure ..................................   34
    Midwest Pipeline Infrastructure .......................................   34
    Expansion Overview ....................................................   36
    Illinois Utilization Rates ............................................   39
    Gas Storage ...........................................................   40
    Capacity Availability .................................................   41
  Assessment of Transportation Services ...................................   49
Pro Forma Fuel Pricing ....................................................   51
  Pace Fuel Price Forecast ................................................   51
  Fuel-Related Pro Forma Inputs ...........................................   53


--------------------------------------------------------------------------------
Proprietary & Confidential              i
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================================================================================
                                    EXHIBITS
================================================================================

Exhibit 1:  Project Location ..............................................    3
Exhibit 2:  Elwood Fuel Plan Overview .....................................    5
Exhibit 3:  Overview of Nicor T&B Transportation Rights ...................    6
Exhibit 4:  Elwood Organization ...........................................   14
Exhibit 5:  Initial Contract Summary ......................................   16
Exhibit 6:  Sources of Natural Gas Supply .................................   22
Exhibit 7:  Natural Gas Resource Base Accessible to the Midwest Region ....   23
Exhibit 8:  North American Natural Gas Reserves and Production, 1999 ......   24
Exhibit 9:  Forecast of Lower 48 Natural Gas Demand by Sector (Bcf/yr) ....   28
Exhibit 10: Forecast of Midwest Gas Demand by Sector (Bcf/yr) .............   29
Exhibit 11: Midwest Trading Points ........................................   30
Exhibit 12: Chicago and Henry Hub Gas Prices ..............................   31
Exhibit 13: Monthly Contract Index Volumes Traded in the Midwest
            ('000 MMBtu/d) ................................................   33
Exhibit 14: Daily Volumes at Relevant Midwest Liquid Trading Points
            ('000 MMBtu/d) ................................................   34
Exhibit 15: Midwest Region Pipeline Corridors .............................   36
Exhibit 16: Announced Midwest Pipeline Expansions .........................   37
Exhibit 17: Illinois Pipeline Utilization Trends ..........................   39
Exhibit 18: Overview of Midwest Storage Operations, 1999 ..................   40
Exhibit 19: Location of Proposed Midwest Storage Projects .................   41
Exhibit 20: Decontracting Schedules of Select Interstate Pipelines
            Serving Chicago ...............................................   43
Exhibit 21: Historic Summer and Winter Basis Values (1997 - 2001) .........   45
Exhibit 22: Summary of Historical Capacity Release Transactions ...........   46
Exhibit 23: Availability and Pricing of Released Capacity .................   47
Exhibit 24: Key Nicor and PGL Receipt Capabilities (Mcf/d) ................   49
Exhibit 25: Chicago Area Pipeline System Map ..............................   50
Exhibit 26: Chicago Area Pipeline Deliverability Attributes ...............   50
Exhibit 27: Sub-Regional Delivered Gas Price Forecasts (1998 $/MMBtu) .....   53


--------------------------------------------------------------------------------
Proprietary & Confidential              ii

[LOGO] PACE | Global Energy Services

================================================================================
                                EXECUTIVE SUMMARY
================================================================================

Pace Global Energy Services, LLC ("Pace") has prepared this independent fuel consultant's report on behalf of the lenders to assess the Fuel Plan and regional natural gas market fundamentals that apply to the 1,409 megawatt ("MW") Elwood Energy LLC ("Elwood") merchant power plant (the "Project").(1) The Project is located in the Mid-American Interconnected Network ("MAIN") power region and is being developed by Elwood Energy LLC, a joint venture of Dominion Energy Inc. ("Dominion") and Peoples Energy Resources Corp. ("Peoples"). This location falls within the U.S. Midwest natural gas market region, as discussed in this report.

In performing its independent due diligence, Pace reviewed the following market issues affecting the Project: the proposed integrated fuel strategy ("Fuel Plan"), the initial fuel-related agreements, the fundamental drivers of natural gas supply and transportation markets in the Midwest Region(2), and the fuel-related inputs to Elwood's financial pro forma model.

KEY FINDINGS

Pace makes the following key conclusions regarding the fuel-related aspects of the Project:

      o The robust spot market at the Chicago hub will provide Elwood Energy LLC ("Elwood") with a highly reliable natural gas supply at market-sensitive prices for the Project.

      o Pace expects that natural gas supply and transportation market liquidity will continue to grow in the Midwest United States with the introduction of new pipeline capacity, the geographic availability of aquifer storage capacity, the integration of new pipeline interconnections, and the development of new interstate and utility retail service offerings, thus enabling Elwood to procure reliable supply on the spot market at the Chicago hub for the Project. Trading activity at the Chicago hub approximates 2 billion cubic per day ("Bcf/d"), or about ten times the threshold Pace uses to define a liquid trading points.

      o Elwood will purchase all of the Project's natural gas supplies on a delivered basis from Cinergy Marketing and Trading LLC ("Cinergy"), a nationally recognized natural gas and electricity marketer, under a one-year, executed Fuel Supply and Management Agreement ("FMA") at a published Chicago daily spot price, plus a nominal premium.

      o Elwood intends to negotiate a new multi-year FMA for the Project with Cinergy or another national energy marketing company. A number of reputable and creditworthy natural gas suppliers and marketers operate in the Midwest United States natural gas

----------

1 This Report and the information and statements herein are based in whole or in part on information obtained from various sources as of August 21, 2001. Plant output assumption based on summer rating.
2 For the purposes of this analysis, Pace defines the Midwest Region to include the following states: Ohio; West Virginia; Kentucky; Indiana; Illinois; Michigan; Wisconsin; Iowa; Minnesota; North Dakota; South Dakota; and Nebraska.


--------------------------------------------------------------------------------
Proprietary & Confidential              1

[LOGO] PACE | Global Energy Services

            markets that will be financially motivated to provide fuel management and natural gas supply services at competitive prices to Elwood for the Project upon the expiration of the current FMA.

      o Based on its experience in competitive power markets and regional natural gas markets, Cinergy is highly qualified to provide adequate fuel management and natural gas procurement expertise to match the Project's natural gas and power dispatch requirements. Moreover, Cinergy's compensation and required communications protocols identified in the executed FMA are appropriate and consistent with industry norms.

      o Potential natural gas commodity price risk to Elwood for the Project is fully mitigated by the energy payment terms contained in the executed Power Sales Agreements ("PSAs") and the FMA. The overall effect of these contracts is to index energy pricing to the market price of the natural gas commodity obtained by Elwood for the Project.

      o Elwood has entered into a long-term transportation and storage balancing service agreement for the Project with Northern Illinois Gas Company ("Nicor") for firm (non-interruptible) hourly delivery of natural gas supplies to meet the firm power dispatch obligations at the facility. Initial terms under the Transportation and Balancing Agreement with Nicor ("T&B Agreement") range from 41 months (Units 1-4) to 5 years (Units 5-9), but the T&B Agreement can be extended for up to 5 years by giving 180 days written notice prior to expiration of the respective initial terms. The T&B Agreement provides Elwood access to purchase, rights to transport, and rights to store Chicago hub spot supplies for the Project.

      o Access to the Chicago hub via the T&B Agreement is facilitated through the Peoples Gas Light & Coke system ("PGL") through a companion agreement that contains substantially the same terms and conditions as the T&B Agreement.

      o The Project benefits from existing access to Alliance Pipeline ("APL") and Northern Border Pipeline Company ("NBPL") receipts through PGL as well as the potential to establish direct connections with high pressure interstate pipelines in close proximity to Elwood such as Vector Pipeline, L.P. ("Vector") and ANR Pipeline Co. ("ANR").

PROJECT OVERVIEW AND FUEL REQUIREMENTS

As shown in Exhibit 1, the Project is located in Elwood, Illinois in Will County, 50 miles southwest of Chicago. The 1,409 MW Project consists of nine operating gas-fired peaking combustion turbine units, which commenced commercial operations in stages between 1999 and 2001.


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Exhibit 1: Project Location
================================================================================

                                                 NBPL : 1050 psig
                                                |
                                                |
                                             -------
                                              Meter
                                             -------
Alliance: 750 psig                              |
                                                |
        |                                       |
     -------                                    |
      Meter            <------------------->    |        ------------->
     -------       ----------------------------------------><----------
        |          |   PGL 24" line: 650 psig                          PGL
250 ft. |          |
        |---><-----|
                   |   Nicor Chromatograph
                   |       -------->
                   |-----------------------
                        0.8 mile lateral
                -------                 -------
                 Meter  Nicor            Meter   Nicor
                -------                 -------
                   |                       |
                   |                       |
                   |                       |
              ------------            ------------
               Units 1 - 4             Units 5 - 9
              ------------            ------------

            [MAP OF MIDWEST DISPLAYING THE LOCATION OF THE PROJECT]

      Sources: Pace, RDI, and Peoples Energy.
================================================================================

Pace estimates that the plant will consume 238,966 million Btu per day ("MMBtu/d") of natural gas at maximum burn over a 16-hour day, if all units are dispatched.(3) According to the Pace's Power Market Assessment, the Project is expected to dispatch at an average annual capacity factor of 11.93 percent.(4)

The Project will undergo a level of natural gas volume variance during the course of a particular day or week subject to the plant's availability and prevailing market prices. Elwood will sell all of the Project's output at indexed pricing under executed long-term PSAs with Exelon Generation Company, LLC ("Exelon") and Aquila Energy Marketing Corporation ("Aquila").

The primary term for the PSA between Elwood and Exelon is March 1, 2001 through December 31, 2012.

----------

3 Average heat rate derived from unit performance test results in Table 4-2, Draft Independent Technical Review report by Stone & Webster, July 13, 2001. The fuel requirements calculation is based on the following equation: 156.5 MWs * 9 units * 10,600 Btu/kWh heat rate * 100 percent capacity factor * 16 hour day / 1,000,000).
4 Based on Pace's MAIN Power Market Assessment, dated as of August 17, 2001. Results include the periods covered by the Exelon and Aquila PSA's, including all contract extension periods, plus a merchant period which commences no later than 2022 for any of the units.


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The primary terms for the PSAs between Elwood and Aquila are bifurcated: the agreement for Units 5 and 6 runs from June 1, 2001 to August 31, 2016 and the agreement for Units 7 and 8 runs from July 1, 2001 through August 31, 2017. Aquila has the unilateral right to extend each of these agreements for another 5 years if Aquila provides written notice two years prior to the expiration of the respective initial terms.

Under both of the PSAs, capacity and energy are provided to Exelon and Aquila in exchange for fixed capacity payments and variable charges for energy. The variable charge is composed of a natural gas index and an O&M charge designed to pass through the variable costs of plant operations to Exelon and Aquila.

PGL is the owner and operator of the natural gas pipeline delivering to the Project, but Nicor holds the utility franchise to provide natural gas utility services in this region. Elwood has initially contracted with Nicor for a negotiated (bypass) retail service on behalf of the Project (the "Nicor-Elwood Agreement" within the T&B Agreement), but may elect to directly connect to nearby interstate pipelines for service in the future. Nicor only owns meters at the Project and Nicor renders this service with the support of PGL, through a companion agreement between Nicor and PGL that contains substantially the same terms and conditions as the Nicor-Elwood agreement. Because the Project is located within 3.5 miles or less of several interstate pipelines - APL, NBPL, ANR, and Vector - opportunities exist to ultimately bypass LDC service and establish direct connections.

The PGL system has substantial high pressure receipt capabilities that can support the upstream natural gas requirement of the Project. As shown in Exhibit 1, PGL's 24-inch pipeline operates at pressures of approximately 650 psig. Both APL and NBPL can deliver 600 MMcf/d of natural gas into PGL, although PGL's 24-inch line has an aggregate deliverability of 600 MMcf/d. Under the T&B Agreement executed with Nicor and the companion agreement between Nicor and PGL, the Project can also utilize Natural Gas Pipeline Company of America ("NGPL") capacity through displacement.(5)

FUEL PLAN

An overview of Elwood's Fuel Plan is presented in Exhibit 2. As shown, Elwood relies primarily on market-based, firm, spot supplies to be arranged for transportation and delivery to the Project using the transportation and storage capacity obtained from Nicor. The fuel manager will act as agent to optimize the T&B Agreement and will supply the correct balance of interstate natural gas supply, storage and Nicor system supply to meet the Project's natural gas requirements from day-to-day.

----------

5 Gas Transportation and Balancing Agreement between Nicor and Elwood Energy, executed May 1, 2001.


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Exhibit 2: Elwood Fuel Plan Overview
================================================================================

-------------------------------------------------------------------------------------------------------------
        Natural Gas Supply                       Transportation                           Project
-------------------------------------------------------------------------------------------------------------
Upstream Pipeline Options    Supply                                 Laterals & Interconnections      Site
---------------------------------------                          --------------------------------------------
    Northern Border  -->

         NGPL        -->        (1)

       Alliance      -->    Fuel Supply    -->   (2)  (3) Nicor    -->   Interconnection and  -->   Elwood
                             Agreement                                         Lateral                (5)
         PGL         -->                                                                        238,966 MMBtu/d

         ANR         -->                                                                          Maximum Fuel
                                                                                                  Requirement
       Vector        -->

-------------------------------------------------------------------------------------------------------------

Gas Supply Agreements

(1)   Cinergy Marketing & Trading LLC - Fuel Supply and Management Agreement

o     Cinergy to make all gas supply arrangements on behalf of the Project.

o     Gas supply priced at Gas Daily Chicago Large End Users index plus
      $0.04/MMBtu.

o Access numerous interstate pipelines through Nicor and Peoples gas interconnects.

Gas Transportation Agreements

(2)   Nicor Gas Company - Transportation and Balancing Agreement

o     Primary Terms: 5/01/01-9/30/04 for Phase I (Units 1-4) and 5/1/01-5/31/06
      for Phase II (Units 5-9).

o Elective Extensions: 10/1/04-3/31/06 for Phase I Units and 6/1/06-3/31/11 for Phase II Units. Jointly, terms for Phase I and Phase II Units can be extended from 04/01/06 to 03/31/11.

o     Firm MDQ of 241,600 MMBtu/d (Summer) and 284,400 MMBtu/d (Non-Summer).

o     Firm MHQ of 15,100 MMBtu/hr (Summer) and 17,775 MMBtu/d (Non-Summer).

o Reservation and volumetric charges for Nicor and upstream transportation charges.

o     Minimum Annual Bill of $4.35 Million.

(3)   Cinergy Marketing & Trading LLC - Fuel Supply and Management Agreement

o     Additional non-firm capacity above Nicor T&B Agreement Firm MDQ.

o Additional balancing flexibility priced at the lowest rate in the Nicor T&B Agreement.

o Balancing volumes in excess of 241,600 Dth (Summer) or 88,895 Dth (Winter) subject balancing charges in the Nicor T&B Agreement.

Laterals & Interconnections

(4)   Nicor Gas Company - Transportation and Balancing Agreement

o     Nicor to own meter facilities.

o Elwood holds an option to buy out the Nicor T&B Agreement early and purchase the interconnect facilities from Nicor.

o     PGL owns the pipeline serving the Project.

Management Agreement

(5)   Cinergy Marketing & Trading LLC - Fuel Supply and Management Agreement

o     One year primary term.

o Cinergy responsible for acquiring gas commodity and providing fuel management services.

o     Cinergy will manage and administer the Nicor T&B Agreement.

o Monthly reservation fees equivalent to $65,000 June - September; $10,000 October - April.

      Source: Pace.
================================================================================

Elwood will continue to evaluate the competitiveness and reliability of interstate pipeline bypass cases. The Project will use such options to ensure the competitiveness of the Nicor services and the negotiation of more favorable terms in the extension period.

The Fuel Plan will utilize highly liquid natural gas hubs and multiple interstate and intrastate pipeline systems to source natural gas from major U.S. and Canadian natural gas supply basins.


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      Gas Supply

The Project's proximity to the Chicago hub facilitates primary access to natural gas supplied from the following areas: Gulf Coast, Mid-Continent(6), Western Canada Sedimentary Basin ("WCSB"), the Rockies, and to a lesser extent the Permian Basin, and local supply. The Chicago region contains substantial aquifer storage capacity, bringing ample supplies to the region for injections. Through existing interconnections to PGL's 24-inch diameter pipeline and the overall resources of Nicor, as well as potential direct connections to major interstate pipelines (i.e., ANR, APL, NBPL, NGPL, and Vector), the Project or its agent/fuel manager should be able to purchase reliable supplies of natural gas at market-based prices. Under the FMA with Cinergy, delivered natural gas will be priced according to the Midpoint of Gas Daily's Chicago Large End Users daily index plus a $0.04/MMBtu supplier margin.

      Natural Gas Transportation

The T&B Agreement establishes the terms and conditions under which Nicor will provide firm natural gas transportation services and no-notice balancing services that allow the Project to receive delivery of natural gas supplies at hourly rates to meet the peaking requirements.

The T&B Agreement provides Elwood with interstate natural gas supply receipt points delivered from APL, NBPL and NGPL. Although contractually Elwood has transportation service with Nicor, the physical transportation of natural gas is provided by PGL's 24-inch pipeline, which is connected to the interstate pipelines of APL and NBPL.(7) Nicor provides natural gas transportation and delivery services to the Project via a companion agreement with PGL and on substantially the same terms and conditions as the Nicor-Elwood Agreement. As outlined in Exhibit 3, the T&B Agreement provides Elwood with firm natural gas delivery rights for specified daily and hourly terms.

Exhibit 3: Overview of Nicor T&B Transportation Rights
================================================================================

--------------------------------------------------------------------------------
                                                               Maximum Hourly
                        Daily Firm Transportation Rights   Transportation Rights
   Season                         (MMBtu/Day)                  (MMBtu/Hour)
--------------------------------------------------------------------------------
   Summer                          241,600                        15,100
--------------------------------------------------------------------------------
   Winter                          284,400                        17,775
--------------------------------------------------------------------------------

      Source: Pace.
================================================================================

----------

6 The Mid-Continent producing basin is also referred to as the Anadarko/Arkoma Basin.
7 Developed originally to transport synthetic natural gas.


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Natural gas transportation is scheduled for delivery by the fuel manager with daily input from Nicor on the maximum level to deliver from interstate pipelines. Natural gas transportation is firm and subject to the terms of the T&B Agreement and the general terms of Nicor's tariff for retail transportation services. As such, natural gas supplies must be nominated in accordance with Nicor and FERC/GISB guidelines. Elwood's transportation and balancing services provide for up to 16 hours of natural gas supply per day on a no-notice basis.

The PGL system has substantial high pressure receipt capabilities that can support the upstream natural gas requirements of the Project. For example, both APL and NBPL can deliver 600 million cubic feet per day ("MMcf/d") of natural gas into PGL, although PGL's 24-inch line (approximately 650 psig) has an aggregate deliverability of 600 MMcf/d. Under the T&B Agreement executed with Nicor and the companion agreement between Nicor and PGL, Elwood can also utilize NGPL capacity through displacement.

      Fuel Management

Initially, Elwood's fuel management arrangements will be administered by Cinergy. Cinergy has expertise involving financial and physical transactions of natural gas in the Midwest Region. As fuel manager, Cinergy will handle all day-to-day responsibilities for procuring, scheduling, and delivering sufficient natural gas to Nicor and/or PGL to meet the Project's natural gas requirements as well as administering a portfolio of supply and transportation agreements to meet the Project's daily/hourly natural gas requirements, including the T&B Agreement.

NATURAL GAS MARKET ASSESSMENT

The Midwest natural gas market in which the Project will operate offers the required liquidity to execute the Fuel Plan in support of the power marketing strategy in a cost-effective manner. The supply and transportation sectors consist of numerous participants (marketers, interstate pipelines, and producers) that compete to provide services across different natural gas routes in the Midwest Region. The general interconnectivity of the pipeline grid within the Midwest Region coupled with the availability of market area storage services and the Project's access to multiple pipeline systems will help ensure that natural gas is competitively priced and reliable.

      Midwest Gas Supply

      o Pace projects supply availability in the general Midwest Region will exceed demand through the 25-year financing term ("Financing Term").

      o An orderly commodity market exists in North America that enables natural gas buyers to procure natural gas at market clearing prices at numerous locations.

      o Power generators in the Midwest marketplace have access to nearly all major North American producers and natural gas marketing companies.


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      o     Prolific aggregate supplies of natural gas are available for delivery into the Midwest from the following resource areas: Gulf Coast, Permian, Mid-Continent, Rockies, WCSB, Appalachia, and to a lesser extent local production.

      Midwest Gas Transportation and Storage

      o The Chicago hub is the heart of the Midwest natural gas infrastructure. Numerous high-pressure pipeline systems are designed to transport natural gas to or through this market. Numerous parties offer services that leverage access to Chicago receipt liquidity. These entities can provide special hub services to assist customers with balancing their regional natural gas requirements.

      o Market area storage offered by LDCs and interstate natural gas pipelines augments liquidity and seasonal deliverability requirements.

      o New pipeline expansions on NBPL and APL have added up to 2.3 Bcf/d of new deliverability of natural gas into Chicago since 1998.

      o Numerous additional pipeline expansions have been announced recently to optimize natural gas deliveries within the Midwest and to deliver fast-growing Rockies production into the region either directly or through interconnecting pipelines in the Mid-Continent. Over the long term, Pace forecasts significant new capacity expansions into the Midwest.

      Midwest Gas Pricing and Liquidity

      o Midwest natural gas supply markets are liquid and competitive, and provide flexibility and reliability. Each of these characteristics is valuable to the long-term operations of a merchant power project.

      o Because natural gas is so widely traded in the region, prices referenced at the Chicago and Dawn(8) hubs have become the primary market indices for the Midwest.

PRO FORMA MODEL REVIEW

Pace reviewed the fuel-related inputs in the pro forma financial model and makes the following findings.(9)

      o Pace's long-term average annual delivered price to power generators near Chicago is $0.07/MMBtu over the Henry Hub index.

      o The Project's pro forma accurately incorporates Pace's natural gas price forecast.

      o Fuel management costs have been accurately reflected in the pro forma model.

      o Base Case balancing provisions have been accounted for appropriately in the pro forma.

----------

8     Dawn is a gas-trading hub in Western Ontario that provides liquid pricing.
9     Stone & Webster Pro Forma Model, July 19, 2001.


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RISKS AND RISK MITIGATION

      Adequacy of Supply

Risk: Natural gas commodity supply will not be sufficiently available to meet the Project's requirements throughout the Financing Term.

Risk Mitigation: Because of its access to the Chicago hub, the Project has the flexibility to acquire abundant natural gas supplies from numerous sources including the Gulf Coast, Mid-Continent, WCSB, Rockies, Permian, and local production basins. Numerous high-pressure, high deliverability natural gas pipelines interconnect near Chicago and link this market to prolific natural gas reserves in upstream basins. Pace expects, conservatively, that natural gas resources supplied from these basins will exceed the natural gas supplies required for the Project during the initial Financing Term. The extensive development of liquid trading points throughout the U.S. and Canada, and the Midwest's favorable location on the natural gas transportation grid, facilitate inter-basin transfers and flexibility in meeting specific supply requirements.

      Reliability of Transportation Services

Risk: Elwood will not be able to obtain the transportation service reliability necessary to meet the peak hourly dispatch requirements under the executed power sales agreements for the Project.

Risk Mitigation: The Fuel Plan incorporates the flexibility required to adjust to the hourly dispatch requirements of the Project. Pace finds that the executed transportation and balancing arrangements with Nicor and the fuel and fuel management arrangements with Cinergy provide adequate terms and conditions of service to enable Elwood to meet potential variation in load requirements expected by the Project during the intermediate term. Several elements of the Fuel Plan enable Elwood to flexibly respond to off-takers' requests for short-notice power: (1) Elwood maintains a total storage inventory of 725,000 MMBtu or enough natural gas to fuel all 9 turbines at the facility for approximately 50 hours, (2) Elwood can inject/withdrawal up to 181,200 MMBtu/d of natural gas in the Summer and 88,875 MMBtu/d of natural gas in the Non-Summer Period,(10) and (3) Elwood can purchase Requested Authorized Use natural gas from

----------

10 Non-Summer Period comprises the months October, November, December, January, February, March, April, and May. Assuming all 9 units are dispatched at maximum load these provisions provide Elwood with 12 hours of fuel during the Summer and 6 hours of fuel during the Non-Summer Period. Cinergy is obligated to provide Elwood with enough firm natural gas to satisfy the plant's Summer peak day requirements for up to 16 hours on as little as one hour's notice; during the Non-Summer Period Cinergy is only responsible for delivering 88,875 MMBtu/d plus transportation gas under a 4 hour notice period (or enough fuel to operate all 5 Exelon units for no more than 16 hours in a day).


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Nicor if the Project exceeds its firm service and overrun withdrawal rights from storage.(11) Moreover, if transportation reliability is attributable to Cinergy's failure to perform, Elwood has the right to purchase natural gas at reasonable cover costs and be reimbursed through liquidated damages from Cinergy.

In addition to these agreements, PGL's substantial receipt capabilities from APL, Northern Border, and NGPL (via displacement) provide Elwood with redundant access to Chicago hub gas supplies in the event of an upstream mainline disruption on one of the high capacity pipelines.

      Fuel Management

Risk: The existing Fuel Supply and Management Agreement with Cinergy is for a term of one year.

Risk Mitigation: Numerous creditworthy natural gas marketers and suppliers provide bundled natural gas delivery services into the Midwest, particularly at the Chicago hub. As such, by the end of 2001 Elwood intends to solicit proposals for a three to five year natural gas supply and management agreement to replace the current arrangement with Cinergy. Further, Pace concludes that the Project will be able to acquire these services from credit-worthy natural gas marketers at market-based prices upon the expiration of the anticipated 3 to 5 year FMA contract through the end of the Financing Term and beyond.

      Price of Gas Supply

Risk: Delivered natural gas prices into the Midwest market are sustained at current high levels and affect the dispatch of gas-fired units relative to other types of generation.

Risk Mitigation: Elwood's natural gas commodity price risk is fully mitigated because energy payments in the PSAs executed with Exelon and Aquila are based on the same fuel index - Midpoint for Gas Daily's Chicago Large End Users daily index - referenced in the FMA with Cinergy. Hence, the natural gas commodity portion of the Project's fuel cost is effectively passed through under the PSAs.

In addition, while natural gas market prices are not material for Elwood during the term of the PSAs, Pace's outlook is for natural gas prices to fall to more historical levels over the mid-term. Pace expects Henry Hub commodity prices to peak in 2001 and then decline rapidly as the natural gas market moves from a shortage and back into balance. Over the long run, high natural gas prices that are disconnected from prices for other fuels, including coal, distillate, fuel oil, and

----------

11 Elwood has a unilateral right to purchase Requested Authorized Use supplies from Nicor at the higher of (1) Nicor's Gas Cost (2) or the "market price" of gas (the midpoint of the Gas Daily's daily index for Chicago Large End Users on flow day) plus $0.20/MMBtu during the Summer; Elwood requires Nicor's consent, however, to purchase Requested Authorized Use natural gas during the non-Summer period. In addition, Elwood has the flexibility to purchase natural gas from Nicor to cover Forecast Variances and authorized overruns of Elwood's Balancing and Storage Service at negotiated prices.


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more exotic sources of natural gas, such as LNG imports, are unsustainable.
Competing coal technologies suggest a long-term cap on natural gas prices in the $3.50 to $4.00 MMBtu range at the Henry Hub, while LNG imports would cap natural gas prices below this level. Additionally, Pace expects the supply response from recent high natural gas prices, coupled with technologically driven declines in exploration and production costs, and increases in finding rates, will generally increase U.S. productive capacity. Coupled with higher natural gas imports, these supply-side fundamentals will keep real natural gas prices from escalating too high relative to other fuels.


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================================================================================
                              FUEL PLAN ASSESSMENT
================================================================================

Pace's assessment of Elwood's Fuel Plan for the Project is based on a review of the written Fuel Plan and discussions with Elwood's representatives for the Project.(12) The following are key findings related to that review:

      o Gas commodity price risk exposure is fully mitigated through energy payment terms in the executed long-term PSAs. Under payment terms detailed in the PSAs, the Project is reimbursed for the full cost of the natural gas commodity based on the Midpoint of Gas Daily's Chicago Large End Users daily index. Because natural gas is purchased under the FMA using this same index, natural gas commodity costs are a pass-through to Exelon and Aquila. Additional Project costs related to natural gas transportation under the T&B Agreement are not directly reimbursed by the PSAs fuel-related payments.

      o The Fuel Plan is focused on achieving a competitive, market-based natural gas supply while ensuring the reliability required to fulfill hourly dispatch requirements under the PSAs.

      o     Transportation reliability has been assured in the following ways:

      o     Acquiring pressure guarantees from Nicor.

            o Establishing Chicago as the primary receipt point for the Project and thus minimizing upstream capacity risk.

            o Executing a transportation agreement with Nicor that provides firm, no-notice rights that satisfy Elwood's anticipated peak natural gas needs for the Project.

            o Obtaining balancing and storage services that will enable Elwood to meet intra-day natural gas swings on behalf of the Project.

      o Based on its regional experience in competitive Midwest power markets and natural gas markets, Cinergy is highly qualified to provide adequate fuel management and natural gas procurement expertise to match Elwood's natural gas and power dispatch requirements for the Project.

      o     The proposed fuel management costs are reasonable.

      o Cinergy's required communications protocols identified in the executed FMA are appropriate and consistent with industry norms.

      o The Fuel Plan incorporates the flexibility required to adjust to the hourly dispatch requirements of the Project.

      o Elwood intends to secure a 3 to 5 year fuel management agreement upon the expiration of the current agreement with Cinergy in April 2002. This will bring this agreement substantially in line with the term of the existing T&B agreement.

----------

12 "Elwood Fuel Plan - Phase II Development" prepared as part of an August 22, 2000 report to the Elwood Management Committee on the merits of various fuel approaches for the Project.


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      o     Elwood has significant potential leverage to secure competitive supply costs because of its proximity to multiple nearby high-pressure interstate pipelines and the Chicago hub. Pace understands that Elwood is unlikely to renew the existing T&B Agreement under prevailing Phase II terms. Rather, Elwood will continue to negotiate for a cost effective bypass of Nicor or establish more favorable pricing terms for the Project.

MANAGEMENT PLAN REVIEW

Pace finds that the Project's structural organization related to the Fuel Plan is reasonable and consistent with other frameworks for contract and merchant energy management. Pace understands that Elwood will oversee long-term, strategic responsibilities involving fuel arrangements for the Project such as negotiating fuel supply and management agreements with third-parties, determining the kinds of services needed under these agreements, evaluating bypass opportunities to establish direct connections to nearby interstate pipelines, and monitoring fuel-related regulatory and market developments. Day-to-day operational responsibilities (e.g., nominating natural gas and resolving imbalances) will be assigned to an experienced, creditworthy third-party, fuel manager. In performing these duties, the fuel manager is solely responsible for procuring all natural gas on behalf of the Project at market-based indices for delivery into Chicago citygates. Initially, Elwood will employ separate power and fuel managers, however at some point, Elwood may hire a single toller that would be responsible for all fuel arrangements and marketing all of the Project's output.

An overview of Elwood's management structure is illustrated in Exhibit 4.


----------

13 "Elwood Fuel Plan - Phase II Development" prepared as part of an August 22, 2000 report to the Elwood Management Committee on the merits of various fuel approaches for the Project.


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Exhibit 4: Elwood Organization
================================================================================

                      --------------------------------------
                    _            Elwood Energy LLC
                   |  --------------------------------------
                   |                    |
                   |  --------------------------------------
                   |            Elwood Energy LLC
                   |            "Asses Operator"
                   |  --------------------------------------
                   |                    |
    Power          |  --------------------------------------
    Sales      [---|--            Aquila/Exelon
  Agreement        |             "Power Manager"
                   |  --------------------------------------
                   |                    |
 Fuel Supply       |  --------------------------------------
& Management        --    Cinergy Marketing and Trading
  Agreement    [------            "Fuel Manager"
                       --------------------------------------
                                        |
                                        |
                                        |
 [MAP OF     -------------------]  [GRAPHIC OF
 PIPELINES                         POWER PLANT.]
 NEAR PROJECT
  SITE.]                             ELWOOD
                                 Will County, IL
                   [GRAPHIC                        }      Gas arrangements
                     OF GAS     2,42,000 MMBtu/d   } structured to fulfill terms
                      WELL]    Chicago Gas Supply  }          of PSAs

                                               ---------------------------------
                                               Firm transportation and balancing
                                     Nicor --]  services provided under existing
                                                  agreements between Elwood and
                                                          Nicor/Cinergy
                                               ---------------------------------

      Source: Pace.
================================================================================

CINERGY FUEL MANAGEMENT EXPERIENCE AND CAPABILITY

Cinergy is a leading marketer of natural gas within the Midwest Region. The Midwest and contiguous regions are Cinergy's target markets for its financial and physical energy commodities trading business. Cinergy maintains a 24-hour, 7-day per week trading operation. In 2000, Cinergy's non-regulated natural gas sales exceeded $2.4 billion. Cinergy is a creditworthy counterpart; as of January 31, 2001, Cinergy Corp's S&P credit ratings met or exceeded BBB+ for corporate credit, senior unsecured debt, and commercial paper. Gas trading volumes were about 15.3 Bcf/d in 2000.

In addition, Cinergy has the eighth largest electric trading organization in the U.S. The New York Mercantile Exchange's "into Cinergy" hub for Midwest electricity futures trading is the most active in the United States. Cinergy owns, operates or has under development over 21,000 MW of electrical and combined heat and power plant generation. Electric trading volumes equaled 166 million MW hours in 2000.


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FUEL MANAGEMENT REQUIREMENTS

The Project's fuel management requirements are driven by PSA commitments regarding dispatch and contractual arrangements for fuel deliveries.

The key attributes of the PSAs pertaining to fuel requirements are the following:

      o The Project's actual natural gas commodity costs are directly reimbursed in the PSA through an energy payment. The PSA utilizes a daily natural gas price index - the midpoint of Gas Daily's Chicago Large End Users - for determining the reimbursement of fuel commodity costs.

      o Elwood's nine units are fully dispatchable by Aquila and Exelon, within certain limitations:

            o During the Summer Period (as defined in the PSAs) the units can be dispatched with as little as one hour's notice subject to certain conditions.

            o The PSAs obligate both Exelon and Aquila to provide a day-ahead schedule of anticipated dispatch.

            o The Exelon PSA obligates the Project to operate a maximum of 16 hours per day during the Summer Period and 12 hours per day during the Non-Summer Period (as defined in the PSAs). For dispatch during the Summer Off-Peak Period and the Non-Summer Period (as defined in the PSAs), Exelon must provide 4-hours notice. During the Summer Peak Periods, Exelon may provide as little as one hour's notice.

            o The Aquila PSA requires the Project to respond to changes in dispatch during the Summer On-Peak hours with as little as one hour's notice. For dispatch during the Non-Summer Period and the Summer Off-Peak hours, Aquila must provide notice according to the day-ahead schedule.

The Fuel Plan and initial agreements contain the following attributes to enable Elwood to fulfill its obligations under the PSAs as described above:

      o Elwood's Fuel Plan has a "no-notice" capability to meet natural gas dispatch requirements through use of a 725,000 MMBtu market area storage inventory or "bank" under the T&B Agreement.

      o Elwood has secured firm service for its maximum load for up to a 16-hour period on a given day through the T&B Agreement.

      o Under the FMA, Cinergy is obligated to provide a no-notice natural gas supply to the Project based on the Project's maximum output for up to a 16-hour period on a given day.

These agreements are discussed in more detail below.


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INITIAL AGREEMENT REVIEW

Pace has reviewed all key available transportation, supply and energy management agreements executed by Elwood on behalf of the Project. This section summarizes the key clauses in current executed agreements (Exhibit 5).

Exhibit 5: Initial Contract Summary
================================================================================

-------------------------------------------------------------------------------------------------------------------
Contracted   Nicor Gas Company                                      Cinergy Marketing & Trading LLC
Party
-------------------------------------------------------------------------------------------------------------------
Contract     Transportation and Balancing Agreement                 Fuel Supply and Management Agreement
Type
-------------------------------------------------------------------------------------------------------------------
Contract     Primary Terms: 5/01/01-9/30/04 for Phase I (Units      May 1, 2001 to April 30, 2002
Term         1-4) and 5/1/01-5/31/06 for Phase II (Units 5-9).
             Elective Extensions: 10/1/04-3/31/06 for Phase I
             Units and 6/1/06-3/31/11 for Phase II Units.
             Jointly, terms for Phase I and Phase II Units can
             be extended from 04/01/06 to 03/31/11.
-------------------------------------------------------------------------------------------------------------------
Volume       Max. Daily Contract Quantity Summer = 241,600          Max. Daily Quantity Summer = 362,400 Dth/d
             Dth/d                                                  (241,600 firm and 120,800 non-firm)
             Max. Daily Contract Quantity Non-Summer =              Max. Daily Quantity Non-Summer = 426,600
             284,400 Dth/d                                          Dth/d (213,300 firm and 213,300 non-firm)
             Max. Hourly Quantity Summer = 15,100 Dth/hr            Max. Hourly Quantity Summer= 15,100
             Max. Hourly Quantity Non-Summer = 17,775               Dth/d
             Dth/hr                                                 Max. Hourly Quantity Non-Summer = 17,775
                                                                    Dth/d
-------------------------------------------------------------------------------------------------------------------
Balancing    Nicor provides no-notice balancing service on a        Competitive balancing services. Elwood
             firm basis. Service may be reduced during              pays Nicor $0.05/MMBtu up to the Forecast
             Critical Days on Nicor's system or when heating        Variance listed below:
             degree-days exceed 60. Balancing charges               Forecast Variance Summer = 241,600 Dth
             increase with variance level. Firm variance            Forecast Variance Non-Summer = 88,895
             quantities differ by season, as follows:               Dth
             Max. Balancing Service Account Balance =
             725,000 Dth
             Max. Firm Balancing Quantity Summer = 181,200
             Dth
             Max. Firm Balancing Quantity Non-Summer =
             88,875 Dth
-------------------------------------------------------------------------------------------------------------------
Pricing      Includes summer reservation fees for                   Monthly Fuel Manager Fee of $65,000
             transportation and balancing on Nicor and year-        (Summer) and $10,000 (Winter).
             round reservation charge for transportation on         Gas Priced at Gas Daily  Midpoint Citygate
             upstream pipelines. Volumetric transportation,         price (Chicago LDC's, large end users) plus
             storage and balancing charges apply year-round.        $0.04 per MMBtu. Variable balancing
             Contract specifies minimum annual bill                 charges may also apply.
             requirements.
-------------------------------------------------------------------------------------------------------------------
Other        Gas must come from NBPL, NGPL or APL.                  Cinergy obligated to procure, schedule and
             Elwood has options to purchase Nicor equipment         deliver to Nicor and/or PGL volumes
             in order to connect directly with interstate           sufficient to meet Elwood's natural gas
             pipelines and to buy out the contract early.           requirements and to manage and administer
                                                                    the T&B Agreement.
-------------------------------------------------------------------------------------------------------------------

================================================================================


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The T&B Agreement secures the Project's interconnection to the interstate pipeline grid through Nicor's intrastate system. Nicor interconnects upstream to NBPL, NGPL and APL. The Project will also have access to natural gas and storage from PGL. The contractual arrangements under the Fuel Plan include the necessary flexibility to buy out the interconnect facilities and T&B Agreement from Nicor and pursue alternative transportation arrangements, if market fundamentals make such options economic. The supply and transportation portfolio will be reviewed periodically by the fuel manager and modified as necessary to ensure cost competitiveness and reliability.


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================================================================================
                      MIDWEST NATURAL GAS MARKET ASSESSMENT
================================================================================

This section presents an analysis of the Midwest natural gas commodity and transportation markets relevant to the Project. The market analysis is divided into the following subsections:

      o     Key Findings

      o     Midwest Gas Market Structure

      o     Regional Transportation Infrastructure

      o     Assessment of Transportation Services

KEY FINDINGS

      Midwest Natural Gas Market Structure

            Supply

      o The Midwest market has access to all major producing basins in North America. These include the Gulf Coast, Permian, Mid-Continent, Rockies, WCSB, Appalachian basins, and to a lesser extent local production.

      o The Midwest Region's linkage by interstate pipelines to all major North American gas basins provides assurance of long-term access to supply. That supply historically has originated predominantly from the Gulf Coast, Mid-Continent, Permian and Western Canadian basins. Pace forecasts an increased reliance on Canadian supplies and incremental volumes from the Rocky Mountain region between 2001 and 2030 (the "Forecast Period").

      o Midwest customers have access to nearly all leading producers and natural gas marketing companies in North America.

      o Pace projects natural gas supply availability to surpass demand throughout the Financing Term.

            Demand

      o The Midwest constitutes approximately 21 percent of total U.S. natural gas consumption. Illinois, Michigan and Ohio represent 70 percent of this consumption. Residential and commercial/industrial loads have historically accounted for about 39 and 38 percent of this consumption, respectively.

      o Aggregate demand is highly seasonal, with strong wintertime peaks to meet space heating requirements and dramatic dips during the non-heating season. Demand swings above 600 Bcf/month during peak winter periods and can fall below 200 Bcf/month during the non-heating season.


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      o     The Midwest Region has historically had one of the lowest ratios of power generation by natural gas of any U.S. region. In 1999, for example, natural gas constituted only 20 percent of the fuel used by electric utilities. That ratio is increasing as economic and environmental requirements make natural gas the primary fuel for new power generation.

      o Pace projects natural gas-fired power generation demand to increase significantly during the Forecast Period, from 362 MMcf/d in 2000 to 1,500 MMcf/d in 2004, 2,500 MMcf/d in 2010, 4,500 MMcf/d in 2020,
            and 5,800 MMcf/d in 2030.

            Pricing and Liquidity

      o The region is the focus of increasing competition and natural gas market activity. Chicago has developed as a major downstream hub and liquid pricing point; nearly 3 Bcf/d of gas transactions took place at the Chicago hub during a typical day in 2000. Growing regional demand for natural gas, coupled with additional pipeline capacity, has fostered a robust liquid market for short and mid-term natural gas transactions in the Midwest.

      o Because gas is so widely traded in Chicago, transactions based on "Chicago index" plus some premium are commonplace.

      o Pace forecasts the average annual Chicago citygate basis to be approximately $0.07/MMBtu above natural gas commodity prices reported at the Henry Hub throughout the Forecast Period.

      o Additional key pricing points include the Northern interconnect at Ventura, Viking at Emerson, large LDC citygates in Michigan, and Columbia Gas Transmission in the Appalachian sub-region. Pace forecasts prices at Ventura and Emerson to fall approximately $0.15/MMBtu to $0.25/MMBtu below Chicago, while prices at Michigan citygates and off Columbia Gas Transmission will range from $0.10/MMBtu to $0.15/MMBtu above Chicago citygate prices.

      Regional Transportation Infrastructure

      o While localized constraints exist, the Midwest Region natural gas market is characterized by excess pipeline capacity and comparatively low utilization rates on key pipelines. Since 1998, two large-scale pipeline expansions accounting for more than 2 Bcf/d have been placed into service to serve this market - APL and the NBPL Expansion - and other projects have been proposed.

      o Historically, the value of transportation capacity has remained significantly below maximum tariff rates and this trend is likely to continue. Basis between the Henry Hub and Chicago hub will generally remain in the $0.00 to $0.10/MMBtu range, while climbing only marginally at other regional trading points.


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      o     Large quantities of primary capacity rights are becoming available as existing contracts expire and "turnback capacity" is made available to new shippers. Key pipelines in this regard include ANR, CMS Panhandle Eastern Pipeline Company ("PEPL"), Great Lakes Gas Transmission ("Great Lakes"), NGPL, Northern Natural Gas Company ("NNG"), and Columbia Gas Transmission.

      o The Midwest Region provides a robust secondary capacity release market where capacity trades significantly below maximum tariffs. Cumulative, short-term capacity trades last year exceeded 8.7 Bcf/d on ANR, 1.1 Bcf/d on NGPL, and 1.0 Bcf/d on Panhandle.

      o The Midwest Region has the largest working gas storage capacity of any region, with daily deliverability exceeding 43 Bcf. Both interstate pipelines and LDCs own and offer storage services. These services are being restructured to more specifically address the peaking and balancing requirements of private power generators. The largest natural gas storage-holding states are Michigan, Illinois, West Virginia and Ohio. Nearly 147 Bcf of incremental storage capacity has been proposed recently in the Midwest.

      o Unbundling transportation services for small-volume LDC customers will intensify the trend toward shifting primary capacity rights on interstate pipelines from LDCs to marketers and large-volume customers. The result will be more efficient optimization of pipeline capacity and continued downward pressure on the value of interstate capacity.

      Assessment of Nicor and PGL Transportation Services

      o Together, Nicor and PGL have access to multiple market hubs and basins through interconnections with major interstate pipelines - APL, ANR, NGPL, NBPL, NNG, Midwestern Gas Transmission Company ("Midwestern") and PEPL - enabling them to deliver Gulf Coast, WCSB, Rockies, Mid-Continent, Permian, and local supply.

      o Provisions in the balancing services offered by Nicor will enable Elwood to obtain the flexibility required to meet variable dispatch loads. Nicor can provide this flexibility through its ownership of seven market-area underground storage facilities.

      o Pressure and deliverability on PGL's 24-inch line are sufficient to meet Elwood's fuel requirements for the Project.

      o Through the T&B Agreement Nicor will provide firm service to meet Elwood's contracted energy output under the executed long-term PSAs with Exelon and Aquila for the Project.

MIDWEST GAS MARKET STRUCTURE

Pace's assessment of the overall market place for gas-fired generators and other gas consumers in the Western region focuses on the following components:

      o Supply Assessment - Natural gas supplied to the Midwest Region will exceed demand within the region because of the Midwest Region's access to multiple supply basins with abundant resources.


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      o     Demand Assessment - Natural gas demand from power generators in the
            Midwest Region will rise from 3 to 22 percent of the region's total annual natural gas consumption during the Forecast Period.

      o Liquidity and Pricing - The Midwest Region has access to numerous natural gas supply sources as well as high demand downstream markets, creating liquid term and spot trading.

A combination of these market fundamentals and the continuing development of competitive energy markets will foster the further development and continuation of a liquid, short-term market for gas supply in the Midwest Region.

      Supply Assessment

The Midwest Region has a limited indigenous natural gas resource base and therefore produces only a fraction of its own supply. Numerous major interstate pipelines, however, traverse the region providing Midwestern natural gas users access to virtually all major North American production basins, including the Gulf Coast, Mid-Continent, WCSB, Rockies, Permian, and the Appalachian. Consequently, the Midwest Region is one of the most liquid natural gas trading areas in North America.

      Resources and Production Trends

Due to its limited indigenous natural gas resource base, the Midwest Region relies extensively upon natural gas supply basins in the Southwestern and Western United States as well as Western Canada. Exhibit 6 illustrates the principal natural gas supply basins serving the Midwest Region.

----------

14 The Mid-Continent producing basin is also referred to as the Anadarko/Arkoma Basin.


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Exhibit 6: Sources of Natural Gas Supply
================================================================================

                               MAP OF PRINCIPAL
                      NATURAL GAS SUPPLY BASINS SERVING
                             THE MIDWEST REGION.

      Source: Pace and RDI.
================================================================================

According to the Potential Gas Committee ("PGC"), the major basins supplying the Midwest Region have over 830 Tcf of potential natural gas resources. Exhibit 7 presents PGC's estimates of the resource base for each of the natural gas supply basins accessible to the Midwest Region.


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Exhibit 7: Natural Gas Resource Base Accessible to the Midwest Region
--------------------------------------------------------------------------------

                                  Resource Estimate
    Basin/Source                        (Bcf)                Percent of Total
--------------------------------------------------------------------------------
    Mid-Continent                      70,164                     8.45%
--------------------------------------------------------------------------------
    Gulf Coast Basin
--------------------------------------------------------------------------------
     Onshore                          105,358                    12.68%
--------------------------------------------------------------------------------
     Offshore                         113,433                    13.65%
--------------------------------------------------------------------------------
     Subtotal                         218,791                    26.34%
--------------------------------------------------------------------------------
    Appalachian Basin
--------------------------------------------------------------------------------
     Onshore                           41,050                     4.94%
--------------------------------------------------------------------------------
     Coalbed                           12,945                     1.56%
--------------------------------------------------------------------------------
       Subtotal                        53,995                     6.50%
--------------------------------------------------------------------------------
    Michigan Basin                      6,035                     0.73%
--------------------------------------------------------------------------------
    Illinois Basin
--------------------------------------------------------------------------------
     Onshore                            5,360                     0.65%
--------------------------------------------------------------------------------
     Coalbed                            2,137                     0.26%
--------------------------------------------------------------------------------
       Subtotal                         7,497                     0.90%
--------------------------------------------------------------------------------
    Rocky Mountain Area
--------------------------------------------------------------------------------
     Onshore                          125,487                    15.11%
--------------------------------------------------------------------------------
     Coalbed Methane                   58,604                     7.05%
--------------------------------------------------------------------------------
       Subtotal                       184,091                    22.16%
--------------------------------------------------------------------------------
    Permian                            39,169                     4.71%
--------------------------------------------------------------------------------
    Western Canadian
    Sedimentary Basin                 251,000                    30.21%
--------------------------------------------------------------------------------
    Total Midwest Market              830,742                   100.00%
--------------------------------------------------------------------------------

      Source: Potential Gas Committee.
================================================================================

            Reserves

Of the supply basins accessible to the Midwest Region, the Appalachian Basin, Rocky Mountain Area, and WCSB generally have higher reserve/production ("R/P") ratios than the Lower 48 average, as shown in Exhibit 8.(15) The lower R/P ratios in the Gulf of Mexico are representative of a mature production basin with sophisticated management practices that do not require a large proven reserve base to maintain annual production levels. A developing basin, such as the Rockies, will experience a higher R/P ratio as drilling and production practices progress.

----------

15 The R/P ratio is a measure in years of the existing volume of proved reserves divided by the current production per year expressed as follows: R/P ratio (years) = Proved Reserves (Bcf) / Current Production (Bcf/yr). It is a very rough measure since the amount of wellhead deliverability will typically decline as reserves are drawn down.


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Exhibit 8: North American Natural Gas Reserves and Production, 1999
================================================================================

                      GRAPH OF RESERVE/PRODUCTION RATIOS
                     FOR SUPPLY BASINS ACCESSIBLE TO THE
                                MIDWEST REGION.

      Source: U.S. EIA and Statistics Canada.
================================================================================

Pace views the current R/P ratios as a sign of a competitive natural gas supply sector and not an indication of scarcity. Based on independent estimates of North American gas resources, Pace expects sufficient natural gas supply to be available to the Project throughout the Financing Term.

            Production

Production within the Midwest Region is concentrated in the Michigan and Illinois Basins. Overall, Midwest production accounts for only 14 percent of current annual regional consumption. The remainder of this section examines activity in the gas supply basins outside the Midwest Region and their future production potential.

Gulf Coast - The Gulf Coast is the most important producing region in North America. In 1998, total Gulf Coast production of 8.8 Tcf represented over one third of North American production. Many new fields have been added during the 1990s to replace depleting fields and the region is currently faced with the challenge of maintaining and developing sufficient natural gas transportation infrastructure to bring natural gas from new, discovered fields.

As the second largest U.S. supply basin, the Onshore Gulf Coast accounts for 18 percent of total Lower 48 production. In 1998, the region produced 3.4 Tcf, more than any other onshore region.


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Unlike many other supply regions, the Gulf Coast Onshore has access to an abundance of interstate and intrastate pipeline capacity to move natural gas from the wellhead to market.

Because production decline rates from new wells average 10 to 20 percent per year, new fields must constantly be found to replace depleting fields. Looking ahead, Pace expects a high degree of exploration activity to continue in this region. Exploration and development innovations, such as horizontal drilling, multilateral completions, optimization of well locations via 3-D seismic technology and monitoring-while-drilling will be instrumental in boosting the region's production levels and reducing finding and production costs.

Included as part of the Gulf Coast onshore, the East Texas basin is comprised of Northern Louisiana and parts of Northeast Texas. Production from this basin accounts for approximately 5 percent of total Lower 48 supplies. One-half of East Texas's production and reserves are in just five fields: Carthage, Oak Hill, Willow Springs, Whelan, and Hawkins. In recent years, this region has been one of the few onshore regions to register substantial new fields, including at least 550 Bcf of reserves recently found in the Cotton Valley Lime reef.

Gulf Coast onshore and offshore production levels began to fall in 1997, with declines continuing into 1998 and 1999. With large initial production rates and decline rates of 10 to 20 percent a year, offshore wells have high net present values and relatively quick payouts. However, a slow down in drilling, as occurred in 1998 and 1999, will result in significant production declines, which requires a recovery in drilling to reverse. This effect has contributed to the current high price environment, although this year's drilling recovery in response to the high market price will ultimately lead to increased production and a downward price correction closer to the long-run cost of production.

The deep waters of the Gulf of Mexico supply an increasing share of Gulf Coast production. Deepwater wells produce at very high rates (30-100 MMcf), and recent drilling added over 100 Bcf of production in 1997 and 179 Bcf in 1998. Also, due to high initial flow rates, fewer wells need to be drilled to replace depleted reserves and maintain strong production growth. The deep offshore currently accounts for over 500 Bcf per year of production. For the time being, further production growth is limited by the lack of an adequate offshore gathering infrastructure to bring the natural gas ashore. As more infrastructure is added, Pace expects total offshore production to grow from 4.9 Tcf currently to almost
5.9 Tcf by 2010.

Mid-Continent - This region includes three of the ten largest natural gas fields in the Lower 48 States, and accounts for 13 percent of total Lower 48 supplies. A sharp decline in Oklahoma's productive capacity occurred during the 1990s and is expected to continue to decline at a rate of 2 to 3 percent per year. Production for the region as a whole is declining gradually as existing natural gas fields are depleted. Output gains through drilling and further exploration are needed to maintain Anadarko/Arkoma production. Mobil and Anadarko Petroleum have planned to jointly exploit deeper horizons in Hugoton, the second largest natural gas field in the Lower 48 states. The Hugoton field is located in western Kansas, parts of Oklahoma, and the Texas


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Panhandle. Production has been declining gradually, and well completions remain low compared to 1997 levels.

Permian - The Permian basin produces approximately 8 percent of Lower 48 natural gas supplies with a majority of deliveries staying within the South Central region. One third of Permian basin production had historically been shipped to California, but it is being replaced by stiff competition from other basins. These volumes are now being delivered to Gulf and Texas pipelines to serve more eastern natural gas markets. Permian natural gas production has continued to decline throughout the decade. However, Pace expects improvements in seismic technology and drilling methods to revive production in the basin. For example, an aggressive campaign is currently underway to develop the Val Verde area.

Rocky Mountain - Rocky Mountain production represents approximately 12 percent of total Lower 48 supply and is largely untapped. The region is diverse and complex with many low permeability formations. Federal tax credits, to be phased-out by 2002, have made coalbed methane gas an important and growing facet of Colorado gas production. Pipeline expansions into the Midwest and West will bring increasing amounts of inexpensive Rocky Mountain supply to large markets in these regions. The Rocky Mountain basin is the fastest growing producing region in the U.S., regardless of any obstacles the region faces from expiring coalbed methane tax credits, saturation of Western markets, and the capital expense of building additional pipeline capacity.

Rocky Mountain natural gas production grew from less than 100 Bcf per month in 1990 to almost 160 Bcf per month by the end of 1999. Historically, natural gas production in this area has been restricted by the area's take-away capacity, or the ability to move natural gas out of the region. The increase in production reflects the expansion of the take-away capacities. After a slump in 1999 due to low prices, the rig count recovered to over 80 by the summer of 2000. This biggest constraint on low cost Rocky Mountain natural gas production is the amount of exporting pipeline capacity.

WCSB - Canadian natural gas resources are located across the western provinces of British Columbia, Alberta, and Saskatchewan. Canadian imports have increased sharply in response to a number of market-oriented regulation changes. The 1985 Agreement on Natural Gas Markets and Prices, which allowed for market-oriented pricing, was followed two years later by a market-based change in procedure to determine export volumes to the U.S. The U.S.-Canadian Free Trade Agreement ("CFTA") of 1988 also encouraged Canadian exports by prohibiting most trade restrictions on energy products. Production costs in the WCSB area have been relatively low, resulting in a lower regional natural gas price. However, with APL connecting the additional WCSB natural gas resources to the U.S. market, the local natural gas price has tended to increase in response to a higher U.S. market price.

WCSB production accounted for 23 percent of total North American production in 1999. An R/P ratio of 10.5 indicates that production in this area can be increased to feed expanding pipelines serving the Midwest and Eastern U.S. markets. Canadian exports are expected to


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exceed 4 Tcf by 2005 due to a variety of pipeline expansion projects in both the
U.S. and Canada.

            Gas Basin Flows

Historically, most natural gas imported into the Midwest Region has flowed from the Gulf Coast and Mid-Continent. During the past decade, however, Canadian deliveries into the Midwest Region have significantly increased. As discussed above, Michigan and Appalachia are regional sources that also contribute to local supply. Pace estimates that approximately 67 percent of natural gas flowing into the Midwest has been supplied from the Gulf Coast and Mid-Continent supply areas, and 28 percent has been from Canada. The remainder has originated primarily in the Rocky Mountains and the Permian basin.

Pace expects the Midwest Region's reliance on Canadian supplies to increase in the near-term and remain at elevated levels from historical amounts. Pace projects aggregate Canadian imports into the Midwest to grow between 1.0 to 1.3 percent annually from 2001 through 2015 to balance the region's natural gas demands, particularly from the power generation sector. Canadian export capacity into the U.S. Midwest exceeded 5.2 Bcf/d at the end of 2000. Estimates by Natural Resources Canada show that about 50 percent of the growth in Canadian export volumes between 2000 and 2010 will be attributed to deliveries into the U.S. Midwest.(16)

      Demand Assessment

Current U.S. natural gas consumption exceeds 20 Tcf per year.(17) Most industry forecasters expect natural gas consumption to grow to 30 Tcf between 2015 and 2020 depending on assumptions about economic growth, fuel prices, production trends and deregulation in the power industry. Pace forecasts natural gas demand of 30 Tcf by 2016.(18) Excluding lease and plant fuel, demand from the power sector accounts for 37 percent of consumption by 2020, compared to 21 percent in 2000. The compound annual growth rate of power sector demand over this period averages 5.2 percent.

Other sectors grow less robustly. Residential natural gas consumption increases
1.4 percent annually, from 4.8 to 6.3 Tcf by 2020. Commercial consumption grows
1.3 percent annually, from 3.1 to 4.1 Tcf, and industrial consumption grows 1.0 percent annually, from 8.2 to 10.0 Tcf by 2020.

Exhibit 9 illustrates Pace's long-range natural gas demand forecast by sector for the Lower 48.

----------

16    Canadian Natural Gas Market Review and Outlook, Natural Resources Canada,
      2000.
17 This section refers to total natural gas demand as the sum of residential, commercial, industrial, and power generation sectors.
18 When including natural gas consumption for plant and lease fuel, Pace's demand forecast reaches 30 Tcf by 2012.


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Exhibit 9: Forecast of Lower 48 Natural Gas Demand by Sector (Bcf/yr)
================================================================================
                     GRAPH ILLUSTRATING PACE'S LONG-RANGE
                    NATURAL GAS DEMAND FORECAST BY SECTOR
                    FOR THE LOWER 48 STATES (THROUGH 2030).

      Source: Pace.
================================================================================

Demand for natural gas will grow significantly in the Midwest over the next two decades. Total natural gas demand for the region is projected to rise from 4.7 Bcf/yr in 2000 to 7.7 Bcf/yr in 2020. Over this same period power generators located in the Midwest are expected to increase their share of the area's total annual gas consumption from 3 percent to 22 percent. The residential, commercial and industrial sectors are expected to increase by approximately 1.4 percent annually throughout the Forecast Period. Pace's projection of Midwest demand growth is shown in Exhibit 10.


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Exhibit 10: Forecast of Midwest Gas Demand by Sector (Bcf/yr)
================================================================================
                    GRAPH ILLUSTRATING PACE'S PROJECTION OF
                       MIDWEST GAS DEMAND THROUGH 2030.
      Source: Pace.
================================================================================

      Pricing and Liquidity Assessment

The Midwest is characterized by a strong correlation between market-area and Henry Hub natural gas prices, and increasing market liquidity. Chicago is by far the most liquid market, averaging nearly 3 Bcf/d in average volumes. Chicago's significance has intensified since the commencement of APL's commercial operations in December 2000. APL is also likely to reduce the basis differential of Western Canadian supply, which is already approaching zero. Other high-volume trading points in the Midwest include the interconnect points of Northern at Ventura, Viking at Emerson, and the Michigan LDC citygates of Michigan Consolidated Gas and Michigan Consumers Energy. The latter two LDCs are referenced cumulatively in the exhibits below as "Michigan Citygates."

      Midwest Market Prices

The Midwest natural gas market has a number of active liquid trading points, as illustrated in Exhibit 11.


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Exhibit 11: Midwest Trading Points
================================================================================
                                   MAP SHOWING MIDWEST
      Source: Pace.                  TRADING POINTS.
================================================================================

      Pricing Determinants and Differentials

Key factors driving natural gas prices in the Midwest are:

      o Increased market competition and continued access to all of North America's producing regions.

      o     Increased flow of Canadian supply at competitive prices.

      o     Increased flow of Rocky Mountain supply at competitive prices.

      o     Ability of supply to surpass demand throughout the Forecast Period.

      o Less excess pipeline capacity and competition in the Appalachian sub-region, reflecting higher projected prices at the TCO Pool.

      o Less liquidity and competition at Michigan Citygates than at Chicago, reflecting the consistently higher differential in Michigan.

      Midwest Points

Trends toward greater gas-on-gas competition and gas-fired generation increases have led to the development of liquidity in several Midwest locations. Of primary importance:

      o APL, coincident with incremental capacity to move natural gas from APL to eastern markets, will further enhance Chicago-area liquidity.


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      o     Liquid Chicago-area pricing points are relied upon for a significant portion of natural gas contracts in the Midwest.

      o Published Chicago-area indexes such as Gas Daily and Inside F.E.R.C.'s Gas Market Report exhibit a strong correlation to natural gas prices at Henry Hub. Natural gas differentials between the Henry Hub and Chicago, however, have been extremely volatile and weather-driven on a short-term basis during peak winter seasons.

      o Liquidity at Northern Border's Ventura interconnect and other Midwest pricing points has increased, resulting in high volumes traded on the spot market.

      o Large-volume purchases at Michigan LDC citygates sometimes exceed Chicago-area volumetric transactions and serve as an alternate pricing point.

Exhibit 12 illustrates the correlation between a daily-published Chicago index and the price at Henry Hub. Prices at these two liquid trading centers are highly correlated.(19)

Exhibit 12: Chicago and Henry Hub Gas Prices
================================================================================
                   GRAPH SHOWING THE CORRELATION BETWEEN A
                   DAILY-PUBLISHED CHICAGO INDEX AND THE GAS
                 PRICE AT HENRY HUB FROM JANUARY 2000 AND MAY
                                    2001.
      Source: RDI's GasDat.
================================================================================

----------

19 Analysis of the relationship between daily spot prices over the past eighteen months at the Henry Hub and Chicago-LDC's, large end users indicates an R-squared of 0.969. That is, 96.9 percent of the variance in pricing at Chicago is explained by price variance at the Henry Hub.


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      Midwest Trading Volumes

Gas Daily defines a highly liquid pricing point as having Monthly Contract Index trade volumes in excess of 200,000 MMBtu/d, while volumes under 25,000 MMBtu/d characterize low liquidity. The Monthly Contract Index table is published in Gas Daily on the first business day of each month. The indexes, which are volume-weighted average costs of natural gas, are calculated from data collected during bid week. Monthly contract indexes do not change after they have been set. The Daily Price Survey lists price ranges for packages of spot gas of about 5 MMcf/d, with many larger and some smaller packages.

Historically, marketed volumes based on the Chicago Large End-Users and Michigan Citygates indices have demonstrated a high degree of liquidity. In fact, monthly traded volumes for natural gas purchased in markets defined by these indices have equaled about 2.5 Bcf/d typically or about ten times the high liquidity threshold.(20) As a pricing point becomes more liquid, up to one-half of the volumes traded on the spot market are not physically flowing through the point. Paper trades account for these additional volumes. Exhibit 13 shows volumes of natural gas, as reported by Gas Daily, traded under the monthly contract index price for a given month at various Midwest liquid-trading points.

----------

20 The fuel price indices referenced in the PSAs and the FMA are based on daily midpoint of Gas Daily's Chicago Large End Users index not the month contract index price.


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Exhibit 13: Monthly Contract Index Volumes Traded in the Midwest ('000 MMBtu/d)
================================================================================

-------------------------------------------------------------------------------------------------
                              Chicago-
               Henry          LDCS, Large      Michigan     ANR ML-7         Viking       Dawn,
Flow Date      Hub            End-Users        Citygates    (Entire Zone)    (Emerson)    Ontario
-------------------------------------------------------------------------------------------------
Jun-99         3,384          2,691            2,946        434              69           145
-------------------------------------------------------------------------------------------------
Jul-99         3,225          3,481            3,634        547              47           628
-------------------------------------------------------------------------------------------------
Aug-99         3,916          3,542            3,349        275              24         1,540
-------------------------------------------------------------------------------------------------
Sep-99         3,967          2,856            3,164        759              56           651
-------------------------------------------------------------------------------------------------
Oct-99         3,464          2,938            3,430        668              81           758
-------------------------------------------------------------------------------------------------
Nov-99         3,444          2,939            3,879        509              44           955
-------------------------------------------------------------------------------------------------
Dec-99         3,378          3,244            3,978        560              90           996
-------------------------------------------------------------------------------------------------
Jan-00         2,767          2,051            2,363        424              25           324
-------------------------------------------------------------------------------------------------
Feb-00         2,643          2,868            3,140        638             155           906
-------------------------------------------------------------------------------------------------
Mar-00         3,276          2,752            2,333        437               5           531
-------------------------------------------------------------------------------------------------
Apr-00         2,297          2,405            2,434        372              12           555
-------------------------------------------------------------------------------------------------
May-00         3,432          2,623            1,992        525              12           766
-------------------------------------------------------------------------------------------------
Jun-00         1,980          2,451            1,317        225               5           440
-------------------------------------------------------------------------------------------------
Jul-00         2,787          2,022            1,403        206               5           301
-------------------------------------------------------------------------------------------------
Aug-00         1,886          1,896            1,199        231               5           135
-------------------------------------------------------------------------------------------------
Sep-00         2,311          2,024            2,120        563              41           231
-------------------------------------------------------------------------------------------------
Oct-00         1,799          1,725            1,704        435               5           246
-------------------------------------------------------------------------------------------------
Nov-00         2,366          1,531            1,627        552               5           450
-------------------------------------------------------------------------------------------------
Dec-00         2,103          2,481            2,687        645               0           714
-------------------------------------------------------------------------------------------------
Jan-01         1,776          1,753            1,252        120               5           643
-------------------------------------------------------------------------------------------------
Feb-01         1,527          1,195            1,599        200             100           300
-------------------------------------------------------------------------------------------------
Mar-01         1,560          1,357            2,330        526              55           366
-------------------------------------------------------------------------------------------------
Apr-01         1,365          1,906            3,160        498              99           579
-------------------------------------------------------------------------------------------------
May-01         1,718          1,326            2,188        471              18           353
-------------------------------------------------------------------------------------------------
Average        2,599          2,336            2,468        451              40           563
-------------------------------------------------------------------------------------------------

      Note: Michigan Citygates equals the sum of Michigan-MichCon and Michigan-Consumers Energy index volumes.

      Sources: Pace and RDI's GasDat.
================================================================================

On the daily market, Chicago Large End-Users and Michigan Citygates pricing points continue to have the highest liquidity of points in the Midwest. Exhibit 14 illustrates daily volumes traded at designated liquid points between January 2000 and May 2001, as reported by Gas Daily. Daily volumes reported by Gas Daily at the Chicago Large End Users index averaged about 2,000,000 MMBtu/d during this period or nearly ten times the Project's estimated peak day summer natural gas requirements.


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Exhibit 14: Daily Volumes at Relevant Midwest Liquid Trading Points ('000
MMBtu/d)
================================================================================
                  GRAPH ILLUSTRATING DAILY VOLUMES TRADED AT
                    RELEVANT MIDWEST LIQUID TRADING POINTS
                      BETWEEN JANUARY 2000 AND MAY 2001.
      Source: RDI's GasDat.
================================================================================

REGIONAL TRANSPORTATION INFRASTRUCTURE

The three primary pipeline corridors into the Midwest are the Gulf Coast, Mid-Continent and Western Canada. Secondary natural gas routes are represented by the Rocky Mountain, Permian, and Appalachian basins. The key pipelines constituting these corridors are listed below:

      Midwest Pipeline Infrastructure

            1)    Gulf Coast Corridor:
                  o     Natural Gas Pipeline Company of America
                  o     CMS Trunkline Gas Co. o Midwestern Gas Transmission Co.
                  o     Texas Gas Transmission Corp.
                  o     ANR Pipeline Company
                  o     Texas Eastern Transmission Corp.


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            2)    Mid-Continent Corridor:
                  o     Natural Gas Pipeline Company of America
                  o     ANR Pipeline Company
                  o     CMS Panhandle Eastern Pipeline Co.
                  o     Northern Natural Gas Co.

            3)    Western Canadian Corridor:
                  o     Northern Border Pipeline Company
                  o     Alliance Pipeline Company
                  o     Great Lakes Gas Transmission

            4)    Rocky Mountain Corridor:
                  o     Colorado Interstate Gas Co.
                  o     Trailblazer Pipeline Co.

            5)    Permian Corridor:
                  o     Natural Gas Pipeline Company of America
                  o     Northern Natural Gas Co.

            6)    Appalachian Corridor:
                  o     Columbia Gas Transmission Corp.
                  o     Dominion Transmission Inc.

The main gas transportation routes or pipeline corridors serving the Midwest market are illustrated in Exhibit 15.

Over the past several decades, Chicago has grown into a major natural gas market hub. The Chicago hub offers diverse, convenient and efficient access to premium markets for both natural gas buyers and sellers with direct connections with six major interstate pipelines including ANR, NGPL, NBPL, NNG, Midwestern, and PEPL. Energy service providers are offering a host of services at the Chicago hub including interruptible transportation, parking, loaning, wheeling and balancing.


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Exhibit 15: Midwest Region Pipeline Corridors
================================================================================
                   MAP OF THE GAS TRANSPORTATION ROUTES OR
                    PIPELINE CORRIDORS SERVING THE MIDWEST
                                    MARKET.
      Source: Pace and RDI.
================================================================================

      Expansion Overview

Pursuit of higher netback prices for producers and stronger than expected demand growth in electric generation has led to substantial expansion of the pipeline grid to and from the Midwest.(21) Several expansion projects either have been recently completed or are under way and will increase pipeline deliverability into the Midwest Region, particularly from Western Canada and the Rocky Mountains. Producers in these supply regions are likely to realize higher commodity prices as a result of improved deliverability to natural gas markets. If all planned projects are completed, deliverability to the Midwest will increase by more than 3 Bcf/d, fostering the availability of natural gas supplies at the Chicago hub. Pace believes that the overall incremental gas capacity brought into the Midwest Region exceeds outflows; consequently, the majority of proposed pipeline expansion projects in the Midwest Region are targeted at delivering natural gas downstream of Chicago. Exhibit 16 illustrates announced inter and intra-regional pipelines for the Midwest.

----------

21 Netback Price: The effective wellhead price to the producer of natural gas, based on the downstream market price for the natural gas less the charges for delivering the gas to market.


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Exhibit 16: Announced Midwest Pipeline Expansions
================================================================================

                 MAP OF ANNOUNCED MIDWEST PIPELINE EXPANSIONS

                                                    Estimated
#             Project                   Capacity    In Service               Sponsor                      Start      End
                                        (MMcf/d)       Date                                               State     State
---------------------------------------------------------------------------------------------------------------------------
1       SupplyLink                        750          2002          ANR                                    IL       OH
---------------------------------------------------------------------------------------------------------------------------
2       Guardian Pipeline                 730          2002          Viking Gas Transmission, CMS           IL       WI
                                                                     Energy, and WICOR
---------------------------------------------------------------------------------------------------------------------------
3       Horizon Pipeline                  370          2002          Kinder Morgan                          IL       IL
---------------------------------------------------------------------------------------------------------------------------
4       Independence                    1,000          2002          ANR                                    OH       PA
---------------------------------------------------------------------------------------------------------------------------
5       Trailblazer                       308          2002          Kinder Morgan                          CO       NE
---------------------------------------------------------------------------------------------------------------------------
6       WestLeg Expansion Project         TBD          2003          ANR                                    IL       WI
---------------------------------------------------------------------------------------------------------------------------

      Sources: Pace and RDI.
================================================================================

      Impact of Pipeline Expansion Project

The APL project has added 1,350 MMcf/d of capacity from Western Canada to the Chicago hub. A large percentage of the natural gas from the APL project is destined for end users in the Northeast. To move this natural gas eastward, two competing corridors have developed in the eastern portion of the Midwest Region. The more northerly of the two corridors is comprised of the recently completed Vector pipeline, which extends from Joliet, Illinois, to Dawn, Ontario, and the proposed Millennium Pipeline ("Millennium"), which would commence at Dawn and terminate in Westchester County, New York. The second, more southerly corridor begins with the SupplyLink project, which will loop ANR's existing pipeline from Joliet to Defiance, Ohio. At Defiance, the proposed Independence Pipeline would begin and transport supply for 400 miles to Leidy, Pennsylvania, where the proposed MarketLink project would then move supply to the New York City area.


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Based upon recent regulatory developments, Pace believes that the projects associated with both of these corridors will be completed. The southern corridor will likely enter into service late in 2003, whereas the northern corridor will not be complete until probably late 2004, with a significant chance for further delays. The recent swelling of political support for Millennium Pipeline's revised route, however, bodes well for the eventual completion of the more northerly corridor. Both corridors will enhance considerably the deliverability into the eastern portion of the Midwest.

Additional major pipeline expansions affecting the Midwest Region include Guardian Pipeline, Horizon Pipeline, and ANR's WestLeg Expansion. The first two projects, which recently received the approval of the Federal Energy Regulatory Commission ("FERC"), will augment deliverability from Joliet, Illinois to southern Wisconsin and northern Illinois, respectively. Finally, ANR held in May 2001 an open season to determine market interest in a possible expansion of its system in south-central Wisconsin.

      Pipeline Utilization Rates

Future Midwest capacity requirements and basis pricing will hinge on the utilization of existing and proposed pipeline capacity. Midwest pipelines reflect a wide range of load factors. Overall, however, capacity utilization serving the Midwest is comparatively low. During 1998, utilization on U.S.-sourced pipelines averaged approximately 70 percent.

Many factors influence the utilization of pipeline capacity including:

      o Type of load (e.g., industrial process versus seasonal space heat demand),

      o     End user portfolio strategies,

      o     Pipeline maintenance/repairs at compressor stations,

      o     Customer mix,

      o     Availability of capacity at alternate receipt/interconnect points,

      o     Liquidity of primary and secondary markets,

      o     Availability and proximity of market area storage,

      o     Level of rates and surcharges,

      o     Rate design, and

      o Flexibility of operational business practices (i.e., nomination and scheduling procedures, alternate receipt and delivery point use, balancing/cashout provisions, segmentation practices, and pooling practices).

Illinois consumes the most natural gas of any state in the Midwest. The next section discusses recent trends affecting the utilization of pipeline capacity in the state.


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      Illinois Utilization Rates

Recent historical load factors for key pipelines delivering into Illinois are presented in Exhibit 17.(22) NBPL has the highest load factor for deliveries into the state.(23) When considered in terms of its total capacity into Illinois, ANR's annual average annual load factors are relatively low due to the pipeline's bi-directional capability. During the summer, natural gas on ANR flows north into Illinois and Michigan to meet summer load and injections into ANR's storage fields located in Michigan. In the winter, natural gas from storage flows south, reducing annual average flows into Michigan and adding capacity for natural gas to flow south into Illinois. When only considering capacity flowing north into Illinois, ANR's average annual load factor has ranged from 83 to 95 percent.

Exhibit 17: Illinois Pipeline Utilization Trends
================================================================================

-------------------------------------------------------------------------------------------------------
                     ANR                             Trunkline                      PEPL
-------------------------------------------------------------------------------------------------------
                                  Load                            Load                          Load
Year        Flow     Capacity     Factor    Flow     Capacity     Factor   Flow     Capacity    Factor
-------------------------------------------------------------------------------------------------------
1990        570      2,313        25%       1,020    1,799        57%      1,115    1,361       82%
-------------------------------------------------------------------------------------------------------
1994        925      2,403        38%       1,088    1,799        60%        982    1,361       72%
-------------------------------------------------------------------------------------------------------
1995      1,221      2,453        50%         919    1,799        51%      1,248    1,361       92%
-------------------------------------------------------------------------------------------------------
1996        794      2,453        32%       1,241    1,799        69%      1,304    1,361       96%
-------------------------------------------------------------------------------------------------------
1997        766      2,587        30%       1,178    1,799        65%      1,160    1,361       85%
-------------------------------------------------------------------------------------------------------
1998        727      2,587        28%         975    1,799        54%        922    1,361       68%
-------------------------------------------------------------------------------------------------------
1999        727      2,696        27%       1,142    1,799        63%      1,010    1,361       74%
-------------------------------------------------------------------------------------------------------

            ----------------------------------------------------------------------------
                                 NGPL                   Northern Border*
            ----------------------------------------------------------------------------
                                              Load                           Load
            Year        Flow     Capacity     Factor    Flow     Capacity    Factor
            ----------------------------------------------------------------------------
            1990        1,993    3,221        62%       N/A      N/A         N/A
            ----------------------------------------------------------------------------
            1994        2,449    3,315        74%       N/A      N/A         N/A
            ----------------------------------------------------------------------------
            1995        2,565    3,315        77%       N/A      N/A         N/A
            ----------------------------------------------------------------------------
            1996        2,603    3,315        79%       N/A      N/A         N/A
            ----------------------------------------------------------------------------
            1997        2,589    3,315        78%       N/A      N/A         N/A
            ----------------------------------------------------------------------------
            1998        2,324    3,425        68%       N/A      N/A         N/A
            ----------------------------------------------------------------------------
            1999        1,997    3,425        58%       581      663         88%
            ----------------------------------------------------------------------------

      *Natural gas began flowing on Northern Border into Illinois in December 1998.

      Source: EIA.
================================================================================

----------

22 APL, which is omitted from Exhibit 17, commenced commercial operations on December 1, 2000. From December 2000 through April 2001 capacity utilization on APL has varied from 96 percent to 114 percent or from 1.4 to 1.6 Bcf/d.
23    NBPL extended its system into the Chicago area in 1998.


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      Gas Storage

Key characteristics of Midwest natural gas storage are the following:

      o     The Midwest represents nearly 50 percent of U.S. storage capacity.

      o The Midwest contains the largest amount of working gas capacity and deliverability of any U.S. region.

      o Michigan, Illinois, West Virginia and Ohio lead respectively in total storage capacity, while Wisconsin, North and South Dakota are the only states with no storage fields.

      o The Midwest's natural gas storage fields are aquifers, depleted oil and natural gas fields as well as salt caverns.

An overview of key states providing storage deliverability to the Midwest Region is shown in Exhibit 18.

Exhibit 18: Overview of Midwest Storage Operations, 1999
================================================================================

----------------------------------------------------------------------------------------
                                        Total Gas    Estimated Daily      Percent of
                           Number of     Capacity     Deliverability          U.S.
       State             Active Sites     (Bcf)         (MMcf/d)           Capacity
----------------------------------------------------------------------------------------
Iowa                           4            273            3,033              3.32%
Illinois                      30            899            9,989             10.92%
Indiana                       28            113            1,256              1.38%
Kentucky                      25            220            2,444              2.67%
Michigan                      49          1,072           11,408             13.02%
Minnesota                      1              7               78              0.09%
Nebraska                       1             39              433              0.48%
Ohio                          24            575            6,389              6.99%
West Virginia                 36            733            8,144              8.91%
----------------------------------------------------------------------------------------
Total Midwest                198          3,931           43,174             47.78%
----------------------------------------------------------------------------------------
Total Lower 48               413          8,229           90,930            100.00%
----------------------------------------------------------------------------------------

      Source: EIA.
================================================================================

Storage projects have been proposed in the Midwest Region in the locations designated in Exhibit 19.


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Exhibit 19: Location of Proposed Midwest Storage Projects
================================================================================

             MAP OF LOCATIONS OF PROPOSED MIDWEST STORAGE PROJECTS

      Source: Pace and RDI.
================================================================================

Michigan and Kentucky, followed by Ohio, are the principal states where new working gas capacity has been proposed. About 400 MMcf/d of new withdrawal capability has been proposed at one large project in Michigan; a total of 230 MMcf/d at four projects in Kentucky; and 156 MMcf/d, consisting of numerous sites, in Ohio. Several projects are also underway in West Virginia, but total withdrawal capacity is much less significant.

      Capacity Availability

Two major markets for interstate pipeline capacity exist: a primary market and a secondary market.(24) Primary market capacity consists of firm transportation contracts between shippers and interstate pipelines exceeding one-year in duration. Secondary market capacity, on the other hand, comprises an array of services including short-term firm (less than one-year), interruptible, or released capacity. Firm primary capacity is usually available on pipelines that are not fully subscribed, or may become available through pipeline expansions or future contract expirations. Both types of capacity are discussed below.

      Primary Capacity

The expiration of long-term firm transportation ("FT") agreements between interstate pipelines and their customers, or "capacity turnback," will play an important role in satisfying potential requirements for new capacity deliverability on a firm basis. LDCs, the traditional purchasers of firm capacity in the Midwest, are gradually exiting the merchant natural gas business because of

----------

24 Capacity can also be acquired as part of a bundled or delivered gas arrangement with a gas marketer.


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state unbundling initiatives and revised corporate objectives. As this trend progresses, capacity held by LDCs will become available to other large volume customers, especially marketers.

      Capacity Turnback

Besides acquiring capacity from pipelines expanding their systems or developing greenfield projects, opportunities exist to purchase turnback capacity from pipelines, made available by shippers who have not exercised their rights of first refusal to retain capacity.

Pace's analysis of primary capacity availability on ANR, NGPL, NBPL, and Trunkline indicates that a significant amount of capacity is likely to become available under expiring contracts during the short- and mid-term. Of these pipelines, between 2002 and 2005 NGPL will experience the greatest potential turnback of capacity-3,600 MMcf/d. During the same period ANR, NBPL, and Trunkline will have contracts expire for 1,900 MMcf/d, 1,400 MMcf/d, and 1,100 MMcf/d of firm capacity, respectively. Pace expects the majority of this capacity to be resubscribed in the future. However, Pace believes that the new agreements may be for shorter periods and subject to selective discounting. The outlook for potential capacity turnback on ANR, NGPL, NBPL, and Trunkline is depicted in Exhibit 20.(25)

----------

25 Capacity on APL was subscribed under contracts; therefore it has not been included in the analysis above.


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Exhibit 20: Decontracting Schedules of Select Interstate Pipelines Serving
Chicago
================================================================================

                         GRAPH DEPICTING OUTLOOK FOR
                        POTENTIAL CAPACITY TURNBACK ON
                   ANR, NGPL, NBPL AND TRUNKLINE PIPELINES.

-------------------------------------------------------------------------------------------------------------
                2001      2002     2003    2004    2005    2006    2007     2008    2009     2010   2011-2030
-------------------------------------------------------------------------------------------------------------
ANR             1264       438      754     498     178     146      30      314      27      418      587
-------------------------------------------------------------------------------------------------------------
Trunkline        792       761      162     138      31       0      30        0       0       20      135
-------------------------------------------------------------------------------------------------------------
NGPL            2441       769     2097     231     485      80     267      441      20       57      137
-------------------------------------------------------------------------------------------------------------
NBPL             135         0     1154     170     120      81      60      950     338      160      152
-------------------------------------------------------------------------------------------------------------

      Sources: Pace and RDI.
================================================================================

      Secondary Capacity

The marketplace for trading released capacity in the Midwest is robust. Pace finds that secondary market transactions often reflect the following characteristics:

      o Marketers control a growing share of total capacity in the Midwest and are significant holders of released capacity.

      o Capacity deals are usually structured so that receipt points are located at liquid upstream pooling points.

      o The release market is a vital component of the overall fuel plans of large volume customers in the Midwest.


      o After removing long-term deals, use of the release market is seasonal, peaking in the summer.

Midwest shippers have adopted a varied approach to buying and selling released capacity. For example, many shippers' short-term release portfolio often includes transactions with the following terms: one year; seasonal deals that last 5 to 7 months for peak (i.e., Winter) and off-peak (i.e., Summer) periods; one month; or intra-month deals.


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      Pipeline Transportation Rates

In addition to capacity availability, pipelines experience large differences between primary and secondary market pricing. Maximum tariff firm transportation rates are used as a benchmark for transportation pricing in the primary market while basis values, interruptible transportation, and prices for released capacity provide indicators of secondary market valuation.

      Primary Market

The primary transportation market consists of capacity obtained directly from the pipelines and priced at either full tariff or at a discount. Pipelines tend to make discounts available, when competitive alternatives and/or excess capacity on a specific line exists. Discounts to full tariff are frequently available in Midwest markets since pipelines compete to increase their respective load factors. Discounts are also obtained in the secondary capacity release market, which is discussed below.

      The following characteristics are indicative of transportation pricing in the Midwest market:

      o There is a slight seasonal variation in the basis between the Midwest Region and the Henry Hub, ranging approximately from $0.05/MMBtu to $0.15/MMBtu.

      o Basis and transportation prices generally are facing downward pressure as incremental pipeline capacity in the region is brought on line. As a result, the basis differentials between key liquid downstream points in the Midwest and the Henry Hub are narrowing.

      o Growing competition among pipelines and suppliers is driving costs down to the marginal cost of transporting supply from the Gulf Coast to Chicago. As a result, transportation rates from the Gulf Coast will likely be a significantly lower percentage of the total delivered natural gas price in the Midwest when compared to rates from Western Canada.

      o Transportation rates from Western Canada during peak days will be valued by the market at or slightly above maximum tariff rates, while rates from the Gulf Coast will be valued at a significant discount to maximum tariff rates.

      Secondary Market

The value of Midwest transportation capacity, as reflected in secondary release markets, tends to be substantially less than the maximum tariff rate. This reflects both the general mildness of recent winters, and the nature of pipeline capacity to be bid down to variable cost if excess capacity exists, and to be bid up well above actual costs if capacity is tight.


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Exhibit 21 provides a side-by-side comparison of basis values for the past four winters and summers. Average basis values in the Chicago market have traded around $0.07/MMBtu in the summer and $0.15/MMBtu in the winter between 1997 and the first few months of 2001. The introduction of new pipeline capacity into the region during this period has resulted in a highly competitive transportation market. Michigan basis values trade within a few cents per MMBtu of the Chicago market.

Exhibit 21: Historic Summer and Winter Basis Values (1997 - 2001)
================================================================================

                       GRAPH COMPARING BASIS VALUES FOR
                      THE PAST FOUR WINTERS AND SUMMERS
                          AT VARIOUS TRADING POINTS.

      Source: Pace.
================================================================================

      Interruptible Transportation Rates

Secondary market value can also be determined based on the actual rates charged for interruptible transportation (IT) on an interstate pipeline. Maximum tariff IT rates are often equivalent to firm transportation rates on a 100 percent load factor firm transportation rate. The price advantage for contracting IT capacity is achieved by avoiding fixed monthly charges and contracting higher discounts to maximum tariff rates. Since IT discounts were not publicly available, short-term capacity release deals are a fair indicator for the value of IT capacity.

      Capacity Release Rates

Liquid secondary market trading exists on most Midwest pipelines, and plays a key role in determining actual transportation costs to the region. Deals are transacted with an array of terms:


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single day, intra-month, monthly, seasonal, and long-term. Most capacity is traded under one-month or long-term (deals greater than 6-months) deals. Using released capacity is an important tool for shippers in the Midwest to augment their natural gas supply needs.

The single most important factor affecting capacity release rates is weather-driven temperatures that produce a tightening of capacity, particularly in the winter, but also during the summer cooling season on some pipelines as demand for gas-fired electric generation increasingly competes with storage injections. The intensity and significance of this factor differs among pipelines and along specific pipeline paths.

A summary of the availability and pricing of released capacity in the Midwest is presented in Exhibit 22.

Exhibit 22: Summary of Historical Capacity Release Transactions
================================================================================

                GRAPH DISPLAYING THE AVAILABILITY AND PRICING
                  OF RELEASED CAPACITY FOR THE NGPL PIPELINE
                    FROM JANUARY 1, 1997 TO APRIL 1, 2001.

================================================================================


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                     GRAPH DISPLAYING THE AVAILABILITY AND
                     PRICING OF RELATED CAPACITY FOR THE
                     ANR PIPELINE FROM JANUARY 1, 1997 TO
                                APRIL 1, 2001.

      Sources: Pace and RDI.
================================================================================

Exhibit 23 compares monthly pricing of released capacity on ANR's Illinois Line, NGPL, PEPL, Trunkline, and NBPL. Historically ANR capacity has traded for about 50 percent of its maximum tariff value. Typically about 300,000 MMBtu/d of capacity is traded in the Upper Midwest zones on ANR's system. Recently, released capacity volumes on NGPL near Chicago have declined. Pace attributes this decline in trades starting in 1999 to a two-year negotiated capacity contract. Through this agreement, a large natural gas marketer acquired capacity for 500,000 MMBtu/d, or approximately 15 percent of NGPL's throughput into Chicago, for a term of two years. Pace believes this marketer is using this capacity to provide delivered natural gas arrangements to large end users and power generators, who otherwise would be entering the short-term capacity release market.

Exhibit 23: Availability and Pricing of Released Capacity
================================================================================

-------------------------------------------------------------------------------------------------------
                                    NGPL                                           ANR
-------------------------------------------------------------------------------------------------------
                                                Percent of                                   Percent of
Date             Volume             Price        Bid Rate         Volume          Price       Bid Rate
-------------------------------------------------------------------------------------------------------
01/97             34,349            $0.11         21%                3,000         $0.42        100%
02/97             59,024            $0.14         31%                3,000         $0.42        100%
-------------------------------------------------------------------------------------------------------
03/97            178,285            $0.11         24%              218,738         $0.18         55%
-------------------------------------------------------------------------------------------------------
04/97            381,385            $0.12         30%              225,752         $0.14         40%
-------------------------------------------------------------------------------------------------------
05/97            178,214            $0.17         42%              182,223         $0.17         53%
-------------------------------------------------------------------------------------------------------
06/97            346,772            $0.17         42%               73,802         $0.23         81%
-------------------------------------------------------------------------------------------------------


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
----------------------------------------------------------------------------------------------------------
                                    NGPL                                            ANR
----------------------------------------------------------------------------------------------------------
                                                 Percent of                                    Percent of
Date              Volume            Price         Bid Rate          Volume          Price       Bid Rate
----------------------------------------------------------------------------------------------------------
 07/97            299,280           $0.17         40%               115,656         $0.19        65%
----------------------------------------------------------------------------------------------------------
 08/97            303,220           $0.17         41%               201,829         $0.14        50%
----------------------------------------------------------------------------------------------------------
 09/97            335,119           $0.15         36%               169,434         $0.16        49%
----------------------------------------------------------------------------------------------------------
 10/97            213,188           $0.22         51%               292,268         $0.12        37%
----------------------------------------------------------------------------------------------------------
 11/97            122,730           $0.29         56%               154,614         $0.15        51%
----------------------------------------------------------------------------------------------------------
 12/97             38,240           $0.16         33%                71,733         $0.20        91%
----------------------------------------------------------------------------------------------------------
 01/98             35,985           $0.13         28%               107,769         $0.16        68%
----------------------------------------------------------------------------------------------------------
 02/98             46,985           $0.12         29%               346,214         $0.12        55%
----------------------------------------------------------------------------------------------------------
 03/98            122,604           $0.07         17%               407,557         $0.10        37%
----------------------------------------------------------------------------------------------------------
 04/98            287,471           $0.11         34%               525,353         $0.08        29%
----------------------------------------------------------------------------------------------------------
 05/98            301,224           $0.15         47%               502,401         $0.14        44%
----------------------------------------------------------------------------------------------------------
 06/98            356,849           $0.14         45%               349,416         $0.11        40%
----------------------------------------------------------------------------------------------------------
 07/98            561,659           $0.20         62%               550,668         $0.09        34%
----------------------------------------------------------------------------------------------------------
 08/98            547,180           $0.20         62%               492,161         $0.09        32%
----------------------------------------------------------------------------------------------------------
 09/98            619,434           $0.23         70%               689,890         $0.09        33%
----------------------------------------------------------------------------------------------------------
 10/98            539,466           $0.26         77%               622,154         $0.08        30%
----------------------------------------------------------------------------------------------------------
 11/98            382,920           $0.28         80%               501,804         $0.15        51%
----------------------------------------------------------------------------------------------------------
 12/98             59,767           $0.20         51%               244,216         $0.18        52%
----------------------------------------------------------------------------------------------------------
 01/99             75,855           $0.18         44%               246,893         $0.21        74%
----------------------------------------------------------------------------------------------------------
 02/99            136,642           $0.14         36%               255,220         $0.20        75%
----------------------------------------------------------------------------------------------------------
 03/99             99,180           $0.10         25%               325,828         $0.19        67%
----------------------------------------------------------------------------------------------------------
 04/99            222,066           $0.05         17%               501,655         $0.07        31%
----------------------------------------------------------------------------------------------------------
 05/99             60,000           $0.08         27%               392,853         $0.06        32%
----------------------------------------------------------------------------------------------------------
Jun-99             10,000           $0.01          2%               329,430         $0.08        37%
----------------------------------------------------------------------------------------------------------
Jul-99              2,475           $0.00          0%               464,788         $0.06        29%
----------------------------------------------------------------------------------------------------------
Aug-99             16,781           $0.23         37%               441,067         $0.06        29%
----------------------------------------------------------------------------------------------------------
Sep-99             15,975           $0.24         39%               435,417         $0.06        28%
----------------------------------------------------------------------------------------------------------
Oct-99             13,500           $0.28         46%               460,548         $0.07        35%
----------------------------------------------------------------------------------------------------------
Nov-99                 --           $0.00          0%               242,197         $0.12        55%
----------------------------------------------------------------------------------------------------------
Dec-99            140,190           $0.35         93%               207,421         $0.16        70%
----------------------------------------------------------------------------------------------------------
Jan-00                 --           $0.00          0%               222,029         $0.14        66%
----------------------------------------------------------------------------------------------------------
Feb-00                 --           $0.00          0%               229,435         $0.15        65%
----------------------------------------------------------------------------------------------------------
Mar-00                 --           $0.00          0%               205,476         $0.14        66%
----------------------------------------------------------------------------------------------------------
Apr-00            109,099           $0.28         87%               256,772         $0.14        60%
----------------------------------------------------------------------------------------------------------
May-00             10,000           $0.05         18%               222,956         $0.17        71%
----------------------------------------------------------------------------------------------------------
Jun-00             10,000           $0.05         18%               206,475         $0.11        42%
----------------------------------------------------------------------------------------------------------
Jul-00             10,000           $0.05         18%               285,137         $0.12        51%
----------------------------------------------------------------------------------------------------------
Aug-00             30,000           $0.03         10%               257,890         $0.13        56%
----------------------------------------------------------------------------------------------------------
Sep-00             30,000           $0.03         10%               231,589         $0.09        29%
----------------------------------------------------------------------------------------------------------
Oct-00             30,000           $0.03         10%               155,165         $0.15        57%
----------------------------------------------------------------------------------------------------------
Nov-00             50,000           $0.11         28%               114,712         $0.18        84%
----------------------------------------------------------------------------------------------------------
Dec-00             50,000           $0.15         35%               172,946         $0.18        84%
----------------------------------------------------------------------------------------------------------
Jan-01             50,000           $0.13         31%               159,901         $0.23        104%
----------------------------------------------------------------------------------------------------------
Feb-01             50,000           $0.13         31%               196,483         $0.23        99%
----------------------------------------------------------------------------------------------------------
Mar-01             50,000           $0.13         31%               250,038         $0.23        92%
----------------------------------------------------------------------------------------------------------
Apr-01             10,000           $0.17         49%               163,084         $0.12        66%
----------------------------------------------------------------------------------------------------------
May-01              1,000           $0.03          9%               215,045         $0.10        56%
----------------------------------------------------------------------------------------------------------

      Note: Evaluation of the short-term market for released capacity on APL, Vector, and NBPL is not possible because of the lack of historical time series data.

      Sources: Pace and RDI.
================================================================================


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[LOGO] PACE | Global Energy Services

ASSESSMENT OF TRANSPORTATION SERVICES

Overall, Pace believes that Elwood can obtain adequate delivery of natural gas supply to support the Project's power sales arrangements. Nicor and PGL have adequate pipeline deliverability at sufficient pressure to meet reliably the Project's natural gas requirements. Pace also finds that the Project's upstream link via Nicor and PGL to NBPL, NGPL, and APL and provides access to adequate supply diversity.

Nicor, a local distribution company, delivers 278 Bcf of natural gas annually to nearly 2 million customers in northern Illinois. Nicor's 29,000-mile distribution system transports natural gas from major production regions in North America. Nicor has seven underground natural gas storage facilities and over the last three years has withdrawn an average of 123 Bcf annually and injected an average of 126 Bcf annually. Nicor interconnects with multiple interstate pipelines, including NBPL, NGPL, Midwestern, ANR, Panhandle, and APL.

PGL, a local distribution company, delivers 90 Bcf of natural gas annually to 835,000 customers in Chicago. PGL is connected to major pipelines such as ANR, NGPL, and NBPL, which provide access to every major natural gas production area in the U.S. and Canada. PGL has one underground natural gas storage facility and over the last three years has withdrawn an average of 60 Bcf annually and injected an average of 55 Bcf annually.

Exhibit 24 illustrates the interconnect capacities of various pipelines to the LDCs. In addition to the transportation capacity, PGL and Nicor have extensive market area storage capabilities. For example, peak day natural gas delivery for PGL and Nicor, respectively, is 900 MMcf/d and 2,600 MMcf/d, or a total of 3,500 MMcf/d. Aggregate working gas storage capacity for these LDC is about 170 Bcf/year.

Exhibit 24: Key Nicor and PGL Receipt Capabilities (Mcf/d)
================================================================================

Interconnecting Pipeline         Deliveries to PGL           Deliveries to Nicor
                                    (MMcf/d)                      (MMcf/d)

ANR                                    300                     200 (Shorewood)
                                                               200 (Hampshire)
APL                                    600                      300 - 350
Midwestern                             300                         268
NBPL                                   600                     400 (Troy Grove)
                                                               400 (Minooka)
NGPL                                  1,500                   1,200 - 1,400
Northern Natural                       N/A                         200
Trunkline                              300                         N/A

      Sources: Pace and LDC representatives.
================================================================================

Elwood is located within Nicor's natural gas utility franchise area. As a result, Elwood has entered into an agreement with Nicor to transport natural gas to Elwood; separately Nicor and PGL have entered into a companion agreement to support Nicor's service to Elwood.


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As shown in Exhibit 25 numerous pipelines could meet the natural gas requirements of the Project.

Exhibit 25: Chicago Area Pipeline System Map
================================================================================

                                   [GRAPHIC]

      Sources: Pace and RDI.
================================================================================

In addition to the Nicor and PGL local distribution company systems, numerous interstate pipelines deliver natural gas into the Chicago area. Upon the expiration of the existing agreement with Nicor, Pace finds that Elwood has numerous transportation alternatives.

The deliverability attributes of these interstate pipeline systems are presented in Exhibit 26.

Exhibit 26: Chicago Area Pipeline Deliverability Attributes
================================================================================


-------------------------------------------------------------------------------------------------------------------------
                  Approximate            Estimated      Mainline
                 Distance from           Capacity       Pressure      Diameter       Primary Sources of Supply
Pipeline        Project (Miles)          (MMcf/d)        (PSIG)       (Inches)
-------------------------------------------------------------------------------------------------------------------------
ANR                  2.0                    505*         450-745        2x30"          Mid-Continent, Gulf Coast
-------------------------------------------------------------------------------------------------------------------------
NBPL                 2.8                    618          760-980        1x30"                    WCSB
-------------------------------------------------------------------------------------------------------------------------
Midwestern           3.0                    650            936          1x30"                 Gulf Coast
-------------------------------------------------------------------------------------------------------------------------
NGPL                 5.0                   1,705           450          2x30"      Permian, Mid-Continent, Gulf Coast
                                                                        1x36"
-------------------------------------------------------------------------------------------------------------------------
APL           Less than 1/4 mile           1,250          1,740         1x36"                    WCSB
-------------------------------------------------------------------------------------------------------------------------
Vector               1.7                   1,000          1,000         1x30"   Any supply delivered into Chicago or Dawn
                                                                                   (Permian, Mid-Continent, Gulf Coast,
                                                                                          WCSB, Rockies, etc.)
-------------------------------------------------------------------------------------------------------------------------

      *As measured in Will County.
      Source: Pace.
================================================================================


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================================================================================
                             PRO FORMA FUEL PRICING
================================================================================

This section of the report addresses Pace's review of fuel-related cost and revenue price inputs used in the pro forma model. Projections of the Project's natural gas commodity and transportation costs, both regional and plant specific are also discussed.

PACE FUEL PRICE FORECAST

The Project is located in the Pace Chicago Citygate natural gas price region. Pace's forecast of natural gas commodity prices at the Henry Hub and regional benchmark delivered basis is discussed below.

The Base Year prices and annual escalation rates in the forecast are based on Pace's analysis of historical price data and the fundamental factors driving the natural gas market. All forecast prices are in 1998 dollars and represent a regional benchmark market price.(26)

Pace's forecasting methodology recognizes that actual prices to existing facilities often vary from the regional benchmark due to advantages/disadvantages in supply contract terms or transportation rates. To develop plant-specific fuel forecasts for these facilities, the regional benchmark price is adjusted to reflect plant-specific cost factors. These plant-specific cost factors are maintained throughout the Forecast Period.

Pace's independent forecast of delivered natural gas prices is comprised of commodity prices, represented by the price for natural gas on the New York Mercantile Exchange ("NYMEX") at the Henry Hub in Louisiana, plus a regional basis adjustment to reflect price differentials between the Gulf Coast and various delivered price sub-regions.

In general, Pace expects Henry Hub commodity prices to peak in 2001 and then decline through 2009. Thereafter, Pace expects a 0.5 percent annual real price increase throughout the remainder of the Forecast Period. Fundamental factors driving Pace's Henry Hub commodity forecast are:

      o Supply from a year of record drilling is beginning to enter the market. The industry has entered a cycle of lower prices and higher injections, which may lead to further price declines. Pace expects natural gas prices at the Henry Hub to average about $4.00/MMBtu for the remainder of the 2001, although cash market prices on a given day may be higher or lower due to short-term technical factors.

      o Leading natural gas supply indicators are currently at record levels, signaling that a significant rebound is likely under way. The U.S. natural gas-directed rig count stood at over 1,000 in June 2001, compared to a count just above 600 eighteen months previously. Assuming a six to eighteen month lag between drilling and new production, and normal

----------

26 Gas-fired expansion plants are assigned the natural gas regional benchmark price.


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            summer weather patterns, Pace expects continued, if not
            intensifying, increased downward pressure on prices throughout 2001.

      o As of June 1, 2001, the industry has added over 770 Bcf to natural gas storage inventories. This is 451 Bcf greater than injections during the same period last year and inventories are now over 50 percent full.

      o Pace expects that substantial incremental natural gas demand from new greenfield gas-fired power generation during the next three years will offset some of the downward price pressure exerted by new supply from increased drilling. Pace estimates that new gas fired generation will add almost 5.4 Bcf/d in incremental natural gas consumption by 2004.

      o Expansion of the North American pipeline grid and productive capacity from the Gulf Coast and the Western Canadian Sedimentary Basin will increase competition, particularly in the Midwest and Northeast. By 2004, several new pipeline projects, such as Millennium and Independence should be completed, which will encourage gas-on-gas competition causing Henry Hub prices to decline further from current levels.

      o Both onshore and offshore Gulf Coast production will increase in 2001 and 2002 due to record drilling during 2000. Increases in deep water offshore drilling will offset production declines from the shallow offshore.

      o Over the long term, Pace does not anticipate in its Base Case commodity forecast sustained natural gas shortfalls as producers respond to higher prices. Higher prices support a greater and faster expected return on drilling investments, high rig counts, and future production growth.

      o Environmental regulations requiring the use of cleaner, more efficient fuels have shifted consumption preferences to natural gas thereby contributing to a higher long-term real price escalation rate relative to other fuels.

      o In the long run, technologically driven declines in exploration and production costs, and increases in finding rates will increase productive capacity. These supply-side fundamentals will keep real natural gas prices from escalating too high relative to other fuels.

Pace's long-term forecast of Midwest Regional natural gas prices is presented in
Exhibit 27.


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Exhibit 27: Sub-Regional Delivered Gas Price Forecasts (1998 $/MMBtu)
================================================================================

---------------------------------------------------------------------------------------------------------
                             Chicago       Great                       South       East            Upper
Year        Henry Hub       Citygate*      Lakes       Midwest         Plains    Wisconsin        Midwest
---------------------------------------------------------------------------------------------------------
2001          4.98            5.05          4.47        5.10            5.14       5.33            5.14
---------------------------------------------------------------------------------------------------------
2002          3.80            3.86          3.81        3.91            3.96       4.15            3.96
---------------------------------------------------------------------------------------------------------
2003          3.28            3.33          3.28        3.38            3.44       3.63            3.44
---------------------------------------------------------------------------------------------------------
2004          2.94            3.00          2.95        3.05            3.10       3.29            3.10
---------------------------------------------------------------------------------------------------------
2005          2.72            2.79          2.74        2.84            2.88       3.07            2.88
---------------------------------------------------------------------------------------------------------
2006          2.57            2.64          2.59        2.69            2.73       2.92            2.73
---------------------------------------------------------------------------------------------------------
2007          2.47            2.54          2.49        2.59            2.63       2.82            2.63
---------------------------------------------------------------------------------------------------------
2008          2.41            2.48          2.43        2.53            2.57       2.76            2.57
---------------------------------------------------------------------------------------------------------
2009          2.40            2.47          2.42        2.52            2.56       2.75            2.55
---------------------------------------------------------------------------------------------------------
2010          2.41            2.48          2.43        2.53            2.57       2.76            2.57
---------------------------------------------------------------------------------------------------------
2011          2.42            2.49          2.44        2.54            2.58       2.77            2.58
---------------------------------------------------------------------------------------------------------
2012          2.43            2.50          2.45        2.55            2.59       2.78            2.59
---------------------------------------------------------------------------------------------------------
2013          2.45            2.52          2.47        2.57            2.61       2.80            2.60
---------------------------------------------------------------------------------------------------------
2014          2.46            2.53          2.48        2.58            2.62       2.81            2.61
---------------------------------------------------------------------------------------------------------
2015          2.47            2.54          2.49        2.59            2.63       2.82            2.63
---------------------------------------------------------------------------------------------------------
2016          2.48            2.55          2.50        2.60            2.64       2.83            2.64
---------------------------------------------------------------------------------------------------------
2017          2.50            2.57          2.52        2.62            2.66       2.85            2.65
---------------------------------------------------------------------------------------------------------
2018          2.51            2.58          2.53        2.63            2.67       2.86            2.66
---------------------------------------------------------------------------------------------------------
2019          2.52            2.59          2.54        2.64            2.68       2.87            2.68
---------------------------------------------------------------------------------------------------------
2020          2.53            2.60          2.55        2.65            2.69       2.88            2.69
---------------------------------------------------------------------------------------------------------
2021          2.55            2.62          2.57        2.67            2.71       2.90            2.70
---------------------------------------------------------------------------------------------------------
2022          2.56            2.63          2.58        2.68            2.72       2.91            2.71
---------------------------------------------------------------------------------------------------------
2023          2.57            2.64          2.59        2.69            2.73       2.92            2.73
---------------------------------------------------------------------------------------------------------
2024          2.58            2.65          2.60        2.70            2.74       2.93            2.74
---------------------------------------------------------------------------------------------------------
2025          2.60            2.67          2.62        2.72            2.76       2.95            2.75
---------------------------------------------------------------------------------------------------------
2026          2.61            2.68          2.63        2.73            2.77       2.96            2.77
---------------------------------------------------------------------------------------------------------

      *Price equivalent to Gas Daily's published index Midpoint of Chicago Large End Users.

      Source: Pace.
================================================================================

FUEL-RELATED PRO FORMA INPUTS

Pace reviewed the fuel-related inputs in the pro forma financial model and makes the following findings.(27)

      o The Project's pro forma accurately incorporates Pace's natural gas price forecast throughout the Financing Term.

      o The monthly reservation and volumetric charges applied to utilizing local transportation and storage/balancing contracts identified in the in the pro forma have been accounted for accurately. The pro forma conservatively assumes that these costs are required throughout the Financing Term.

      o Storage and balancing agreements have been appropriately incorporated into the pro forma model.

----------

27    Stone & Webster Pro Forma Model, July 19, 2001.


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      o     The 3.0 percent annual escalation factor for local transportation and balancing services beyond the initial contract periods is reasonable.

      o Fuel management costs have been accurately reflected in the pro forma model. Even though the Cinergy FMA has only a 1-year term, Pace finds that it is appropriate that the pro forma accounts for fuel management costs throughout the Financing Term.


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